FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206677-23

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated March 6, 2018, may be amended or completed prior to time of sale.

$629,633,000 (Approximate)

 WELLS FARGO COMMERCIAL MORTGAGE TRUST 2018-C43
(Central Index Key Number 0001729832)
as Issuing Entity

 Wells Fargo Commercial Mortgage Securities, Inc.
(Central Index Key Number 0000850779)

as Depositor

Barclays Bank PLC

(Central Index Key Number 0000312070)

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

BSPRT Finance, LLC
(Central Index Key Number 0001722518)

 C-III Commercial Mortgage LLC
(Central Index Key Number 0001541214)

Rialto Mortgage Finance, LLC

 (Central Index Key Number 0001592182)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2018-C43

Wells Fargo Commercial Mortgage Securities, Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2018-C43 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class D, Class E, Class F, Class G, Class V and Class R certificates and the Vertical RR Interest) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named Wells Fargo Commercial Mortgage Trust 2018-C43. The assets of the issuing entity will primarily consist of a pool of fixed-rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in April 2018. The rated final distribution date for the certificates is the distribution date in March 2051.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$22,182,000%		(5)	January 2023
Class A-2	$7,539,000%		(5)	February 2023
Class A-SB	$40,193,000%		(5)	August 2027
Class A-3	$200,000,000%		(5)	January 2028
Class A-4	$223,916,000%		(5)	February 2028
Class X-A	$493,830,000	(6)%	Variable(7)	NAP
Class X-B	$135,803,000	(8)%	Variable(9)	NAP
Class A-S	$73,192,000%		(5)	March 2028
Class B	$32,628,000%		(5)	March 2028
Class C	$29,983,000%		(5)	March 2028

You should carefully consider the risk factors beginning on page 61 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

(Footnotes on table on pages 3 and 4)

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Wells Fargo Commercial Mortgage Securities, Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Wells Fargo Securities, LLC, Barclays Capital Inc. and Academy Securities, Inc. will purchase the offered certificates from Wells Fargo Commercial Mortgage Securities, Inc. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Wells Fargo Securities, LLC and Barclays Capital Inc. are acting as co-lead managers and joint bookrunners in the following manner: Wells Fargo Securities, LLC is acting as sole bookrunning manager with respect to approximately 63.6% of each class of offered certificates, and Barclays Capital Inc. is acting as sole bookrunning manager with respect to approximately 36.4% of each class of offered certificates. Academy Securities, Inc. is acting as co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about March 27, 2018. Wells Fargo Commercial Mortgage Securities, Inc. expects to receive from this offering approximately [_]% of the aggregate certificate balance of the offered certificates, plus accrued interest from March 1, 2018, before deducting expenses payable by the depositor.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Commercial Mortgage Pass-Through Certificates	$629,633,000	100%	$629,633,000	$78,389.31

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933. Wells Fargo Asset Securities Corporation, a wholly-owned subsidiary of the same parent company of which the Registrant is a wholly-owned subsidiary, previously filed a Registration Statement on Form S-3 (Registration No. 333-194752) with the Securities and Exchange Commission on March 21, 2014 (as modified by two (2) pre-effective amendments, the last of which was filed on March 27, 2015, the “Affiliate Registration Statement”). A filing fee of $1,499,215.54 was paid in connection with the mortgage pass-through certificates registered under the Affiliate Registration Statement, all of which mortgage pass-through certificates remain unsold. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, an equivalent portion of the filing fee for such unsold mortgage pass-through certificates under the Affiliate Registration Statement is being offset against the filing fee currently due in connection with this Registration Statement. Accordingly, the net amount of the registration fee due in connection with this filing is $0. The remaining filing fee associated with the Affiliate Registration Statement available for future use is $1,420,823.23.

Wells Fargo Securities Co-Lead Manager and Joint Bookrunner	Barclays Co-Lead Manager and Joint Bookrunner
Academy Securities Co-Manager

March [_], 2018

Wells Fargo Commercial Mortgage Trust 2018-C43

Commercial Mortgage Pass-Through Certificates, Series 2018-C43

Missouri
1 property
$3,000,000
0.4% of total
Minnesota
1 property
$37,200,000
5.1% of total
Illinois
5 properties
$9,059,000
1.3% of total
Wisconsin
4 properties
$9,866,912
1.4% of total
Michigan
2 properties
$6,734,000
0.9% of total
Pennsylvania
2 properties
$18,215,217
2.5% of total
New York
6 properties
$27,883,257
3.9% of total
Massachusetts
1 property
$5,150,000
0.7% of total
Ohio
9 properties
$37,587,965
5.2% of total
Connecticut
2 properties
$16,850,000
2.3% of total
New Jersey
1 property
$22,000,000
3.0% of total
Maryland
1 property
$6,240,000
0.9% of total
Virginia
6 properties
$29,081,904
4.0% of total
California
36 properties
$244,158,508
33.8% of total
North Carolina
2 properties
$4,210,000
0.6% of total
South Carolina
5 properties
$15,732,889
2.2% of total
Arizona
6 properties
$16,293,589
2.3% of total
Georgia
6 properties
$33,379,000
4.6% of total
Colorado
4 properties
$8,575,000
1.2% of total
Kansas
3 properties
$10,364,297
1.4% of total
Mississippi
1 property
$2,618,574
0.4% of total
Alabama
3 properties
$20,999,508
2.9% of total
Florida
8 properties
$18,539,565
2.6% of total
Texas
12 properties
$109,924,800
15.2% of total
Kentucky
2 properties
$3,610,000
0.5% of total
Tennessee
3 properties
$5,175,000
0.7% of total
Percentage of
Cut-Off Date Balance
<1.0%
1.0% – 5.0%
5.1% – 33.8%

Summary of Certificates

Class	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$22,182,000		30.000%	%	(5)	January 2023	2.78	04/18 – 01/23
A-2	$7,539,000		30.000%	%	(5)	February 2023	4.86	01/23 – 02/23
A-SB	$40,193,000		30.000%	%	(5)	August 2027	7.21	02/23 – 08/27
A-3	$200,000,000		30.000%	%	(5)	January 2028	9.75	08/27 – 01/28
A-4	$223,916,000		30.000%	%	(5)	February 2028	9.88	01/28 – 02/28
X-A	$493,830,000	(6)	NAP	%	Variable(7)	NAP	NAP	NAP
X-B	$135,803,000	(8)	NAP	%	Variable(9)	NAP	NAP	NAP
A-S	$73,192,000		19.625%	%	(5)	March 2028	9.92	02/28 – 03/28
B	$32,628,000		15.000%	%	(5)	March 2028	9.97	03/28 – 03/28
C	$29,983,000		10.750%	%	(5)	March 2028	9.97	03/28 – 03/28
Non-Offered Certificates
X-D	$26,455,000	(10)	NAP	%	Variable(11)	NAP	NAP	NAP
D	$26,455,000		7.000%	%	(5)	March 2028	9.97	03/28 – 03/28
E	$18,519,000		4.375%	%	(5)	March 2028	9.97	03/28 – 03/28
F	$8,818,000		3.125%	%	(5)	March 2028	9.97	03/28 – 03/28
G	$22,046,433		0.000%	%	(5)	March 2028	9.97	03/28 – 03/28
V(12)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
R(13)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
Non-Offered Eligible Vertical Interest
Vertical RR Interest	$16,977,551.15		NAP	%	WAC(14)	March 2028	9.43	04/18 – 03/28

(1)	Approximate, subject to a permitted variance of plus or minus 5%, including in connection with any variation in the certificate balance of the Vertical RR Interest and/or the Horizontal Risk Retention Certificates (as defined in “Credit Risk Retention”) following the calculation of the actual fair value of all of the ABS interests (as such term is defined in Regulation RR) issued by the issuing entity, as described under “Credit Risk Retention”. In addition, the notional amounts of the Class X-A, Class X-B and Class X-D certificates may vary depending upon the final pricing of the classes of principal balance certificates whose certificate balances comprise such notional amounts, and, if as a result of such pricing the pass-through rate of any class of the Class X-A, Class X-B and Class X-D certificates, as applicable, would be equal to zero at all times, such class of certificates will not be issued on the closing date of this securitization.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, are represented in the aggregate. The Vertical RR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-sponsor retained certificates, on the other hand, pro rata, in accordance with their respective percentage allocation entitlements. See “Credit Risk Retention”.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates will be one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(6)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(8)	The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S, Class B and Class C certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.

(9)	The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(10)	The Class X-D certificates are notional amount certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates outstanding from time to time. The Class X-D certificates will not be entitled to distributions of principal.

(11)	The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class D certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(12)	The Class V certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class V certificates will only be entitled to a specified portion of distributions of excess interest accrued on the mortgage loans with an anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans” in this prospectus.

(13)	The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(14)	The effective interest rate for the Vertical RR Interest will be a variable rate per annum (described in the table as “WAC”) equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

The Class X-D, Class D, Class E, Class F, Class G, Class V and Class R certificates and the Vertical RR Interest are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	17
Summary of Terms	24
Risk Factors	61
The Certificates May Not Be a Suitable Investment for You	61
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	61
Risks Related to Market Conditions and Other External Factors	61
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS	61
Other Events May Affect the Value and Liquidity of Your Investment	62
Risks Relating to the Mortgage Loans	62
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	62
Risks of Commercial and Multifamily Lending Generally	63
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	64
General	64
A Tenant Concentration May Result in Increased Losses	65
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	66
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	66
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	67
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	67
Early Lease Termination Options May Reduce Cash Flow	68
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	69
Office Properties Have Special Risks	69
Industrial Properties Have Special Risks	70
Retail Properties Have Special Risks	71
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.	71
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.	72
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.	72
Manufactured Housing Community Properties Have Special Risks	73
Hotel Properties Have Special Risks	75
Risks Relating to Affiliation with a Franchise or Hotel Management Company	77
Self Storage Properties Have Special Risks	78
Multifamily Properties Have Special Risks	79
Mixed Use Properties Have Special Risks	81
Condominium Ownership May Limit Use and Improvements	81
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	82
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	83
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	84

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	86
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	87
Risks Related to Zoning Non-Compliance and Use Restrictions	89
Risks Relating to Inspections of Properties	90
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	91
Insurance May Not Be Available or Adequate	91
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	92
Terrorism Insurance May Not Be Available for All Mortgaged Properties	92
Risks Associated with Blanket Insurance Policies or Self-Insurance	94
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	94
Limited Information Causes Uncertainty	95
Historical Information	95
Ongoing Information	95
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	95
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	96
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	97
Static Pool Data Would Not Be Indicative of the Performance of this Pool	98
Appraisals May Not Reflect Current or Future Market Value of Each Property	98
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	100
The Borrower’s Form of Entity May Cause Special Risks	100
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	103
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	103
Other Financings or Ability to Incur Other Indebtedness Entails Risk	105
Tenancies-in-Common May Hinder Recovery	106
Risks Relating to Delaware Statutory Trusts	107
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	107
Risks Associated with One Action Rules	107
State Law Limitations on Assignments of Leases and Rents May Entail Risks	108
Various Other Laws Could Affect the Exercise of Lender’s Rights	108
Risks of Anticipated Repayment Date Loans	108
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	109
Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	109
Risks Related to Ground Leases and Other Leasehold Interests	110
Increases in Real Estate Taxes May Reduce Available Funds	112
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	113
Risks Related to Conflicts of Interest	113
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	113

The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers	116
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	116
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	118
Potential Conflicts of Interest of the Operating Advisor	120
Potential Conflicts of Interest of the Asset Representations Reviewer	121
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	122
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	125
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	126
Other Potential Conflicts of Interest May Affect Your Investment	126
Other Risks Relating to the Certificates	127
The Certificates Are Limited Obligations	127
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	127
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	128
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	131
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	134
General	134
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	135
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	136
Losses and Shortfalls May Change Your Anticipated Yield	137
Risk of Early Termination	138
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	138
Payments Allocated to the Vertical RR Interest or the Non-Sponsor Retained Certificates Will Not Be Available to the Non-Sponsor Retained Certificates or the Vertical RR Interest, Respectively	138
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	139
You Have Limited Voting Rights	139
The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment	140
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	142
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	144
Risks Relating to Modifications of the Mortgage Loans	145
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	146
Risks Relating to Interest on Advances and Special Servicing Compensation	147
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	147

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	148
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	151
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	152
Tax Considerations Relating to Foreclosure	152
REMIC Status	152
Material Federal Tax Considerations Regarding Original Issue Discount	153
Description of the Mortgage Pool	153
General	153
Co-Originated or Third-Party Originated Mortgage Loans	154
Certain Calculations and Definitions	155
Definitions	156
Mortgage Pool Characteristics	170
Overview	170
Property Types	172
Office Properties	172
Industrial Properties	172
Retail Properties	173
Manufactured Housing Community Properties	173
Hospitality Properties	175
Self Storage Properties	176
Multifamily Properties	176
Mixed Use Properties	177
Specialty Use Concentrations	177
Mortgage Loan Concentrations	178
Top Fifteen Mortgage Loans	178
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	179
Geographic Concentrations	181
Mortgaged Properties with Limited Prior Operating History	181
Tenancies-in-Common or Diversified Ownership	182
Delaware Statutory Trusts	183
Condominium and Other Shared Interests	183
Fee & Leasehold Estates; Ground Leases	184
Environmental Considerations	185
Redevelopment, Renovation and Expansion	190
Assessment of Property Value and Condition	192
Litigation and Other Considerations	193
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	194
Tenant Issues	197
Tenant Concentrations	197
Lease Expirations and Terminations	198
Expirations	198
Terminations	199
Other	200
Purchase Options and Rights of First Refusal	201
Insurance Considerations	203
Use Restrictions	204
Appraised Value	205
Non-Recourse Carveout Limitations	205
Real Estate and Other Tax Considerations	207

Delinquency Information	208
Certain Terms of the Mortgage Loans	208
Amortization of Principal	208
Due Dates; Mortgage Rates; Calculations of Interest	209
ARD Loans	210
Single-Purpose Entity Covenants	210
Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments	210
Voluntary Prepayments	211
Involuntary Prepayments	212
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	213
Defeasance	214
Releases; Partial Releases	215
Escrows	218
Mortgaged Property Accounts	219
Exceptions to Underwriting Guidelines	221
Additional Indebtedness	225
General	225
Whole Loans	226
Mezzanine Indebtedness	226
Other Secured Indebtedness	229
Preferred Equity	229
Other Unsecured Indebtedness	229
The Whole Loans	230
General	230
The Serviced Whole Loans	234
Intercreditor Agreement	235
Control Rights with respect to Serviced Pari Passu Whole Loans Other Than Servicing Shift Whole Loans	235
Control Rights with respect to Servicing Shift Whole Loans	236
Certain Rights of each Non-Controlling Holder	236
Sale of Defaulted Mortgage Loan	237
The Non-Serviced Pari Passu Whole Loans	237
Intercreditor Agreement	238
Control Rights	238
Certain Rights of each Non-Controlling Holder	239
Custody of the Mortgage File	240
Sale of Defaulted Mortgage Loan	240
Additional Information	241
Transaction Parties	241
The Sponsors and Mortgage Loan Sellers	241
Barclays Bank PLC	241
General	241
Barclays’ Securitization Program	242
Review of Barclays Mortgage Loans	243
Barclays’ Underwriting Guidelines and Processes	245
Compliance with Rule 15Ga-1 under the Exchange Act	248
Retained Interests in This Securitization	248
Wells Fargo Bank, National Association	249
General	249
Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program	249
Wells Fargo Bank’s Commercial Mortgage Loan Underwriting	250

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor	255
Compliance with Rule 15Ga-1 under the Exchange Act	257
Retained Interests in This Securitization	260
BSPRT Finance, LLC	260
General	260
BSPRT’s Loan Origination and Acquisition History	260
Review of BSPRT Mortgage Loans	261
BSPRT’s Underwriting Standards	263
Compliance with Rule 15Ga-1 under the Exchange Act	269
Retained Interests in This Securitization	269
C-III Commercial Mortgage LLC	269
General	269
C-III CM’s Underwriting Guidelines and Processes	271
C-III CM Mortgage Loan Originated by Parties Other Than C-III CM	278
Exceptions	278
Review of Mortgage Loans for Which C-III CM is the Sponsor	278
Compliance with Rule 15Ga-1 under the Exchange Act	280
Retained Interests in This Securitization	280
Rialto Mortgage Finance, LLC	280
General	280
Rialto Mortgage’s Securitization Program	281
Rialto Mortgage’s Underwriting Standards and Loan Analysis	281
Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor	286
Compliance with Rule 15Ga-1 under the Exchange Act	287
Retained Interests in This Securitization	287
The Depositor	288
The Issuing Entity	288
The Trustee	289
The Certificate Administrator	290
The Master Servicer	293
The Special Servicer	297
The Operating Advisor and Asset Representations Reviewer	300
Credit risk retention	302
General	302
Qualifying CRE Loans	303
Vertical RR Interest	303
Vertical Retained Certificate Available Funds	303
Priority of Distributions	304
Allocation of Vertical Retained Certificate Realized Losses	305
Excess Interest	305
Retaining Third-Party Purchaser	305
Horizontal Risk Retention Certificates	306
General	306
Material Terms of the Eligible Horizontal Residual Interest	306
Determination of Amount of Required Horizontal Credit Risk Retention	307
General	307
Swap-Priced Principal Balance Certificates	307
Swap Yield Curve	308
Discount Yield Determination	309
Determination of Class Sizes	309
Target Price Determination	310
Determination of Assumed Certificate Coupon	310
Determination of Swap-Priced Expected Price	311

Interest-Only Certificates	311
Treasury Yield Curve	311
Credit Spread Determination	312
Discount Yield Determination	312
Determination of Scheduled Certificate Interest Payments	313
Determination of Interest-Only Expected Price	313
Yield-Priced Principal Balance Certificates	313
Determination of Class Size	313
Determination of Yield-Priced Expected Price	314
Calculation of Fair Value	314
Hedging, Transfer and Financing Restrictions	315
Operating Advisor	315
Representations and Warranties	317
Description of the Certificates	318
General	318
Distributions	320
Method, Timing and Amount	320
Available Funds	321
Priority of Distributions	323
Pass-Through Rates	327
Interest Distribution Amount	329
Principal Distribution Amount	329
Certain Calculations with Respect to Individual Mortgage Loans	331
Excess Interest	333
Application Priority of Mortgage Loan Collections or Whole Loan Collections	333
Allocation of Yield Maintenance Charges and Prepayment Premiums	336
Assumed Final Distribution Date; Rated Final Distribution Date	338
Prepayment Interest Shortfalls	338
Subordination; Allocation of Realized Losses	340
Reports to Certificateholders; Certain Available Information	342
Certificate Administrator Reports	342
Information Available Electronically	349
Voting Rights	355
Delivery, Form, Transfer and Denomination	355
Book-Entry Registration	355
Definitive Certificates	359
Certificateholder Communication	359
Access to Certificateholders’ Names and Addresses	359
Requests to Communicate	359
List of Certificateholders	360
Description of the Mortgage Loan Purchase Agreements	360
General	360
Dispute Resolution Provisions	370
Asset Review Obligations	370
Pooling and Servicing Agreement	370
General	370
Assignment of the Mortgage Loans	371
Servicing Standard	372
Subservicing	374
Advances	375
P&I Advances	375
Servicing Advances	376
Nonrecoverable Advances	377

Recovery of Advances	378
Accounts	380
Withdrawals from the Collection Account	382
Servicing and Other Compensation and Payment of Expenses	385
General	385
Master Servicing Compensation	391
Special Servicing Compensation	394
Disclosable Special Servicer Fees	398
Certificate Administrator and Trustee Compensation	399
Operating Advisor Compensation	399
Asset Representations Reviewer Compensation	400
CREFC® Intellectual Property Royalty License Fee	401
Appraisal Reduction Amounts	401
Maintenance of Insurance	409
Modifications, Waivers and Amendments	412
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	417
Inspections	419
Collection of Operating Information	420
Special Servicing Transfer Event	420
Asset Status Report	423
Realization Upon Mortgage Loans	427
Sale of Defaulted Loans and REO Properties	430
The Directing Certificateholder	433
General	433
Major Decisions	435
Asset Status Report	438
Replacement of the Special Servicer	438
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	438
Servicing Override	440
Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans	441
Rights of the Holders of Serviced Pari Passu Companion Loans	441
Limitation on Liability of Directing Certificateholder	442
The Operating Advisor	443
General	443
Duties of Operating Advisor at All Times	443
Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	446
Recommendation of the Replacement of the Special Servicer	446
Eligibility of Operating Advisor	447
Other Obligations of Operating Advisor	448
Delegation of Operating Advisor’s Duties	449
Termination of the Operating Advisor With Cause	449
Rights Upon Operating Advisor Termination Event	450
Waiver of Operating Advisor Termination Event	450
Termination of the Operating Advisor Without Cause	451
Resignation of the Operating Advisor	451
Operating Advisor Compensation	451
The Asset Representations Reviewer	452
Asset Review	452
Asset Review Trigger	452
Asset Review Vote	453

Review Materials	454
Asset Review	455
Eligibility of Asset Representations Reviewer	457
Other Obligations of Asset Representations Reviewer	457
Delegation of Asset Representations Reviewer’s Duties	458
Asset Representations Reviewer Termination Events	458
Rights Upon Asset Representations Reviewer Termination Event	459
Termination of the Asset Representations Reviewer Without Cause	460
Resignation of Asset Representations Reviewer	460
Asset Representations Reviewer Compensation	460
Limitation on Liability of Risk Retention Consultation Party	460
Replacement of the Special Servicer Without Cause	461
Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote	464
Termination of the Master Servicer or Special Servicer for Cause	465
Servicer Termination Events	465
Rights Upon Servicer Termination Event	467
Waiver of Servicer Termination Event	468
Resignation of the Master Servicer or Special Servicer	469
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	470
Limitation on Liability; Indemnification	470
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	473
Dispute Resolution Provisions	474
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	474
Repurchase Request Delivered by a Party to the PSA	474
Resolution of a Repurchase Request	475
Mediation and Arbitration Provisions	478
Servicing of the Non-Serviced Mortgage Loans	480
General	480
Servicing of The SoCal Portfolio Mortgage Loan	483
Servicing of the Houston Distribution Center Mortgage Loan	484
Servicing of the Apple Campus 3 Mortgage Loan	484
Servicing of the Servicing Shift Mortgage Loans	485
Rating Agency Confirmations	486
Evidence as to Compliance	489
Limitation on Rights of Certificateholders to Institute a Proceeding	490
Termination; Retirement of Certificates	491
Amendment	492
Resignation and Removal of the Trustee and the Certificate Administrator	495
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	496
Certain Legal Aspects of Mortgage Loans	496
California	496
Texas	497
General	498
Types of Mortgage Instruments	498
Leases and Rents	499
Personalty	499
Foreclosure	499
General	499
Foreclosure Procedures Vary from State to State	500
Judicial Foreclosure	500

Equitable and Other Limitations on Enforceability of Certain Provisions	500
Nonjudicial Foreclosure/Power of Sale	501
Public Sale	501
Rights of Redemption	502
Anti-Deficiency Legislation	503
Leasehold Considerations	503
Cooperative Shares	504
Bankruptcy Laws	504
Environmental Considerations	510
General	510
Superlien Laws	511
CERCLA	511
Certain Other Federal and State Laws	511
Additional Considerations	512
Due-on-Sale and Due-on-Encumbrance Provisions	512
Subordinate Financing	513
Default Interest and Limitations on Prepayments	513
Applicability of Usury Laws	513
Americans with Disabilities Act	514
Servicemembers Civil Relief Act	514
Anti-Money Laundering, Economic Sanctions and Bribery	514
Potential Forfeiture of Assets	515
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	515
Pending Legal Proceedings Involving Transaction Parties	518
Use of Proceeds	518
Yield and Maturity Considerations	518
Yield Considerations	518
General	518
Rate and Timing of Principal Payments	519
Losses and Shortfalls	520
Certain Relevant Factors Affecting Loan Payments and Defaults	521
Delay in Payment of Distributions	522
Yield on the Certificates with Notional Amounts	522
Weighted Average Life	522
Pre-Tax Yield to Maturity Tables	527
Material Federal Income Tax Considerations	531
General	531
Changes in U.S. Federal Tax Laws	532
Qualification as a REMIC	532
Status of Offered Certificates	534
Taxation of Regular Interests	534
General	534
Original Issue Discount	535
Acquisition Premium	537
Market Discount	537
Premium	538
Election To Treat All Interest Under the Constant Yield Method	539
Treatment of Losses	539
Yield Maintenance Charges and Prepayment Premiums	540
Sale or Exchange of Regular Interests	540
Taxes That May Be Imposed on a REMIC	541
Prohibited Transactions	541

Contributions to a REMIC After the Startup Day	541
Net Income from Foreclosure Property	542
Bipartisan Budget Act of 2015	542
Taxation of Certain Foreign Investors	543
FATCA	544
Backup Withholding	544
Information Reporting	544
3.8% Medicare Tax on “Net Investment Income”	544
Reporting Requirements	545
Certain State and Local Tax Considerations	545
Method of Distribution (Underwriter)	546
Incorporation of Certain Information by Reference	548
Where You Can Find More Information	549
Financial Information	549
Certain ERISA Considerations	550
General	550
Plan Asset Regulations	550
Administrative Exemptions	551
Insurance Company General Accounts	554
Legal Investment	555
Legal Matters	556
Ratings	556
Index of Defined Terms	559

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1

Annex A-2:	Mortgage Pool Information (Tables)	A-2-1

Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans	A-3-1

Annex B:	Form of Distribution Date Statement	B-1

Annex C:	Form of Operating Advisor Annual Report	C-1

Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1

Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1

Annex E:	Class A-SB Planned Principal Balance Schedule	E-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE. IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR

INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on the page set forth in the table of contents of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on the page set forth in the table of contents of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on the page set forth in the table of contents of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” in this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Wells Fargo Commercial Mortgage Securities, Inc.;

●	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;

●	references to a “pooling and servicing agreement” (other than the WFCM 2018-C43 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU) OR ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT EUROPEAN ECONOMIC MEMBER STATE (TOGETHER, THE “PROSPECTUS DIRECTIVE”).

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU, AS AMENDED (“MIFID II” ); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC, AS AMENDED (THE “INSURANCE MEDIATION DIRECTIVE” ), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS DIRECTIVE.

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (THE “PRIIPS REGULATION” ) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EEA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE (“QUALIFIED INVESTOR”). ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

A.	THE EXPRESSION “RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

a.	A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF MIFID II;

b.	A CUSTOMER WITHIN THE MEANING OF THE INSURANCE MEDIATION DIRECTIVE, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A

PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

c.	NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS DIRECTIVE.

B.	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA” THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (II) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (II) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT

COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL

INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER

DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

SOUTH KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR A PUBLIC OFFERING IN KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN KOREA OR TO ANY RESIDENT OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE KOREAN LAWS AND REGULATIONS, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPALS THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED

CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Commercial Mortgage Pass-Through Certificates, Series 2018-C43.

Depositor	Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, a wholly-owned subsidiary of Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, which is a direct, wholly-owned subsidiary of Wells Fargo & Company, a Delaware corporation. The depositor’s address is 301 South College Street, Charlotte, North Carolina 28288–0166 and its telephone number is (704) 374-6161. See “Transaction Parties—The Depositor”.

Issuing Entity	Wells Fargo Commercial Mortgage Trust 2018-C43, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors; Mortgage

Loan Sellers; Originators	The sponsors of this transaction are:

●	Barclays Bank PLC, a public limited company registered in England and Wales

●	Wells Fargo Bank, National Association, a national banking association

●	BSPRT Finance, LLC, a Delaware limited liability company

●	C-III Commercial Mortgage LLC, a Delaware limited liability company

●	Rialto Mortgage Finance, LLC, a Delaware limited liability company

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The mortgage loan sellers will transfer to the depositor the mortgage loans set forth in the following chart, and the depositor will in turn sell the mortgage loans to the issuing entity.

Sellers of the Mortgage Loans

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Barclays Bank PLC	11	$263,101,121	36.4%
Wells Fargo Bank, National Association	17	226,917,078	31.4
BSPRT Finance, LLC	6	79,333,178	11.0
C-III Commercial Mortgage LLC	22	79,065,982	10.9
Rialto Mortgage Finance, LLC	7	74,031,625	10.2
Total	63	$722,448,985	100.0%

All of the mortgage loans were originated by their respective sellers, except (i) those certain mortgage loans that are part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders and (ii) that one (1) mortgage loan to be sold by C-III Commercial Mortgage LLC was originated by UnionCapitalFunding LLC.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans”.

Master Servicer	Wells Fargo Bank, National Association will be the master servicer. The master servicer will be responsible for the master servicing and administration of the mortgage loans and any related companion loan pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the related trust and servicing agreement or pooling and servicing agreement, as applicable, related to the transaction indicated in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”. The non-serviced mortgage loans will be serviced by the master servicer set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing

Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Prior to the applicable servicing shift date, each of the servicing shift whole loans will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift date, each servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association is expected to be the special servicer with respect to the mortgage loans (other than any excluded special servicer loan and any non-serviced mortgage loan) and any related serviced companion loans. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related serviced companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) reviewing, evaluating, processing and providing or withholding consent as to major decisions and certain other transactions and performing certain enforcement actions relating to such mortgage loans and any related serviced companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement. The principal servicing office of Midland Loan Services, a Division of PNC Bank, National Association, as the special servicer, is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan with respect to the directing certificateholder. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan with respect to the directing certificateholder, the resigning special servicer will be required to use commercially reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

Midland Loan Services, a Division of PNC Bank, National Association is expected to be appointed to be the special servicer by KKR Real Estate Credit Opportunity Partners Aggregator I L.P., a Delaware limited partnership, or an affiliate thereof, which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Prior to the applicable servicing shift date, each of the servicing shift whole loans, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

The special servicer of each non-serviced mortgage loan is set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: WFCM 2018-C43. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any related companion loan. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

The trustee under the pooling and servicing agreement will become the mortgagee of record with respect to the servicing shift mortgage loans if the related whole loan becomes a specially serviced loan prior to the related servicing shift date. From and after the related servicing shift date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55479. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loans will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift date, the custodian of the mortgage file for a servicing shift mortgage loan (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly-owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or servicing shift whole loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations

Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly-owned subsidiary of Park Bridge Financial LLC, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than certain excluded loans as described in the next paragraph), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement).

With respect to the directing certificateholder or the holder of the majority of the controlling class certificates, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof. However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The controlling class will be the most subordinate class of the Class E, Class F and Class G certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is expected that on the closing date, KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate will purchase or otherwise acquire a majority of the Class E, Class F, Class G and Class V certificates, and that KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate will be appointed as the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan, (ii) any servicing shift mortgage loan or (iii) any excluded loan with respect to the directing certificateholder).

With respect to a servicing shift whole loan, the holder of the related companion loan identified in the related intercreditor agreement as the controlling note will be the controlling noteholder with respect to such servicing shift whole loan, and will be entitled to certain consent and consultation rights with respect to such servicing shift whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization. From and after the related servicing shift date, the rights of the controlling noteholder of such servicing shift whole loan are expected to be exercisable by the directing certificateholder (or the equivalent) under the servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loans. See “Description of the Mortgage Pool—The Whole Loans”.

Each entity identified in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention

Consultation Party	The risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) prior to the occurrence and continuance of a consultation termination event, with respect to any specially serviced loans and (ii) after the occurrence and during the continuance of a consultation termination event, with respect to any mortgage loan (in each case, other than certain excluded loans as described in the next paragraph), as further described in this prospectus. The risk retention consultation party will generally be the party selected by the holder or holders of more than 50% of the Vertical RR Interest (by certificate balance). Wells Fargo Bank, National Association is expected to be appointed as the initial risk retention consultation party.

With respect to the risk retention consultation party or the holder of the majority of the Vertical RR Interest, an “excluded loan” is a mortgage loan or whole loan with respect to which the risk retention consultation party or the holder of the majority of the Vertical RR Interest is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Certain Affiliations

and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in March 2018 (or, in the case of any mortgage loan that has its first due date in April 2018, the date that would have been its due date in March 2018 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about March 27, 2018.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in April 2018.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in Pennsylvania, Maryland, North Carolina, New York, California, Kansas or any of the jurisdictions in which the respective primary servicing offices of the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final

Distribution Date; Rated

Final Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	January 2023
Class A-2	February 2023
Class A-SB	August 2027
Class A-3	January 2028
Class A-4	February 2028
Class X-A	NAP
Class X-B	NAP
Class A-S	March 2028
Class B	March 2028
Class C	March 2028

The rated final distribution date will be the distribution date in March 2051.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2018-C43:

●	Class A-1

●	Class A-2

●	Class A-SB

●	Class A-3

●	Class A-4

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the Vertical RR Interest and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E, Class F, Class G, Class V and Class R. The Vertical RR Interest is not being offered by this prospectus.

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount	Approx. % of Initial Pool Balance	Approx. Initial Credit Support(1)
Class A-1	$22,182,000	3.070%	30.000%
Class A-2	$7,539,000	1.044%	30.000%
Class A-SB	$40,193,000	5.563%	30.000%
Class A-3	$200,000,000	27.684%	30.000%
Class A-4	$223,916,000	30.994%	30.000%
Class X-A	$493,830,000	NAP	NAP
Class X-B	$135,803,000	NAP	NAP
Class A-S	$73,192,000	10.131%	19.625%
Class B	$32,628,000	4.516%	15.000%
Class C	$29,983,000	4.150%	10.750%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates in the aggregate. The Vertical RR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-sponsor retained certificates, on the other hand, pro rata, in accordance with their respective percentage allocation entitlement. See “Credit Risk Retention”.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approx. Initial Pass-Through Rate(1)
Class A-1%
Class A-2%
Class A-SB	%
Class A-3%
Class A-4%
Class X-A	%
Class X-B	%
Class A-S	%
Class B	%
Class C	%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B and Class C certificates will be a per annum rate equal to one of the following: (i) a fixed rate, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate equal to the weighted average of the net mortgage interest rates for the related distribution date minus a specified percentage. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B.  Interest Rate

Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C.  Servicing and

Administration Fees	Each of the master servicer and the special servicer is entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loan at a servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.06250%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of (i) a per annum rate of 0.25% and (ii) the per annum rate that would result in a special servicing fee of (a) $3,500 for the related month or (b) with respect to any specially serviced loan with respect to which the risk retention consultation party is entitled to consult with the special servicer, $5,000 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including any REO loan and any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.01010%. The trustee fee is payable by the certificate administrator from the certificate administrator fee and is equal to $290 per month.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan or servicing shift mortgage loan and any related companion loan) at a per annum rate equal to 0.00255%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and

REO loan (including any non-serviced mortgage loan, but excluding any related companion loan(s)) at a per annum rate equal to 0.00042%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Termination of the Master Servicer or Special Servicer For Cause” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(2)	Special Servicing Fee Rate
The SoCal Portfolio	0.00250% per annum	0.25000% per annum(3)
Houston Distribution Center	0.00125% per annum	0.25000% per annum(4)
Apple Campus 3	0.00250% per annum	0.25000% per annum(5)

(1)	Does not reflect the Airport Business Center mortgage loan, which is part of a split loan structure comprised of the related mortgage loan and one or more pari passu companion loans that may be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the applicable servicing shift master servicer (or primary servicer) and servicing shift special servicer will be entitled to a primary servicing fee and a special servicing fee, respectively, as each of which will be set out in the related servicing shift pooling and servicing agreement.

(2)	Each primary servicing fee rate described in the table and footnotes thereto is included as part of the Servicing Fee Rate.

(3)	The special servicing fee rate is the greater of (i) 0.25000% per annum, (ii) the rate that would result in a special servicing fee of $3,500 per month or (iii) if the related risk retention consultation party is entitled to consult with the special servicer, $5,000.

(4)	The special servicing fee rate is the greater of (i) 0.25000% per annum or (ii) the rate that would result in a special servicing fee of $3,500 per month.

(5)	The special servicing fee rate is the greater of (i) 0.25000% per annum, (ii) the rate that would result in a special servicing fee of $3,500 per month or (iii) if the related risk retention consultation party is entitled to consult with the special servicer, $5,000.

Distributions

A.  Allocation between

Vertical RR Interest and

Other Certificates	The aggregate amount available for distributions to holders of the certificates (including the Vertical RR Interest) on each distribution date (net of specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer) will be allocated between amounts available for distribution to the holders of the Vertical RR Interest, on the one hand, and for distribution to all other certificates, on the other hand. The certificates other than the Vertical RR Interest are referred to in this prospectus as the “non-sponsor retained certificates”. The portion of such amount allocable to (a) the Vertical RR Interest will be the product of such aggregate available funds multiplied by a fraction, expressed as a percentage, the numerator of which is the initial certificate balance of the Vertical RR Interest, and the denominator of which is the aggregate initial certificate balance of all of the classes of principal balance certificates and the initial certificate balance of the Vertical RR Interest; and (b) the non-sponsor retained certificates will at all times be the product of such aggregate available funds multiplied by the difference between 100% and the percentage referenced in clause (a), in each case such percentages being referred to in this prospectus as their respective “percentage allocation entitlement”.

B.  Amount and Order

of Distributions on

Non-Sponsor

Retained Certificates	On each distribution date, funds available for distribution to the non-sponsor retained certificates (other than any yield maintenance charges and prepayment premiums and any excess interest distributable to the Class V certificates and the Vertical RR Interest) will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates until the certificate balance of the Class A-4 certificates has been reduced to zero, and (f) sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates and the Vertical RR Interest have been reduced to zero as a result of the allocation of mortgage loan losses to those classes of certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates.

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, to reimburse the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based upon the aggregate unreimbursed losses previously allocated to each such class, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such class;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D, Class V and Class R certificates and the Vertical RR Interest) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the non-sponsor retained certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C.  Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class V and Class R certificates) and the Vertical RR Interest can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—Vertical RR Interest—Priority of Distributions”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

D.  Yield Maintenance

Charges, Prepayment

Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the Vertical RR Interest, on the one hand, and the non-sponsor retained certificates, on the other hand, in accordance with their respective percentage allocation entitlements. Yield maintenance charges and prepayment premiums with respect to the mortgage loans allocated to the non-sponsor retained certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination,

Allocation of Losses

and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of non-sponsor retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-sponsor retained certificates. The chart also shows the allocation between the Vertical RR Interest and the non-sponsor retained certificates and the corresponding entitlement to receive principal and/or interest of certain classes of non-sponsor retained certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated between the Vertical RR Interest and the non-sponsor retained certificates and the manner in which losses allocated to the non-sponsor retained certificates are further allocated to certain classes of those certificates in ascending order (beginning with the non-offered certificates, other than the Class X-D, Class V and Class R certificates and other than the Vertical RR Interest) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D, Class V or Class R certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B, and Class X-D certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates.

(2)	The Class X-D certificates and Vertical RR Interest are non-offered certificates.

(3)	Other than the Class X-D, Class V and Class R certificates and Vertical RR Interest.

Other than the subordination of certain classes of non-sponsor retained certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holders of the Vertical RR Interest is pro rata and pari passu with the right to payment of holders of the non-sponsor retained certificates (as a collective whole) and, as described above, any losses incurred on the mortgage loans will be allocated between the Vertical RR Interest, on the one hand, and the non-sponsor retained certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-S, Class B and Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—Vertical RR Interest—Allocation of Vertical Retained Certificate Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available

Funds	Shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the Vertical RR Interest and non-sponsor retained certificates. The reduction in amounts available for distribution to the non-sponsor retained certificates will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reductions to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer will be allocated between the Vertical RR Interest, on the one hand, and the non-sponsor retained certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-sponsor retained certificates are required to be further allocated among the classes of non-sponsor retained certificates (other than the Class V certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class V certificates and the Vertical RR Interest on the related distribution date as set forth in “Description of the Certificates—Available Funds—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any REO loan (other than any portion of an REO loan related to a companion loan), unless in each case, the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity (or outstanding on the related anticipated repayment date (as applicable)) in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan and the special servicer will not make any principal or interest advance with respect to any mortgage loan or companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection

Advances	The master servicer may be required to make advances with respect to the mortgage loans (excluding any non-serviced mortgage loan) and any related companion loan to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be nonrecoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the applicable makers of advances under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be sixty-three (63) fixed-rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in one hundred thirty-two (132) commercial, multifamily or manufactured housing community properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $722,448,985.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the sixty-three (63) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger whole loan, which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”). The companion loans, together with their related mortgage loan, are referred to in this prospectus as a “whole loan”.

Whole Loan Summary(1)
Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(2)
Moffett Towers II – Building 2	$54,000,000	7.5%	$111,000,000	47.0%	2.08x
Airport Business Center	$50,000,000	6.9%	$100,000,000	61.3%	2.12x
The SoCal Portfolio	$45,000,000	6.2%	$184,300,000	59.4%	1.48x
Houston Distribution Center	$34,949,034	4.8%	$48,928,648	58.2%	1.44x
Apple Campus 3	$30,000,000	4.2%	$310,000,000	44.0%	3.55x

(1)	Any unsecuritized pari passu companion loan may be further split.

(2)	Calculated including any related pari passu companion loans but excluding any related mezzanine debt.

The Moffett Towers II – Building 2 whole loan will be serviced by Wells Fargo Bank, National Association, as master servicer, and Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan”, and each related companion loan is referred to in this prospectus as a “serviced companion loan”.

The Airport Business Center whole loan (a “servicing shift whole loan” and the related mortgage loan, a “servicing shift mortgage loan”) will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (each, a “servicing shift date”), it is anticipated that each servicing shift whole loan will be serviced under, and by the master servicer (a “servicing shift master servicer”) and the special servicer (a “servicing shift special servicer”) designated in, the related pooling and servicing agreement entered into in connection with such securitization (a “servicing shift pooling and servicing agreement”). Prior to the applicable servicing shift date, each servicing shift whole loan will be a

“serviced whole loan”, the related mortgage loan will be a “serviced mortgage loan” and the related companion loans will be “serviced companion loans”. On and after the applicable servicing shift date, each servicing shift whole loan will be a “non-serviced whole loan”, the related mortgage loan will be a “non-serviced mortgage loan” and the related companion loans will be “non-serviced companion loans”.

Each whole loan identified in the table below will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified in the table below entered into in connection with the securitization of one or more related companion loan(s) and is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loan is referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan” or collectively, as “non-serviced companion loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”.

Non-Serviced Whole Loans(1)(2)

Mortgage Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
The SoCal Portfolio	CGCMT 2018-B2(3)	6.2%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association
Houston Distribution Center	UBS 2018-C8	4.8%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association
Apple Campus 3	BANK 2018-BNK10	4.2%	Wells Fargo Bank, National Association	Torchlight Loan Services, LLC	Wilmington Trust, National Association

Mortgage Loan Name	Certificate Administrator	Custodian	Operating Advisor	Directing Certificateholder
The SoCal Portfolio	Citibank, N.A.	Citibank, N.A.	Park Bridge Lender Services LLC	LNR Securities Holdings, LLC
Houston Distribution Center	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners (AIV) Aggregator I L.P.
Apple Campus 3	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Torchlight Investors, LLC

(1)	As of the closing date of the related securitization.

(2)	Does not reflect the Airport Business Center whole loan, which is a split loan comprised of two or more pari passu promissory notes, one or more of which will be included in this securitization. The remaining pari passu promissory notes will not be property of the issuing entity, and are expected to be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(3)	The CGCMT 2018-B2 securitization is expected to close on or about March 20, 2018.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”,

and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of any subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1. All percentages of the mortgage loans and mortgaged properties, or of any specified group of mortgage loans and mortgaged properties, referred to in this prospectus without further description are approximate percentages of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, by cut-off date balances and/or the allocated loan amount allocated to such mortgaged properties as of the cut-off date.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$722,448,985
Number of mortgage loans	63
Number of mortgaged properties	132
Number of crossed loans	0
Crossed loans as a percentage	0.0%
Range of Cut-off Date Balances	$1,416,828 to $54,000,000
Average Cut-off Date Balance	$11,467,444
Range of Mortgage Rates	3.365% to 6.310%
Weighted average Mortgage Rate	4.649%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	119 months
Range of remaining terms to maturity(2)	58 months to 120 months
Weighted average remaining term to maturity(2)	118 months
Range of original amortization terms(3)	240 months to 360 months
Weighted average original amortization term(3)	355 months
Range of remaining amortization terms(3)	236 months to 360 months
Weighted average remaining amortization term(3)	354 months
Range of Cut-off Date LTV Ratios(4)(5)(6)	43.8% to 75.0%
Weighted average Cut-off Date LTV Ratio(4)(5)(6)	60.9%
Range of LTV Ratios as of the maturity date or anticipated repayment date(2)(4)(5)(6)	36.6% to 66.6%
Weighted average LTV Ratio as of the maturity date or anticipated repayment date(2)(4)(5)(6)	54.7%
Range of U/W NCF DSCRs(5)(6)(7)	1.25x to 3.65x
Weighted average U/W NCF DSCR(5)(6)(7)	1.89x
Range of U/W NOI Debt Yields(5)(6)	8.0% to 19.3%
Weighted average U/W NOI Debt Yield(5)(6)	11.1%
Percentage of Initial Pool Balance consisting of:
Interest-only, Amortizing Balloon	40.8%
Interest-only, Balloon	28.1%
Amortizing Balloon	25.1%
Interest-only, ARD	4.2%
Interest-only, Amortizing ARD	1.8%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to two (2) mortgage loans with an anticipated repayment date, secured by the mortgaged properties or portfolios of mortgaged properties identified on Annex A-1 to this prospectus as Apple Campus 3 and Corvac Composites Portfolio, representing approximately 6.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, calculated as of the related anticipated repayment date.

(3)	Excludes eleven (11) mortgage loans secured by the mortgaged properties or portfolios of mortgaged properties identified on Annex A-1 to this prospectus as Airport Business Center, ExchangeRight Net Leased Portfolio #19, Apple Campus 3, Walmart Supercenter Houston, FedEx Distribution Center, Riverside and Rialto Industrial Portfolio, Forest Office Park, Villa Sierra & Wyndchase Apartments, 2222-2226 Cleveland Avenue, 8000 Jarvis

Avenue and Metropolitan Medical Complex, representing approximately 32.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, that are interest-only for the entire term or until the anticipated repayment date.

(4)	Loan-to-value ratios (such as, for example, the loan-to-value ratios as of the cut-off date and the loan-to-value ratios at the maturity date) with respect to the mortgage loans were generally calculated using “as-is” values (or any equivalent term) as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”; provided, that with respect to certain mortgage loans, the related loan-to-value ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such mortgage loans are identified under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus. For further information, see Annex A-1 to this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value” in this prospectus.

(5)	In the case of five (5) mortgage loans secured by the mortgaged properties or portfolios of mortgaged properties identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2, Airport Business Center, The SoCal Portfolio, Houston Distribution Center and Apple Campus 3, representing approximately 29.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each of which has one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s).

(6)	With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Branson Self Storage, representing approximately 0.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related debt yield and loan-to-value ratio were calculated based on the applicable principal balance net of a holdback reserve. With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Galleria Oaks, representing approximately 2.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related debt yield and debt service coverage ratio was calculated based on the applicable principal balance net of a holdback reserve.

(7)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date, provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of such mortgage loans.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Properties with Limited

Operating History	Thirty-six (36) of the mortgaged properties or portfolios of mortgaged properties, representing approximately 29.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has either no prior operating history or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans may vary from the related mortgage loan seller’s underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

With respect to seven (7) mortgage loans, representing approximately 22.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, there was an exception from the applicable mortgage loan seller’s underwriting guidelines with respect to satisfaction of certain underwriting criteria (e.g., occupancy, minimum debt service coverage ratio, underwritten management fees, underwritten vacancies, underwritten occupancy, single-purpose entity covenants, etc.).

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”; “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—

BSPRT Finance, LLC—BSPRT’s Underwriting Standards” “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”; and “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner in which the U.S. credit risk retention requirements will be satisfied by Wells Fargo Bank, National Association, as retaining sponsor, see “Credit Risk Retention”.

This transaction is being structured with (a) a “third party purchaser” that will acquire an “eligible horizontal residual interest”, which will be comprised of the Class E, Class F and Class G certificates (the “horizontal risk retention certificates”) and (b) a “retaining sponsor” that will acquire an “eligible vertical interest”, which will be comprised of the Vertical RR Interest. The retaining sponsor is expected to offset a portion of its risk retention requirement by the portion of the Vertical RR Interest acquired on the closing date and retained by Barclays Bank PLC, one of the originators. KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (in partial satisfaction of the retention obligations of Wells Fargo Bank, National Association, as the retaining sponsor) will be contractually obligated to retain the horizontal risk retention certificates for a minimum of five years after the closing date, subject to certain permitted exceptions provided for under the risk retention rules. During this time, KKR Real Estate Credit Opportunity Partners Aggregator I L.P. will agree to comply with hedging, transfer and financing restrictions that are applicable to third party purchasers under the credit risk retention rules. For additional information, see “Credit Risk Retention”.

None of the sponsors, the depositor or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU risk retention and due diligence requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.wellsfargo.com/com.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all of the then-outstanding certificates (other than the Class V and Class R certificates and the Vertical RR Interest) and deemed payment of a price specified in this prospectus for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class V and Class R certificates and the Vertical RR Interest), (iii) such holder (or holders) pay an amount equal to the Vertical RR Interest’s proportionate share of the price specified in this prospectus and (iv) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage

Loans; Loss of Value

Payment	Under certain circumstances, the related mortgage loan seller (or Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC) may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage”

within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the applicable special servicer is required to use reasonable efforts to solicit offers for defaulted mortgage loans (other than non-serviced mortgage loans) or a defaulted serviced whole loan and/or related REO properties and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for such defaulted mortgage loan (or defaulted serviced whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan(s) determines to sell such pari passu companion loan(s), then such special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs –

the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

In addition, the portion of the issuing entity consisting of collections of post-anticipated repayment date excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account, beneficial ownership of which is represented by the Class V certificates and the Vertical RR Interest will be treated as a grantor trust for federal income tax purposes, as further described under “Material Federal Income Tax Considerations”.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class [ ] and Class [_] certificates will be issued with original issue discount and that the Class [ ] certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA

Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus). See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or an anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month-to-month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “—Hotel Properties Have Special Risks” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenants conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, and by changes in shopping methods and choices. Some of the risks related to these matters are further described in this risk factor and “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the retail mortgaged properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to many retailers, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalog retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants at the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants at the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor tenant or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor tenant or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

Certain anchor tenants may have the right to demolish and rebuild, or substantially alter, their premises. Exercise of such rights may result in disruptions at the mortgaged property or reduce traffic to the mortgaged property, may trigger co-tenancy clauses if such activities result in the anchor tenants being dark for the period specified in the cotenancy clause, and may result in reduced value of the structure or in loss of the structure if the tenant fails to rebuild.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant, the tenant withholding some or all of its rental payments or litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the retail mortgaged properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” and “—Mortgage Pool Characteristics—Specialty Use Concentrations”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as other manufactured housing community properties apartment buildings and site-built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing community property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing community property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing community property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing community property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single-purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 33 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Furthermore, certain of the manufactured housing communities are, in whole or in part, in a flood zone. Even if no material borrower-owned improvements are located in the flood zone, the related borrower’s business could be adversely affected by flooding.

In addition, certain of the manufactured housing community properties may be subject to government rent control regulations, which can limit the borrower’s ability to institute, and/or the amount of, periodic tenant rent increases.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors;

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions; and

●	competition.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license, franchise or management agreement, the licensor, franchisor or manager has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor, franchisor or manager. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise or in the termination of the management agreement. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor, licensor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses. In addition, storage units are typically engaged for shorter time frames than traditional commercial leases for office or retail space.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals and/or from leasing a portion of the subject property for office or retail purposes. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Industrial Properties Have Special Risks”, “—Retail Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, as applicable. See Annex A-1 for the five largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month-to-month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table entitled “Range of Remaining Terms to Maturity or ARD as of the Cut-off Date” in Annex A-2 for a stratification of the remaining terms to maturity or anticipated repayment date of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, industrial, retail, manufactured housing community, hospitality and self storage properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. As a result, areas affected by such events may experience disruptions in travel, transportation and tourism, loss of jobs, an overall decrease in consumer activity, or a decline in real estate-related investments. We cannot assure you that the economies in such impacted areas will recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the local or national economy. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations” in this prospectus. We cannot assure you that any hurricane damage would be covered by insurance.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, Texas, Ohio and Minnesota. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at a mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property or, alternatively, it could direct leasing activity in ways that are adverse to the mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—BSPRT Finance, LLC—BSPRT’s Underwriting Standards—Assessments of Property Condition—Environmental Assessment”; “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”; and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 to this prospectus for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 26 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

On February 9, 2018, the President signed legislation passed by both houses of Congress that extends the National Flood Insurance Program’s authorization to March 23, 2018. It previously had been set to expire on February 8, 2018. Congress must now reauthorize the National Flood Insurance Program by no later than March 23, 2018. We cannot assure you if or when the program will be reauthorized. If the program is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to be repaired after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 82% in 2018 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $160 million in 2018 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 to this prospectus for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans. See representation and warranty no. 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Additionally, the risks related to blanket insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, and some or all of the related mortgaged properties are covered under the same blanket insurance policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs. See representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties with Limited Prior Operating History” in this prospectus. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—BSPRT Finance, LLC—BSPRT’s Underwriting Standards”; “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”; and “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”. A description of the review conducted by each sponsor for this securitization transaction is set forth under each of the foregoing headings.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a

Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain values other than “as-is” values as a result of the satisfaction of the related conditions or assumptions or the establishment of reserves estimated to complete the renovations) unless otherwise specified. Any such values other than “as-is” may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than the “as-is” value, we cannot assure you that those assumptions are or will be accurate or that any such values other than the “as-is” value will be the value of the related mortgaged property at maturity or the anticipated repayment date (if any) or at the indicated stabilization date or upon completion of the renovations, as applicable. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See

“Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—BSPRT Finance, LLC— BSPRT’s Underwriting Standards”; “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”; and “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single-purpose entities”.

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single-purpose limited partnerships that have a general partner or general partners that are not themselves single-purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single-purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See also representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” and “—Risks Related to Delaware Statutory Trusts” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” and “—Delaware Statutory Trusts” in this prospectus.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment. See representation and warranty no. 15 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or on the related anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

Risks Relating to Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that are Delaware statutory trusts. In general, a Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Foreclosure—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class V certificates and the Vertical RR Interest, neither of which are offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or on the anticipated repayment date.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or to repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or at the anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by the master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 36 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property, and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Wells Fargo Bank, National Association, one of the sponsors and originators, the master servicer, the certificate administrator, the custodian and the anticipated initial risk retention consultation party, and of Wells Fargo Securities, LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Wells Fargo Bank, National Association and Barclays Bank PLC, each a sponsor and an originator, are each expected to hold a portion of the Vertical RR Interest as described in “Credit Risk Retention”, and Wells Fargo Bank, National Association is expected to be appointed as the initial risk retention consultation party by the holder of the majority of the Vertical RR Interest. The risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the holder of the majority of the Vertical RR Interest by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or such certificateholder holds companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the risk retention consultation party or the holder of the majority of the Vertical RR Interest by whom the risk retention consultation party was appointed (any such mortgage loan referred to in this context as an “excluded loan” as to such party), then the risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as Wells Fargo Bank, National Association or Barclays Bank PLC (in each case as holders of the Vertical RR Interest) or the risk retention consultation party is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will not directly or indirectly provide any information related to any such mortgage loan or whole loan to the related borrower party, any of such party’s employees, personnel or affiliates, in each case, involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. For the avoidance of doubt, the above covenants and restrictions will not apply to Wells Fargo Bank, National Association, in its capacity as master servicer or certificate administrator. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan. Notwithstanding such restriction, there can be no assurance that Wells Fargo Bank, National Association or Barclays Bank PLC (in each case as holders of the Vertical RR Interest) or the risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest. For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of the servicing shift whole loan is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, in each case until the related servicing shift date. At that time, the servicing and administration of the related servicing shift whole loan will shift to the applicable master servicer and the applicable special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of any such securitization nor the identity of any such servicing shift master servicer or servicing shift special servicer has been determined. In addition, the provisions of the servicing shift pooling and servicing agreements have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the servicing shift master servicers or servicing shift special servicers, nor will they have any assurance as to the particular terms of the servicing shift pooling and servicing agreements except to the extent of compliance with any requirements set forth in the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loans other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement is expected to have rights substantially similar to, but not necessarily identical to, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, each expected holder of the Vertical RR Interest and the party expected to be designated to consult with the special servicer on their behalf as the risk retention consultation party is an Underwriter Entity. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

Similarly, there can be no assurance that any actions Wells Fargo Bank, National Association or Barclays Bank PLC (each an Underwriter Entity) takes in its capacity as the holder of the Vertical RR Interest or as the risk retention consultation party will necessarily be aligned with the interests of the holders of other classes of certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Further, certain Underwriter Entities and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing and additional relationships and arrangements that exist among the parties to this securitization, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respect but not necessary identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, each sub-servicer and the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, the master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, sub-servicer, special servicer or any of their respective affiliates holds certificates or securities relating to any applicable companion loan, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it has become a borrower party with respect to a mortgage loan (each such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan with respect to the directing certificateholder. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan with respect to the directing certificateholder, the resigning special servicer will be required to use commercially reasonable efforts to appoint the excluded special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the WFCM 2018-C43 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

The master servicer and the special servicer service and are expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

It is expected that Wells Fargo Bank, National Association, a sponsor, an originator, a mortgage loan seller, an anticipated holder of a portion of the Vertical RR Interest, and the holder of one of the Apple Campus 3 companion loans and the Airport Business Center companion loans, will act as master servicer. In addition, Wells Fargo Bank, National Association is expected to be the initial risk retention consultation party under this securitization, is the certificate administrator and the custodian under this securitization and is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank, National Association is (i) the trustee, the certificate administrator and the custodian under the UBS 2018-C8 PSA, which governs the servicing and administration of the Houston Distribution Center Whole Loan, and (ii) the master servicer, the certificate administrator and the custodian under the BANK 2018-BNK10 PSA, which governs the servicing and administration of the Apple Campus 3 Whole Loan.

Midland Loan Services, a Division of PNC Bank, National Association, which is expected to act as the special servicer, is also expected to act as (i) the master servicer under the CGCMT 2018-B2 PSA, which is expected to govern the servicing and administration of The SoCal Portfolio Whole Loan, and (ii) the master servicer and the special servicer under the UBS 2018-C8 PSA, which governs the servicing and administration of the Houston Distribution Center Whole Loan.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan and any servicing shift mortgage loan. See “Transaction Parties—The Operating Advisor and Asset

Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the risk retention consultation party, mortgaged property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, the risk retention consultation party, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate thereof will be appointed as the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan with respect to the directing certificateholder) (or, in the case of the servicing shift mortgage loans, at the direction of the related controlling noteholder, prior to the applicable servicing shift date), take actions with respect to the specially serviced loans that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible that (i) the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any applicable excluded loan or non-serviced whole loan), (ii) the controlling noteholder of the Airport Business Center whole loan prior to the applicable servicing shift date or (iii) the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may direct the special servicer under the pooling and servicing agreement or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the securitization transaction governing the servicing of such non-serviced whole loan, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement under which it is being serviced.

Whole Loan(1)	Non-Serviced PSA	Controlling Noteholder	Initial Directing Certificateholder(2)
The SoCal Portfolio	CGCMT 2018-B2(3)	CGCMT 2018-B2	LNR Securities Holdings, LLC
Houston Distribution Center	UBS 2018-C8	UBS 2018-C8	KKR Real Estate Credit Opportunity Partners (AIV) Aggregator I L.P.(4)
Apple Campus 3	BANK 2018-BNK10	BANK 2018-BNK10	Torchlight Investors, LLC

(1)	Does not include the Airport Business Center whole loan, for which servicing will be transferred on the related Servicing Shift Date. The initial controlling noteholder of the Airport Business Center whole loan will be Wells Fargo Bank, National Association or an affiliate. With respect to each such whole loan, after the securitization of the related controlling companion loan, the controlling noteholder of such whole loan will be the securitization trust into which the related controlling companion loan is deposited. The directing certificateholder after the securitization of such controlling companion loan is expected to be the controlling class representative or other directing certificateholder under the securitization into which the related controlling companion loan was deposited.

(2)	As of the closing date of the related securitization.

(3)	The CGCMT 2018-B2 securitization is expected to close on or about March 20, 2018.

(4)	KKR Real Estate Credit Opportunity Partners (AIV) Aggregator I L.P. is an affiliate of the single tenant at the related Mortgaged Property.

The controlling noteholder or directing certificateholder for each non-serviced whole loan has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a controlling noteholder of a non-serviced whole loan (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist (or, in the case of a servicing shift mortgage loan, prior to the applicable servicing shift date, by the holder of the controlling companion loan at any time, for cause or without cause). See “—Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

With respect to a servicing shift whole loan, prior to the applicable servicing shift date, the related controlling companion loan holder will have certain consent and/or consultation rights, and the related non-controlling companion loan holders will have non-binding consultation rights, in each case with respect to such servicing shift whole loan under the pooling and servicing agreement. Such companion loan holders do not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans, if any. As a result, it is possible that such controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift date) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Additionally, it is possible that such non-controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift date) may, on a strictly non-binding basis, consult with the special servicer and recommend that such special servicer take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, prior to the applicable servicing shift date, the special servicer may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. However,

such special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. After the related servicing shift date, the related servicing shift whole loan will become a non-serviced whole loan and, thereafter, be subject to the conflicts described herein applicable to non-serviced mortgage loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to serviced whole loans other than any servicing shift whole loan, the special servicer, upon strictly non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a pari passu whole loan serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder with respect to a serviced whole loan other than any servicing shift whole loan (solely with respect to the related serviced whole loan) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder.

In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder at any time for cause or without cause (for so long as a control termination event does not exist and other than in respect of any excluded loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the applicable servicing shift date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity) under a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder, controlling noteholder or any of their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan” with respect to the directing certificateholder or the holder of the majority of the controlling class), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E, Class F, Class G and Class V certificates, which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was required under the credit risk retention rules to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or an affiliate thereof, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement and with regard to any servicing shift whole loan following the applicable servicing shift date, under the related pooling and servicing agreement governing the servicing of such servicing shift whole loan. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Because the incentives and actions of the b-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans, and the subsequent allocation of such amounts between the Vertical RR Interest, on one hand, and the non-sponsor retained certificates, on the other hand, as described in “Credit Risk Retention—Vertical RR Interest”. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which apply in respect of various types of EU regulated investors including credit institutions and investment firms and their consolidated affiliates, authorized alternative investment fund managers, insurance and reinsurance undertakings (each, an “Affected Investor”). Among other things, such requirements restrict an Affected Investor from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator.

Prospective investors should also be aware that a new EU risk retention regime will apply, in place of the EU Risk Retention and Due Diligence Requirements, to securitizations in respect of which the relevant securities are issued on or after January 1, 2019; and that there will be material differences between that new regime and the EU Risk Retention and Due Diligence Requirements. The relevant changes will be implemented primarily by Regulation (EU) 2017/2402 (the “Securitization Regulation”). The Securitization Regulation will (amongst other things) impose restrictions on investment in securitizations and requirements as to due diligence, which will apply to Affected Investors in place of the relevant provisions of the EU Risk Retention and Due Diligence Requirements and which will apply also to (i) certain investment companies authorized in accordance with Directive 2009/65/EC, and managing companies as defined in that Directive (together, “UCITS”); and (ii) institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341 (subject to certain exceptions), and certain investment managers and authorized entities appointed by such institutions (together, “IORPS”). With regard to securitizations in respect of which the relevant securities are issued before January 1, 2019 (“Pre-2019 Securitizations”), as is the case with the offered certificates, Affected Investors will continue to be subject to the investment restrictions and due diligence requirements of the EU Risk Retention and Due Diligence Requirements (and will not be subject to the provisions of the Securitization Regulation in that respect), including on and after that date. However, the Securitization Regulation makes no express provision as to the application of any investment restrictions or due diligence requirements, whether under the EU Risk Retention and Due Diligence Requirements or under the Securitization Regulation, to UCITS or IORPs that hold or acquire any interest in respect of a Pre-2019 Securitization; and, accordingly, it is not known what requirements (if any) may be applicable thereto. Certain aspects of the Securitization Regulation will be supplemented by regulatory technical standards that are currently being consulted on by the European Banking Authority. The consultation period closes on March 15, 2018, but it is not certain as to what form the final regulatory technical standards may take or when they will be adopted. EU Risk Retention and Due Diligence Requirements and the Securitization Regulation are collectively referred to as the “EU Risk Retention Rules”.

None of the sponsors, the depositor or any other party to the transaction is obligated or intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention Rules or to take any other action which may be required by Affected Investors, UCITS or IORPS for the purposes of their compliance with the EU Risk Retention Rules. Consequently, the offered certificates may not be a suitable investment for Affected Investors, UCITS or IORPS. Failure by an Affected Investor, UCITS or IORPS to comply with any applicable EU Risk Retention Rules with respect to an investment in the offered certificates may result in the imposition of a penalty regulatory capital charge on that investment or of other regulatory sanctions. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. Prospective investors are responsible themselves to analyze their own regulatory position and are encouraged to consult with their own investment and legal advisors regarding application of and compliance with any applicable EU Risk Retention Rules or other applicable regulations and the suitability of the offered certificates for investment. None of the sponsors, the issuing entity, the depositor, the underwriters and any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory treatment of their investment in the offered certificates on the closing date or at any time in the future.

●	Barclays Bank PLC, a sponsor, may be subject to the “bail-in” powers of national authorities in EU member states (each a “Resolution Authority”) and such sponsor’s liabilities, including the obligation to repurchase certain defective mortgage loans could, among other things, be reduced, converted or extinguished in full. Alternatively the EU Bank Recovery and Resolution Directive (2014/59/EU), collectively with secondary and implementing EU rules, and national implementing legislation (the “BRRD”) gives the power to a Resolution Authority to transfer the assets of certain relevant institutions to a third party entity.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, and other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Subject to certain exceptions, banking entities are required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loan or sell the mortgaged property on the maturity date. We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor or the third-party purchaser will at times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor or the third-party purchaser to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of offered certificates, due in part to the final subordination levels provided by that nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected that nationally recognized statistical rating organization to rate those classes of offered certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or on the related anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or on the related anticipated repayment date, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or on the related anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment

Protections and Certain Involuntary Prepayments and Voluntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	Class A-S, Class B and Class C certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that, in certain cases, such application of funds may not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the non-sponsor retained certificates exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or the master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of one or more classes of non-sponsor retained certificates and the Vertical RR Interest, pro rata, based on the percentage allocation entitlements of the non-sponsor retained certificates and the Vertical RR Interest as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-sponsor retained certificates and the Vertical RR Interest, pro rata, based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent of the portion of losses that are realized on the mortgage loans and allocated to the non-sponsor retained certificates, first the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 or Class A-4 certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates and a reduction of the certificate balance of the Class A-S, Class B or Class C certificates will result in a corresponding reduction of the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest in respect of the non-sponsor retained certificates otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans that are allocable to the non-sponsor retained certificates will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Payments Allocated to the Vertical RR Interest or the Non-Sponsor Retained Certificates Will Not Be Available to the Non-Sponsor Retained Certificates or the Vertical RR Interest, Respectively

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-sponsor retained certificates and the Vertical RR Interest, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-sponsor retained certificates will not be available to satisfy any amounts due and payable to the Vertical RR Interest. Likewise, amounts received and allocated to the Vertical RR Interest will not be available to satisfy any amounts due and payable to the non-sponsor retained certificates. As a result of this allocation of payments, any losses incurred by the issuing entity will also be effectively allocated between the non-sponsor retained certificates and the Vertical RR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than the mortgage loans that will be serviced under a separate trust and servicing agreement or pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or the risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such trust and servicing agreement or pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by cumulative appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Class V and Class R certificates and the Vertical RR Interest will not have any voting rights; however, the holders of the Vertical RR Interest will be entitled to consent to amendments to the pooling and servicing agreement that would adversely affect the rights of such certificateholders.

The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any excluded loan and, with respect to any non-serviced mortgage loan or servicing shift mortgage loan, will have limited consultation rights) and the right to replace the special servicer (other than with respect to a non-serviced mortgage loan or a servicing shift mortgage loan) with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of allocated cumulative appraisal reduction amounts and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, but will retain consultation rights, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs and is continuing (other than with respect to the Airport Business Center mortgage loan, with respect to which the holder of the related controlling companion loan prior to the applicable servicing shift date will have the rights and powers of the directing certificateholder under the pooling and servicing agreement), then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The holder of the controlling companion loan for each servicing shift whole loan will, prior to the related servicing shift date, be entitled to replace the related special servicer with or without cause, regardless of whether a control termination event exists.

In addition, the risk retention consultation party will have certain consultation rights with respect to certain matters relating to the specially serviced loans (other than any applicable excluded loans). See “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and the risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan (other than any servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and the risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to the non-serviced mortgage loans, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or the equivalent), of the related securitization trust holding the controlling note for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift date, the special servicer or the master servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan (and each servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the operating advisor if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or the equivalent) under such pooling and servicing agreement or trust and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the risk retention consultation party, the controlling companion loan holder with respect to any servicing shift whole loan, and the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i) may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii) may act solely in the interests of the holders of the controlling class or the Vertical RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or (in the case of a controlling companion loan holder) or, in the case of any servicing shift mortgage loan, the related controlling companion loan holder may act solely in its own best interests;

(iii) does not have any duties to the holders of any class of certificates other than the controlling class or the Vertical RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift mortgage loan, the related controlling companion loan holder does not have any duties to any other person;

(iv) may take actions that favor the interests of the holders of the controlling class or the Vertical RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates, or in the case of any servicing shift mortgage loan, the related controlling companion loan holder may take actions that favor only its own interests; and

(v) will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder, the risk retention consultation party or the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan, or the controlling companion loan holder of any servicing shift whole loan, or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the Class E, Class F and Class G certificates in the aggregate (taking into account the application of any allocated cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than a servicing shift whole loan), for the benefit of any holder of a related companion loan (as a collective whole as if the certificateholders and the companion loan holder constituted a single lender). We cannot assure you that any actions taken by the special servicer or the master servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to the non-serviced mortgage loans, the operating advisor, if any, appointed under the related trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such trust and servicing agreement or pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, servicing shift mortgage loan or any related REO Property. Additionally, with respect to any servicing shift mortgage loan, in the event that the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any applicable excluded loan or any servicing shift whole loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer (other than with respect to a servicing shift whole loan) may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders and the retained interest owner as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the voting rights (taking into account the application of cumulative appraisal reduction amounts to notionally reduce the respective certificate balances) of all principal balance certificates and the retained interest on an aggregate basis, and (ii) consist of at least three certificateholders, certificate owners or the retained interest owner that are not “risk retention affiliated” with each other).

The certificateholders will generally have no right to replace and terminate any of the master servicer, the trustee or the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement, as applicable. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in this prospectus. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan (including, in the case of a servicing shift mortgage loan, the holder of any related non-controlling serviced pari passu companion loan), will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with such a companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan or servicing shift mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, as applicable. The interests of the securitization trust holding the controlling note (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent) of such securitization trust (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may direct or advise the special servicer for the related securitization trust (or with respect to a servicing shift whole loan prior to the related servicing shift date, the special servicer under the pooling and servicing agreement for this securitization) to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the related special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Wells Fargo Bank, National Association in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. However, Benefit Street Partners Realty Trust, Inc. will guarantee the performance of BSPRT Finance, LLC’s obligations, to repurchase or replace defective mortgage loans. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement or trust and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors (or Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC), may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—BSPRT Finance, LLC”. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

Additionally, one of the sponsors, Barclays Bank PLC, may be subject to the “bail-in” powers of a Resolution Authority and such sponsor’s liabilities, including the obligation to repurchase certain defective mortgage loans could, among other things, be reduced, converted or extinguished in full. Alternatively the BRRD gives the power to a Resolution Authority to transfer the assets of certain relevant institutions to a third party entity. See “—The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans”.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If the master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by the master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If the master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

Barclays Bank PLC, a mortgage loan seller, a sponsor and an originator, is subject to the provisions of the Insolvency Act 1986, as amended (United Kingdom Act of Parliament, 1986 ch. 45) (the “Insolvency Act”) and the Banking Act 2009, as amended (United Kingdom Act of Parliament, 2009 ch. 1) (the “Banking Act”). Under the terms of the Insolvency Act, certain transactions by an English-registered company, such as Barclays, may be challenged by an insolvency officer appointed to that company on its insolvency. Under the Banking Act, the Secretary of State, Prudential Regulation Authority, or Bank of England can apply to the court for implementation of an insolvency regime specifically for certain deposit-taking institutions. One aspect of this regime is that an insolvency officer will conduct the relevant insolvency process in such a manner as to promote protection of retail deposits held by such an institution (in combination with the United Kingdom Financial Services Compensation Scheme).

Further, under the Banking Act, specified UK authorities have extended tools to deal with the failure (or likely failure) of certain UK incorporated entities, including authorized and established entities including deposit-taking institutions and investment firms and powers to recognize and give effect to certain resolution actions in respect of the European Economic Area and third country institutions. The tools available under the Banking Act may be used in respect of relevant institutions and, in certain circumstances, their UK established banking group companies and such tools include (a) the power to issue share transfer instruments and/or orders pursuant to which there may be transferred to a commercial purchaser or a nominee of or a company wholly owned by the UK Treasury, all or some of the securities issued by a UK institution with permission to accept deposits under the FSMA (“UK Bank”) (or any UK holding company of the UK Bank). The share transfers can extend to a wide range of “securities” including shares and bonds issued by the UK Bank (or any UK holding company of the UK Bank) and warrants for such and also deferred shares or private membership rights in a building society and (b) the power to transfer all or some of the property, rights and liabilities of a UK Bank or a building society to a commercial purchaser or Bank of England entity. In certain circumstances encumbrances and trusts can be over-reached or varied. Power also exists to override any default provisions in transactions otherwise affected by these powers. Compensation may be payable in the context of share transfer instruments and/or orders and property transfer instruments. In the case of share transfers any compensation will be paid to the person who held the security immediately before the transfer, who may not be the encumbrancer. The Banking Act also includes provisions relating to two new insolvency procedures which may be commenced by specified UK authorities (bank insolvency and bank administration).

The Banking Act also vests power in the Bank of England (among other things) to override, vary or impose contractual obligations between the UK Bank (or any UK holding company of the UK Bank) and its former group undertakings (as defined in the Banking Act), for reasonable consideration, in order to enable any transferee or successor bank of the UK Bank (or any UK holding company of the UK Bank) to operate effectively. There is also power for the UK Treasury to amend the law (save for a provision made by or under the Act) by order for the purpose of enabling it to use the special resolution regime powers effectively, potentially with retrospective effect.

If an instrument or order were to be made under the Bank Act in respect of Barclays Bank PLC, such instrument or order may (among other things) affect the ability of Barclays Bank PLC to satisfy its obligations under the related Mortgage Loan Purchase Agreement and/or result in modifications to the related Mortgage Loan Purchase Agreement. As a result, the making of an instrument or order in respect of Barclays Bank PLC may affect the ability of the issuing entity to meet its obligations in respect of the certificates. While there is provision for compensation in certain circumstances under the Banking Act, there can be no assurance that certificateholders would recover compensation promptly and equal to any loss actually incurred.

As at the date of this prospectus, no order or action has been taken by the UK Treasury or the Bank of England under the Banking Act in respect of Barclays Bank PLC and there has been no indication that any such instrument or order will be made, but there can be no assurance that this will not change and/or that certificateholders will not be adversely affected by any such instrument or order if made.

An opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of Barclays’ interest in the mortgage loan by Barclays Bank PLC will constitute a true sale of such assets. Nevertheless, we cannot assure you that an interested party would not attempt to assert that such transfer was not a sale nor challenge the transaction under United Kingdom insolvency rules, nor that the transfer could not be affected by an order under the Banking Act. Even if a challenge were not successful, or if an order under the Banking Act itself was successfully challenged, resolution of such a matter could cause significant delay which may impact on payments under the certificates.

The EU Bank Recovery and Resolution Directive (2014/59/EU) (collectively with secondary and implementing EU rules, and national implementing legislation, the “BRRD”) equips national authorities in EU member states (the “Resolution Authorities”) with tools and powers for preparatory and preventive measures, early supervisory intervention and resolution of credit institutions and investment firms (collectively, “Relevant Institutions”). If a Relevant Institution enters into a mortgage loan purchase agreement with the depositor and is deemed likely to fail within the circumstances identified in the BRRD, the relevant Resolution Authority may employ such tools and powers in order to intervene in the Relevant Institution’s failure. In particular, liabilities of Relevant Institutions arising out of the mortgage loan purchase agreement (for example, liabilities requiring lenders to repurchase mortgage loans or to cure certain breaches or defects with respect to mortgage loans) and not otherwise subject to an exception, could be subject to the exercise of “bail-in” powers of the relevant Resolution Authorities (which power is just one of a number of wide powers given to Resolution Authorities for the recovery and resolution of banks and other financial institutions). If the relevant Resolution Authority decides to apply the “bail-in” tool to the liabilities of a Relevant Institution, then subject to certain exceptions set out in the BRRD, the liabilities of such Relevant Institution could, among other things, be reduced, converted to shares or other ownership interests in the Relevant Institution, its parent company or a bridge institution or extinguished in full. In addition, under the BRRD the Resolution Authority will have the power (among other tools) to transfer to a third party, rights, assets or liabilities of an institution under resolution. As a result, the depositor or the issuing entity and ultimately, the certificateholders may not be able to recover any liabilities owed by such an entity to the depositor or the issuing entity, as applicable. Further, a relevant Resolution Authority may exercise its discretions in a manner that produces different outcomes amongst institutions resolved in different EU member states. The resolution mechanisms under the BRRD correspond closely to those available to the Single Resolution Board (the “SRB”) and the European Commission under the SR Regulation (Regulation 806/2014) which applies to EU member states in the Eurozone and other member states participating in the single supervisory mechanism (the “SSM”) with the SRB taking on many of the functions assigned to national resolution authorities by the BRRD. If a member state (such as the UK) has chosen not to participate in the SSM, Relevant Institutions established in that member state are not subject to the SR Regulation, but to the BRRD as implemented in that member state. For a discussion of certain risks relating to repurchases of a mortgage loan, see “—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” above.

If Barclays Bank PLC were acting through its New York branch, and were to become the subject of an insolvency proceeding under the laws of the United Kingdom and a proceeding were initiated under Chapter 15 of the federal bankruptcy code or the New York Superintendent of Financial Services were to take possession of the New York branch, it is possible that the New York Superintendent of Financial Services, a creditor or trustee in bankruptcy of Barclays Bank PLC may argue that the sale of its interest in the mortgage loan by Barclays Bank PLC was a pledge of the receivables rather than a sale. The New York Superintendent of Financial Services, a creditor, a bankruptcy trustee or another interested party could still attempt to assert that the transfer of Barclays’ interest in the mortgage loan was not a sale. If such party’s challenge is successful, payments on the certificates would be reduced or delayed. Even if the challenge is not successful, payments on the certificates could be delayed while a court resolves the claim.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holder(s), as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer (or in the case of a non-serviced mortgage loan, the related non-serviced special servicer) will be required to sell such mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of sixty-three (63) fixed-rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $722,448,985 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in March 2018 (or, in the case of any Mortgage Loan that has its first due date in April 2018, the date that would have been its due date in March 2018 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Five (5) of the Mortgage Loans, representing approximately 29.6% of the Initial Pool Balance, are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to as “Pari Passu Companion Loans” or “Companion Loans” in this prospectus, and each Mortgage Loan and the related Companion Loan(s) are collectively referred to as a “Whole Loan”). Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the related Mortgage Loans and Companion Loans.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The mortgage loan sellers will transfer to the depositor the Mortgage Loans set forth in the following chart, and the depositor will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Barclays Bank PLC	11	55	$263,101,121	36.4%
Wells Fargo Bank, National Association	17	20	226,917,078	31.4
BSPRT Finance, LLC	6	14	79,333,178	11.0
C-III Commercial Mortgage LLC	22	30	79,065,982	10.9
Rialto Mortgage Finance, LLC	7	13	74,031,625	10.2
Total	63	132	$722,448,985	100.0%

All of the Mortgage Loans were originated by their respective sellers or affiliates thereof, except as described in “—Co-Originated or Third-Party Originated Mortgage Loans” below.

Each Mortgage Loan is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily or manufactured housing community (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated or Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related mortgage loan seller and another entity or were originated by an unaffiliated third party and transferred to the mortgage loan seller:

●	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2, representing approximately 7.5% of the Initial Pool Balance for which Barclays Bank PLC is the mortgage loan seller, is part of a whole loan that was co-originated by Barclays Bank PLC and Morgan Stanley Bank, N.A. Such Mortgage Loan was underwritten pursuant to Barclays Bank PLC’s underwriting guidelines.

●	The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as The SoCal Portfolio, representing approximately 6.2% of the Initial Pool Balance for which Barclays Bank PLC is the mortgage loan seller, is part of a whole loan that was co-originated by Barclays Bank PLC and Citi Real Estate Funding Inc. Such Mortgage Loan was underwritten pursuant to Barclays Bank PLC’s underwriting guidelines.

●	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Houston Distribution Center, representing approximately 4.8% of the Initial Pool Balance for which Barclays Bank PLC is the mortgage loan seller, is part of a whole loan that was co-originated by Barclays Bank PLC and Société Générale. Such Mortgage Loan was underwritten pursuant to Barclays Bank PLC’s underwriting guidelines.

●	The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Apple Campus 3, representing approximately 4.2% of the Initial Pool Balance for which Wells Fargo Bank, National Association is the mortgage loan seller, is part of a whole loan that was co-originated by Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company and Deutsche Bank AG, acting through its New York Branch. Such Mortgage Loan was underwritten pursuant to Wells Fargo Bank, National Association’s underwriting guidelines.

●	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Emerald Hills Shopping Center, representing approximately 0.4% of the Initial Pool Balance, for which C-III Commercial Mortgage LLC is the mortgage loan seller, was originated by UnionCapitalFunding LLC. In connection with the acquisition thereof by C-III Commercial Mortgage LLC, such Mortgage Loan was re-underwritten pursuant to C-III Commercial Mortgage LLC’s underwriting guidelines.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on March 27, 2018 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the Moffett Towers II – Building 2 Mortgage Loan or the Moffett Towers II – Building 2 Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, the Moffett Towers II – Building 2 Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Mortgaged Property may be identified in this prospectus by name (for example, the Moffett Towers II – Building 2 Mortgaged Property); when that occurs, we are referring to the Mortgaged Property identified by that name on Annex A-1 to this prospectus.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest-only payments through maturity, Annual Debt Service means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date or the Anticipated Repayment Date, as applicable, Annual Debt Service means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan(s). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value” on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, the appraisals state values other than “as-is” as well as the “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the related appraisals take into account the reserves that the mortgage loan seller has taken to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties, the Appraised Value represents the “as-is” value, or values other than “as-is” for the portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” or appraised values other than “as-is” of the individual Mortgaged Properties. For additional information, see the table in the definition of LTV Ratio below. With respect to any Mortgage Loan that is a part of a Whole Loan, the Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

●	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

●	“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained in Annex A-3 to this prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

The “Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” Appraised Value (including “as-is” Appraised Values that reflect a portfolio premium) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan (or, in the case of each of the Mortgage Loans as shown in the table below, a value other than the “as-is” Appraised Value).

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Cut-off Date LTV Ratio (“As-Is”)	Maturity Date LTV Ratio (“As-Is”)	“As-Is” Appraised Value
Apple Campus 3(1)	4.2%	44.0%	44.0%	$773,600,000	54.4%	54.4%	$624,600,000
35 Waterview Boulevard(2)	3.0%	72.6%	61.1%	$30,300,000	73.8%	62.1%	$29,800,000
Holiday Inn Express - Waldorf(3)	0.9%	68.6%	57.5%	$9,100,000	73.4%	61.5%	$8,500,000
Greenbriar Apartments(4)	0.4%	62.7%	53.6%	$4,150,000	64.2%	55.0%	$4,050,000

(1)	The Appraised Value assumes all outstanding free rent and leasing commissions have been paid and tenant improvements have been completed. All outstanding free rent, tenant improvements and leasing commissions were reserved for at the origination of the Mortgage Loan.

(2)	The Appraised Value assumes all outstanding free rent, tenant improvements and leasing commissions have been paid. All outstanding free rent and leasing commissions were reserved for at origination of the Mortgage Loan.

(3)	The Appraised Value of the related Mortgaged Property represents the “hypothetical as-complete” value, which assumes the completion of the planned work associated with a property improvement plan (“PIP”) at the related Mortgaged Property. At origination of the Mortgage Loan, the related borrower deposited approximately $677,800 into a PIP reserve, representing approximately 100% of the estimated cost of the PIP.

(4)	The Appraised Value of the related Mortgaged Property represents the “hypothetical as-complete” value, which assumes the completion of the planned work associated with renovations at the related Mortgaged Property. At origination of the Mortgage Loan, the related borrower reserved approximately $100,000 with the lender, which amount represents approximately 139% of the estimated cost to complete the renovations.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2, representing approximately 7.5% of the Initial Pool Balance, the “As-Is” Appraised Value of $351,000,000 assumes that free rent, outstanding tenant improvements, and leasing commissions are escrowed and that Amazon, the sole tenant at the Mortgaged Property, will be paying rent within 12 months from the date of value of the Mortgaged Property. The parking garage is approximately 61.2% complete with an expected completion date in April 2018. If 361 parking spaces (the “Required Parking Spaces Satisfaction”), whether in the parking garage, on a surface lot, or in another parking structure at or near the Mortgaged Property are not delivered to Amazon on or before April 15, 2018 (subject to force majeure), Amazon will receive a base rent credit of $15,000 per day until such spaces are provided. A reserve of approximately $2,700,000 was taken at closing, which represents approximately six months of the Amazon base rent credit. If such 361 spaces are not provided by September 15, 2018, the borrower is required to post an additional $2,700,000 (the “Additional Parking Abatement Amount”). The amenities building is approximately 57.0% complete with an expected completion date in July 2018. A reserve for gap rent for the period beginning December 2017 and ending July 2018 was taken at closing totaling $8,332,337. In addition, a reserve of approximately $286,310 was taken at closing, which represents approximately six months of amenities building use fees. If the amenities building is not completed by January 31, 2019, the borrower is required to post an additional $286,310 (the “Additional Amenities Rent Amount”). Additionally, the Moffett Towers II - Building 2 Whole Loan documents provide for an upfront reserve in the amount of $1,000,000 for a debt service reserve which amounts were deposited into a lender-controlled account (the “Debt Service Reserve Account”). If the Required Parking Spaces Satisfaction has not occurred on or prior to September 15, 2018, the borrower will be required to deposit an additional $1,000,000 into the Debt Service Reserve Account. Provided no event of default under the Moffett Towers II - Building 2 Whole Loan is continuing, amounts remaining in the Debt Service Reserve Account will be used to pay any shortfalls in debt service with respect to the Moffett Towers II - Building 2 Whole Loan and will be released to the borrower upon the occurrence of the Required Parking Spaces Satisfaction.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as The SoCal Portfolio, representing approximately 6.2% of the Initial Pool Balance, the Appraised Value of The SoCal Portfolio - Ming Office Park Mortgaged Property reflects an assumption that Stantec Consulting Svcs, Inc. (“Stantec”) renews its lease expiring on March 31, 2018 of 52,041 square feet at the Mortgaged Property on substantially similar terms as the existing lease. Stantec has executed a renewal of its lease through March 31, 2023 for 25,203 square feet of the related Mortgaged Property.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Albany Capital Self Storage Portfolio, representing approximately 2.9% of the Initial Pool Balance, the Appraised Value as of December 21, 2017, is based on a portfolio “as-is” appraised value of $33,440,000. As of December 21, 2017, the related Mortgaged Properties had an aggregate “as-is” appraised value of $30,870,000.

The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date (in either case, not including the Maturity Date Balloon or ARD Payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or anticipated repayment date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, LTV Ratios with respect to such Mortgage Loan were calculated including any related Companion Loan(s).

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value” in this prospectus. See also the footnotes to Annex A-1 in this prospectus. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual Cut-off Date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of a Mortgage Loan that is part of a Whole Loan, the related Cut-off Date LTV Ratio was calculated based on the aggregate principal balance of the Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date.

In addition, in the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Branson Self Storage, representing approximately 0.4% of the Initial Pool Balance, the Cut-off Date LTV Ratio was calculated based on the related Cut-off Date Balance less a related $100,000 holdback reserve. The Cut-off Date LTV Ratio calculated without adjusting for the related holdback reserve is 71.8%. For more information regarding release or application of the holdback reserve, see “—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments—Involuntary Prepayments” and the footnotes to Annex A-1 to this prospectus.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Net Cash Flow Debt Service Coverage Ratio”, “Underwritten Debt Service Coverage Ratio”, “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1 to this prospectus.

Underwritten Net Cash Flow Debt Service Coverage Ratios for all partial interest-only loans, if any, were calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan, and the Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

In the case of a Mortgage Loan that is part of a Whole Loan, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Galleria Oaks, representing approximately 2.2% of the Initial Pool Balance, the Underwritten Debt Service Coverage Ratio is calculated based on the related cut-off date balance less a $925,000 holdback reserve. The Underwritten Net Cash Flow Debt Service Coverage Ratio without adjusting for the related holdback reserve is 1.25x. For more information regarding release or application of the holdback reserve, see “—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments—Involuntary Prepayments” and the footnotes to Annex A-1 to this prospectus.

“GLA” means gross leasable area.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan.

“LTV Ratio at Maturity or ARD”, “LTV Ratio at Maturity or Anticipated Repayment Date” and “Balloon or ARD LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a Mortgage Loan scheduled to be outstanding on the stated maturity date (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date), assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity of a Mortgage Loan may be higher than the LTV Ratio at Maturity or ARD that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of each Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date) with respect to such Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s).

In addition, in the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Branson Self Storage, representing approximately 0.4% of the Initial Pool Balance, the LTV Ratio at Maturity or ARD was calculated based on the related principal balance of the Mortgage Loan scheduled to be outstanding on the stated maturity date less a related $100,000 holdback reserve. The LTV Ratio at Maturity or ARD calculated without adjusting for the related holdback reserve is 60.0%. For more information regarding release or application of the holdback reserve, see “—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments—Involuntary Prepayments” and the footnotes to Annex A-1 to this prospectus.

“Maturity Date Balloon or ARD Payment” or “Balloon or ARD Payment” means, for any balloon Mortgage Loan or ARD Loan, the payment of principal due upon its stated maturity date or Anticipated Repayment Date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the payment of principal referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy Rate” means (i) in the case of multifamily rental properties and manufactured housing community properties, the percentage of rental units, pads or beds, as applicable, that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; and (iv) in the case of self storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented as of the date of determination, depending on borrower reporting. In the case of some of the Mortgage Loans, the calculation of Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans, see the individual Mortgage Loan and portfolio descriptions in Annex A-3.

“Occupancy As Of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves or performance escrows following failure to satisfy release conditions to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

●	“D(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

●	“L(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

●	“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“D or @%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

●	“D or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.

●	“D or GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

●	“GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity or ARD” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date or Anticipated Repayment Date.

“RevPAR” means, with respect to any hotel property, revenue per available room.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, self storage or industrial/warehouse facility, any other single-purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” below.

“Underwritten Net Cash Flow”, “Underwritten NCF”, “U/W Net Cash Flow” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily, manufactured housing community and self storage properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 80% and daily rates based on third-party-provided market information or average daily rates achieved during the prior one-to-three year annual reporting period.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue (or, in the case of a hospitality property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of retail, office, self storage and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing community properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero); and (d) in the case of hospitality properties, generally 4% to 5%, inclusive, of gross revenues (and may be zero). In addition, in some cases, the mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the Cut-off Date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular mortgage loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus. See also Annex A-1 and the footnotes thereto.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date.

Except as described in the following two paragraphs, no Mortgage Loan included in the Trust has an Underwritten NCF Debt Yield calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Galleria Oaks, representing approximately 2.2% of the Initial Pool Balance, the underwritten NCF Debt Yield is calculated based on the related cut-off date balance less the related holdback reserve. The Underwritten NCF Debt Yield without adjusting for the related holdback reserve is 8.1%. For more information regarding release or application of the holdback reserve, see “—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments—Involuntary Prepayments” and the footnotes to Annex A-1 to this prospectus.

In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Branson Self Storage, representing approximately 0.4% of the Initial Pool Balance, the Underwritten NCF Debt Yield was calculated based on the related Cut-off Date Balance less a related $100,000 holdback reserve. The Underwritten NCF Debt Yield calculated without adjusting for the related holdback reserve is 9.4%. For more information regarding release or application of the holdback reserve, see “—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments—Involuntary Prepayments” and the footnotes to Annex A-1 to this prospectus.

“Underwritten Net Operating Income”, “Underwritten NOI”, “U/W Net Operating Income” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus.

“Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the related Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date. The Underwritten Net Operating Income Debt Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Galleria Oaks, representing approximately 2.2% of the Initial Pool Balance, the Underwritten Net Operating Income Debt Service Coverage Ratio is calculated based on the related cut-off date balance less a $925,000 holdback reserve. The Underwritten Net Operating Income Debt Service Coverage Ratio without adjusting for the related holdback reserve is 1.33x. For more information regarding release or application of the holdback reserve, see “—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments—Involuntary Prepayments” and the footnotes to Annex A-1 to this prospectus.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Galleria Oaks, representing approximately 2.2% of the Initial Pool Balance, the Underwritten NOI Debt Yield is calculated based on the related cut-off date balance less a $925,000 holdback reserve. The Underwritten NOI Debt Yield without adjusting for the related holdback reserve is 8.6%. For more information regarding release or application of the holdback reserve, see “—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments—Involuntary Prepayments” and the footnotes to Annex A-1 to this prospectus.

In addition, in the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Branson Self Storage, representing approximately 0.4% of the Initial Pool Balance, the Underwritten NOI Debt Yield was calculated based on the related Cut-off Date Balance less a related $100,000 holdback reserve. The Underwritten NOI Debt Yield calculated without adjusting for the related holdback reserve is 10.1%. For more information regarding release or application of the holdback reserve, see “—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments—Involuntary Prepayments” and the footnotes to Annex A-1 to this prospectus.

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” above.

“Units”, “Rooms” or “Pads” means (a) in the case of certain Mortgaged Properties operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes, or (d) in the case of certain Mortgaged Properties operated as self storage properties, the number of self storage units.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity or ARD, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “weighted averages” of the Mortgage Loans or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-2 to this prospectus may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3 to this prospectus, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$722,448,985
Number of Mortgage Loans	63
Number of Mortgaged Properties	132
Number of crossed loans	0
Crossed loans as a percentage	0.0%
Range of Cut-off Date Balances	$1,416,828 to $54,000,000
Average Cut-off Date Balance	$11,467,444
Range of Mortgage Rates	3.365% to 6.310%
Weighted average Mortgage Rate	4.649%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	119 months
Range of remaining terms to maturity(2)	58 months to 120 months
Weighted average remaining term to maturity(2)	118 months
Range of original amortization terms(3)	240 months to 360 months
Weighted average original amortization term(3)	355 months
Range of remaining amortization terms(3)	236 months to 360 months
Weighted average remaining amortization term(3)	354 months
Range of Cut-off Date LTV Ratios(4)(5)(6)	43.8% to 75.0%
Weighted average Cut-off Date LTV Ratio(4)(5)(6)	60.9%
Range of LTV Ratios at Maturity or ARD(2)(4)(5)(6)	36.6% to 66.6%
Weighted average LTV Ratio at Maturity or ARD(2)(4)(5)(6)	54.7%
Range of U/W NCF DSCRs(5)(6)(7)	1.25x to 3.65x
Weighted average U/W NCF DSCR(5)(6)(7)	1.89x
Range of U/W NOI Debt Yields(5)(6)	8.0% to 19.3%
Weighted average U/W NOI Debt Yield(5)(6)	11.1%
Percentage of Initial Pool Balance consisting of:
Interest-only, Amortizing Balloon	40.8%
Interest-only, Balloon	28.1%
Amortizing Balloon	25.1%
Interest-only, ARD	4.2%
Interest-only, Amortizing ARD	1.8%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to two (2) Mortgage Loans with an Anticipated Repayment Date, secured by the Mortgaged Properties or portfolios of Mortgaged Properties identified on Annex A-1 to this prospectus as Apple Campus 3 and Corvac Composites Portfolio, representing approximately 6.0% of the Initial Pool Balance, calculated as of the related Anticipated Repayment Date.

(3)	Excludes eleven (11) Mortgage Loans secured by the Mortgaged Properties or portfolios of Mortgaged Properties identified on Annex A-1 to this prospectus as Airport Business Center, ExchangeRight Net Leased Portfolio #19, Apple Campus 3, Walmart Supercenter Houston, FedEx Distribution Center, Riverside and Rialto Industrial Portfolio, Forest Office Park, Villa Sierra & Wyndchase Apartments, 2222-2226 Cleveland Avenue, 8000 Jarvis Avenue and Metropolitan Medical Complex, representing approximately 32.2% of the Initial Pool Balance, that are interest-only for the entire term or until the Anticipated Repayment Date, as applicable.

(4)	Loan-to-value ratios (such as, for example, the Cut-off Date LTV Ratio and the LTV Ratio at Maturity or ARD) with respect to the Mortgage Loans were generally calculated using “as-is” values (or any equivalent term) as described under “—Certain Calculations and Definitions”; provided, that with respect to certain Mortgage Loans, the related loan-to-value ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. In addition, with respect to certain Mortgage Loans secured by multiple Mortgaged Properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. Such Mortgage Loans are identified under the definition of “Appraised Value” set forth under “—Certain Calculations and Definitions” in this prospectus. For further information, see Annex A-1 to this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “—Appraised Value” in this prospectus.

(5)	In the case of five (5) Mortgage Loans secured by the Mortgaged Properties or portfolios of Mortgaged Properties identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2, Airport Business Center, The SoCal Portfolio, Houston Distribution Center and Apple Campus 3, representing approximately 29.6% of the Initial Pool Balance, each of which has one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s).

(6)	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Branson Self Storage, representing approximately 0.4% of the Initial Pool Balance, the related debt yield and loan-to-value ratio were calculated based on the applicable principal balance net of a holdback reserve. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Galleria Oaks, representing approximately 2.2% of the Initial Pool Balance, the related debt yield and debt service coverage ratio was calculated based on the applicable principal balance net of a holdback reserve.

(7)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the cut-off date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity or its Anticipated Repayment Date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or its Anticipated Repayment Date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

The issuing entity will include ten (10) Mortgage Loans, representing approximately 15.8% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable (other than by reason of cross-collateralization provisions and/or tenancies-in-common borrower structures) on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office	20	$214,952,294	29.8%
Suburban	16	201,604,294	27.9
Medical	4	13,348,000	1.8
Industrial	17	$181,296,184	25.1%
Flex	7	81,819,657	11.3
Warehouse Distribution	3	45,346,527	6.3
Warehouse	2	31,600,000	4.4
Manufacturing	4	13,330,000	1.8
Manufacturing/Warehouse	1	9,200,000	1.3
Retail	41	$137,431,128	19.0%
Single Tenant	21	59,276,084	8.2
Unanchored	11	38,136,972	5.3
Anchored	7	36,245,786	5.0
Shadow Anchored	2	3,772,285	0.5
Manufactured Housing Community	27	$53,215,127	7.4%
Manufactured Housing Community	27	53,215,127	7.4
Hospitality	7	$48,027,533	6.6%
Limited Service	7	48,027,533	6.6
Self Storage	10	$35,762,082	5.0%
Self Storage	10	35,762,082	5.0
Multifamily	6	$34,046,625	4.7%
Garden	6	34,046,625	4.7
Mixed Use	4	$17,718,012	2.5%
Office/Industrial	1	7,930,000	1.1
Office/Retail	2	6,598,958	0.9
Retail/Education	1	3,189,054	0.4
Total	132	$722,448,985	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties

In the case of the office properties set forth above, see “Risk Factors—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties

In the case of the industrial properties set forth above, we note the following:

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as FedEx Distribution Center, representing approximately 2.9% of the Initial Pool Balance, the height of existing improvements is approximately 5.5 feet higher than permitted by zoning, and constitutes a zoning violation. The existing improvements have a height of 40.5 feet. At the time the improvements were constructed, applicable zoning permitted a height of 35 feet. A site plan was approved in conjunction with construction permitting a building height of 40 feet, ostensibly in error. In connection with the origination of the Mortgage Loan, the City of Groveport, Ohio provided a zoning comfort letter that provided, in pertinent part, that the structure was developed “in accordance with Current Zoning Code Requirements” is “Legal Conforming” and “may be

rebuilt in the current form.” The improvements were also the subject of a tax increment financing program intended to incentivize industrial and commercial development in the jurisdiction. Despite circumstances diminishing the likelihood of enforcement, we cannot assure you, however, that a zoning violation, if enforced, would not adversely affect either the current property operations or the borrower’s ability to rebuild the improvements following casualty, and, as a result, the Mortgage Loan.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Connecticut Industrial Portfolio - 160 Corporate Court, securing approximately 1.1% of the Initial Pool Balance by allocated loan amount, Eastern Mountain Sports, the former parent company of the sole tenant at the Mortgaged Property, Bob’s (Sports Direct), was acquired out of bankruptcy by Sports Direct International plc (“Sports Direct”) in June 2017. As part of the acquisition, Sports Direct reported that it plans to close approximately 48 Bob’s Stores and Eastern Mountain Sports retail locations. Although Sports Direct has not identified the Mortgaged Property, which operates as a distribution warehouse for the retailer, as a location planned for closure, we cannot assure you that the sole tenant at the Mortgaged Property, Bob’s (Sports Direct), will remain open for business or that the closing of any Bob’s Store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool. Notably, however, since the acquisition of Eastern Mountain Sports by Sports Direct in 2017, approximately $1.0 million has been spent on racking and packaging upgrades at the Mortgaged Property.

See “Risk Factors—Industrial Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties

In the case of the retail properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Manufactured Housing Community Properties

In the case of the manufactured housing community properties set forth in the above chart, we note the following:

●

With respect to each of the Mortgaged Properties identified on Annex A-1 to this prospectus as Front Range MHP Portfolio – Suburban Estates, SSA MHP Portfolio – Bellevue MHP, SSA MHP Portfolio – Edgewood MHP, SSA MHP Portfolio – Valley View MHP, College MHC, Hays Mobile Home Parks and Marshfield MHP, securing approximately 0.3%, 0.2%, 0.1%, 0.1%, 0.5%, 0.4% and 0.3%, respectively, of the Initial Pool Balance by allocated loan amount, over 10% of the pad sites are known to be occupied by mobile homes owned by an affiliate of the related borrower and rented out like apartments or that are subject to installment sales contracts. Such homes are not collateral for any of the related Mortgage Loans (and the rent and other revenue from such homes was not included as part of the underwriting for those Mortgage Loans). Nonetheless, the related mortgage loan documents contain general prohibitions regarding the removal of such homes (unless timely replaced or except following an approved sale to a third party). In the case of certain Mortgage Loans secured by Mortgaged Properties or portfolios of Mortgaged Properties occupied by homes owned by an affiliate of the related borrower (such as in the case of each of the College MHC, Hays Mobile Home Parks, Marshfield MHP, Lynchburg MHP Portfolio and SSA MHP Portfolio

Mortgaged Properties) there is a master lease with the borrower affiliate that owns the homes in question.

●	With respect to the Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as All Seasons Mobile Home Park, SSA MHP Portfolio, Hays Mobile Home Parks, Lynchburg MHP Portfolio, Bonnet Lake MHP and Hammondell MHP, representing approximately 0.9%, 0.5%, 0.4%, 0.4%, 0.4% and 0.3%, respectively, of the Initial Pool Balance, the related Mortgaged Properties are not connected in their entirety to public water and/or a public sewer system and may have private wells and/or wastewater treatment plants onsite.

●	Certain of the Mortgaged Properties derive income through the rental of transient recreational vehicle sites, apartment units and/or single family residences. For example, with respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Front Range MHP Portfolio – Pleasant View Estates and Hammondell MHP, representing approximately 0.3% and 0.3%, respectively, of the Initial Pool Balance by allocated loan amount, (i) the Front Range MHP Portfolio – Pleasant View Estates Mortgaged Property has 6 recreational vehicle sites, 1 apartment unit and 1 single family residence, which collectively generate approximately 14.8% of the related underwritten revenues, and (ii) the Hammondell MHP Mortgaged Property has 46 transient recreational vehicle sites and 2 apartment units, which collectively generate approximately 19.9% of the related underwritten revenues.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hammondell MHP, representing approximately 0.3% of the Initial Pool Balance, the related Mortgaged Property is age restricted to tenants at least 55 years of age.

●	With respect to the Mortgage Loans secured by the portfolios of Mortgaged Properties identified on Annex A-1 as Wichita MHP Portfolio and Arizona MHC Portfolio II, collectively representing approximately 1.9% of the Initial Pool Balance, at origination, approximately 49 of the 499 pad sites and 7 of the 279 pad sites, respectively, are occupied by homes owned by an affiliate of the related borrower and rented out like apartments. Each such borrower affiliate has entered into a tri-party agreement with the borrower and the lender in connection with the lease of the pad space prohibiting such borrower affiliate from, among other things, (i) removing any home during an event of default under the Mortgage Loan documents without the lender’s prior written approval (not to be unreasonably withhold), (ii) removing any home unless such home is obsolete or unusable or (iii) transferring any home to a third party unless such party enters into a lease with the borrower for the related pad. In addition, the Mortgage Loan documents prohibit the borrower affiliate from owning more than 25% (with respect to the Wichita MHP Portfolio Mortgage Loan) and 15% (with respect to the Arizona MHC Portfolio II Mortgage Loan) of the homes at the related Mortgaged Properties. The affiliate-owned homes are not collateral for the Mortgage Loans and neither of the lease rent for the pads nor the third party tenant rent for the affiliate owned homes were included in the underwriting for such Mortgage Loans.

●

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as ACG Conlon MHC Portfolio V, representing approximately 1.1% of the Initial Pool Balance, such Mortgaged Properties consist of 349 pads. There are currently 130 homes, approximately 37.2% of the total pads, which are owned by the borrower. The borrower-owned homes are collateral for the Mortgage Loan, however, no income or value has been underwritten with respect to these homes. Such homes are subject to a free release if sold to a third-party who will be a tenant at the Mortgaged Properties, provided that if the weighted average portfolio occupancy drops below 90%, proceeds from the sale of borrower-owned homes are required to be held for the future acquisition of the borrower-owned homes or approved capital expenditures.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as All Seasons Mobile Home Park, representing approximately 0.9% of the Initial Pool Balance, such Mortgaged Property consists of 203 pads. There are currently 112 homes, approximately 55.2% of the total pads, which are owned by the borrower and subject to installment sales agreements with tenants. The Mortgage Loan documents provide that upon the tenant’s payment in full, the borrower will release ownership of the homes to the related tenant. The borrower-owned homes are collateral for the Mortgage Loan, however, no income or value has been underwritten with respect to these homes.

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks” and “—Some Mortgaged Properties May Not be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Hospitality Properties

In the case of the hospitality properties set forth in the above chart, we note the following:

●	Hospitality properties may be particularly affected by seasonality. See the footnotes to Annex A-1 for more information regarding escrows and reserves under the Mortgage Loan documents and “—Certain Terms of the Mortgage Loans—Escrows” in this prospectus.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Oxford Alabama Hotel Portfolio, representing approximately 1.8% of the Initial Pool Balance, each of the related Mortgaged Properties is located near a military base and military and governmental institutions represent a significant demand generator for such Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally” in this prospectus.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Fairfield Inn & Suites – Willow Grove, representing approximately 1.2% of the Initial Pool Balance, Hampton Inn Warrington, a 96-room hotel property located approximately 7.7 miles from the related Mortgaged Property, recently opened in January 2018. The hotel is expected to be directly competitive with the related Mortgaged Property.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Cut-off Date Balance by Allocated Loan Amount	Approx. % of Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
Oxford Alabama Hotel Portfolio – Courtyard Anniston Oxford by Marriott	$6,786,666	0.9%	8/22/2034	2/6/2028
Oxford Alabama Hotel Portfolio – Fairfield Inn & Suites Anniston Oxford	$6,187,842	0.9%	1/22/2030	2/6/2028
Hilton Garden Inn Yuma Pivot Point	$9,984,919	1.4%	1/31/2031	2/11/2028
Fairfield Inn & Suites – Willow Grove	$8,615,217	1.2%	6/30/2036	11/11/2027
Holiday Inn Express – Waldorf	$6,240,000	0.9%	2/20/2028	3/11/2028
Comfort Inn - Blythewood	$5,250,000	0.7%	7/21/2026	3/6/2028
Holiday Inn Express Greenville Airport	$4,962,889	0.7%	5/7/2025	2/11/2023

See “Risk Factors—Risks Relating to the Mortgage Loans— Hotel Properties Have Special Risks”, “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Self Storage Properties

In the case of the self storage properties set forth above, see “Risk Factors—Self Storage Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties

In the case of the multifamily properties set forth in the above chart, we note the following:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Villa Sierra & Wyndchase Apartments, representing approximately 1.8% of the Initial Pool Balance, approximately 23.0% of the units are currently leased to residents who are military personnel associated with Fort Bliss.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Greenbriar Apartments, representing approximately 0.4% of the Initial Pool Balance, approximately 12 of 80 units are currently using Section 8 housing vouchers, which represents approximately 15.0% of the underwritten revenue.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”. See also representation and warranty no. 8 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Mixed Use Properties

In the case of the mixed use properties set forth above, see “Risk Factors—Mixed Use Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants by net rentable area identified on Annex A-1 that operates its space in whole or in part as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance (by allocated loan amount)
Restaurant(1)	9	3.4%
Grocery store(2)	5	5.0%
Technology Lab Space(3)	2	8.7%
Gym, fitness center or a health club(4)	2	1.2%
Medical i.e., medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools(5)	13	3.9%
Bank branch(6)	1	0.1%
Educational facility(7)	5	1.8%

(1)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as The SoCal Portfolio – Aliso Viejo Commerce Center, The SoCal Portfolio – Diamond Bar, The SoCal Portfolio – 10th Street Commerce Center, The SoCal Portfolio – Garden Grove Town Center, The SoCal Portfolio – 25th Street Commerce Center, Mill Creek, Vero Beach Retail Portfolio - The Shops of Vero Beach, Vero Beach Retail Portfolio – Tropic Square Shopping Center and Emerald Hills Shopping Center.

(2)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as The SoCal Portfolio – 10th Street Commerce Center, The SoCal Portfolio – 25th Street Commerce Center, Walmart Supercenter Houston, Ascension Crossing Shopping Center and Vero Beach Retail Portfolio - Tropic Square Shopping Center.

(3)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2 and Connecticut Industrial Portfolio - 550 Research Parkway.

(4)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as The SoCal Portfolio – Diamond Bar and Ascension Crossing Shopping Center.

(5)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as The SoCal Portfolio – Transpark Commerce, The SoCal Portfolio – Wimbledon, The SoCal Portfolio – The Abbey Center, The SoCal Portfolio – Atlantic Plaza, The SoCal Portfolio – Ming Office Park, The SoCal Portfolio – Garden Grove Town Center, The SoCal Portfolio – 30th Street Commerce Center, The SoCal Portfolio – 25th Street Commerce Center, The SoCal Portfolio – Fresno Airport, ExchangeRight Net Leased Portfolio #19 – Fresenius Medical Care – Chicago (Bishop), IL, ExchangeRight Net Leased Portfolio #19 – Fresenius Medical Care – Lithonia (Evans), GA, Elliot Medical Complex and Metropolitan Medical Complex.

(6)	Includes the Mortgaged Property identified on Annex A-1 to this prospectus as The SoCal Portfolio – 10th Street Commerce Center.

(7)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as The SoCal Portfolio – Palmdale Place, The SoCal Portfolio – Diamond Bar, The SoCal Portfolio – Mt. Vernon Commerce Center, 8000 Jarvis Avenue and Vero Beach Retail Portfolio – The Shops of Vero Beach.

In addition:

●

With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as The SoCal Portfolio – Aliso Viejo Commerce Center, The SoCal Portfolio – Moreno Valley, The SoCal Portfolio – Colton Courtyard, The SoCal

Portfolio – Upland Commerce Center, Hayward Industrial Park – CA and Galleria Oaks, securing approximately 4.3% of the Initial Pool Balance, each Mortgaged Property includes a tenant that operates as a gas station or automotive service center.

●	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as The SoCal Portfolio – Atlantic Plaza, The SoCal Portfolio – 30th Street Commerce Center, Galleria Oaks and Emerald Hills Shopping Center, collectively securing approximately 2.8% of the Initial Pool Balance, each such Mortgaged Property includes a tenant that operates as a dry cleaner with on-site processing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses”.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	U/W NCF DSCR(1)		Cut-off Date LTV Ratio(1)	Property Type
Moffett Towers II – Building 2	$54,000,000	7.5%	$455	2.08	x	47.0%	Office
Airport Business Center	$50,000,000	6.9%	$128	2.12	x	61.3%	Industrial
The SoCal Portfolio	$45,000,000	6.2%	$104	1.48	x	59.4%	Various
Southpoint Office Center	$37,200,000	5.1%	$101	1.82	x	74.4%	Office
ExchangeRight Net Leased Portfolio #19	$35,840,000	5.0%	$139	2.37	x	60.7%	Various
Houston Distribution Center	$34,949,034	4.8%	$56	1.44	x	58.2%	Industrial
Apple Campus 3	$30,000,000	4.2%	$385	3.55	x	44.0%	Office
Walmart Supercenter Houston	$26,500,000	3.7%	$149	1.74	x	62.1%	Retail
35 Waterview Boulevard	$22,000,000	3.0%	$128	1.75	x	72.6%	Office
FedEx Distribution Center	$21,100,000	2.9%	$69	1.77	x	66.6%	Industrial
Riverside and Rialto Industrial Portfolio	$21,000,000	2.9%	$52	1.85	x	56.1%	Industrial
Albany Capital Self Storage Portfolio	$21,000,000	2.9%	$89	1.37	x	62.8%	Self Storage
Forest Office Park	$18,000,000	2.5%	$79	2.68	x	62.9%	Office
Connecticut Industrial Portfolio	$16,850,000	2.3%	$30	1.69	x	62.6%	Industrial
Galleria Oaks	$15,976,437	2.2%	$162	1.33	x(2)	69.5%	Retail
Top 3 Total/Weighted Average	$149,000,000	20.6%		1.91	x	55.5%
Top 5 Total/Weighted Average	$222,040,000	30.7%		1.97	x	59.5%
Top 15 Total/Weighted Average	$449,415,471	62.2%		1.96	x	60.1%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan(s) in the aggregate.

(2)	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Galleria Oaks, representing approximately 2.2% of the Initial Pool Balance, the related debt yield and debt service coverage ratio was calculated based on the applicable principal balance net of a holdback reserve.

See “—Assessment of Property Value and Condition” below for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.1% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

Certain Mortgage Loans set forth in the table below entitled “Multi-Property Mortgage Loans”, representing approximately 30.1% of the Initial Pool Balance are secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
The SoCal Portfolio	$45,000,000	6.2%
ExchangeRight Net Leased Portfolio #19	35,840,000	5.0
Riverside and Rialto Industrial Portfolio	21,000,000	2.9
Albany Capital Self Storage Portfolio	21,000,000	2.9
Connecticut Industrial Portfolio	16,850,000	2.3
Corvac Composites Portfolio	13,330,000	1.8
Oxford Alabama Hotel Portfolio	12,974,508	1.8
Villa Sierra & Wyndchase Apartments	12,900,650	1.8
ACG Conlon MHC Portfolio V	7,640,000	1.1
Wichita MHP Portfolio	7,200,000	1.0
Arizona MHC Portfolio II	6,308,670	0.9
Front Range MHP Portfolio	4,075,000	0.6
SSA MHP Portfolio	3,712,500	0.5
Parklane and North Dohr Apartments	3,545,975	0.5
Vero Beach Retail Portfolio	3,500,000	0.5
Lynchburg MHP Portfolio	2,900,000	0.4
Total	$217,777,303	30.1%

(1)	Total may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

●	With respect to the Mortgaged Properties or portfolios of Mortgaged Properties identified on Annex A-1 to this prospectus as Airport Business Center, Forest Office Park, Newport News Flex Portfolio and Branson Self Storage, representing approximately 6.9%, 2.5%, 0.8% and 0.4%, respectively, of the Initial Pool Balance, certain of the related Mortgaged Properties are comprised of two or more non-contiguous parcels.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Hays Mobile Home Parks, representing approximately 0.4% of the Initial Pool Balance, such Mortgaged Property is comprised of two or more parcels, each of which is owned by a separate borrower.

Five (5) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, representing approximately 21.6% of the Initial Pool Balance, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 11.6% of the Initial Pool Balance. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

The following table shows each group of Mortgage Loans that are not cross-collateralized but have borrowers that are related to each other.

Related Borrower Loans(1)

Mortgage Loan	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Moffett Towers II – Building 2	1	$54,000,000	7.5%
Apple Campus 3	1	30,000,000	4.2
Total for Group 1:	2	$84,000,000	11.6%
Group 2:
ExchangeRight Net Leased Portfolio #19	21	$35,840,000	5.0%
Villa Sierra & Wyndchase Apartments	2	12,900,650	1.8
Total for Group 2:	23	$48,740,650	6.7%
Group 3:
Wichita MHP Portfolio	2	$7,200,000	1.0%
Marshfield MHP	1	2,065,207	0.3
Total for Group 3:	3	$9,265,207	1.3%
Group 4:
Front Range MHP Portfolio	2	$4,075,000	0.6%
Colorado Self Storage	1	2,319,000	0.3
Handy Self Storage	1	2,181,000	0.3
Total for Group 4:	4	$8,575,000	1.2%
Group 5:
Bonnet Lake MHP	1	$2,790,000	0.4%
Hammondell MHP	1	2,451,000	0.3
Total for Group 5:	2	$5,241,000	0.7%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Mortgage Loans with related borrowers are identified under “Affiliated Sponsor” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

See also representation and warranty no. 42 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	36	$244,158,508	33.8%
Texas	12	$109,924,800	15.2%
Ohio	9	$37,587,965	5.2%
Minnesota	1	$37,200,000	5.1%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-2.

The remaining Mortgaged Properties are located throughout 22 other states, with no more than 4.6% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	Twelve (12) Mortgaged Properties securing approximately 8.8% of the Initial Pool Balance by allocated loan amount, are each located within the state of Florida or within approximately 25 miles of the coast of the Gulf of Mexico or the Atlantic Ocean, and, therefore, are more susceptible to hurricanes. See representation and warranty nos. 18 and 26 in Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble in Annex D-1).

●	Thirty-eight (38) Mortgaged Properties securing approximately 35.5% of the Initial Pool Balance by allocated loan amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19.0% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

Mortgaged Properties with Limited Prior Operating History

Thirty-six (36) of the Mortgaged Properties, securing approximately 29.9% of the Initial Pool Balance by allocated loan amount (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

See Annex A-3 for more information on the Mortgaged Properties with limited prior operating history relating to the largest 15 Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

Four (4) Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as FedEx Distribution Center, Riverside and Rialto Industrial Portfolio, Lakeville and Marina and 2222-2226 Cleveland Avenue, representing approximately 8.0% of the Initial Pool Balance, each have two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Described below is certain information regarding Mortgage Loans having borrowers with diversified ownership (generally more than twenty (20) individuals having a direct ownership interest in the borrower):

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as ExchangeRight Net Leased Portfolio #19, representing approximately 5.0% of the Initial Pool Balance, the Mortgage Loan is structured with a Delaware statutory trust, which permits up to 200 members.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Villa Sierra & Wyndchase Apartments, representing approximately 1.8% of the Initial Pool Balance, the Mortgage Loan is structured with a Delaware statutory trust, which permits up to 200 members.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 8000 Jarvis Avenue, representing approximately 0.8% of the Initial Pool Balance, the related borrower is a California limited liability company, which is owned, directly and indirectly, by multiple investors (none of which own more than 30.0% of the borrower).

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Holiday Inn Express Greenville Airport, representing approximately 0.7% of the Initial Pool Balance, the related borrower is owned by 24 investors with ownership ranging from 0.962% to 7.692% of the borrower. Manager (Blue Cougar Greenville), which is wholly owned by sponsor (Leslie Ng), owns 3.846% interest in borrower.

●

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Metropolitan Medical Complex, representing approximately 0.6% of the Initial Pool Balance, the related borrower is an Ohio limited partnership, which is owned, directly and indirectly, by multiple investors (none of which own more than 9.9% of the borrower).

Delaware Statutory Trusts

With respect to three (3) Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as ExchangeRight Net Leased Portfolio #19, Walmart Supercenter Houston and Villa Sierra & Wyndchase Apartments, representing approximately 10.4% of the Initial Pool Balance, the related borrower is a Delaware statutory trust. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Risks Relating to Delaware Statutory Trusts”.

Condominium and Other Shared Interests

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2, representing approximately 7.5% of the Initial Pool Balance, the Mortgaged Property is one building within a five building complex that is run by an association (the members of which are the owners of each building within the complex) with a structure similar to a condominium association. Shares of the voting interest in the association are based on the number of completed buildings at the complex as described in the related covenants, conditions and restrictions, with each completed building entitled to a proportionate share of the voting interest. Provided that all five buildings are completed in accordance with the development plan, each building will be entitled to a one-fifth (or 20.0%) share of the voting interest in the association. As of the origination date, the borrower is the sole voting member under the covenants, conditions and restrictions and has the ability to block material operational decisions under the covenants, conditions and restrictions.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as M2i Retail, representing approximately 0.7% of the Initial Pool Balance, the Mortgage Loan is secured by the borrower’s ownership of all of the commercial units in a condominium regime that includes ten commercial units and 230 residential units. The borrower’s commercial units voting rights total approximately 4.167% of the voting rights and, as such, the borrower does not have voting control of the condominium board. However, the declaration provides that no amendments may be made which would increase the percentage of assessments against any commercial condominium units or impose greater restrictions on such units without the prior written consent of at least two-thirds of the owners of the commercial units.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”. See also representation and warranty no. 8 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	127	$705,812,242	97.7%
Leasehold	4	13,447,690	1.9
Fee and Leasehold	1	3,189,054	0.4
Total	132	$722,448,985	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1 to this prospectus.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general except as noted in the exceptions to representation and warranty no. 36 in Annex D-1 indicated on Annex D-2 or otherwise discussed below, and unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases: (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options); and (ii) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as The SoCal Portfolio – Cityview Plaza and The SoCal Portfolio – Anaheim Stadium Industrial, representing approximately 0.2% of the initial mortgage pool balance by allocated loan amount, the related Mortgage Loan is secured by the borrower’s leasehold interest in the related Mortgaged Property. The related ground leases expire in 2034 (in relation to The SoCal Portfolio – Anaheim Stadium Industrial Mortgaged Property) and 2035 (in relation to The SoCal Portfolio – Cityview Plaza Mortgaged Property), in each case with no extension options exercisable by the borrower as tenant. Accordingly, each ground lease term is less than 20 years beyond the maturity date of the Mortgage Loan. The borrower deposited $1,000,000 at closing into a ground lease extension reserve to be used in connection with costs associated with the extension of such ground leases at the Mortgaged Properties. In the event that each of the ground leases have not been extended on or before two years after the closing date of the Mortgage Loan, the borrower must commence making deposits of approximately $55,000 per month into the ground lease extension reserve, subject to a cap of approximately $6,250,000. In the event one of the ground leases are extended, the lender will release an appropriate pro rata share of the reserve to the borrower. With respect to The SoCal Portfolio – Cityview Plaza Mortgaged Property, the monthly ground rent is currently $47,021, which is set to increase every five years, according to the rent calculations in the terms of such ground lease. With respect to The SoCal Portfolio – Anaheim Stadium Industrial Mortgaged Property, the monthly ground rent is currently $29,912, which is set to increase in 2024, according to the rent calculations in the terms of such ground lease.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hilton Garden Inn Yuma Pivot Point, representing approximately 1.4% of the Initial Pool Balance, the Mortgaged Property consists of a ground lease between the City of Yuma, Arizona, as ground lessor, and the borrower as successor lessee (the original developer having assigned its interest to borrower) for a hotel property in a master-planned project. The lease term expires June 15, 2055. The ground lease was entered into in conjunction with a PILOT-type arrangement in 2005, and was most recently modified by the City of Yuma and the borrower in February 2018. The effect of the 2018 modifications, among other things, was to (i) remove the original developer as ground lessee and assign that interest to the borrower; (ii) release the original developer from further obligations pertaining to the subject hotel tract, and release the borrower from any funding obligations related to public improvements on other properties in the master-planned project; and (iii) provide various leasehold mortgagee protections in the event of a borrower default under the ground lease or the loan documents. The 2018 modifications are subject to certain Arizona conflict of interest-type laws (A.R.S. §38-511) that give the City of Yuma the right to cancel any contract if, within three years of its execution, any person significantly involved in initiating, negotiating, securing, drafting or creating the contract on behalf of the public entity becomes in effect an employee or agent of any other contract party or a consultant thereto with respect to the subject matter of the contract. The loan documents provide for full recourse to the borrower and the guarantor in the event that (a) the borrower, the guarantor, the sponsor or an affiliate knowingly engages in an activity that could reasonably be expected to result in a right of the City of Yuma to cancel any part of the ground lease; (b) an agreement comprising the ground lease is cancelled pursuant to the aforementioned law; or (c) the ground lease ceases to exist. Further, the loan documents require an annual compliance certification from an officer of the borrower with respect to such laws. If the City of Yuma’s cancellation rights were triggered and exercised, thereby vitiating the 2018 modification documents referenced above, then certain lender protections would become ineffective. See representation and warranty no. 36 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests” and “—Leased Fee Properties Have Special Risks”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan (except for the Mortgaged Property identified on Annex A-1 to this prospectus as O’Reilly Auto Parties – Miami, FL) no more than 10 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses”; “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting—Environmental Assessments”; “—BSPRT Finance, LLC— BSPRT’s Underwriting Standards—Assessments of Property Condition—Environmental Assessment”; “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes—Assessments of Property Condition—Environmental Assessment”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis—Environmental Report”; and “Certain Legal Aspects of Mortgage Loans” in this prospectus. See also representation and warranty no. 43 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2, representing approximately 7.5% of the Initial Pool Balance, the Phase I ESA identified a REC in connection with the Mortgaged Property’s location in the Lockheed Martin Plant One Campus, which was used by Lockheed for aerospace manufacturing and for research and development. The Mortgaged Property is included in a Site Cleanup Requirements Order issued by the Regional Water Quality Control Boards (”RWQCB”). No significant sources of soil or groundwater pollution have been identified on the Mortgaged Property during historical or more recent investigations of the Plant One Facility. The results of recent soil and groundwater investigations were presented in a Subsurface Investigation Report, which concluded that no additional investigation or action pertaining to soil impacts or groundwater beneath the Mortgaged Property was warranted at that time. The RWQCB issued a concurrence letter for the Subsurface Investigation Report on July 27, 2016. In addition, a Soil Gas Vapor Intrusion Risk Evaluation Letter Report concluded that, based on the information contained in the evaluation, no further investigation or action was warranted at Parcel 2 with respect to soil, groundwater, and soil gas. The California Water Resources Control Board (”SRWQCB”) issued a concurrence letter for the Soil Gas Vapor Intrusion Risk Evaluation on November 7, 2016. The Mortgaged Property is subject to a December 2015 Soil Remediation and Management Plan (”SRMP”) that was approved by the San Francisco Bay RWQCB (”SFBRWQCB”). As part of the SRMP, the Mortgaged Property is subject to an August 2016 Quality Assurance/Quality Control Plan, September 2016 Waste Transportation Plan, and September 2016 Dust and Vapor Control Plan, which were prepared in accordance with the SRMP and approved by the SFBRWQCB. The Mortgaged Property redevelopment activities continue to be conducted in accordance with these plans and will be documented and included in a Completion Report due upon completion of the development for SFBRWQCB approval. The Responsible Party associated with this release has been identified by state and Federal regulatory agencies as Lockheed Martin, and Lockheed Martin is currently conducting response actions under state and Federal oversight. The Phase I ESA concluded that given the absence of impact, this is considered a Business Environmental Risk and no further action appears warranted.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Airport Business Center, representing approximately 6.9% of the Initial Pool Balance, the Phase I ESA identified a controlled recognized environmental condition (”CREC”) associated with contaminants in soil and groundwater from prior industrial uses and dry cleaning operations at the mortgaged property. The Orange County Health Care Agency (”OCHCA”) issued a case closure letter for the site on September 9, 2009, confirming that no further action was required at that time subject to the following conditions: (i) continued operation and maintenance of an existing sub-slab depressurization system (”SSDS”) and an existing surface seal at what is currently a drop-off dry cleaner tenant space); and (ii) re-evaluation of the health risk in the event that current space in Building 61 changes to a sensitive-receptor unit (such as a day care center). Facility personnel indicated to the environmental consultant that the SSDS is currently operational and no sensitive-receptor tenants have occupied these spaces. The Phase I ESA consultant recommended no further assessment of the CREC. The loan documents include an ongoing covenant to comply with the OCHCA’s case closure letter conditions, and the guarantor has personal liability for losses related to such environmental matters.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as The SoCal Portfolio – 30th Street Commerce Center, representing approximately 0.1% of the Initial Pool Balance by allocated loan amount, the Phase I ESA identified a REC at the Mortgaged Property with respect to elevated soil vapor concentrations in connection with the existence of an on-site dry cleaner. An SSDS was installed at the Mortgaged Property in January 2016 to remediate the contaminants in the soil, which has caused a decrease in the related contaminant levels. The Phase I ESA recommended that the SSDS continue to operate at the mortgaged property. An environmental consultant estimated the cost of operating the SSDS to be approximately $5,000 per year, or $50,000 for the term of the Mortgage Loan. The related sponsor has a net worth and liquidity in multiples of the estimated remediation costs for the term of the Mortgage Loan. An environmental insurance policy is not in place with respect to the Mortgaged Property; however, the Mortgage Loan documents permit the indemnitor under the environmental indemnity to elect to provide an environmental insurance policy covering such Mortgaged Property.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as ExchangeRight Net Leased Portfolio #19 – Fresenius Medical Care – Chicago (Bishop), IL, representing approximately 0.5% of the Initial Pool Balance by allocated loan amount, the Phase I ESA identified a CREC at the Mortgaged Property due to the historical presence of a trucking company, a motor freight station and/or a motor transportation station at the Mortgaged Property from the 1930s until 2010. An unaffiliated third party has been designated the responsible party. The Mortgaged Property was granted regulatory closure by the Illinois EPA provided that land use at the Mortgaged Property be restricted to industrial and commercial uses, and that a concrete slab covering the contaminated soils be maintained. No further action is required.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Apple Campus 3, representing approximately 4.2% of the Initial Pool Balance, the Phase I environmental site assessment identified recognized environmental conditions that existed prior to the Apple Campus 3 improvements being developed: (i) certain arsenic and pesticides in soil which were the subject of significant site-wide excavation and an ongoing site management plan prepared in November 2017; (ii) known offsite trichloroethylene (TCE) impacts to soil, soil-gas, and groundwater and on-site TCE in soil-gas above commercial screening level which were the subject of a vapor-intrusion mitigation system and solvent-resistant vapor barrier and passive vapor venting pipes and construction of office building with office levels over open-deck parking levels; and (iii) arsenic and pesticides in soil in area of historical industrial use associated with semiconductor and electronics manufacturing since the 1960s for which responsible parties Advanced Micro Devices, Inc., Northrop Grumman, and Locus Technologies, a subsidiary of Philips Electronics Company, have been identified and deemed to have adequate financial wherewithal to address the issues. The loan documents require compliance with the November 2017 site management plan and ongoing maintenance of the vapor intrusion mitigation system, among other things.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Walmart Supercenter Houston, representing approximately 3.7%, of the Initial Pool Balance, the related Phase I ESA identified a regional groundwater contamination. The borrower obtained an environmental impairment liability (”EIL”) insurance policy, from Steadfast Insurance Company (a Zurich Insurance Group Company), which lists the borrower as the first named insured and the lender, with its successors, assigns, and/or affiliates as additional named insureds. The EIL policy has a term of 120 months, with an optional extended reporting period of 36 months, policy limits of $10,000,000 per incident and in the aggregate, with a $100,000 deductible per incident. The premium for the policy was paid in full at origination.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Connecticut Industrial Portfolio, representing approximately 2.3% of the Initial Pool Balance, the related Phase I ESA identified a recognized environmental condition related to the historic operation of industrial facilities, including a silver plating company, at each of the Mortgaged Properties between 1968 and 1985. Prior site investigations identified soil and groundwater impacts including, among other things, concentrations of volatile organic compounds (”VOCs”) in the groundwater in excess of Connecticut Department of Energy Environmental Protection (”CTDEEP”) groundwater protection criteria. Following certain remedial actions to address sources of the impacts, the CTDEEP approved addressing remaining impacts through natural attenuation and ongoing groundwater monitoring. Biennial groundwater monitoring is being performed by Environmental Waste Management Associates LLC (”EWMA”) under oversight of a Connecticut Licensed Environmental Professional (”LEP”) pursuant to a Guaranteed Cleanup Cost Contract (”GCCC”). Under the GCCC, EWMA is required to obtain regulatory closure at each of the Mortgaged Properties at a not-to-exceed cost of $1,221,804 (the “GCCC Cap”). At origination, the borrower reserved approximately $239,531.47, representing 100% of the outstanding balance of the GCCC Cap. In addition, the Phase I ESA noted that the Mortgaged Properties are each considered an “Establishment” under the Connecticut Transfer Act in connection with the generation of hazardous waste from prior operations at such Mortgaged Properties. Under the terms of the borrower’s acquisition of the Mortgaged Properties, the borrower agreed to assume the obligation to comply with the Connecticut Transfer Act. Pursuant to the Connecticut Transfer Act the borrower may be required to, among other things, undertake further site investigation and remediation at each of the Mortgaged Properties (the “Regulatory Requirements”). At origination, the borrower reserved $250,000, representing approximately 125% of the estimated reasonable worst case cost to complete the Regulatory Requirements.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Corvac Composites Portfolio, representing approximately 1.8% of the Initial Pool Balance, with respect to the constituent property located in Kentwood, Michigan, having an allocated loan amount equal to $5,400,000, or approximately 40.5% of the original principal balance, the Phase I ESA identified soil and groundwater contamination from prior industrial manufacturing operations (pre-dating the borrower’s ownership of the subject property); however, a successor owner is protected in Michigan from liability associated with prior contamination by filing a Baseline Environmental Assessment (”BEA”) with the Michigan Department of Environmental Quality (”MDEQ”). The borrower made this submission to the MDEQ on June 28, 2017, and, by letter dated September 12, 2017, MDEQ acknowledged receipt of the submission. The submission represents the equivalent of a “no further action” confirmation so long as the owner’s due care obligations are satisfied. The borrower has statutory obligations with respect to the subject property, including: (1) exercising due care by taking actions necessary to mitigate unacceptable exposure to hazardous substances; and (2) taking reasonable precautions against reasonably foreseeable acts or omissions of third parties. Such statutory obligations are implemented via criteria established by MDEQ. The loan documents require that the borrower comply with the requirements and recommendations set forth in the BEA (including, without limitation, the due care obligations set forth therein) and, upon lender request, shall deliver evidence reasonably acceptable to the lender of such compliance.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as WestRock Industrial, representing approximately 1.5% of the Initial Pool Balance, the Phase I ESA identified a REC relating to the mortgaged property’s being adjacent and/or proximate to sites that are being remediated for groundwater contamination. Dow Chemical Company and Union Carbide Company, subsidiaries to DowDupont, Inc (NYSE:DWDP) are responsible parties for the remediation of such properties, which is being conducted with RWQCB oversight. The ESA recommended continued review of regulatory information as it applies to off-site remediation activities. Further, an on-site groundwater monitoring well associated with an earlier Phase II investigation was recommended to remain open until off-site remediation activities were concluded.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Twin Oaks Shopping Center, representing approximately 1.1% of the Initial Pool Balance, historical drycleaner operations conducted on-site from 1987 to 2007 resulted in volatile organic compounds impacting soil and groundwater at the related Mortgaged Property; this represents a REC to the related Mortgaged Property. On September 14, 2016, a Phase II environmental site assessment was conducted to assess subsurface conditions in the area of the former drycleaners. All of the concentrations were below the most stringent Alabama Department of Environmental Management (”ADEM”) Risk Based Screening Level, with the exception of one vinyl chloride boring. On October 11, 2016, a soil vapor assessment was conducted in the interior of the former drycleaner portion of the related Mortgaged Property. The analytical results revealed concentrations of tetrachloroethene and trichloroethene above the EPA’s Industrial Air screening levels. Subsequent to the Phase II investigations, an application was submitted to the Terracon Voluntary Cleanup Program, which was accepted by ADEM on February 6, 2017. The results of the program’s plan revealed certain chemicals detected in vapor samples that exceeded the target sub-slab screening level. An active SSDS is proposed at impacted portions of the related Mortgaged Property to provide a preferential pathway for vapor emissions from beneath the slab to outside air. Following approval by ADEM and installation of the SSDS, a draft environmental covenant with deed restrictions is expected to be submitted to ADEM for approval, followed by the submission of a Certification of Compliance along with a copy of the recorded Class 1 Environmental Covenant to ADEM. At origination of the subject Mortgage Loan, a total of $27,723 was deposited into an environmental reserve, which amount represents the estimated installation cost of the SSDS plus costs for ongoing maintenance and reporting.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Ascension Crossing Shopping Center, representing approximately 1.0% of the Initial Pool Balance, the Phase I ESA identified a CREC associated with the Mortgaged Property’s having had a leaking petroleum storage tank and potential groundwater contamination; further, three 12,000-gallon gasoline USTs were removed in November 2005. The Phase I ESA consultant concluded no further action was necessary because of recorded activity and use limitations restricting groundwater extraction or exposure until suspected contaminants are below action levels. The mortgaged property is served by public water and sewer. The loan documents include environmental compliance covenants, and the guarantor has personal liability for losses related to such environmental matters.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as O’Reilly Auto Parts – Miami, FL, representing approximately 0.2% of the Initial Pool Balance, in lieu of obtaining a Phase I environmental site assessment, the lender obtained a $1,866,084 group lender environmental collateral protection and liability-type environmental insurance policy with $1,866,084 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo material redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (”PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2, representing approximately 7.5% of the Initial Pool Balance, the Mortgaged Property is part of a larger campus where approximately $33,600,000 in construction costs are remaining with respect to construction of a parking garage and amenities building that are not collateral for the Mortgage Loan but for which the borrower will have access to pursuant to a reciprocal easement agreement. The parking garage is approximately 61.2% complete with an expected completion date in April 2018. If 361 parking spaces, whether in the parking garage, on a surface parking lot or in another parking structure at or near the Mortgaged Property are not delivered to Amazon on or before April 15, 2018, Amazon (the sole tenant) will receive a base rent credit of $15,000 per day until the parking garage is complete. A reserve of approximately $2,700,000 was taken at closing, which represents approximately six months of the Amazon base rent credit. If such spaces are not provided by September 15, 2018, the borrower is required to post the Additional Parking Abatement Amount. The amenities building is approximately 57.0% complete with an expected completion date in July 2018. A reserve for gap rent for the period beginning December 2017 and ending July 2018 was taken at closing totaling $8,332,337. In addition, a reserve of approximately $286,310 was taken at closing, which represents approximately six months of amenities building use fees. If the amenities building is not completed by January 31, 2019, the borrower is required to post the Additional Amenities Rent Amount. The Mortgage Loan is full recourse for losses to the borrower and the guarantor for failure to deposit the Additional Parking Abatement Amount and/or the Additional Amenities Rent Amount. In addition, the guarantor entered into a completion guaranty, which guaranties the delivery of 361 parking spaces to Amazon and completion of the amenities building. Currently, the borrower has not provided Amazon with the 361 parking spaces required under its lease. Additionally, the Moffett Towers II - Building 2 Whole Loan documents provide for an upfront reserve in the amount of $1,000,000 for a debt service reserve which amounts were deposited into a lender-controlled account (the “Debt Service Reserve Account”). If the Required Parking Spaces Satisfaction has not occurred on or prior to September 15, 2018, the borrower will be required to deposit an additional $1,000,000 into the Debt Service Reserve Account. Provided no event of default under the Moffett Towers II - Building 2 Whole Loan is continuing, amounts remaining in the Debt Service Reserve Account will be used to pay any shortfalls in debt service with respect to the Moffett Towers II - Building 2 Whole Loan and will be released to the borrower upon the occurrence of the Required Parking Spaces Satisfaction.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Brookstone Crossing, representing approximately 2.1% of the Initial Pool Balance, the borrower plans to perform certain renovations at the Mortgaged Property including, among other things, upgrades to interior units, common areas and landscaping. At origination, the borrower reserved $1.0 million, representing approximately 105% of the estimated cost to complete such renovations.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Oxford Alabama Hotel Portfolio, representing approximately 1.8% of the Initial Pool Balance, the borrower is scheduled to perform certain elective renovations at the Mortgaged Property identified on Annex A-1 as Oxford Alabama Hotel Portfolio - Courtyard Anniston Oxford by Marriott including, among other things, upgrades to the lobby and other commons areas. At origination, the borrower delivered a letter of credit to the lender in an amount equal to $250,000, representing approximately 100% of the estimated cost to complete such renovations.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Twin Oaks Shopping Center, representing approximately 1.1% of the Initial Pool Balance, at origination, $250,000 was reserved for immediate repairs to, and replacement of, the roof at the related Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Holiday Inn Express – Waldorf, representing approximately 0.9% of the Initial Pool Balance, at origination, $677,800 was escrowed for the planned PIP at the related Mortgaged Property. The PIP requires minor exterior work and select brand implementation in key areas of the hotel to be completed within 12 to 24 months. A full soft goods renovation throughout the related Mortgaged Property is required to be completed within 36 months. The total estimated cost of the PIP is $677,800.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus Holiday Inn Express Greenville Airport, representing approximately 0.7% of the Initial Pool Balance, the borrower was required to reserve approximately $824,300 at origination for PIP renovations required by the related franchise agreement. PIP Work is scheduled to be completed by July 1, 2019, and includes upgrades for interior public spaces (elevator lobbies, corridors, vending and guest laundry), guest rooms and guest bathrooms. Loan documents provide for personal liability to the borrower and guarantor for (i) losses related to the failure to comply with or complete any PIP work, and (ii) springing recourse liability to borrower and guarantor in the event of franchise agreement cancellation, termination or expiration until such time as the borrower has entered into a replacement franchise agreement satisfactory to lender (unless termination related to insufficient cash flow or exercise lender remedies).

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Greenbriar Apartments, representing approximately 0.4% of the Initial Pool Balance, at origination, the borrower reserved $100,000, representing approximately 139% of the estimated cost to complete renovations at the Mortgaged Property, including interior unit renovations.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other Mortgaged Properties may, and likely do, have property improvement or renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems.

Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than eight (8) months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation. For example:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Albany Capital Self Storage Portfolio, representing approximately 2.9% of the Initial Pool Balance, the borrower sponsor and non- recourse carveout guarantor, Robert Moser, has acted as the co-manager and co-guarantor along with Robert Morgan in numerous real estate transactions, including transactions involving Prime Storage Fund I, LLC and Prime Storage Capital, LLC. It has been reported in various newspaper articles reviewed by the lender that the FBI is investigating Robert Morgan and several of his companies and investments over aspects of real estate financings including information provided to lenders in order to obtain commercial mortgage loans. The articles reviewed do not mention Robert Moser. Robert Morgan has no interest in the Mortgaged Property. There can be no assurances, however, that Robert Moser and/or his assets will not be affected in connection with the reported investigation of Robert Morgan.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hilton Garden Inn Yuma Pivot Point, representing approximately 1.4% of the Initial Pool Balance, the Sponsor/ guarantor (Mitesh R. Kalthia) and an affiliate are named defendants in a pending lawsuit filed by Canpartners Realty Holding Company IV LLC relating to a letter of intent to provide financing for the Hampton Inn San Jose property. Sponsor/guarantor ultimately closed a loan with Bank of West. The potential liability to sponsor/guarantor in connection with the claim is $250,000. The sponsor’s stated net worth as of December 2017 is in excess of the loan amount.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus 2900 Westchester, representing approximately 1.2% of the Initial Pool Balance, the sponsor/guarantor (Angelo Silveri) is a named defendant in two lawsuits with others (including an affiliated construction company, Silverite Construction Company, Inc.) filed by an electrical subcontractor alleging breach of contract and diversion of trust funds. The construction contracts relate to (i) a New York bus depot and (ii) three New York public schools. In both matters, Silverite withheld payments to the subcontractor as a penalty for the subcontractor’s failure to meet certain performance milestones. The plaintiff asserts Silverite’s failure to properly manage the project caused the related delays and has filed claims seeking approximately $9 million in damages in the aggregate. Both lawsuits are currently in the discovery phase. Silverite and the subcontractor have continued to work on the completion of the construction projects pending resolution of the lawsuits. The sponsor’s stated net worth as of December 2017 is in excess of the current damages claims.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

●	Thirty-four (34) of the Mortgage Loans, representing approximately 51.9% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.

●	Twenty-four (24) of the Mortgage Loans, representing approximately 34.8% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

●	Four (4) of the Mortgage Loans, representing approximately 12.3% of the Initial Pool Balance, were originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

●	One (1) of the Mortgage Loans, representing approximately 1.1% of the Initial Pool Balance, was originated in connection with the borrower’s acquisition of the related Mortgaged Property and refinancing of a previous mortgage loan.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

●	With respect to twenty (20) Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as The SoCal Portfolio, Southpoint Office Center, ExchangeRight Net Leased Portfolio #19, FedEx Distribution Center, Albany Capital Self Storage Portfolio, Forest Office Park, Connecticut Industrial Portfolio, Galleria Oaks, Brookstone Crossing, Villa Sierra & Wyndchase Apartments, Hilton Garden Inn Yuma Pivot Point, Mill Creek, Lakeville and Marina, Arizona MHC Portfolio II, Holiday Inn Express – Waldorf, 8000 Jarvis Avenue, M2i Retail, Metropolitan Medical Complex, Greenbriar Apartments and O’Reilly Auto Parts – Miami, FL, representing approximately 41.3% of the Initial Pool Balance, (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) within approximately the last 10 years, the Mortgaged Property was acquired by the related borrower or an affiliate thereof or a seller thereto from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to the Mortgage loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as The SoCal Portfolio, representing approximately 6.2% of the Initial Pool Balance, the borrower sponsor reported one unrelated mortgage loan that went into default in 2009 and one bankruptcy with respect to an unrelated mortgage loan in 2015. With respect to the 2015 bankruptcy, the related sponsor entered into a pre-packaged bankruptcy with the related lender, which allowed the receiver to obtain a debtor-in-possession loan that refinanced the defaulted loan. In both cases the related lender experienced no losses.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Southpoint Office Center, representing approximately 5.1% of the Initial Pool Balance, the borrower sponsors reported one foreclosure, unrelated to the Mortgaged Property, which was settled in 2017.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as ExchangeRight Net Leased Portfolio #19, representing approximately 5.0% of the Initial Pool Balance, one of three guarantors and borrower sponsors reported that he guaranteed a prior loan secured by a property unrelated to the Mortgaged Property that in November 2009 became the subject of foreclosure proceedings, which were settled in May 2013.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Walmart Supercenter Houston, representing approximately 3.7% of the Initial Pool Balance, certain affiliates of the borrower sponsor filed for Chapter 11 bankruptcy protection in April 2011 in order to restructure a land purchase, which included the land that the Mortgaged Property is built on. A plan of reorganization was approved and the bankruptcy was discharged on September 24, 2012.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus FedEx Distribution Center, representing approximately 2.9% of the Initial Pool Balance, the borrower is a TIC comprised of two entities: Zeller-401 FX TIC, L.L.C. (the “controlling TIC”) and Zeller-FX TIC, L.L.C. (the “non-controlling TIC”). Both TIC borrowers are controlled by the sponsor/guarantor (The Zeller Family Group, L.L.C.). The trustee of the equity sponsors of the non-controlling TIC was previously an officer in a savings and loan in Chicago, IL. In connection with approving a sale of the institution to a third party in 1992, the officer entered into a consent decree with banking regulators to discontinue any further involvement in the banking industry.

Banking regulators had identified irregular lending practices associated with trade union accounts.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Albany Capital Self Storage Portfolio, representing approximately 2.9% of the Initial Pool Balance, the borrower sponsor, along with Robert Morgan are parties to foreclosure litigation filed in connection with a $75 million CMBS loan secured by 12 RV parks, that was originated in 2006. Of the 12 properties, 4 have been released from the lien of the related mortgage, 7 have been foreclosed and sold, and one remains an REO property. In connection with the related deficiency claims the related CMBS lender, together with Robert Moser and Robert Morgan agreed to a settlement of $8.638 million, which amount has been paid in full by Morgan and Moser.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus Forest Office Park, representing approximately 2.5% of the Initial Pool Balance, affiliates of sponsor/ guarantor (Allen C. De Olazarra) have been involved in various mortgage loan defaults during the recession resulting in deeds-in-lieu, loan modifications with debt relief and short sales with discounted payoffs.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Connecticut Industrial Portfolio, representing approximately 2.3% of the Initial Pool Balance, each of the related Mortgaged Properties were previously part of a portfolio of eleven properties that secured a prior loan that went into default and was the subject of foreclosure proceedings in April 2017. The related borrower acquired the Mortgaged Properties as part of an REO transaction.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Connecticut Industrial Portfolio, representing approximately 2.3% of the Initial Pool Balance, the related sponsor has sponsored other real estate projects over the last ten years that have been the subject of mortgage loan defaults, foreclosure proceedings, deeds-in-lieu of foreclosure or discounted payoff and has caused certain borrowers under its control to file for bankruptcy protection in connection therewith.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Galleria Oaks, representing approximately 2.2% of the Initial Pool Balance, the sponsor guarantor previously guaranteed an unrelated bank loan which has since defaulted.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See also representation and warranty no. 41 and no. 42 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Thirty-six (36) of the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2, The SoCal Portfolio – Airport One Office Park, ExchangeRight Net Leased Portfolio #19 – Hobby Lobby – Warner Robins (Watson), GA, ExchangeRight Net Leased Portfolio #19 – Fresenius Medical Care – Chicago (Bishop), IL, ExchangeRight Net Leased Portfolio #19 – Walgreens – Franklin (Center), TN, ExchangeRight Net Leased Portfolio #19 – Walgreens – Gainesville (13th), FL, ExchangeRight Net Leased Portfolio #19 – Walgreens – Houston (Wallisville), TX, ExchangeRight Net Leased Portfolio #19 – Verizon Wireless – Gastonia (Franklin), NC, ExchangeRight Net Leased Portfolio #19 – CVS Pharmacy – Rome (Maple), GA, ExchangeRight Net Leased Portfolio #19 – Napa Auto Parts – Rockford (State), IL, ExchangeRight Net Leased Portfolio #19 – Fresenius Medical Care – Lithonia (Evans), GA, ExchangeRight Net Leased Portfolio #19 – Advance Auto Parts – El Paso (Doniphan), TX, ExchangeRight Net Leased Portfolio #19 – Dollar General – Xenia (Dayton), OH, ExchangeRight Net Leased Portfolio #19 – Dollar General – Lakeland (Knights), FL, ExchangeRight Net Leased Portfolio #19 – Dollar General – Nashville (Stewarts), TN, ExchangeRight Net Leased Portfolio #19 – Dollar General – Fairborn (Maple), OH, ExchangeRight Net Leased Portfolio #19 – Dollar General – Johnson City (Broadway), TN, ExchangeRight Net Leased Portfolio #19 – Dollar General –Mableton (Mableton), GA, ExchangeRight Net Leased Portfolio #19 – Dollar General – Trotwood (Salem), OH, TN, ExchangeRight Net Leased Portfolio #19 – Advance Auto Parts – Beavercreek (Fairfield), OH, ExchangeRight Net Leased Portfolio #19 – Napa Auto Parts – Woodstock (Lake), IL, ExchangeRight Net Leased Portfolio #19 – Dollar General – San Angelo (Lutheran), TX, ExchangeRight Net Leased Portfolio #19 – Dollar General - Rosenberg (Highway 36), TX, Houston Distribution Center, Apple Campus 3, Walmart Supercenter Houston, FedEx Distribution Center, Riverside and Rialto Industrial Portfolio – Rialto Industrial, Connecticut Industrial Portfolio – 160 Corporate Court, Corvac Composites Portfolio, WestRock Industrial, Elliot Medical Complex and O’Reilly Auto Parts – Miami, FL, securing approximately 34.0% of the Initial Pool Balance by allocated loan amount, are leased to a single tenant.

●	Five (5) of the Mortgaged Properties, identified on Annex A-1 to this prospectus as The SoCal Portfolio – Anaheim Stadium Industrial, Forest Office Park, Connecticut Industrial Portfolio – 550 Research Parkway, 2222 - 2226 Cleveland Avenue and Ascension Crossing Shopping Center, securing approximately 5.8% of the Initial Pool Balance by allocated loan amount, have a tenant that leases over 50% (by net rentable area) of the Mortgaged Property (other than the single tenant Mortgaged Properties identified above).

See “—Lease Expirations and Terminations” below, and “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in this prospectus. See also Annex A-1 to this prospectus.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly following, the maturity of the related Mortgage Loan. In addition, certain other Mortgaged Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Properties identified on Annex A-1 to this prospectus as Airport Business Center, The SoCal Portfolio, Southpoint Office Center, Houston Distribution Center, Apple Campus 3, 35 Waterview Boulevard, FedEx Distribution Center, Riverside and Rialto Industrial Portfolio, Forest Office Park and Connecticut Industrial Portfolio.

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the table below, the Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after, the maturity date or Anticipated Repayment Date, as applicable, of the related Mortgage Loan.

Mortgaged Property	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date or Anticipated Repayment Date
Moffett Towers II – Building 2	7.5%	No	4/30/2028	12/6/2027
The SoCal Portfolio – Airport One Office Park	0.3%	No	4/30/2025	2/6/2028
ExchangeRight Net Leased Portfolio #19 – Hobby Lobby – Warner Robins (Watson), GA	0.6%	No	2/28/2027	1/6/2028
ExchangeRight Net Leased Portfolio #19 – Walgreens – Gainesville (13th), FL	0.4%	No	7/31/2027	1/6/2028
ExchangeRight Net Leased Portfolio #19 – Walgreens – Franklin (Center), TN	0.4%	No	7/31/2028	1/6/2028
ExchangeRight Net Leased Portfolio #19 – Walgreens – Houston (Wallisville), TX	0.4%	No	5/1/2027	1/6/2028
ExchangeRight Net Leased Portfolio #19 – Verizon Wireless – Gastonia (Franklin), NC	0.3%	No	1/31/2028	1/6/2028
ExchangeRight Net Leased Portfolio #19 – Dollar General – Nashville (Stewarts), TN	0.2%	No	1/31/2028	1/6/2028
Houston Distribution Center	4.8%	No	1/31/2027	2/1/2028
FedEx Distribution Center	2.9%	No	8/31/2027	3/11/2028

Connecticut Industrial Portfolio - 160 Corporate Court	1.1%	No	2/17/2023	3/6/2028
WestRock Industrial	1.5%	No	8/31/2024	3/11/2028

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such property may be materially below the “as-is” value of such property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

Certain other Mortgaged Properties are occupied by multiple tenants under leases that all expire during a given twelve month period ending prior to the applicable maturity date or Anticipated Repayment Date.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material (greater than 25%) portion (but less than 100%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at any time. For more information on lease terminations, see the footnotes to Annex A-1 to this prospectus.

Set forth below are certain government leases that individually are among the top 5 tenants at the related Mortgaged Property and have termination options associated with appropriation rights or are otherwise unilaterally terminable by the tenant.

Mortgaged Property	Percent of Initial Pool Balance		Tenant	Percent of Net Rentable Area	Percent of U/W Base Rent
The SoCal Portfolio – Palmdale Place	0.4%		CDC	7.6%	9.3%
The SoCal Portfolio – Sierra Gateway	0.4%		GSA (United States of America)	6.6%	12.1%
The SoCal Portfolio – Sierra Gateway	0.4%		GSA (USA Army Corp of Engineers)	3.7%	8.5%
The SoCal Portfolio – Atlantic Plaza	0.2%		The City of Long Beach	12.5%	13.3%
The SoCal Portfolio – Anaheim Stadium Industrial	0.0	%(1)	Dept. of Food and Agriculture	15.6%	17.2%
The SoCal Portfolio – Fresno Airport	0.0	%(1)	GSA (United States of America)	5.7%	16.3%
Forest Office Park	2.5%		Commonwealth of VA	55.9%	59.7%
Forest Office Park	2.5%		GSA – USDA	21.3%	22.7%

(1)	The percentage of the Initial Pool Balance by allocated loan amount is greater than 0% but less than 0.1%.

For more information related to tenant termination options held by the 5 largest tenants (by net rentable area leased) see Annex A-1 to this prospectus and the accompanying footnotes for additional information, as well as the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Properties or portfolios of Mortgaged Properties identified on Annex A-1 to this prospectus as The SoCal Portfolio, Southpoint Office Center, ExchangeRight Net Leased Portfolio #19, Walmart Supercenter Houston, 35 Waterview Boulevard, Riverside and Rialto Industrial Portfolio and Forest Office Park.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For more information see footnotes to Annex A-1 to this prospectus. For example:

●	Eleven (11) of the Mortgaged Properties identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2, Airport Business Center, The SoCal Portfolio – Atlantic Plaza, Apple Campus 3, Forest Office Park, 930 Harvest Drive, 2900 Westchester, Ascension Crossing Shopping Center, 8000 Jarvis Avenue, Newport News Flex Portfolio and M2i Retail, securing approximately 27.0% of the Initial Pool Balance by allocated loan amount, have, among the 5 largest tenants at such Mortgaged Property (by net rentable area leased), tenants that have renewed leases or have taken possession of the space demised under the related lease with the related borrower, but have not yet commenced payments of rent or are in a rent abatement period under the related lease, have tenants that have “gone dark”, have tenants that have executed leases, but have not taken possession or commenced payment of rent, have tenants that are in a build out phase and have not taken occupancy, have tenants that are expanding their space but have not commenced payment of the additional rent, have tenants that renewed leases that provide free rent and have not commenced payment of rent, have tenants that are entitled to free rent periods or rent abatement in the future, or have subleases in place that can increase vacancy risks. In certain circumstances, an escrow reserve related to free rent periods and tenant improvement costs and leasing commissions due in connection with such leases was funded at closing. See Annex A-1 to this prospectus and the accompanying footnotes for additional information with respect to these Mortgage Loans.

In particular, with respect to single tenant properties or tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent or have rent underwritten on a straight-line basis. For more information see Annex A-3 to this prospectus and the accompanying footnotes, in particular those related to the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2, Airport Business Center and Apple Campus 3.

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For more information see Annex A-3 to this prospectus and the accompanying footnotes for additional information, in particular those related to the Mortgaged Property identified on Annex A-1 to this prospectus as 8000 Jarvis Avenue.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	Seven (7) of the Mortgaged Properties identified on Annex A-1 to this prospectus as ExchangeRight Net Leased Portfolio #19 – Walgreens – Franklin (Center), TN, ExchangeRight Net Leased Portfolio #19 – Walgreens – Gainesville (13th), FL, ExchangeRight Net Leased Portfolio #19 – Walgreens – Houston (Wallisville), TX, ExchangeRight Net Leased Portfolio #19 – Verizon Wireless – Gastonia (Franklin), NC, Houston Distribution Center, Apple Campus 3 and O’Reilly Auto Parts – Miami, FL and securing approximately 10.7% of the Initial Pool Balance by allocated loan amount, are each subject to a purchase option, right of first refusal or right of first offer (”ROFO”) to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related Mortgaged Property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner, a master tenant, a lender or another third party. See “Yield and Maturity Considerations” in this prospectus. See representation and warranty no. 7 in Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, with respect to the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, we note the following:

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as ExchangeRight Net Leased Portfolio #19 – Walgreens – Franklin (Center), TN, representing approximately 0.4% of the Initial Pool Balance by allocated loan amount, the sole tenant at the related Mortgaged Property has a right of first refusal to purchase the Mortgaged Property. The tenant has agreed that such right of first refusal will not apply to a foreclosure or deed-in-lieu of foreclosure or any other enforcement action under the Mortgage Loan; provided, however, such right of first refusal will apply to subsequent purchasers of the Mortgaged Property.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as ExchangeRight Net Leased Portfolio #19 – Walgreens – Gainesville (13th), FL, representing approximately 0.4% of the Initial Pool Balance by allocated loan amount, the sole tenant at the related Mortgaged Property has a right of first refusal to purchase the Mortgaged Property. The tenant has agreed that such right of first refusal will not apply to a foreclosure or deed-in-lieu of foreclosure or any other enforcement action under the Mortgage Loan; provided, however, such right of first refusal will apply to subsequent purchasers of the Mortgaged Property.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as ExchangeRight Net Leased Portfolio #19 – Walgreens – Houston (Wallisville), TX, representing approximately 0.4% of the Initial Pool Balance by allocated loan amount, the sole tenant at the related Mortgaged Property has a right of first refusal to purchase the Mortgaged Property. The tenant has agreed that such right of first refusal will not apply to a foreclosure or deed-in-lieu of foreclosure or any other enforcement action under the Mortgage Loan; provided, however, such right of first refusal will apply to subsequent purchasers of the Mortgaged Property.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as ExchangeRight Net Leased Portfolio #19 – Verizon Wireless – Gastonia (Franklin), NC, representing approximately 0.3% of the Initial Pool Balance by allocated loan amount, the successor in title to the developer of the Mortgaged Property (the “Optionee”), has an option to purchase the Mortgaged Property upon the violation of any provision of the Declaration of Easements and Restrictive Covenants, dated April 19, 1995 (the “Declaration”), and the subsequent failure to cure any such violation within 60 days of written notice to the landlord of any violation from the Optionee. On the date of origination, $40,000 was reserved (equal to the estimated amount of common area maintenance charges payable for one year), which will be disbursed to the borrower upon the termination of the purchase option. Further, the Mortgage Loan will become fully recourse to the borrower if the sum of (a) $2,612,500 (an amount equal to 125.0% of allocated loan amount) and (b) all other amounts payable in connection with the release of the Mortgaged Property pursuant to the Mortgage Loan (the “Mortgaged Property Release Amount”), exceeds the fair market value of the Mortgaged Property (the “Mortgaged Property Repurchase Price”); provided, however, unless the borrower is otherwise liable pursuant to its other recourse obligations as set forth in the Mortgage Loan documents, the liability of the borrower will be limited to the amount by which the Mortgaged Property Release Amount exceeds the Mortgaged Property Repurchase Price. In the event the Optionee exercises the purchase option to purchase the Mortgaged Property, the Optionee will pay the purchase price directly to the lender. Additionally, the Optionee has a right of first refusal to purchase the Mortgaged Property. The Optionee has agreed that such right of first refusal will not apply to any foreclosure sale, deed-in-lieu of foreclosure, exercise of power of sale or exercise of any other remedies by the lender or the first transfer of the Mortgaged Property by the lender or its nominee following such foreclosure, deed-in-lieu of foreclosure, power of sale or exercise of remedies.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Houston Distribution Center, representing 4.8% of the Initial Pool Balance, the single tenant has a right of first refusal in the event that the borrower accepts a bona fide offer to purchase the Mortgaged Property. The right of first refusal is subordinated to the Mortgage Loan and does not apply to foreclosure or deed-in-lieu thereof or any subsequent sale of the Mortgaged Property by the lender.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Apple Campus 3, representing approximately 4.2% of the Initial Pool Balance, the single tenant, Apple, has an ongoing ROFO to purchase the Mortgaged Property if the borrower decides to market the Mortgaged Property for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to a foreclosure or transfer in lieu of foreclosure with respect to the loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Thirty-eight (38) of the Mortgaged Properties, securing approximately 35.5% of the Initial Pool Balance by allocated loan amount, are located in areas that are considered a high earthquake risk (seismic zones 3 and 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a probable maximum loss greater than 19.0% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

●	With respect to eighty-eight (88) Mortgaged Properties, securing approximately 78.3% of the Initial Pool Balance by allocated loan amount, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket policies. See representation and warranty nos. 18 and 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Certain of the Mortgaged Properties may permit the borrower’s obligations to provide required insurance (including property, rent loss, liability and terrorism coverage) to be suspended if a sole or significant tenant or the property manager elects to provide third party insurance or self-insurance in accordance with its lease or management agreement. Described below are Mortgage Loans having such third party insurance or self-insurance conditions:

●	With respect to eight (8) Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2, ExchangeRight Net Leased Portfolio #19, Houston Distribution Center, FedEx Distribution Center, Connecticut Industrial Portfolio – 160

Corporate Court, M2i Retail, Elliot Medical Complex and O’Reilly Auto Parts – Miami, FL, securing approximately 22.8% of the Initial Pool Balance by allocated loan amount, the related borrower may rely on the single tenant’s, ground lease tenant’s or owner’s association’s insurance or, in some cases, self-insurance, so long as the single tenant’s or ground lease tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance or, if applicable, self-insurance meets the requirements under the related loan documents or (in certain cases) of the related lease. Under certain circumstances generally relating to a material casualty, a sole tenant entitled to self-insure may have the right to terminate its lease at the related Mortgaged Property under the terms of that lease. If the tenant fails to provide acceptable insurance coverage or, if applicable, self-insurance, the borrower generally (but not in all cases) must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property. In certain cases, use of a Mortgaged Property may be restricted due to the environmental conditions at the Mortgaged Property. See “—Environmental Considerations”.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Wichita MHP Portfolio, representing approximately 1.0% of the Initial Pool Balance, the Mortgaged Property identified as Wichita MHP Portfolio - River Oaks MHP is subject to certain recorded restrictions prohibiting, among other things, use of the Mortgaged Property for retail, wholesale, manufacturing or repair business purposes.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Arizona MHC Portfolio II, representing approximately 0.9% of the Initial Pool Balance, the Mortgaged Properties identified on Annex A-1 as Arizona MHC Portfolio II - Los Ranchitos and Arizona MHC Portfolio II - Black Mountain Estates are each subject to certain recorded restrictions. Such restrictions provide, among other things, (i) a prohibition on any alterations or disturbances to the natural drainage at the related Mortgaged Properties without the prior written approval of the Pima County Floodplain Board (”Pima County”) and (ii) with respect to the Mortgaged Property identified on Annex A-1 as Arizona MHC Portfolio II - Los Ranchitos, prior approval by Pima County of (a) any revised development plans related to new buildings or structures or (b) any subdivision of such Mortgaged Property.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as D&B Storage, representing approximately 0.4% of the

Initial Pool Balance, a review of the National Wetlands Inventory Map indicated the presence of a suspect wetland area located in the southwestern and southeastern portion of the related Mortgaged Property. Future development of the related Mortgaged Property may be impacted by the presence of this suspect wetland area.

In the case of such Mortgage Loans subject to such restrictions the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, the related property may not be able to be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property, and such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 8 and 26 on Annex D-1 and the exceptions thereto on Annex D-2.

In addition, certain of the Mortgaged Properties are subject to “historic”, “landmark” or other similar designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property. For example:

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than an “as-is” value. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value, except as set forth in the table below. The values other than the “as-is” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. We cannot assure you that those assumptions are or will be accurate or that any such non-“as-is” value will be the value of the related mortgaged property at maturity or other specified date. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such appraised values, the related “as-is” appraised values, and the Cut-off Date LTV Ratio and LTV Ratio at Maturity based on both such hypothetical value and the “as-is” appraised value, are set forth under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty

no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as The SoCal Portfolio, representing approximately 6.2% of the Initial Pool Balance, the Mortgage Loan documents provide that the Mortgage Loan is recourse to the related borrower and guarantor for losses associated with any misrepresentation or inaccuracy in any representation or warranty or breach or failure to perform any covenants or other obligations pursuant to the Mortgage Loan documents related to environmental matters. However, the Mortgage Loan documents permit the indemnitor under the environmental indemnity to elect to provide environmental insurance policies covering the Mortgaged Properties. In the event that the borrower or another indemnitor under the indemnity presents a claim arising under the environmental insurance policy, the related lender agrees that it will withhold pursuing its rights under the environmental indemnity until the earlier to occur of (i) denial of the claim or (ii) 90 days following the date which the claim was presented. Claims under the environmental indemnity are reduced to the extent the related lender actually receives funds in respect of a claim under the environmental indemnity policy.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Corvac Composites Portfolio, representing approximately 1.8% of the Initial Pool Balance, the non-recourse carve-out guarantors are AG Net Lease III (SO) Corp. (currently holding an approximate 7.3% indirect ownership interest in the borrower) and AG Net Lease III Corp. (currently holding an approximate 92.7% indirect ownership interest in the borrower). As of September 30, 2017, each guarantor has a stated net worth in excess of the original principal amount of the loan. Each guarantor’s liability for the borrower’s recourse obligations is several (and not joint) according to its relative indirect ownership percentage in the borrower inter se at the time of determination, and, for environmental liability only, is capped on an aggregate basis at $13,330,000 (the original principal amount of the loan). The loan documents require that the guarantors maintain an aggregate net worth of $5,000,000 for the life of the loan.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Lakeville and Marina, representing approximately 1.1% of the Initial Pool Balance, the borrower is a tenancy-in-common comprised of five tenant-in-common entities, each of which is a single-purpose entity. The sponsor guarantors (Matthew T. White and the Matthew White Family Trust Dated March 1, 2002) has liability for the springing recourse and losses carve-out events identified in the representation, among other things. Other guarantors that are passive tenant-in-common investors (Thomas F. Frazer, David F. Coleman, William W. Wheeler and the Florene May Heck 1986 Trust) have (i) springing recourse liability limited to bankruptcy, termination or modification of the TIC agreement without lender consent, a partition action or transfer of the property under the TIC agreement without lender consent, among other things, and (ii) recourse liability for losses in connection with a default under the TIC Agreement, in each case, only to the extent the applicable event was caused by such guarantor.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as SSA MHP Portfolio, representing approximately 0.5% of the Initial Pool Balance, there is no environmental indemnitor separate from the related borrowers. The related borrowers were required to obtain, and are required to maintain, a Premises Environmental Liability Insurance Policy –

Commercial Lenders for the benefit of the lender, issued by Great American E&S Insurance Company, with a $4,000,000 limit per claim and in the aggregate, a self-insured retention of $25,000 and a term ending on February 20, 2031.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. See also representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as FedEx Distribution Center, representing approximately 2.9% of the Initial Pool Balance, the Mortgaged Property benefits currently from Community Reinvestment Area Program-based tax abatements. The improvements are exempt from real property taxes for a period of 15 years (expiring in the 2029 tax year). For the 2017 tax year, the difference between abated taxes and full taxes was approximately $330,574. Wells Fargo based its loan underwriting on the abated tax amount (the related Mortgage Loan matures in 2028). The terms of the lease with the single tenant at the Mortgaged Property are triple net. We cannot assure you that the impending cessation of the CRA tax subsidy with the 2029 tax year will not adversely affect the single tenant’s decision to renew its lease (currently expiring on August 31, 2027) or otherwise adversely affect the borrower’s ability to refinance the Mortgage Loan at maturity. The loan documents provide for hard/in-place cash management, including, among other things, a cash trap event trigger if the subject lease is not renewed 18 months’ prior to its expiration.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Corvac Composites Portfolio, representing approximately 1.8% of the Initial Pool Balance, the Mortgaged Properties benefits currently from an Industrial Facilities Taxation-based tax abatement. The improvements are exempt from real property taxes until 2026 (the Mortgage Loan has an Anticipated Repayment Date in 2028 and matures in 2034). The lease with the single tenant expires in 2037, and is triple net, whereby the tenant is responsible for all property taxes, among other things. The single tenant pays the taxing authority directly. The lender excluded taxes from loan underwriting. We cannot assure you that, upon the cessation of the tax abatement, the tenant’s increased operating costs will not adversely its tenancy at the related Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hilton Garden Inn Yuma Pivot Point, representing approximately 1.4% of the Initial Pool Balance, the Mortgaged Property is exempt from real estate taxes because the fee interest is owned by a governmental entity (the City of Yuma, Arizona). In lieu thereof, the borrower pays annual Governmental Property Lease Excise Tax (”GPLET”) payments on the hotel building only (the conference center is exempt from GPLET) and annual Incremental Rent payments to the City of Yuma. Following prior abatements, the first annual GPLET and Incremental Rent payments are currently accruing and are due and payable (in arrears) on December 1, 2018. The loan documents provide for up-front and ongoing monthly reserve payments corresponding to the required 2018 payments (approximately $246,000). The tax benefit continues for so long as the City of Yuma is the fee owner and the statutory regime remains in place. The loan underwriting assumes that the current tax abatement conditions continue for the duration of the loan. The appraiser estimated full, unabated taxes to be $297,759 annually. If the conditions were to change and full, unabated taxes were due, the loan documents provide for re-sizing of related reserves. In such event, however, we cannot assure that there would not be any adverse effect on the borrower’s business operations at the Mortgaged Property and, as a result, on the Mortgage Loan itself.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-four (24) of the Mortgage Loans, representing approximately 40.8% of the Initial Pool Balance, provide for an initial interest-only period that expires between six (6) and sixty (60) months following the related origination date and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity.

Ten (10) of the Mortgage Loans, representing approximately 28.1% of the Initial Pool Balance, provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to that date.

Twenty-seven (27) of the Mortgage Loans, representing approximately 25.1% of the Initial Pool Balance, require monthly payments of principal and interest for the entire term to stated maturity.

One (1) Mortgage Loan, representing approximately 4.2% of the Initial Pool Balance, provides for interest-only payments for the entire term, with no scheduled amortization prior to that date; provided that if such Mortgage Loan is outstanding from and after the Repayment Date occurring approximately 10 years following the related origination date, interest will accrue at the related Revised Rate.

One (1) Mortgage Loan, representing approximately 1.8% of the Initial Pool Balance, provides for an initial interest-only period that expires sixty (60) months following the related origination date and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity; provided that if such Mortgage Loan is outstanding from and after the Anticipated

Repayment Date occurring approximately 10 years following the related origination date, interest will accrue at the related Revised Rate.

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Approx. % of Initial Pool Balance (%)
Interest-only, Amortizing Balloon	24	$294,803,000	40.8%
Interest-only, Balloon	10	202,975,650	28.1
Amortizing Balloon	27	181,340,335	25.1
Interest-only, ARD	1	30,000,000	4.2
Interest-only, Amortizing ARD	1	13,330,000	1.8
Total:	63	$722,448,985	100.0%

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
1	1	$34,949,034	4.8%
6	24	411,516,890	57.0
7	1	50,000,000	6.9
11	37	225,983,061	31.3
Total:	63	$722,448,985	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
0	63	$722,448,985	100.0%
Total:	63	$722,448,985	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on, or security interests in fee simple, leasehold or a similar interest in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (”Actual/360 Basis”).

ARD Loans

Two (2) Mortgage Loans secured by the Mortgaged Properties or portfolios of Mortgaged Properties identified on Annex A-1 to this prospectus as Apple Campus 3 and Corvac Composites Portfolio (each, an “ARD Loan”), representing approximately 6.0% of the Initial Pool Balance, provide that, after a certain date (the “Anticipated Repayment Date”), if the borrower has not prepaid the ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Apple Campus 3, the related Revised Rate is equal to the greatest of (i) the related Initial Rate plus 150 basis points, (ii) the related swap rate plus 150 basis points or (iii) when applicable pursuant to the related Mortgage Loan documents, the default rate. With respect to the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Corvac Composites Portfolio, the related Revised Rate is equal to the greater of (i) the related Initial Rate plus 3% and (ii) the ten-year swap yield as of the first business day after the applicable Anticipated Repayment Date (as determined by the lender in its sole discretion) plus 4%.

One of the ARD Loans is interest-only for its full term, and the other of the ARD Loans is interest-only for 60 months (half of its full term). Consequently, the repayment of such ARD Loan in full on its Anticipated Repayment Date would require a substantial payment of principal on that date (except to the extent that such ARD Loan is repaid prior thereto). The ARD provisions described above, to the extent applicable, may result in an incentive for the borrower to repay the ARD Loan on or before its Anticipated Repayment Date but the borrower will have no obligation to do so. We make no statement regarding the likelihood that such ARD Loan will be repaid on its Anticipated Repayment Date.

After its Anticipated Repayment Date, an ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any Yield Maintenance Charge or Prepayment Premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest, to the extent actually collected, will be deferred and will be required to be paid, only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest will be paid to the holders of the Class V certificates and the Vertical RR Interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Single-Purpose Entity Covenants

For information regarding single-purpose entity covenants, see representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “—Additional Indebtedness” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws” in this prospectus.

Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments

Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately four to seven months) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan or, if the affected Mortgaged Property is part of a portfolio, a property-specific release price (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	Fifty-eight (58) of the Mortgage Loans, representing approximately 90.9% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable or outstanding, as applicable, on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	Four (4) of the Mortgage Loans, representing approximately 8.1% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

●	One (1) of the Mortgage Loans, representing approximately 1.0% of the Initial Pool Balance, prohibits voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permits the related borrower to defease the Mortgage Loan by the pledging of Government Securities that provide for payment on or prior to each Due Date through and including the maturity date or make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

Prepayment restrictions for each Mortgage Loan reflect the entire life of the Mortgage Loan. Some Mortgage Loans may be sufficiently seasoned that their Lock-out Periods have expired. See Annex A-1 to this prospectus, including the footnotes thereto, for individual prepayment restrictions and seasoning applicable to each Mortgage Loan.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
1-3	19	8.9%
4-6	39	73.3
7	5	17.7
Total	63	100.0%

Involuntary Prepayments

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Galleria Oaks, representing approximately 2.2% of the Initial Pool Balance, the Mortgage Loan documents provide for a holdback reserve in an amount equal to $925,000, which was deposited into escrow at origination and may be used to pay down the principal of the Mortgage Loan. The funds may be disbursed, in whole or in part, to the related borrower on or before July 31, 2020, so long as certain conditions of the Mortgage Loan documents are met, including: (i) no event of default is continuing, (ii) the Mortgaged Property has a minimum debt service coverage ratio of 1.40x, (iii) the Mortgaged Property has a minimum debt yield of 8.75%, (iv) if the holdback reserve will be used for purposes other than the payment of specified TI/LC costs, the Mortgaged Property must be at least 90% occupied for the six months immediately preceding the date of the disbursement, (v) the borrower will not have the right to request release of more than $200,000 for the payment of TI/LC costs, and (vi) the borrower will not have the right to request a release of funds more than two times prior to July 31, 2020. Any remaining holdback funds that have not been released by July 31, 2020, will be applied by the lender to pay down the Mortgage Loan, and the borrower will be required to pay a yield maintenance premium.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Branson Self Storage, representing approximately 0.4% of the Initial Pool Balance, a $100,000 holdback reserve was funded at origination. The holdback reserve is subject to release if on or before March 11, 2021, the lender determines that (i) the debt yield based on net operating income over the applicable period is not less than 10.25% and (ii) the debt service coverage ratio based on net operating income over the applicable period is not less than 1.30x. If the release conditions are not satisfied by such date, the related reserve letter provides that the lender is required to apply the holdback amount toward payment of the subject Mortgage Loan, subject to a prepayment premium under the related promissory note.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not (i) prohibit transfers of non-controlling interests so long as no change of control results or, (ii) with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance

The terms of fifty-nine (59) of the Mortgage Loans (the “Defeasance Loans”), representing approximately 91.9% of the Initial Pool Balance, permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or anticipated to be paid on the related Anticipated Repayment Date, the related balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the

Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

For additional information on Mortgage Loans that permit partial defeasance, see “—Releases; Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as The SoCal Portfolio, representing approximately 6.2% of the Initial Pool Balance, the borrower may obtain the release of one or more individual properties from the lien of the applicable security instrument, at any time after the permitted defeasance date, upon the delivery of defeasance collateral in an amount equal to the greater of (a) 120% of the allocated loan amount with respect to the applicable individual mortgaged property and (b) the net sales proceeds applicable to the applicable individual Mortgaged Property and upon satisfaction of certain requirements set forth in the Mortgage Loan documents, including: (i) the debt yield with respect to the remaining Mortgaged Properties following the partial release will be no less than the greater of (a) 10.2% and (b) the debt yield immediately prior to the release, (ii) the loan to value ratio with respect to the remaining Mortgaged Properties will be no greater than the lesser of (a) 59.5% or (b) the loan to value ratio prior to the partial defeasance, (iii) satisfaction of the REMIC requirements and (iv) delivery of a rating agency confirmation.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as ExchangeRight Net Leased Portfolio #19 – Verizon Wireless – Gastonia (Franklin), NC, representing approximately 0.3% of the Initial Pool Balance, the borrower may obtain the release of the Mortgaged Property in connection with the exercise of the purchase option by the successor in title to the developer of the Mortgaged Property (the “Optionee”), upon satisfaction of certain requirements set forth in the Mortgage Loan documents, including satisfaction of the REMIC Requirements, provided: (a) if the purchase option is exercised by the Optionee prior to the permitted defeasance date, the borrower may partially prepay the Mortgage Loan in an amount equal to $2,612,500 plus a yield maintenance premium, (b) if the purchase option is exercised by the Optionee after the permitted defeasance date, the borrower may partially defease the Mortgage Loan, upon delivery of defeasance collateral in an amount equal to $2,612,500 and delivery of a rating agency confirmation.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Riverside and Rialto Industrial Portfolio, representing approximately 2.9% of the Initial Pool Balance, after the expiration of the related lockout period, the related borrowers may obtain the release of the Mortgaged Property as Rialto Industrial (but not the Mortgaged Property identified as Riverside Industrial) in connection with an arms-length, third party sale provided, among other conditions, (i) the borrowers deliver defeasance collateral in an amount equal to the greater (x) 120% of the allocated loan amount for such Mortgaged Property and (y) 100% of the related net sale proceeds, (b) after giving effect to such release, (a) the debt service coverage ratio with respect to the remaining Mortgaged Property is no less than the greater of the debt service coverage ratio (1) immediately prior to the release and (2) as of the origination date and (b) the loan-to-value ratio for the remaining Mortgaged Property is no greater than the lesser of the loan-to-value ratio (1) immediately prior to the release and (2) as of the origination date and (iii) if required by the lender, the borrowers deliver a rating agency confirmation from each applicable rating agency.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Albany Capital Self Storage Portfolio, representing approximately 2.9% of the Initial Pool Balance, following the lockout period, the borrowers may obtain the release of an individual Mortgaged Property, provided that, among other conditions: (i) no event of default is continuing under the Mortgage Loan documents; (ii) the borrower makes a defeasance payment in an amount equal to 115% of the allocated loan amount with respect to the parcel to be released; (iii) following such release, the loan-to-value ratio of the remaining property is not greater than the lesser of (A) 62.8% or (B) the loan-to-value ratio immediately prior to the release; (iv) the debt service coverage ratio immediately following the release is not less than the greater of (A) 1.37x or (B) the debt service coverage ratio of the entire Mortgaged Property immediately prior to the release; and (v) the REMIC release requirements are satisfied.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Corvac Composites Portfolio, representing approximately 1.8% of the Initial Pool Balance, following the prepayment lockout period, the loan documents permit the partial release of three of the four constituent properties (the 4450 36th Street property, having an allocated loan value of $5,400,000, or approximately 40.5% of the original principal balance, is excluded), subject to certain conditions, including: (i) partial prepayment of the loan in an amount equal to 110% of the allocated amount for the release property plus the related yield maintenance premium, (ii) the post-release DSCR of the remaining property is no less than the greater of the DSCR for the entire property prior to the release and 1.45x, (iii) the post-release LTV for the remaining property is no more than the lesser of the LTV of the entire property prior to the release and 64%, (iv) the post-release debt yield of the remaining property is no less than the greater of the debt yield for the entire property prior to the release and 9.25%. In addition, the loan documents permit the substitutions of three of the four constituent properties (the 4450 36th Street property, having an allocated loan value of $5,400,000, or approximately 40.5% of the original principal balance, is excluded), subject to certain conditions, including: (i) the post-substitution combined DSCR (based on amortizing payments) for the remaining properties is equal or greater than 1.73x; (ii) the post-substitution combined loan-to-value ratio is equal to or less than 65%; (iii) the substitute property has an as-is market value equal to or greater than the property being replaced; (iv) the substitute property becomes subject to the master lease and the rent under the master lease is not reduced as a result of the substitution; (v) a rating agency confirmation; and (vi) an opinion of counsel that the REMIC trust will not fail to maintain its REMIC status due to the substitution, among other things.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as ACG Conlon MHC Portfolio V, representing approximately 1.1% of the Initial Pool Balance, the Mortgage Loan documents permit the release of borrower-owned homes in connection with a sale to a bona fide third party, provided that, among other conditions, immediately after the release of such homes, the loan-to-value of the remaining homes is not more than 125%. The Mortgage Loan documents permit principal to be paid down to satisfy the REMIC requirements, if necessary.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Wichita MHP Portfolio, representing approximately 1.0% of the Initial Pool Balance, the borrower may obtain the release of either individual Mortgaged Property in connection with a transfer to an unaffiliated party provided, among other conditions, (i) the borrower prepays an amount equal to the greater of (a) 125% of the allocated loan amount for the Mortgaged Property to be released and (b) 100% of the related net sales proceeds, together with the applicable yield maintenance premium, and (ii) after giving effect to such release, (a) the debt service coverage ratio for the remaining Mortgaged Property is no less than the greater of the debt service coverage ratio (1) immediately prior to the release and (2) as of the origination date, and (b) the loan-to-value ratio for the remaining Mortgaged Property is no greater than the lesser of the loan-to-value ratio (1) immediately prior to the release and (2) as of the origination date.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Ascension Crossing Shopping Center, representing approximately 1.0% of the Initial Pool Balance, following the lockout release date, the loan documents permit the partial release of the Cell Tower Compound parcel, subject to certain conditions, including: (i) payment of an amount equal to the greater of (A) $462,500 and (B) an amount that would satisfy REMIC requirements; (ii) payment of the applicable yield maintenance premium; (iii) the post-release debt service coverage is at least the greater of (A) 1.25x and (B) the pre-release debt service coverage ratio; (iv) the post-release loan-to-value ratio is not greater than the lesser of (A) 65% and (B) the pre-release loan-to-value ratio; and (v) the post-release debt yield is at least the greater of (A) 9% and (B) the pre-release debt yield.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as All Seasons Mobile Home Park, representing approximately 0.9% of the Initial Pool Balance, the Mortgage Loan documents permit the release of borrower-owned homes in connection with a sale to a bona fide third party, provided that, among other conditions, immediately after the release of such homes, the loan-to-value of the remaining homes is not more than 125%. The Mortgage Loan documents permit principal to be paid down to satisfy the REMIC requirements, if necessary.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Fifty-six (56) of the Mortgage Loans, representing approximately 86.6% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Fifty-five (55) of the Mortgage Loans, representing approximately 80.1% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Twenty-six (26) of the Mortgage Loans, representing approximately 76.4% of the portion of the Initial Pool Balance that is secured in whole or in part by office, retail, mixed use and industrial properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, mixed use and industrial properties only.

Forty (40) of the Mortgage Loans, representing approximately 40.9% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Six (6) of the Mortgage Loans, representing approximately 6.0% of the Initial Pool Balance, require seasonality reserves that were deposited in connection with the origination of such Mortgage Loans and/or that are required to be funded on an ongoing basis or, in certain cases, are required to be funded upon specified trigger events.

Four (4) of the Mortgage Loans, representing approximately 2.6% of the Initial Pool Balance, provide for monthly or upfront escrows to cover planned capital expenditures or franchise-mandated property improvement plans.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves.

In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Galleria Oaks, representing approximately 2.2% of the Initial Pool Balance, the Mortgage Loan documents provide for a holdback reserve in an amount equal to $925,000, which was deposited into escrow at origination and may be used to pay down the principal of the Mortgage Loan. The funds may be disbursed, in whole or in part, to the related borrower on or before July 31, 2020, so long as certain conditions of the Mortgage Loan documents are met, including: (i) no event of default is continuing, (ii) the Mortgaged Property has a minimum debt service coverage ratio of 1.40x, (iii) the Mortgaged Property has a minimum debt yield of 8.75%, (iv) if the holdback reserve will be used for purposes other than the payment of specified TI/LC costs, the Mortgaged Property must be at least 90% occupied for the six months immediately preceding the date of the disbursement, (v) the borrower will not have the right to request release of more than $200,000 for the payment of TI/LC costs, and (vi) the borrower will not have the right to request a release of funds more than two times prior to July 31, 2020. Any remaining holdback funds that have not been released by July 31, 2020, will be applied by the lender to pay down the Mortgage Loan, and the borrower will be required to pay a yield maintenance premium.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Branson Self Storage, representing approximately 0.4% of the Initial Pool Balance, a $100,000 holdback reserve was funded at origination. The holdback reserve is subject to release if on or before March 11, 2021, the lender determines that (i) the debt yield based on net operating income over the applicable period is not less than 10.25% and (ii) the debt service coverage ratio based on net operating income over the applicable period is not less than 1.30x. If the release conditions are not satisfied by such date, the related reserve letter provides that the lender is required to apply the holdback amount toward payment of the subject Mortgage Loan, subject to a prepayment premium under the related promissory note.

See the footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance (%)
Springing	42	$302,465,327	41.9%
Hard/Springing Cash Management	9	195,715,471	27.1
Hard/Upfront Cash Management	6	178,930,000	24.8
None	6	45,338,187	6.3
Total:	63	$722,448,985	100.0%

The following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Hard/Upfront Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally,excess funds may then be remitted to the related borrower.

●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

●	Soft/Upfront Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

●	Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

●	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—BSPRT Finance, LLC—BSPRT’s Underwriting Standards”; “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”; and “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”.

Seven (7) Mortgage Loans, representing approximately 22.6% of the Initial Pool Balance, were originated or acquired by Barclays Bank PLC and Wells Fargo Bank, National Association with exceptions to the related mortgage loan seller’s underwriting guidelines as described in the following bullet points:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Airport Business Center, representing approximately 6.9% of the Initial Pool Balance, real estate taxes are underwritten to the current 2017-2018 real estate tax bill, however; the borrower sponsor has owned the Mortgaged Property since 1969, and due to California Proposition 13, the sale or transfer of the Mortgaged Property may result in a material increase to the

Mortgaged Property’s assessed value and property taxes, which represents an exception to Wells Fargo Bank, National Association’s underwriting guidelines. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Cut-off Date LTV, U/W NCF DSCR and U/W NCF Debt Yield are 61.3%, 2.12x and 9.4%, respectively; and, assuming a pro forma real estate tax expense based on the original whole loan amount times the tax rate, plus special assessments (as outlined in the appraisal), the Cut-off Date U/W NCF DSCR and U/W NCF Debt Yield would be 1.96x and 8.7%, respectively; (b) the Mortgaged Property was 96.8% occupied by approximately 440 tenants with no single tenant accounting for more than 1.8% of the net rentable area or 1.5% of underwritten base rent as of January 31, 2018, and the Mortgaged Property has averaged 94.8% occupancy over the past five years and 90.8% occupancy since 1990; (c) the Mortgaged Property is located within the Irvine Business Complex and is approximately one mile northeast of the John Wayne Airport; (d) the Mortgaged Property is situated to the southeast of the intersection of Macarthur Boulevard and Red Hill Avenue with access to Costa Mesa Freeway (State Route 55) approximately 0.5 mile to the northwest and the San Diego Freeway (Interstate 405) approximately 0.75 mile to the south, and (e) the sponsor is an affiliate of The Koll Company, a privately held full service real estate firm based in Irvine, California, that has acquired and developed over 100 million square feet of office, industrial, retail and resort properties throughout multiple markets, and has had continued ownership and management of the Mortgaged Property since the company purchased the land and initiated construction in 1969. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as The SoCal Portfolio, representing approximately 6.2% of the Initial Pool Balance, the related Whole Loan was co-originated by Barclays Bank PLC with an exception to Barclays Bank PLC’s underwriting guidelines and/or typical underwriting procedures. Two of the Mortgaged Properties in the portfolio, The SoCal Portfolio - Cityview Plaza Mortgaged Property and The SoCal Portfolio - Anaheim Stadium Industrial Mortgaged Property, have ground leases that expire on April 30, 2034 and September 30, 2035, respectively, with no extension options. Under Barclays Bank PLC’s guidelines and/or typical underwriting procedures, ground leases are generally required to have terms (inclusive of any extension options) that extend not less than 20 years beyond the stated maturity of the related Mortgage Loan. The decision of Barclays Bank PLC to include the Mortgage Loan in the transaction was based on the fact that (i) the Mortgaged Properties account for a combined allocated loan amount of 2.7% and (ii) the Mortgage Loan is structured with a $1,000,000 ground lease extension reserve to be used to extend the terms of both ground leases. If the borrowers do not extend the terms of either ground lease on or prior to February 6, 2020 pursuant to terms reasonably acceptable to the lender, the borrowers are required to commence making monthly deposits into the ground lease extension reserve of $55,000 until the ground lease extension reserve funds reach an amount equal to the allocated loan amount of the related Mortgaged Property or Properties. Certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Barclays Bank PLC approved inclusion of the Mortgage Loan into this transaction.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Apple Campus 3, representing approximately 4.2% of the Initial Pool Balance, the underlying base rent reflects the average rent over the remaining lease term expiring on February 28, 2031, rather than the average rent through the Anticipated Repayment Date (“ARD”) on January 6, 2028, which represents an exception to the Wells Fargo Bank, National Association’s underwriting guidelines. The amount of underwritten base rent included for the additional period after the ARD is $155,921,359. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Mortgaged Property is 100.0% leased to Apple (rated Aa1/AA+ by Moody’s/S&P, respectively) on a long term lease maturing on February 28, 2031 with two, 7-year renewal options; (b) the U/W LTV, U/W NOI Debt Yield and U/W NCF DSCR are 44.0%, 12.2% and 3.55x, respectively; (c) if the Mortgaged Property was underwritten based on the straight-line rent average through the anticipated repayment date, the U/W NOI Debt Yield and U/W NCF DSCR would be 11.6% and 3.14x, respectively; (d) the Mortgaged Property was built in 2017 for Apple, which took possession and is currently constructing its interior improvements for which there was an upfront and springing reserve for any additional punch list items the borrower is required to complete for Apple; and (e) the sponsor, Paul Guarantor LLC, is 100.0% owned by Jay Paul Company, which has significant experience in the market and has developed over 11.0 million square feet of institutional quality space, and has closed on more than $12.0 billion in debt and equity financings since 2000. Certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as FedEx Distribution Center, representing approximately 2.9% of the Initial Pool Balance, the underwritten management fee 2.5% is less than 3.0%, which represents an exception to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Mortgaged Property is 100.0% leased to FedEx Ground Package System, Inc. (“FedEx Ground”) on a 10-year triple-net lease term through August 2027 with two, five-year renewal options; (b) the Cut-off Date LTV Ratio, U/W NCF DSCR and U/W NCF Debt Yield are 66.6%, 1.77x and 8.6%, respectively; (c) if the Mortgage Loan underwriting utilized a 3.0% management fee, the U/W NCF DSCR and U/W NCF Debt Yield would still be approximately 1.76x and 8.5%, respectively; (d) the Mortgage Loan is guaranteed by FedEx Ground’s parent company, FedEx Corporation (rated Baa2/BBB by Moody’s/S&P, respectively); (e) the Mortgaged Property is one of 31 FedEx SmartPost distribution centers in the United States and the only facility within the FedEx SmartPost distribution network that distributes packages between hubs and not directly to the end consumer, and therefore all of the other 30 SmartPost hubs rely on the Mortgaged Property; (f) In June 2017, FedEx Ground extended the term of its lease from August 31, 2023 to August 31, 2027; (g) the Mortgaged Property is approximately 4.5 miles southeast of Interstate 270 and located adjacent to Rickenbacker International Airport; (h) the Mortgaged Property is located in the Foreign-Trade Zone 138, which is rated among the top 10 Foreign-Trade Zones in the country with more than $7.8 billion of goods moved through in 2015 and helps businesses inside the 25-county Central Ohio service area lower costs and boost profits by deferring, reducing and eliminating customs duties; and (i) the sponsor has an extensive background in commercial real estate development, finance, asset management and operations management. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 2900 Westchester, representing approximately 1.2% of the Initial Pool Balance, Power Movement PT, P.C., Corporate Insights, LLP and Seasthree, LLC’s rent was included in the underwritten base rent; the tenants are in occupancy, however, Power Movement will have one month of free rent in February 2019, Corporate Insights will have two months of free rent in March 2018 and April 2018, and Seasthree, LLC will have one month of free rent in July 2018. No rent abatement reserve related to the tenants was collected at origination, which represents an exception to Wells Fargo Bank, National Association’s underwriting guidelines. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Cut-off Date LTV, U/W NCF DSCR and U/W NCF Debt Yield are 66.8%, 1.76x and 11.2%, respectively; and excluding the income attributed to the monthly free rent periods of Power Movement, Corporate Insights, and Seasthree’s, the Cut-off Date U/W NCF DSCR and U/W NCF Debt Yield would be 1.75x and 11.2%, respectively; (b) Power Movement PT, P.C., Corporate Insights, LLP, and Seasthree, LLC’s represents only 4.4% of the net rentable area and 4.4% of the U/W base rent at the Mortgaged Property, are in occupancy and paying rent; (c) the Mortgaged Property is located along Westchester Avenue at Interstate 287, which connects to Interstate 87 and Interstate 95 and is approximately 32.0 miles northeast of New York City; and (d) the sponsor has more than 53 years of commercial real estate experience and has extensive background in commercial real estate construction and operation management. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Ascension Crossing Shopping Center, representing approximately 1.0% of the Initial Pool Balance, Tarrant Laundry’s (new tenant) rent was included in the underwritten base rent; the tenant is in occupancy, however, the tenant does not commence paying rent until May 2018 and no gap rent reserve related to the tenant was collected at origination, which represents an exception to Wells Fargo Bank, National Association’s underwriting guidelines. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Cut-off Date LTV, U/W NCF DSCR and U/W NCF Debt Yield are 66.3%, 1.64x and 10.0%, respectively; (b) excluding the income attributed to Tarrant Laundry, the Cut-off Date U/W NCF DSCR and U/W NCF Debt Yield would be 1.62x and 9.9%, respectively; (c) Tarrant Laundry represents only 5.9% of the net rentable area and 5.0% of the U/W base rent at the Mortgaged Property, is in occupancy and will begin paying rent in May 2018; (d) the Mortgaged Property is located approximately 1.4 miles north of Interstate 30 and State Highway 360 and is approximately 18.4 miles west of Dallas, Texas; and (e) the sponsor has more than 18 years of commercial real estate experience. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as O’Reilly Auto Parts – Miami, FL, representing approximately 0.2% of the Initial Pool Balance, the underwritten management fee 1.0% is less than 3.0%, which represents an exception to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Mortgaged Property is 100.0% leased to O’Reilly Automotive Stores, Inc. (rated Baa1/BBB+ by Moody’s/S&P, respectively) on a 20-year triple-net lease term through October 2037 with four, five-year renewal options; (b) the Cut-off Date LTV Ratio, U/W NCF DSCR and U/W NCF Debt Yield is 60.5%, 1.27x and 8.1%, respectively; (c) if the Mortgage Loan underwriting utilized a 3.0% management fee, the U/W NCF DSCR and U/W NCF Debt Yield would be approximately 1.24x and 7.9%, respectively; (d) the Mortgaged Property is located at the intersection of SW 127th Avenue and Southwest 200th Street, and is approximately 2.0 miles west of Ronald Reagan Turnpike and approximately 18.0 miles southwest of Downtown Miami, Florida; (e) the Mortgaged Property is situated directly adjacent to Walgreens, and across the street from retail plaza anchored by Publix; and (f) the sponsor has an extensive commercial real estate background specializing in single tenant properties. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance	Total Debt Cut-off Date Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR	Cut-off Date Total Debt Underwritten NCF DSCR(1)
Moffett Towers II – Building 2	$ 54,000,000	7.5%	$105,000,000	$111,000,000	$270,000,000	4.506%	47.0%	76.9%	2.08x	1.23x
Airport Business Center	$ 50,000,000	6.9%	$20,000,000	$100,000,000	$170,000,000	4.708%	61.3%	69.5%	2.12x	1.74x
Apple Campus 3	$ 30,000,000	4.2%	$235,000,000	$310,000,000	$575,000,000	4.160%	44.0%	74.3%	3.55x	1.70x

(1)	Calculated including the mezzanine debt and any subordinate debt. Cut-off Date Wtd. Avg. Total Debt Interest Rate is based on the interest rate of the related Mortgage Loan, any Companion Loans and the related mezzanine loan as of the Cut-off Date, and the Cut-off Date Total Debt Underwritten NCF DSCR is calculated based on such initial interest rates.

Each of the mezzanine loans related to the Mortgage Loan secured by the Mortgaged Property identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default (taking into account the cure rights exercised by the mezzanine lender) under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights exercised by the mezzanine lender), the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan; (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or Yield Maintenance Charges and Prepayment Premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)	Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
Southpoint Office Center	$37,200,000	N/A	74.4%	1.82x	12.4%	Yes	Yes
Albany Capital Self Storage Portfolio	$21,000,000	N/A	62.8%	1.37x	N/A	Yes	Yes
Corvac Composites Portfolio	$13,330,000	N/A	65.0%	1.45x	9.0%	Yes	Yes

(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the Mortgage Loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related Mortgage Loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency Confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure rights and a default-related repurchase option. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—Certain Terms of the Mortgage Loans—’Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower. For example, with respect to the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, we note the following:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus Airport Business Center, representing approximately 6.9% of the Initial Pool Balance, the loan documents permit pledge of direct or indirect equity interests in sponsor/guarantor (DK Properties, L.P.) provided that the transfer resulting from the exercise of such pledge does not result in sponsor/guarantor not being controlled, directly or indirectly, by Robert L. Stelzl, O’Malley M. Miller and Kathleen R. Koll.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur other secured subordinate debt subject to the terms of the related Mortgage Loan document or otherwise expressly permitted by applicable law. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as O’Reilly Auto Parts – Miami, FL, representing approximately 0.2% of the Initial Pool Balance, the Mortgage Loan documents may not prohibit the borrower from incurring Property Assessed Clean Energy (“PACE”) loans in connection with the related Mortgaged Property pursuant to Florida statute.

Preferred Equity

The borrowers or sponsors of certain Mortgage Loans may have issued preferred equity. Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Airport Business Center, representing approximately 6.9% of the Initial Pool Balance, the loan documents permit the issuance of direct or indirect preferred equity interests in sponsor/guarantor (DK Properties, L.P.) so long as the transfer resulting from the exercise of such preferred equity interests does not result in sponsor/guarantors’ not being controlled, directly or indirectly, by Robert L. Stelzl, O’Malley M. Miller and Kathleen R. Koll

Other Unsecured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2, Airport Business Center, The SoCal Portfolio, Houston Distribution Center and Apple Campus 3, is part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“Airport Business Center PSA” means the pooling and servicing agreement relating to the securitization of the Airport Business Center Control Note.

“BANK 2018-BNK10 PSA” means the pooling and servicing agreement governing the servicing of the Apple Campus 3 Whole Loan.

“CGCMT 2018-B2 PSA” means the pooling and servicing agreement governing the servicing of The SoCal Portfolio Whole Loan.

“Companion Loan Rating Agency” means any NRSRO rating any serviced pari passu companion loan securities.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as the “Control Note” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as the “Non-Control Notes” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced Certificate Administrator” means with respect to (i) The SoCal Portfolio Whole Loan, the certificate administrator under the CGCMT 2018-B2 PSA, (ii) the Houston Distribution Center Whole Loan, the certificate administrator under the UBS 2018-

C8 PSA, (iii) the Apple Campus 3 Whole Loan, the certificate administrator under the BANK 2018-BNK10 PSA, and (iv) a Servicing Shift Whole Loan, after the applicable Servicing Shift Date, the certificate administrator under the related Servicing Shift PSA.

“Non-Serviced Companion Loan” means each of (i) The SoCal Portfolio Companion Loans, (ii) the Houston Distribution Center Companion Loans, (iii) the Apple Campus 3 Companion Loans and (iv) after the related Servicing Shift Date, the Airport Business Center Companion Loans.

“Non-Serviced Directing Certificateholder” means with respect to (i) The SoCal Portfolio Whole Loan, the directing certificateholder (or its equivalent) under the CGCMT 2018-B2 PSA, (ii) the Houston Distribution Center Whole Loan, the directing certificateholder (or its equivalent) under the UBS 2018-C8 PSA, (iii) the Apple Campus 3 Whole Loan, the directing certificateholder (or its equivalent) under the BANK 2018-BNK10 PSA, and (iv) any Servicing Shift Whole Loan, after the related Servicing Shift Date, the directing certificateholder (or its equivalent) under the related Servicing Shift PSA.

“Non-Serviced Master Servicer” means with respect to (i) The SoCal Portfolio Whole Loan, the master servicer under the CGCMT 2018-B2 PSA, (ii) the Houston Distribution Center Whole Loan, the master servicer under the UBS 2018-C8 PSA, (iii) the Apple Campus 3 Whole Loan, the master servicer under the BANK 2018-BNK10 PSA, and (iv) any Servicing Shift Whole Loan, after the applicable Servicing Shift Date, the applicable master servicer under the related Servicing Shift PSA.

“Non-Serviced Mortgage Loan” means each of The SoCal Portfolio Mortgage Loan, Houston Distribution Center Mortgage Loan and the Apple Campus 3 Mortgage Loan. On and after the applicable Servicing Shift Date, the related Servicing Shift Mortgage Loan will be a Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Whole Loan” means each of The SoCal Portfolio Whole Loan, Houston Distribution Center Whole Loan and the Apple Campus 3 Whole Loan. On and after the applicable Servicing Shift Date, the related Servicing Shift Whole Loan will be a Non-Serviced Pari Passu Whole Loan.

“Non-Serviced PSA” means with respect to (i) The SoCal Portfolio Whole Loan, the CGCMT 2018-B2 PSA, (ii) the Houston Distribution Center Whole Loan, the UBS 2018-C8 PSA, (iii) the Apple Campus 3 Whole Loan, the BANK 2018-BNK10 PSA, and (iv) any Servicing Shift Whole Loan, after the applicable Servicing Shift Date, the related Servicing Shift PSA.

“Non-Serviced Special Servicer” means with respect to (i) The SoCal Portfolio Whole Loan, the special servicer under the CGCMT 2018-B2 PSA, (ii) the Houston Distribution Center Whole Loan, the special servicer under the UBS 2018-C8 PSA, (iii) the Apple Campus 3 Whole Loan, the special servicer under the BANK 2018-BNK10 PSA, and (iv) any Servicing Shift Whole Loan, after the applicable Servicing Shift Date, the applicable special servicer under the related Servicing Shift PSA.

“Non-Serviced Trustee” means with respect to (i) The SoCal Portfolio Whole Loan, the trustee under the CGCMT 2018-B2 PSA, (ii) the Houston Distribution Center Whole Loan, the trustee under the UBS 2018-C8 PSA, (iii) the Apple Campus 3 Whole Loan, the trustee under the BANK 2018-BNK10 PSA, and (iv) any Servicing Shift Whole Loan, after the applicable Servicing Shift Date, the applicable trustee under the related Servicing Shift PSA.

“Non-Serviced Whole Loan” means The SoCal Portfolio Whole Loan, the Houston Distribution Center Whole Loan and the Apple Campus 3 Whole Loan. On and after each Servicing Shift Date, the related Servicing Shift Whole Loan will be a Non-Serviced Whole Loan related to the issuing entity.

“Other Master Servicer” means with respect to each Serviced Whole Loan, the master servicer appointed under the related Other PSA.

“Other PSA” means with respect to each Serviced Whole Loan, any pooling and servicing agreement, trust and servicing agreement or other servicing agreement governing the securitization of a related Serviced Companion Loan.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or Non-Serviced Mortgage Loans.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans.

“Serviced Mortgage Loan” means each of the Moffett Towers II – Building 2 Mortgage Loan and prior to each Servicing Shift Date, the related Servicing Shift Mortgage Loan.

“Serviced Pari Passu Companion Loan” means each of the Moffett Towers II – Building 2 Companion Loans and prior to the applicable Servicing Shift Date, each of the Airport Business Center Companion Loans.

“Serviced Pari Passu Mortgage Loan” means a Serviced Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of the Moffett Towers II – Building 2 Whole Loan and, prior to the applicable Servicing Shift Date, each Servicing Shift Whole Loan.

“Serviced Whole Loan” means each of the Moffett Towers II – Building 2 Whole Loan and, prior to the applicable Servicing Shift Date, each Servicing Shift Whole Loan.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the issuing entity that will be serviced under the PSA as of the Closing Date, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Control Note on and after the applicable Servicing Shift Date. As of the Closing Date, the Airport Business Center Mortgage Loan will be a Servicing Shift Mortgage Loan.

“Servicing Shift PSA” means the Airport Business Center PSA.

“Servicing Shift Date” means with respect to each Servicing Shift Whole Loan, the date on which the related Control Note is securitized.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes a related Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Control Note on and after the applicable Servicing Shift Date. As of the Closing Date, the Airport Business Center Whole Loan will be a Servicing Shift Whole Loan.

“UBS 2018-C8 PSA” means the pooling and servicing agreement governing the servicing of the Houston Distribution Center Whole Loan.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary(1)

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(2)
Moffett Towers II – Building 2	$54,000,000	7.5%	$111,000,000	47.0%	2.08	x
Airport Business Center	$50,000,000	6.9%	$100,000,000	61.3%	2.12	x
The SoCal Portfolio	$45,000,000	6.2%	$184,300,000	59.4%	1.48	x
Houston Distribution Center	$34,949,034	4.8%	$48,928,648	58.2%	1.44	x
Apple Campus 3	$30,000,000	4.2%	$310,000,000	44.0%	3.55	x

(1)	Any unsecuritized pari passu companion loan may be further split.

(2)	Calculated including any related pari passu companion loans but excluding any related mezzanine debt.

Set forth below is the identity of the initial Non-Serviced Directing Certificateholder (or equivalent entity) for each Non-Serviced Whole Loan, the securitization trust or other entity holding the controlling note in such Non-Serviced Whole Loan and the related Non-Serviced PSA under which it is being serviced.

Whole Loan(1)	Non-Serviced PSA	Controlling Noteholder	Initial Directing Certificateholder(2)
The SoCal Portfolio	CGCMT 2018-B2	CGCMT 2018-B2(3)	LNR Securities Holdings, LLC
Houston Distribution Center	UBS 2018-C8	UBS 2018-C8	KKR Real Estate Credit Opportunity Partners (AIV) Aggregator I L.P.
Apple Campus 3	BANK 2018-BNK10	BANK 2018-BNK10	Torchlight Investors, LLC

(1)	Does not include the Airport Business Center Whole Loan, for which servicing will be transferred on the related Servicing Shift Date. The initial controlling noteholder of the Airport Business Center Whole Loan will be Wells Fargo Bank, National Association, as holder of the related Control Note. With respect to each such Whole Loan, after the related Servicing Shift Date, the controlling noteholder of such Whole Loan will be the securitization trust governed by the related Servicing Shift PSA. The initial directing certificateholder after such Servicing Shift Date is expected to be the controlling class representative or other directing certificateholder under the related Servicing Shift PSA.

(2)	As of the closing date of the related securitization.

(3)	The CGCMT 2018-B2 securitization is expected to close on or about March 20, 2018.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Note Name	Control Note/ Non-Control Note	Original Principal Balance	Note Holder(1)
Moffett Towers II – Building 2	A-1	Control Note	$54,000,000	WFCM 2018-C43
	A-2	Non-Control Note	$29,750,000	Barclays Bank PLC
	A-3	Non-Control Note	$40,000,000	WFCM 2017-C42
	A-4	Non-Control Note	$41,250,000	BANK 2018-BNK10
Airport Business Center	A-1	Control Note	$60,000,000	Wells Fargo Bank
	A-2	Non-Control Note	$50,000,000	WFCM 2018-C43
	A-3	Non-Control Note	$40,000,000	Wells Fargo Bank
The SoCal Portfolio	A-1-1	Control Note	$50,000,000	CGCMT 2018-B2(2)
	A-1-2	Non-Control Note	$35,000,000	Citi Real Estate Funding Inc.
	A-1-3	Non-Control Note	$15,000,000	Citi Real Estate Funding Inc.
	A-1-4	Non-Control Note	$37,580,000	Cantor Commercial Real Estate Lending, L.P.
	A-2-1	Non-Control Note	$45,000,000	WFCM 2018-C43
	A-2-2	Non-Control Note	$46,720,000	Barclays Bank PLC
Houston Distribution Center	A-1	Control Note	$35,000,000	UBS 2018-C8
	A-2	Non-Control Note	$14,000,000	UBS 2018-C8
	A-3	Non-Control Note	$35,000,000	WFCM 2018-C43
Apple Campus 3	A-1	Non-Control Note	$80,000,000	Wells Fargo Bank
	A-2	Non-Control Note	$30,000,000	WFCM 2018-C43
	A-3	Control Note	$94,000,000	BANK 2018-BNK10
	A-4	Non-Control Note	$68,000,000	BMARK 2018-B2
	A-5	Non-Control Note	$68,000,000	Goldman Sachs Mortgage Company

(1)	Unless otherwise indicated, each note not currently held by a securitization trust is expected to be contributed to a future securitization. No assurance can be provided that any such note will not be split further.

(2)	The CGCMT 2018-B2 transaction is expected to close on March 20, 2018.

The Serviced Whole Loans

The Serviced Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Servicing Shift Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Pari Passu Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other Than Servicing Shift Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Control Rights with respect to Servicing Shift Whole Loans

With respect to each Servicing Shift Whole Loan prior to the related Servicing Shift Date, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing certificateholder hereunder, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to each Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the directing certificateholder for this securitization, prior to the occurrence and continuance of a Consultation Termination Event, or the operating advisor, following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consultation rights described below.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

With respect to any Servicing Shift Whole Loan, the discussion under this “—The Non-Serviced Pari Passu Whole Loans” section only applies to the period on or after the related Servicing Shift Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Date), the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing certificateholder, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan (including each Servicing Shift Whole Loan after the related Servicing Shift Date), one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event, or the operating advisor, following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consultation rights described below.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

Such consultation right will generally expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not (or, with respect to The SoCal Portfolio Whole Loan and the Houston Distribution Center Whole Loan, unless) such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned typical ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If the special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 C.F.R. § 229.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in February 2018 and ending on the hypothetical Determination Date in March 2018. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Barclays Bank PLC, Wells Fargo Bank, National Association, BSPRT Finance, LLC, C-III Commercial Mortgage LLC (and, solely with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Emerald Hills Shopping Center, UnionCapitalFunding LLC) and Rialto Mortgage Finance, LLC, are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Barclays Bank PLC, Wells Fargo Bank, National Association, BSPRT Finance, LLC, C-III Commercial Mortgage LLC and Rialto Mortgage Finance, LLC, on or about March 27, 2018 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans to be assigned to the trustee pursuant to the PSA.

Barclays Bank PLC

General

Barclays Bank PLC, a public limited company registered in England and Wales under number 1026167 (“Barclays”), a sponsor and a mortgage loan seller, is an affiliate of Barclays Capital Inc., one of the underwriters. The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays has been engaged in commercial mortgage loan securitization in the United States since 2004. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

●	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hospitality, multifamily, manufactured housing, healthcare, self storage and industrial properties. These loans are primarily originated for the purpose of securitization.

●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays’ affiliates commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on February 28, 2018, Barclays’ affiliates were the loan sellers in approximately 97 commercial mortgage-backed securitization transactions. Approximately $29.4 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays affiliates for the years ending on December 31, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016 and through February 28, 2018.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays and Affiliates (as loan seller) (approximate)
2018	$493,000,000
2017	$4,971,606,254
2016	$3,031,242,500
2015	$5,276,099,519
2014	$3,351,106,750
2013	$2,723,393,594
2012	$2,056,096,250
2011	$0
2010	$0
2009	$0
2008	$196,399,012
2007	$2,470,879,020

Review of Barclays Mortgage Loans

Overview. Barclays has conducted a review of the mortgage loans for which Barclays is a sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Barclays, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

●	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;

●	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review. Barclays and the other originators of the Barclays Mortgage Loans engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ and the other originators’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ and the other originators’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Barclays will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification

Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions” below. Barclays originates mortgage loans principally for securitization.

General. Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays also originates and acquires loans pursuant to table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including those originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

With respect to certain mortgage loans, Barclays has delegated certain of its underwriting and origination functions to table funded lenders, subject to loan-by-loan oversight and ultimate review and approval by Barclays’ professionals. These functions were all performed in substantial accordance with the mortgage loan approval procedures described in this prospectus. In all cases, mortgage loans are documented on Barclays’ approved documentation.

Loan Analysis. Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

Escrow Requirements. Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes – Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property), (v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination.

Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.

●	Completion Repair/Environmental Remediation – Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (v) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the Mortgaged Property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated, (v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.

●	Other Factors – Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing. Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Wells Fargo Bank, National Association.

Exceptions. Notwithstanding the discussion under “—Barclays’ Underwriting Guidelines and Process” above, one or more of the Barclays Mortgage Loans may vary from, or do not comply with, Barclays underwriting guidelines described above. In addition, in the case of one or more of the Barclays Mortgage Loans, Barclays may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. For any material exceptions to Barclays’ underwriting guidelines described above in respect of the Barclays Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Compliance with Rule 15Ga-1 under the Exchange Act

Barclays has most recently filed a Form ABS-15G on February 13th, 2018 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0000312070. It has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

Neither Barclays Bank PLC nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Barclays Bank PLC will retain 36.42% of the Vertical RR Interest. However, Barclays Bank PLC or its affiliates may retain or own in the future certain classes. Any such party will have the right to dispose of such certificates (other than the Vertical RR Interest) at any time. Barclays Bank PLC will be required to retain its portion of the Vertical RR Interest for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

Neither Barclays nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Barclays for any losses or other claims in connection with the certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

From time to time, Barclays is involved in civil legal proceedings and arbitration proceedings concerning matters arising in connection with the conduct of its securitization business. Although there can be no assurance as to the ultimate outcome of such matters, Barclays has denied, or believes it has meritorious defenses and will deny, liability in all significant cases pending against it in its capacity as sponsor or mortgage loan seller, and intends to defend actively each such case.

The information set forth under “—Barclays Bank PLC” has been provided by Barclays.

Wells Fargo Bank, National Association

General

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, is a wholly-owned subsidiary of Wells Fargo & Company (NYSE: WFC). The principal office of Wells Fargo Bank’s commercial mortgage origination division is located at 4150 E 42nd Street, 38th Floor, New York, New York 10017, and its telephone number is (212) 214-7468. Wells Fargo Bank is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services. Wells Fargo Bank is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC. Wells Fargo Bank is also the successor by merger to Wachovia Bank, National Association (“Wachovia Bank”), which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation. On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company. As a result of this transaction, the depositor, Wachovia Bank and Wells Fargo Securities, LLC became wholly-owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo Bank. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank.

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program

Prior to its merger with Wachovia Bank, Wells Fargo Bank was an active participant in securitizations of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor in securitizations for which unaffiliated entities acted as depositor. Between the inception of its commercial mortgage securitization program in 1995 and December 2007, Wells Fargo Bank originated approximately 5,360 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.4 billion, which were included in approximately 61 securitization transactions.

Prior to its merger into Wells Fargo Bank, one of Wachovia Bank’s primary business lines was the underwriting and origination of mortgage loans secured by commercial or multifamily properties. With its commercial mortgage lending affiliates and predecessors, Wachovia Bank began originating and securitizing commercial mortgage loans in 1995. The total amount of commercial mortgage loans originated and securitized by Wachovia Bank from 1995 through November 2007 was approximately $87.9 billion. Approximately $81.0 billion of such commercial mortgage loans were securitized by an affiliate of Wachovia Bank acting as depositor, and approximately $6.9 billion were securitized by an unaffiliated entity acting as depositor.

Since 2010, and following the merger of Wachovia Bank into Wells Fargo Bank, Wells Fargo Bank has resumed its active participation in the securitization of commercial and multifamily mortgage loans. Wells Fargo Bank originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Wells Fargo Securities, LLC, and other underwriters, Wells Fargo Bank works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicer in structuring securitizations in which it is a sponsor, a mortgage loan seller and an originator. For the twelve-month period ended December 31, 2017, Wells Fargo Bank securitized commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $6.2 billion. Since the beginning of 2010, Wells Fargo Bank originated approximately 1,848 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $34.7 billion, which were included in 104 securitization transactions. The properties securing these loans include multifamily, office, retail, industrial, hospitality and self storage properties. Wells Fargo Bank and certain of its affiliates also originate other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to commercial and multifamily mortgage loans, Wells Fargo Bank and its affiliates have originated and securitized residential mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank and its affiliates have also served as sponsors, issuers, master servicer, servicers, certificate administrators, custodians and trustees in a wide array of securitization transactions.

Wells Fargo Bank’s Commercial Mortgage Loan Underwriting

General. Wells Fargo Bank’s commercial real estate finance group has the authority, with the approval from the appropriate credit authority, to originate fixed-rate, first lien commercial, multifamily or manufactured housing community mortgage loans for securitization. Wells Fargo Bank’s commercial real estate finance operation is staffed by real estate professionals. Wells Fargo Bank’s loan underwriting group is an integral component of the commercial real estate finance group which also includes groups responsible for loan origination and closing mortgage loans.

Upon receipt of an executed loan application, Wells Fargo Bank’s loan underwriters commence a review of the borrower’s financial condition and creditworthiness and the real property which will secure the loan.

Notwithstanding the discussion below, given the unique nature of income-producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may differ significantly from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, borrower sponsorship and/or performance history, and certain other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily or commercial mortgage loan will conform to each of the general procedures described in this “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” section. For important information about the circumstances that have affected the underwriting of the Mortgage Loans, see the “Risk Factors” and “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” sections of this prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following credit positive characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; and (iv) elements of recourse included in the loan.

Loan Analysis. Generally, Wells Fargo Bank performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan. In general, credit analysis of the borrower and the real estate includes a review of historical financial statements (or, in the case of acquisitions, often only current financial statements), rent rolls, certain leases, third-party credit reports, judgments, liens, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Wells Fargo Bank typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities. The collateral analysis typically includes an analysis of the following, to the extent available and applicable based on property type: historical property operating statements, rent rolls, operating budgets, a projection of future performance, and a review of certain tenant leases. Depending on the type of collateral property and other factors, the credit of key tenants may also be reviewed. Each mortgaged property is generally inspected by a Wells Fargo Bank underwriter or qualified designee. Wells Fargo Bank generally requires third-party appraisals, as well as environmental and property condition reports and, if determined by Wells Fargo Bank to be applicable, seismic reports. Each report is reviewed for acceptability by a staff member of Wells Fargo Bank or a third-party consultant. Generally, the results of these reviews are incorporated into the underwriting report. In some instances, one or more of the procedures may be waived or modified by Wells Fargo Bank if it is determined not to adversely affect the mortgage loans originated by it in any material respect.

Loan Approval. Prior to loan closing, all mortgage loans to be originated by Wells Fargo Bank must be approved by one or more officers of Wells Fargo Bank (depending on loan size), who may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-to-Value Ratios. Generally, the debt service coverage ratios for Wells Fargo Bank mortgage loans will be equal to or greater than 1.20x; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, loan-to-value ratio, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Generally, the loan-to-value ratio for Wells Fargo Bank mortgage loans will be equal to or less than 80%; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, debt service coverage, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a loan-to-value ratio above 80% based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the related mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or performance in the future and/or other relevant factors.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this prospectus with respect to the mortgage loans to be sold to the depositor by Wells Fargo Bank for deposit into the trust fund (the “Wells Fargo Bank Mortgage Loans”).

Additional Debt. When underwriting a multifamily or commercial mortgage loan, Wells Fargo Bank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Wells Fargo Bank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan-to-value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition. As part of the underwriting process, Wells Fargo Bank will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, Wells Fargo Bank will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals. Wells Fargo Bank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state-certified appraiser, an appraiser belonging to the “Appraisal Institute”, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, Wells Fargo Bank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. In some cases, however, Wells Fargo Bank may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessments. Wells Fargo Bank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, Wells Fargo Bank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, Wells Fargo Bank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water will usually be conducted only at multifamily rental properties and only when Wells Fargo Bank or the environmental consultant believes that special circumstances warrant such an analysis.

Depending on the findings of the initial environmental assessment, Wells Fargo Bank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, Wells Fargo Bank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Wells Fargo Bank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. In general, prospective borrowers seeking loans secured by properties located in California or in seismic zones 3 or 4 obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). Generally, any of the mortgage loans as to which the property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, would either be subject to a lower loan-to-value ratio limit at origination, be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, Wells Fargo Bank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Wells Fargo Bank will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Wells Fargo Bank to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Wells Fargo Bank’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Escrow Requirements. Generally, Wells Fargo Bank requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Wells Fargo Bank are as follows:

●	Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Wells Fargo Bank with sufficient funds to satisfy all taxes and assessments. Tax escrows may not be required if a property is a single tenant property and the tenant is required to pay taxes directly. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Wells Fargo Bank with sufficient funds to pay all insurance premiums. Insurance escrows may not be required if (i) the borrower maintains a blanket insurance policy, or (ii) the property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. Replacement reserves may not be required if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Wells Fargo Bank generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Wells Fargo Bank may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.

●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Tenant Improvement/Lease Commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the mortgaged property is considered below market. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

Furthermore, Wells Fargo Bank may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In some cases, Wells Fargo Bank may determine that establishing an escrow or reserve is not warranted in the event of the existence of one or more of the credit positive characteristics discussed above, or given the amounts that would be involved and Wells Fargo Bank’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Wells Fargo Bank originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Wells Fargo Bank as the payee. Wells Fargo Bank has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Apple Campus 3, representing approximately 4.2% of the Initial Pool Balance, comprises component promissory notes of a whole loan that was co-originated by Wells Fargo Bank, Goldman Sachs Mortgage Company and Deutsche Bank AG, through its New York Branch.

Exceptions. One or more of Wells Fargo Bank’s Mortgage Loans may vary from the specific Wells Fargo Bank’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Wells Fargo Bank’s Mortgage Loans, Wells Fargo Bank or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. For any material exceptions to Wells Fargo Bank’s underwriting guidelines described above in respect of the Wells Fargo Bank Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor

Overview. Wells Fargo Bank, in its capacity as the sponsor of the Wells Fargo Bank Mortgage Loans, has conducted a review of the Wells Fargo Bank Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Wells Fargo Bank Mortgage Loans is accurate in all material respects. Wells Fargo Bank determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Wells Fargo Bank Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Wells Fargo Bank (collectively, the “Wells Fargo Bank Deal Team”) with the assistance of certain third parties. Wells Fargo Bank has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Wells Fargo Bank Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Wells Fargo Bank Deal Team created a database of loan-level and property-level information relating to each Wells Fargo Bank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third-party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Wells Fargo Bank during the underwriting process. Prior to securitization of each Wells Fargo Bank Mortgage Loan, the Wells Fargo Bank Deal Team may have updated the information in the database with respect to such Wells Fargo Bank Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Wells Fargo Bank Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Wells Fargo Bank Data Tape”) containing detailed information regarding each Wells Fargo Bank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Wells Fargo Bank Data Tape was used by the Wells Fargo Bank Deal Team to provide the numerical information regarding the Wells Fargo Bank Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of Wells Fargo Bank, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Wells Fargo Bank relating to information in this prospectus regarding the Wells Fargo Bank Mortgage Loans. These procedures included:

●	comparing the information in the Wells Fargo Bank Data Tape against various source documents provided by Wells Fargo Bank;

●	comparing numerical information regarding the Wells Fargo Bank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Wells Fargo Bank Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Wells Fargo Bank Mortgage Loans disclosed in this prospectus.

Legal Review. In anticipation of the securitization of each Wells Fargo Bank Mortgage Loan, mortgage loan seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations. Mortgage loan seller’s counsel reviewed the legal summaries for each Wells Fargo Bank Mortgage Loan, together with pertinent parts of the Mortgage Loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, mortgage loan seller’s counsel reviewed Wells Fargo Bank’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Wells Fargo Bank Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Wells Fargo Bank Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Wells Fargo Bank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage loan seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Wells Fargo Bank confirmed with the related servicers for the Wells Fargo Bank Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The Wells Fargo Bank Deal Team also consulted with Wells Fargo Bank personnel responsible for the origination of the Wells Fargo Bank Mortgage Loans to confirm that the Wells Fargo Bank Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting,” as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Findings and Conclusions. Wells Fargo Bank found and concluded with reasonable assurance that the disclosure regarding the Wells Fargo Bank Mortgage Loans in this prospectus is accurate in all material respects. Wells Fargo Bank also found and concluded with reasonable assurance that the Wells Fargo Bank Mortgage Loans were originated in accordance with Wells Fargo Bank’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Wells Fargo Bank will perform a review of any Wells Fargo Bank Mortgage Loan that it elects to substitute for a Wells Fargo Bank Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Wells Fargo Bank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Qualification Criteria”). Wells Fargo Bank may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Wells Fargo Bank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Wells Fargo Bank to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

The transaction documents for certain prior transactions in which Wells Fargo Bank securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Wells Fargo Bank (or a predecessor), which activity occurred during the period from January 1, 2015 to December 31, 2017 (the “Rule 15Ga-1 Reporting Period”) or is still outstanding.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
Asset Class Commercial Mortgages(1)
Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C28	X	Wachovia Bank, National Association	113	2,502,246,884.83	69.60	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 0001376448		Nomura Credit & Capital, Inc.	44	823,722,922.57	22.91	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation(10)	50	269,226,893.21	7.49	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.00	4.54	0	0.00	0.00

Issuing Entity Subtotal			207	3,595,196,700.61	100.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.00	4.54	0	0.00	0.00

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C33	X	Wachovia Bank, National Association	88	2,043,814,381.00	56.74	0	0.00	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	86,311,631.00	12.17
CIK #: 0001406873		Barclays Capital Real Estate Inc.	33	724,003,952.00	20.10	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Nomura Credit & Capital, Inc.	17	639,286,752.00	17.75	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation	28	195,018,502.00	5.41	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			166	3,602,123,586.00	100.00	0	0.00	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	86,311,631.00	12.17

Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(11)	39	503,900,454.00	55.11	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	23,000,000.00	2.55	0	0.00	0.00
CIK #: 0001643873		Wells Fargo Bank, National Association	14	293,066,224.00	32.05	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Silverpeak Real Estate Finance LLC	10	117,394,863.00	12.84	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			63	914,361,541.00	100.00	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	23,000,000.00	2.55	0	0.00	0.00

WFRBS Commercial Mortgage Trust 2014-C22, Commercial Mortgage Pass-Through Certificates, Series 2014-C22	X	Wells Fargo Bank, National Association	34	660,152,359.00	44.38	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 1616666		The Royal Bank of Scotland	18	311,373,307.00	20.93	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Rialto Mortgage Finance, LLC	21	158,381,467.00	10.65	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Prudential Mortgage Capital Company, LLC	9	109,719,609.00	7.38	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		NCB, FSB	20	67,614,088.00	4.55	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		C-III Commercial Mortgage LLC	17	63,291,423.00	4.25	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Basis Real Estate Capital II, LLC(12)	6	58,594,540.00	3.94	1	15,371,874.00	1.06	0	0.00	0.00	0	0.00	0.00	1	15,371,874.00	1.06	0	0.00	0.00	1	15,371,874.00	1.06
		Walker & Dunlop Commercial Property Funding I WF, LLC	4	58,473,000.00	3.93	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			73	1,487,599,794.00	100.00	1	15,371,874.00	1.06	0	0.00	0.00	0	0.00	0.00	1	15,371,874.00	1.06	0	0.00	0.00	1	15,371,874.00	1.06

Commercial Mortgages Asset Class Total			628	9,599,281,621.61		1	38,371,874.00		0	0.00		0	0.00		1	15,371,874.00		2	36,687,005.00		2	101,683,505.00

(1)	In connection with the preparation of this table, Wells Fargo Bank undertook the following steps to gather the information required by Rule 15Ga-1 (“Rule 15Ga-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) identifying all asset-backed securities transactions in which Wells Fargo Bank (or a predecessor) acted as a securitizer, (ii) performing a diligent search of the records of Wells Fargo Bank and the records of affiliates of Wells Fargo Bank that acted as securitizers in transactions of commercial mortgage loans for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for breach of a representation or warranty with respect to any relevant transaction. In this effort, Wells Fargo Bank made written requests of all trustees and unaffiliated co-sponsors of applicable commercial mortgage-backed securities transactions. Wells Fargo Bank followed up written requests made of Demand Entities as it deemed appropriate.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the last day of the Rule 15Ga-1 Reporting Period. (For columns j-x)

(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements. (For columns d-f)

(3)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d–l)

(4)	Includes only new demands received during the Rule 15Ga-1 Reporting Period. (For columns g-i)

In the event demands were received prior to the Rule 15Ga-1 Reporting Period, but activity occurred with respect to one or more loans during the Rule 15Ga-1 Reporting Period, such activity is being reported as assets pending repurchase or replacement within the cure period (columns m/n/o) or as demands in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u), or (iii) the rejection of such demand (columns v/w/x), as applicable.

(5)	Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process. Where an underlying asset has paid off or otherwise been liquidated by or on behalf of the issuing entity (other than via a repurchase by the obligated party) during the Rule 15Ga-1 Reporting Period, the corresponding principal balance utilized in calculating columns (g) through (x) will be zero. (For columns j-l)

(6)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the last day of the Rule 15Ga-1 Reporting Period. (For columns m-x)

(7)	Includes assets that are subject to a demand and within the cure period. (For columns m-o)

(8)	Includes assets pending repurchase or replacement outside of the cure period. (For columns p-r)

(9)	Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced and remains in the transaction. Also includes assets for which the requesting party rescinds or retracts the demand in writing. (For columns s-u)

(10)	U.S. Bank National Association, as Trustee for Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C28 (“U.S. Bank”) v. Dexia Real Estate Capital Markets (“Dexia”), Case No. 12 Civ 9412, filed in the United States District Court for the Southern District of New York. U.S. Bank filed its complaint against Dexia (on December 27, 2012) arguing that Dexia had breached the terms of the related mortgage loan purchase agreement in light of the determination in a Minnesota enforcement action against the guarantors of Loan #58 Marketplace Retail and Office Center (“Loan #58”) that the form of the guaranty sold to U.S. Bank pursuant to the mortgage loan purchase agreement had not been signed by the guarantors. U.S. Bank, in its complaint, seeks a judgment requiring Dexia to repurchase Loan #58 for approximately $16.5 million. Dexia filed a Notice of Motion to Dismiss and a Memorandum in Support of its Motion to Dismiss on January 25, 2013. Judge Shira A. Scheindlin entered an order denying Dexia’s motion on June 6, 2013. After completion of discovery, U.S. Bank and Dexia filed cross-motions for summary judgment, and on July 9, 2014 Judge Scheindlin entered an Opinion and Order granting the summary judgment motion of U.S. Bank and denying the summary judgment motion of Dexia. On September 12, 2014, the Court entered its judgment directing that Dexia repurchase Loan #58 for $19,627,961.66. On March 16, 2016, the United States Court of Appeals for the Second Circuit reversed, and ordered that judgment be entered in Dexia’s favor. On April 11, 2016, the United States District Court for the Southern District of New York entered judgment for Dexia and against U.S. Bank on U.S. Bank’s claims in the case. Because U.S. Bank did not appeal the District Court’s decision within the required 90-day period, this demand has been classified as “withdrawn”.

(11)	Rialto Capital Advisors, LLC, as special servicer for Loan #8 88 Hamilton Avenue (in such capacity, the “NXS2 Special Servicer”), claimed in a letter dated March 16, 2016, that NREC breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a prior $4,000,000 mortgage on the related mortgaged property. On March 31, 2016, NREC rejected the claim for breach of representation or warranty and noted that a title insurance policy was obtained from Chicago Title Insurance Company, which insures the first lien status of such loan. The NXS2 Special Servicer withdrew its repurchase demand on August 15, 2017.

(12)	CWCapital Asset Management LLC, as special servicer for Loan No. 22, Alpha Health Center, claimed in a letter dated December 19, 2017, that Basis Real Estate Capital II, LLC (“Basis”) breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a lawsuit that was filed against the sponsor of 300 E. Pulaski, LLC (the “Borrower”). On February 7, 2018, Basis rejected the claim for breach of representation or warranty for several reasons including (i) the lawsuit was filed after Basis had already conducted its due diligence on the Borrower and the sponsor of the Borrower and (ii) the lawsuit in question was served on the sponsor of the Borrower after Basis had originated the Alpha Health Center Loan. Basis has requested that the special servicer rescind its repurchase demand.

The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the quarterly reporting period from September 1, 2017 through December 31, 2017 was set forth in (i) a Form ABS-15G filed by Wells Fargo Bank with the SEC on February 13, 2018, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS-15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC on February 13, 2018, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor. Such Forms ABS-15G are available electronically through the SEC’s EDGAR system. The Central Index Key number of Wells Fargo Bank is 0000740906. The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779.

Retained Interests in This Securitization

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $10,794,674.80 Certificate Balance of the Vertical RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than its portion of the Vertical RR Interest) at any time. Wells Fargo Bank will be required to retain its portion of the Vertical RR Interest for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

The information set forth under “—Wells Fargo Bank, National Association” has been provided by Wells Fargo Bank.

BSPRT Finance, LLC

General

BSPRT Finance, LLC (“BSPRT”), is a sponsor of, and a seller of certain mortgage loans (the “BSPRT Mortgage Loans”) into, the securitization described in this prospectus. BSPRT is a limited liability company organized under the laws of the State of Delaware. The primary offices of BSPRT are located at 142 West 57th Street, Suite 1201, New York, New York 10019.

BSPRT’s Loan Origination and Acquisition History

BSPRT began originating and acquiring loans in 2017 and has not been involved in the securitization of any other types of financial assets.

BSPRT originates and acquires from both affiliated and unaffiliated third party originators, commercial mortgage loans throughout the United States. The following tables set forth information with respect to originations and acquisitions of fixed rate commercial mortgage loans by BSPRT as of December 31, 2017.

Originations and Acquisitions of Fixed-Rate Commercial Mortgage Loans

	No. of Loans	Approximate Aggregate Principal Balance of Loans at Origination or Purchase
Originations/Acquisitions	12	$156,101,000

In connection with this commercial mortgage securitization transaction, BSPRT will transfer the BSPRT Mortgage Loans to the depositor, who will then transfer the BSPRT Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the BSPRT Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with the underwriter or the initial purchaser and the depositor, BSPRT will work with rating agencies, the other loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to an MLPA, BSPRT will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the BSPRT Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, BSPRT will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission. We cannot assure you that BSPRT will repurchase or replace, or make an estimated loss reimbursement payment with respect to, a defective mortgage loan, and no affiliate of BSPRT will be responsible for doing so if BSPRT fails with respect to its obligations.

BSPRT does not act as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that BSPRT originates or acquires and will not act as servicer in this commercial mortgage securitization transaction. Instead, BSPRT sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers.

Review of BSPRT Mortgage Loans

Overview. BSPRT has conducted a review of the BSPRT Mortgage Loans in connection with the securitization described in this prospectus. The review of the BSPRT Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “BSPRT Review Team”). The review procedures described below were employed with respect to all of the BSPRT Mortgage Loans, except that certain review procedures may only be relevant to the large loan disclosures, if any, in this prospectus. No sampling procedures were used in the review process.

Database. Members of the BSPRT Review Team maintain a database of loan-level and property-level information, and prepared an asset summary report, relating to each BSPRT Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the BSPRT Team during the underwriting process. The BSPRT Review Team periodically updated the information in the database and the related asset summary report with respect to such BSPRT Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the BSPRT Review Team.

A data tape (the “BSPRT Data Tape”) containing detailed information regarding each BSPRT Mortgage Loan was created from the information in the database referred to in the prior paragraph. The BSPRT Data Tape was used to provide the numerical information regarding the BSPRT Mortgage Loans in this prospectus.

Data Validation and Recalculation. The depositor, on behalf of BSPRT engaged a third party accounting firm to perform certain data validation and recalculation procedures designed by BSPRT, relating to information in this prospectus regarding the BSPRT Mortgage Loans. These procedures included:

●	comparing the information in the BSPRT Data Tape against various source documents provided by BSPRT that are described under “—Review of BSPRT Mortgage Loans—Database” above;

●	comparing numerical information regarding the BSPRT Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the BSPRT Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the BSPRT Mortgage Loans disclosed in this prospectus.

Legal Review. BSPRT engaged various law firms to conduct certain legal reviews of the BSPRT Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each BSPRT Mortgage Loan, BSPRT’s origination counsel prepared a due diligence questionnaire that sets forth salient loan terms. In addition, such origination counsel for each BSPRT Mortgage Loan reviewed BSPRT’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the BSPRT Mortgage Loans. Such assistance included, among other things, (i) a review of BSPRT’s asset summary report and its origination counsel’s due diligence questionnaire for each BSPRT Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the BSPRT Mortgage Loans prepared by origination counsel, and (iii) the review of select provisions in certain loan documents with respect to certain of the BSPRT Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation on the underlying Mortgaged Properties of which BSPRT was aware at the origination of any BSPRT Mortgage Loan, the BSPRT Review Team requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. BSPRT conducted a search with respect to each borrower under the related BSPRT Mortgage Loan to determine whether it filed for bankruptcy. If the BSPRT Review Team became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any BSPRT Mortgage Loan, the BSPRT Review Team obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The BSPRT Review Team, with the assistance of applicable origination counsel, also reviewed the BSPRT Mortgage Loans to determine whether any BSPRT Mortgage Loan materially deviated from the underwriting guidelines set forth under “—BSPRT’s Underwriting Standards” below. See “—BSPRT’s Underwriting Standards—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, the BSPRT Review Team determined that the disclosure regarding the BSPRT Mortgage Loans in this prospectus is accurate in all material respects. The BSPRT Review Team also determined that the BSPRT Mortgage Loans were originated in accordance with BSPRT’s origination procedures and underwriting criteria, except as described under “—BSPRT’s Underwriting Standards—Exceptions” below. BSPRT attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. BSPRT will perform a review of any mortgage loan that it elects to substitute for a Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. BSPRT, and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related MLPA and the PSA (collectively, the “Qualification Criteria”). BSPRT will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by BSPRT and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by BSPRT to render any tax opinion required in connection with the substitution.

BSPRT’s Underwriting Standards

Each of the BSPRT Mortgage Loans was originated or acquired by BSPRT. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or acquired by BSPRT.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular commercial, multifamily or manufactured housing community mortgage loan originated or acquired by BSPRT will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular BSPRT Mortgage Loans, see “—BSPRT’s Underwriting Standards—Exceptions” below and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, BSPRT also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel from BSPRT. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio. BSPRT’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 75.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by BSPRT and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that BSPRT or an affiliate may be the lender on that subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such subordinate debt and/or mezzanine debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●

Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of

Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. It should be noted that an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only if it is believed that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination/acquisition process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Title Insurance. The borrower is required to provide a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, BSPRT typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy must contain appropriate endorsements to avoid the application of coinsurance and not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination or acquisition included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program Act of 1968, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In many cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage instrument typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage instrument typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the PML or the scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a commercial, multifamily or manufactured housing community mortgage loan, BSPRT will generally examine whether the use and occupancy and construction of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, BSPRT may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or BSPRT has a reasonable likelihood of recovering approximately 75% of proceeds from the casualty; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, BSPRT may require the borrower to remediate such violation and, subject to the discussion under “—BSPRT’s Underwriting Standards —Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on BSPRT’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan. Furthermore, BSPRT may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, BSPRT may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, BSPRT may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated or acquired by BSPRT are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay, or there is sufficient evidence that such sole or major tenant is paying, taxes directly.

●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain, or there is sufficient evidence that such sole or major tenant is maintaining, the insurance or is permitted to self-insure.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination or acquisition in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination or acquisition in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the BSPRT Mortgage Loans, see Annex A-1.

Exceptions. The BSPRT Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

BSPRT has no history as a securitizer prior to November 2017. BSPRT most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2018. BSPRT’s Central Index Key Number is 0001722518. BSPRT has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

Neither BSPRT nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. BSPRT and its affiliates may acquire certificates in the secondary market. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—BSPRT Finance, LLC” has been provided by BSPRT.

C-III Commercial Mortgage LLC

General

C-III Commercial Mortgage LLC (“C-III CM”) is a sponsor of, and a seller of certain Mortgage Loans (the “C-III CM Mortgage Loans”) into, the securitization described in this prospectus. C-III CM is a limited liability company organized under the laws of the State of Delaware on June 9, 2010. C-III Capital Partners LLC (“C-III Parent”), a Delaware limited liability company, is the sole member of C-III CM.

C-III Parent is a privately-held commercial real estate company that commenced operations in March of 2010. C-III Parent, together with its direct and indirect subsidiaries, including C-III CM, are collectively referred to herein as the “C-III Capital Group”. The C-III Capital Group is engaged in a broad range of activities, including principal investment, loan origination, CDO management, fund management and primary and special loan servicing. The principal place of business of the C-III Capital Group is located at 5221 N. O’Connor Blvd., Suite 800, Irving, Texas 75039.

C-III CM originates, and acquires from unaffiliated third party originators, multifamily, manufactured housing community and commercial mortgage loans and mezzanine loans throughout the United States. Acquired loans may have been originated using underwriting guidelines not established by C-III CM.

The following tables set forth information with respect to originations and securitizations of fixed-rate multifamily, manufactured housing community and commercial mortgage loans by C-III CM during the calendar years 2010, 2011, 2012, 2013, 2014, 2015, 2016 and 2017.

Originations and Securitizations of Fixed-Rate Multifamily,
Manufactured Housing Community and Commercial Mortgage Loans

	Originations(1)		Securitizations(2)
	No. of Loans	Approximate Aggregate Principal Balance at Origination	No. of Loans	Approximate Aggregate Principal Balance at Securitization

2010(3)	5	$30,090,000	0	$0
2011	35	$195,668,500	30	$181,834,330
2012	79	$365,601,000	72	$326,672,918
2013	117	$505,529,000	122	$540,435,224
2014	114	$539,760,700	97	$508,254,819
2015	138	$679,606,000	139	$629,232,102
2016	57	$254,050,500	68	$367,678,223
2017	51	$243,645,500	44	$217,113,867

(1)	Includes mortgage loans that were originated by a correspondent, re-underwritten by C-III CM and acquired by C-III CM at or about the time of origination.

(2)	Excludes mortgage loans sold to issuers of collateralized debt obligations managed or administered by an affiliate of C-III CM.

(3)	C-III CM was organized on June 9, 2010.

C-III Asset Management LLC, a wholly-owned subsidiary of C-III Parent, acts as the servicer of the multifamily, manufactured housing community and commercial mortgage loans that C-III CM and C-III MF (as defined below) own pending the securitization or other disposition of those loans.

Wells Fargo Central Pacific Holdings, Inc. (which is an affiliate of Wells Fargo Bank, Wells Fargo Commercial Mortgage Securities, Inc. and Wells Fargo Securities, LLC) is an investor in C-III Parent and, as such, holds a less than 10% indirect equity interest in C-III CM. In addition, Wells Fargo Bank provides short-term warehousing of mortgage loans originated or acquired by C-III CM, indirectly through a repurchase facility between Wells Fargo Bank and a wholly-owned subsidiary of C-III CM, C-III Mortgage Funding LLC (“C-III MF”). C-III CM guarantees the performance by its wholly-owned subsidiary of certain obligations under that repurchase facility. All of the C-III CM Mortgage Loans, with an aggregate Cut-off Date Balance of approximately $79,065,982, representing approximately 10.9% of the Initial Pool Balance, are currently (or, as of the Closing Date for this securitization, are expected to be) subject to such repurchase facility. C-III CM intends to use the proceeds from its sale of the C-III CM Mortgage Loans to the depositor to, among other things, reacquire the warehoused C-III CM Mortgage Loans through its wholly-owned subsidiary from Wells Fargo Bank, free and clear of any liens. Wells Fargo Bank acts (or, as of the Closing Date, is expected to act) as interim custodian for the loan files with respect to all of the C-III CM Mortgage Loans prior to securitization, which have an aggregate Cut-off Date Balance of approximately $79,065,982, representing approximately 10.9% of the Initial Pool Balance.

In addition, C-III CM or C-III MF is party to an interest rate hedging arrangement with Wells Fargo Bank with respect to all of the C-III CM Mortgage Loans, which have an aggregate Cut-off Date Balance of approximately $79,065,982, representing approximately 10.9% of the Initial Pool Balance. Those hedging arrangements will terminate upon the pricing of such Mortgage Loans in connection with the transfer thereof to this securitization transaction.

Based on unaudited consolidated financial statements, as of September 30, 2017, C-III CM and its wholly-owned subsidiaries had total assets of approximately $499.3 million, total liabilities of approximately $321.9 million and total member’s equity of approximately $177.4 million.

In connection with commercial mortgage securitization transactions, C-III CM will generally transfer the subject mortgage loans to the applicable depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer by the applicable depositor to the issuing entity of those mortgage loans (together with any other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the applicable depositor, C-III CM works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria. In connection with contributing mortgage loans to a securitization, C-III CM will make certain loan-level representations and warranties, will undertake certain loan document delivery requirements and will undertake certain obligations to repurchase or replace mortgage loans affected by uncured material breaches of those representations and warranties and/or document delivery requirements or make loss of value payments in connection therewith.

C-III CM’s Underwriting Guidelines and Processes

Set forth below is a discussion of general underwriting guidelines and processes with respect to multifamily, manufactured housing community and commercial mortgage loans originated by C-III CM for securitization.

Notwithstanding the discussion below, given the unique nature of multifamily, manufactured housing community and commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily, manufactured housing community or commercial mortgage loan may significantly differ from one loan to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily, manufactured housing community or commercial mortgage loan originated by C-III CM will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular C-III CM Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus. In certain circumstances, due diligence reports and assessments of the type described below that were obtained with respect to any C-III CM Mortgage Loan may have been prepared by an affiliate of C-III CM (e.g., an affiliate that is in the business of being a title agent or a zoning consultant).

A.       Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each multifamily, manufactured housing community and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third-party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

B.       Loan Approval. Prior to commitment, each multifamily, manufactured housing community and commercial mortgage loan to be originated must be approved by a loan committee that includes senior executives of C-III Parent. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

C.       Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. With respect to loans originated for securitization, C-III CM’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by C-III CM and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily, manufactured housing community or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy, may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily, manufactured housing community or commercial mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity or for an interest-only period during a portion of the term of the mortgage loan. A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

D.       Additional Debt. Certain mortgage loans originated by C-III CM may have or permit in the future certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that a member of the C-III Capital Group may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

E.       Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below generally will be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective multifamily, manufactured housing community or commercial mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective multifamily, manufactured housing community or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, the repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both. An engineering assessment may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4. A seismic study may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by C-III CM in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

F.       Title Insurance. The borrower is required to provide, and C-III CM or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey. In some cases, the title insurance agent may be an affiliate of C-III CM.

G.       Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or may self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or unaffiliated property manager, if applicable) is permitted to obtain insurance, or where the subject mortgaged property may be covered by a blanket policy (which may be provided by an affiliate), C-III CM typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material borrower-owned improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the material borrower owned improvements at the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the material borrower-owned improvements on the portion of the property contained in the flood zone, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism.

Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or may self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or unaffiliated property manager, if applicable) is permitted to obtain insurance, or where the subject mortgaged property may be covered by a blanket policy (which may be provided by an affiliate), each mortgage instrument typically also requires the borrower to maintain: (i) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; (ii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months; and (iii) insurance coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates (although in all (or almost all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance).

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material borrower-owned improvements and the seismic report indicates that the probable maximum loss (“PML”) is greater than 20%.

H.       Zoning and Building Code Compliance. In connection with the origination of a multifamily, manufactured housing community or commercial mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower. In some circumstances, zoning reports may be provided by an affiliate of C-III CM.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, C-III CM may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless: (a) it determines that (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable, or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (b) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses. In general, C-III CM does not require zoning protection insurance.

If a material violation exists with respect to a mortgaged property, C-III CM may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

I.       Escrow Requirements. Generally, C-III CM requires most borrowers to fund escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions (depending on the property type), deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily, manufactured housing community and commercial mortgage loan originated by C-III CM. In certain cases, these reserves may be released to the borrower upon satisfaction of certain conditions in the mortgage loan documents which may include, but not be limited to, achieving of leasing goals, achieving a specified debt service coverage ratio or satisfying other conditions.

Furthermore, C-III CM may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, C-III CM may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, C-III CM may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by C-III CM are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the borrower for the payment of taxes, or (iii) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager.

●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower or an affiliate thereof maintains a blanket insurance policy that covers the related mortgaged property, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, (iv) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium board, franchisor or unaffiliated property manager, if applicable) is obligated to maintain the insurance, (v) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager, or (vi) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of insurance premiums.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if and to the extent a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if C-III CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve, or (iv) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or upon the occurrence or during the continuance of a specified trigger event to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the rent for the space in question is considered below market, or (iv) if C-III CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if C-III CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if C-III CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of certain escrows collected with respect to the C-III CM Mortgage Loans, please see Annex A-1 to this prospectus.

C-III CM Mortgage Loan Originated by Parties Other Than C-III CM

The C-III CM Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Emerald Hills Shopping Center, representing approximately 0.4% of the Initial Pool Balance, was originated by UnionCapitalFunding LLC and was acquired by C-III CM from the originator at or about the time of origination. In connection with its acquisition thereof, C-III CM re-underwrote such Mortgage Loan to confirm whether it complied with the underwriting guidelines described above.

C-III CM originated each of the other C-III CM Mortgage Loans.

Exceptions

Notwithstanding the discussion under “—C-III CM’s Underwriting Guidelines and Processes” above, one or more of the C-III CM Mortgage Loans may vary from, or do not comply with, C-III CM’s underwriting guidelines described above. In addition, in the case of one or more of the C-III CM Mortgage Loans, C-III CM or another originator may not have strictly applied the underwriting guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. For any material exceptions to C-III CM’s underwriting guidelines described above in respect of the C-III CM Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which C-III CM is the Sponsor

A.       Overview. C-III CM has conducted a review of the C-III CM Mortgage Loans in connection with the securitization described in this prospectus. C-III CM determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the C-III CM Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of C-III CM with the assistance of certain third parties. C-III CM has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the C-III CM Mortgage Loans that are being sold to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the C-III CM Mortgage Loans (rather than relying on sampling procedures).

B.       Data Tape. To prepare for securitization, C-III CM created a data tape of loan-level and property-level information, and prepared an asset summary report, relating to each C-III CM Mortgage Loan. The data tape and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by C-III CM or a third party originator during the underwriting process. After origination of each C-III CM Mortgage Loan, C-III CM may have updated the information in the data tape and the related asset summary report with respect to such C-III CM Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of C-III CM. Such updates were not intended to be, and do not serve as, a re-underwriting of any C-III CM Mortgage Loan. The C-III CM data tape was used by C-III CM to provide the numerical information regarding the C-III CM Mortgage Loans in this prospectus.

C.   Data Comparisons and Recalculation. The depositor, on behalf of C-III CM, engaged a third party accounting firm to perform certain data comparison and recalculation procedures that were designed or provided by C-III CM, relating to information in this prospectus regarding the C-III CM Mortgage Loans. These procedures included:

●	comparing the information in the C-III CM data tape against various source documents obtained or provided by C-III CM;

●	comparing numerical information regarding the C-III CM Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the C-III CM data tape; and

●	recalculating certain percentages, ratios and other formulae relating to the C-III CM Mortgage Loans disclosed in this prospectus.

D.   Legal Review. C-III CM engaged various law firms to conduct certain legal reviews of the C-III CM Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization, lender’s origination counsel for each C-III CM Mortgage Loan reviewed a set of securitization representations and warranties provided by C-III CM and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the C-III CM Mortgage Loans. Such assistance included, among other things, a review of (i) the C-III CM data tape, (ii) C-III CM’s asset summary report or credit memorandum for each C-III CM Mortgage Loan, (iii) certain reports or other written confirmations from origination or other counsel identifying the existence, or confirming the absence, of representation and warranty exceptions relating to certain C-III CM Mortgage Loans, (iv) a due diligence questionnaire completed by C-III CM with respect to the C-III CM Mortgage Loans, and (v) select provisions in certain mortgage loan documents with respect to certain of the C-III CM Mortgage Loans.

E.       Other Review Procedures. With respect to any material pending litigation of which C-III CM was aware at the origination or acquisition, as applicable, of any C-III CM Mortgage Loan, C-III CM requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If C-III CM became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any C-III CM Mortgage Loan, C-III CM obtained information on the status of the related Mortgaged Property from the related borrower to confirm no material damage to the related Mortgaged Property.

C-III CM also reviewed the C-III CM Mortgage Loans to determine, with the assistance of counsel engaged in connection with this securitization, whether any C-III CM Mortgage Loan materially deviated from the underwriting guidelines set forth under “—C-III CM’s Underwriting Guidelines and Processes” above. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

F.       Findings and Conclusions. C-III CM found and concluded with reasonable assurance that the disclosure regarding the C-III CM Mortgage Loans in this prospectus is accurate in all material respects. C-III CM also found and concluded with reasonable assurance that, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus, none of the C-III CM Mortgage Loans were originated with any material exceptions to C-III CM’s origination procedures and underwriting criteria described above.

Compliance with Rule 15Ga-1 under the Exchange Act

As of the date of this prospectus, C-III CM filed its most recent Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on January 31, 2018. Such Form ABS-15G is available electronically through the SEC’s EDGAR system. The Central Index Key number of C-III CM is 0001541214. For the period from and including January 1, 2015 to and including December 31, 2017, C-III CM does not have any activity to report as required by Rule 15Ga-1, with respect to the repurchase and replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

As of the date of this prospectus, neither C-III CM nor any of its affiliates has committed or is required to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, C-III CM and its affiliates are not restricted from retaining any certificates and may, prior to the Closing Date, determine that they wish to acquire certain certificates in connection with the initial issuance thereof. In addition, C-III CM and its affiliates may acquire certificates in the secondary market. Any such party will have the right to dispose of any such certificates (whether acquired on or after the Closing Date) at any time.

The information set forth under this “—C-III Commercial Mortgage LLC” subsection has been provided by C-III CM.

Rialto Mortgage Finance, LLC

General

Rialto Mortgage Finance, LLC, a Delaware limited liability company formed in April 2013 (“Rialto Mortgage”), is wholly-owned by Rialto Holdings, LLC, a Delaware limited liability company that was formed in August 2013. The executive offices of Rialto Mortgage are located at 600 Madison Avenue, 12th Floor, New York, New York 10022.

Wells Fargo Bank is the purchaser under a repurchase agreement with Rialto Mortgage Finance, LLC or with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by each such mortgage loan seller and/or its respective affiliates. In the case of the repurchase facility provided to Rialto Mortgage Finance, LLC, Wells Fargo Bank has agreed to purchase mortgage loans from Rialto Mortgage Finance, LLC on a revolving basis. The dollar amount of the mortgage loans that are expected to be subject to the repurchase facility that will be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction is projected to equal, as of the Cut-off Date, approximately $74,031,625. Proceeds received by Rialto Mortgage Finance, LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank each of the mortgage loans subject to that repurchase facility that are to be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

In addition, Wells Fargo Bank is the interim custodian with respect to the loan files for all of the Rialto Mortgage Loans.

Rialto Mortgage’s Securitization Program

As a sponsor and mortgage loan seller, Rialto Mortgage originates and acquires commercial real estate mortgage loans with a general focus on stabilized income-producing properties. All of the Mortgage Loans being sold to the depositor by Rialto Mortgage (the “Rialto Mortgage Loans”) were originated, co-originated or acquired from an unaffiliated third party by Rialto Mortgage. This is the fifty-first (51st) commercial real estate debt investment securitization to which Rialto Mortgage is contributing commercial real estate debt investments. The commercial real estate debt investments originated and acquired by Rialto Mortgage may include mortgage loans, mezzanine loans, B notes, participation interests, rake bonds, subordinate mortgage loans and preferred equity investments. Rialto Mortgage securitized approximately $712 million, $1.49 billion, $2.41 billion, $1.93 billion and $1.66 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2013, 2014, 2015, 2016 and 2017 respectively.

Neither Rialto Mortgage nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against Rialto Mortgage for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of representations and warranties made by Rialto Mortgage in the applicable MLPA as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

Rialto Mortgage’s Underwriting Standards and Loan Analysis

Each of the Mortgage Loans originated or acquired by Rialto Mortgage was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines.

Loan Analysis. Generally, Rialto Mortgage performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance credit officer of Rialto Mortgage. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single-purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans must be approved by a credit committee that includes two officers of Rialto Mortgage and one officer of Lennar Corporation. If deemed appropriate, a member of the real estate team will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, Rialto Mortgage typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-Value Ratio. Rialto Mortgage typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio. In connection with the origination of an asset, Rialto Mortgage will analyze whether cash flow expected to be derived from the related real property will be sufficient to make the required payments under that transaction over its expected term, taking into account, among other things, revenues and expenses for, and other debt currently secured directly or indirectly by, or that in the future may be secured directly or indirectly by, the related real property. The debt service coverage ratio is an important measure of the likelihood of default on a particular asset. In general, the debt service coverage ratio at any given time is the ratio of—

●	the amount of income, net of expenses and required reserves, derived or expected to be derived from the related real property for a given period, to

●	the scheduled payments of principal and interest during that given period on the subject asset and any other loans that are secured by liens of senior or equal priority on, or otherwise have a senior or equal entitlement to be repaid from the income generated by, the related real property.

However, the amount described in the first bullet of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. Accordingly, based on such subjective assumptions and analysis, we cannot assure you that the underwriting analysis of any particular asset will conform to the foregoing in every respect or to any similar analysis which may be performed by other persons or entities. For example, when calculating the debt service coverage ratio for a particular asset, Rialto Mortgage may utilize net cash flow that was calculated based on assumptions regarding projected rental income, expenses and/or occupancy. There is no assurance that such assumptions made with respect to any asset or the related real property will, in fact, be consistent with actual property performance.

Generally, the debt service coverage ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a minimum standard at origination (generally equal to or greater than 1.20x); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, the associated loan-to-value ratio (as described below), reserves or other factors. For example, Rialto Mortgage may originate an asset with a debt service coverage ratio below the minimum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Loan-to-Value Ratio. Rialto Mortgage also looks at the loan-to-value ratio of a prospective investment related to multi-family or commercial real estate as one of the factors it takes into consideration in evaluating the likelihood of recovery if a property is liquidated following a default. In general, the loan-to-value ratio of an asset related to multi-family or commercial real estate at any given time is the ratio, expressed as a percentage, of:

●	the then-outstanding principal balance of the asset and any other loans that are secured (directly or indirectly) by liens of senior or equal priority on the related real property, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Generally, the loan-to-value ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a maximum standard at origination (generally less than or equal to 80%); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, debt service coverage, reserves or other factors. For example, Rialto Mortgage may originate a multifamily or commercial real estate loan with a loan-to-value ratio above the maximum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Additional Debt. When underwriting an asset, Rialto Mortgage will take into account whether the related real property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject asset. It is possible that Rialto Mortgage or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it for investment or future sale.

The debt service coverage ratios at origination described above under “—Debt Service Coverage Ratio” and the loan-to-value ratios at origination described above under “—Loan-to-Value Ratio” may be significantly below the minimum standard and/or significantly above the maximum standard, respectively, when calculated taking into account the existence of additional debt secured directly or indirectly by equity interests in the related borrower.

Assessments of Property Condition. As part of the origination and underwriting process, Rialto Mortgage will analyze the condition of the real property for a prospective asset. To aid in that analysis, Rialto Mortgage may, subject to certain exceptions, inspect or retain a third party to inspect the property and will in most cases obtain the property reports described below.

Appraisal Report. Rialto Mortgage will in most cases obtain an appraisal or an update of an existing appraisal from an independent appraiser that is state-certified, belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. The appraisal reports are conducted in accordance with the Uniform Standards of Professional Appraisal Practices and the appraisal report (or a separate letter accompanying the report) will include a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, were followed in preparing the appraisal report.

Environmental Report. Rialto Mortgage requires that an environmental consultant prepare a Phase I environmental report or that an update of a prior environmental report, a transaction screen or a desktop review is prepared with respect to the real property related to the asset. Alternatively, Rialto Mortgage may forego an environmental report in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Depending on the findings of the initial environmental report, Rialto Mortgage may require additional record searches or environmental testing, such as a Phase II environmental report with respect to the subject real property. In certain cases where an environmental report discloses the existence of, or potential for, adverse environmental conditions, including as a result of the activities of identified tenants, adjacent property owners or previous owners of the subject real property, the related borrower may be required to establish operations and maintenance plans, monitor the real property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or environmental insurance policies.

Engineering Report. Rialto Mortgage generally requires that an engineering firm inspect the real property related to the asset to assess and prepare a report regarding the structure, exterior walls, roofing, interior structure, mechanical systems and/or electrical systems. In some cases, engineering reports are based on, and limited to, information available through visual inspection. Rialto Mortgage will consider the engineering report in connection with determining whether to address any recommended repairs, corrections or replacements in connection with origination and whether any identified deferred maintenance should be addressed in connection with origination. In some cases, Rialto Mortgage uses conclusions in the engineering reports in connection with making a determination about the necessity for escrows related to repairs and the continued maintenance of the real property.

Seismic Report. If the real property related to an asset consists of improvements located in seismic zones 3 or 4, Rialto Mortgage generally requires a seismic report from an engineering firm to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. Generally, if a seismic report concludes that the related real property is estimated to have a probable maximum loss or scenario expected loss in excess of 20%, Rialto Mortgage may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price.

Zoning and Building Code Compliance. In connection with the origination of an asset related to multifamily or commercial real estate, Rialto Mortgage will generally obtain one or more of the following to consider whether the use and occupancy of the related real property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property: zoning reports, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower. In cases where the real property constitutes a legal nonconforming use or structure, Rialto Mortgage may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) the real property, if permitted to be repaired or restored in conformity with current law, would in Rialto Mortgage’s judgment constitute adequate security, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring, (iv) a variance or other similar change in applicable zoning restrictions is potentially available, or the applicable governing entity is unlikely to enforce the related limitations, (v) casualty insurance proceeds together with the value of any additional collateral are expected to be available in an amount estimated by Rialto Mortgage to be sufficient to pay off all relevant indebtedness in full, and/or (vi) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on its analysis of the related real property, the borrower and the principals of the borrower, Rialto Mortgage may require a borrower to fund various escrows for taxes, insurance, capital expenses, replacement reserves, re-tenanting reserves, environmental remediation and/or other matters. Rialto Mortgage conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the underlying documents for some assets do not contain provisions requiring the establishment of escrows and reserves, or only require the establishment of escrows and reserves in limited amounts and/or circumstances. Furthermore, where escrows or reserves are required, Rialto Mortgage may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Rialto Mortgage may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Rialto Mortgage’s evaluation of the ability of the real property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Notwithstanding the foregoing discussion, Rialto Mortgage may originate or acquire, and may have originated or acquired, real estate related loans and other investments that vary from, or do not comply with, Rialto Mortgage’s underwriting guidelines as described herein and/or such underwriting guidelines may not have been in place or may have been in place in a modified version at the time Rialto Mortgage or its affiliates originated or acquired certain assets. In addition, in some cases, Rialto Mortgage may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating factors.

Exceptions. Notwithstanding the discussion under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above, one or more of the Rialto Mortgage Loans may vary from, or not comply with, Rialto Mortgage’s underwriting policies and guidelines described above. In addition, in the case of one or more of the Rialto Mortgage Loans, Rialto Mortgage or another originator may not have strictly applied the underwriting policies and guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. None of the Rialto Mortgage Loans were originated with any material exceptions to Rialto Mortgage’s underwriting policies, guidelines and procedures described above.

Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor

Overview. Rialto Mortgage has conducted a review of each of the Rialto Mortgage Loans. This review was performed by a team comprised of real estate and securitization professionals who are employees of Rialto Mortgage or one or more of its affiliates (the “Rialto Mortgage Review Team”). The review procedures described below were employed with respect to the Rialto Mortgage Loans. No sampling procedures were used in the review process. Rialto Mortgage is the mortgage loan seller with respect to seven (7) Mortgage Loans.

Set forth below is a discussion of certain current general guidelines of Rialto Mortgage generally applicable with respect to Rialto Mortgage’s underwriting analysis of multi-family and commercial real estate properties which serve as the direct or indirect source of repayment for commercial real estate debt originated by Rialto Mortgage. All or a portion of the underwriting guidelines described below may not be applied exactly as described below at the time a particular asset is originated by Rialto Mortgage.

Database. To prepare for securitization, members of the Rialto Mortgage Review Team reviewed a database of loan-level and property-level information relating to the Rialto Mortgage Loans. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Rialto Mortgage Review Team during the underwriting process. Prior to securitization of the Rialto Mortgage Loans, the Rialto Mortgage Review Team may have updated the information in the database with respect to the Rialto Mortgage Loans based on updates provided by the related servicer which may include information relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Rialto Mortgage Review Team, to the extent such updates were provided to, and deemed material by, the Rialto Mortgage Review Team. Such updates, if any, were not intended to be, and do not serve as, a re-underwriting of the Rialto Mortgage Loans. A data tape (the “Rialto Mortgage Data Tape”) containing detailed information regarding the Rialto Mortgage Loans was created from the information in the database referred to above. The Rialto Mortgage Data Tape was used to provide the numerical information regarding the Rialto Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Rialto Mortgage, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Rialto Mortgage and relating to information in this prospectus regarding the Rialto Mortgage Loans. These procedures included:

●	comparing the information in the Rialto Mortgage Data Tape against various source documents provided by Rialto Mortgage;

●	comparing numerical information regarding the Rialto Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Rialto Mortgage Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Rialto Mortgage Loans disclosed in this prospectus.

Legal Review. Rialto Mortgage engaged legal counsel to conduct certain legal reviews of the Rialto Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization described in this prospectus, Rialto Mortgage’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Rialto Mortgage’s origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Rialto Mortgage Loans. Such assistance included, among other things, (i) a review of certain of Rialto Mortgage’s asset summary reports, (ii) the review of the representations and warranties and exception reports referred to above relating to the Rialto Mortgage Loans prepared by origination counsel, (iii) the review of, and assistance in the completion by the Rialto Mortgage Review Team of, a due diligence questionnaire relating to the Rialto Mortgage Loans and (iv) the review of certain provisions in loan documents with respect to the Rialto Mortgage Loans.

Other Review Procedures. The Rialto Mortgage Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed each Rialto Mortgage Loan to determine whether it materially deviated from the underwriting guidelines set forth under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above.

Findings and Conclusions. Based on the foregoing review procedures, Rialto Mortgage determined that the disclosure regarding the Rialto Mortgage Loans in this prospectus is accurate in all material respects. Rialto Mortgage also determined that the Rialto Mortgage Loans were not originated with any material exceptions from Rialto Mortgage’s underwriting guidelines and procedures, except as described above under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis—Exceptions” above. Rialto Mortgage attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Rialto Mortgage will perform a review of any Rialto Mortgage Loan that it elects to substitute for a Rialto Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect. Rialto Mortgage, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Qualification Criteria”). Rialto Mortgage will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Rialto Mortgage and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Rialto Mortgage to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

Rialto Mortgage most recently filed a Form ABS-15G on February 2, 2018. Rialto Mortgage’s Central Index Key number is 0001592182. With respect to the period from and including January 1, 2015 to and including December 31, 2017, Rialto Mortgage does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Rialto Mortgage nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Rialto

Mortgage or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Rialto Mortgage Finance, LLC” has been provided by Rialto Mortgage.

The Depositor

Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, is the depositor. The depositor is a special purpose corporation incorporated in the State of North Carolina in 1988, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The depositor is a direct, wholly-owned subsidiary of Wells Fargo Bank, a sponsor, an originator, a mortgage loan seller, the master servicer, the certificate administrator, the tax administrator, the custodian and the certificate registrar and an affiliate of Wells Fargo Securities, LLC, one of the underwriters. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Wells Fargo Commercial Mortgage Trust 2018-C43 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer and the trustee may make Advances of delinquent monthly debt service payments and they and the special servicer may make Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “―The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. The trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2017, WTNA served as trustee on over 1,600 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $270 billion, of which approximately 330 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $215 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The information set forth under this sub-heading has been provided by WTNA. None of the depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: 1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, 2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, 3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and 4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances” in this prospectus.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Certificate Administrator

Wells Fargo Bank will act as certificate administrator, certificate registrar, and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 268,000 employees as of September 30, 2017, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the sponsors, the master servicer, the special servicer, the trustee, the operating advisor, the asset representations reviewer and the mortgage loan sellers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to Certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of September 30, 2017, Wells Fargo Bank was acting as securities administrator with respect to more than $415 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee for the benefit of the Certificateholders. Wells Fargo Bank maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of September 30, 2017, Wells Fargo Bank was acting as custodian of more than 227,000 commercial mortgage files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a sponsor or an affiliate of a sponsor, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, the Corporate Trust Services group of Wells Fargo Bank disclosed material noncompliance on its related 2017 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for such transactions. For one CMBS transaction, an administrative error caused an underpayment to certain classes and a correlating overpayment to certain classes on one distribution date in 2017. The affected distributions were revised to correct the error before the next distribution date. For the second CMBS transaction, an administrative error resulted in certain holders of definitive certificates not receiving a distribution on one distribution date in 2017. The error was corrected when the required distributions were made the next day. For the third CMBS transaction, required distributions for one distribution date in 2017 were made eight days late as a result of an inadvertent payment systems error.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, National Association (“Wells Fargo Bank”) in its capacity as trustee under 276 residential mortgage-backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and US Bank) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). In September 2017, Royal Park Investments SA/NV (“Royal Park”), one of the plaintiffs in the District Court cases against Wells Fargo Bank, filed a putative class action complaint relating to two trusts seeking declaratory and injunctive relief and money damages based on Wells Fargo Bank’s indemnification from trust funds for legal fees and expenses Wells Fargo Bank incurs or has incurred in defending the District Court case filed by Royal Park. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $10,794,674.80 Certificate Balance of the Vertical RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than its portion of the Vertical RR Interest) at any time. Wells Fargo Bank will be required to retain its portion of the Vertical RR Interest for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

Wells Fargo Bank will act as the master servicer under the PSA. Wells Fargo Bank is a national banking association organized under the laws of the United States of America, and is a wholly-owned indirect subsidiary of Wells Fargo & Company. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank. Like Wells Fargo Bank, Wachovia Bank acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo Bank and Wachovia Bank integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo Bank managers and legacy Wachovia Bank managers.

Wells Fargo Bank is also a sponsor, an originator, a mortgage loan seller, an anticipated holder of a portion of the Vertical RR Interest, the certificate administrator and the custodian under this securitization, is expected to be the initial risk retention consultation party under this securitization, is the holder of one of the Apple Campus 3 Companion Loans and the Airport Business Center Companion Loans, and is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, an underwriter. In addition, Wells Fargo Bank is (i) the trustee, the certificate administrator and the custodian under the UBS 2018-C8 PSA, which governs the servicing and administration of the Houston Distribution Center Whole Loan, and (ii) the master servicer, the certificate administrator and the custodian under the BANK 2018-BNK10 PSA, which is expected to govern the servicing and administration of the Apple Campus 3 Whole Loan. Wells Fargo Bank is the purchaser under repurchase agreements with each of Rialto Mortgage and C-III CM, respectively, or, in any such case, with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by each of Rialto Mortgage and C-III CM, respectively, or in any such case by its respective affiliates. Pursuant to certain interim servicing agreements between Wells Fargo Bank, on the one hand, and Barclays, a sponsor, an originator and a mortgage loan seller, and certain affiliates of Barclays, on the other hand, Wells Fargo Bank acts from time to time as primary servicer with respect to certain mortgage loans owned by Barclays and/or such affiliates of Barclays, including, prior to their inclusion in the issuing entity, some or all of the Barclays Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Barclays Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the issuing entity. Pursuant to a certain interim servicing agreement between Wells Fargo Bank and Benefit Street Partners CRE Finance LLC, an affiliate of BSPRT, a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank acts from time to time as primary servicer with respect to certain mortgage loans owned by such affiliate, including, prior to their inclusion in the issuing entity, some or all of the BSPRT Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any BSPRT Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the issuing entity. Pursuant to certain interim servicing agreements between Wells Fargo Bank and Rialto Mortgage, a sponsor, an originator and a mortgage loan seller, or certain affiliates of Rialto Mortgage, Wells Fargo Bank acts from time to time as primary servicer with respect to certain mortgage loans owned by Rialto Mortgage or such affiliates of Rialto Mortgage (subject, in some cases, to the repurchase facility described above in this paragraph), including, prior to their inclusion in the issuing entity, some or all of the Rialto Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Rialto Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the issuing entity. Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, including, prior to their inclusion in the issuing entity, some or all of the Wells Fargo Bank Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Wells Fargo Bank Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the issuing entity. Wells Fargo Bank is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo Bank has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo Bank reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2015	As of 12/31/2016	As of 12/31/2017
By Approximate Number:	32,716	31,128	30,017
By Approximate Aggregate Unpaid Principal Balance (in billions):	$503.3	$506.8	$527.6

Within this portfolio, as of December 31, 2017, are approximately 20,874 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $406.6 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank’s servicing portfolio, as of December 31, 2017, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hospitality and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo Bank utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo Bank to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
Calendar Year 2016	$385,516,905,565	$838,259,754	0.22%
Calendar Year 2017	$395,462,169,170	$647,840,559	0.16%

* “UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo Bank is rated by Fitch Ratings, Inc. (“Fitch”), S&P Global Ratings (“S&P”) and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer and a master servicer of commercial mortgage loans in the US. Wells Fargo Bank’s servicer ratings by each of these agencies are outlined below:

	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1

The long-term issuer ratings of Wells Fargo Bank are “AA-” by S&P, “Aa2” by Moody’s Investors Service, Inc. (“Moody’s”) and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo Bank are “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo Bank may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, Wells Fargo Bank, as the master servicer, will remain responsible for its duties under the PSA. Wells Fargo Bank may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	audit services;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in mortgage loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Wells Fargo Bank;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code (“UCC”) searches and filings;

●	insurance tracking and compliance;

●	onboarding-new loan setup;

●	lien release-filing and tracking;

●	credit investigation and background checks; and

●	defeasance calculations.

Wells Fargo Bank may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans. Wells Fargo Bank monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank on the Mortgage Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo Bank, that amount is transferred to a common disbursement account prior to disbursement.

In its capacity as the master servicer, Wells Fargo Bank will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, Wells Fargo Bank may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent Wells Fargo Bank performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo Bank proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank, or to which any property of Wells Fargo Bank is subject, that are material to the Certificateholders, nor does Wells Fargo Bank have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $10,794,674.80 Certificate Balance of the Vertical RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than its portion of the Vertical RR Interest) at any time. Wells Fargo Bank will be required to retain its portion of the Vertical RR Interest for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

The foregoing information set forth under this sub-heading regarding Wells Fargo Bank has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between Wells Fargo Bank, in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Bank will have various duties under the PSA. Certain duties and obligations of Wells Fargo Bank are described under “Pooling and Servicing Agreement—General” and “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The ability of the master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Wells Fargo Bank, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to initially be appointed to act as the special servicer under the PSA and in such capacity, Midland will be responsible for the servicing and administration of the Specially Serviced Loans (other than any Excluded Special Servicer Loans) and any related REO Properties, and will review, evaluate, process and/or provide or withhold consent as to Major Decisions and certain other transactions and perform certain enforcement actions relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan) and any related Serviced Companion Loans when such Mortgage Loans and any related Serviced Companion Loans are non-Specially Serviced Loans pursuant to the PSA.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by S&P, Moody’s, Fitch, Morningstar, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar and the highest rankings as a special servicer of real estate assets under U.S. CMBS transactions from S&P and Morningstar. For each category, S&P ranks Midland as “Strong” and Morningstar ranks Midland as “CS1”. Fitch ranks Midland as “CMS1” for master servicer, “CPS1” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at

www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of December 31, 2017, Midland was master and/or primary servicing approximately 31,321 commercial and multifamily mortgage loans with a principal balance of approximately $440 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 8,888 of such loans, with a total principal balance of approximately $162 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2015 to 2017.

Portfolio Size – Master/Primary	Calendar Year End (Approximate amounts in billions)
	2015	2016	2017
CMBS	$149	$149	$162
Other	$255	$294	$323
Total	$404	$444	$486

As of December 31, 2017, Midland was named the special servicer in approximately 296 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $145 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 92 assets with an outstanding principal balance of approximately $727 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS and other servicing transactions from 2015 to 2017.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2015	2016	2017
Total	$110	$121	$145

Midland may enter into one or more arrangements with the Controlling Class Representative, a Controlling Class Certificateholder, any directing holder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related Intercreditor Agreement and limitations on the right of such person to replace the special servicer. See “Risk Factors—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment” in this prospectus.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC

Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

Midland assisted KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate with due diligence relating to the Mortgage Loans.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

Midland is also expected to act as the master servicer under the CGCMT 2018-B2 PSA, which is expected to govern the servicing and administration of The SoCal Portfolio Whole Loan, and is the master servicer and the special servicer under the UBS 2018-C8 PSA, which governs the servicing and administration of the Houston Distribution Center Whole Loan.

The foregoing information regarding Midland under this heading “Transaction Parties—The Special Servicer” has been provided by Midland.

The special servicer will not have primary responsibility for custody services or original documents evidencing the Mortgage Loans or the Companion Loans. The special servicer may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Companions Loans or otherwise. To the extent that the special servicer has custody of any such document for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

The special servicer will not have any material advancing rights or any advancing obligations. In certain instances, the special servicer may have the right to make property related property protection advances in emergency situations.

The roles and responsibilities of the special servicer are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC

(“Park Bridge Financial”), will act as operating advisor and asset representations reviewer under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan). Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of December 31, 2017, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $146.2 billion issued in 161 transactions.

As of December 31, 2017, Park Bridge Lender Services was acting as asset representations reviewer for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $56.5 billion issued in 65 transactions.

Park Bridge Lender Services satisfies each of the standards of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—The Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender Services: (a) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar and none of those rating agencies has qualified, downgraded or withdrawn any of its rating or ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (c) can and is making the representations and warranties as operating advisor set forth in the PSA; (d) is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, any mortgage loan seller, the Directing Certificateholder, the Risk Retention Consultation Party or a depositor, trustee, certificate administrator, master servicer, or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (e) has not been paid by the special servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the recommendation of the replacement of the special servicer or the appointment of a successor special servicer to become the special servicer; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than its fees from its role as operating advisor and asset representations reviewer.

In addition, Park Bridge Lender Services believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

Credit risk retention

General

Regulation RR implementing the risk retention requirements of Section 15G of the Exchange Act (the “Credit Risk Retention Rules”) will apply to this securitization. Wells Fargo Bank will act as the “retaining sponsor” (as defined in the Credit Risk Retention Rules, the “Retaining Sponsor”), and is expected to satisfy its risk retention requirement through a combination of the following:

●	the Vertical RR Interest is intended to meet the definition of a “single vertical security” that is an “eligible vertical interest” (as such terms are defined in the Credit Risk Retention Rules) and will be retained as described herein by Wells Fargo Bank or its MOA. The Vertical RR Interest will have an effective interest rate equal to the WAC Rate and an aggregate Certificate Balance as of the Closing Date of approximately $16,977,551.15, representing approximately 2.35% (the “Vertical Retained Percentage”) of all “ABS Interests” (as defined in the Credit Risk Retention Rules) in the Trust (which consist of the Regular Certificates). The Retaining Sponsor is expected to offset a portion of its risk retention requirement by the portion of the Vertical RR Interest acquired on the Closing Date and retained by Barclays Bank PLC, as the originator of the Barclays Bank PLC Mortgage Loans (Barclays Bank PLC will acquire $6,182,876.35 of the Vertical RR Interest, representing approximately 36.42% of the Vertical RR Interest on the Closing Date).

●	the “third party purchaser” (as defined in the Credit Risk Retention Rules, the “Third Party Purchaser”, which is expected to be KKR Real Estate Credit Opportunity Partners Aggregator I L.P., is expected to purchase the Class E, Class F and Class G certificates (collectively, the “Horizontal Risk Retention Certificates”), with an aggregate initial Certificate Balance of $49,383,433, representing between approximately 2.66% and 2.78% (the “Horizontal Risk Retention Percentage”) of the aggregate fair value of the certificates (other than the Class R certificates) and the Vertical RR Interest. The Horizontal Risk Retention Certificates will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

Wells Fargo Bank and Barclays Bank PLC are collectively referred herein as the “Vertical Retaining Parties”. The Vertical Retaining Parties and the Third Party Purchaser are collectively referred herein as the “Retaining Parties.”

The Vertical Retained Percentage and the Horizontal Risk Retention Percentage, as noted in the preceding bullets, will together equal at least 5.0% as of the Closing Date. If the sum of the Vertical Retained Percentage and the Horizontal Risk Retention Percentage would be less than 5.0% as a result of the fair value of the Horizontal Risk Retention Certificates being less than estimated under any scenario described in “—Horizontal Risk Retention Certificates—Determination of Amount of Required Credit Risk Retention” below, the Vertical Retained Percentage may be increased until such sum is greater than or equal to 5.0%.

None of the sponsors, the depositor or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Parties or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans

The sponsors have determined that 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §___.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

Vertical RR Interest

Vertical Retained Certificate Available Funds

The amount available for distribution to the holders of the Vertical RR Interest on each Distribution Date will, in general, equal the sum of (i) the Vertical Retained Percentage of the Aggregate Available Funds (described under “Description of the Certificates—Available Funds”) for such Distribution Date and (ii) the Vertical Retained Certificate Gain-on-Sale Remittance Amount for such Distribution Date (such amount, the “Vertical Retained Certificate Available Funds”).

The “Vertical Retained Certificate Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Vertical Retained Certificate Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Vertical Retained Percentage of the Aggregate Gain-on-Sale Entitlement Amount (described under “Description of the Certificates—Distributions—Available Funds”).

Priority of Distributions

On each Distribution Date, for so long as the aggregate Certificate Balance of the Vertical RR Interest has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Vertical Retained Certificate Available Funds, in the following order of priority:

First, to the Vertical RR Interest, in respect of interest, up to an amount equal to the Vertical Retained Certificate Interest Distribution Amount for such Distribution Date;

Second, to the Vertical RR Interest, in reduction of the Certificate Balance thereof, an amount equal to the Vertical Retained Certificate Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Vertical RR Interest has been reduced to zero; and

Third, to the Vertical RR Interest, up to an amount equal to the unreimbursed Vertical Retained Certificate Realized Losses previously allocated to such class, plus interest in an amount equal to the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest on reimbursed Realized Losses distributed to the holders of the Regular Certificates (other than the Vertical RR Interest) pursuant to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first and Twenty-fourth in “Description of the Certificates—Distributions—Available Funds—Priority of Distributions” in this prospectus;

provided, however, that to the extent any Vertical Retained Certificate Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R certificates, as the REMIC residual interest, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur any tax liability of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

The effective interest rate on the Vertical RR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Non-Sponsor Retained Percentage” is 97.65%.

The “Vertical Retained Certificate Interest Distribution Amount” with respect to any Distribution Date and the Vertical RR Interest will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Regular Certificates (other than the Vertical RR Interest) according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth and Twenty-second in “Description of the Certificates—Available Funds—Priority of Distributions” in this prospectus.

The “Vertical Retained Certificate Principal Distribution Amount” with respect to any Distribution Date and the Vertical RR Interest will equal the product of (a) the Vertical Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Regular Certificates (other than the Vertical RR Interest) according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth and Twenty-third in “Description of the Certificates—Available Funds—Priority of Distributions” in this prospectus.

The “Vertical Risk Retention Allocation Percentage” will equal the Vertical Retained Percentage divided by the Non-Sponsor Retained Percentage.

Allocation of Vertical Retained Certificate Realized Losses

The certificate administrator will be required to allocate any Vertical Retained Certificate Realized Losses to the Vertical RR Interest.

The “Vertical Retained Certificate Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the Vertical Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout Delayed Reimbursement Amounts to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any REO Loans (excluding any portion allocable to the related Companion Loan, if applicable) expected to be outstanding immediately following such Distribution Date, is less than (ii) the Certificate Balance of the Vertical RR Interest after giving effect to distributions of principal on such Distribution Date.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date to the holders of the Vertical RR Interest in an amount equal to the Vertical Retained Percentage of such Excess Interest distributable to all Certificates (including the Vertical RR Interest). Excess Interest will not be available to make distributions to any other class of certificates (other than the Class V certificates as described in “Description of the Certificates—Distributions—Available Funds—Excess Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Retaining Third-Party Purchaser

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (“KKR Opportunity Partners”), a Delaware limited partnership, is expected, to (i) act as the initial Third Party Purchaser and (ii) retain the Class E, Class F, Class G and Class V Certificates. KKR Opportunity Partners was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). As of December 31, 2017, KKR Opportunity Partners has purchased twelve offerings of CMBS B-Piece Securities subsequent to the implementation of the Credit Risk Retention Rules. KKR Opportunity Partners is advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR”). KKR is an experienced commercial real estate debt investor. Certain senior members of KKR’s real estate credit team have over 21 years of CMBS experience as of December 31, 2017. Funds advised by KKR have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of December 31, 2017, funds advised by KKR own 33 separate real estate credit investments. As of December 31, 2017, KKR is responsible for approximately $168 billion in client or limited partner assets under management. KKR is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

Horizontal Risk Retention Certificates

General

The Third-Party Purchaser is expected to purchase the Horizontal Risk Retention Certificates, consisting of the classes of certificates identified in the table below.

Class of Horizontal Risk Retention Certificates	Expected Initial Certificate Balance	Estimated Fair Value of the Horizontal Risk Retention Certificates (in $ and %)(1)	Expected Purchase Price(2)
Class E	$18,519,000	$7,525,032 / 1.00% - 1.04%	40.6341%
Class F	$8,818,000	$3,583,116 / 0.48% - 0.50%	40.6341%
Class G	$22,046,433	$8,958,373 / 1.19% - 1.24%	40.6341%

(1)	The estimated fair value (expressed as a dollar amount) and estimated range of fair value (expressed as a percentage of the aggregate fair value of all of the certificates (other than the Class R Certificates) and the Vertical RR Interest) of the Horizontal Risk Retention Certificates. The fair value of the Horizontal Risk Retention Certificates is not subject to a range and has been determined as described under “—Yield-Priced Principal Balance Certificates—Retaining Third-Party Purchaser Assumed Certificate Characteristics”. The fair value of the other Certificates and the Retained Interest is unknown and has been determined by the Retaining Sponsor as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below.

(2)	Expressed as a percentage of the expected initial Certificate Balance of each class of the Horizontal Risk Retention Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the Horizontal Risk Retention Certificates to be acquired by the Third-Party Purchaser is approximately $20,066,521, excluding accrued interest.

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of between $36,074,123 and $37,670,379, representing 5.0% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates) and the Vertical RR Interest.

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, the Certificateholders the following: (a) the fair value of the Horizontal Risk Retention Certificates that will be retained by the Third-Party Purchaser based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed below under the heading “Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice from the Retaining Sponsor of such disclosures are expected to be posted on the certificate administrator’s website on the “Risk Retention” tab.

Material Terms of the Eligible Horizontal Residual Interest

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, allocated to the Non-Sponsor Retained Certificates will be distributed to the certificates in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates), in each case as set forth under “Description of the Certificates—Available

Funds—Priority of Distributions”. On any Distribution Date, Realized Losses on the Mortgage Loans will be allocated first, to the Class G certificates, second, to the Class F certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-S certificates, and finally, pro rata based on their respective Certificate Balances, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in each case until the Certificate Balance of that class has been reduced to zero. See “Description of the Certificates—Available Funds—Priority of Distributions” and “Pooling and Servicing Agreement—The Directing Holder”.

For a description of other material payment terms of the Classes of Yield-Priced Principal Balance Certificates identified in the table above in “—General”, see “Description of the Certificates”.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates (the “Swap-Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve, and the Class E, Class F and Class G certificates (the “Yield-Priced Principal Balance Certificates”) are anticipated to be priced based on a targeted yield. The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each class of Swap-Priced Principal Balance Certificates and each class of Yield Priced Principal Balance Certificates as described below. CMBS such as the Class X-A, Class X-B and Class X-D certificates (the “Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Swap-Priced Principal Balance Certificates and the Interest-Only Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable class of Certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated. Variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular class of certificates, swap yields may widen in the direction of the high estimate provided, while credit spreads and/or prices may tighten in the direction of the low estimate provided.

Swap-Priced Principal Balance Certificates

Based on the Structuring Assumptions and assuming a 0% CPR prepayment rate, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each Class of Swap-Priced Principal Balance Certificates would be over the course of this securitization based on when principal payments were required to be made under the terms of the underlying mortgage loan documents during each Collection Period and which classes of Swap-Priced Principal Balance Certificates would be entitled to receive principal payments based on the certificate payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”. On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each class of Swap-Priced Principal Balance Certificates.

Swap Yield Curve

The Retaining Sponsor utilized the assumed swap yield curve in the table below in determining the range of estimated fair values of the Swap-Priced Principal Balance Certificates. The actual swap yield curve that will be used as a basis for determining the price of the Swap-Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the swap yield curve, see the table below titled “Range of Swap Yields for the Swap-Priced Principal Balance Certificates”. The Retaining Sponsor identified the range presented in the table below at each maturity on the swap yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap-Priced Principal Balance Certificates

Tenor	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2YR	2.440%	2.526%	2.734%
3YR	2.534%	2.644%	2.886%
4YR	2.585%	2.710%	2.967%
5YR	2.614%	2.750%	3.010%
6YR	2.648%	2.782%	3.042%
7YR	2.659%	2.810%	3.069%
8YR	2.681%	2.834%	3.089%
9YR	2.703%	2.857%	3.106%
10YR	2.723%	2.877%	3.124%

Based on the swap yield curve, the Retaining Sponsor will determine for each class of Swap-Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear interpolation using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Swap-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of Swap-Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular class of Swap-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.15%	0.20%	0.30%
Class A-2	0.35%	0.40%	0.50%
Class A-SB	0.53%	0.58%	0.68%
Class A-3	0.63%	0.68%	0.78%
Class A-4	0.65%	0.70%	0.80%
Class A-S	0.85%	0.90%	1.10%
Class B	1.00%	1.05%	1.40%
Class C	1.40%	1.55%	1.85%
Class D	3.10%	3.25%	3.75%

Discount Yield Determination

The discount yield (the “Discount Yield”) for each class of Swap-Priced Principal Balance Certificates is the sum of the Interpolated Yield for such class and the related credit spread established at pricing. For an expected range of estimated values for each class of Swap-Priced Principal Balance Certificates, see the table titled “Range of Discount Yields for the Swap-Priced Principal Balance Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of Swap-Priced Principal Balance Certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	2.664%	2.818%	3.153%
Class A-2	2.960%	3.144%	3.504%
Class A-SB	3.194%	3.395%	3.753%
Class A-3	3.348%	3.552%	3.899%
Class A-4	3.371%	3.575%	3.922%
Class A-S	3.571%	3.775%	4.222%
Class B	3.722%	3.926%	4.523%
Class C	4.122%	4.426%	4.973%
Class D	5.822%	6.126%	6.873%

Determination of Class Sizes

The Retaining Sponsor was provided credit support levels for each class of Swap-Priced Principal Balance Certificates by each Rating Agency. A credit support level for a particular class of Swap-Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Swap-Priced Principal Balance Certificates that would be required to be subordinate to that class of Swap-Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, or a stipulation by the b-piece buyer, if applicable, the Retaining Sponsor determined the highest required credit support level of the Rating Agencies selected to rate a particular class of Swap-Priced Principal Balance Certificates, or of the b-piece buyer, if applicable (the “Constraining Level”). In certain circumstances the Retaining Sponsor may have elected not to engage an NRSRO for particular Classes of Principal Balance Certificates, based in part on the credit support levels provided by that

NRSRO. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The aggregate Certificate Balance for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 Certificates was determined by multiplying the Non-Sponsor Retained Percentage of the Initial Pool Balance by a percentage equal to 1.0 minus 0.30. The Certificate Balance for the Class A-S certificates was determined by multiplying the Non-Sponsor Retained Percentage of the Initial Pool Balance by a percentage equal to 1.0 minus such class’s Constraining Level, minus the percentage of the Initial Pool Balance represented by the aggregate Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 Certificates. For each other subordinate class of Swap-Priced Principal Balance Certificates, that class’s Certificate Balance was determined by multiplying the Non-Sponsor Retained Percentage of the Initial Pool Balance by a percentage equal to the difference between the Constraining Level for the immediately senior class of Swap-Priced Principal Balance Certificates and such subordinate class’s Constraining Level.

Target Price Determination

The Retaining Sponsor determined a target price (the “Target Price”) for each class of Swap-Priced Principal Balance Certificates (other than the Class D Certificates) on the basis of the price (expressed as a percentage of the certificate balance of that class) that similar CMBS with similar credit ratings, similar average lives, cash flow profiles and prepayment risk have priced at in recent securitization transactions. The Target Price was utilized for each class of Swap-Priced Principal Balance Certificates is set forth in the table below. The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

Class of Certificates	Target Price
Class A-1	100%
Class A-2	103%
Class A-SB	103%
Class A-3	101%
Class A-4	103%
Class A-S	103%
Class B(1)	103%(1)
Class C(1)	100%(1)

(1)	The Target Price may not be realized for the Class B and Class C Certificates if such class accrues interest at the WAC Rate.

Determination of Assumed Certificate Coupon

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such class of Swap-Priced Principal Balance Certificates in order to achieve the related Target Price for that class of Swap-Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price. With respect to the Class D Certificates, the Retaining Sponsor determined the Assumed Certificate Coupon to be 3.000%, which was set based on expected market demand for the Class D and Class X-D Certificates. The Assumed Certificate Coupon for each class of Swap-Priced Principal Balance Certificates and Range of Assumed Certificate Coupons generated as a result of the estimated range of Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Certificate Coupon	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	2.688%	2.843%	3.179%
Class A-2	3.636%	3.823%	4.187%
Class A-SB	3.662%	3.865%	4.227%
Class A-3	3.461%	3.664%	4.010%
Class A-4	3.721%	3.927%	4.276%
Class A-S	3.922%	4.128%	4.577%
Class B	4.073%	4.278%	4.780%(1)
Class C	4.106%	4.407%	4.780%(1)
Class D	3.000%	3.000%	3.000%

(1)	Expected to accrue interest at the WAC Rate.

Determination of Swap-Priced Expected Price

Based on the Assumed Certificate Coupons, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Swap-Priced Expected Price”) expressed as a percent of the certificate balance of that class by determining the net present value of the Scheduled Certificate Principal Payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

Interest-Only Certificates

Based on the Structuring Assumptions and assuming a 100% CPY prepayment rate, the Retaining Sponsor calculated what the expected scheduled interest payments on each class of Interest-Only Certificates would be over the course of the transaction (for each class of certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related class of Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents and the payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”. On the basis of the periodic reduction in the Notional Amount of each Class of Interest-Only Certificates, the Retaining Sponsor calculated the weighted average life for each such class of Interest-Only Certificates.

Treasury Yield Curve

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of estimated fair value for the Interest-Only Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the treasury yield curve, see the table below titled “Range of Treasury Yield Curve Values”. The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Interest-Only Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yield Curve Values

Tenor	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7YR	2.649%	2.795%	3.043%
10YR	2.706%	2.861%	3.099%

Based on the treasury yield curve, the Retaining Sponsor will determine for each class of Interest-Only Certificates the yield reflected on the treasury yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear interpolation using treasury yield curves with 7 and 10 year maturity if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such class of Interest-Only Certificates as of the date of this prospectus. The actual credit spread for a particular class of Interest-Only Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates based on the Retaining Sponsor’s experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Interest-Only Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	0.90%	1.00%	1.25%
Class X-B	0.90%	1.00%	1.25%
Class X-D	2.25%	2.50%	2.75%

Discount Yield Determination

Discount Yield for each class of Interest-Only Certificates is the sum of the Interpolated Yield for such class and the related credit spread. For an expected range of values for each class of Interest-Only Certificates, see the table titled “Range of Discount Yields for the Interest-Only Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Interest-Only Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	3.586%	3.837%	4.329%
Class X-B	3.600%	3.854%	4.343%
Class X-D	4.951%	5.355%	5.844%

Determination of Scheduled Certificate Interest Payments

Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments for each scenario for each Class of Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Principal Balance Certificates upon which the Notional Amount of such Class of Interest-Only Certificates is based.

Determination of Interest-Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each class of Interest-Only Certificates, the Retaining Sponsor determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of that class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Interest-Only Expected Price for each class of Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons. The lower the Assumed Certificate Coupon for the Principal Balance Certificates, the higher the corresponding Interest-Only Expected Price for a class of certificates will be, therefore, the low range of estimated fair values of the Interest-Only Certificates will correspond to the high range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates and correspondingly, the high range of estimated fair values of the Interest-Only Certificates will correspond to the low range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates.

Yield-Priced Principal Balance Certificates

On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each such class of Yield-Priced Principal Balance Certificates. The Yield-Priced Principal Balance Certificates are anticipated to be acquired by the Third Party Purchaser based on a targeted discount yield of 17.70% (inclusive of agreed upon price adjustments, if applicable) for each class of Yield-Priced Principal Balance Certificates, an Assumed Certificate Coupon equal to the WAC Rate for each class of Yield-Priced Principal Balance Certificates, the Structuring Assumptions and 0% CPY, each as agreed to among the sponsors and the Third Party Purchaser.

Determination of Class Size

The Retaining Sponsor determined the Certificate Balance of each class of Yield-Priced Principal Balance Certificates in the same manner described above under “—Determination of Amount of Required Credit Risk Retention—Swap-Priced Principal Balance Certificates—Determination of Class Sizes”.

Determination of Yield-Priced Expected Price

Based on the Assumed Certificate Coupons, the targeted discount yield and the Scheduled Certificate Principal Payments for each class of Yield-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Yield-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

Calculation of Fair Value

The Retaining Sponsor determined that the Class V Certificates have a fair value equal to zero based on the fact that no Excess Interest is expected to be received and, accordingly, there is no market for the Class V Certificates.

Based on the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, the Retaining Sponsor determined the estimated fair value of each class of certificates (other than the Class V Certificates and the Vertical RR Interest) by multiplying the range of the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, by the related Certificate Balance or Notional Amount. The Retaining Sponsor determined the range of estimated fair values for each class of certificates based on the low estimate and high estimate of Expected Prices.

The Retaining Sponsor determined the fair value of the Vertical RR Interest by (i) calculating the aggregate fair value of all of the certificates (other than the Class R certificates) and (ii) multiplying such aggregate fair value by the Vertical Risk Retention Allocation Percentage. The Retaining Sponsor determined the range of fair values for the Vertical RR Interest based on the low estimate and high estimate of the calculation set forth in clause (i) of this paragraph.

Range of Fair Value

Class of Certificates	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-1	$22,181,760	$22,181,588	$22,181,838
Class A-2	$7,765,054	$7,764,991	$7,764,913
Class A-SB	$41,398,609	$41,397,098	$41,398,226
Class A-3	$201,988,746	$201,989,736	$201,995,461
Class A-4	$230,620,526	$230,632,612	$230,625,154
Class A-S	$75,381,932	$75,387,407	$75,384,179
Class B	$33,099,671	$33,605,614	$33,606,603
Class C	$29,366,080	$29,982,185	$29,980,748
Class D	$19,198,033	$20,396,664	$20,909,541
Class E	$7,525,032	$7,525,032	$7,525,032
Class F	$3,583,116	$3,583,116	$3,583,116
Class G	$8,958,373	$8,958,373	$8,958,373
Class X-A	$19,548,130	$32,828,186	$40,784,063
Class X-B	$618,158	$5,016,519	$7,579,109
Class X-D	$3,294,414	$3,365,577	$3,426,146
Class V	$0	$0	$0
Vertical RR Interest	$16,954,835	$17,438,237	$17,705,073

The estimated range of fair value for all the Certificates and the Vertical RR Interest is approximately $721,482,468 to $753,407,574.

Hedging, Transfer and Financing Restrictions

The Retaining Parties will be required to comply with the hedging, transfer and financing restrictions applicable to a “retaining sponsor” under the Credit Risk Retention Rules.

These restrictions will include an agreement by the Third Party Purchaser not to transfer the Horizontal Risk Retention Certificates (except to a majority-owned affiliate) until March 27, 2023. On and after that date, the Third Party Purchaser may transfer the eligible horizontal residual interest to a successor third-party purchaser as long as the Third Party Purchaser satisfies all applicable provisions of the Credit Risk Retention Rules, including providing the sponsors with complete identifying information for the successor third-party purchaser and the successor third-party purchaser agreeing to comply with the hedging, transfer, financing and other restrictions applicable to subsequent third-party purchasers (and its affiliates) under the Credit Risk Retention Rules.

The restrictions on hedging and transfer under the Credit Risk Retention Rules as in effect on the Closing Date of this transaction will expire on and after the date that is the latest of (i) the date on which the aggregate principal balance of the Mortgage Loans has been reduced to 33% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the certificates has been reduced to 33% of the aggregate total unpaid principal obligations under the certificates as of the Closing Date; or (iii) two years after the Closing Date.

Operating Advisor

The operating advisor for the transaction is Park Bridge Lender Services LLC, a New York limited liability company. As described under “Pooling and Servicing Agreement—The Operating Advisor”, the operating advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Mortgage Loans:

●	review the actions of the special servicer with respect to any Specially Serviced Loan to the extent set forth in the PSA;

●	review reports provided by the special servicer to the extent set forth in the PSA;

●	review for accuracy certain calculations made by the special servicer; and

●	issue an annual report generally setting forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans.

In addition, if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the Servicing Standard and (2) a replacement of the special servicer would be in the best interest of the Certificateholders (as a collective whole), the operating advisor will have the right at any time to recommend the replacement of the special servicer with respect to the Mortgage Loans. See “Pooling and Servicing Agreement—The Operating Advisor—Recommendation of the Replacement of the Special Servicer” and “—Termination of the Master Servicer and Special Servicer for Cause”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the operating advisor will be required to consult on a non-binding basis with the special servicer with respect to Asset Status Reports prepared for each Specially Serviced Loan and with respect to Major Decisions in respect of the Mortgage Loans for which the operating advisor has received a Major Decision Reporting Package. The operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Mortgage Loan or any related REO Property; provided, however, that the operating advisor may have limited consultation rights with a Non-Serviced Special Servicer pursuant to the Non-Serviced Pooling and Servicing Agreement. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the Class E, Class F and Class G certificates in the aggregate (taking into account the application of any Allocated Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

The certificate administrator will be required to notify the operating advisor, the master servicer and the special servicer of the commencement or cessation of any Operating Advisor Consultation Event.

The operating advisor will be entitled to compensation in the form of the Operating Advisor Fee, the Operating Advisor Consulting Fee and reimbursement of any Operating Advisor Expenses. For additional information, see “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

The operating advisor is required to be an Eligible Operating Advisor at all times that it is acting as operating advisor under the PSA. As a result of Park Bridge’s experience and independence as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”, the representations and warranties being given by Park Bridge under the PSA and satisfaction that no payments have been paid by any special servicer to Park Bridge of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Park Bridge qualifies as an Eligible Operating Advisor under the PSA.

For additional information regarding the operating advisor, a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the PSA with respect to the operating advisor’s obligations under the PSA and any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraphs are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

Each of Barclays, Wells Fargo Bank (solely in its capacity as a mortgage loan seller), BSPRT, C-III CM and Rialto Mortgage, will make the representations and warranties identified on Annex D-1 with respect to their respective Mortgage Loans, subject in each case to the exceptions to these representations and warranties set forth in Annex D-2, the “Exception Schedules”).

At the time the decision to include its Mortgage Loans in this transaction, each of Wells Fargo Bank, National Association and C-III CM determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 would not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on its related security interest in such Mortgaged Property, or were mitigated in a manner consistent with customary or otherwise appropriate lending practices by one or more compensating factors, including without limitation: (i) affirmative borrower covenants to effect curative requirements, including the imposition of personal liability to the borrower and guarantor on a losses-only or full recourse basis if risk-related events are triggered, or the requirement to obtain rating agency confirmation prior to taking an action related to such exception; (ii) opinions of legal counsel, or other expert evaluations as to materiality of related risks and remediation, as appropriate; (iii) cash- or letter of credit-funded reserves or the collateral assignments of similar security, or the imposition of cash management controls; (iv) insurance benefiting the loan, including title insurance, property and liability insurance, environmental or lease-related insurance, among other things; (v) positive loan underwriting metrics (such as comparatively low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors); or (vi) other loan underwriting-related facts and circumstances reducing the related risk of default or loss, such as strong sponsorship, desirable property type, favorable sub-market conditions, strong tenancy at the related Mortgaged Property or otherwise favorable lease provisions pertaining to the related risk, or the likelihood of near-term curative action within foreseeable cost parameters. However, there can be no assurance that the compensating factors or other circumstances upon which each of Wells Fargo Bank, National Association and C-III CM based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given.

At the time of the decision to include its Mortgage Loans in this transaction, each of Barclays and Rialto Mortgage determined either that the risks associated with the matters giving rise to each exception in respect of its Mortgage Loans set forth on Annex D-2 were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan to value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Barclays or Rialto Mortgage, as applicable, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Barclays or Rialto Mortgage, as applicable, that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which each of Barclays and Rialto Mortgage based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given.

At the time of its decision to include the BSPRT Mortgage Loans in this transaction, BSPRT determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the borrower sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by BSPRT that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by BSPRT that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which BSPRT based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable BSPRT Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2018-C43 will consist of the following classes: the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class V and Class R certificates and a REMIC regular interest in certificated form representing the Vertical RR Interest (the “Vertical RR Interest”).

The Class X-A, Class X-B and Class X-D certificates are referred to collectively in this prospectus as the “Class X Certificates”. The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates, the Subordinate Certificates and the Vertical RR Interest are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X-A, Class X-B and Class X-D certificates), the Subordinate Certificates and the Vertical RR Interest are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates and the Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Non-Sponsor Retained Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approx. Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$22,182,000
A-2	$7,539,000
A-SB	$40,193,000
A-3	$200,000,000
A-4	$223,916,000
X-A	$493,830,000
X-B	$135,803,000
A-S	$73,192,000
B	$32,628,000
C	$29,983,000

Non-Offered Certificates
X-D	$26,455,000
D	$26,455,000
E	$18,519,000
F	$8,818,000
G	$22,046,433
V	NAP
R	NAP

Non-Offered Eligible Vertical Interest
Vertical RR Interest	$16,977,551.15

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses or Vertical Retained Certificate Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses or Vertical Retained Certificate Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk Retention—Vertical RR Interest—Priority of Distributions”.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A Certificates (other than the Class A-S certificates) outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $493,830,000. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class A-S, Class B and Class C certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $135,803,000. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $26,455,000.

The Class V certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class V certificates will represent the right to receive their allocable portion of Excess Interest received on any ARD Loan allocated as described under “—Available Funds—Excess Interest” below.

“Excess Interest” with respect to an ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates (other than the Class V certificates and the Vertical RR Interest and the respective rights of each to receive a portion of the Excess Interest) will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”). The Class V certificates will be issued by the grantor trust (the “Grantor Trust”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date”

will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in April 2018.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class V or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and the Companion Distribution Account maintained by it, in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the Vertical Retained Certificate Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (including the Vertical RR Interest) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)    the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the related P&I Advance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts other than any Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related

Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class V certificates and the Vertical RR Interest);

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)    if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Accounts allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)    all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)    with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

The amount available for distribution to holders of the Regular Certificates (other than the Vertical RR Interest) on each Distribution Date will, in general, equal the sum of (i) the Non-Sponsor Retained Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Gain-on-Sale Remittance Amount for such Distribution Date (the “Available Funds”).

The “Aggregate Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) (x) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates (other than the Vertical RR Interest) that would remain unpaid as of the close of business on such Distribution Date, divided by (y) the Non-Sponsor Retained Percentage, and (b) (x) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on such Distribution Date in respect of such Principal Distribution Amount, divided by (y) the Non-Sponsor Retained Percentage, and (ii) any Realized Losses and Vertical Retained Certificate Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds and the Vertical Retained Certificate Gain-on-Sale Remittance Amount as part of the definition of Vertical Retained Certificate Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any periodic payments for any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Non-Sponsor Retained Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates (other than the Vertical RR Interest) have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)   prior to the Cross-Over Date:

(a)    to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date;

(b)    to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(c)    to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(d)    to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(e)    to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero; and

(f)     to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero;;

(ii)  on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, first, up to an amount equal to, and pro rata in accordance with, the aggregate unreimbursed Realized Losses previously allocated to each such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates and the Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates and the Class B, Class C and Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D and Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E and Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then, interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-fifth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses or Vertical Retained Certificate Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the Vertical Retained Percentage of the amount of such recovery will be added to the Certificate Balance of the Vertical RR Interest, up to the lesser of (A) the Vertical Retained Percentage of the amount of such recovery and (B) the amount of unreimbursed Vertical Retained Certificate Realized Loss previously allocated to the Vertical RR Interest; (ii) the Non-Sponsor Retained Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in the order of distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-Sponsor Retained Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (iii) the Interest Shortfall with respect to each affected class of Non-

Sponsor Retained Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then-current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down (and correspondingly the Vertical Retained Certificate Interest Distribution Account will increase as a result of such increase). If the Certificate Balance of any class of Principal Balance Certificates or the Vertical RR Interest is so increased, the amount of unreimbursed Realized Losses or Vertical Retained Certificate Realized Losses, as applicable, of such class of certificates will be decreased by such amount.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Regular Certificates (other than the Vertical RR Interest) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class F certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class G certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2,

Class A-SB, Class A-3 and Class A-4 certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S, Class B and Class C certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for the related Distribution Date.

The Class V certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than the Non-Sponsor Retained Percentage of Excess Interest, if any, with respect to any ARD Loan.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate,

the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates (other than the Vertical RR Interest) will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates (other than the Vertical RR Interest) will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates (other than the Vertical RR Interest) will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)    Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)    Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates (other than the Vertical RR Interest) will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Sponsor Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the P&I Advance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the related P&I Advance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into a Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)     the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)    all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)   the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)   any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then-outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)     the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)    the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses and Vertical Retained Certificate Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net

Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or the special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date to the holders of the Class V certificates in an amount equal to the Non-Sponsor Retained Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates (other than the Vertical RR Interest in an amount described under “Credit Risk Retention—Vertical RR Interest—Excess Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to any Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest)

on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or, to the extent required under the loan documents, escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) may be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium (net of liquidation fees or workout fees payable therefrom) in the following manner: (x)(1) to each of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates, the product of (a) the Non-Sponsor Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the Vertical RR Interest) for that Distribution Date, (2) to the Class X-A certificates, the excess, if any, of (a) the product of (i) the Non-Sponsor Retained Percentage of such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the Vertical RR Interest) for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates as described above, and (3) to the Class X-B certificates, any remaining portion of the Non-Sponsor Retained Percentage of such Yield Maintenance Charge or Prepayment Premium not distributed as described above; and (y) to the Vertical RR Interest, the Vertical Retained Percentage of such Yield Maintenance Charge or Prepayment Premium.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates (other than the Vertical RR Interest), a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that discount rate, converted (if necessary) to a monthly equivalent yield, or

●	if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date or Anticipated Repayment Date, as applicable, of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-D, Class E, Class F, Class G, Class V or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class	Assumed Final Distribution Date
Class A-1	January 2023
Class A-2	February 2023
Class A-SB	August 2027
Class A-3	January 2028
Class A-4	February 2028
Class X-A	NAP
Class X-B	NAP
Class A-S	March 2028
Class B	March 2028
Class C	March 2028

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in March 2051. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on each P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)     the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)    the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid to the master servicer in such Collection Period, calculated at a rate of 0.00250% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii) so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan as to the Directing Certificateholder, at the request or with the consent of the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) of the definition of “Compensating Interest Payment” above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) of the definition of “Compensating Interest Payment” above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and any related Serviced Pari Passu Companion Loans in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer is referred to in this prospectus as the “Aggregate Excess Prepayment Interest Shortfall”. The “Excess Prepayment Interest Shortfall” for any Distribution Date will be the Non-Sponsor Retained Percentage of the Aggregate Excess Prepayment Interest Shortfall and will be allocated on that Distribution Date among each class of Regular Certificates (other than the Vertical RR Interest), pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans and allocable to the Non-Sponsor Retained Certificates will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F and Class G certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F and Class G certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F and Class G certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of Non-Sponsor Retained Certificates to receive on any Distribution Date the amounts of interest and/or principal allocable to the Non-Sponsor Retained Certificates and distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of Non-Sponsor Retained Certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal that is allocable to the Non-Sponsor Retained Certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class G certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the Realized Loss and Vertical Retained Certificate Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the Non-Sponsor Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates (other than the Vertical RR Interest) after giving effect to distributions of principal on that Distribution Date. The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates (other than the Vertical RR Interest) in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class G certificates;

second, to the Class F certificates;

third, to the Class E certificates;

fourth, to the Class D certificates;

fifth, to the Class C certificates;

sixth, to the Class B certificates; and

seventh, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X-A, Class X-B and Class X-D Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Vertical RR Interest or the Class V or Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses and Vertical Retained Certificate Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses or Vertical Retained Certificate Realized Losses, as applicable, are required thereafter to be made to a class of Principal Balance Certificates (other than the Vertical RR Interest) in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above, and to the Vertical RR Interest in accordance with the payment priorities set forth in “Credit Risk Retention—Vertical RR Interest—Priority of Distributions”.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)    a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)    a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)    a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)    a CREFC® advance recovery report;

(5)    a CREFC® total loan report;

(6)    a CREFC® operating statement analysis report;

(7)    a CREFC® comparative financial status report;

(8)    a CREFC® net operating income adjustment worksheet;

(9)    a CREFC® real estate owned status report;

(10)  a CREFC® servicer watch list;

(11)  a CREFC® loan level reserve and letter of credit report;

(12)  a CREFC® property file;

(13)  a CREFC® financial file;

(14)  a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)  a CREFC® loan periodic update file.

The master servicer or special servicer, as applicable, may omit any information from these reports that the master servicer or special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® loan periodic update file;

●	a CREFC® appraisal reduction template (to the extent received by the master servicer from the special servicer); and

●	a CREFC® Schedule AL file

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending June 30, 2018, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List).

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by

CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2018, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Non-Serviced Special Servicer, any Other Master Servicer, any Other Special Servicer and any person (including the Directing Certificateholder and the Risk Retention Consultation Party) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, further, however, that, if the special servicer obtains knowledge that it has become a Borrower Party, the special servicer will not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

The “Risk Retention Consultation Party” will be the party selected by the holder or holders of more than 50% of the Vertical RR Interest by Certificate Balance, as determined by the certificate registrar from time to time. The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of the identity and contact information of a replacement Risk Retention Consultation Party from a party holding the requisite interest in the Vertical RR Interest (as confirmed by the certificate registrar). The initial Risk Retention Consultation Party is expected to be Wells Fargo Bank.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means (a) with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to the Risk Retention Consultation Party or the holder of the majority of the Vertical RR Interest, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Risk Retention Consultation Party or the holder of the majority of the Vertical RR Interest is a Borrower Party. As of the Closing Date, it is expected that there will be no Excluded Loans with respect to this securitization.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder, the Risk Retention Consultation Party, a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA, (2) if such person is the Risk Retention Consultation Party, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA or (3) if such person is not the Directing Certificateholder, a Controlling Class Certificateholder or the Risk Retention Consultation Party, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain from the master servicer or the special servicer, as applicable, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The Certificate Administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and will restrict access to the Certificate Administrator’s website to any mezzanine lender upon notice from any party to the PSA that such mezzanine lender has become an Accelerated Mezzanine Loan Lender.

A “Certificateholder” is the person in whose name a certificate (including the Vertical RR Interest) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the Vertical RR Interest) registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any mortgage loan seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, the master servicer or special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designee including the master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Moody’s Analytics, MBS Data, LLC and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or make available electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or special servicer, as the case may be, at the expense of such Certificateholder; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls either collected by the master servicer or the special servicer or caused to be prepared by the special servicer in respect of each REO Property, the master servicer or the special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website initially located at www.ctslink.com (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

o	this prospectus;

o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

o	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

o	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

o	the Distribution Date Statements;

o	the CREFC® bond level files;

o	the CREFC® collateral summary files;

o	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

o	any annual reports as provided by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

o	the summary of any Final Asset Status Report as provided by the special servicer;

o	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

o	any appraisals delivered in connection with any Asset Status Report; and

o	any CREFC® appraisal reduction template received by the certificate administrator;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

o	notice of any release based on an environmental release under the PSA;

o	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

o	notice of final payment on the certificates;

o	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or special servicer;

o	any notice of resignation or termination of the master servicer or special servicer;

o	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

o	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

o	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

o	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

o	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

o	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

o	any notice of the termination of the issuing entity;

o	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated (provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan with respect to the Directing Certificateholder, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan);

o	any notice that an Operating Advisor Consultation Event has occurred or is terminated;

o	any notice of the occurrence of an Operating Advisor Termination Event;

o	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

o	any Proposed Course of Action Notice;

o	any assessment of compliance delivered to the certificate administrator;

o	any Attestation Reports delivered to the certificate administrator; and

o	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

o	Any notice or documents provided to the Certificate Administrator by the Depositor or the Master Servicer directing the Certificate Administrator to post to the “Special Notices” tab.

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan.

The certificate administrator is required to, in addition to posting the applicable notices on the “risk retention special notices” tab described above, provide email notification to any Privileged Person (other than financial market publishers) that has registered to receive access to the certificate administrator’s website that a notice has been posted to the “risk retention special notices” tab. In the event that the Retaining Sponsor determines that any

Retaining Party no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send written notice of such non-compliance to the Certificate Administrator, who will be required to post such notice on its website under the “Risk Retention Special Notices” tab.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information in accordance with the terms of the PSA.

Any reports on Form 10-D filed by the certificate administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) contain a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) contain certain account balances to the extent available to the certificate administrator and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or special servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or the Risk Retention Consultation Party (in its capacity as Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit the master servicer and the special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or internet website any reports or other information the master servicer or the special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided the master servicer or the special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)  2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)  in the case of any Principal Balance Certificates (other than the Vertical RR Interest), a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Allocated Cumulative Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, the operating advisor or the asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Allocated Cumulative Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates (other than the Vertical RR Interest), each determined as of the prior Distribution Date;

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class V and Class R certificates and the Vertical RR Interest will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the “Depositories”), which in turn will hold such positions in customers’ securities accounts in the Depositories’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The Class E, Class F and Class G certificates may only be issued as Definitive Certificates and held by a custodian on behalf of the related investor pursuant to the PSA. Any request for release of a Class E, Class F and Class G certificate must be consented to by the Retaining Sponsor and may be subject to any additional requirements pursuant to the PSA.

The Vertical RR Interest will be evidenced by one or more certificates and is expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the Vertical RR Interest for so long as the Retaining Sponsor requires and in accordance with the PSA.

The Class R certificates may only be issued as Definitive Certificates.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – WFCM 2018-C43

With a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)       the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)      the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)     an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)      the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)      an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)      the original assignment of all unrecorded documents relating to the Mortgage Loan or Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)     originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)    the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)     any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)      an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller or an affiliate thereof in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)     the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)     the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)    the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)     the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the trustee, in each case as applicable;

(xvi)    the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)   the original or a copy of any related mezzanine intercreditor agreement;

(xviii)  the original or a copy of all related environmental insurance policies; and

(xix)   a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) a Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the related Control Note on or about the applicable Servicing Shift Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)	A copy of each of the following documents:

(i)     the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)    the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)   any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)   all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)    the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)    any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)   any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)  any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)   any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)    any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)   any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or a Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or a Serviced Whole Loan;

(xii)  any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii) all related environmental reports; and

(xiv) all related environmental insurance policies;

(b)	a copy of any engineering reports or property condition reports;

(c)	other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)	for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)	a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller or an affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)	a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)	a copy of the appraisal for the related Mortgaged Property(ies);

(h)	for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(i)	a copy of the applicable mortgage loan seller’s asset summary;

(j)	a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)	a copy of all zoning reports;

(l)	a copy of financial statements of the related mortgagor;

(m)	a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)	a copy of all UCC searches;

(o)	a copy of all litigation searches;

(p)	a copy of all bankruptcy searches;

(q)	a copy of any origination settlement statement;

(r)	a copy of the insurance summary report;

(s)	a copy of organizational documents of the related mortgagor and any guarantor;

(t)	a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)	a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)	a copy of any closure letter (environmental); and

(w)	a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller (or, Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC) will be required to, no later than 90 days following:

(x)	such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)	in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(A)	cure such Material Defect in all material respects, at its own expense,

(B)	repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(C)	substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller (or, Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC) will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period; provided that if any such Material Defect is not cured after the initial cure period and any such extended cure period solely due to the failure of the mortgage loan seller to have received the recorded document, then the mortgage loan seller will be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the closing date so long as the mortgage loan seller certifies to the trustee, the master servicer, the special servicer, the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event) and the certificate administrator no less than every ninety (90) days beginning at the end of such extended cure period, that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the mortgage loan seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

However, a delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller (or, Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC) of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan if (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay or failure to provide notice (as required by the terms of the MLPA or PSA) prevented the mortgage loan seller from curing such Material Defect and such Material Defect was otherwise curable. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released pursuant to such terms), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer or the special servicer, as applicable (in either case with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan with regard to the Directing Certificateholder or a Servicing Shift Mortgage Loan and for so long as no Control Termination Event has occurred and is continuing) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, each MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related seller repurchases the related Non-Serviced Companion Loan from the related non-serviced securitization trust, such mortgage loan seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Companion Loan contained in the related non-serviced securitization trust.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on an ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan, if any), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased or a Loss of Value Payment is received during the initial 90-day period or, if applicable, prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller, the Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)   have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)   have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)   have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)   accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)   have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)    have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)   comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)    have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)    constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k)   not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)    have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n)   have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan with respect to the Directing Certificateholder, by the Directing Certificateholder;

(o)   prohibit defeasance within two years of the Closing Date;

(p)   not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)   have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller (or, Benefit Street Partners Realty Trust, Inc. as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC) may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller (or, Benefit Street Partners Realty Trust, Inc. as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC) will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller (or, Benefit Street Partners Realty Trust, Inc. as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC) will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects. The applicable mortgage loan seller (or, Benefit Street Partners Realty Trust, Inc. as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC) will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties. In the case of any Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable to the Servicing Shift Whole Loans only while the PSA governs the servicing of any Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers”, on and after the applicable Servicing Shift Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA, the

Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to the Directing Certificateholder) and the related mortgage loan seller.

With respect to each Servicing Shift Mortgage Loan, instruments of assignment may be in blank and need not be recorded until the earliest of (i) the securitization of the related control note (in which case the trustee under the related Servicing Shift PSA will become the mortgagee of record), (ii) the date such Mortgage Loan becomes a Specially Serviced Loan, and (iii) the expiration of 180 days following the Closing Date.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Pari Passu Companion Loan, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the subordinate or pari passu nature, as applicable, of the related Companion Loan), as determined by the master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial and multifamily mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)       any relationship that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)       the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)       the obligation, if any, of the master servicer to make advances;

(D)       the right of the master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)       the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)       any debt that the master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)       any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)       any obligation of the master servicer or special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Pari Passu Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Excluded Loan as to the Directing Certificateholder, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and, subject to the terms of the related Sub-Servicing Agreement, will have the right to remove a sub-servicer retained by it at any time it considers removal to be in the best interests of Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, only to the same extent the master servicer is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Aggregate Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2)       in the case of each Mortgage Loan that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or Excess Interest or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Pari Passu Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer, in its sole discretion, may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to the master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). The master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of the master servicer, it has not timely received from the trustee information required by the master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

The master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the P&I Advance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation (including any full, partial or discounted payoff) of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to any Serviced Companion Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of the Serviced Companion Loans in the Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in the Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in the Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account, on the related P&I Advance Date, the Aggregate Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class V and Class R certificates or distributable to the Vertical RR Interest with respect to its interest in the Grantor Trust) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates (other than the Vertical RR Interest) and to make distributions of interest and principal from Vertical Retained Certificate Available Funds to the holders of the Vertical RR Interest, as described under

“Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—Vertical RR Interest—Priority of Distributions”, respectively.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Due Date in the month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the holders of the Class V certificates and the Vertical RR Interest. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain two accounts (the “Gain-on-Sale Reserve Account” and the “Vertical Retained Certificate Gain-on-Sale Reserve Account”), each of which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders of the Non-Sponsor Retained Certificate and of the Vertical RR Interest, respectively. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account in an amount equal to the Non-Sponsor Retained Percentage multiplied by such gains and into the Vertical Retained Certificate Gain-on-Sale Reserve Account in an amount equal to the Vertical Retained Percentage multiplied by such amounts. Amounts in the Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (other than the Vertical RR Interest)(including to reimburse for Realized Losses previously allocated to such certificates), and, amounts in the Vertical Retained Certificate Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of the Vertical Retained Certificate Available Funds to all amounts due and payable on the Vertical RR Interest (including to reimburse for Vertical Retained Certificate Realized Losses previously allocated to such certificates). Any remaining amounts will be held in the Gain-on-Sale Reserve Account and the Vertical Retained Certificate Gain-on-Sale Reserve Account, as applicable, and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates after all amounts payable to the Regular Certificates have been made.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties for which the special servicer is responsible. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, the Vertical Retained Certificate Gain-on-Sale Reserve Account and the REO Accounts are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)       to remit on each P&I Advance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Aggregate Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer in the applicable one-month period ending on the related Determination Date, if any;

(ii)      to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)      to pay to the master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)      to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)       to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)      to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)     to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)    to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)     to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)      to pay itself and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)     to recoup any amounts deposited in the Collection Account in error;

(xii)     to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)    to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)    to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)     to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)    to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)   to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)   to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)    to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)    to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or the special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the

Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and any related Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loan), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Corrected Loans, the Workout Fee Rate	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
	multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	general collections on deposit in the Collection Account with respect to the other Mortgage Loans.
Liquidation Fee /Master Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan with respect to which the master servicer acts as Enforcing Servicer and obtains (i) any Liquidation Proceeds or Insurance and Condemnation Proceeds, or (ii) Loss of Value Payments, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee /Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that is a Specially Serviced Loan (or REO Property) or for which the special servicer is the enforcing servicer for which the special servicer obtains (i) a full, partial or discounted payoff, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds, or (iii) Loss of Value Payments, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges,	Related payments made by borrowers with respect to the related Mortgage Loans and any related Serviced Companion Loan.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
default interest, review fees and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan.
Certificate Administrator / Trustee Fee / Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator / Trustee Fee / Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan and each related Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan and each related Companion Loan) or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser	Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
amount as the related borrower agrees to pay with respect to such Mortgage Loan.
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding each Companion Loan).	Out of general collections on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee	For each Delinquent Loan, the sum of (i) $15,000 plus (ii) $2,000 per additional Mortgaged Property in excess of one Mortgaged Property with respect to such Delinquent Loan, plus (iii) $2,000 per Mortgaged Property subject to a ground lease with respect to such Delinquent Loan, plus (iv) $1,500 per Mortgaged Property with respect to such Delinquent Loan subject to a franchise, hotel management or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review.	Payable by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90-days of written request by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in the Collection Account.	In connection with each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicer,	To the extent of funds available, the amount of	First, from funds collected with respect to the related	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Special Servicer or Trustee	any Servicing Advances.	Mortgage Loan (and any related Serviced Companion Loan), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses / Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan)	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
director, officer, employee or agent of any of the foregoing parties
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial accounts with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans. With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer, if any, under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan. In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to a per annum rate ranging from 0.00375% to 0.06250%. The Servicing Fee payable to the master servicer with respect to any related Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrowers:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any such Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement that are Master Servicer Decisions; provided that if any such matter involves a Major Decision, then the master servicer will be entitled to 50% of such Excess Modification Fees;

●	100% of all assumption application fees and other similar items received on any such Mortgage Loans that are non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions; provided that if any such matter involves a Major Decision, then the master servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees;

●	with respect to accounts held by the master servicer, 100% of charges by the master servicer collected for checks returned for insufficient funds;

●	100% of charges for beneficiary statements and demand charges actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Companion Loan) to the extent such beneficiary statements or demand charges were prepared by the Master Servicer;

●	the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on such Mortgage Loans and any related Serviced Pari Passu Companion Loan; and

●	penalty charges, including late payment charges and default interest, paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, if either the master servicer or the special servicer has partially waived any penalty charge (part of which accrued when the related Mortgage Loan was not a Specially Serviced Loan and part of which accrued when the related Mortgage Loan was a Specially Serviced Loan), any collections in respect of such penalty charge will be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by the master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan and any successor REO Loan) and any related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loan. The Servicing Fee for each Mortgage Loan and any successor REO Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Wells Fargo Bank will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan and any successor REO Loan (other than a Non-Serviced Mortgage Loan) and, to the extent provided for in the related Intercreditor Agreement, each related Serviced Pari Passu Companion Loan, notwithstanding any termination or resignation of such party as master servicer; provided that Wells Fargo Bank may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo Bank will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

A Liquidation Fee will be payable to the master servicer with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) with respect to which the master servicer acts as Enforcing Servicer and obtains (i) any Liquidation Proceeds or Insurance and Condemnation Proceeds or (ii) Loss of Value Payments (including with respect to the related Companion Loan, if applicable).

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee accruing at a rate equal to (i) 0.0025% per annum with respect to The SoCal Portfolio Mortgage Loan, (ii) 0.00125% per annum with respect to the Houston Distribution Center Mortgage Loan, and (iii) 0.0025% per annum with respect to the Apple Campus 3 Mortgage Loan. With respect to the Servicing Shift Mortgage Loans, the master servicer (or primary servicer) (prior to the related Servicing Shift Date) or the related Non-Serviced Master Servicer (or primary servicer) (on and after the related Servicing Shift Date) will be entitled to a primary servicing fee, which will be set out in the related Servicing Shift PSA. In each of the foregoing cases, such primary servicing fee rate is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of (i) a per annum rate of 0.25% and (ii) the per annum rate that would result in a special servicing fee of (a) $3,500 for the related month and (b) with respect to any Specially Serviced Loan with respect to which the Risk Retention Consultation Party is entitled to consult with the special servicer, $5,000 for the related month (the “Special Servicing Fee Rate”), calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or anticipated repayment date) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. Each Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Pari Passu Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Pari Passu Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A Liquidation Fee will be payable to the special servicer with respect to each (a) non-Specially Serviced Loan with respect to which it acts as the Enforcing Servicer, (b) Specially Serviced Loan or (c) REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer obtains (i) a full, partial or discounted payoff from the related borrower, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds or (iii) Loss of Value Payments (including with respect to the related Companion Loan, if applicable).

A “Liquidation Fee”, with respect to a Mortgage Loan or an REO Property, will be an amount payable from, and calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000); provided that the Liquidation Fee with respect to any Mortgage Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Pari Passu Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)       (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Pari Passu Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)      the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in each case, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)      the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)      with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)       the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)      if a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90-days following the related maturity date as a result of the related Mortgage Loan or a Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The special servicer will also be entitled to additional servicing compensation relating to each Mortgage Loan in the form of:

(i)       100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)      100% of assumption application fees and other similar items received with respect to Specially Serviced Loans and 100% of assumption application fees and other similar items received with respect to Mortgage Loans (other than Non-Serviced Mortgage Loans) and Serviced Companion Loans that are not Specially Serviced Loans to the extent the special servicer is processing the underlying transaction,

(iii)     100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)      100% of assumption fees and other related fees as further described in the PSA, received with respect to Specially Serviced Loans,

(v)       50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees and other similar fees received with respect to any Mortgage Loans (other than Non-Serviced Mortgage Loans, but including any related Serviced Pari Passu Companion Loan(s)) that are not Specially Serviced Loans to the extent that the matter involves a Major Decision;

(vi)      with respect to the accounts held by the special servicer, 100% of charges by the special servicer collected for checks returned for insufficient funds;

(vii)     100% of charges for beneficiary statements and demand charges actually paid by the related borrowers to the extent such beneficiary statements or demand charges were prepared by the special servicer; and

(viii)    penalty charges, including late payment charges and default interest, paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, if either the master servicer or the special servicer has partially waived any penalty charge (part of which accrued when the related Mortgage Loan was a Specially Serviced Loan and part of which accrued when the related Mortgage Loan was not a Specially Serviced Loan), any collections in respect of such penalty charge will be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled.

For the avoidance of doubt, with respect to any fee split (other than a fee split with regard to penalty charges) between the master servicer and the special servicer pursuant to the terms of the PSA, the master servicer and the special servicer will each have the right, but not any obligation, to reduce or elect not to charge its respective percentage interest in any such fee; provided, however, that (x) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the percentage interest of any fee due to the other and (y) to the extent either of the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective percentage interest in any fee, the party that reduced or elected not to charge such fee will not have any right to share in any portion of the other party’s fee. For the avoidance of doubt, if the master servicer decides not to charge any fee (other than penalty charges), the special servicer will still be entitled to charge the portion of the related fee the special servicer would have been entitled to if the master servicer had charged a fee and the master servicer will not be entitled to any percentage interest of such fee charged by the special servicer. Similarly, if the special servicer decides not to charge any fee (other than penalty charges), the master servicer will still be entitled to charge the portion of the related fee the master servicer would have been entitled to if the special servicer had charged a fee and the special servicer will not be entitled to any percentage interest of such fee charged by the master servicer.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Accounts and any loss of value reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage

Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance (or title agency) and/or other fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Pari Passu Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $290 per month. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.01010% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan and any related Companion Loan) and REO Loan, and will be equal to the product of a per annum rate equal to 0.00255% (the “Operating Advisor Fee Rate”), and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan and any related Companion Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates and the corresponding portion of the Vertical RR Interest have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts in accordance with the Servicing Standard that the master servicer or the special servicer, as applicable, would use to collect any borrower-paid fee not specified in the Mortgage Loan documents owed to it, and only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, and will be equal to the product of a rate equal to 0.00042% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of each such Mortgage Loan, Non-Serviced Mortgage Loan and REO Loan, and will be calculated in the same manner as interest is calculated on such Mortgage Loans. In connection with each Asset Review with respect to each Delinquent Loan, the asset representations reviewer will be required to be paid a fee equal to (i) $15,000, plus (ii) $2,000 per additional Mortgaged Property in excess of one Mortgaged Property with respect to such Delinquent Loan, plus (iii) $2,000 per Mortgaged Property subject to a ground lease with respect to such Delinquent Loan, plus (iv) $1,500 per Mortgaged Property with respect to such Delinquent Loan subject to a franchise, hotel management or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the Enforcing Servicer will be required to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Pari Passu Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount and an Allocated Appraisal Reduction Amount are required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)      120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)      the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)      30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)      30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)      60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)      90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)      immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder (except in the case of an Excluded Loan with respect to the Directing Certificateholder) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to any such Excluded Loan) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the special servicer receives an appraisal (together with information requested by the special servicer from the master servicer in accordance with the PSA that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount) or conducts a valuation described below equal to the excess of:

(a)       the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)       the excess of

1.	the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer (or at the special servicer’s election, by one or more MAI appraisals obtained by the special servicer) with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.	the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount that would impact any Serviced Mortgage Loan will be allocated pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loans based upon their respective outstanding principal balances.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the special servicer, to the extent any related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan.

Following the master servicer’s receipt from the special servicer of the calculation of the Appraisal Reduction Amounts, the master servicer will be required to provide such information to the certificate administrator in the form of the CREFC® loan periodic update file and CREFC® appraisal reduction template provided to it by the special servicer and the certificate administrator will calculate the Allocated Appraisal Reduction Amount and the Allocated Cumulative Appraisal Reduction Amount.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer and the Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the special servicer’s receipt of such MAI appraisal or completion of its internal valuation. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request; provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the

Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction, or to the holder of any related Serviced Companion Loan, by the special servicer. Prior to the occurrence and continuance of a Consultation Termination Event other than with respect to an Excluded Loan as to the Directing Certificateholder, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction amount calculated with respect to a Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Pari Passu Companion Loan(s) on a pro rata basis based upon their respective Stated Principal Balances. Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the allocable amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class G certificates, second, to the Class F certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”. The resulting reduction of interest entitlements will also result in a corresponding reduction in any amount of the interest entitlement of the Vertical RR Interest.

Appraisal Reduction Amounts and Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated between the Vertical RR Interest on the one hand and the Non-Sponsor Retained Certificates, on the other hand, based on the Vertical Retained Percentage and the Non-Sponsor Retained Percentage, respectively.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining actual knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the master servicer (with respect to Mortgage Loans other than Non-Serviced Mortgage Loans), the special servicer (with respect to Non-Serviced Mortgage Loans), the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

The “Allocated Appraisal Reduction Amount” means, with respect to any Appraisal Reduction Amount, the Non-Sponsor Retained Percentage of such Appraisal Reduction Amount.

“Allocated Cumulative Appraisal Reduction Amount” means, with respect to any Cumulative Appraisal Reduction Amount, an amount equal to the Non-Sponsor Retained Percentage of such Cumulative Appraisal Reduction Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination and for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to such Mortgage Loan and on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The special servicer or the master servicer, as the case may be, the operating advisor and the certificate administrator will be entitled to conclusively rely on the master servicer’s or the special servicer’s, as the case may be, calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Allocated Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates (other than the Vertical RR Interest) in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to the Class G certificates, second, to the Class F certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates (other than the Class X-A, Class X-B and Class X-D Certificates)).

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) or the master servicer (in the case of a Non-Serviced Mortgage Loan) will be required to promptly notify the master servicer or the special servicer, as the case may be, and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Allocated Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Allocated Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates and the Vertical RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Appraisal Reduction Amounts. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). With respect to any such Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan), the special servicer will use commercially reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the special servicer. Upon receipt of such supplemental appraisal, the master servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the applicable Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the special servicer (for Mortgage Loans other than Non-Serviced Mortgage Loans) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) receipt of information requested by the special servicer from the master servicer that is in the possession of the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s or special servicer’s, as applicable, Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and any related Serviced Companion Loan) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (unless a Control Termination Event has occurred and is continuing and other than with respect to an Excluded Loan with respect to the Directing Certificateholder) the consent of the Directing Certificateholder or (after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, and other than with respect to any Excluded Loan with respect to the Directing Certificateholder) after consultation with the Directing Certificateholder. In addition, upon request of the Risk Retention Consultation Party, the special servicer (with respect to a Specially Serviced Loan) will be required to consult on a non-binding basis with the Risk Retention Consultation Party (other than with respect to any Excluded Loan with respect to the Risk Retention Consultation Party) in connection with any determination, by the special servicer, of an Acceptable Insurance Default. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Pari Passu Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Pari Passu Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer and the special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) if the related Mortgage Loan is a Specially Serviced Loan, notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan and/or the consultation rights of the Risk Retention Consultation Party (solely with respect to the Specially Serviced Loans), the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder or the holder of any Companion Loan or (solely with respect to Specially Serviced Loans) upon the request of the Risk Retention Consultation Party, consulting (on a non-binding basis) with the Risk Retention Consultation Party, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan) for which it is acting as special servicer, to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood insurance with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

The PSA provides that the master servicer may satisfy its obligation to cause each applicable borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the applicable Mortgage Loans and related Serviced Pari Passu Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the applicable REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are not Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decision”) or consultation with the Risk Retention Consultation Party or the consent or approval of the special servicer. The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the Trust or any Trust REMIC to be subject to tax. Prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer will only be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions with the consent of the Directing Certificateholder (which consent will be deemed given (unless earlier objected to by the Directing Certificateholder) within 10 business days of the Directing Certificateholder’s receipt from the special servicer of the special servicer’s recommendation and analysis with respect to such Major Decision); provided that after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event, the special servicer will not be permitted to agree to any such matter without the special servicer’s consultation with the Directing Certificateholder as provided in the PSA and described in this prospectus; and provided, further, that upon the request of the Risk Retention Consultation Party, the special servicer will be required to consult (on a non-binding basis) with the Risk Retention Consultation Party regarding any such matter within such 10-day period.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision.

In connection with the processing by the master servicer of the matters described in the second preceding paragraph, after completion, the master servicer will deliver notice thereof to the special servicer and, prior to the occurrence and continuance of a Consultation Termination Event and other than in respect of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder, except to the extent that the special servicer or the Directing Certificateholder, as applicable, notifies the master servicer that the special servicer or the Directing Certificateholder, as applicable, does not desire to receive notice of such items. With respect to a Mortgage Loan that is not a Specially Serviced Loan, the following actions will be performed by the master servicer (each such action, a “Master Servicer Decision”) and, in connection with each such action, the master servicer will not be required (other than as provided below in this paragraph) to seek or obtain the consent or approval of (or consult with) the Directing Certificateholder or the special servicer or the Risk Retention Consultation Party: (i) grant waivers of non-material covenant defaults (other than financial covenants), including late (but not waived) financial statements except that (other than with respect to any Excluded Loan, and prior to the occurrence and continuance of a Control Termination Event) the Directing Certificateholder’s consent (or deemed consent) will be required to grant waivers of more than three consecutive late deliveries of financial statements; (ii) consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents; (iii) approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required to approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan; (iv) grant other routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities (other than for ground leases) (provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) will be required for leasing activities that affect an area greater than or equal to 30% of the net rentable area of the improvements at the Mortgaged Property), including approval of new leases and amendments to current leases; (v) consent to actions and releases related to condemnation of parcels of a Mortgaged Property (provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required in connection with any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due); (vi) consent to a change in property management relating to any Mortgage Loan or any related Companion Loan if the replacement property manager is not a Borrower Party (provided that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) will be required for any Mortgage Loan (including any related Companion Loans) that has an outstanding principal balance equal to or greater than $10,000,000); (vii) approve annual operating budgets for Mortgage Loans; (viii) consent to any releases or reductions of or withdrawals from (as applicable) any letters of credit, escrow funds, reserve funds or other additional collateral with respect to any Mortgage Loan, except that (other than with respect to any Excluded Loan with respect to the Directing Certificateholder, and prior to the occurrence and continuance of a Control Termination Event) the Directing Certificateholder’s consent (or deemed consent) will be required for earnout or performance reserve releases specifically scheduled in the PSA; (ix) grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (1) such extension or forbearance does not extend beyond 120 days after the related maturity date and (2) the related borrower has delivered documentation reasonably satisfactory in form and substance to the master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due; (x) any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement or any intercreditor, co-lender or similar agreement with any mezzanine lender or subordinate debt holder, except that (other than with respect to any Excluded Loan and other than with respect to amendments to split or resize notes consistent with the terms of such Intercreditor Agreement or such intercreditor, co-lender or similar agreement) the Directing Certificateholder’s consent (or deemed consent) will be required for any such modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement or any intercreditor, co-lender or similar agreement with any mezzanine lender or subordinate debt holder other than during a Control Termination Event, and if any modification or amendment would adversely impact the special servicer, such modification or amendment will additionally require the consent of the special servicer as a condition to its effectiveness; (xi) any determination of Acceptable Insurance Default, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) will be required in accordance with the terms of the PSA for any such determination; (xii) approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole Loan documents do not otherwise permit such principal prepayment; (xiii) any assumption of the Mortgage Loan or transfer of the Mortgaged Property, in each case, that the loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the loan documents where no lender discretion is necessary in order to determine if such conditions are satisfied and (xiv) grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision; provided that (A) any such action would not in any way affect a payment term of the Certificates, (B) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an opinion of counsel (at the issuing entity’s expense to the extent not reimbursed or paid by the related borrower), to the extent requesting such opinion is consistent with the Servicing Standard), (C) agreeing to such action would be consistent with the Servicing Standard, and (D) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement; provided, further, that in the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to consult with the master servicer on a non-binding basis (provided that if the Directing Certificateholder fails to respond to a request for consultation within 10 business days after receipt of such request for consultation from the Master Servicer, the Master Servicer will have no further obligation to consult with the Directing Certificateholder with respect to such Master Servicer Decision provided, however, that the failure of the Directing Certificateholder to respond will not relieve the master servicer from its obligation to consult with the Directing Certificateholder on any future matters). In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the master servicer in order to grant or withhold such consent.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable

Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, (a) other than with respect to any Excluded Loan with respect to the Directing Certificateholder, and prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event upon consultation with the Directing Certificateholder and (b) upon request of the Risk Retention Consultation Party (other than with respect to any Excluded Loan with respect to the Risk Retention Consultation Party), non-binding consultation with the Risk Retention Consultation Party, in each case, as provided in the PSA and described in this prospectus, and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)      extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, (a) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder and (b) upon the request of the Risk Retention Consultation Party, after non-binding consultation with the Risk Retention Consultation Party (in either case, other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)      provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Mortgage Rate.

If the special servicer agrees to any modification, waiver or amendment of any term of any Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer will be required to notify the master servicer, the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the related Other Master Servicer), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing), the Risk Retention Consultation Party (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer agrees to any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred and is continuing, the special servicer will be required to forward any such notice to the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction), all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent) or, (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer has consulted with the Directing Certificateholder and after the occurrence and during the continuance of an Operating Advisor Consultation Event, the special servicer has consulted with the operating advisor and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause (other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof), the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder and other than with respect to any waiver of a “due-on-encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent) or, (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer has consulted with the Directing Certificateholder, and after the occurrence and during the continuance of an Operating Advisor Consultation Event, the special servicer has consulted with the operating advisor and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan that is not a Specially

Serviced Loan and other than any transfers or assumptions provided for in clause (xiii) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause. The master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause (other than any transfers or assumptions provided for in clause (xiii) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

For the avoidance of doubt, with respect to any Mortgage Loan that is not an Excluded Loan with respect to the Risk Retention Consultation Party the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party with respect to the above described “due-on-sale” and “due-on-encumbrance” matters in relation to (i) prior to the occurrence and continuance of a Consultation Termination Event, Specially Serviced Loans; and (ii) following the occurrence and during the continuance of a Consultation Termination Event, all Mortgage Loans (for the avoidance of doubt, other than with respect to any transfers or assumptions provided for in clause (xiii) of the definition of “Master Servicer Decision” or any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof).

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related mortgage loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of any related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related mortgage loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2019 (and each Mortgaged Property is required to be inspected on or prior to December 31, 2020) unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a

Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Mortgage Loan and Serviced Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer or the master servicer, as applicable, will be required to use reasonable efforts to collect and review quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on June 30, 2018 and the calendar year ending on December 31, 2018. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) if:

(1)      the related borrower fails to make when due any balloon payment, and the borrower has not delivered to the master servicer, on or before the date on which the subject payment was due, documentation (and the master servicer will be required to promptly forward such documentation to the Directing Certificateholder) reasonably satisfactory in form and substance to the master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (provided that if either such refinancing or sale does not occur before the expiration of the time period for refinancing or sale specified in such documentation or the master servicer is required during that time to make any P&I Advance in respect of the Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Whole Loan) at any time prior to such a refinancing or sale, a special servicing transfer event will occur immediately);

(2)      the related borrower fails to make when due any Periodic Payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

(3)      the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing) that a default in making any Periodic Payment (other than a balloon payment) or any other material payment (other than a balloon payment) required under the related mortgage note or the related mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which the subject payment will become due; or the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing) that a default in making a balloon payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which such balloon payment will become due (or, if the borrower has delivered, on or prior to the date on which the balloon payment will become due, documentation reasonably satisfactory in form and substance to the master servicer or the special servicer (and the master servicer or the special servicer, as applicable, and the Directing Certificateholder) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing) that (a) the borrower is likely not to make one or more assumed Periodic Payments as described under “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus prior to such a refinancing or sale or (b) such refinancing or sale is not likely to occur within 120 days following the date on which the balloon payment will become due);

(4)      a default has occurred (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the master servicer or the special servicer (and, in the case of the special servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of a Serviced Whole Loan, the interests of any holder of a related Serviced Companion Loan), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, 60 days);

(5)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

(6)      the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(7)      the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

(8)      the master servicer or the special servicer, as applicable, receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(9)       the master servicer or the special servicer (and in the case of the special servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing) determines that (i) a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the Mortgage Loan documents (other than as described in clause 3 above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders (or the holder of the related Serviced Pari Passu Companion Loan) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for 60 days.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Pari Passu Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Pari Passu Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Pari Passu Companion Loan will also become a Specially Serviced Loan. Neither the master servicer nor the special servicer will have any responsibility for the performance by the other party of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then-current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event);

●	the Risk Retention Consultation Party (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party);

●	with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

●	the operating advisor (but, other than with respect to an Excluded Loan as to the Directing Certificateholder, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and

(C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the direction of the Directing Certificateholder, if consistent with the Servicing Standard; provided, however, if the

Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor following completion of the Directing Certificateholder Approval Process. See “—The Directing Certificateholder—Major Decisions—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

If an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an applicable Excluded Loan) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. See also “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)       such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)       there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the federal corporate rate (currently 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the applicable REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property for which it is acting as special servicer, but only to the extent that amounts on deposit in the applicable REO Account relate to such REO Property. To the extent that amounts in the applicable REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of (x) the date that is on or prior to each Determination Date or (y) two (2) business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or remit to the master servicer for it to deposit) all amounts received in respect of each REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the applicable REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments on a Defaulted Loan (as defined below) and a sale of such Defaulted Loan would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any Companion Holder (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender) and the special servicer attempts to sell such Defaulted Loan and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for such Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the event that any Non-Serviced Special Servicer fails to comply with the terms of the related Intercreditor Agreement requiring the sale of the related Non-Serviced Mortgage Loan with each related Companion Loan, as a collective whole, under certain limited circumstances to the extent permitted under the related Intercreditor Agreement, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and, subject to the terms of the related Intercreditor Agreement (and provided that the related Non-Serviced Special Servicer will not be entitled to a liquidation fee with respect to liquidation of such Non-Serviced Mortgage Loan), the special servicer will be entitled to the liquidation fee that the related Non-Serviced Special Servicer would have otherwise been entitled to in connection with the sale of such Non-Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Certificateholder and the Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments (other than a balloon payment) or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, if the related borrower has provided documentation reasonably satisfactory in form and substance to the master servicer or special servicer, as applicable (and the master servicer or special servicer, as applicable, will be required to promptly forward such documentation to the Directing Certificateholder), which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, then such Mortgage Loan or Serviced Whole Loan will not be considered a Defaulted Loan unless and until such balloon payment is delinquent at least one hundred twenty (120) days; and, in any case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines in consultation with the Directing Certificateholder (unless a

Consultation Termination Event has occurred and is continuing and other than with respect to any Excluded Loan as to such party) and the Risk Retention Consultation Party (other than with respect to any Excluded Loan as to such party), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable judgment consistent with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell each related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with each related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder(s) of the related Pari Passu Companion Loan(s), unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and any related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally be required to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the operating advisor will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Major Decisions for Specially Serviced Loans (other than any Excluded Loan with respect to the Directing Certificateholder), and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below, (2) the special servicer, with respect to all non-Specially Serviced Loans (other than any Excluded Loan with respect to the Directing Certificateholder or Servicing Shift Mortgage Loan), as to all Major Decisions and (3) the master servicer to the extent the Directing Certificateholder’s consent is required by the definition of “Master Servicer Decision”. With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, upon the occurrence and during the continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be (i) with respect to a Servicing Shift Mortgage Loan, the related Loan-Specific Directing Certificateholder, and (ii) with respect to each Mortgage Loan (other than any Servicing Shift Mortgage Loan and any Excluded Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that (1) absent that selection, or (2) until a Directing Certificateholder is so selected, or (3) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder, provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling

Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder.

“Loan Specific Directing Certificateholder” means, with respect to a Servicing Shift Mortgage Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the related Servicing Shift Date, the Loan Specific Directing Certificateholder with respect to a Servicing Shift Mortgage Loan will be the holder of the related Control Note, which is, in the case of Airport Business Center, Wells Fargo Bank. On and after the related Servicing Shift Date, there will be no Loan Specific Directing Certificateholder under the PSA with respect to such Servicing Shift Whole Loan.

The initial Directing Certificateholder with respect to each Mortgage Loan (other than the Servicing Shift Mortgage Loans) is expected to be KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate thereof.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance (as notionally reduced by any Allocated Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided, however, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates and the Vertical RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Allocated Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class G certificates.

The “Control Eligible Certificates” will be any of the Class E, Class F and Class G certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or special servicer, as applicable, then until such time as the new Directing Certificateholder is identified to the master servicer and special servicer, the master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, prior to the occurrence and continuance of a Control Termination Event, the special servicer will only be permitted to take any of the following actions as to which the Directing Certificateholder has consented in writing within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent (the “Major Decision Reporting Package”), provided that if such written consent has not been received by the special servicer within such 10 business day period, the Directing Certificateholder will be deemed to have approved such action); provided that the foregoing consent rights of the Directing Certificateholder will not apply to any Excluded Loan as to such party; and provided, further, that upon request within such 10 business day period, the special servicer (other than with respect to an Excluded Loan as to the Risk Retention Consultation Party) will also be required to consult on a non-binding basis with the Risk Retention Consultation Party with respect to such Major Decision (1) prior to the occurrence and continuance of a Consultation Termination Event, in respect of a Specially Serviced Loan, and (2) after the occurrence and during the continuance of a Consultation Termination Event, in respect of any Mortgage Loan.

Each of the following is a “Major Decision”:

(i)        any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Companion Loan that comes into and continues in default;

(ii)       any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (ix) of the definition of Master Servicer Decision;

(iii)       following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(iv)       any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”), in each case, for less than the applicable Purchase Price;

(v)       any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(vi)       any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if (i) required pursuant to the specific terms of the related Mortgage Loan documents or (ii) a release of a non-material, non-income producing parcel as described under clause (ii) or clause (v) of the definition of “Master Servicer Decision”;

(vii)      any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as described under clause (xiii) of the definition of “Master Servicer Decision” or, solely with regard to Specially Serviced Loans, as may be effected (I) without the consent of the lender under the related loan agreement, (II) pursuant to the specific terms of such Mortgage Loan and (III) for which there is no lender discretion;

(viii)     any consent to a property management company change with respect to a Mortgage Loan for which the proposed replacement property manager is a Borrower Party, including, without limitation, approval of the termination of a manager and appointment of a new property manager;

(ix)      any franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(x)       other than in the case of any non-Specially Serviced Loan, releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(xi)      any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)     other than in the case of a Non-Specially Serviced Loan, any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan (except any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement or any intercreditor, co-lender or similar agreement with any mezzanine lender or subordinate debt holder to split or resize notes consistent with the terms of such Intercreditor Agreement or such intercreditor, co-lender or similar agreement), or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness;

(xiii)     any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower;

(xiv)     agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xv)      determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, waiver, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xvi)     other than in the case of any non-Specially Serviced Loan, and other than with respect to a ground lease (addressed in clause (xv) above), any modification, waiver or amendment of any lease, the execution of a new lease or the granting of a subordination, non-disturbance and attornment agreement in connection with any lease at a Mortgaged Property or REO Property, if the lease affects an area greater than or equal to 30% of the net rentable area of the improvements at the Mortgaged Property;

(xvii)    other than in the case of any Non-Specially Serviced Loan, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements;

(xviii)   other than in the case of a Non-Specially Serviced Loan, any approval of or consent to a grant of an easement or right of way that materially affects the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan or subordination of the lien of the Mortgage Loan to such easement or right of way; and

(xix)    other than in the case of any non-Specially Serviced Loan, any determination of an Acceptable Insurance Default.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to such request, the master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision.

With respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, any Major Decision relating to a Specially Serviced Loan, and (ii) after the occurrence and during the continuance of a Consultation Termination Event, any Major Decision relating to a Mortgage Loan (in each case, other than with respect to an Excluded Loan with respect to the Risk Retention Consultation Party), the special servicer will be required to provide copies of any notice, information and report that it is required to provide to the Directing Certificateholder pursuant to the PSA with respect to such Major Decision to the Risk Retention Consultation Party, within the same time frame it is required to provide such notice, information or report to the Directing Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder under the PSA due to the occurrence of a Control Termination Event or a Consultation Termination Event).

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “Pooling and Servicing Agreement—Asset Status Report” above.

Replacement of the Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan as to the Directing Certificateholder) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan as to the Directing Certificateholder) or Serviced Whole Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan as to the Directing Certificateholder), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Certificateholder, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. The special servicer will be required to provide each Major Decision Reporting Package to the operating advisor (a) prior to the occurrence of an Operating Advisor Consultation Event, promptly after the special servicer receives the Directing Certificateholder’s approval or deemed approval with respect to such Major Decision or (b) following the occurrence and during the continuance of an Operating Advisor Consultation Event, simultaneously upon providing such Major Decision Reporting Package to the Directing Certificateholder; provided, however, that with respect to any non-Specially Serviced Loan other than an Excluded Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan as to the Directing Certificateholder (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when the Class E certificates have a Certificate Balance (taking into account the application of any Allocated Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that no Control Termination Event may occur with respect to the Loan-Specific Directing Certificateholder, and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder; provided, however, that a Control Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates and the Vertical RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Allocated Cumulative Appraisal Reduction Amounts; provided that no Consultation Termination Event may occur with respect to the Loan-Specific Directing Certificateholder and the term “Consultation Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder; provided, however, that a Consultation Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates and the Vertical RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans.

With respect to any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, none of the Directing Certificateholder or any Controlling Class Certificateholder will have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event and Consultation Termination Event will be deemed to have occurred with respect to an Excluded Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision or Master Servicer Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan as to such party, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loan), the master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder and the Risk Retention Consultation Party (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder, the Operating Advisor, the Risk Retention Consultation Party or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or special servicer, as applicable, under the PSA or (4) cause the master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans

With respect to any Non-Serviced Whole Loan or Servicing Shift Whole Loan, the Directing Certificateholder for this securitization will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or Loan Specific Directing Certificateholder, as applicable. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loans, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan or Servicing Shift Whole Loan, as applicable, and, other than in respect of an Excluded Loan as to the Directing Certificateholder, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan as to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or Servicing Shift Whole Loan that has become a defaulted loan under the PSA or the related Non-Serviced PSA, as applicable. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Rights of the Holders of Serviced Pari Passu Companion Loans

With respect to a Serviced Pari Passu Mortgage Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain Major Decisions and consent rights in connection with the sale of the related Serviced Whole Loan if it has become a Defaulted Loan to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)       may act solely in the interests of the holders of the Controlling Class;

(c)       does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)       may take actions that favor the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)       will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of a Servicing Shift Companion Loan, any Non-Serviced Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties. In addition, the operating advisors or equivalent parties under the Non-Serviced PSAs have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan, which are substantially similar to those of the operating advisor under the PSA for this transaction.

Furthermore, the operating advisor will have no obligation or responsibility at any time to review the actions of the master servicer for compliance with the Servicing Standard. Except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of Operating Advisor at All Times

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan), the operating advisor’s obligations will generally consist of the following:

(a)       reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b)       reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the PSA and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c)       recalculating and verifying the accuracy of the mathematical calculations by the special servicer and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with Appraisal Reduction Amounts, Collateral Deficiency Amounts and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)       preparing an annual report ((i) if any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or (ii) if an Operating Advisor Consultation Event occurred during the prior calendar year) generally in the form attached to this prospectus as Annex C, to be provided to the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report”.

In connection with the performance of the duties described in clause (c) above:

(i)         after the calculation has been finalized (and, if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)        if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)       if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not in the best interest of nor for the benefit of holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder, the Risk Retention Consultation Party or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any assessment of compliance report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year that are relevant to the operating advisor’s obligations under the PSA, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or approved or deemed approved Major Decision Reporting Package provided to the operating advisor by the special servicer and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package provided to the operating advisor by the special servicer with respect to any Mortgage Loan, the operating advisor will (to the extent required to be delivered for a particular calendar year as described above) prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, also with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on an “asset-level basis” and (b) identifies (1) which, if any, standards with which the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan; provided, however, that in the event the special servicer is replaced, the Operating Advisor’s Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In addition, in preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviation from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the Operating Advisor’s Annual Report, the term “asset-level basis” refers to the special servicer’s performance of its duties with respect to the resolution and liquidation of Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, also with respect to Major Decisions on non-Specially Serviced Loans) under the PSA, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any assessment of compliance report, Attestation Report, Major

Decision Reporting Package, Asset Status Report, Final Asset Status Report and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

In each Operating Advisor Annual Report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●    to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable) in respect of the Asset Status Reports, as described under “—Asset Status Report”; and

●    to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable) with respect to Major Decisions processed by the special servicer as described under “—The Directing Certificateholder—Major Decisions”.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)      that is the special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been the special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the operating advisor in its capacity as the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)     that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)    that is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, the Risk Retention Consultation Party, or a depositor, a trustee, a certificate administrator, the master servicer or the special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates);

(iv)     that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)     that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)     that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loan, any Companion Loan or securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 43.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled “Privileged Information” received from the special servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or the Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (in each case, other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information (including any such information contained within any Asset Status Report) that the special servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan as to such party) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)       any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e)       the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)       the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Allocated Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan as to such party and only for so long as no Consultation Termination Event has occurred), the Risk Retention Consultation Party, any Companion Holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Allocated Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Allocated Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Allocated Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Allocated Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Directing Certificateholder and the Risk Retention Consultation Party, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. In general, upon a Delinquent Loan becoming a Specially Serviced Loan, as part of the special servicer’s initial investigation into the circumstances that caused the Mortgage Loan to become delinquent and be transferred to the special servicer, the special servicer will typically conduct a review of the Delinquent Loan for possible breaches of representations and warranties. Given that the special servicer will commonly have already conducted such a review and discussed any findings with the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) prior to the occurrence of an Asset Review Trigger, to avoid additional fees, costs and expenses to the issuing entity, we set the Delinquent Loan percentage based on an outstanding principal balance in clause (1) of the definition of Asset Review Trigger to exceed a delinquency rate that would result in estimated losses that exceed the subordination provided by the Control Eligible Certificates. For purpose of this calculation, we assumed an average loss severity of 40%, however, we cannot assure you that any actual loss severity will equal that assumed percentage. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of Asset Review Trigger, could also indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have an alternative test as set forth in clause (2) of the definition of Asset Review Trigger, namely to have the Asset Review Trigger be met if Mortgage Loans representing 15 of the Mortgage Loans (by loan count) are Delinquent Loans so long as those Mortgage Loans represent at least 20% of the aggregate outstanding principal balance of the Mortgage Loans. With respect to the 93 prior pools of commercial mortgage loans for which Wells Fargo Bank (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2007 (excluding 13 of such 93 pools with an outstanding balance that is equal to or less than 20% of the Initial Pool Balance), the highest percentage of mortgage loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2011 and December 31, 2017, was 28.6%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was 0.9%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was 61.9% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was 1.5%.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder, the Risk Retention Consultation Party and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clause (vi) for non-Specially Serviced Loans) and the special servicer (with respect to clause (vi) for Specially Serviced Loans), in each case, to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days, provide the following materials in electronic format to the extent in their possession to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)        a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)       a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)      a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)       copies of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)       a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)       copies of any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request the master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) to the extent in the possession of the master servicer or special servicer, as applicable, or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the master servicer, the special servicer or the related mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, the special servicer, the master servicer and the certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller (or, Benefit Street Partners Realty Trust, Inc., as guarantor of the repurchase and substitution obligations of BSPRT Finance, LLC), which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch, Kroll Bond Rating Agency, Inc. (“KBRA”), Moody’s, Morningstar or S&P and that has not been the special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch, KBRA, Moody’s, Morningstar or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated (including Risk Retention Affiliated) with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective affiliates (including Risk Retention Affiliates), (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)        any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing greater than 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)       any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)      any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)        the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)       the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Allocated Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Allocated Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Allocated Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Party will not be protected against any liability to the holders of the Vertical RR Interest that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the holders of the Vertical RR Interest.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)       may act solely in the interests of the holders of the Vertical RR Interest;

(c)       does not have any liability or duties to the holders of any class of certificates other than the Vertical RR Interest;

(d)       may take actions that favor the interests of the holders of one or more classes including the Vertical RR Interest over the interests of the holders of one or more other classes of certificates; and

(e)       will have no liability whatsoever (other than to a holder of the Vertical RR Interest) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of any related Companion Holder under a related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder (other than a Loan Specific Directing Certificateholder) without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Allocated Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates (other than the Vertical RR Interest) requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the Directing Certificateholder, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Certificateholder, the resigning special servicer will be required to use commercially reasonable efforts to appoint the Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) (A) that confirms in writing that it was appointed to act as, and currently serves as, special servicer on a transaction level basis on the closing date of a commercial mortgage-backed securities transaction with respect to which Moody’s rated one or more classes of certificates and one or more of such classes of certificates are still outstanding and rated by Moody’s and (B) with respect to which Moody’s has not cited servicing concerns of such replacement special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in any other commercial mortgage-backed securities transaction serviced by the replacement special servicer prior to the time of determination, and (viii) is currently acting as a special servicer in a transaction rated by DBRS and has not been publicly cited by DBRS as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other). In the event the holders of such Principal Balance Certificates evidencing at least a majority of a quorum of Certificateholders elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time, and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer and Investor Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any Risk Retention Affiliate of such terminated special servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The terms of the PSA described above regarding the replacement of the special servicer without cause will not apply with respect to the Servicing Shift Mortgage Loan. Rather, with respect to any Servicing Shift Whole Loans: (i) prior to the related Servicing Shift Date, the holder of the related Control Note will have the right to replace the special servicer then acting with respect to the Servicing Shift Whole Loan and appoint a replacement special servicer, solely with respect to such Servicing Shift Whole Loan; and (ii) on and after the related Servicing Shift Date, pursuant to the terms of the related Intercreditor Agreement, the “directing holder” (or analogous term) under the related Servicing Shift PSA will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to such Servicing Shift Whole Loan and appoint a replacement special servicer without the consent of the holder of such Servicing Shift Mortgage Loan.

Termination of the Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the master servicer to make a deposit required to be made by the master servicer to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)       any failure by the special servicer to deposit into the applicable REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)       any failure by the master servicer or the special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations, as the case may be, under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given (A) to the master servicer or special servicer, as the case may be, by any other party to the PSA, or (B) to the master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)       any breach on the part of the master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or special servicer, and certain actions by or on behalf of the master servicer or special servicer indicating its insolvency or inability to pay its obligations;

(f)        either Moody’s or DBRS (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable), or (ii) has placed one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable) on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such action has not been withdrawn by Moody’s or DBRS, as applicable (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency), within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), such Rating Agency publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)       the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to more than 25% of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan as to the Directing Certificateholder), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an Excluded Loan as to the Directing Certificateholder, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation (or deemed confirmation) from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Whole Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. A replacement special servicer with respect to the related Serviced Whole Loan will be selected by the trustee or, prior to the occurrence and continuance of a Consultation Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f) or (g) under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of the master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation and the Companion Loan Securities Rating Agencies have provided a confirmation (or deemed confirmation) from the applicable rating agencies that such sale will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu Companion Loan or the holders of any Serviced Pari Passu Companion Loan Securities, but upon the written direction of the related holder of such Serviced Pari Passu Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b) or (f) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if the master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee obtaining actual knowledge that it has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third-Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, the certificate administrator or the trustee receiving written notice by any other party to the Pooling and Servicing Agreement, the Third Party Purchaser, any sponsor or any underwriter or initial purchaser that the master servicer, the certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the operating advisor or the asset representations reviewer becoming Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third-Party Purchaser or any other party to the PSA (other than the operating advisor and asset representations reviewer) (such operating advisor or asset representations reviewer, together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the sponsors and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of Third-Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would (i) cause any Trust REMIC to fail to qualify as a REMIC, (ii) cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code or (iii) cause a tax to be imposed on the trust or any Trust REMIC under the relevant provisions of the Code (for any such determination in clauses (i), (ii) or

(iii), the master servicer and special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses (including, without limitation, costs and expenses of litigation and of enforcement of this indemnity, and of investigation, counsel fees, damages, judgments and amounts paid in settlement) incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The PSA will also provide that any master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, paying agent, certificate administrator or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related

Serviced Pari Passu Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees, costs of enforcement and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply in addition to each other capacity in which it serves under the PSA.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer, as applicable, with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The Enforcing Servicer will then be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than of the Vertical RR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to the Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to, or that elects pursuant to the terms of the PSA to, enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the Directing Certificateholder for this securitization has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the master servicer (in the case of non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller makes a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder relating to a related non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating such master servicer’s analysis and recommended course of action with respect to such Repurchase Request. The master servicer will also be required to deliver to the special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Pari Passu Companion Loan, either in such master servicer’s possession or otherwise reasonably available to the such master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file and other material, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to the PSA or the Directing Certificateholder), and, if applicable, after the master servicer sends the Master Servicer Proposed Course of Action Notice (as defined below), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, at the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”. The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website). The Proposed Course of Action Notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices, (c) a statement that the responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for the responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator.

Within 15 business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the responses of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days after the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action indicating a recommendation to undertake mediation or arbitration, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (in either case, other than of the Vertical RR Interest)(each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including nonbinding arbitration) or arbitration. If, however, no

Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was delivered to the Enforcing Servicer and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, none of the depositor, the mortgage loan seller(s) with respect to the subject mortgage loan or any of their respective affiliates (other than the special servicer or a Controlling Class Certificateholder) will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder or to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Election Notice or Final Dispute Resolution Election Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Subject to the other provisions of this section, the Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within 30 days of written notice of the Enforcing Party’s selection of mediation or arbitration, as the case may be. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing and subject to the time periods for such consultation set forth in the PSA), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA as it relates to the servicing of the Non-Serviced Whole Loans will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the WFCM 2018-C43 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the Non-Serviced Special Servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the WFCM 2018-C43 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicers, the special servicers, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of The SoCal Portfolio Mortgage Loan

●	The related Non-Serviced Master Servicer earns a servicing fee with respect to The SoCal Portfolio Mortgage Loan that is to be calculated at 0.00250% per annum.

●	Upon The SoCal Portfolio Whole Loan becoming a specially serviced loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will earn a special servicing fee payable monthly with respect to The SoCal Portfolio Mortgage Loan accruing at a rate equal to 0.25% per annum.

●	The related Non-Serviced Special Servicer will be entitled to a workout fee equal to the lesser of (a) 1.0% of and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each payment of principal and interest (other than default interest) made by the related borrower after any workout of The SoCal Portfolio Mortgage Loan. The workout fee is subject to a minimum fee equal to $25,000.

●	The related Non-Serviced Special Servicer will be entitled to a liquidation fee equal to the lesser of (a) such rate as would result in a liquidation fee of $1,000,000 and (b) 1.0% of net liquidation proceeds received in connection with the liquidation of The SoCal Portfolio Mortgage Loan or the related Mortgaged Property. The liquidation fee is subject to a minimum fee equal to $25,000.

●	The operating advisor under the related Non-Serviced PSA will be entitled to consult with the related Non-Serviced Special Servicer under different circumstances than those under which the operating advisor under the Pooling and Servicing Agreement is entitled to consult with the special servicer under the Pooling and Servicing Agreement. In particular, such operating advisor will be entitled to consult on major decisions and asset status reports only when the principal balance of the senior-most class of control eligible certificates is less than 25% of the initial balance thereof (taking into account cumulative appraisal reduction amounts). In addition, the operating advisor under the related Non-Serviced PSA will be entitled to recommend the termination of the related Non-Serviced Special Servicer only after the principal balance of the senior-most class of control eligible certificates is less than 25% of the initial balance thereof (without regard to the allocation of cumulative appraisal reduction amounts) and the operating advisor has determined that such Non-Serviced Special Servicer is not performing its duties as required under the related Non-Serviced PSA or is otherwise not acting in accordance with the servicing standard.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. Prospective investors are encouraged to review the full provisions of the CGCMT 2018-B2 PSA, which is available by requesting a copy from the underwriters.

Servicing of the Houston Distribution Center Mortgage Loan

●	The related Non-Serviced Master Servicer earns a servicing fee with respect to the Houston Distribution Center Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Houston Distribution Center Whole Loan becoming a specially serviced loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will earn a special servicing fee payable monthly with respect to the Houston Distribution Center Mortgage Loan accruing at a rate equal to 0.25000% per annum.

●	The related Non-Serviced Special Servicer will be entitled to a workout fee equal to 1.00% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Houston Distribution Center Whole Loan. The workout fee is subject to a minimum fee equal to $25,000.

●	The related Non-Serviced Special Servicer will be entitled to a liquidation fee equal to 1.00% of net liquidation proceeds received in connection with the liquidation of the Houston Distribution Center Whole Loan or the related Mortgaged Property. The liquidation fee is subject to a minimum fee equal to $25,000.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. Prospective investors are encouraged to review the full provisions of the UBS 2018-C8 PSA, which is available by requesting a copy from the underwriters.

Servicing of the Apple Campus 3 Mortgage Loan

●	The related Non-Serviced Master Servicer earns a servicing fee with respect to the Apple Campus 3 Mortgage Loan that is to be calculated at 0.0025% per annum.

●	Upon the Apple Campus 3 Whole Loan becoming a specially serviced loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will earn a special servicing fee payable monthly with respect to the Apple Campus 3 Mortgage Loan accruing at a rate equal to the greater of a per annum rate of 0.25% and the per annum rate that would result in a special servicing fee for the related month of (i) $3,500 or (ii) if the related risk retention consultation party is entitled to consult with the Non-Serviced Special Servicer, $5,000.

●	The related Non-Serviced Special Servicer will be entitled to a workout fee equal to 1.00% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Apple Campus 3 Whole Loan. The workout fee is subject to a minimum fee equal to $25,000.

●	The related Non-Serviced Special Servicer will be entitled to a liquidation fee equal to 1.00% of net liquidation proceeds received in connection with the liquidation of the Apple Campus 3 Whole Loan or the related Mortgaged Property. The liquidation fee is subject to a minimum fee equal to $25,000.

●	The operating advisor under the related Non-Serviced PSA will be entitled to consult with the special servicer under the related Non-Serviced PSA under different circumstances than those under which the operating advisor under the Pooling and Servicing Agreement is entitled to consult with the special servicer under the Pooling and Servicing Agreement. In particular, such operating advisor will be entitled to consult on major decisions and asset status reports only when the principal balance of the senior-most class of control eligible certificates is less than 25% of the initial balance thereof (taking into account cumulative appraisal reduction amounts). In addition, the operating advisor under the related Non-Serviced PSA will be entitled to recommend the termination of the special servicer under the related Non-Serviced PSA only (i) after the principal balance of the senior-most class of control eligible certificates is less than 25% of the initial balance thereof (without regard to cumulative appraisal reduction amounts) or (ii) if the majority controlling class certificateholder of the senior-most class of control eligible certificates has irrevocably waived its right, in writing, to exercise any of the rights of the controlling class certificateholder and such rights have not been reinstated to a successor controlling class certificateholder, and, in each case, the operating advisor has determined that such special servicer is not performing its duties as required under the related Non-Serviced PSA or is otherwise not acting in accordance with the servicing standard.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. Prospective investors are encouraged to review the full provisions of the BANK 2018-BNK10 PSA, which is available by requesting a copy from the underwriters.

Servicing of the Servicing Shift Mortgage Loans

Each Servicing Shift Mortgage Loan will be serviced pursuant to the PSA until the related Servicing Shift Date, from and after which such Servicing Shift Mortgage Loan and any related REO Property will be serviced under the pooling and servicing agreement entered into in connection with the securitization of the related Control Note. In particular, with respect to each Servicing Shift Mortgage Loan:

●	Following the related Servicing Shift Date, the Non-Serviced Master Servicer under the related Non-Serviced PSA will be required to remit collections on such Servicing Shift Mortgage Loan to or on behalf of the Trust.

●	Following the related Servicing Shift Date, the applicable master servicer, the applicable special servicer and the trustee under the PSA will have no obligation or authority to make servicing advances with respect to such Servicing Shift Whole Loan.

●	Until the related Servicing Shift Date, the applicable master servicer’s compensation in respect of such Servicing Shift Mortgage Loan will include the related master servicing fee and primary servicing fee accrued and payable with respect to such Servicing Shift Mortgage Loan. From and after the related Servicing Shift Date, the primary servicing fee on such Servicing Shift Mortgage Loan will accrue and be payable to the master servicer under the related Non-Serviced PSA instead.

●	Following the related Servicing Shift Date, the master servicer and/or trustee under the related Non-Serviced PSA will be obligated to make servicing advances with respect to the related Servicing Shift Whole Loan. If such master servicer or the trustee, as applicable, under the such Non-Serviced PSA, determines that a servicing advance it made with respect to such Servicing Shift Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed with interest first from collections on, and proceeds of, the promissory notes comprising the related Servicing Shift Whole Loan, on a pro rata basis (based on each such promissory note’s outstanding principal balance), and then from general collections on all the Mortgage Loans included in the Trust and from general collections of the trust established under the related Non-Serviced PSA and any other securitization trust that includes a related Companion Loan on a pro rata basis (based on the outstanding principal balance of each promissory note representing such Servicing Shift Whole Loan).

●	The master servicer and special servicer under the related Non-Serviced PSA must satisfy customary servicer rating criteria and must be subject to servicer termination events, in each case that are materially similar in all material respects to or materially consistent with those in the PSA.

●	The related Non-Serviced PSA will provide for a liquidation fee, special servicing fee and workout fee with respect to the related Servicing Shift Mortgage Loan that are similar in all material respects to or materially consistent with the corresponding fees payable under the PSA, except that rates at which the special servicing fee, liquidation fee and workout fee accrue or are determined may not be more than 0.25% per annum, 1.00% and 1.00%, respectively (subject to any market minimum special servicing fees and fee offsets).

●	Absent the existence of a control termination event or equivalent event under the related Non-Serviced PSA, it is expected that the directing certificateholder or equivalent party under such agreement will have the right to terminate the related special servicer thereunder, with or without cause, and appoint the successor special servicer.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating

Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the replacement master servicer or replacement special servicer has been appointed and currently serves as the master servicer or special servicer, as applicable, on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns with respect to such replacement as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) DBRS has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by such master servicer or special servicer prior to the time of determination, if DBRS is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a

Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean DBRS, Inc. (“DBRS”), Fitch Ratings, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any Serviced Pari Passu Companion Loan Securities, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

The master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Non-Sponsor Retained Certificates (other than the Class V and Class R certificates) and the deemed payment by such exchanging party of the Termination Purchase Amount for the Mortgage Loans and REO Properties remaining in the issuing entity, of which (a) an amount equal to the product of (i) the Vertical Retained Percentage and (ii) the Termination Purchase Amount will be paid to the holders of the Vertical RR Interest in exchange for the surrender of the Vertical RR Interest, and (b) an amount equal to the product of (i) the Non-Sponsor Retained Percentage and (ii) the Termination Purchase Amount will be deemed paid to the issuing entity and deemed distributed to the holder or holders described in clause (b) below in exchange for the then-outstanding Non-Sponsor Retained Certificates (provided, however, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding Non-Sponsor Retained Certificates (other than the Class V and Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class and (3) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the Termination Purchase Amount, plus (b) the reasonable out-of-pocket expenses of the master servicer and the special servicer related to such purchase, unless the master servicer or the special servicer, as applicable, is the purchaser less (c) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class V and Class R certificates and the Vertical RR Interest), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)       to correct any defect or ambiguity in the PSA;

(b)       to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)       to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the Vertical RR Interest) or holder of a Companion Loan;

(e)       to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)       to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition) as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)       to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the Vertical RR Interest) not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)       to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, (with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder and for so long as no Control Termination Event has occurred and is continuing) the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any related Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus) has been received;

(i)       to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the Vertical RR Interest), as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the

17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)       to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in 17 C.F.R. § 239.45(b)(1)(ii), (iii) or (iv); or

(k) to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as a third-party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third-party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A-” by Fitch and, if rated by DBRS, “A” by DBRS; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s, “A-” by Fitch and “A(low)” by DBRS, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s, “F1” by Fitch and “R-1(low)” by DBRS and (c) the master servicer maintains a rating of at least “A2” by Moody’s, “A+” by Fitch and “A” by DBRS (provided that nothing in this proviso will impose on the master servicer any obligation to maintain such rating or any other rating); provided, further, that if any such institution is not rated by DBRS, it maintains an equivalent (or higher) rating by any two other NRSROs (which may include Moody’s and/or Fitch), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

Texas

Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure. Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas. A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues. The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action. It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness. In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located. Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale. The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin. To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time. If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located. Under Texas law applicable to the subject property, the debtor does not have the right to redeem the property after foreclosure. Any action for deficiency must be brought within two years of the foreclosure sale. If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable non-bankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Foreclosure—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then-current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable non-bankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single-purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single-purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single-purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single-purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single-purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-

containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of the master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Wells Fargo Bank and its affiliates are playing several roles in this transaction. Wells Fargo Bank, a sponsor, an originator, a mortgage loan seller, an anticipated holder of a portion of the Vertical RR Interest and the holder of the Airport Business Center Companion Loans and one of the Apple Campus 3 Companion Loans, is also the master servicer, the certificate administrator and the custodian under this securitization, is expected to be the initial Risk Retention Consultation Party under this securitization and is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank is (i) the trustee, the certificate administrator and the custodian under the UBS 2018-C8 PSA, which governs the servicing and administration of the Houston Distribution Center Whole Loan, and (ii) the master servicer, the certificate administrator and the custodian under the BANK 2018-BNK10 PSA, which governs the servicing and administration of the Apple Campus 3 Whole Loan.

In addition, Wells Fargo Bank is the purchaser under separate repurchase agreements with each of Rialto Mortgage and C-III CM or, in each case, with a wholly-owned subsidiary or other affiliate thereof, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Rialto Mortgage or C-III CM, as applicable, or in any such case by its affiliates.

In the case of the repurchase facility provided by Wells Fargo Bank to Rialto Mortgage, Wells Fargo Bank has agreed to purchase mortgage loans from Rialto Mortgage on a revolving basis. The aggregate Cut-off Date Balance of the Rialto Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to that repurchase facility is projected to equal approximately $74,031,625. Proceeds received by Rialto Mortgage in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank the Rialto Mortgage Loans subject to that repurchase facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

In the case of the repurchase facility provided to C-III CM, for which C-III CM’s wholly-owned special purpose subsidiary is the primary obligor, Wells Fargo Bank has agreed to purchase mortgage loans from such subsidiary on a revolving basis. C-III CM guarantees the performance by its wholly-owned subsidiary of certain obligations under the repurchase facility. The aggregate Cut-off Date Balance of the C-III CM Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to that repurchase facility is projected to equal approximately $79,065,982. Proceeds received by C-III CM in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from Wells Fargo Bank, each of the C-III CM Mortgage Loans subject to such repurchase facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

In addition, Wells Fargo Central Pacific Holdings, Inc., an affiliate of Wells Fargo Bank, Wells Fargo Commercial Mortgage Securities, Inc. and Wells Fargo Securities, LLC, holds a less than 10% indirect equity interest in C-III CM, which is a sponsor and mortgage loan seller.

Additionally, C-III CM or a wholly-owned subsidiary or other affiliate of C-III CM is party to an interest rate hedging arrangement with Wells Fargo Bank with respect to some or all of the Mortgage Loans that C-III CM will transfer to the depositor. This hedging arrangement will terminate in connection with the contribution of those Mortgage Loans to this securitization transaction.

As a result of the matters discussed above, this securitization transaction will reduce the economic exposure of Wells Fargo Bank to the Mortgage Loans that are to be transferred by Rialto Mortgage and C-III CM, respectively, to the depositor.

Wells Fargo Bank is (or, as of the Closing Date, is expected to be) the interim custodian of the loan files for some or all of the Barclays Mortgage Loans, the Rialto Mortgage Loans and the C-III CM Mortgage Loans.

While Wells Fargo Bank may have undertaken some evaluation of the Mortgage Loans originated or acquired by such mortgage loan sellers, any such review was undertaken by it solely for the purpose of determining whether such Mortgage Loans were eligible for financing under the terms of the related warehouse financing and was unrelated to this offering. In addition, we cannot assure you that such review was undertaken and, if undertaken, any such review was limited in scope to that specific purpose. The related mortgage loan sellers are solely responsible for the underwriting of their Mortgage Loans as well as the Mortgage Loan representations and warranties related thereto.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, on the one hand, and Barclays, each a sponsor, an originator and a mortgage loan seller, and certain affiliates of Barclays, on the other hand, Wells Fargo Bank acts, from time to time, as primary servicer with respect to certain mortgage loans owned by Barclays and/or such affiliates of Barclays, including, prior to their inclusion in the issuing entity, some or all of the Barclays Mortgage Loans.

Pursuant to a certain interim servicing agreement between Wells Fargo Bank and Benefit Street Partners CRE Finance LLC, an affiliate of BSPRT, a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank acts from time to time as primary servicer with respect to certain mortgage loans owned by such affiliate, including, prior to their inclusion in the issuing entity, some or all of the BSPRT Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and Rialto Mortgage, each a sponsor, an originator and a mortgage loan seller, or certain affiliates of Rialto Mortgage, Wells Fargo Bank acts, from time to time, as primary servicer with respect to certain mortgage loans owned by Rialto Mortgage or such affiliates of Rialto Mortgage (subject, in some cases, to the repurchase facility described above), including, prior to their inclusion in the issuing entity, some or all of the Rialto Mortgage Loans.

Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, which may include, prior to their inclusion in the issuing entity, some or all of the Wells Fargo Bank Mortgage Loans.

Wells Fargo Bank is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

Midland Loan Services, a Division of PNC Bank, National Association, which is expected to act as the special servicer, is also expected to act as (i) the master servicer under the CGCMT 2018-B2 PSA, which is expected to govern the servicing and administration of The SoCal Portfolio Whole Loan, and (ii) the master servicer and the special servicer under the UBS 2018-C8 PSA, which governs the servicing and administration of the Houston Distribution Center Whole Loan.

Midland Loan Services, a Division of PNC Bank, National Association is the master servicer and special servicer under the UBS 2018-C8 PSA, which governs the servicing of the Houston Distribution Center Whole Loan. Midland Loan Services, a Division of PNC Bank, National Association is also anticipated to be appointed master servicer under the CGCMT 2018-B2 PSA, which is expected to govern the servicing of The SoCal Portfolio Whole Loan.

Midland assisted KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or one of its affiliates with due diligence relating to the Mortgage Loans.

Barclays, a sponsor, an originator, an anticipated holder of a portion of the Vertical RR Interest and a mortgage loan seller is the current holder of one of the Moffett Towers II – Building 2 Companion Loans, one of The SoCal Portfolio Companion Loans and the Houston Distribution Center Companion Loan, an affiliate of Barclays Capital Inc., one of the underwriters, and an initial holder of the Vertical RR Interest.

In the case of certain Mortgage Loans, a mezzanine loan secured by equity interests in the related borrower may be held by the related mortgage loan seller or one of its affiliates.

Wilmington Trust, National Association, the trustee, is also the trustee under (i) the CGCMT 2018-B2 PSA, which is expected to govern the servicing of The SoCal Portfolio Whole Loan and (ii) the BANK 2018-BNK10 PSA, which governs the servicing of the Apple Campus 3 Whole Loan.

Park Bridge Lender Services, the operating advisor and asset representations reviewer, is (i) expected to be the operating advisor and asset representations reviewer under the CGCMT 2018-B2 PSA, which is expected to govern the servicing of The SoCal Portfolio Whole Loan, and (ii) the operating advisor and asset representations reviewer under the UBS 2018-C8 PSA, which governs the servicing of the Houston Distribution Center Whole Loan.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a mezzanine loan, if any. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans allocated to the Non-Sponsor Retained Certificates to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. Moreover, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans allocated to the Non-Sponsor Retained Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans allocated to the Non-Sponsor Retained Certificates than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans allocated to the Non-Sponsor Retained Certificates could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Non-Sponsor Retained Certificates, on the one hand, and the Vertical RR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$493,830,000	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	$135,803,000	Class A-S, Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans allocated to the Non-Sponsor Retained Certificates and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$493,830,000	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	$135,803,000	Class A-S, Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments,

Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—Vertical RR Interest—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPP model. As used in each of the following tables, the column headed “0% CPP” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPP”, “50% CPP”, “75% CPP” and “100% CPP” assume that prepayments on the Mortgage Loans are made at those levels of CPP. We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPP, and we make no representation that the Mortgage Loans will prepay at the levels of CPP shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of Offered Certificates that are Principal Balance Certificates that would be outstanding after each of the dates shown at various CPPs and the corresponding weighted average life of each such class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 to this prospectus and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

●	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1;

●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by the master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

●	each ARD Loan in the trust fund is paid in full on its Anticipated Repayment Date;

●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

●	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

●	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPPs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in April 2018; and

●	the Offered Certificates are settled with investors on March 27, 2018.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPP percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPPs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
March 2019	88%	88%	88%	88%	88%
March 2020	72%	72%	72%	72%	72%
March 2021	48%	48%	48%	48%	48%
March 2022	21%	21%	21%	21%	21%
March 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.78	2.78	2.78	2.78	2.78

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
March 2019	100%	100%	100%	100%	100%
March 2020	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.86	4.85	4.84	4.83	4.67

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
March 2019	100%	100%	100%	100%	100%
March 2020	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	98%	98%	98%	98%	98%
March 2024	77%	77%	77%	77%	77%
March 2025	55%	55%	55%	55%	55%
March 2026	32%	32%	32%	32%	32%
March 2027	8%	8%	8%	8%	8%
March 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.21	7.21	7.21	7.21	7.21

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
March 2019	100%	100%	100%	100%	100%
March 2020	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.75	9.71	9.66	9.59	9.36

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
March 2019	100%	100%	100%	100%	100%
March 2020	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.88	9.87	9.85	9.83	9.60

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
March 2019	100%	100%	100%	100%	100%
March 2020	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.92	9.90	9.88	9.88	9.64

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
March 2019	100%	100%	100%	100%	100%
March 2020	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.97	9.97	9.97	9.91	9.72

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
March 2019	100%	100%	100%	100%	100%
March 2020	100%	100%	100%	100%	100%
March 2021	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.97	9.97	9.97	9.97	9.72

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPPs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from March 1, 2018 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPPs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPP model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial National Amount of Class X-A certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial National Amount of Class X-B certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “Income Tax Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates and the Vertical RR Interest (in the case of the Vertical RR Interest, excluding the right to receive Excess Interest) (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and the Intercreditor Agreements, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Sidley Austin llp, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, the portions of the issuing entity consisting of the entitlements to Excess Interest and collections thereof in the Excess Interest Distribution Account, will be (i) classified as a trust under Section 301.7701-4(c) of the Income Tax Regulations and (ii) the Vertical RR Interest and the Class V Certificates will represent undivided beneficial interests in the Excess Interest under Section 671 of the Code.

Changes in U.S. Federal Tax Laws

Certain provisions of recently enacted legislation known as the Tax Cuts and Jobs Act (the “Tax Cuts and Jobs Act”) may affect the U.S. federal income tax treatment of the Certificates. Under the Tax Cuts and Jobs Act, investors that use the accrual method of accounting and prepare “applicable financial statements” will have to recognize income from their Certificates no later than the taxable year in which such income is taken into account as revenue in their “applicable financial statements.” This may require investors to report income earlier than it would otherwise be recognized under other tax rules, including the rules described below in “Taxation of Regular Interests.” It is unclear how this and other provisions of the Tax Cuts and Jobs Act will ultimately affect investors in the Certificates.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The Income Tax Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, six (6) of the Mortgaged Properties securing four (4) Mortgage Loans representing approximately 4.7% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests (whether held directly or indirectly) represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the Vertical RR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the Vertical RR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class [__] certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or anticipated repayment date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided that it is assumed that any ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class [__] certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over

(ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class [__] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. A Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of a portion of any class of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of an Vertical RR Interest, the related Certificateholder must separately account for the sale or exchange of the related “regular interest” in the Upper Tier REMIC.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The Income Tax Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“partnership representatives” or “TMPs”). These new audit rules are effective for taxable years beginning with 2018 and apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, are binding on residual interest holders more so than a partnership representative’s actions under the prior rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator has the authority to utilize, and is directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury Regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “U.S. Person” is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the sale, exchange, redemption, receipt of principal on or other disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 24% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1	Class A-2	Class A-SB	Class A-3
Wells Fargo Securities, LLC	$	$	$	$
Barclays Capital Inc.	$	$	$	$
Academy Securities, Inc.	$	$	$	$
Total	$	$	$	$

Underwriter	Class A-4	Class X-A	Class X-B	Class A-S
Wells Fargo Securities, LLC	$	$	$	$
Barclays Capital Inc.	$	$	$	$
Academy Securities, Inc.	$	$	$	$
Total	$	$	$	$

Underwriter	Class B	Class C
Wells Fargo Securities, LLC	$	$
Barclays Capital Inc.	$	$
Academy Securities, Inc.	$	$
Total	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from March 1, 2018, before deducting expenses payable by the depositor (estimated at $[__], excluding underwriting discounts and commissions). The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act as in effect on the date of this prospectus, trades in the secondary market generally are required to settle in three (3) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of Wells Fargo Bank, which is a sponsor, a mortgage loan seller, an anticipated holder of the Vertical RR Interest and the holder of the Airport Business Center Companion Loans and one of the Apple Campus 3 Companion Loans, the master servicer, the certificate administrator, the custodian, the certificate registrar and is expected to be the Risk Retention Consultation Party under this securitization. Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays, which is a sponsor and mortgage loan seller, the current holder of a Moffett Towers II – Building 2 Companion Loan and a The SoCal Portfolio Companion Loan, and an initial holder of the Vertical RR Interest.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Wells Fargo Securities, LLC, which is one of the underwriters, a co-lead manager and joint bookrunner for this offering, and affiliates of Barclays Capital Inc., which is one of the underwriters, a co-lead manager and joint bookrunner. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Wells Fargo Securities, LLC, of the purchase price for the Offered Certificates and the following payments:

(1)       the payment by the depositor to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Wells Fargo Bank;

(2)       the payment by the depositor to Barclays, an affiliate of Barclays Capital Inc., in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Barclays; and

(3)       the payment by each of Rialto Mortgage and C-III CM or, in each case, an affiliate thereof, to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in Wells Fargo Bank’s capacity as the purchaser under a repurchase agreement with the subject mortgage loan seller or an affiliate thereof, of the repurchase price for the Mortgage Loans to be repurchased by the subject mortgage loan seller, or an affiliate thereof, under that facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to the subject mortgage loan seller in connection with the sale of those Mortgage Loans to the depositor by the subject mortgage loan seller.

As a result of the circumstances described above in this paragraph and the prior paragraph, each of Wells Fargo Securities, LLC and Barclays Capital Inc. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of the New York Stock Exchange, the Financial Industry Regulatory Authority (“FINRA”), the National Futures Association (“NFA”) and the Securities Investor Protection Corporation (“SIPC”), Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, N.A. Wells Fargo Securities, LLC and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

Incorporation of Certain Information by Reference

The disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the Issuing Entity (file number 333-206677-23)—in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§ 601(b)(102) and 601(b)(103))—are hereby incorporated by reference into this prospectus.

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 301 South College Street, Charlotte, North Carolina 28288-0166, or by telephone at (704) 374-6161.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206677) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Wells Fargo Securities, LLC an individual prohibited transaction exemption, PTE 96-22, 61 Fed. Reg. 14,828 (April 3, 1996), as amended by PTE 97-34, 62 Fed. Reg. 39,021 (July 21, 1997), PTE 2000-58, 65 Fed. Reg. 67,765 (November 13, 2000), PTE 2002-41, 67 Fed. Reg. 54,487 (August 22, 2002), PTE 2007-05, 72 Fed. Reg. 13,130 (March 20, 2007) and PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Wells Fargo Securities, LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each beneficial owner of an Offered Certificate or any interest therein that is a Plan, including any fiduciary purchasing Offered Certificates on behalf of a Plan (“Plan Fiduciary”), will be deemed to have represented by its acquisition of such Offered Certificates that:

(1)       none of the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, the certificate administrator, the operating advisor or the asset representations reviewer, or any of their respective affiliated entities (the “Transaction Parties”), has provided or will provide advice with respect to the acquisition of Offered Certificates by the Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a State or Federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Securities Exchange Act of 1934, as amended; or (e) has, and at all times that the Plan is invested in the Offered Certificates will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the Plan investing in the Offered Certificates in such capacity);

(2)       the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the Plan of Offered Certificates;

(3)       the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition of the Offered Certificates;

(4)       none of the Transaction Parties has exercised any authority to cause the Plan to invest in the Offered Certificates or to negotiate the terms of the Plan’s investment in the Offered Certificates or receives a fee or other compensation from the Plan or Plan Fiduciary for the provision of investment advice in connection with the acquisition by the Plan of the Offered Certificates; and

(5)       the Plan Fiduciary has been informed: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the Plan’s acquisition of the Offered Certificates; and (b) of the existence and nature of the Transaction Parties financial interests in the Plan’s acquisition of the Offered Certificates as described in this prospectus.

The above representations in this paragraph are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any Offered Certificates by any Plan.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Sidley Austin llp, New York, New York, and certain other legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B, Class B and Class C certificates) receive investment grade credit ratings from the three (3) Rating Agencies engaged by the depositor to rate the Offered Certificates, and it is a condition to their issuance that the Class X-B, Class B and Class C certificates receive investment grade credit ratings from two (2) of the Rating Agencies engaged by the depositor to rate such Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that is not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in March 2051. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the classes of Offered Certificates. If the depositor had selected that NRSRO to rate those other classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Defined Terms

1

17g-5 Information Provider	354
1986 Act	534
1996 Act	511

2

2015 Budget Act	542

3

30/360 Basis	393

4

401(c) Regulations	554

A

AB Modified Loan	407
Accelerated Mezzanine Loan Lender	346
Acceptable Insurance Default	411
Acting General Counsel’s Letter	149
Actual/360 Basis	209
Actual/360 Loans	381
ADA	514
Additional Amenities Rent Amount	159
Additional Exclusions	410
Additional Parking Abatement Amount	159
ADEM	189
Administrative Cost Rate	328
ADR	156
Advances	376
Advisers Act	553
Affected Investor	128
Affiliate Registration Statement	1
Affirmative Asset Review Vote	453
Aggregate Available Funds	321
Aggregate Excess Prepayment Interest Shortfall	340
Aggregate Gain-on-Sale Entitlement Amount	322
Aggregate Principal Distribution Amount	329
Airport Business Center PSA	230
Allocated Appraisal Reduction Amount	406
Allocated Cumulative Appraisal Reduction Amount	406
Annual Debt Service	156
Anticipated Repayment Date	210
Appraisal Institute	252
Appraisal Reduction Amount	402
Appraisal Reduction Event	401
Appraised Value	156
Appraised-Out Class	408
ARD	223
ARD Loan	210
ASR Consultation Process	427
Assessment of Compliance	489
Asset Representations Reviewer Asset Review Fee	400
Asset Representations Reviewer Fee	400
Asset Representations Reviewer Fee Rate	400
Asset Representations Reviewer Termination Event	458
Asset Representations Reviewer Upfront Fee	400
Asset Review	455
Asset Review Notice	454
Asset Review Quorum	454
Asset Review Report	456
Asset Review Report Summary	456
Asset Review Standard	455
Asset Review Trigger	452
Asset Review Vote Election	453
Asset Status Report	423
Assumed Certificate Coupon	310
Assumed Final Distribution Date	338
Assumed Scheduled Payment	331
Attestation Report	490
Available Funds	322

B

Balloon or ARD LTV Ratio	161
Balloon or ARD Payment	162
BANK 2018-BNK10 PSA	230
Banking Act	149
Bankruptcy Code	504
Barclays	241
Barclays Data Tape	243
Barclays Mortgage Loans	243
Barclays Review Team	243
Barclays’ Qualification Criteria	244
Base Interest Fraction	336
BEA	189
Borrower Party	346
Borrower Party Affiliate	346
Breach Notice	365
BRRD	129, 150
BSPRT	260
BSPRT Data Tape	262

BSPRT Mortgage Loans	260
BSPRT Review Team	261

C

C(WUMP)O	21
Cash Flow Analysis	157
CERCLA	511
Certificate Administrator/Trustee Fee	399
Certificate Administrator/Trustee Fee Rate	399
Certificate Balance	319
Certificate Owners	357
Certificateholder	347
Certificateholder Quorum	462
Certificateholder Repurchase Request	474
Certifying Certificateholder	359
CGCMT 2018-B2 PSA	230
C-III Capital Group	269
C-III CM	269
C-III CM Mortgage Loans	269
C-III MF	270
C-III Parent	269
Class A Certificates	319
Class A-SB Planned Principal Balance	331
Class X Certificates	319
Clearstream	355
Clearstream Participants	358
Closing Date	155, 241
CMBS	61
CMBS B-Piece Securities	305
Code	531
Collateral Deficiency Amount	407
Collection Account	380
Collection Period	323
Communication Request	360
Companion Distribution Account	380
Companion Holder	230
Companion Holders	230
Companion Loan Rating Agency	230
Companion Loans	153
Compensating Interest Payment	339
Constant Prepayment Rate	523
Constraining Level	309
Consultation Termination Event	440
Control Eligible Certificates	434
Control Note	230
Control Termination Event	440
Controlling Class	434
Controlling Class Certificateholder	434
Controlling Holder	230
Corrected Loan	423
CPP	523
CPR	523
CPY	523
CRE Loans	257
CREC	187
Credit Risk Retention Rules	302
CREFC®	343
CREFC® Intellectual Property Royalty License Fee	401
CREFC® Intellectual Property Royalty License Fee Rate	401
CREFC® Reports	343
Cross-Over Date	326
CTDEEP	188
Cumulative Appraisal Reduction Amount	406
Cure/Contest Period	456
Custodian	291
Cut-off Date	153
Cut-off Date Balance	158
Cut-off Date Loan-to-Value Ratio	160
Cut-off Date LTV Ratio	160

D

D or @%(#)	164
D or GRTR of @% or YM(#)	164
D or YM(#)	164
D(#)	163
DBRS	488
Debt Service Coverage Ratio	160
Defaulted Loan	430
Defeasance Deposit	214
Defeasance Loans	214
Defeasance Lock-Out Period	214
Defeasance Option	214
Definitive Certificate	355
Delinquent Loan	453
Depositories	356
Determination Date	320
Diligence File	362
Directing Certificateholder	433
Directing Certificateholder Asset Status Report Approval Process	426
Disclosable Special Servicer Fees	398
Discount Rate	337
Discount Yield	309
Dispute Resolution Consultation	477
Dispute Resolution Cut-off Date	476
Distribution Accounts	380
Distribution Date	320
Distribution Date Statement	343
Dodd-Frank Act	129
DOL	550
DSCR	160
DTC	355

DTC Participants	356
DTC Rules	357
Due Date	209, 323

E

EDGAR	549
EEA	18
Effective Gross Income	157
EIL	188
Eligible Asset Representations Reviewer	457
Eligible Operating Advisor	447
Enforcing Party	474
Enforcing Servicer	474
ESA	185
Escrow/Reserve Mitigating Circumstances	247
EU Risk Retention and Due Diligence Requirements	128
EU Risk Retention Rules	129
Euroclear	355
Euroclear Operator	358
Euroclear Participants	358
EWMA	188
Exception Schedules	317
Excess Interest	320
Excess Interest Distribution Account	381
Excess Modification Fee Amount	394
Excess Modification Fees	392
Excess Prepayment Interest Shortfall	340
Excluded Controlling Class Holder	345
Excluded Controlling Class Loan	346
Excluded Information	346
Excluded Loan	347
Excluded Plan	552
Excluded Special Servicer	462
Excluded Special Servicer Loan	462
Exemption	551
Exemption Rating Agency	551

F

FATCA	544
FDIA	147
FDIC	148
FIEL	22
Final Asset Status Report	426
Final Dispute Resolution Election Notice	477
Financial Promotion Order	19
FINRA	548
FIRREA	151
Fitch	295, 488
FPO Persons	19
FSMA	19

G

Gain-on-Sale Remittance Amount	323
Gain-on-Sale Reserve Account	381
Garn Act	512
GCCC	188
GCCC Cap	188
GLA	161
Government Securities	211
Grantor Trust	320
GRTR of @% or YM(#)	164

H

High Net Worth Companies, Unincorporated Associations, Etc.	19
horizontal risk retention certificates	55
Horizontal Risk Retention Certificates	302
Horizontal Risk Retention Percentage	302

I

Impermissible Risk Retention Affiliate	470
Impermissible TPP Affiliate	470
Income Tax Regulations	531
Indirect Participants	356
Initial Delivery Date	423
Initial Pool Balance	153
Initial Rate	210
Initial Requesting Certificateholder	474
In-Place Cash Management	161
Insolvency Act	149
Insurance and Condemnation Proceeds	380
Insurance Mediation Directive	18
Intercreditor Agreement	230
Interest Accrual Amount	329
Interest Accrual Period	329
Interest Distribution Amount	329
Interest Reserve Account	381
Interest Shortfall	329
Interested Person	432
Interest-Only Certificates	307
Interest-Only Expected Price	313
Interpolated Yield	308, 312
Investor Certification	347
IORPS	128

K

KBRA	457
KKR	305
KKR Opportunity Partners	305

L

L(#)	163
LEP	188
Liquidation Fee	395
Liquidation Fee Rate	395
Liquidation Proceeds	380
Loan Per Unit	161
Loan Specific Directing Certificateholder	434
Lock-out Period	211
Loss of Value Payment	367
Lower-Tier Regular Interests	531
Lower-Tier REMIC	320, 531
LTV Ratio	158
LTV Ratio at Maturity or Anticipated Repayment Date	161
LTV Ratio at Maturity or ARD	161

M

MAI	368
Major Decision	435
Major Decision Reporting Package	435
MAS	21
Master Servicer Decision	413
Master Servicer Proposed Course of Action Notice	475
Material Defect	365
Maturity Date Balloon or ARD Payment	162
MDEQ	189
Midland	297
MiFID II	18
MLPA	360
Modification Fees	392
Moody’s	295, 488
Morningstar	295
Mortgage	154
Mortgage File	360
Mortgage Loans	153
Mortgage Note	154
Mortgage Pool	153
Mortgage Rate	329
Mortgaged Property	154
Mortgaged Property Release Amount	202
Mortgaged Property Repurchase Price	202

N

Net Mortgage Rate	328
Net Operating Income	162
NFA	548
NI 33-105	23
NOI Date	162
Non-Control Note	230
Non-Controlling Holder	230
Nonrecoverable Advance	377
Non-Serviced Certificate Administrator	230
non-serviced companion loan	50
Non-Serviced Companion Loan	231
non-serviced companion loans	50
Non-Serviced Directing Certificateholder	231
Non-Serviced Master Servicer	231
non-serviced mortgage loan	50
Non-Serviced Mortgage Loan	231
Non-Serviced Pari Passu Whole Loan	231
Non-Serviced PSA	231
Non-Serviced Special Servicer	231
Non-Serviced Trustee	231
non-serviced whole loan	50
Non-Serviced Whole Loan	232
non-sponsor retained certificates	40
Non-Sponsor Retained Certificates	319
Non-Sponsor Retained Percentage	304
Non-U.S. Person	544
Notional Amount	320
NRA	162
NRSRO	345
NRSRO Certification	348

O

O(#)	163
OCC	249
Occupancy As Of Date	163
Occupancy Rate	162
OCHCA	187
Offered Certificates	319
OID Regulations	535
OLA	149
Operating Advisor Annual Report	445
Operating Advisor Consultation Event	316
Operating Advisor Consulting Fee	399
Operating Advisor Expenses	400
Operating Advisor Fee	399
Operating Advisor Fee Rate	399
Operating Advisor Standard	444
Operating Advisor Termination Event	449
Other Master Servicer	232
Other PSA	232

P

P&I Advance	375
P&I Advance Date	375

PACE	229
Pads	169
Par Purchase Price	430
Pari Passu Companion Loans	153
Pari Passu Mortgage Loan	232
Park Bridge Financial	301
Park Bridge Lender Services	300
Participants	355
Parties in Interest	550
partnership representatives	542
Pass-Through Rate	327
Patriot Act	515
PCIS Persons	19
percentage allocation entitlement	40
Percentage Interest	321
Periodic Payments	321
Permitted Investments	321, 382
Permitted Special Servicer/Affiliate Fees	399
PIPs	190
PL	253
Plan Fiduciary	553
Plans	550
PML	253, 275
PRC	20
Pre-2019 Securitizations	128
Preliminary Dispute Resolution Election Notice	476
Prepayment Assumption	536
Prepayment Interest Excess	338
Prepayment Interest Shortfall	338
Prepayment Premium	337
Prepayment Provisions	163
PRIIPS Regulation	18
Prime Rate	379
Principal Balance Certificates	319
Principal Distribution Amount	330
Principal Shortfall	331
Privileged Information	448
Privileged Information Exception	448
Privileged Person	345
Professional Investors	21
Prohibited Prepayment	339
Promotion of Collective Investment Schemes Exemptions Order	19
Proposed Course of Action	476
Proposed Course of Action Notice	475
Prospectus	21
Prospectus Directive	18
PSA	318
PSA Party Repurchase Request	475
PTCE	554
Purchase Price	367
Q

Qualification Criteria	257, 263, 287
Qualified Investor	18
Qualified Replacement Special Servicer	463
Qualified Substitute Mortgage Loan	368
Qualifying CRE Loan Percentage	303

R

RAC No-Response Scenario	487
Rated Final Distribution Date	338
Rating Agencies	488
Rating Agency Confirmation	488
REA	73
Realized Loss	341
REC	186
Record Date	321
Registration Statement	549
Regular Certificates	319
Regular Interestholder	534
Regular Interests	531
Regulation AB	490
Regulatory Requirements	188
Reimbursement Rate	379
Related Proceeds	378
Release Date	214
Relevant Institutions	150
Relevant Member State	18
Relevant Persons	19
Relief Act	514
Remaining Term to Maturity or ARD	164
REMIC	531
REO Account	382
REO Loan	332
REO Property	423
Repurchase Request	475
Requesting Certificateholder	477
Requesting Holders	408
Requesting Investor	360
Requesting Party	487
Required Credit Risk Retention Percentage	303
Required Parking Spaces Satisfaction	159
Requirements	514
Residual Certificates	319
Resolution Authorities	150
Resolution Authority	129
Resolution Failure	475
Resolved	475
Restricted Group	551
Restricted Party	448
Retaining Parties	302

Retaining Sponsor	302
Review Materials	454
Revised Rate	210
RevPAR	164
Rialto Mortgage	280
Rialto Mortgage Data Tape	286
Rialto Mortgage Loans	281
Rialto Mortgage Review Team	286
Risk Retention Affiliate	447
Risk Retention Affiliated	447
Risk Retention Consultation Party	346
ROFO	201
Rooms	169
Rule 15Ga-1 Reporting Period	257
Rule 17g-5	348
RWQCB	186

S

S&P	295
Scheduled Certificate Interest Payments	311
Scheduled Certificate Principal Payments	307
Scheduled Principal Distribution Amount	330
Securities Act	489
Securitization Accounts	318, 382
Securitization Regulation	128
SEL	253, 266
Senior Certificates	319
serviced companion loan	49
Serviced Companion Loan	232
serviced companion loans	50
serviced mortgage loan	50
Serviced Mortgage Loan	232
Serviced Pari Passu Companion Loan	232
Serviced Pari Passu Companion Loan Securities	467
Serviced Pari Passu Mortgage Loan	232
Serviced Pari Passu Whole Loan	232
serviced whole loan	49, 50
Serviced Whole Loan	232
Servicer Termination Event	465
Servicing Advances	376
Servicing Fee	391
Servicing Fee Rate	391
servicing shift date	49
Servicing Shift Date	232
servicing shift master servicer	49
servicing shift mortgage loan	49
Servicing Shift Mortgage Loan	232
servicing shift pooling and servicing agreement	49
Servicing Shift PSA	232
servicing shift special servicer	49
servicing shift whole loan	49
Servicing Shift Whole Loan	232
Servicing Standard	373
SF	164
SFA	21
SFBRWQCB	186
SFO	20
Similar Law	550
SIPC	548
SMMEA	555
Special Servicing Fee	394
Special Servicing Fee Rate	394
Specially Serviced Loans	420
Sq. Ft.	164
Square Feet	164
SRB	151
SRMP	186
SRWQCB	186
SSDS	187
SSM	151
Startup Day	532
Stated Principal Balance	331
Structured Product	20
Structuring Assumptions	523
Subordinate Certificates	319
Subsequent Asset Status Report	424
Sub-Servicing Agreement	374
Swap-Priced Expected Price	311
Swap-Priced Principal Balance Certificates	307

T

T-12	164
Target Price	310
Tax Cuts and Jobs Act	532
Term to Maturity	164
Termination Purchase Amount	491
Terms and Conditions	358
Tests	455
Third Party Purchaser	302
Title V	513
TMPs	542
Total Operating Expenses	157
Transaction Parties	553
TRIPRA	93
Trust	288
Trust REMICs	531
TTM	164

U

U.S. Person	543
U/W DSCR	160
U/W Expenses	164
U/W NCF	165
U/W NCF Debt Yield	167
U/W NCF DSCR	160
U/W Net Cash Flow	165
U/W Net Operating Income	168
U/W NOI	168
U/W NOI Debt Yield	168
U/W NOI DSCR	168
U/W Revenues	169
UBS 2018-C8 PSA	233
UCC	296, 499
UCITS	128
UK Bank	149
Underwriter Entities	116
Underwriting Agreement	546
Underwritten Debt Service Coverage Ratio	160
Underwritten Expenses	164
Underwritten NCF	165
Underwritten NCF Debt Yield	167
Underwritten Net Cash Flow	165
Underwritten Net Cash Flow Debt Service Coverage Ratio	160
Underwritten Net Operating Income	168
Underwritten Net Operating Income Debt Service Coverage Ratio	168
Underwritten NOI	168
Underwritten NOI Debt Yield	168
Underwritten Revenues	169
Units	169
Unscheduled Principal Distribution Amount	330
Unsolicited Information	455
Upper-Tier REMIC	320, 531

V

Vertical Retained Certificate Available Funds	303
Vertical Retained Certificate Gain-on-Sale Remittance Amount	303
Vertical Retained Certificate Gain-on-Sale Reserve Account	381
Vertical Retained Certificate Interest Distribution Amount	304
Vertical Retained Certificate Principal Distribution Amount	304
Vertical Retained Certificate Realized Loss	305
Vertical Retained Percentage	302
Vertical Retaining Parties	302
Vertical Risk Retention Allocation Percentage	305
Vertical RR Interest	319
VOCs	188
Volcker Rule	130
Voting Rights	355

W

WAC Rate	328
Wachovia Bank	249
Weighted Average Mortgage Rate	169
weighted averages	169
Wells Fargo Bank	249
Wells Fargo Bank Data Tape	256
Wells Fargo Bank Deal Team	255
Wells Fargo Bank Mortgage Loans	252
Whole Loan	153
Withheld Amounts	381
Workout Fee	394
Workout Fee Rate	394
Workout-Delayed Reimbursement Amount	379
WTNA	289

Y

Yield Maintenance Charge	337
Yield-Priced Expected Price	314
Yield-Priced Principal Balance Certificates	307
YM(#)	163

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller(1)	Cross Collateralized and Cross Defaulted Loan Flag	Address	City	State	Zip Code	General Property Type	Specific Property Type	Year Built	Year Renovated	Number of Units(2)
1	Moffett Towers II - Building 2	Barclays Bank PLC		905 11th Avenue	Sunnyvale	CA	94089	Office	Suburban	2017		362,563
2	Airport Business Center	WFB		17751-18103 Sky Park Circle and 17775-17801 Main Street	Irvine	CA	92614	Industrial	Flex	1969	2005	1,170,571
3	The SoCal Portfolio	Barclays Bank PLC		Various	Various	CA	Various	Various	Various	Various	Various	2,194,425
3.01	Aliso Viejo Commerce Center	Barclays Bank PLC		27782-27832 Aliso Creek Road	Aliso Viejo	CA	92656	Retail	Unanchored	1989		65,107
3.02	Transpark Commerce	Barclays Bank PLC		2910-2990 Inland Empire Boulevard	Ontario	CA	91764	Office	Suburban	1984		204,099
3.03	Wimbledon	Barclays Bank PLC		12276-12550 Hesperia Road	Victorville	CA	92395	Mixed Use	Office/Retail	1987		123,948
3.04	Palmdale Place	Barclays Bank PLC		2211-2361 & 2301 East Palmdale Boulevard	Palmdale	CA	93550	Mixed Use	Retail/Education	1985		129,294
3.05	Sierra Gateway	Barclays Bank PLC		39959 & 40015 Sierra Highway	Palmdale	CA	93550	Office	Suburban	1991		133,851
3.06	Fresno Industrial Center	Barclays Bank PLC		720 East North Avenue & 2904-2998 South Angus Avenue	Fresno	CA	93725	Industrial	Warehouse Distribution	1989		265,898
3.07	Upland Freeway	Barclays Bank PLC		1348-1438 West 7th Street	Upland	CA	91786	Retail	Unanchored	1987		116,061
3.08	Commerce Corporate Center	Barclays Bank PLC		5800 South Eastern Avenue	Commerce	CA	90040	Office	Suburban	1974	2017	68,513
3.09	Moreno Valley	Barclays Bank PLC		23880-23962 Alessandro Boulevard	Moreno Valley	CA	92553	Mixed Use	Office/Retail	1986		111,060
3.10	Airport One Office Park	Barclays Bank PLC		4403 East Donald Douglas Drive	Long Beach	CA	90808	Office	Suburban	1988	2006	88,284
3.11	Colton Courtyard	Barclays Bank PLC		1200-1230, 1260-1300 and 1320-1350 East Washington Street	Colton	CA	92324	Retail	Anchored	1989		122,082
3.12	The Abbey Center	Barclays Bank PLC		340, 400 & 490 Farrell Drive	Palm Springs	CA	92262	Office	Suburban	1982		67,335
3.13	Upland Commerce Center	Barclays Bank PLC		1379 and 1383-1399 East Foothill Boulevard	Upland	CA	91786	Retail	Anchored	1986	2006	47,677
3.14	Diamond Bar	Barclays Bank PLC		23525-23555 Palomino Drive	Diamond Bar	CA	91765	Retail	Unanchored	1980		20,528
3.15	Atlantic Plaza	Barclays Bank PLC		5166-5190 Atlantic Avenue	Long Beach	CA	90805	Retail	Unanchored	1968	2017	32,728
3.16	Ming Office Park	Barclays Bank PLC		5500 Ming Avenue	Bakersfield	CA	93309	Office	Suburban	1981	2015	117,924
3.17	10th Street Commerce Center	Barclays Bank PLC		44204-44276 10th Street West	Lancaster	CA	93534	Retail	Anchored	1980		96,589
3.18	Cityview Plaza	Barclays Bank PLC		12361-12465 Lewis Street	Garden Grove	CA	92840	Office	Suburban	1984		148,271
3.19	Garden Grove Town Center	Barclays Bank PLC		9918 West Katella Avenue and 11021 Brookhurst Street	Garden Grove	CA	92840	Retail	Shadow Anchored	1987		12,610
3.20	30th Street Commerce Center	Barclays Bank PLC		3005 East Palmdale Boulevard	Palmdale	CA	93550	Retail	Unanchored	1987		33,020
3.21	Mt. Vernon Commerce Center	Barclays Bank PLC		851 South Mount Vernon Avenue	Colton	CA	92324	Industrial	Flex	1989		29,600
3.22	Anaheim Stadium Industrial	Barclays Bank PLC		2419 & 2423 East Winston Road and 1321 & 1341 Sunkist Street	Anaheim	CA	92806	Industrial	Flex	1981		89,931
3.23	25th Street Commerce Center	Barclays Bank PLC		2501-2505 East Palmdale Boulevard	Palmdale	CA	93550	Retail	Unanchored	1989		17,488
3.24	Fresno Airport	Barclays Bank PLC		1901-1991 North Gateway Boulevard	Fresno	CA	93727	Office	Suburban	1980		52,527
4	Southpoint Office Center	Barclays Bank PLC		1600, 1650 and 1700 West 82nd Street	Bloomington	MN	55420	Office	Suburban	1984	2016	366,808
5	ExchangeRight Net Leased Portfolio #19	Barclays Bank PLC		Various	Various	Various	Various	Various	Various	Various	Various	257,355
5.01	Hobby Lobby - Warner Robins (Watson), GA	Barclays Bank PLC		2987 Watson Boulevard	Warner Robins	GA	31093	Retail	Single Tenant	2005		55,000
5.02	Fresenius Medical Care - Chicago (Bishop), IL	Barclays Bank PLC		4616 South Bishop Street	Chicago	IL	60609	Office	Medical	2016		10,277
5.03	Walgreens - Franklin (Center), TN	Barclays Bank PLC		1008 Center Point Place	Franklin	TN	37064	Retail	Single Tenant	2003		13,650
5.04	Walgreens - Gainesville (13th), FL	Barclays Bank PLC		1615 Northwest 13th Street	Gainesville	FL	32609	Retail	Single Tenant	1997		13,905
5.05	Walgreens - Houston (Wallisville), TX	Barclays Bank PLC		15111 Wallisville Road	Houston	TX	77049	Retail	Single Tenant	2000		15,120
5.06	Verizon Wireless - Gastonia (Franklin), NC	Barclays Bank PLC		3090 East Franklin Boulevard	Gastonia	NC	28056	Retail	Single Tenant	2007		5,069
5.07	CVS Pharmacy - Rome (Maple), GA	Barclays Bank PLC		1915 Maple Avenue Southwest	Rome	GA	30161	Retail	Single Tenant	1998		10,167
5.08	Napa Auto Parts - Rockford (State), IL	Barclays Bank PLC		5350 East State Street	Rockford	IL	61108	Retail	Single Tenant	1991	2017	14,860
5.09	Fresenius Medical Care - Lithonia (Evans), GA	Barclays Bank PLC		2701 Evans Mill Road	Lithonia	GA	30337	Office	Medical	2005		7,740
5.10	Advance Auto Parts - El Paso (Doniphan), TX	Barclays Bank PLC		5372 Doniphan Drive	El Paso	TX	79932	Retail	Single Tenant	1975	2017	11,250
5.11	Dollar General - Xenia (Dayton), OH	Barclays Bank PLC		441 Dayton Avenue	Xenia	OH	45385	Retail	Single Tenant	2016		10,566
5.12	Dollar General - Lakeland (Knights), FL	Barclays Bank PLC		4336 Knights Station Road	Lakeland	FL	33810	Retail	Single Tenant	2017		9,026
5.13	Dollar General - Nashville (Stewarts), TN	Barclays Bank PLC		541 Stewarts Ferry Pike	Nashville	TN	37214	Retail	Single Tenant	2013		12,406
5.14	Dollar General - Fairborn (Maple), OH	Barclays Bank PLC		1854 South Maple Avenue	Fairborn	OH	45324	Retail	Single Tenant	2016		9,100
5.15	Dollar General - Johnson City (Broadway), TN	Barclays Bank PLC		411 South Broadway Street	Johnson City	TN	37601	Retail	Single Tenant	2014		9,026
5.16	Dollar General - Mableton (Mableton), GA	Barclays Bank PLC		6906 Mableton Parkway	Mableton	GA	30126	Retail	Single Tenant	2017		9,026
5.17	Dollar General - Trotwood (Salem), OH	Barclays Bank PLC		4000 Salem Avenue	Trotwood	OH	45406	Retail	Single Tenant	2016		7,489
5.18	Advance Auto Parts - Beavercreek (Fairfield), OH	Barclays Bank PLC		1205 North Fairfield Road	Beavercreek	OH	45432	Retail	Single Tenant	2016		6,895
5.19	Napa Auto Parts - Woodstock (Lake), IL	Barclays Bank PLC		855 Lake Avenue	Woodstock	IL	60098	Retail	Single Tenant	1984	2017	8,657
5.20	Dollar General - San Angelo (Lutheran), TX	Barclays Bank PLC		3515 Lutheran Way	San Angelo	TX	76904	Retail	Single Tenant	2016		9,100
5.21	Dollar General - Rosenberg (Highway 36), TX	Barclays Bank PLC		6807 Highway 36 South	Rosenberg	TX	77471	Retail	Single Tenant	2016		9,026
6	Houston Distribution Center	Barclays Bank PLC		1800 North Mason Road	Katy	TX	77449	Industrial	Warehouse Distribution	1973, 2000-2005		1,500,596
7	Apple Campus 3	WFB		222 North Wolfe Road	Sunnyvale	CA	94085	Office	Suburban	2017		882,657
8	Walmart Supercenter Houston	RMF		5405 South Rice Avenue	Houston	TX	77081	Retail	Single Tenant	2015		177,514
9	35 Waterview Boulevard	WFB		35 Waterview Boulevard	Parsippany	NJ	07054	Office	Suburban	1990		172,498
10	FedEx Distribution Center	WFB		6840 Pontius Road	Groveport	OH	43125	Industrial	Warehouse	2013		305,250
11	Riverside and Rialto Industrial Portfolio	BSPRT		Various	Various	CA	Various	Industrial	Flex	Various		407,112
11.01	Riverside Industrial	BSPRT		12155 Magnolia Circle	Riverside	CA	92503	Industrial	Flex	1973		317,512
11.02	Rialto Industrial	BSPRT		2016 South Lilac Avenue	Rialto	CA	92376	Industrial	Flex	1959		89,600
12	Albany Capital Self Storage Portfolio	RMF		Various	Various	Various	Various	Self Storage	Self Storage	Various		237,275
12.01	Prime Altamont (Rotterdam)	RMF		1110 Altamont Avenue	Schenectady	NY	12303	Self Storage	Self Storage	1999		74,500
12.02	Prime Pittsfield	RMF		901 Crane Avenue	Pittsfield	MA	01201	Self Storage	Self Storage	2005		52,050
12.03	Prime Cohoes	RMF		50 Oliver Street	Cohoes	NY	12047	Self Storage	Self Storage	1990		59,350
12.04	Prime Albany (Central Ave)	RMF		1025 Central Avenue	Albany	NY	11205	Self Storage	Self Storage	1960		51,375
13	Forest Office Park	WFB		1610 Forest Avenue; 1604 and 1606 Santa Rosa Road; 8004 Franklin Farms Drive; 1602 Rolling Hills Drive	Richmond	VA	23229	Office	Suburban	1975		229,065
14	Connecticut Industrial Portfolio	BSPRT		Various	Meriden	CT	06450	Industrial	Various	Various		568,084
14.01	550 Research Parkway	BSPRT		550 Research Parkway	Meriden	CT	06450	Industrial	Manufacturing/Warehouse	1968		326,751
14.02	160 Corporate Court	BSPRT		160 Corporate Court	Meriden	CT	06450	Industrial	Warehouse Distribution	1987		241,333
15	Galleria Oaks	Barclays Bank PLC		13376 North Research Boulevard	Austin	TX	78750	Retail	Unanchored	1989		98,522
16	Brookstone Crossing	BSPRT		2010 Curtis Drive Northeast	Atlanta	GA	30319	Multifamily	Garden	1964	2017	199
17	Corvac Composites Portfolio	WFB		Various	Various	Various	Various	Industrial	Manufacturing	Various	Various	514,462
17.01	4450 36th Street	WFB		4450 36th Street Southeast	Kentwood	MI	49512	Industrial	Manufacturing	1964	1984	182,102
17.02	1025 North Washington Street	WFB		1025 North Washington Street	Greenfield	OH	45123	Industrial	Manufacturing	1963		174,860
17.03	390 Industrial Drive North	WFB		390 Industrial Drive North	Morgantown	KY	42261	Industrial	Manufacturing	1989		93,750
17.04	223 Industrial Drive South	WFB		223 Industrial Drive South	Morgantown	KY	42261	Industrial	Manufacturing	1980	1989	63,750
18	Oxford Alabama Hotel Portfolio	BSPRT		Various	Oxford	AL	36203	Hospitality	Limited Service	Various	2016	173
18.01	Courtyard Anniston Oxford by Marriott	BSPRT		289 Colonial Drive	Oxford	AL	36203	Hospitality	Limited Service	2007	2016	92
18.02	Fairfield Inn & Suites Anniston Oxford	BSPRT		143 Colonial Drive	Oxford	AL	36203	Hospitality	Limited Service	1998	2016	81
19	Villa Sierra & Wyndchase Apartments	Barclays Bank PLC		Various	El Paso	TX	Various	Multifamily	Garden	Various	2016	393
19.01	Villa Sierra Apartment Homes	Barclays Bank PLC		2435 McKinley Avenue	El Paso	TX	79930	Multifamily	Garden	1969	2016	243
19.02	Wyndchase Apartment Homes	Barclays Bank PLC		1601 McRae Boulevard	El Paso	TX	79925	Multifamily	Garden	1970	2016	150
20	WestRock Industrial	WFB		2626 South Maple Avenue	Fresno	CA	93725	Industrial	Warehouse	1962	2018	502,300
21	Hilton Garden Inn Yuma Pivot Point	WFB		200 and 310 North Madison Avenue	Yuma	AZ	85364	Hospitality	Limited Service	2009		150
22	Mill Creek	WFB		3260 & 3264 Buford Drive	Buford	GA	30519	Retail	Anchored	2001		36,358
23	930 Harvest Drive	Barclays Bank PLC		930 Harvest Drive	Blue Bell	PA	19422	Office	Suburban	1991	2012	121,994
24	Fairfield Inn & Suites - Willow Grove	CIIICM		2440 Maryland Road	Willow Grove	PA	19090	Hospitality	Limited Service	2016		108
25	2900 Westchester	WFB		2900 Westchester Avenue	Purchase	NY	10577	Office	Suburban	1981	1996	95,157

A-1-1

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller(1)	Cross Collateralized and Cross Defaulted Loan Flag	Address	City	State	Zip Code	General Property Type	Specific Property Type	Year Built	Year Renovated	Number of Units(2)
26	Twin Oaks Shopping Center	CIIICM		2717 Eastern Boulevard	Montgomery	AL	36117	Retail	Anchored	1984	2013	97,189
27	Lakeville and Marina	WFB		2080 Lakeville Highway	Petaluma	CA	94954	Mixed Use	Office/Industrial	1999		72,157
28	ACG Conlon MHC Portfolio V	RMF		Various	Various	Various	Various	Manufactured Housing Community	Manufactured Housing Community	Various		349
28.01	Sleepy Hollow MHC	RMF		2833 NC-87	Graham	NC	27253	Manufactured Housing Community	Manufactured Housing Community	1984		98
28.02	Maple Creek MHC	RMF		800 South Main Street	Greer	SC	29650	Manufactured Housing Community	Manufactured Housing Community	1992		78
28.03	Pinebrook MHC	RMF		100 Daytona Drive	Spartanburg	SC	29303	Manufactured Housing Community	Manufactured Housing Community	1964		93
28.04	Old Pendleton MHC	RMF		100 Denise Road	Powdersville	SC	29642	Manufactured Housing Community	Manufactured Housing Community	1997		80
29	2222-2226 Cleveland Avenue	Barclays Bank PLC		2222-2226 Cleveland Avenue	Santa Rosa	CA	95403	Retail	Anchored	1963	2007	49,990
30	Wichita MHP Portfolio	BSPRT		Various	Wichita	KS	67216	Manufactured Housing Community	Manufactured Housing Community	Various		499
30.01	River Oaks MHP	BSPRT		5445 South Hydraulic Avenue	Wichita	KS	67216	Manufactured Housing Community	Manufactured Housing Community	1990		277
30.02	Lamp Lighter MHP	BSPRT		2320 East MacArthur Road	Wichita	KS	67216	Manufactured Housing Community	Manufactured Housing Community	1988		222
31	Ascension Crossing Shopping Center	WFB		1831 & 1861 Brown Boulevard; 2455 & 2475 Ascension Boulevard	Arlington	TX	76006	Retail	Anchored	1985	2005	90,118
32	Arizona MHC Portfolio II	BSPRT		Various	Various	AZ	Various	Manufactured Housing Community	Manufactured Housing Community	Various		279
32.01	Desert Royal	BSPRT		661 East 32nd Street	Yuma	AZ	85365	Manufactured Housing Community	Manufactured Housing Community	1950		92
32.02	Los Ranchitos	BSPRT		5475 South Country Club Road	Tucson	AZ	85706	Manufactured Housing Community	Manufactured Housing Community	1978		62
32.03	Downtown	BSPRT		201 South Norris Avenue	Tucson	AZ	85719	Manufactured Housing Community	Manufactured Housing Community	1957		58
32.04	Black Mountain Estates	BSPRT		4121 West Tetakusim Road	Tucson	AZ	85746	Manufactured Housing Community	Manufactured Housing Community	1983		34
32.05	Covered Wagon	BSPRT		3730 East Lee Street	Tucson	AZ	85716	Manufactured Housing Community	Manufactured Housing Community	1953		33
33	Holiday Inn Express - Waldorf	CIIICM		11370 Days Court	Waldorf	MD	20603	Hospitality	Limited Service	1987	2018	91
34	All Seasons Mobile Home Park	RMF		2300 State Route 14	Deerfield	OH	44411	Manufactured Housing Community	Manufactured Housing Community	1970		203
35	8000 Jarvis Avenue	Barclays Bank PLC		8000 Jarvis Avenue	Newark	CA	94560	Office	Suburban	2002		49,580
36	Newport News Flex Portfolio	WFB		300, 310, 311, 320, 321, 322, 330 Ed Wright Lane; 309 Bell King Road	Newport News	VA	23606	Industrial	Flex	1999		154,799
37	Comfort Inn - Blythewood	RMF		436 McNulty Street	Blythewood	SC	29016	Hospitality	Limited Service	1999	2015	75
38	Holiday Inn Express Greenville Airport	WFB		2681 Dry Pocket Road	Greer	SC	29650	Hospitality	Limited Service	1994		83
39	M2i Retail	RMF		1011-1071 Market Street	San Diego	CA	92101	Retail	Unanchored	2005		12,947
40	Elliot Medical Complex	CIIICM		1018 North Mound Street	Nacogdoches	TX	75961	Office	Medical	1986		22,656
41	Hayward Industrial Park - CA	WFB		1930-1932 West Winton Avenue	Hayward	CA	94545	Industrial	Flex	1973		78,427
42	Front Range MHP Portfolio	CIIICM		Various	Various	CO	Various	Manufactured Housing Community	Manufactured Housing Community	Various		104
42.01	Pleasant View Estates	CIIICM		15150 South Golden Road	Golden	CO	80401	Manufactured Housing Community	Manufactured Housing Community	1967		54
42.02	Suburban Estates	CIIICM		16431 East Colfax Avenue	Aurora	CO	80011	Manufactured Housing Community	Manufactured Housing Community	1970		50
43	Metropolitan Medical Complex	Barclays Bank PLC		13650, 13670 and 13710 Metropolis Avenue	Fort Myers	FL	33912	Office	Medical	1995		33,797
44	SSA MHP Portfolio	CIIICM		Various	Various	Various	Various	Manufactured Housing Community	Manufactured Housing Community	Various		235
44.01	Bellevue MHP	CIIICM		23951 15 Mile Road	Bellevue	MI	49021	Manufactured Housing Community	Manufactured Housing Community	1970		76
44.02	Edgewood MHP	CIIICM		3834 Dayton Springfield Road	Springfield	OH	45502	Manufactured Housing Community	Manufactured Housing Community	1965		55
44.03	Camelot South MHP	CIIICM		3402 OH-109	Delta	OH	43515	Manufactured Housing Community	Manufactured Housing Community	1966		50
44.04	Valley View MHP	CIIICM		2507 North Fifth Street	Quincy	IL	62305	Manufactured Housing Community	Manufactured Housing Community	1960		54
45	Parklane and North Dohr Apartments	CIIICM		Various	Various	NY	Various	Multifamily	Garden	Various	2014	87
45.01	North Dohr Apartments	CIIICM		1230 - 1248 Latta Road	Greece	NY	14612	Multifamily	Garden	1972	2014	50
45.02	Parklane Apartments	CIIICM		2475 Saint Paul Boulevard	Irondequoit	NY	14617	Multifamily	Garden	1968	2014	37
46	Vero Beach Retail Portfolio	CIIICM		Various	Vero Beach	FL	Various	Retail	Unanchored	Various		42,474
46.01	The Shops of Vero Beach	CIIICM		703-725 17th Street	Vero Beach	FL	32960	Retail	Unanchored	1988		24,000
46.02	Tropic Square Shopping Center	CIIICM		600 6th Avenue	Vero Beach	FL	32962	Retail	Unanchored	1974		18,474
47	College MHC	CIIICM		6160 South 6th Street	Milwaukee	WI	53221	Manufactured Housing Community	Manufactured Housing Community	1949	2015	132
48	Hays Mobile Home Parks	CIIICM		700 East 6th Street; 122 Burgundy Lane; 1500 West 27th Street	Hays	KS	67601	Manufactured Housing Community	Manufactured Housing Community	1963		267
49	Shoppes of Crossroads Commons	CIIICM		120-148 Crossroads Drive	Plover	WI	54467	Retail	Shadow Anchored	2006		14,336
50	Branson Self Storage	CIIICM		1174 State Highway T; 1385 Bee Creek Road; 4081 East Highway 76; 4329 Highway 176; 10772 East Highway 76	Branson, Merriam Woods, Kirbyville, & Forsyth	MO	65616	Self Storage	Self Storage	1997		120,769
51	Lynchburg MHP Portfolio	CIIICM		Various	Various	VA	Various	Manufactured Housing Community	Manufactured Housing Community	1965		160
51.01	Briarwood MHP	CIIICM		3 Spark Lane	Rustburg	VA	24550	Manufactured Housing Community	Manufactured Housing Community	1965		62
51.02	Buffalo Creek MHP	CIIICM		1 Big Horn Drive	Evington	VA	24550	Manufactured Housing Community	Manufactured Housing Community	1965		57
51.03	Coolwell MHP	CIIICM		101 Hampshire Drive	Monroe	VA	24574	Manufactured Housing Community	Manufactured Housing Community	1965		41
52	Bonnet Lake MHP	CIIICM		2825 FL-17	Avon Park	FL	33825	Manufactured Housing Community	Manufactured Housing Community	1987		125
53	Emerald Hills Shopping Center	CIIICM		75 South Sutton Road	Streamwood	IL	60107	Retail	Unanchored	2000		20,604
54	D&B Storage	CIIICM		1245 McNamara Road	Crescent City	CA	95531	Self Storage	Self Storage	1995	2017	54,364
55	Tallahatchie Self Storage	CIIICM		400 Park Plaza Drive	New Albany	MS	38652	Self Storage	Self Storage	2000		86,400
56	Greenbriar Apartments	RMF		1815 Rivermont Avenue	Lynchburg	VA	24503	Multifamily	Garden	1961		80
57	Hammondell MHP	CIIICM		5601 Cypress Gardens Road	Winter Haven	FL	33884	Manufactured Housing Community	Manufactured Housing Community	1976		114
58	Colorado Self Storage	CIIICM		3132 Mallard Drive	Colorado Springs	CO	80910	Self Storage	Self Storage	1983		38,724
59	Handy Self Storage	CIIICM		2045 Coronado Parkway	Thornton	CO	80229	Self Storage	Self Storage	2002		32,213
60	Marshfield MHP	CIIICM		2215 South Maple Avenue	Marshfield	WI	54449	Manufactured Housing Community	Manufactured Housing Community	1960	2017	190
61	Rancier Mini Storage	WFB		1003 North 38th Street	Killeen	TX	76543	Self Storage	Self Storage	1985		47,794
62	O’Reilly Auto Parts - Miami, FL	WFB		19870 Southwest 127th Avenue	Miami	FL	33177	Retail	Single Tenant	2017		7,225
63	Badger MHP	CIIICM		6405 South 27th Street	Franklin	WI	53132	Manufactured Housing Community	Manufactured Housing Community	1955		54

A-1-2

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Unit of Measure(2)	Cut-off Date Balance Per Unit/SF(5)(6)	Original Balance ($)	Cut-off Date Balance ($)	% of Aggregate Cut-off Date Balance	Maturity Date or ARD Balloon Payment ($)	ARD Loan	Origination Date	First Pay Date	Last IO Pay Date	First P&I Pay Date	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date	Gross Mortgage Rate	Trust Advisor Fee	Certificate Administrator Fee Rate
1	Moffett Towers II - Building 2	Sq. Ft.	455	54,000,000	54,000,000	7.5%	48,682,259	N	11/16/2017	1/6/2018	12/6/2022	1/6/2023	12/6/2027		3.61890%	0.00255%	0.01010%
2	Airport Business Center	Sq. Ft.	128	50,000,000	50,000,000	6.9%	50,000,000	N	1/24/2018	3/7/2018	2/7/2028		2/7/2028		4.37500%	0.00000%	0.01010%
3	The SoCal Portfolio	Sq. Ft.	104	45,000,000	45,000,000	6.2%	41,428,825	N	2/6/2018	3/6/2018	2/6/2023	3/6/2023	2/6/2028		4.89000%	0.00000%	0.01010%
3.01	Aliso Viejo Commerce Center	Sq. Ft.		5,448,236	5,448,236	0.8%
3.02	Transpark Commerce	Sq. Ft.		4,934,346	4,934,346	0.7%
3.03	Wimbledon	Sq. Ft.		4,362,673	4,362,673	0.6%
3.04	Palmdale Place	Sq. Ft.		3,189,054	3,189,054	0.4%
3.05	Sierra Gateway	Sq. Ft.		2,904,492	2,904,492	0.4%
3.06	Fresno Industrial Center	Sq. Ft.		2,747,492	2,747,492	0.4%
3.07	Upland Freeway	Sq. Ft.		2,557,705	2,557,705	0.4%
3.08	Commerce Corporate Center	Sq. Ft.		2,551,243	2,551,243	0.4%
3.09	Moreno Valley	Sq. Ft.		2,236,286	2,236,286	0.3%
3.10	Airport One Office Park	Sq. Ft.		2,236,212	2,236,212	0.3%
3.11	Colton Courtyard	Sq. Ft.		1,447,533	1,447,533	0.2%
3.12	The Abbey Center	Sq. Ft.		1,421,654	1,421,654	0.2%
3.13	Upland Commerce Center	Sq. Ft.		1,350,054	1,350,054	0.2%
3.14	Diamond Bar	Sq. Ft.		1,305,059	1,305,059	0.2%
3.15	Atlantic Plaza	Sq. Ft.		1,177,497	1,177,497	0.2%
3.16	Ming Office Park	Sq. Ft.		1,089,693	1,089,693	0.2%
3.17	10th Street Commerce Center	Sq. Ft.		964,199	964,199	0.1%
3.18	Cityview Plaza	Sq. Ft.		883,123	883,123	0.1%
3.19	Garden Grove Town Center	Sq. Ft.		687,409	687,409	0.1%
3.20	30th Street Commerce Center	Sq. Ft.		368,144	368,144	0.1%
3.21	Mt. Vernon Commerce Center	Sq. Ft.		344,317	344,317	0.0%
3.22	Anaheim Stadium Industrial	Sq. Ft.		343,437	343,437	0.0%
3.23	25th Street Commerce Center	Sq. Ft.		253,895	253,895	0.0%
3.24	Fresno Airport	Sq. Ft.		196,249	196,249	0.0%
4	Southpoint Office Center	Sq. Ft.	101	37,200,000	37,200,000	5.1%	31,602,241	N	1/19/2018	3/6/2018	2/6/2020	3/6/2020	2/6/2028		4.30500%	0.00255%	0.01010%
5	ExchangeRight Net Leased Portfolio #19	Sq. Ft.	139	35,840,000	35,840,000	5.0%	35,840,000	N	12/21/2017	2/6/2018	1/6/2028		1/6/2028		4.05330%	0.00255%	0.01010%
5.01	Hobby Lobby - Warner Robins (Watson), GA	Sq. Ft.		4,440,000	4,440,000	0.6%
5.02	Fresenius Medical Care - Chicago (Bishop), IL	Sq. Ft.		3,260,000	3,260,000	0.5%
5.03	Walgreens - Franklin (Center), TN	Sq. Ft.		3,020,000	3,020,000	0.4%
5.04	Walgreens - Gainesville (13th), FL	Sq. Ft.		2,992,481	2,992,481	0.4%
5.05	Walgreens - Houston (Wallisville), TX	Sq. Ft.		2,800,000	2,800,000	0.4%
5.06	Verizon Wireless - Gastonia (Franklin), NC	Sq. Ft.		2,090,000	2,090,000	0.3%
5.07	CVS Pharmacy - Rome (Maple), GA	Sq. Ft.		1,790,000	1,790,000	0.2%
5.08	Napa Auto Parts - Rockford (State), IL	Sq. Ft.		1,500,000	1,500,000	0.2%
5.09	Fresenius Medical Care - Lithonia (Evans), GA	Sq. Ft.		1,420,000	1,420,000	0.2%
5.10	Advance Auto Parts - El Paso (Doniphan), TX	Sq. Ft.		1,400,000	1,400,000	0.2%
5.11	Dollar General - Xenia (Dayton), OH	Sq. Ft.		1,380,000	1,380,000	0.2%
5.12	Dollar General - Lakeland (Knights), FL	Sq. Ft.		1,190,000	1,190,000	0.2%
5.13	Dollar General - Nashville (Stewarts), TN	Sq. Ft.		1,170,000	1,170,000	0.2%
5.14	Dollar General - Fairborn (Maple), OH	Sq. Ft.		1,037,122	1,037,122	0.1%
5.15	Dollar General - Johnson City (Broadway), TN	Sq. Ft.		985,000	985,000	0.1%
5.16	Dollar General - Mableton (Mableton), GA	Sq. Ft.		960,000	960,000	0.1%
5.17	Dollar General - Trotwood (Salem), OH	Sq. Ft.		950,000	950,000	0.1%
5.18	Advance Auto Parts - Beavercreek (Fairfield), OH	Sq. Ft.		929,718	929,718	0.1%
5.19	Napa Auto Parts - Woodstock (Lake), IL	Sq. Ft.		900,000	900,000	0.1%
5.20	Dollar General - San Angelo (Lutheran), TX	Sq. Ft.		880,000	880,000	0.1%
5.21	Dollar General - Rosenberg (Highway 36), TX	Sq. Ft.		745,679	745,679	0.1%
6	Houston Distribution Center	Sq. Ft.	56	35,000,000	34,949,034	4.8%	28,899,410	N	1/22/2018	3/1/2018		3/1/2018	2/1/2028		5.14100%	0.00000%	0.01010%
7	Apple Campus 3	Sq. Ft.	385	30,000,000	30,000,000	4.2%	30,000,000	Y	12/14/2017	2/6/2018	1/6/2028		1/6/2028	4/6/2031	3.36498%	0.00000%	0.01010%
8	Walmart Supercenter Houston	Sq. Ft.	149	26,500,000	26,500,000	3.7%	26,500,000	N	2/14/2018	4/6/2018	3/6/2028		3/6/2028		4.44000%	0.00255%	0.01010%
9	35 Waterview Boulevard	Sq. Ft.	128	22,000,000	22,000,000	3.0%	18,505,350	N	2/15/2018	4/11/2018	3/11/2019	4/11/2019	3/11/2028		4.86500%	0.00255%	0.01010%
10	FedEx Distribution Center	Sq. Ft.	69	21,100,000	21,100,000	2.9%	21,100,000	N	2/23/2018	4/11/2018	3/11/2028		3/11/2028		4.76000%	0.00255%	0.01010%
11	Riverside and Rialto Industrial Portfolio	Sq. Ft.	52	21,000,000	21,000,000	2.9%	21,000,000	N	2/9/2018	4/6/2018	3/6/2028		3/6/2028		4.99000%	0.00255%	0.01010%
11.01	Riverside Industrial	Sq. Ft.		17,700,000	17,700,000	2.4%
11.02	Rialto Industrial	Sq. Ft.		3,300,000	3,300,000	0.5%
12	Albany Capital Self Storage Portfolio	Sq. Ft.	89	21,000,000	21,000,000	2.9%	18,228,483	N	1/31/2018	3/6/2018	2/6/2020	3/6/2020	2/6/2028		5.13000%	0.00255%	0.01010%
12.01	Prime Altamont (Rotterdam)	Sq. Ft.		5,900,000	5,900,000	0.8%
12.02	Prime Pittsfield	Sq. Ft.		5,150,000	5,150,000	0.7%
12.03	Prime Cohoes	Sq. Ft.		5,150,000	5,150,000	0.7%
12.04	Prime Albany (Central Ave)	Sq. Ft.		4,800,000	4,800,000	0.7%
13	Forest Office Park	Sq. Ft.	79	18,000,000	18,000,000	2.5%	18,000,000	N	12/28/2017	2/11/2018	1/11/2028		1/11/2028		4.21000%	0.00255%	0.01010%
14	Connecticut Industrial Portfolio	Sq. Ft.	30	16,850,000	16,850,000	2.3%	14,878,432	N	2/16/2018	4/6/2018	3/6/2021	4/6/2021	3/6/2028		4.88000%	0.00255%	0.01010%
14.01	550 Research Parkway	Sq. Ft.		9,200,000	9,200,000	1.3%
14.02	160 Corporate Court	Sq. Ft.		7,650,000	7,650,000	1.1%
15	Galleria Oaks	Sq. Ft.	162	16,000,000	15,976,437	2.2%	13,168,142	N	1/31/2018	3/6/2018		3/6/2018	2/6/2028		5.04000%	0.00255%	0.01010%
16	Brookstone Crossing	Units	75,377	15,000,000	15,000,000	2.1%	12,978,638	N	12/19/2017	2/6/2018	1/6/2020	2/6/2020	1/6/2028		5.00000%	0.00255%	0.01010%
17	Corvac Composites Portfolio	Sq. Ft.	26	13,330,000	13,330,000	1.8%	12,262,132	Y	2/22/2018	4/11/2018	3/11/2023	4/11/2023	3/11/2028	3/11/2034	4.82000%	0.00255%	0.01010%
17.01	4450 36th Street	Sq. Ft.		5,400,000	5,400,000	0.7%
17.02	1025 North Washington Street	Sq. Ft.		4,320,000	4,320,000	0.6%
17.03	390 Industrial Drive North	Sq. Ft.		2,280,000	2,280,000	0.3%
17.04	223 Industrial Drive South	Sq. Ft.		1,330,000	1,330,000	0.2%
18	Oxford Alabama Hotel Portfolio	Rooms	74,997	13,000,000	12,974,508	1.8%	9,709,948	N	1/22/2018	3/6/2018		3/6/2018	2/6/2028		4.98000%	0.00255%	0.01010%
18.01	Courtyard Anniston Oxford by Marriott	Rooms		6,800,000	6,786,666	0.9%
18.02	Fairfield Inn & Suites Anniston Oxford	Rooms		6,200,000	6,187,842	0.9%
19	Villa Sierra & Wyndchase Apartments	Units	32,826	12,900,650	12,900,650	1.8%	12,900,650	N	1/30/2018	3/6/2018	2/6/2028		2/6/2028		3.85100%	0.00255%	0.01010%
19.01	Villa Sierra Apartment Homes	Units		7,740,390	7,740,390	1.1%
19.02	Wyndchase Apartment Homes	Units		5,160,260	5,160,260	0.7%
20	WestRock Industrial	Sq. Ft.	21	10,500,000	10,500,000	1.5%	8,654,263	N	2/21/2018	4/11/2018		4/11/2018	3/11/2028		5.07000%	0.00255%	0.01010%
21	Hilton Garden Inn Yuma Pivot Point	Rooms	66,566	10,000,000	9,984,919	1.4%	8,173,570	N	2/2/2018	3/11/2018		3/11/2018	2/11/2028		4.83000%	0.00255%	0.01010%
22	Mill Creek	Sq. Ft.	269	9,769,000	9,769,000	1.4%	8,415,446	N	1/17/2018	3/11/2018	2/11/2020	3/11/2020	2/11/2028		4.83000%	0.00255%	0.01010%
23	930 Harvest Drive	Sq. Ft.	79	9,600,000	9,600,000	1.3%	7,839,753	N	2/12/2018	4/6/2018		4/6/2018	3/6/2028		4.79000%	0.00255%	0.01010%
24	Fairfield Inn & Suites - Willow Grove	Rooms	79,771	8,700,000	8,615,217	1.2%	5,490,421	N	10/19/2017	12/11/2017		12/11/2017	11/11/2027		5.04000%	0.00255%	0.01010%
25	2900 Westchester	Sq. Ft.	89	8,500,000	8,487,283	1.2%	6,963,627	N	2/2/2018	3/11/2018		3/11/2018	2/11/2028		4.90000%	0.00255%	0.01010%

A-1-3

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Unit of Measure(2)	Cut-off Date Balance Per Unit/SF(5)(6)	Original Balance ($)	Cut-off Date Balance ($)	% of Aggregate Cut-off Date Balance	Maturity Date or ARD Balloon Payment ($)	ARD Loan	Origination Date	First Pay Date	Last IO Pay Date	First P&I Pay Date	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date	Gross Mortgage Rate	Trust Advisor Fee	Certificate Administrator Fee Rate
26	Twin Oaks Shopping Center	Sq. Ft.	83	8,025,000	8,025,000	1.1%	7,025,273	N	2/14/2018	4/11/2018	3/11/2020	4/11/2020	3/11/2028		5.47000%	0.00255%	0.01010%
27	Lakeville and Marina	Sq. Ft.	110	7,930,000	7,930,000	1.1%	6,790,681	N	12/19/2017	2/11/2018	1/11/2020	2/11/2020	1/11/2028		4.60000%	0.00255%	0.01010%
28	ACG Conlon MHC Portfolio V	Pads	21,891	7,640,000	7,640,000	1.1%	6,696,261	N	2/14/2018	4/6/2018	3/6/2020	4/6/2020	3/6/2028		5.52000%	0.00255%	0.01010%
28.01	Sleepy Hollow MHC	Pads		2,120,000	2,120,000	0.3%
28.02	Maple Creek MHC	Pads		2,070,000	2,070,000	0.3%
28.03	Pinebrook MHC	Pads		1,890,000	1,890,000	0.3%
28.04	Old Pendleton MHC	Pads		1,560,000	1,560,000	0.2%
29	2222-2226 Cleveland Avenue	Sq. Ft.	151	7,535,000	7,535,000	1.0%	7,535,000	N	12/14/2017	2/6/2018	1/6/2028		1/6/2028		3.86300%	0.00255%	0.01010%
30	Wichita MHP Portfolio	Pads	14,429	7,200,000	7,200,000	1.0%	6,354,695	N	9/28/2017	11/6/2017	10/6/2020	11/6/2020	10/6/2027		4.87000%	0.00255%	0.01010%
30.01	River Oaks MHP	Pads		4,060,000	4,060,000	0.6%
30.02	Lamp Lighter MHP	Pads		3,140,000	3,140,000	0.4%
31	Ascension Crossing Shopping Center	Sq. Ft.	79	7,155,000	7,155,000	1.0%	6,268,820	N	12/5/2017	1/11/2018	12/11/2020	1/11/2021	12/11/2027		4.54500%	0.00255%	0.01010%
32	Arizona MHC Portfolio II	Pads	22,612	6,331,000	6,308,670	0.9%	4,724,021	N	12/13/2017	2/6/2018		2/6/2018	1/6/2028		4.95000%	0.00255%	0.01010%
32.01	Desert Royal	Pads		2,275,000	2,266,976	0.3%
32.02	Los Ranchitos	Pads		1,371,500	1,366,663	0.2%
32.03	Downtown	Pads		1,189,500	1,185,305	0.2%
32.04	Black Mountain Estates	Pads		780,000	777,249	0.1%
32.05	Covered Wagon	Pads		715,000	712,478	0.1%
33	Holiday Inn Express - Waldorf	Rooms	68,571	6,240,000	6,240,000	0.9%	5,230,063	N	2/20/2018	4/11/2018		4/11/2018	3/11/2028		5.60000%	0.00255%	0.01010%
34	All Seasons Mobile Home Park	Pads	30,501	6,200,000	6,191,625	0.9%	5,231,388	N	2/2/2018	3/6/2018		3/6/2018	2/6/2028		5.84000%	0.00255%	0.01010%
35	8000 Jarvis Avenue	Sq. Ft.	123	6,100,000	6,100,000	0.8%	6,100,000	N	2/5/2018	3/6/2018	2/6/2028		2/6/2028		4.48300%	0.00255%	0.01010%
36	Newport News Flex Portfolio	Sq. Ft.	36	5,590,000	5,581,904	0.8%	4,622,900	N	2/6/2018	3/11/2018		3/11/2018	2/11/2028		5.19000%	0.00255%	0.01010%
37	Comfort Inn - Blythewood	Rooms	70,000	5,250,000	5,250,000	0.7%	4,025,327	N	2/16/2018	4/6/2018		4/6/2018	3/6/2028		5.70000%	0.00255%	0.01010%
38	Holiday Inn Express Greenville Airport	Rooms	59,794	4,970,000	4,962,889	0.7%	4,603,608	N	1/22/2018	3/11/2018		3/11/2018	2/11/2023		5.30000%	0.00255%	0.01010%
39	M2i Retail	Sq. Ft.	375	4,850,000	4,850,000	0.7%	4,518,077	N	1/30/2018	3/6/2018	2/6/2023	3/6/2023	2/6/2028		5.70000%	0.00255%	0.01010%
40	Elliot Medical Complex	Sq. Ft.	206	4,668,000	4,668,000	0.6%	3,968,099	N	2/16/2018	4/11/2018	3/11/2019	4/11/2019	3/11/2028		5.23000%	0.00255%	0.01010%
41	Hayward Industrial Park - CA	Sq. Ft.	58	4,550,000	4,550,000	0.6%	3,970,937	N	1/16/2018	3/11/2018	2/11/2021	3/11/2021	2/11/2028		4.38000%	0.00255%	0.01010%
42	Front Range MHP Portfolio	Pads	39,183	4,075,000	4,075,000	0.6%	3,415,857	N	11/14/2017	1/11/2018	6/11/2018	7/11/2018	12/11/2027		5.19000%	0.00255%	0.01010%
42.01	Pleasant View Estates	Pads		2,104,000	2,104,000	0.3%
42.02	Suburban Estates	Pads		1,971,000	1,971,000	0.3%
43	Metropolitan Medical Complex	Sq. Ft.	118	4,000,000	4,000,000	0.6%	4,000,000	N	2/8/2018	3/6/2018	2/6/2028		2/6/2028		4.76000%	0.00255%	0.01010%
44	SSA MHP Portfolio	Pads	15,798	3,712,500	3,712,500	0.5%	3,125,924	N	2/20/2018	4/11/2018		4/11/2018	3/11/2028		5.75000%	0.00255%	0.01010%
44.01	Bellevue MHP	Pads		1,334,000	1,334,000	0.2%
44.02	Edgewood MHP	Pads		882,000	882,000	0.1%
44.03	Camelot South MHP	Pads		797,500	797,500	0.1%
44.04	Valley View MHP	Pads		699,000	699,000	0.1%
45	Parklane and North Dohr Apartments	Units	40,758	3,575,000	3,545,975	0.5%	2,945,718	N	8/1/2017	9/11/2017		9/11/2017	8/11/2027		5.07000%	0.00255%	0.01010%
45.01	North Dohr Apartments	Units		2,103,000	2,085,926	0.3%
45.02	Parklane Apartments	Units		1,472,000	1,460,049	0.2%
46	Vero Beach Retail Portfolio	Sq. Ft.	82	3,500,000	3,500,000	0.5%	2,907,990	N	2/16/2018	4/11/2018		4/11/2018	3/11/2028		5.32000%	0.00255%	0.01010%
46.01	The Shops of Vero Beach	Sq. Ft.		2,228,000	2,228,000	0.3%
46.02	Tropic Square Shopping Center	Sq. Ft.		1,272,000	1,272,000	0.2%
47	College MHC	Pads	25,000	3,300,000	3,300,000	0.5%	2,859,460	N	2/8/2018	3/11/2018	2/11/2020	3/11/2020	2/11/2028		5.06000%	0.00255%	0.01010%
48	Hays Mobile Home Parks	Pads	11,851	3,175,000	3,164,297	0.4%	2,642,025	N	11/16/2017	1/11/2018		1/11/2018	12/11/2027		5.38000%	0.00255%	0.01010%
49	Shoppes of Crossroads Commons	Sq. Ft.	215	3,100,000	3,084,876	0.4%	2,544,100	N	11/1/2017	12/11/2017		12/11/2017	11/11/2027		4.95000%	0.00255%	0.01010%
50	Branson Self Storage	Sq. Ft.	25	3,000,000	3,000,000	0.4%	2,508,245	N	2/21/2018	4/11/2018		4/11/2018	3/11/2028		5.52000%	0.00255%	0.01010%
51	Lynchburg MHP Portfolio	Pads	18,125	2,900,000	2,900,000	0.4%	2,466,129	N	1/26/2018	3/11/2018	2/11/2019	3/11/2019	2/11/2028		5.26000%	0.00255%	0.01010%
51.01	Briarwood MHP	Pads		1,124,000	1,124,000	0.2%
51.02	Buffalo Creek MHP	Pads		1,033,000	1,033,000	0.1%
51.03	Coolwell MHP	Pads		743,000	743,000	0.1%
52	Bonnet Lake MHP	Pads	22,320	2,790,000	2,790,000	0.4%	2,417,685	N	12/21/2017	2/11/2018	1/11/2020	2/11/2020	1/11/2028		5.06000%	0.00255%	0.01010%
53	Emerald Hills Shopping Center	Sq. Ft.	131	2,700,000	2,700,000	0.4%	2,259,519	N	2/16/2018	4/11/2018		4/11/2018	3/11/2028		5.55000%	0.00255%	0.01010%
54	D&B Storage	Sq. Ft.	50	2,700,000	2,693,508	0.4%	2,244,441	N	12/19/2017	2/11/2018		2/11/2018	1/11/2028		5.35000%	0.00255%	0.01010%
55	Tallahatchie Self Storage	Sq. Ft.	30	2,625,000	2,618,574	0.4%	2,174,514	N	1/10/2018	2/11/2018		2/11/2018	1/11/2028		5.24000%	0.00255%	0.01010%
56	Greenbriar Apartments	Units	32,500	2,600,000	2,600,000	0.4%	2,225,586	N	2/12/2018	4/6/2018		4/6/2018	3/6/2028		6.31000%	0.00255%	0.01010%
57	Hammondell MHP	Pads	21,500	2,451,000	2,451,000	0.3%	2,123,923	N	12/21/2017	2/11/2018	1/11/2020	2/11/2020	1/11/2028		5.06000%	0.00255%	0.01010%
58	Colorado Self Storage	Sq. Ft.	60	2,319,000	2,319,000	0.3%	1,997,284	N	12/11/2017	1/11/2018	11/11/2019	12/11/2019	12/11/2027		4.90000%	0.00255%	0.01010%
59	Handy Self Storage	Sq. Ft.	68	2,181,000	2,181,000	0.3%	1,882,399	N	12/11/2017	1/11/2018	12/11/2019	1/11/2020	12/11/2027		4.90000%	0.00255%	0.01010%
60	Marshfield MHP	Pads	10,870	2,070,000	2,065,207	0.3%	1,925,158	N	12/20/2017	2/11/2018		2/11/2018	1/11/2023		5.58000%	0.00255%	0.01010%
61	Rancier Mini Storage	Sq. Ft.	41	1,950,000	1,950,000	0.3%	1,636,643	N	11/28/2017	1/11/2018	12/11/2018	1/11/2019	12/11/2027		4.80000%	0.00255%	0.01010%
62	O’Reilly Auto Parts - Miami, FL	Sq. Ft.	224	1,618,500	1,616,084	0.2%	1,326,829	N	2/1/2018	3/11/2018		3/11/2018	2/11/2028		4.92000%	0.00255%	0.01010%
63	Badger MHP	Pads	26,238	1,425,000	1,416,828	0.2%	1,177,559	N	9/21/2017	11/11/2017		11/11/2017	10/11/2027		5.16000%	0.00255%	0.01010%

A-1-4

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Servicing Fee	CREFC® IP Royalty License Fee Rate	Asset Representations Reviewer Fee Rate	Net Mortgage Rate	Interest Accrual Method	Monthly P&I Payment ($)	Amortization Type	Interest Accrual Method During IO	Original Term to Maturity or ARD (Mos.)	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)	Remaining IO Period (Mos.)	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning
1	Moffett Towers II - Building 2	0.00500%	0.00050%	0.00042%	3.60033%	Actual/360	246,082.34	Interest-only, Amortizing Balloon	Actual/360	120	117	60	57	360	360	3
2	Airport Business Center	0.00500%	0.00050%	0.00042%	4.35898%	Actual/360	184,823.50	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1
3	The SoCal Portfolio	0.00500%	0.00050%	0.00042%	4.87398%	Actual/360	238,553.58	Interest-only, Amortizing Balloon	Actual/360	120	119	60	59	360	360	1
3.01	Aliso Viejo Commerce Center
3.02	Transpark Commerce
3.03	Wimbledon
3.04	Palmdale Place
3.05	Sierra Gateway
3.06	Fresno Industrial Center
3.07	Upland Freeway
3.08	Commerce Corporate Center
3.09	Moreno Valley
3.10	Airport One Office Park
3.11	Colton Courtyard
3.12	The Abbey Center
3.13	Upland Commerce Center
3.14	Diamond Bar
3.15	Atlantic Plaza
3.16	Ming Office Park
3.17	10th Street Commerce Center
3.18	Cityview Plaza
3.19	Garden Grove Town Center
3.20	30th Street Commerce Center
3.21	Mt. Vernon Commerce Center
3.22	Anaheim Stadium Industrial
3.23	25th Street Commerce Center
3.24	Fresno Airport
4	Southpoint Office Center	0.00500%	0.00050%	0.00042%	4.28643%	Actual/360	184,201.41	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23	360	360	1
5	ExchangeRight Net Leased Portfolio #19	0.03250%	0.00050%	0.00042%	4.00723%	Actual/360	122,739.93	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2
5.01	Hobby Lobby - Warner Robins (Watson), GA
5.02	Fresenius Medical Care - Chicago (Bishop), IL
5.03	Walgreens - Franklin (Center), TN
5.04	Walgreens - Gainesville (13th), FL
5.05	Walgreens - Houston (Wallisville), TX
5.06	Verizon Wireless - Gastonia (Franklin), NC
5.07	CVS Pharmacy - Rome (Maple), GA
5.08	Napa Auto Parts - Rockford (State), IL
5.09	Fresenius Medical Care - Lithonia (Evans), GA
5.10	Advance Auto Parts - El Paso (Doniphan), TX
5.11	Dollar General - Xenia (Dayton), OH
5.12	Dollar General - Lakeland (Knights), FL
5.13	Dollar General - Nashville (Stewarts), TN
5.14	Dollar General - Fairborn (Maple), OH
5.15	Dollar General - Johnson City (Broadway), TN
5.16	Dollar General - Mableton (Mableton), GA
5.17	Dollar General - Trotwood (Salem), OH
5.18	Advance Auto Parts - Beavercreek (Fairfield), OH
5.19	Napa Auto Parts - Woodstock (Lake), IL
5.20	Dollar General - San Angelo (Lutheran), TX
5.21	Dollar General - Rosenberg (Highway 36), TX
6	Houston Distribution Center	0.00375%	0.00050%	0.00042%	5.12623%	Actual/360	190,915.15	Amortizing Balloon		120	119	0	0	360	359	1
7	Apple Campus 3	0.00500%	0.00050%	0.00042%	3.34896%	Actual/360	85,292.85	Interest-only, ARD	Actual/360	120	118	120	118	0	0	2
8	Walmart Supercenter Houston	0.00500%	0.00050%	0.00042%	4.42143%	Actual/360	99,411.81	Interest-only, Balloon	Actual/360	120	120	120	120	0	0	0
9	35 Waterview Boulevard	0.00500%	0.00050%	0.00042%	4.84643%	Actual/360	116,292.31	Interest-only, Amortizing Balloon	Actual/360	120	120	12	12	360	360	0
10	FedEx Distribution Center	0.00500%	0.00050%	0.00042%	4.74143%	Actual/360	84,859.12	Interest-only, Balloon	Actual/360	120	120	120	120	0	0	0
11	Riverside and Rialto Industrial Portfolio	0.00500%	0.00050%	0.00042%	4.97143%	Actual/360	88,537.85	Interest-only, Balloon	Actual/360	120	120	120	120	0	0	0
11.01	Riverside Industrial
11.02	Rialto Industrial
12	Albany Capital Self Storage Portfolio	0.00500%	0.00050%	0.00042%	5.11143%	Actual/360	114,406.88	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23	360	360	1
12.01	Prime Altamont (Rotterdam)
12.02	Prime Pittsfield
12.03	Prime Cohoes
12.04	Prime Albany (Central Ave)
13	Forest Office Park	0.03500%	0.00050%	0.00042%	4.16143%	Actual/360	64,027.08	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2
14	Connecticut Industrial Portfolio	0.00500%	0.00050%	0.00042%	4.86143%	Actual/360	89,222.73	Interest-only, Amortizing Balloon	Actual/360	120	120	36	36	360	360	0
14.01	550 Research Parkway
14.02	160 Corporate Court
15	Galleria Oaks	0.00500%	0.00050%	0.00042%	5.02143%	Actual/360	86,283.03	Amortizing Balloon		120	119	0	0	360	359	1
16	Brookstone Crossing	0.00500%	0.00050%	0.00042%	4.98143%	Actual/360	80,523.24	Interest-only, Amortizing Balloon	Actual/360	120	118	24	22	360	360	2
17	Corvac Composites Portfolio	0.03500%	0.00050%	0.00042%	4.77143%	Actual/360	70,099.13	Interest-only, Amortizing ARD	Actual/360	120	120	60	60	360	360	0
17.01	4450 36th Street
17.02	1025 North Washington Street
17.03	390 Industrial Drive North
17.04	223 Industrial Drive South
18	Oxford Alabama Hotel Portfolio	0.00500%	0.00050%	0.00042%	4.96143%	Actual/360	75,845.30	Amortizing Balloon		120	119	0	0	300	299	1
18.01	Courtyard Anniston Oxford by Marriott
18.02	Fairfield Inn & Suites Anniston Oxford
19	Villa Sierra & Wyndchase Apartments	0.05250%	0.00050%	0.00042%	3.78493%	Actual/360	41,975.34	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1
19.01	Villa Sierra Apartment Homes
19.02	Wyndchase Apartment Homes
20	WestRock Industrial	0.03500%	0.00050%	0.00042%	5.02143%	Actual/360	56,816.32	Amortizing Balloon		120	120	0	0	360	360	0
21	Hilton Garden Inn Yuma Pivot Point	0.00500%	0.00050%	0.00042%	4.81143%	Actual/360	52,648.02	Amortizing Balloon		120	119	0	0	360	359	1
22	Mill Creek	0.05250%	0.00050%	0.00042%	4.76393%	Actual/360	51,431.85	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23	360	360	1
23	930 Harvest Drive	0.00500%	0.00050%	0.00042%	4.77143%	Actual/360	50,309.86	Amortizing Balloon		120	120	0	0	360	360	0
24	Fairfield Inn & Suites - Willow Grove	0.00500%	0.00050%	0.00042%	5.02143%	Actual/360	57,608.57	Amortizing Balloon		120	116	0	0	240	236	4
25	2900 Westchester	0.00500%	0.00050%	0.00042%	4.88143%	Actual/360	45,111.77	Amortizing Balloon		120	119	0	0	360	359	1

A-1-5

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Servicing Fee	CREFC® IP Royalty License Fee Rate	Asset Representations Reviewer Fee Rate	Net Mortgage Rate	Interest Accrual Method	Monthly P&I Payment ($)	Amortization Type	Interest Accrual Method During IO	Original Term to Maturity or ARD (Mos.)	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)	Remaining IO Period (Mos.)	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning
26	Twin Oaks Shopping Center	0.00500%	0.00050%	0.00042%	5.45143%	Actual/360	45,414.13	Interest-only, Amortizing Balloon	Actual/360	120	120	24	24	360	360	0
27	Lakeville and Marina	0.03500%	0.00050%	0.00042%	4.55143%	Actual/360	40,652.70	Interest-only, Amortizing Balloon	Actual/360	120	118	24	22	360	360	2
28	ACG Conlon MHC Portfolio V	0.00500%	0.00050%	0.00042%	5.50143%	Actual/360	43,475.00	Interest-only, Amortizing Balloon	Actual/360	120	120	24	24	360	360	0
28.01	Sleepy Hollow MHC
28.02	Maple Creek MHC
28.03	Pinebrook MHC
28.04	Old Pendleton MHC
29	2222-2226 Cleveland Avenue	0.00500%	0.00050%	0.00042%	3.84443%	Actual/360	24,593.32	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2
30	Wichita MHP Portfolio	0.00500%	0.00050%	0.00042%	4.85143%	Actual/360	38,081.14	Interest-only, Amortizing Balloon	Actual/360	120	115	36	31	360	360	5
30.01	River Oaks MHP
30.02	Lamp Lighter MHP
31	Ascension Crossing Shopping Center	0.00500%	0.00050%	0.00042%	4.52643%	Actual/360	36,444.89	Interest-only, Amortizing Balloon	Actual/360	120	117	36	33	360	360	3
32	Arizona MHC Portfolio II	0.00500%	0.00050%	0.00042%	4.93143%	Actual/360	36,826.20	Amortizing Balloon		120	118	0	0	300	298	2
32.01	Desert Royal
32.02	Los Ranchitos
32.03	Downtown
32.04	Black Mountain Estates
32.05	Covered Wagon
33	Holiday Inn Express - Waldorf	0.00500%	0.00050%	0.00042%	5.58143%	Actual/360	35,822.53	Amortizing Balloon		120	120	0	0	360	360	0
34	All Seasons Mobile Home Park	0.00500%	0.00050%	0.00042%	5.82143%	Actual/360	36,536.77	Amortizing Balloon		120	119	0	0	360	359	1
35	8000 Jarvis Avenue	0.00500%	0.00050%	0.00042%	4.46443%	Actual/360	23,105.09	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1
36	Newport News Flex Portfolio	0.00500%	0.00050%	0.00042%	5.17143%	Actual/360	30,660.78	Amortizing Balloon		120	119	0	0	360	359	1
37	Comfort Inn - Blythewood	0.00500%	0.00050%	0.00042%	5.68143%	Actual/360	32,869.64	Amortizing Balloon		120	120	0	0	300	300	0
38	Holiday Inn Express Greenville Airport	0.00500%	0.00050%	0.00042%	5.28143%	Actual/360	27,598.64	Amortizing Balloon		60	59	0	0	360	359	1
39	M2i Retail	0.06250%	0.00050%	0.00042%	5.62393%	Actual/360	28,149.42	Interest-only, Amortizing Balloon	Actual/360	120	119	60	59	360	360	1
40	Elliot Medical Complex	0.00500%	0.00050%	0.00042%	5.21143%	Actual/360	25,719.07	Interest-only, Amortizing Balloon	Actual/360	120	120	12	12	360	360	0
41	Hayward Industrial Park - CA	0.00500%	0.00050%	0.00042%	4.36143%	Actual/360	22,730.90	Interest-only, Amortizing Balloon	Actual/360	120	119	36	35	360	360	1
42	Front Range MHP Portfolio	0.00500%	0.00050%	0.00042%	5.17143%	Actual/360	22,351.10	Interest-only, Amortizing Balloon	Actual/360	120	117	6	3	360	360	3
42.01	Pleasant View Estates
42.02	Suburban Estates
43	Metropolitan Medical Complex	0.00500%	0.00050%	0.00042%	4.74143%	Actual/360	16,087.04	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1
44	SSA MHP Portfolio	0.00500%	0.00050%	0.00042%	5.73143%	Actual/360	21,665.14	Amortizing Balloon		120	120	0	0	360	360	0
44.01	Bellevue MHP
44.02	Edgewood MHP
44.03	Camelot South MHP
44.04	Valley View MHP
45	Parklane and North Dohr Apartments	0.00500%	0.00050%	0.00042%	5.05143%	Actual/360	19,344.61	Amortizing Balloon		120	113	0	0	360	353	7
45.01	North Dohr Apartments
45.02	Parklane Apartments
46	Vero Beach Retail Portfolio	0.00500%	0.00050%	0.00042%	5.30143%	Actual/360	19,479.16	Amortizing Balloon		120	120	0	0	360	360	0
46.01	The Shops of Vero Beach
46.02	Tropic Square Shopping Center
47	College MHC	0.00500%	0.00050%	0.00042%	5.04143%	Actual/360	17,836.32	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23	360	360	1
48	Hays Mobile Home Parks	0.00500%	0.00050%	0.00042%	5.36143%	Actual/360	17,788.98	Amortizing Balloon		120	117	0	0	360	357	3
49	Shoppes of Crossroads Commons	0.00500%	0.00050%	0.00042%	4.93143%	Actual/360	16,546.87	Amortizing Balloon		120	116	0	0	360	356	4
50	Branson Self Storage	0.00500%	0.00050%	0.00042%	5.50143%	Actual/360	17,071.33	Amortizing Balloon		120	120	0	0	360	360	0
51	Lynchburg MHP Portfolio	0.00500%	0.00050%	0.00042%	5.24143%	Actual/360	16,031.87	Interest-only, Amortizing Balloon	Actual/360	120	119	12	11	360	360	1
51.01	Briarwood MHP
51.02	Buffalo Creek MHP
51.03	Coolwell MHP
52	Bonnet Lake MHP	0.00500%	0.00050%	0.00042%	5.04143%	Actual/360	15,079.80	Interest-only, Amortizing Balloon	Actual/360	120	118	24	22	360	360	2
53	Emerald Hills Shopping Center	0.00500%	0.00050%	0.00042%	5.53143%	Actual/360	15,415.11	Amortizing Balloon		120	120	0	0	360	360	0
54	D&B Storage	0.00500%	0.00050%	0.00042%	5.33143%	Actual/360	15,077.17	Amortizing Balloon		120	118	0	0	360	358	2
55	Tallahatchie Self Storage	0.00500%	0.00050%	0.00042%	5.22143%	Actual/360	14,479.09	Amortizing Balloon		120	118	0	0	360	358	2
56	Greenbriar Apartments	0.00500%	0.00050%	0.00042%	6.29143%	Actual/360	16,110.24	Amortizing Balloon		120	120	0	0	360	360	0
57	Hammondell MHP	0.00500%	0.00050%	0.00042%	5.04143%	Actual/360	13,247.52	Interest-only, Amortizing Balloon	Actual/360	120	118	24	22	360	360	2
58	Colorado Self Storage	0.00500%	0.00050%	0.00042%	4.88143%	Actual/360	12,307.55	Interest-only, Amortizing Balloon	Actual/360	120	117	23	20	360	360	3
59	Handy Self Storage	0.00500%	0.00050%	0.00042%	4.88143%	Actual/360	11,575.15	Interest-only, Amortizing Balloon	Actual/360	120	117	24	21	360	360	3
60	Marshfield MHP	0.00500%	0.00050%	0.00042%	5.56143%	Actual/360	11,857.34	Amortizing Balloon		60	58	0	0	360	358	2
61	Rancier Mini Storage	0.00500%	0.00050%	0.00042%	4.78143%	Actual/360	10,230.97	Interest-only, Amortizing Balloon	Actual/360	120	117	12	9	360	360	3
62	O’Reilly Auto Parts - Miami, FL	0.00500%	0.00050%	0.00042%	4.90143%	Actual/360	8,609.50	Amortizing Balloon		120	119	0	0	360	359	1
63	Badger MHP	0.00500%	0.00050%	0.00042%	5.14143%	Actual/360	7,789.66	Amortizing Balloon		120	115	0	0	360	355	5

A-1-6

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Prepayment Provisions	Grace Period Default (Days)(3)	Grace Period Late (Days)	Appraised Value ($)(4)	Appraisal Date	Coop - Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Units	Coop - Sponsor Carry	Coop - Committed Secondary Debt	U/W NOI DSCR (x)(5)(6)	U/W NCF DSCR (x)(5)(6)	Cut-off Date LTV Ratio(4)(5)(6)	LTV Ratio at Maturity or ARD(4)(5)(6)	Cut-off Date U/W NOI Debt Yield(5)(6)
1	Moffett Towers II - Building 2	L(27),D(86),O(7)	0	0	351,000,000	10/18/2017									2.18	2.08	47.0%	42.4%	11.9%
2	Airport Business Center	L(25),D(91),O(4)	0	0	244,600,000	12/13/2017									2.20	2.12	61.3%	61.3%	9.8%
3	The SoCal Portfolio	L(25),D(89),O(6)	0	0	386,140,000	Various									1.60	1.48	59.4%	54.7%	10.2%
3.01	Aliso Viejo Commerce Center				39,500,000	12/8/2017
3.02	Transpark Commerce				35,300,000	11/30/2017
3.03	Wimbledon				30,700,000	11/29/2017
3.04	Palmdale Place				31,700,000	11/29/2017
3.05	Sierra Gateway				23,000,000	11/29/2017
3.06	Fresno Industrial Center				19,400,000	12/5/2017
3.07	Upland Freeway				21,100,000	12/8/2017
3.08	Commerce Corporate Center				18,700,000	12/6/2017
3.09	Moreno Valley				16,100,000	11/30/2017
3.10	Airport One Office Park				16,100,000	12/7/2017
3.11	Colton Courtyard				20,300,000	11/30/2017
3.12	The Abbey Center				10,800,000	12/1/2017
3.13	Upland Commerce Center				12,000,000	12/8/2017
3.14	Diamond Bar				9,170,000	11/25/2017
3.15	Atlantic Plaza				8,650,000	11/23/2017
3.16	Ming Office Park				18,100,000	12/5/2017
3.17	10th Street Commerce Center				18,900,000	11/29/2017
3.18	Cityview Plaza				8,850,000	12/6/2017
3.19	Garden Grove Town Center				4,770,000	12/8/2017
3.20	30th Street Commerce Center				7,130,000	11/30/2017
3.21	Mt. Vernon Commerce Center				3,420,000	12/9/2017
3.22	Anaheim Stadium Industrial				3,360,000	12/4/2017
3.23	25th Street Commerce Center				4,320,000	11/30/2017
3.24	Fresno Airport				4,770,000	12/5/2017
4	Southpoint Office Center	L(25),D(91),O(4)	0	0	50,000,000	11/7/2017									2.09	1.82	74.4%	63.2%	12.4%
5	ExchangeRight Net Leased Portfolio #19	L(26),D(90),O(4)	0	0	59,040,000	Various									2.42	2.37	60.7%	60.7%	9.9%
5.01	Hobby Lobby - Warner Robins (Watson), GA				7,250,000	12/5/2017
5.02	Fresenius Medical Care - Chicago (Bishop), IL				5,300,000	12/1/2017
5.03	Walgreens - Franklin (Center), TN				5,075,000	12/2/2017
5.04	Walgreens - Gainesville (13th), FL				5,220,000	11/24/2017
5.05	Walgreens - Houston (Wallisville), TX				4,550,000	11/29/2017
5.06	Verizon Wireless - Gastonia (Franklin), NC				3,550,000	10/19/2017
5.07	CVS Pharmacy - Rome (Maple), GA				2,900,000	11/30/2017
5.08	Napa Auto Parts - Rockford (State), IL				2,400,000	12/5/2017
5.09	Fresenius Medical Care - Lithonia (Evans), GA				2,250,000	11/21/2017
5.10	Advance Auto Parts - El Paso (Doniphan), TX				2,250,000	12/1/2017
5.11	Dollar General - Xenia (Dayton), OH				2,085,000	10/19/2017
5.12	Dollar General - Lakeland (Knights), FL				1,980,000	10/22/2017
5.13	Dollar General - Nashville (Stewarts), TN				1,920,000	11/26/2017
5.14	Dollar General - Fairborn (Maple), OH				1,620,000	10/19/2017
5.15	Dollar General - Johnson City (Broadway), TN				1,410,000	12/1/2017
5.16	Dollar General - Mableton (Mableton), GA				1,540,000	11/17/2017
5.17	Dollar General - Trotwood (Salem), OH				1,365,000	10/19/2017
5.18	Advance Auto Parts - Beavercreek (Fairfield), OH				2,075,000	11/13/2017
5.19	Napa Auto Parts - Woodstock (Lake), IL				1,450,000	11/27/2017
5.20	Dollar General - San Angelo (Lutheran), TX				1,360,000	12/1/2017
5.21	Dollar General - Rosenberg (Highway 36), TX				1,490,000	12/2/2017
6	Houston Distribution Center	L(25),GRTR 1% or YM(91),O(4)	0	0	144,000,000	10/17/2017									1.61	1.44	58.2%	48.2%	10.6%
7	Apple Campus 3	L(26),D(87),O(7)	0	0	773,600,000	6/1/2019									3.57	3.55	44.0%	44.0%	12.2%
8	Walmart Supercenter Houston	L(24),D(92),O(4)	0	0	42,670,000	2/8/2018									1.77	1.74	62.1%	62.1%	8.0%
9	35 Waterview Boulevard	L(24),D(92),O(4)	0	0	30,300,000	11/27/2017									1.90	1.75	72.6%	61.1%	12.0%
10	FedEx Distribution Center	L(24),D(89),O(7)	0	0	31,700,000	1/23/2018									1.86	1.77	66.6%	66.6%	9.0%
11	Riverside and Rialto Industrial Portfolio	L(24),D(92),O(4)	0	0	37,450,000	10/30/2017									2.10	1.85	56.1%	56.1%	10.6%
11.01	Riverside Industrial				30,000,000	10/30/2017
11.02	Rialto Industrial				7,450,000	10/30/2017
12	Albany Capital Self Storage Portfolio	L(25),D(91),O(4)	0	0	33,440,000	12/21/2017									1.40	1.37	62.8%	54.5%	9.2%
12.01	Prime Altamont (Rotterdam)				8,930,000	12/21/2017
12.02	Prime Pittsfield				7,380,000	12/21/2017
12.03	Prime Cohoes				7,360,000	12/21/2017
12.04	Prime Albany (Central Ave)				7,200,000	12/21/2017
13	Forest Office Park	L(26),D(90),O(4)	0	5	28,600,000	12/11/2017									3.11	2.68	62.9%	62.9%	13.3%
14	Connecticut Industrial Portfolio	L(24),D(92),O(4)	0	0	26,900,000	12/13/2017									1.96	1.69	62.6%	55.3%	12.4%
14.01	550 Research Parkway				15,000,000	12/13/2017
14.02	160 Corporate Court				11,900,000	12/13/2017
15	Galleria Oaks	L(25),D(88),O(7)	0	0	23,000,000	9/6/2017									1.41	1.33	69.5%	57.3%	9.2%
16	Brookstone Crossing	L(26),D(90),O(4)	0	0	22,200,000	12/6/2017									1.49	1.44	67.6%	58.5%	9.6%
17	Corvac Composites Portfolio	L(24),GRTR 1% or YM(92),O(4)	0	5	20,800,000	Various									1.93	1.73	64.1%	59.0%	12.2%
17.01	4450 36th Street				8,500,000	1/4/2018
17.02	1025 North Washington Street				6,600,000	12/28/2017
17.03	390 Industrial Drive North				3,600,000	1/4/2018
17.04	223 Industrial Drive South				2,100,000	1/4/2018
18	Oxford Alabama Hotel Portfolio	L(25),D(89),O(6)	0	0	21,300,000	12/12/2017									1.88	1.68	60.9%	45.6%	13.2%
18.01	Courtyard Anniston Oxford by Marriott				11,800,000	12/12/2017
18.02	Fairfield Inn & Suites Anniston Oxford				9,500,000	12/12/2017
19	Villa Sierra & Wyndchase Apartments	L(25),D(91),O(4)	0	0	21,300,000	12/21/2017									2.99	2.85	60.6%	60.6%	11.7%
19.01	Villa Sierra Apartment Homes				12,600,000	12/21/2017
19.02	Wyndchase Apartment Homes				8,700,000	12/21/2017
20	WestRock Industrial	L(24),D(92),O(4)	0	0	22,200,000	2/1/2018									2.03	1.82	47.3%	39.0%	13.2%
21	Hilton Garden Inn Yuma Pivot Point	L(25),D(91),O(4)	0	0	18,900,000	12/1/2017									3.04	2.67	52.8%	43.2%	19.3%
22	Mill Creek	L(25),D(91),O(4)	0	0	13,800,000	12/15/2017									1.44	1.40	70.8%	61.0%	9.1%
23	930 Harvest Drive	L(24),D(92),O(4)	0	0	15,800,000	12/22/2017									2.03	1.74	60.8%	49.6%	12.8%
24	Fairfield Inn & Suites - Willow Grove	L(28),D(89),O(3)	0	0	15,000,000	9/6/2017									1.76	1.59	57.4%	36.6%	14.1%
25	2900 Westchester	L(25),D(91),O(4)	0	0	12,700,000	12/13/2017									1.97	1.76	66.8%	54.8%	12.6%

A-1-7

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Prepayment Provisions	Grace Period Default (Days)(3)	Grace Period Late (Days)	Appraised Value ($)(4)	Appraisal Date	Coop - Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Units	Coop - Sponsor Carry	Coop - Committed Secondary Debt	U/W NOI DSCR (x)(5)(6)	U/W NCF DSCR (x)(5)(6)	Cut-off Date LTV Ratio(4)(5)(6)	LTV Ratio at Maturity or ARD(4)(5)(6)	Cut-off Date U/W NOI Debt Yield(5)(6)
26	Twin Oaks Shopping Center	L(24),D(90),O(6)	0	0	10,700,000	11/15/2017									1.54	1.34	75.0%	65.7%	10.4%
27	Lakeville and Marina	L(26),D(89),O(5)	0	0	11,900,000	11/8/2017									1.65	1.53	66.6%	57.1%	10.1%
28	ACG Conlon MHC Portfolio V	L(24),D(92),O(4)	0	0	10,550,000	1/2/2018									1.39	1.36	72.4%	63.5%	9.5%
28.01	Sleepy Hollow MHC				2,990,000	1/2/2018
28.02	Maple Creek MHC				2,800,000	1/2/2018
28.03	Pinebrook MHC				2,520,000	1/2/2018
28.04	Old Pendleton MHC				2,240,000	1/2/2018
29	2222-2226 Cleveland Avenue	L(26),D(90),O(4)	0	0	16,400,000	11/15/2017									3.84	3.65	45.9%	45.9%	15.1%
30	Wichita MHP Portfolio	L(29),GRTR 1% or YM(87),O(4)	0	0	14,490,000	8/23/2017									1.75	1.70	49.7%	43.9%	11.1%
30.01	River Oaks MHP				8,170,000	8/23/2017
30.02	Lamp Lighter MHP				6,320,000	8/23/2017
31	Ascension Crossing Shopping Center	L(27),GRTR 1% or YM or D(86),O(7)	0	0	10,800,000	10/11/2017									1.82	1.64	66.3%	58.0%	11.1%
32	Arizona MHC Portfolio II	L(26),D(90),O(4)	0	0	9,740,000	Various									1.67	1.64	64.8%	48.5%	11.7%
32.01	Desert Royal				3,500,000	10/11/2017
32.02	Los Ranchitos				2,110,000	10/12/2017
32.03	Downtown				1,830,000	10/12/2017
32.04	Black Mountain Estates				1,200,000	10/12/2017
32.05	Covered Wagon				1,100,000	10/12/2017
33	Holiday Inn Express - Waldorf	L(24),D(93),O(3)	0	0	9,100,000	11/27/2017									1.93	1.70	68.6%	57.5%	13.3%
34	All Seasons Mobile Home Park	L(25),D(91),O(4)	0	0	9,700,000	12/27/2017									1.37	1.35	63.8%	53.9%	9.7%
35	8000 Jarvis Avenue	L(25),D(90),O(5)	0	0	12,570,000	12/22/2017									2.97	2.46	48.5%	48.5%	13.5%
36	Newport News Flex Portfolio	L(25),D(91),O(4)	0	0	8,900,000	10/12/2017									2.22	1.95	62.7%	51.9%	14.7%
37	Comfort Inn - Blythewood	L(24),D(92),O(4)	0	0	8,100,000	1/5/2018									2.02	1.81	64.8%	49.7%	15.2%
38	Holiday Inn Express Greenville Airport	L(25),D(31),O(4)	0	0	7,300,000	12/7/2018									2.17	1.88	68.0%	63.1%	14.5%
39	M2i Retail	L(25),D(91),O(4)	0	0	8,100,000	12/18/2017									1.28	1.25	59.9%	55.8%	8.9%
40	Elliot Medical Complex	L(24),D(93),O(3)	0	0	7,800,000	12/20/2017									1.37	1.30	59.8%	50.9%	9.1%
41	Hayward Industrial Park - CA	L(25),D(91),O(4)	0	0	10,400,000	11/14/2017									2.08	1.86	43.8%	38.2%	12.5%
42	Front Range MHP Portfolio	L(27),D(90),O(3)	0	0	6,470,000	7/19/2017									1.46	1.44	63.0%	52.8%	9.6%
42.01	Pleasant View Estates				3,340,000	7/19/2017
42.02	Suburban Estates				3,130,000	7/19/2017
43	Metropolitan Medical Complex	L(25),D(91),O(4)	0	0	6,800,000	12/11/2017									2.24	2.02	58.8%	58.8%	10.8%
44	SSA MHP Portfolio	L(24),D(93),O(3)	0	0	5,260,000	Various									1.67	1.62	70.6%	59.4%	11.7%
44.01	Bellevue MHP				1,890,000	12/18/2017
44.02	Edgewood MHP				1,250,000	8/31/2017
44.03	Camelot South MHP				1,130,000	12/18/2017
44.04	Valley View MHP				990,000	12/14/2017
45	Parklane and North Dohr Apartments	L(31),D(86),O(3)	0	0	5,100,000	7/6/2017									1.40	1.30	69.5%	57.8%	9.2%
45.01	North Dohr Apartments				3,000,000	7/6/2017
45.02	Parklane Apartments				2,100,000	7/6/2017
46	Vero Beach Retail Portfolio	L(24),D(92),O(4)	0	0	6,330,000	12/7/2017									1.70	1.51	55.3%	45.9%	11.3%
46.01	The Shops of Vero Beach				4,030,000	12/7/2017
46.02	Tropic Square Shopping Center				2,300,000	12/7/2017
47	College MHC	L(25),D(92),O(3)	0	0	4,450,000	1/9/2018									1.82	1.78	74.2%	64.3%	11.8%
48	Hays Mobile Home Parks	L(27),D(89),O(4)	0	0	4,690,000	8/23/2017									1.40	1.34	67.5%	56.3%	9.5%
49	Shoppes of Crossroads Commons	L(28),D(89),O(3)	0	0	4,490,000	8/5/2017									1.57	1.41	68.7%	56.7%	10.1%
50	Branson Self Storage	L(24),GRTR 1% or YM(95),O(1)	0	0	4,180,000	12/14/2017									1.47	1.38	69.4%	57.6%	10.4%
51	Lynchburg MHP Portfolio	L(25),D(92),O(3)	0	0	4,000,000	12/14/2017									1.35	1.31	72.5%	61.7%	9.0%
51.01	Briarwood MHP				1,550,000	12/14/2017
51.02	Buffalo Creek MHP				1,425,000	12/14/2017
51.03	Coolwell MHP				1,025,000	12/14/2017
52	Bonnet Lake MHP	L(26),D(91),O(3)	0	0	5,480,000	11/2/2017									1.69	1.64	50.9%	44.1%	10.9%
53	Emerald Hills Shopping Center	L(24),D(93),O(3)	0	0	4,280,000	11/2/2017									1.58	1.39	63.1%	52.8%	10.8%
54	D&B Storage	L(26),D(91),O(3)	0	0	4,110,000	11/3/2017									1.40	1.35	65.5%	54.6%	9.4%
55	Tallahatchie Self Storage	L(26),D(91),O(3)	0	0	4,630,000	10/30/2017									1.65	1.60	56.6%	47.0%	11.0%
56	Greenbriar Apartments	L(24),D(92),O(4)	0	0	4,150,000	11/29/2017									1.51	1.41	62.7%	53.6%	11.3%
57	Hammondell MHP	L(26),D(91),O(3)	0	0	4,390,000	11/2/2017									1.70	1.64	55.8%	48.4%	11.0%
58	Colorado Self Storage	L(27),D(90),O(3)	0	0	3,720,000	11/7/2017									1.54	1.50	62.3%	53.7%	9.8%
59	Handy Self Storage	L(27),D(90),O(3)	0	0	3,340,000	11/7/2017									1.51	1.47	65.3%	56.4%	9.6%
60	Marshfield MHP	L(26),D(31),O(3)	0	0	3,100,000	8/4/2017									1.62	1.55	66.6%	62.1%	11.1%
61	Rancier Mini Storage	L(27),D(89),O(4)	0	0	2,790,000	9/6/2017									1.52	1.46	69.9%	58.7%	9.6%
62	O’Reilly Auto Parts - Miami, FL	L(25),D(91),O(4)	0	0	2,670,000	11/28/2017									1.28	1.27	60.5%	49.7%	8.2%
63	Badger MHP	L(29),D(88),O(3)	0	0	2,260,000	8/17/2017									1.72	1.69	62.7%	52.1%	11.3%

A-1-8

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Cut-off Date U/W NCF Debt Yield(5)(6)	U/W Revenues ($) (2)(7)(9)	U/W Expenses ($)	U/W Net Operating Income ($)	U/W Replacement ($)	U/W TI/LC ($)(12)	U/W Net Cash Flow ($)	Occupancy Rate(2)(7)	Occupancy as-of Date	U/W Hotel ADR	U/W Hotel RevPAR	Most Recent Period	Most Recent Revenues ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent Capital Expenditures
1	Moffett Towers II - Building 2	11.4%	22,525,092	2,840,101	19,684,992	72,513	806,820	18,805,659	100.0%	12/1/2017			NAV	NAV	NAV	NAV	NAV
2	Airport Business Center	9.4%	18,889,349	4,222,532	14,666,817	257,526	292,643	14,116,649	96.8%	1/31/2018			TTM 10/31/2017	17,917,090	4,281,428	13,635,662	0
3	The SoCal Portfolio	9.4%	35,466,096	12,079,824	23,386,272	424,815	1,376,463	21,584,994	83.8%	1/31/2018			TTM 10/31/2017	31,784,832	11,711,634	20,073,198	0
3.01	Aliso Viejo Commerce Center		2,464,353	481,250	1,983,103	15,626	70,878	1,896,599	89.7%	1/31/2018			TTM 10/31/2017	2,536,649	464,007	2,072,642	0
3.02	Transpark Commerce		3,372,820	1,268,714	2,104,106	35,300	93,416	1,975,390	74.4%	1/31/2018			TTM 10/31/2017	2,281,463	1,199,788	1,081,675	0
3.03	Wimbledon		2,804,638	504,979	2,299,660	20,967	140,534	2,138,158	94.7%	1/31/2018			TTM 10/31/2017	2,381,434	498,563	1,882,871	0
3.04	Palmdale Place		2,622,564	665,612	1,956,952	31,031	55,215	1,870,706	89.1%	1/31/2018			TTM 10/31/2017	2,360,179	599,408	1,760,771	0
3.05	Sierra Gateway		2,294,646	804,865	1,489,781	25,432	84,832	1,379,517	76.6%	1/31/2018			TTM 10/31/2017	2,171,049	807,092	1,363,957	0
3.06	Fresno Industrial Center		1,466,559	303,115	1,163,444	16,718	57,972	1,088,754	97.2%	1/31/2018			TTM 10/31/2017	1,428,501	364,912	1,063,589	0
3.07	Upland Freeway		1,969,593	470,879	1,498,714	18,671	76,371	1,403,672	94.4%	1/31/2018			TTM 10/31/2017	1,880,742	473,469	1,407,273	0
3.08	Commerce Corporate Center		1,733,773	521,217	1,212,555	16,443	133,633	1,062,479	93.1%	1/31/2018			TTM 10/31/2017	838,710	480,834	357,876	0
3.09	Moreno Valley		1,580,201	424,315	1,155,886	8,951	39,765	1,107,170	94.0%	1/31/2018			TTM 10/31/2017	1,548,144	481,443	1,066,701	0
3.10	Airport One Office Park		1,673,535	400,010	1,273,525	19,422	103,766	1,150,337	100.0%	1/31/2018			TTM 10/31/2017	1,036,907	338,745	698,162	0
3.11	Colton Courtyard		1,337,589	449,824	887,766	16,473	52,667	818,625	65.2%	1/31/2018			TTM 10/31/2017	1,056,116	447,969	608,147	0
3.12	The Abbey Center		1,262,203	602,307	659,896	24,241	31,625	604,031	86.5%	1/31/2018			TTM 10/31/2017	1,198,508	588,532	609,976	0
3.13	Upland Commerce Center		899,488	237,383	662,105	13,350	32,900	615,856	86.0%	1/31/2018			TTM 10/31/2017	852,842	235,462	617,380	0
3.14	Diamond Bar		711,219	123,560	587,659	3,260	14,922	569,477	100.0%	1/31/2018			TTM 10/31/2017	741,338	119,307	622,031	0
3.15	Atlantic Plaza		666,343	127,691	538,652	10,473	25,161	503,018	100.0%	1/31/2018			TTM 10/31/2017	623,595	160,608	462,987	0
3.16	Ming Office Park		1,525,372	958,436	566,936	28,302	64,874	473,760	56.5%	1/31/2018			TTM 10/31/2017	2,031,985	916,024	1,115,961	0
3.17	10th Street Commerce Center		986,164	383,805	602,359	27,045	33,257	542,057	52.3%	1/31/2018			TTM 10/31/2017	1,281,965	365,811	916,154	0
3.18	Cityview Plaza		3,270,894	1,847,718	1,423,175	22,921	132,896	1,267,358	96.4%	1/31/2018			TTM 10/31/2017	2,778,422	1,719,815	1,058,607	0
3.19	Garden Grove Town Center		353,105	69,857	283,248	5,801	10,977	266,471	100.0%	1/31/2018			TTM 10/31/2017	217,235	84,564	132,671	0
3.20	30th Street Commerce Center		364,886	148,945	215,941	13,538	11,835	190,568	49.5%	1/31/2018			TTM 10/31/2017	343,177	145,083	198,094	0
3.21	Mt. Vernon Commerce Center		325,981	115,869	210,112	4,438	12,559	193,115	77.8%	1/31/2018			TTM 10/31/2017	290,763	119,542	171,221	0
3.22	Anaheim Stadium Industrial		1,139,019	784,210	354,809	20,684	71,613	262,511	100.0%	1/31/2018			TTM 10/31/2017	1,140,994	702,044	438,950	0
3.23	25th Street Commerce Center		249,591	97,398	152,193	6,820	7,926	137,447	58.8%	1/31/2018			TTM 10/31/2017	245,034	89,725	155,309	0
3.24	Fresno Airport		391,561	287,864	103,697	18,910	16,868	67,919	47.0%	1/31/2018			TTM 10/31/2017	519,080	308,884	210,196	0
4	Southpoint Office Center	10.8%	8,850,791	4,234,206	4,616,585	73,362	523,725	4,019,499	91.5%	11/1/2017			TTM 10/31/2017	8,879,247	4,361,525	4,517,722	0
5	ExchangeRight Net Leased Portfolio #19	9.8%	4,035,673	476,309	3,559,364	25,228	37,712	3,496,424	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
5.01	Hobby Lobby - Warner Robins (Watson), GA		449,310	14,444	434,866	8,250	26,813	399,803	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
5.02	Fresenius Medical Care - Chicago (Bishop), IL		406,109	56,353	349,756	1,542	0	348,214	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
5.03	Walgreens - Franklin (Center), TN		288,800	5,776	283,024	0	11,353	271,671	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
5.04	Walgreens - Gainesville (13th), FL		305,221	6,482	298,739	2,086	11,885	284,768	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
5.05	Walgreens - Houston (Wallisville), TX		289,004	6,137	282,867	2,268	11,756	268,843	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
5.06	Verizon Wireless - Gastonia (Franklin), NC		231,468	35,382	196,086	760	6,739	188,587	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
5.07	CVS Pharmacy - Rome (Maple), GA		182,696	19,444	163,252	1,525	0	161,727	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
5.08	Napa Auto Parts - Rockford (State), IL		148,200	2,964	145,236	0	7,943	137,293	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
5.09	Fresenius Medical Care - Lithonia (Evans), GA		148,027	5,573	142,455	4,721	0	137,733	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
5.10	Advance Auto Parts - El Paso (Doniphan), TX		149,349	20,208	129,141	1,688	0	127,454	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
5.11	Dollar General - Xenia (Dayton), OH		183,588	48,672	134,916	0	0	134,916	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
5.12	Dollar General - Lakeland (Knights), FL		125,086	3,807	121,278	0	0	121,278	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
5.13	Dollar General - Nashville (Stewarts), TN		139,155	24,665	114,490	0	6,457	108,033	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
5.14	Dollar General - Fairborn (Maple), OH		145,029	40,226	104,803	0	0	104,803	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
5.15	Dollar General - Johnson City (Broadway), TN		98,311	9,623	88,688	0	0	88,688	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
5.16	Dollar General - Mableton (Mableton), GA		102,268	5,313	96,955	1,354	0	95,601	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
5.17	Dollar General - Trotwood (Salem), OH		151,072	63,521	87,551	0	0	87,551	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
5.18	Advance Auto Parts - Beavercreek (Fairfield), OH		203,697	81,294	122,402	1,034	0	121,368	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
5.19	Napa Auto Parts - Woodstock (Lake), IL		90,630	1,813	88,817	0	4,766	84,052	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
5.20	Dollar General - San Angelo (Lutheran), TX		104,299	21,276	83,023	0	0	83,023	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
5.21	Dollar General - Rosenberg (Highway 36), TX		94,354	3,336	91,018	0	0	91,018	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
6	Houston Distribution Center	9.4%	9,141,820	274,255	8,867,565	375,149	600,238	7,892,178	100.0%	3/1/2018			Actual 2017	9,193,964	33,691	9,160,273	0
7	Apple Campus 3	12.1%	46,190,545	4,804,932	41,385,613	176,531	0	41,209,082	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
8	Walmart Supercenter Houston	7.9%	3,347,667	1,239,654	2,108,013	26,627	0	2,081,386	100.0%	3/1/2018			TTM 12/31/2017	2,100,000	0	2,100,000	0
9	35 Waterview Boulevard	11.1%	4,210,919	1,565,174	2,645,745	34,500	163,017	2,448,228	95.7%	11/10/2017			TTM 10/31/2017	4,360,460	1,521,618	2,838,842	0
10	FedEx Distribution Center	8.6%	2,229,886	339,324	1,890,562	30,525	54,230	1,805,807	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
11	Riverside and Rialto Industrial Portfolio	9.4%	2,864,906	629,570	2,235,337	56,587	210,172	1,968,578	95.8%	Various			Actual 2017	2,606,742	675,916	1,930,827	0
11.01	Riverside Industrial		2,386,106	550,957	1,835,149	47,627	143,373	1,644,149	94.6%	1/1/2018			Actual 2017	2,123,192	600,675	1,522,518	0
11.02	Rialto Industrial		478,800	78,612	400,188	8,960	66,799	324,429	100.0%	3/1/2018			Actual 2017	483,550	75,241	408,309	0
12	Albany Capital Self Storage Portfolio	9.0%	2,888,009	965,580	1,922,430	35,591	0	1,886,838	92.6%	12/26/2017			Actual 2017	2,929,018	979,412	1,949,606	0
12.01	Prime Altamont (Rotterdam)		854,083	313,709	540,374	11,175	0	529,199	93.3%	12/26/2017			Actual 2017	854,083	317,840	536,243	0
12.02	Prime Pittsfield		708,512	239,799	468,714	7,808	0	460,906	94.5%	12/26/2017			Actual 2017	708,676	243,718	464,958	0
12.03	Prime Cohoes		664,130	192,617	471,513	8,903	0	462,611	95.5%	12/26/2017			Actual 2017	664,130	194,773	469,357	0
12.04	Prime Albany (Central Ave)		661,284	219,455	441,829	7,706	0	434,123	86.2%	12/26/2017			Actual 2017	702,129	223,081	479,048	0
13	Forest Office Park	11.4%	3,914,464	1,528,599	2,385,864	54,976	273,720	2,057,169	93.9%	12/27/2017			Actual 2017	3,851,828	1,520,787	2,331,041	0
14	Connecticut Industrial Portfolio	10.8%	2,749,723	653,327	2,096,396	56,808	227,234	1,812,354	100.0%	Various			Annualized 9 12/31/2017	2,746,511	664,950	2,081,562	0
14.01	550 Research Parkway		1,732,468	598,513	1,133,955	32,675	130,700	970,580	100.0%	1/1/2018			Annualized 9 12/31/2017	1,696,572	565,670	1,130,903	0
14.02	160 Corporate Court		1,017,255	54,814	962,441	24,133	96,534	841,775	100.0%	3/1/2018			Annualized 9 12/31/2017	1,049,939	99,280	950,659	0
15	Galleria Oaks	8.6%	2,020,834	642,697	1,378,137	14,778	69,623	1,293,736	85.3%	10/31/2017			Actual 2017	1,944,280	644,269	1,300,011	0
16	Brookstone Crossing	9.3%	2,505,355	1,064,806	1,440,549	49,750	0	1,390,799	97.5%	11/15/2017			TTM 10/31/2017	2,425,409	1,067,680	1,357,729	49,750
17	Corvac Composites Portfolio	10.9%	1,677,657	50,330	1,627,327	77,169	96,156	1,454,001	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
17.01	4450 36th Street		677,489	20,325	657,164	27,315	28,683	601,166	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
17.02	1025 North Washington Street		546,504	16,395	530,109	26,229	36,031	467,849	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
17.03	390 Industrial Drive North		283,970	8,519	275,451	14,063	19,080	242,307	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
17.04	223 Industrial Drive South		169,694	5,091	164,603	9,563	12,362	142,679	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
18	Oxford Alabama Hotel Portfolio	11.8%	4,597,255	2,884,836	1,712,419	183,890	0	1,528,529	75.8%	12/31/2017	95	69	Actual 2017	4,764,727	2,927,528	1,837,199	190,589
18.01	Courtyard Anniston Oxford by Marriott		2,539,600	1,655,473	884,127	101,584	0	782,543	73.6%	12/31/2017	98	70	Actual 2017	2,625,931	1,653,969	971,962	105,037
18.02	Fairfield Inn & Suites Anniston Oxford		2,057,655	1,229,363	828,293	82,306	0	745,987	78.3%	12/31/2017	90	68	Actual 2017	2,138,796	1,273,559	865,237	85,552
19	Villa Sierra & Wyndchase Apartments	11.1%	3,535,164	2,031,520	1,503,644	66,787	0	1,436,857	96.4%	Various			TTM 12/31/2017	3,437,317	2,002,021	1,435,295	0
19.01	Villa Sierra Apartment Homes		2,151,512	1,281,151	870,361	40,237	0	830,124	97.1%	1/12/2018			TTM 12/31/2017	2,082,312	1,271,231	811,080	0
19.02	Wyndchase Apartment Homes		1,383,652	750,369	633,283	26,550	0	606,733	95.3%	1/23/2018			TTM 12/31/2017	1,355,005	730,790	624,215	0
20	WestRock Industrial	11.8%	1,875,395	492,538	1,382,857	50,230	91,703	1,240,925	100.0%	3/1/2018			Actual 2017	1,242,960	301,289	941,671	0
21	Hilton Garden Inn Yuma Pivot Point	16.9%	5,873,526	3,950,829	1,922,697	234,941	0	1,687,756	79.2%	12/31/2017	113	90	Actual 2017	5,873,526	3,506,570	2,366,957	0
22	Mill Creek	8.9%	1,240,092	352,986	887,105	12,725	7,849	866,530	95.7%	12/31/2017			Actual 2017	1,179,969	279,719	900,250	0
23	930 Harvest Drive	11.0%	2,081,997	855,942	1,226,055	24,399	149,624	1,052,033	82.9%	1/19/2018			TTM 11/30/2017	1,760,015	821,767	938,248	0
24	Fairfield Inn & Suites - Willow Grove	12.7%	2,922,658	1,707,641	1,215,017	116,906	0	1,098,111	65.8%	10/31/2017	112	74	TTM 10/31/2017	2,922,658	1,569,417	1,353,241	116,480
25	2900 Westchester	11.2%	2,203,450	1,134,953	1,068,496	19,031	95,157	954,308	92.7%	1/24/2018			Actual 2017	2,072,111	1,070,149	1,001,962	0

A-1-9

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Cut-off Date U/W NCF Debt Yield(5)(6)	U/W Revenues ($) (2)(7)(9)	U/W Expenses ($)	U/W Net Operating Income ($)	U/W Replacement ($)	U/W TI/LC ($)(12)	U/W Net Cash Flow ($)	Occupancy Rate(2)(7)	Occupancy as-of Date	U/W Hotel ADR	U/W Hotel RevPAR	Most Recent Period	Most Recent Revenues ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent Capital Expenditures
26	Twin Oaks Shopping Center	9.1%	1,038,622	201,893	836,729	14,578	91,686	730,465	96.8%	10/17/2017			Annualized 9 9/30/2017	1,160,369	135,149	1,025,220	16,463
27	Lakeville and Marina	9.4%	1,174,794	369,989	804,805	20,926	36,079	747,801	100.0%	12/1/2017			Actual 2017	868,443	375,386	493,057	0
28	ACG Conlon MHC Portfolio V	9.3%	1,169,585	444,048	725,537	16,801	0	708,736	88.3%	1/9/2018			TTM 11/30/2017	1,154,414	412,412	742,002	0
28.01	Sleepy Hollow MHC		317,860	106,709	211,151	4,900	0	206,251	96.9%	1/9/2018			TTM 11/30/2017	317,887	91,720	226,166	0
28.02	Maple Creek MHC		287,720	94,426	193,293	3,744	0	189,549	97.4%	1/9/2018			TTM 11/30/2017	288,297	84,100	204,197	0
28.03	Pinebrook MHC		328,984	160,878	168,106	4,557	0	163,549	86.0%	1/9/2018			TTM 11/30/2017	317,670	159,677	157,993	0
28.04	Old Pendleton MHC		235,021	82,034	152,986	3,600	0	149,386	71.3%	1/9/2018			TTM 11/30/2017	230,560	76,915	153,645	0
29	2222-2226 Cleveland Avenue	14.3%	1,447,381	312,974	1,134,407	9,498	46,569	1,078,341	100.0%	12/10/2017			TTM 9/30/2017	1,258,471	201,445	1,057,026	0
30	Wichita MHP Portfolio	10.8%	1,642,828	842,175	800,654	24,950	0	775,704	95.4%	8/1/2017			TTM 7/31/2017	1,625,628	895,203	730,425	0
30.01	River Oaks MHP		905,204	455,443	449,762	13,850	0	435,912	93.5%	8/1/2017			TTM 7/31/2017	874,917	396,920	477,997	0
30.02	Lamp Lighter MHP		737,624	386,732	350,892	11,100	0	339,792	97.7%	8/1/2017			TTM 7/31/2017	750,710	498,283	252,428	0
31	Ascension Crossing Shopping Center	10.0%	1,107,316	313,358	793,957	33,344	45,059	715,555	96.6%	12/18/2017			TTM 11/30/2017	959,395	294,319	665,076	0
32	Arizona MHC Portfolio II	11.5%	1,205,047	467,056	737,991	13,950	0	724,041	85.3%	1/1/2018			Actual 2017	1,234,078	446,952	787,126	13,950
32.01	Desert Royal		384,790	99,491	285,298	4,600	0	280,698	93.5%	1/1/2018			Actual 2017	408,909	115,525	293,384	0
32.02	Los Ranchitos		305,691	151,358	154,333	3,100	0	151,233	87.1%	1/1/2018			Actual 2017	305,691	131,275	174,416	0
32.03	Downtown		211,436	96,293	115,143	2,900	0	112,243	74.1%	1/1/2018			Actual 2017	211,946	83,606	128,340	0
32.04	Black Mountain Estates		140,642	43,803	96,839	1,700	0	95,139	79.4%	1/1/2018			Actual 2017	141,117	46,298	94,818	0
32.05	Covered Wagon		162,488	76,111	86,377	1,650	0	84,727	84.8%	1/1/2018			Actual 2017	166,415	70,248	96,167	0
33	Holiday Inn Express - Waldorf	11.7%	2,462,709	1,633,448	829,261	98,508	0	730,753	77.8%	11/30/2017	96	72	TTM 11/30/2017	2,555,962	1,632,992	922,970	0
34	All Seasons Mobile Home Park	9.6%	814,025	212,764	601,261	8,323	0	592,938	98.0%	1/10/2018			TTM 12/31/2017	823,875	198,707	625,168	0
35	8000 Jarvis Avenue	11.2%	1,361,102	536,610	824,492	11,899	129,776	682,817	90.1%	12/22/2017			TTM 11/30/2017	879,720	413,376	466,344	0
36	Newport News Flex Portfolio	12.8%	1,218,405	400,514	817,891	23,220	77,430	717,241	92.4%	1/19/2018			TTM 11/30/2017	1,204,861	423,514	781,347	0
37	Comfort Inn - Blythewood	13.6%	2,000,269	1,204,682	795,587	80,011	0	715,576	83.6%	12/31/2017	93	70	TTM 12/31/2017	2,020,946	1,147,447	873,499	80,838
38	Holiday Inn Express Greenville Airport	12.6%	2,411,625	1,691,842	719,783	96,465	0	623,318	77.7%	12/31/2017	101	79	Actual 2017	2,411,625	1,647,404	764,220	0
39	M2i Retail	8.7%	590,581	157,357	433,224	1,942	10,358	420,925	100.0%	1/26/2018			TTM 11/30/2017	467,514	121,536	345,978	0
40	Elliot Medical Complex	8.6%	435,838	13,075	422,763	3,398	18,125	401,239	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
41	Hayward Industrial Park - CA	11.2%	771,636	204,897	566,740	23,528	35,292	507,919	100.0%	12/14/2017			Actual 2017	770,508	217,866	552,641	0
42	Front Range MHP Portfolio	9.5%	694,742	304,274	390,468	5,278	0	385,190	100.0%	10/31/2017			TTM 9/30/2017	697,032	297,999	399,033	0
42.01	Pleasant View Estates		371,022	168,960	202,062	2,778	0	199,285	100.0%	10/31/2017			TTM 9/30/2017	371,022	166,042	204,980	0
42.02	Suburban Estates		323,720	135,315	188,405	2,500	0	185,905	100.0%	10/31/2017			TTM 9/30/2017	326,010	131,957	194,053	0
43	Metropolitan Medical Complex	9.7%	602,535	169,312	433,223	7,097	36,554	389,572	86.9%	1/9/2018			TTM 11/30/2017	590,354	169,970	420,384	0
44	SSA MHP Portfolio	11.4%	709,610	276,214	433,396	11,750	0	421,646	90.6%	Various			TTM 11/30/2017	737,223	246,319	490,904	0
44.01	Bellevue MHP		244,287	92,839	151,448	3,800	0	147,648	88.2%	1/1/2018			TTM 11/30/2017	260,544	95,171	165,373	0
44.02	Edgewood MHP		166,155	61,617	104,538	2,750	0	101,788	100.0%	9/30/2017			TTM 11/30/2017	184,705	49,976	134,729	0
44.03	Camelot South MHP		176,663	84,585	92,078	2,500	0	89,578	84.0%	9/1/2017			TTM 11/30/2017	166,286	79,494	86,792	0
44.04	Valley View MHP		122,504	37,173	85,331	2,700	0	82,631	90.7%	1/8/2018			TTM 11/30/2017	125,688	21,679	104,010	0
45	Parklane and North Dohr Apartments	8.5%	700,688	375,340	325,348	24,413	0	300,935	94.3%	11/30/2017			TTM 10/31/2017	714,987	305,156	409,831	0
45.01	North Dohr Apartments		412,837	219,188	193,650	13,350	0	180,300	96.0%	11/30/2017			TTM 10/31/2017	416,375	176,952	239,423	0
45.02	Parklane Apartments		287,851	156,152	131,699	11,063	0	120,636	91.9%	11/30/2017			TTM 10/31/2017	298,612	128,204	170,408	0
46	Vero Beach Retail Portfolio	10.1%	598,648	201,942	396,706	6,371	38,445	351,890	86.5%	12/1/2017			TTM 10/31/2017	449,654	162,846	286,809	0
46.01	The Shops of Vero Beach		422,466	120,100	302,366	3,600	19,608	279,158	91.7%	12/1/2017			TTM 10/31/2017	307,978	99,790	208,187	0
46.02	Tropic Square Shopping Center		176,181	81,841	94,340	2,771	18,837	72,732	79.8%	12/1/2017			TTM 10/31/2017	141,677	63,055	78,622	0
47	College MHC	11.6%	720,688	332,091	388,597	6,600	0	381,997	90.9%	12/31/2017			TTM 11/30/2017	729,538	327,303	402,235	0
48	Hays Mobile Home Parks	9.0%	631,471	332,167	299,304	13,350	0	285,954	82.4%	11/30/2017			TTM 10/31/2017	621,487	271,236	350,251	0
49	Shoppes of Crossroads Commons	9.1%	461,008	149,416	311,591	2,150	29,586	279,854	100.0%	12/31/2017			TTM 11/30/2017	482,569	151,082	331,487	0
50	Branson Self Storage	9.8%	494,778	193,247	301,530	18,115	0	283,415	76.4%	12/31/2017			Actual 2017	495,508	179,202	316,305	0
51	Lynchburg MHP Portfolio	8.7%	418,861	159,104	259,757	8,000	0	251,757	93.1%	1/26/2018			Actual 2017	418,861	145,104	273,756	0
51.01	Briarwood MHP		NAV	NAV	NAV	NAV	NAV	NAV	95.2%	1/26/2018			NAV	NAV	NAV	NAV	NAV
51.02	Buffalo Creek MHP		NAV	NAV	NAV	NAV	NAV	NAV	94.7%	1/26/2018			NAV	NAV	NAV	NAV	NAV
51.03	Coolwell MHP		NAV	NAV	NAV	NAV	NAV	NAV	87.8%	1/26/2018			NAV	NAV	NAV	NAV	NAV
52	Bonnet Lake MHP	10.6%	576,286	271,153	305,133	8,800	0	296,333	100.0%	12/1/2017			TTM 10/31/2017	576,286	272,506	303,780	0
53	Emerald Hills Shopping Center	9.5%	596,281	304,049	292,232	3,033	31,975	257,225	100.0%	12/31/2017			Actual 2017	620,290	246,665	373,625	0
54	D&B Storage	9.1%	432,068	178,286	253,783	8,698	0	245,084	98.5%	10/31/2017			Annualized 6 11/30/2017	427,728	125,166	302,562	0
55	Tallahatchie Self Storage	10.6%	423,224	136,296	286,928	8,703	0	278,225	95.8%	10/4/2017			Annualized 6 10/31/2017	437,086	103,464	333,622	8,600
56	Greenbriar Apartments	10.5%	488,923	196,049	292,874	20,000	0	272,874	91.3%	12/31/2017			TTM 12/31/2017	419,679	168,304	251,375	0
57	Hammondell MHP	10.7%	599,695	330,078	269,617	8,150	0	261,467	96.5%	11/6/2017			TTM 10/31/2017	599,695	321,563	278,132	0
58	Colorado Self Storage	9.5%	352,336	125,379	226,957	5,809	0	221,149	90.5%	10/31/2017			TTM 10/31/2017	354,073	117,542	236,531	0
59	Handy Self Storage	9.4%	335,029	125,611	209,418	4,816	0	204,602	91.1%	12/4/2017			TTM 11/30/2017	332,649	96,291	236,358	0
60	Marshfield MHP	10.7%	531,732	301,627	230,104	9,550	0	220,554	77.4%	12/4/2017			TTM 10/31/2017	536,610	282,598	254,012	0
61	Rancier Mini Storage	9.2%	318,175	131,732	186,443	6,980	0	179,463	91.0%	12/31/2017			Actual 2017	307,444	94,029	213,415	0
62	O’Reilly Auto Parts - Miami, FL	8.1%	136,774	4,841	131,933	723	0	131,211	100.0%	3/1/2018			NAV	NAV	NAV	NAV	NAV
63	Badger MHP	11.2%	279,392	118,672	160,720	2,650	0	158,070	96.3%	8/1/2017			TTM 10/31/2017	279,392	108,298	171,095	0

A-1-10

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Most Recent NCF ($)	Most Recent Hotel ADR	Most Recent Hotel RevPAR	Second Most Recent Period	Second Most Recent Revenues ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent Capital Expenditures	Second Most Recent NCF ($)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR	Third Most Recent Period	Third Most Recent Revenues ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent Capital Expenditures
1	Moffett Towers II - Building 2	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
2	Airport Business Center	13,635,662			Actual 2016	17,146,711	4,242,336	12,904,375	0	12,904,375			Actual 2015	16,334,076	4,180,929	12,153,147	0
3	The SoCal Portfolio	20,073,198			Actual 2016	30,439,450	11,369,926	19,069,525	0	19,069,525			Actual 2015	28,601,263	11,097,951	17,503,312	0
3.01	Aliso Viejo Commerce Center	2,072,642			Actual 2016	2,490,455	510,586	1,979,869	0	1,979,869			Actual 2015	2,127,327	492,573	1,634,754	0
3.02	Transpark Commerce	1,081,675			Actual 2016	2,128,832	1,143,929	984,903	0	984,903			Actual 2015	1,990,150	1,160,112	830,039	0
3.03	Wimbledon	1,882,871			Actual 2016	2,222,338	458,772	1,763,566	0	1,763,566			Actual 2015	2,053,299	456,756	1,596,543	0
3.04	Palmdale Place	1,760,771			Actual 2016	1,375,260	473,786	901,474	0	901,474			Actual 2015	1,300,312	395,935	904,377	0
3.05	Sierra Gateway	1,363,957			Actual 2016	2,037,192	822,187	1,215,005	0	1,215,005			Actual 2015	1,924,473	736,684	1,187,789	0
3.06	Fresno Industrial Center	1,063,589			Actual 2016	1,242,948	283,395	959,553	0	959,553			Actual 2015	830,259	247,333	582,926	0
3.07	Upland Freeway	1,407,273			Actual 2016	1,726,150	468,446	1,257,705	0	1,257,705			Actual 2015	1,546,844	435,164	1,111,680	0
3.08	Commerce Corporate Center	357,876			Actual 2016	807,770	436,712	371,058	0	371,058			Actual 2015	846,095	389,793	456,302	0
3.09	Moreno Valley	1,066,701			Actual 2016	1,440,971	450,920	990,051	0	990,051			Actual 2015	1,381,818	442,957	938,861	0
3.10	Airport One Office Park	698,162			Actual 2016	1,357,746	347,144	1,010,602	0	1,010,602			Actual 2015	1,492,640	354,919	1,137,721	0
3.11	Colton Courtyard	608,147			Actual 2016	1,043,636	423,883	619,753	0	619,753			Actual 2015	933,371	413,811	519,560	0
3.12	The Abbey Center	609,976			Actual 2016	1,238,617	585,276	653,341	0	653,341			Actual 2015	1,186,133	581,918	604,215	0
3.13	Upland Commerce Center	617,380			Actual 2016	756,277	233,290	522,987	0	522,987			Actual 2015	729,243	223,764	505,479	0
3.14	Diamond Bar	622,031			Actual 2016	684,401	113,730	570,671	0	570,671			Actual 2015	617,608	117,787	499,821	0
3.15	Atlantic Plaza	462,987			Actual 2016	631,999	131,315	500,684	0	500,684			Actual 2015	599,363	120,846	478,517	0
3.16	Ming Office Park	1,115,961			Actual 2016	2,386,820	960,318	1,426,502	0	1,426,502			Actual 2015	2,351,764	996,639	1,355,125	0
3.17	10th Street Commerce Center	916,154			Actual 2016	1,173,763	427,853	745,910	0	745,910			Actual 2015	1,323,754	478,444	845,310	0
3.18	Cityview Plaza	1,058,607			Actual 2016	2,768,146	1,673,222	1,094,924	0	1,094,924			Actual 2015	2,503,879	1,663,111	840,768	0
3.19	Garden Grove Town Center	132,671			Actual 2016	330,385	62,505	267,880	0	267,880			Actual 2015	334,699	48,759	285,940	0
3.20	30th Street Commerce Center	198,094			Actual 2016	326,969	142,971	183,998	0	183,998			Actual 2015	407,527	123,206	284,321	0
3.21	Mt. Vernon Commerce Center	171,221			Actual 2016	297,736	126,448	171,288	0	171,288			Actual 2015	270,045	140,619	129,426	0
3.22	Anaheim Stadium Industrial	438,950			Actual 2016	1,143,895	708,558	435,337	0	435,337			Actual 2015	1,029,048	697,145	331,903	0
3.23	25th Street Commerce Center	155,309			Actual 2016	338,358	83,857	254,501	0	254,501			Actual 2015	348,762	75,579	273,183	0
3.24	Fresno Airport	210,196			Actual 2016	488,786	300,824	187,962	0	187,962			Actual 2015	472,850	304,097	168,754	0
4	Southpoint Office Center	4,517,722			Actual 2016	8,853,360	4,484,874	4,368,486	0	4,368,486			Actual 2015	8,671,137	4,538,695	4,132,442	0
5	ExchangeRight Net Leased Portfolio #19	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
5.01	Hobby Lobby - Warner Robins (Watson), GA	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
5.02	Fresenius Medical Care - Chicago (Bishop), IL	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
5.03	Walgreens - Franklin (Center), TN	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
5.04	Walgreens - Gainesville (13th), FL	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
5.05	Walgreens - Houston (Wallisville), TX	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
5.06	Verizon Wireless - Gastonia (Franklin), NC	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
5.07	CVS Pharmacy - Rome (Maple), GA	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
5.08	Napa Auto Parts - Rockford (State), IL	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
5.09	Fresenius Medical Care - Lithonia (Evans), GA	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
5.10	Advance Auto Parts - El Paso (Doniphan), TX	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
5.11	Dollar General - Xenia (Dayton), OH	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
5.12	Dollar General - Lakeland (Knights), FL	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
5.13	Dollar General - Nashville (Stewarts), TN	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
5.14	Dollar General - Fairborn (Maple), OH	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
5.15	Dollar General - Johnson City (Broadway), TN	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
5.16	Dollar General - Mableton (Mableton), GA	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
5.17	Dollar General - Trotwood (Salem), OH	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
5.18	Advance Auto Parts - Beavercreek (Fairfield), OH	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
5.19	Napa Auto Parts - Woodstock (Lake), IL	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
5.20	Dollar General - San Angelo (Lutheran), TX	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
5.21	Dollar General - Rosenberg (Highway 36), TX	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
6	Houston Distribution Center	9,160,273			Actual 2016	9,058,093	41,626	9,016,467	0	9,016,467			Actual 2015	8,924,229	22,724	8,901,505	0
7	Apple Campus 3	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
8	Walmart Supercenter Houston	2,100,000			Actual 2016	2,100,000	0	2,100,000	0	2,100,000			Actual 2015	982,258	0	982,258	0
9	35 Waterview Boulevard	2,838,842			Actual 2016	4,464,133	1,528,831	2,935,302	0	2,935,302			Actual 2015	4,184,661	1,554,696	2,629,965	0
10	FedEx Distribution Center	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
11	Riverside and Rialto Industrial Portfolio	1,930,827			Actual 2016	2,498,025	625,101	1,872,924	0	1,872,924			NAV	NAV	NAV	NAV	NAV
11.01	Riverside Industrial	1,522,518			Actual 2016	2,052,075	540,387	1,511,688	0	1,511,688			NAV	NAV	NAV	NAV	NAV
11.02	Rialto Industrial	408,309			Actual 2016	445,950	84,714	361,236	0	361,236			NAV	NAV	NAV	NAV	NAV
12	Albany Capital Self Storage Portfolio	1,949,606			Annualized 10 12/31/2016	2,729,563	961,394	1,768,169	0	1,768,169			Actual 2015	2,720,984	958,592	1,762,391	0
12.01	Prime Altamont (Rotterdam)	536,243			Annualized 10 12/31/2016	802,909	301,840	501,070	0	501,070			Actual 2015	788,761	301,675	487,086	0
12.02	Prime Pittsfield	464,958			Annualized 10 12/31/2016	658,375	232,282	426,094	0	426,094			Actual 2015	635,818	264,707	371,112	0
12.03	Prime Cohoes	469,357			Annualized 10 12/31/2016	592,940	200,260	392,681	0	392,681			Actual 2015	593,158	205,926	387,232	0
12.04	Prime Albany (Central Ave)	479,048			Annualized 10 12/31/2016	658,375	232,282	426,094	0	426,094			Actual 2015	703,247	186,285	516,962	0
13	Forest Office Park	2,331,041			Actual 2016	3,670,756	1,330,284	2,340,472	0	2,340,472			Actual 2015	3,112,637	1,356,981	1,755,656	0
14	Connecticut Industrial Portfolio	2,081,562			Actual 2016	2,249,165	630,415	1,618,750	0	1,618,750			Actual 2015	2,052,483	668,194	1,384,289	0
14.01	550 Research Parkway	1,130,903			Actual 2016	1,155,369	555,691	599,677	0	599,677			Actual 2015	945,973	600,451	345,521	0
14.02	160 Corporate Court	950,659			Actual 2016	1,093,797	74,724	1,019,073	0	1,019,073			Actual 2015	1,106,510	67,742	1,038,768	0
15	Galleria Oaks	1,300,011			Actual 2016	1,754,907	627,929	1,126,978	0	1,126,978			Actual 2015	1,599,485	470,349	1,129,136	0
16	Brookstone Crossing	1,307,979			Actual 2016	2,395,370	1,026,497	1,368,873	49,750	1,319,123			NAV	NAV	NAV	NAV	NAV
17	Corvac Composites Portfolio	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
17.01	4450 36th Street	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
17.02	1025 North Washington Street	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
17.03	390 Industrial Drive North	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
17.04	223 Industrial Drive South	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
18	Oxford Alabama Hotel Portfolio	1,646,610	95	72	Actual 2016	3,844,672	2,725,380	1,119,292	153,787	965,505	91	58	Actual 2015	3,182,980	2,257,485	925,496	127,319
18.01	Courtyard Anniston Oxford by Marriott	866,925	98	72	Actual 2016	2,144,616	1,544,323	600,293	85,785	514,508	94	59	Actual 2015	1,704,079	1,236,424	467,655	68,163
18.02	Fairfield Inn & Suites Anniston Oxford	779,685	91	71	Actual 2016	1,700,056	1,181,057	519,000	67,964	451,036	86	57	Actual 2015	1,478,902	1,021,062	457,840	59,156
19	Villa Sierra & Wyndchase Apartments	1,435,295			Actual 2016	3,314,468	1,883,800	1,430,668	0	1,430,668			Actual 2015	3,292,575	1,842,880	1,449,694	0
19.01	Villa Sierra Apartment Homes	811,080			Actual 2016	2,016,863	1,190,256	826,607	0	826,607			Actual 2015	2,013,384	1,166,795	846,589	0
19.02	Wyndchase Apartment Homes	624,215			Actual 2016	1,297,605	693,544	604,060	0	604,060			Actual 2015	1,279,191	676,085	603,105	0
20	WestRock Industrial	941,671			Actual 2016	1,042,920	275,105	767,815	0	767,815			NAV	NAV	NAV	NAV	NAV
21	Hilton Garden Inn Yuma Pivot Point	2,366,957	113	90	Actual 2016	5,139,109	3,337,053	1,802,056	0	1,802,056	103	79	Actual 2015	5,096,487	3,794,594	1,301,893	0
22	Mill Creek	900,250			Actual 2016	1,168,960	274,014	894,946	0	894,946			Actual 2015	1,108,141	263,416	844,725	0
23	930 Harvest Drive	938,248			Actual 2016	1,164,926	837,313	327,613	0	327,613			Actual 2015	761,553	698,083	63,470	0
24	Fairfield Inn & Suites - Willow Grove	1,236,761	112	74	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25	2900 Westchester	1,001,962			Actual 2016	1,864,557	1,134,580	729,977	0	729,977			Actual 2015	1,851,581	1,067,679	783,902	0

A-1-11

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Most Recent NCF ($)	Most Recent Hotel ADR	Most Recent Hotel RevPAR	Second Most Recent Period	Second Most Recent Revenues ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent Capital Expenditures	Second Most Recent NCF ($)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR	Third Most Recent Period	Third Most Recent Revenues ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent Capital Expenditures
26	Twin Oaks Shopping Center	1,008,757			Actual 2016	1,071,725	205,467	866,258	17,691	848,567			Actual 2015	1,009,359	164,476	844,883	7,692
27	Lakeville and Marina	493,057			Actual 2016	697,767	364,432	333,335	0	333,335			Actual 2015	1,280,806	335,073	945,733	0
28	ACG Conlon MHC Portfolio V	742,002			Actual 2016	1,111,357	402,330	709,027	0	709,027			NAV	NAV	NAV	NAV	NAV
28.01	Sleepy Hollow MHC	226,166			Actual 2016	306,956	79,066	227,890	0	227,890			NAV	NAV	NAV	NAV	NAV
28.02	Maple Creek MHC	204,197			Actual 2016	277,340	83,639	193,701	0	193,701			NAV	NAV	NAV	NAV	NAV
28.03	Pinebrook MHC	157,993			Actual 2016	305,490	162,729	142,760	0	142,760			NAV	NAV	NAV	NAV	NAV
28.04	Old Pendleton MHC	153,645			Actual 2016	221,570	76,896	144,675	0	144,675			NAV	NAV	NAV	NAV	NAV
29	2222-2226 Cleveland Avenue	1,057,026			Actual 2016	1,300,682	194,684	1,105,998	0	1,105,998			Actual 2015	1,273,594	183,332	1,090,262	0
30	Wichita MHP Portfolio	730,425			Actual 2016	1,565,821	894,347	671,474	0	671,474			Actual 2015	1,536,900	774,759	762,141	0
30.01	River Oaks MHP	477,997			Actual 2016	837,561	396,907	440,655	0	440,655			Actual 2015	819,059	336,573	482,485	0
30.02	Lamp Lighter MHP	252,428			Actual 2016	728,259	497,440	230,819	0	230,819			Actual 2015	717,841	438,186	279,655	0
31	Ascension Crossing Shopping Center	665,076			Actual 2016	897,799	274,125	623,673	0	623,673			Actual 2015	920,815	269,854	650,960	0
32	Arizona MHC Portfolio II	773,176			Actual 2016	1,103,078	399,754	703,324	13,950	689,374			Actual 2015	924,275	353,329	570,946	13,950
32.01	Desert Royal	293,384			Actual 2016	374,404	94,035	280,369	0	280,369			Actual 2015	314,789	77,000	237,789	0
32.02	Los Ranchitos	174,416			Actual 2016	270,333	121,574	148,759	0	148,759			Actual 2015	229,908	110,108	119,800	0
32.03	Downtown	128,340			Actual 2016	183,291	77,110	106,181	0	106,181			Actual 2015	178,636	75,284	103,352	0
32.04	Black Mountain Estates	94,818			Actual 2016	135,335	42,953	92,382	0	92,382			Actual 2015	114,609	38,272	76,337	0
32.05	Covered Wagon	96,167			Actual 2016	139,715	64,082	75,633	0	75,633			Actual 2015	86,333	52,665	33,668	0
33	Holiday Inn Express - Waldorf	922,970	96	75	Actual 2016	2,471,053	1,592,590	878,463	0	878,463	87	73	Actual 2015	2,065,415	1,471,065	594,350	0
34	All Seasons Mobile Home Park	625,168			Actual 2016	550,860	185,997	364,863	0	364,863			NAV	NAV	NAV	NAV	NAV
35	8000 Jarvis Avenue	466,344			Actual 2016	362,140	350,464	11,676	0	11,676			Actual 2015	757,133	324,885	432,248	0
36	Newport News Flex Portfolio	781,347			Actual 2016	1,193,193	390,031	803,162	0	803,162			Actual 2015	1,217,105	401,910	815,195	0
37	Comfort Inn - Blythewood	792,661	85	71	Actual 2016	2,032,109	1,172,113	859,996	81,284	778,711	95	71	Actual 2015	1,664,646	1,012,226	652,420	66,586
38	Holiday Inn Express Greenville Airport	764,220	101	79	Actual 2016	2,221,240	1,598,906	622,334	0	622,334	105	73	Annualized 6 12/31/2015	2,261,011	1,501,161	759,851	0
39	M2i Retail	345,978			Actual 2016	425,614	145,516	280,098	0	280,098			Actual 2015	482,270	130,709	351,561	0
40	Elliot Medical Complex	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
41	Hayward Industrial Park - CA	552,641			Actual 2016	683,951	186,857	497,094	0	497,094			Actual 2015	687,217	172,031	515,185	0
42	Front Range MHP Portfolio	399,033			Actual 2016	698,630	293,180	405,450	0	405,450			Actual 2015	683,234	297,967	385,267	0
42.01	Pleasant View Estates	204,980			Actual 2016	388,596	149,839	238,757	0	238,757			Actual 2015	375,986	171,320	204,666	0
42.02	Suburban Estates	194,053			Actual 2016	310,034	143,341	166,693	0	166,693			Actual 2015	307,248	126,647	180,601	0
43	Metropolitan Medical Complex	420,384			Actual 2016	574,267	170,000	404,267	0	404,267			Actual 2015	637,752	157,384	480,368	0
44	SSA MHP Portfolio	490,904			Actual 2016	693,176	246,275	446,901	0	446,901			Actual 2015	636,609	219,051	417,558	0
44.01	Bellevue MHP	165,373			Actual 2016	246,212	95,361	150,851	0	150,851			Actual 2015	220,060	69,623	150,437	0
44.02	Edgewood MHP	134,729			Actual 2016	166,308	47,014	119,294	0	119,294			Actual 2015	165,580	45,735	119,845	0
44.03	Camelot South MHP	86,792			Actual 2016	158,958	82,359	76,599	0	76,599			Actual 2015	154,709	81,237	73,472	0
44.04	Valley View MHP	104,010			Actual 2016	121,698	21,541	100,157	0	100,157			Actual 2015	96,260	22,455	73,805	0
45	Parklane and North Dohr Apartments	409,831			Actual 2016	703,487	397,095	306,392	0	306,392			Actual 2015	681,645	375,182	306,463	0
45.01	North Dohr Apartments	239,423			Actual 2016	410,398	221,995	188,403	0	188,403			Actual 2015	385,090	209,474	175,616	0
45.02	Parklane Apartments	170,408			Actual 2016	293,090	175,101	117,989	0	117,989			Actual 2015	296,555	165,708	130,846	0
46	Vero Beach Retail Portfolio	286,809			Actual 2016	389,185	186,339	202,846	0	202,846			Actual 2015	297,169	169,001	128,168	0
46.01	The Shops of Vero Beach	208,187			Actual 2016	304,523	107,918	196,605	0	196,605			Actual 2015	262,794	107,852	154,942	0
46.02	Tropic Square Shopping Center	78,622			Actual 2016	84,662	78,421	6,241	0	6,241			Actual 2015	34,375	61,149	-26,774	0
47	College MHC	402,235			Actual 2016	746,908	313,841	433,067	0	433,067			Actual 2015	595,222	335,687	259,535	0
48	Hays Mobile Home Parks	350,251			Actual 2016	586,090	270,644	315,447	0	315,447			Actual 2015	604,939	283,379	321,560	0
49	Shoppes of Crossroads Commons	331,487			Actual 2016	485,072	144,755	340,317	0	340,317			Actual 2015	486,702	146,380	340,322	0
50	Branson Self Storage	316,305			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
51	Lynchburg MHP Portfolio	273,756			Actual 2016	385,088	165,799	219,289	0	219,289			Actual 2015	380,231	164,448	215,783	0
51.01	Briarwood MHP	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
51.02	Buffalo Creek MHP	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
51.03	Coolwell MHP	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
52	Bonnet Lake MHP	303,780			Actual 2016	563,498	245,209	318,289	0	318,289			Actual 2015	505,116	231,213	273,903	0
53	Emerald Hills Shopping Center	373,625			Actual 2016	559,461	243,560	315,901	0	315,901			Actual 2015	543,057	245,599	297,458	0
54	D&B Storage	302,562			TTM 11/30/2017	419,619	128,756	290,864	0	290,864			Actual 2016	363,945	104,549	259,396	0
55	Tallahatchie Self Storage	325,022			TTM 10/31/2017	398,458	111,415	287,043	0	287,043			Actual 2016	320,775	113,456	207,319	0
56	Greenbriar Apartments	251,375			Actual 2016	354,642	197,859	156,783	0	156,783			Actual 2015	358,045	164,329	193,716	0
57	Hammondell MHP	278,132			Actual 2016	573,321	299,537	273,785	0	273,785			Actual 2015	527,864	289,556	238,308	0
58	Colorado Self Storage	236,531			Actual 2016	341,907	101,543	240,364	0	240,364			Actual 2015	337,909	139,191	198,718	0
59	Handy Self Storage	236,358			Actual 2016	343,767	97,458	246,309	0	246,309			Actual 2015	324,758	103,099	221,659	0
60	Marshfield MHP	254,012			Actual 2016	502,143	266,668	235,475	0	235,475			Actual 2015	517,738	252,765	264,973	0
61	Rancier Mini Storage	213,415			Actual 2016	297,521	90,646	206,875	0	206,875			Actual 2015	313,785	103,279	210,507	0
62	O’Reilly Auto Parts - Miami, FL	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
63	Badger MHP	171,095			Actual 2016	276,739	109,384	167,355	0	167,355			Actual 2015	268,558	107,488	161,070	0

A-1-12

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Third Most Recent NCF ($)	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR	Master Lease (Y/N)	Largest Tenant Name(2)(7)(8)(9)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date	2nd Largest Tenant Name(7)(9)	2nd Largest Tenant Sq. Ft.	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date
1	Moffett Towers II - Building 2	NAV			N	Amazon	362,563	100.0%	4/30/2028
2	Airport Business Center	12,153,147			N	American Pacific Printers College, Inc.	21,240	1.8%	2/28/2019	Just Food For Dogs, LLC	18,142	1.5%	6/30/2028
3	The SoCal Portfolio	17,503,312			N	Various	Various	Various	Various	Various	Various	Various	Various
3.01	Aliso Viejo Commerce Center	1,634,754			N	Tony Pepperoni Pizzeria	5,518	8.5%	10/31/2025	Trusted Tire & Service	5,280	8.1%	3/31/2025
3.02	Transpark Commerce	830,039			N	County of San Bernardino	34,469	16.9%	9/30/2024	FCA US, LLC	27,965	13.7%	7/31/2028
3.03	Wimbledon	1,596,543			N	Heritage Victor Valley Medical Group	41,875	33.8%	9/30/2024	Desert Valley Medical Group	14,636	11.8%	6/30/2021
3.04	Palmdale Place	904,377			N	Antelope Valley Community College District	50,720	39.2%	10/31/2046	CDC	9,809	7.6%	8/31/2022
3.05	Sierra Gateway	1,187,789			N	Dept of Children & Family Svc	49,500	37.0%	2/29/2020	GSA (United States of America)	8,892	6.6%	1/14/2019
3.06	Fresno Industrial Center	582,926			N	Candor-AGS, Inc.	125,183	47.1%	5/31/2020	Baker Distributing Co., LLC	50,107	18.8%	8/31/2023
3.07	Upland Freeway	1,111,680			N	Sit ‘n Sleep	13,222	11.4%	1/31/2019	SWAAD of India	12,814	11.0%	2/28/2025
3.08	Commerce Corporate Center	456,302			N	Bank of America	13,312	19.4%	9/30/2018	PIA-SC Insurance Services, Inc	12,924	18.9%	11/30/2021
3.09	Moreno Valley	938,861			N	Goodyear Tire	6,467	5.8%	5/31/2018	Iglesia Rios De Agua Viva - MV	6,100	5.5%	9/30/2018
3.10	Airport One Office Park	1,137,721			N	The Capital Group Companies	88,284	100.0%	4/30/2025
3.11	Colton Courtyard	519,560			N	Mor Furniture for Less, Inc.	26,802	22.0%	12/31/2027	Goodwill Industries of So. CA	13,000	10.6%	5/31/2021
3.12	The Abbey Center	604,215			N	Jewish FAM SVC Of The Desert	4,301	6.4%	1/31/2023	Karl T. Anderson	3,241	4.8%	3/31/2019
3.13	Upland Commerce Center	505,479			N	Salon Success Academy	15,780	33.1%	12/31/2025	Dollar Tree	12,883	27.0%	1/31/2022
3.14	Diamond Bar	499,821			N	Montessori Academy	7,590	37.0%	9/30/2026	Blooming Bay, Inc.	5,200	25.3%	8/31/2024
3.15	Atlantic Plaza	478,517			N	Tarzana Treatment Center, Inc.	10,857	33.2%	4/30/2026	Kim’s Beauty Supply	5,756	17.6%	1/31/2020
3.16	Ming Office Park	1,355,125			N	Stantec Consulting Svcs, Inc.	25,203	21.4%	3/31/2023	Ordiz Melby Architects, Inc.	5,255	4.5%	7/31/2018
3.17	10th Street Commerce Center	845,310			N	The Whole Wheatery	12,068	12.5%	11/30/2025	Edwards Federal Credit Union	8,520	8.8%	12/31/2020
3.18	Cityview Plaza	840,768			N	The Abbey Management Co., LLC	11,822	8.0%	5/31/2020	Co-Sales Company	5,386	3.6%	12/31/2022
3.19	Garden Grove Town Center	285,940			N	Kitchen Depot	5,400	42.8%	11/30/2024	Orange County Medical Management	4,850	38.5%	3/31/2022
3.20	30th Street Commerce Center	284,321			N	B-1 Liquor	2,500	7.6%	12/31/2022	Palmdale Premier Dental Care	2,160	6.5%	7/31/2018
3.21	Mt. Vernon Commerce Center	129,426			N	Mojave River Academy	9,590	32.4%	5/31/2019	Heritage Bible Church	4,081	13.8%	2/28/2023
3.22	Anaheim Stadium Industrial	331,903			N	Labeltronix, LLC	46,611	51.8%	1/31/2019	Block Tops, Inc.	17,280	19.2%	3/31/2020
3.23	25th Street Commerce Center	273,183			N	Siam Market	3,300	18.9%	6/30/2023	Palm Plaza Pet Hospital, LLC	2,588	14.8%	4/30/2021
3.24	Fresno Airport	168,754			N	Tamiyasu, Smith, Horn, & Braun	5,350	10.2%	4/30/2021	GSA (United States of America)	3,000	5.7%	8/5/2021
4	Southpoint Office Center	4,132,442			N	Wells Fargo Bank	66,832	18.2%	10/31/2020	United Bankers Bank	41,709	11.4%	12/31/2025
5	ExchangeRight Net Leased Portfolio #19	NAV			N	Various	Various	Various	Various
5.01	Hobby Lobby - Warner Robins (Watson), GA	NAV			N	Hobby Lobby	55,000	100.0%	2/28/2027
5.02	Fresenius Medical Care - Chicago (Bishop), IL	NAV			N	Fresenius Medical Care	10,277	100.0%	10/18/2031
5.03	Walgreens - Franklin (Center), TN	NAV			N	Walgreens	13,650	100.0%	7/31/2028
5.04	Walgreens - Gainesville (13th), FL	NAV			N	Walgreens	13,905	100.0%	7/31/2027
5.05	Walgreens - Houston (Wallisville), TX	NAV			N	Walgreens	15,120	100.0%	5/1/2027
5.06	Verizon Wireless - Gastonia (Franklin), NC	NAV			N	Verizon Wireless	5,069	100.0%	1/31/2028
5.07	CVS Pharmacy - Rome (Maple), GA	NAV			N	CVS Pharmacy	10,167	100.0%	9/30/2037
5.08	Napa Auto Parts - Rockford (State), IL	NAV			N	Napa Auto Parts	14,860	100.0%	12/31/2037
5.09	Fresenius Medical Care - Lithonia (Evans), GA	NAV			N	Fresenius Medical Care	7,740	100.0%	11/30/2032
5.10	Advance Auto Parts - El Paso (Doniphan), TX	NAV			N	Advance Auto Parts	11,250	100.0%	12/31/2032
5.11	Dollar General - Xenia (Dayton), OH	NAV			N	Dollar General	10,566	100.0%	8/31/2031
5.12	Dollar General - Lakeland (Knights), FL	NAV			N	Dollar General	9,026	100.0%	9/30/2032
5.13	Dollar General - Nashville (Stewarts), TN	NAV			N	Dollar General	12,406	100.0%	1/31/2028
5.14	Dollar General - Fairborn (Maple), OH	NAV			N	Dollar General	9,100	100.0%	6/30/2031
5.15	Dollar General - Johnson City (Broadway), TN	NAV			N	Dollar General	9,026	100.0%	9/30/2029
5.16	Dollar General - Mableton (Mableton), GA	NAV			N	Dollar General	9,026	100.0%	9/30/2032
5.17	Dollar General - Trotwood (Salem), OH	NAV			N	Dollar General	7,489	100.0%	8/31/2031
5.18	Advance Auto Parts - Beavercreek (Fairfield), OH	NAV			N	Advance Auto Parts	6,895	100.0%	8/31/2031
5.19	Napa Auto Parts - Woodstock (Lake), IL	NAV			N	Napa Auto Parts	8,657	100.0%	12/31/2037
5.20	Dollar General - San Angelo (Lutheran), TX	NAV			N	Dollar General	9,100	100.0%	4/30/2031
5.21	Dollar General - Rosenberg (Highway 36), TX	NAV			N	Dollar General	9,026	100.0%	4/30/2031
6	Houston Distribution Center	8,901,505			N	Academy Sports	1,500,596	100.0%	1/31/2027
7	Apple Campus 3	NAV			N	Apple	882,657	100.0%	2/28/2031
8	Walmart Supercenter Houston	982,258			N	Walmart Supercenter	177,514	100.0%	7/12/2035
9	35 Waterview Boulevard	2,629,965			N	SunChemical	66,065	38.3%	12/31/2029	ICC Lowe Pace	20,310	11.8%	5/31/2022
10	FedEx Distribution Center	NAV			N	FedEx Ground Package System, Inc.	305,250	100.0%	8/31/2027
11	Riverside and Rialto Industrial Portfolio	NAV			N	Various	Various	Various	Various	Various	Various	Various	Various
11.01	Riverside Industrial	NAV			N	Pacific Consolidated	31,624	10.0%	11/30/2023	Vie Logistics, Inc.	30,421	9.6%	10/31/2018
11.02	Rialto Industrial	NAV			N	United Pipe and Steel Corp	89,600	100.0%	2/28/2031
12	Albany Capital Self Storage Portfolio	1,762,391			N
12.01	Prime Altamont (Rotterdam)	487,086			N
12.02	Prime Pittsfield	371,112			N
12.03	Prime Cohoes	387,232			N
12.04	Prime Albany (Central Ave)	516,962			N
13	Forest Office Park	1,755,656			N	Commonwealth of VA	127,983	55.9%	6/30/2025	USDA	48,787	21.3%	7/31/2033
14	Connecticut Industrial Portfolio	1,384,289			N	Various	Various	Various	Various	Various	Various	Various	Various
14.01	550 Research Parkway	345,521			N	Medline Industries, Inc.	200,000	61.2%	4/30/2020	Fosdick Fulfillment Corp.	126,751	38.8%	12/31/2019
14.02	160 Corporate Court	1,038,768			N	Bob’s (Sports Direct)	241,333	100.0%	2/17/2023
15	Galleria Oaks	1,129,136			N	North Austin Bingo	10,113	10.3%	1/31/2028	WellMed Medical Management, Inc	10,000	10.2%	9/30/2023
16	Brookstone Crossing	NAV			N
17	Corvac Composites Portfolio	NAV			N	Corvac Composites, L.L.C.	514,462	100.0%	6/30/2037
17.01	4450 36th Street	NAV			N	Corvac Composites, L.L.C.	182,102	100.0%	6/30/2037
17.02	1025 North Washington Street	NAV			N	Corvac Composites, L.L.C.	174,860	100.0%	6/30/2037
17.03	390 Industrial Drive North	NAV			N	Corvac Composites, L.L.C.	93,750	100.0%	6/30/2037
17.04	223 Industrial Drive South	NAV			N	Corvac Composites, L.L.C.	63,750	100.0%	6/30/2037
18	Oxford Alabama Hotel Portfolio	798,176	87	52	N
18.01	Courtyard Anniston Oxford by Marriott	399,492	90	51	N
18.02	Fairfield Inn & Suites Anniston Oxford	398,684	85	54	N
19	Villa Sierra & Wyndchase Apartments	1,449,694			N
19.01	Villa Sierra Apartment Homes	846,589			N
19.02	Wyndchase Apartment Homes	603,105			N
20	WestRock Industrial	NAV			N	WestRock CP, LLC	502,300	100.0%	8/31/2024
21	Hilton Garden Inn Yuma Pivot Point	1,301,893	99	74	N
22	Mill Creek	844,725			N	Petco Animal Supplies	13,600	37.4%	1/31/2027	Sushi Niko Niko	4,800	13.2%	9/30/2025
23	930 Harvest Drive	63,470			N	Company Voice	43,059	35.3%	12/14/2022	Wells Fargo	18,033	14.8%	8/31/2020
24	Fairfield Inn & Suites - Willow Grove	NAV	NAV	NAV	N
25	2900 Westchester	783,902			N	Arrow Electronics, Inc.	11,120	11.7%	2/1/2019	Cassin Cassin & Joseph LLP	9,226	9.7%	12/1/2025

A-1-13

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Third Most Recent NCF ($)	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR	Master Lease (Y/N)	Largest Tenant Name(2)(7)(8)(9)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date	2nd Largest Tenant Name(7)(9)	2nd Largest Tenant Sq. Ft.	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date
26	Twin Oaks Shopping Center	837,191			N	TJ Maxx	36,793	37.9%	5/31/2027	Party City	19,117	19.7%	12/31/2023
27	Lakeville and Marina	945,733			N	Miyoko’s Kitchen Inc.	28,636	39.7%	7/31/2027	Tomales Bay Foods Inc.	24,000	33.3%	3/31/2022
28	ACG Conlon MHC Portfolio V	NAV			N
28.01	Sleepy Hollow MHC	NAV			N
28.02	Maple Creek MHC	NAV			N
28.03	Pinebrook MHC	NAV			N
28.04	Old Pendleton MHC	NAV			N
29	2222-2226 Cleveland Avenue	1,090,262			N	TJ Maxx	29,602	59.2%	10/31/2027	Staples	20,388	40.8%	9/30/2022
30	Wichita MHP Portfolio	762,141			N
30.01	River Oaks MHP	482,485			N
30.02	Lamp Lighter MHP	279,655			N
31	Ascension Crossing Shopping Center	650,960			N	Kroger	45,528	50.5%	11/30/2020	Uptown Beauty Supply	6,190	6.9%	1/31/2020
32	Arizona MHC Portfolio II	556,996			N
32.01	Desert Royal	237,789			N
32.02	Los Ranchitos	119,800			N
32.03	Downtown	103,352			N
32.04	Black Mountain Estates	76,337			N
32.05	Covered Wagon	33,668			N
33	Holiday Inn Express - Waldorf	594,350	85	60	N
34	All Seasons Mobile Home Park	NAV			N
35	8000 Jarvis Avenue	432,248			N	DeVry University (Adtalem Global Education Inc.)	12,778	25.8%	7/31/2024	Revitas, Inc.	10,632	21.4%	3/15/2020
36	Newport News Flex Portfolio	815,195			N	Daily Press	21,964	14.2%	10/31/2019	Carrier Sales & Distribution	12,740	8.2%	2/28/2023
37	Comfort Inn - Blythewood	585,834	87	61	N
38	Holiday Inn Express Greenville Airport	759,851	109	74	N
39	M2i Retail	351,561			N	Jerome’s	3,163	24.4%	4/30/2022	Earthwise Pet Supply	1,959	15.1%	11/30/2019
40	Elliot Medical Complex	NAV			N	Nacogdoches County Hospital District	22,656	100.0%	12/14/2031
41	Hayward Industrial Park - CA	515,185			N	Mauro Ferreira	11,538	14.7%	8/31/2019	Myers Towing	8,634	11.0%	8/31/2019
42	Front Range MHP Portfolio	385,267			N
42.01	Pleasant View Estates	204,666			N
42.02	Suburban Estates	180,601			N
43	Metropolitan Medical Complex	480,368			N	Island Coast Pediatrics	5,311	15.7%	12/31/2020	Sports Specialty & Rehab	3,812	11.3%	12/31/2025
44	SSA MHP Portfolio	417,558			Y
44.01	Bellevue MHP	150,437			Y
44.02	Edgewood MHP	119,845			Y
44.03	Camelot South MHP	73,472			Y
44.04	Valley View MHP	73,805			Y
45	Parklane and North Dohr Apartments	306,463			N
45.01	North Dohr Apartments	175,616			N
45.02	Parklane Apartments	130,846			N
46	Vero Beach Retail Portfolio	128,168			N	Various	Various	Various	Various	Various	Various	Various	Various
46.01	The Shops of Vero Beach	154,942			N	Sumo House, Inc	4,000	16.7%	7/31/2019	Beauty & Massage Institute	4,000	16.7%	7/31/2019
46.02	Tropic Square Shopping Center	-26,774			N	Durango Amusements	3,528	19.1%	6/30/2018	Cindi’s Pet Store	3,225	17.5%	6/30/2027
47	College MHC	259,535			Y
48	Hays Mobile Home Parks	321,560			Y
49	Shoppes of Crossroads Commons	340,322			N	US Cellular	2,368	16.5%	9/30/2021	Starbucks Corporation	1,800	12.6%	2/28/2027
50	Branson Self Storage	NAV			N
51	Lynchburg MHP Portfolio	215,783			Y
51.01	Briarwood MHP	NAV			Y
51.02	Buffalo Creek MHP	NAV			Y
51.03	Coolwell MHP	NAV			Y
52	Bonnet Lake MHP	273,903			N
53	Emerald Hills Shopping Center	297,458			N	Sakuma’s Japanese Restaurant	2,539	12.3%	6/30/2022	No Tan Lines, LTD	2,054	10.0%	10/31/2018
54	D&B Storage	259,396			N
55	Tallahatchie Self Storage	207,319			N
56	Greenbriar Apartments	193,716			N
57	Hammondell MHP	238,308			N
58	Colorado Self Storage	198,718			N
59	Handy Self Storage	221,659			N
60	Marshfield MHP	264,973			Y
61	Rancier Mini Storage	210,507			N
62	O’Reilly Auto Parts - Miami, FL	NAV			N	O’Reilly Automotive Stores, Inc.	7,225	100.0%	10/1/2037
63	Badger MHP	161,070			N

A-1-14

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	3rd Largest Tenant Name(7)(8)(9)	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date	4th Largest Tenant Name(7)(8)	4th Largest Tenant Sq. Ft.	4th Largest Tenant % of NRA	4th Largest Tenant Exp. Date	5th Largest Tenant Name(7)	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA
1	Moffett Towers II - Building 2
2	Airport Business Center	PAS MRO, INC.	13,817	1.2%	5/31/2018	AIDS Services Foundation	12,520	1.1%	4/30/2021	Steven Enterprises, Inc.	10,539	0.9%
3	The SoCal Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
3.01	Aliso Viejo Commerce Center	Big O Tires, LLC	3,925	6.0%	7/31/2023	Aliso Foreign Car	3,740	5.7%	12/31/2022	Mission Auto Service	3,520	5.4%
3.02	Transpark Commerce	Xerox Corporation	8,090	4.0%	1/31/2022	L. Humphreys, M. Humphreys and Behavioral Autism Therapies, LLC	5,576	2.7%	5/31/2019	National Holistic Institute, Inc.	5,218	2.6%
3.03	Wimbledon	St. Joseph Heritage Healthcare	13,610	11.0%	1/31/2020	RadNet Management, Inc.	8,176	6.6%	11/30/2022	El Dorado Broadcasters LLC	4,568	3.7%
3.04	Palmdale Place	Dept. of Mental Health	9,255	7.2%	MTM	Women, Infants & Children	7,000	5.4%	3/31/2018	Kai’s Justice Learning Academy	6,245	4.8%
3.05	Sierra Gateway	BAE Systems Tech. Solutions	8,525	6.4%	4/30/2019	GSA (USA Army Corp of Engineers)	4,996	3.7%	5/16/2025	Montrose Travel	4,880	3.6%
3.06	Fresno Industrial Center	Little Raymond’s Print Shop	25,493	9.6%	11/30/2018	Amarr Company Inc.	12,500	4.7%	7/31/2020	San Joaquin Stairs, Inc.	12,500	4.7%
3.07	Upland Freeway	Lamps Plus	11,120	9.6%	12/31/2018	GSA (United States of America)	9,666	8.3%	1/31/2022	Kelly Paper Company	8,264	7.1%
3.08	Commerce Corporate Center	RGN-Commerce I, LLC	12,924	18.9%	2/29/2028	MJIC, Inc.	8,850	12.9%	12/31/2023	Pride Intermodal Inc.	3,977	5.8%
3.09	Moreno Valley	Pulido’s Wheels and Tires	5,967	5.4%	11/30/2022	Payless Auto Care	4,550	4.1%	3/31/2025	El Surtidor Candy & Supplies	4,080	3.7%
3.10	Airport One Office Park
3.11	Colton Courtyard	Tire Guys	6,208	5.1%	10/31/2020	Hand Car Wash USA	4,000	3.3%	1/31/2020	The Abbey Management Co	3,715	3.0%
3.12	The Abbey Center	Lawyers Title Company	3,013	4.5%	12/31/2021	West Dermatology and Surgery Medical Group	2,875	4.3%	3/31/2019	Southern Cal Desert Retina	2,726	4.0%
3.13	Upland Commerce Center	Quest Diagnostics	3,316	7.0%	4/30/2020	Gia Monae	2,996	6.3%	4/30/2024	3D Nail	2,617	5.5%
3.14	Diamond Bar	Red Dragon Karate	2,325	11.3%	8/31/2022	Intiraymi Restaurant	1,190	5.8%	2/28/2021	State Farm Insurance	1,130	5.5%
3.15	Atlantic Plaza	The City of Long Beach	4,079	12.5%	1/15/2021	Laundromat	2,870	8.8%	6/30/2027	Mother’s Nutritional Center, Inc.	2,158	6.6%
3.16	Ming Office Park	Insight Enviro. Consultants, Inc.	4,418	3.7%	11/30/2019	Swanson Engineering	3,690	3.1%	7/31/2019	Dr. Raul Mendoza	3,370	2.9%
3.17	10th Street Commerce Center	Medrano’s Restaurant	7,010	7.3%	6/30/2022	Texas Cattle Company	6,480	6.7%	3/31/2024	Round Table Pizza	3,000	3.1%
3.18	Cityview Plaza	CARD	4,739	3.2%	5/31/2020	Behavioral Support Partnership	4,528	3.1%	11/30/2022	Favorday	4,281	2.9%
3.19	Garden Grove Town Center	Los Cotijas Mexican Grill	2,360	18.7%	8/31/2020
3.20	30th Street Commerce Center	Emely’s Store Water & More	1,660	5.0%	3/31/2020	Amer. Medical Response	1,420	4.3%	7/31/2021	Louie’s Cleaners	1,400	4.2%
3.21	Mt. Vernon Commerce Center	In Roads Creative Programs	3,508	11.9%	7/31/2022	Child ADVS of San Bernardino	2,910	9.8%	6/30/2020	New Life Center Christian Church	1,911	6.5%
3.22	Anaheim Stadium Industrial	Dept. of Food & Agriculture	14,040	15.6%	12/31/2018	Optical Science Company	12,000	13.3%	2/28/2023
3.23	25th Street Commerce Center	Shandra’s Thai Cuisine	2,200	12.6%	7/31/2023	Shears By Friends Beauty Salon	2,200	12.6%	11/30/2025
3.24	Fresno Airport	Briggs Field Services, Inc.	2,668	5.1%	2/28/2018	Fresno Yosemite Health Care	2,600	4.9%	5/31/2021	Silver Air, LLC	1,641	3.1%
4	Southpoint Office Center	Health Fitness Corporation	30,101	8.2%	5/31/2020	UMB Financial Corporation	17,978	4.9%	05/31/2019	Ecologic Analytics, LLC	17,294	4.7%
5	ExchangeRight Net Leased Portfolio #19
5.01	Hobby Lobby - Warner Robins (Watson), GA
5.02	Fresenius Medical Care - Chicago (Bishop), IL
5.03	Walgreens - Franklin (Center), TN
5.04	Walgreens - Gainesville (13th), FL
5.05	Walgreens - Houston (Wallisville), TX
5.06	Verizon Wireless - Gastonia (Franklin), NC
5.07	CVS Pharmacy - Rome (Maple), GA
5.08	Napa Auto Parts - Rockford (State), IL
5.09	Fresenius Medical Care - Lithonia (Evans), GA
5.10	Advance Auto Parts - El Paso (Doniphan), TX
5.11	Dollar General - Xenia (Dayton), OH
5.12	Dollar General - Lakeland (Knights), FL
5.13	Dollar General - Nashville (Stewarts), TN
5.14	Dollar General - Fairborn (Maple), OH
5.15	Dollar General - Johnson City (Broadway), TN
5.16	Dollar General - Mableton (Mableton), GA
5.17	Dollar General - Trotwood (Salem), OH
5.18	Advance Auto Parts - Beavercreek (Fairfield), OH
5.19	Napa Auto Parts - Woodstock (Lake), IL
5.20	Dollar General - San Angelo (Lutheran), TX
5.21	Dollar General - Rosenberg (Highway 36), TX
6	Houston Distribution Center
7	Apple Campus 3
8	Walmart Supercenter Houston
9	35 Waterview Boulevard	Kline & Company	12,090	7.0%	10/31/2018	Citrix Systems	10,518	6.1%	11/30/2022	Bio-Rad Laboratories	7,034	4.1%
10	FedEx Distribution Center
11	Riverside and Rialto Industrial Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
11.01	Riverside Industrial	Independent Masonry	21,764	6.9%	12/31/2019	Bay Area Traffic Solutions, Inc	21,402	6.7%	5/31/2021	CalCor, LLC	11,546	3.6%
11.02	Rialto Industrial
12	Albany Capital Self Storage Portfolio
12.01	Prime Altamont (Rotterdam)
12.02	Prime Pittsfield
12.03	Prime Cohoes
12.04	Prime Albany (Central Ave)
13	Forest Office Park	Sentara Healthcare System	19,791	8.6%	2/29/2024	CSX Transportation	6,219	2.7%	5/31/2019	Encompass Home Health	4,032	1.8%
14	Connecticut Industrial Portfolio
14.01	550 Research Parkway
14.02	160 Corporate Court
15	Galleria Oaks	Discount Tire Co.	6,892	7.0%	8/31/2019	AAA Texas, LLC	6,006	6.1%	4/30/2019	Texas Card House	5,473	5.6%
16	Brookstone Crossing
17	Corvac Composites Portfolio
17.01	4450 36th Street
17.02	1025 North Washington Street
17.03	390 Industrial Drive North
17.04	223 Industrial Drive South
18	Oxford Alabama Hotel Portfolio
18.01	Courtyard Anniston Oxford by Marriott
18.02	Fairfield Inn & Suites Anniston Oxford
19	Villa Sierra & Wyndchase Apartments
19.01	Villa Sierra Apartment Homes
19.02	Wyndchase Apartment Homes
20	WestRock Industrial
21	Hilton Garden Inn Yuma Pivot Point
22	Mill Creek	3M Mattress, LLC	4,000	11.0%	11/30/2018	New Balance Atlanta	3,440	9.5%	5/31/2020	Buford Optics, LLC	2,400	6.6%
23	930 Harvest Drive	Star Medical	10,959	9.0%	7/31/2022	Kencrest Services	7,049	5.8%	03/31/2027	Elevate Healthcare Marketing	6,527	5.4%
24	Fairfield Inn & Suites - Willow Grove
25	2900 Westchester	Distribution Srvcs of America	6,400	6.7%	9/1/2023	Dynamic Mechanical Contractors	4,549	4.8%	10/1/2022	Cancer Support Team, Inc.	3,802	4.0%

A-1-15

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	3rd Largest Tenant Name(7)(8)(9)	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date	4th Largest Tenant Name(7)(8)	4th Largest Tenant Sq. Ft.	4th Largest Tenant % of NRA	4th Largest Tenant Exp. Date	5th Largest Tenant Name(7)	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA
26	Twin Oaks Shopping Center	Dollar General	8,640	8.9%	7/31/2021	Bedzzz Express	4,920	5.1%	7/31/2021	Catherines	4,457	4.6%
27	Lakeville and Marina	The Legacy Alliance Inc.	19,521	27.1%	1/31/2021
28	ACG Conlon MHC Portfolio V
28.01	Sleepy Hollow MHC
28.02	Maple Creek MHC
28.03	Pinebrook MHC
28.04	Old Pendleton MHC
29	2222-2226 Cleveland Avenue
30	Wichita MHP Portfolio
30.01	River Oaks MHP
30.02	Lamp Lighter MHP
31	Ascension Crossing Shopping Center	Tarrant Laundry	5,310	5.9%	10/31/2027	Inspired to Live	5,250	5.8%	10/31/2022	Fit Body Boot Camp	3,859	4.3%
32	Arizona MHC Portfolio II
32.01	Desert Royal
32.02	Los Ranchitos
32.03	Downtown
32.04	Black Mountain Estates
32.05	Covered Wagon
33	Holiday Inn Express - Waldorf
34	All Seasons Mobile Home Park
35	8000 Jarvis Avenue	Regulatory Professionals	7,213	14.5%	10/31/2020	Massingham & Associates	5,639	11.4%	2/28/2023	CS Pharmasciences	4,518	9.1%
36	Newport News Flex Portfolio	Jeff’s Flowers	8,250	5.3%	10/31/2021	UTZ Quality Foods, Inc.	7,500	4.8%	8/31/2020	Rainbow	7,268	4.7%
37	Comfort Inn - Blythewood
38	Holiday Inn Express Greenville Airport
39	M2i Retail	Starbucks	1,916	14.8%	3/31/2026	UPS Store	1,446	11.2%	10/31/2022	CityMark Realty	1,227	9.5%
40	Elliot Medical Complex
41	Hayward Industrial Park - CA	Excelsior Incense	5,773	7.4%	6/30/2018	ProLine Window Coverings	5,757	7.3%	4/30/2020	Houseware House Inc.	5,751	7.3%
42	Front Range MHP Portfolio
42.01	Pleasant View Estates
42.02	Suburban Estates
43	Metropolitan Medical Complex	Orthotic & Prosthetic Center of St. Petersburg	2,875	8.5%	12/31/2022	Clinical Psychology Associates, Inc.	2,842	8.4%	03/31/2022	Dr. Hendry	2,412	7.1%
44	SSA MHP Portfolio
44.01	Bellevue MHP
44.02	Edgewood MHP
44.03	Camelot South MHP
44.04	Valley View MHP
45	Parklane and North Dohr Apartments
45.01	North Dohr Apartments
45.02	Parklane Apartments
46	Vero Beach Retail Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
46.01	The Shops of Vero Beach	Golf Vero, LLC	4,000	16.7%	11/30/2022	Bright Kids of Indian River, LLC	2,000	8.3%	10/31/2022	A Butcher Shoppe & A Bit More	2,000	8.3%
46.02	Tropic Square Shopping Center	Garcia Mexican Store	2,400	13.0%	9/30/2021	Metro PCS	1,930	10.4%	2/29/2020	Kutz Barbershop	1,075	5.8%
47	College MHC
48	Hays Mobile Home Parks
49	Shoppes of Crossroads Commons	GameStop, Inc.	1,800	12.6%	3/31/2020	OneMain Financial Services, Inc.	1,600	11.2%	9/30/2021	Sweet Frog	1,500	10.5%
50	Branson Self Storage
51	Lynchburg MHP Portfolio
51.01	Briarwood MHP
51.02	Buffalo Creek MHP
51.03	Coolwell MHP
52	Bonnet Lake MHP
53	Emerald Hills Shopping Center	Rosin Optical Company	1,984	9.6%	6/30/2021	Salon Bella Vita	1,736	8.4%	8/31/2018	Pita BBQ	1,674	8.1%
54	D&B Storage
55	Tallahatchie Self Storage
56	Greenbriar Apartments
57	Hammondell MHP
58	Colorado Self Storage
59	Handy Self Storage
60	Marshfield MHP
61	Rancier Mini Storage
62	O’Reilly Auto Parts - Miami, FL
63	Badger MHP

A-1-16

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	5th Largest Tenant Exp. Date	Engineering Report Date	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic Report Date	Seismic PML %	Seismic Insurance Required (Y/N)	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)(4)	Tax Escrow (Initial)	Monthly Tax Escrow ($)	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty	Insurance Escrow (Initial)	Monthly Insurance Escrow ($)
1	Moffett Towers II - Building 2		10/20/2017	10/19/2017		10/18/2017	3.0%	N	Y	Refinance	0	0	111,859	Cash		0	Springing
2	Airport Business Center	5/31/2020	12/22/2017	1/18/2018		12/22/2017	8.0%	N	Y	Refinance	0	52,146	52,144	Cash		31,883	17,474
3	The SoCal Portfolio	Various	12/8/2017	Various		Various	Various	N	Y	Refinance	977,151	0	219,172			0	Springing
3.01	Aliso Viejo Commerce Center	8/31/2023	12/8/2017	12/15/2017		12/8/2017	10.0%	N	Y
3.02	Transpark Commerce	8/31/2024	12/8/2017	12/7/2017		12/8/2017	15.0%	N	Y
3.03	Wimbledon	4/30/2021	12/8/2017	12/8/2017		12/8/2017	11.0%	N	Y
3.04	Palmdale Place	3/31/2023	12/8/2017	12/11/2017		12/8/2017	9.0%	N	Y
3.05	Sierra Gateway	2/28/2019	12/8/2017	12/8/2017		12/8/2017	19.0%	N	Y
3.06	Fresno Industrial Center	10/31/2022	12/8/2017	12/8/2017		12/8/2017	9.0%	N	Y
3.07	Upland Freeway	11/30/2018	12/8/2017	12/8/2017		12/8/2017	13.0%	N	Y
3.08	Commerce Corporate Center	7/31/2023	12/8/2017	12/8/2017		12/8/2017	16.0%	N	Y
3.09	Moreno Valley	10/31/2021	12/8/2017	12/15/2017		12/8/2017	16.0%	N	Y
3.10	Airport One Office Park		12/8/2017	12/11/2017		12/8/2017	11.0%	N	Y
3.11	Colton Courtyard	5/31/2018	12/8/2017	12/15/2017		12/8/2017	18.0%	N	Y
3.12	The Abbey Center	8/31/2020	12/8/2017	12/8/2017		12/8/2017	13.0%	N	Y
3.13	Upland Commerce Center	4/30/2024	12/8/2017	12/8/2017		12/8/2017	15.0%	N	Y
3.14	Diamond Bar	5/31/2021	12/8/2017	12/14/2017		12/8/2017	12.0%	N	Y
3.15	Atlantic Plaza	2/28/2023	12/8/2017	12/8/2017		12/8/2017	19.0%	N	Y
3.16	Ming Office Park	11/30/2020	12/8/2017	12/8/2017		12/8/2017	11.0%	N	Y
3.17	10th Street Commerce Center	12/31/2021	12/8/2017	12/15/2017		12/8/2017	10.0%	N	Y
3.18	Cityview Plaza	4/30/2022	12/8/2017	12/6/2017		12/8/2017	11.0%	N	Y
3.19	Garden Grove Town Center		12/8/2017	12/6/2017		12/8/2017	14.0%	N	Y
3.20	30th Street Commerce Center	10/31/2018	12/8/2017	12/15/2017		12/8/2017	15.0%	N	Y
3.21	Mt. Vernon Commerce Center	7/31/2022	12/8/2017	12/8/2017		12/8/2017	16.0%	N	Y
3.22	Anaheim Stadium Industrial		12/8/2017	12/6/2017		12/8/2017	15.0%	N	Y
3.23	25th Street Commerce Center		12/8/2017	12/6/2017		12/8/2017	15.0%	N	Y
3.24	Fresno Airport	2/28/2020	12/8/2017	12/8/2017		12/8/2017	3.0%	N	Y
4	Southpoint Office Center	11/30/2019	11/10/2017	11/10/2017				N	Y	Acquisition	0	393,930	131,310	Cash		0	Springing
5	ExchangeRight Net Leased Portfolio #19		Various	Various	Various			N	Y	Acquisition	56,584	90,618	16,962	Cash		0	Springing
5.01	Hobby Lobby - Warner Robins (Watson), GA		12/1/2017	12/1/2017				N	Y
5.02	Fresenius Medical Care - Chicago (Bishop), IL		11/28/2017	12/5/2017				N	Y
5.03	Walgreens - Franklin (Center), TN		12/1/2017	12/1/2017				N	Y
5.04	Walgreens - Gainesville (13th), FL		11/22/2017	11/22/2017				N	Y
5.05	Walgreens - Houston (Wallisville), TX		11/16/2017	11/17/2017				N	Y
5.06	Verizon Wireless - Gastonia (Franklin), NC		10/18/2017	10/23/2017				N	Y
5.07	CVS Pharmacy - Rome (Maple), GA		12/14/2017	12/14/2017				N	Y
5.08	Napa Auto Parts - Rockford (State), IL		12/13/2017	11/8/2017				N	Y
5.09	Fresenius Medical Care - Lithonia (Evans), GA		12/14/2017	12/14/2017				N	Y
5.10	Advance Auto Parts - El Paso (Doniphan), TX		12/6/2017	12/6/2017				N	Y
5.11	Dollar General - Xenia (Dayton), OH		10/31/2017	10/31/2017				N	Y
5.12	Dollar General - Lakeland (Knights), FL		10/19/2017	10/30/2017				N	Y
5.13	Dollar General - Nashville (Stewarts), TN		11/29/2017	12/1/2017				N	Y
5.14	Dollar General - Fairborn (Maple), OH		10/31/2017	10/31/2017				N	Y
5.15	Dollar General - Johnson City (Broadway), TN		12/4/2017	12/13/2017				N	Y
5.16	Dollar General - Mableton (Mableton), GA		11/15/2017	11/9/2017				N	Y
5.17	Dollar General - Trotwood (Salem), OH		11/1/2017	11/1/2017				N	Y
5.18	Advance Auto Parts - Beavercreek (Fairfield), OH		10/18/2017	10/30/2017	12/8/2017			N	Y
5.19	Napa Auto Parts - Woodstock (Lake), IL		12/6/2017	11/29/2017				N	Y
5.20	Dollar General - San Angelo (Lutheran), TX		10/30/2017	11/1/2017				N	Y
5.21	Dollar General - Rosenberg (Highway 36), TX		11/1/2017	10/31/2017				N	Y
6	Houston Distribution Center		10/23/2017	10/23/2017				N	Y	Recapitalization	0	0	Springing			0	Springing
7	Apple Campus 3		11/20/2017	11/20/2017		11/20/2017	10.0%	N	Y	Refinance	0	0	249,368	Cash		0	Springing
8	Walmart Supercenter Houston		2/12/2018	2/12/2018				N	Y	Recapitalization	0	0	Springing			0	Springing
9	35 Waterview Boulevard	11/30/2021	7/20/2017	7/21/2017				N	Y	Acquisition	24,563	85,267	42,635	Cash		0	Springing
10	FedEx Distribution Center		12/28/2017	1/29/2018				N	Y	Acquisition	0	33,793	10,500	Cash		0	Springing
11	Riverside and Rialto Industrial Portfolio	Various	Various	Various		Various	Various	N	Y	Recapitalization	50,940	0	20,834	Cash		6,919	1,730
11.01	Riverside Industrial	7/31/2021	11/14/2017	11/14/2017		11/14/2017	16.0%	N	Y
11.02	Rialto Industrial		11/10/2017	11/10/2017		11/10/2017	13.0%	N	Y
12	Albany Capital Self Storage Portfolio		1/3/2018	1/3/2018				N	Y	Refinance	33,685	87,143	27,664	Cash		8,527	1,353
12.01	Prime Altamont (Rotterdam)		1/3/2018	1/3/2018				N	Y
12.02	Prime Pittsfield		1/3/2018	1/3/2018				N	Y
12.03	Prime Cohoes		1/3/2018	1/3/2018				N	Y
12.04	Prime Albany (Central Ave)		1/3/2018	1/3/2018				N	Y
13	Forest Office Park	2/28/2022	12/13/2017	12/15/2017				N	Y	Refinance	0	32,019	16,009	Cash		0	Springing
14	Connecticut Industrial Portfolio		1/4/2018	1/4/2018				N	Y	Acquisition	86,125	0	24,417	Cash		36,005	4,001
14.01	550 Research Parkway		1/4/2018	1/4/2018				N	Y
14.02	160 Corporate Court		1/4/2018	1/4/2018				N	Y
15	Galleria Oaks	5/31/2022	9/20/2017	9/21/2017				N	Y	Refinance	35,181	60,571	30,285	Cash		0	Springing
16	Brookstone Crossing		12/14/2017	12/13/2017				N	Y	Acquisition	0	93,075	23,269	Cash		43,541	4,838
17	Corvac Composites Portfolio		Various	Various				N	Y	Acquisition	0	0	Springing			0	Springing
17.01	4450 36th Street		12/28/2017	5/24/2017				N	Y
17.02	1025 North Washington Street		12/28/2017	5/26/2017				N	Y
17.03	390 Industrial Drive North		12/29/2017	5/25/2017				N	Y
17.04	223 Industrial Drive South		12/29/2017	5/26/2017				N	Y
18	Oxford Alabama Hotel Portfolio		12/22/2017	12/22/2017				N	Y	Refinance	17,750	66,167	11,028	Cash		20,393	4,079
18.01	Courtyard Anniston Oxford by Marriott		12/22/2017	12/22/2017				N	Y
18.02	Fairfield Inn & Suites Anniston Oxford		12/22/2017	12/22/2017				N	Y
19	Villa Sierra & Wyndchase Apartments		1/2/2018	1/2/2018				N	Y	Acquisition	21,438	43,137	43,137	Cash		91,495	8,318
19.01	Villa Sierra Apartment Homes		1/2/2018	1/2/2018				N	Y
19.02	Wyndchase Apartment Homes		1/2/2018	1/2/2018				N	Y
20	WestRock Industrial		12/12/2017	12/12/2017		12/12/2017	12.0%	N	Y	Acquisition	69,000	8,217	8,217	Cash		0	Springing
21	Hilton Garden Inn Yuma Pivot Point		10/25/2017	10/27/2017		10/31/2017	5.0%	N	Y	Refinance	0	0	Springing			0	Springing
22	Mill Creek	3/31/2021	12/8/2017	12/14/2017				N	Y	Acquisition	0	50,875	10,175	Cash		0	Springing
23	930 Harvest Drive	07/31/2022	1/10/2018	1/8/2018				N	Y	Refinance	3,750	158,633	19,026	Cash		16,956	1,541
24	Fairfield Inn & Suites - Willow Grove		9/13/2017	9/13/2017				N	Y	Refinance	0	19,139	19,139	Cash		24,033	3,004
25	2900 Westchester	11/1/2019	12/26/2017	12/26/2017				N	Y	Refinance	533,438	27,181	27,181	Cash		0	Springing

A-1-17

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	5th Largest Tenant Exp. Date	Engineering Report Date	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic Report Date	Seismic PML %	Seismic Insurance Required (Y/N)	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)(4)	Tax Escrow (Initial)	Monthly Tax Escrow ($)	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty	Insurance Escrow (Initial)	Monthly Insurance Escrow ($)
26	Twin Oaks Shopping Center	1/31/2027	12/4/2017	1/22/2018				N	Y	Acquisition	250,000	23,977	5,994	Cash		2,564	2,564
27	Lakeville and Marina		11/10/2017	11/10/2017		11/10/2017	16.0%	N	Y	Refinance	0	44,076	11,019	Cash		11,860	1,186
28	ACG Conlon MHC Portfolio V		12/27/2017	12/27/2017				N	Y	Acquisition/Refinance	19,125	23,699	7,523	Cash		23,286	2,218
28.01	Sleepy Hollow MHC		12/27/2017	12/27/2017				N	Y
28.02	Maple Creek MHC		12/27/2017	12/27/2017				N	Y
28.03	Pinebrook MHC		12/27/2017	12/27/2017				N	Y
28.04	Old Pendleton MHC		12/27/2017	12/27/2017				N	Y
29	2222-2226 Cleveland Avenue		10/26/2017	10/26/2017		10/26/2017	15.0%	N	Y	Acquisition	0	0	7,325	Cash		2,199	2,199
30	Wichita MHP Portfolio		Various	8/29/2017				N	Y	Acquisition	6,250	67,800	11,300	Cash		7,524	3,762
30.01	River Oaks MHP		8/25/2017	8/29/2017				N	Y
30.02	Lamp Lighter MHP		8/29/2017	8/29/2017				N	Y
31	Ascension Crossing Shopping Center	1/31/2024	10/13/2017	10/13/2017				N	Y	Refinance	39,688	14,026	14,026	Cash		0	Springing
32	Arizona MHC Portfolio II		Various	10/23/2017		Various	Various	N	Y	Refinance	6,050	4,217	4,217	Cash		3,252	1,626
32.01	Desert Royal		11/9/2017	10/23/2017		10/23/2017	4.0%	N	Y
32.02	Los Ranchitos		10/23/2017	10/23/2017				N	Y
32.03	Downtown		10/24/2017	10/23/2017				N	Y
32.04	Black Mountain Estates		10/23/2017	10/23/2017				N	Y
32.05	Covered Wagon		10/23/2017	10/23/2017				N	Y
33	Holiday Inn Express - Waldorf		12/6/2017	12/6/2017				N	Y	Acquisition	0	15,450	3,863	Cash		4,761	2,381
34	All Seasons Mobile Home Park		1/5/2018	1/5/2018				N	Y	Refinance	36,484	0	2,775	Cash		1,946	1,946
35	8000 Jarvis Avenue	3/31/2025	1/9/2018	1/9/2018		1/8/2018	16.0%	N	Y	Recapitalization	0	0	Springing			0	Springing
36	Newport News Flex Portfolio	4/30/2021	10/18/2017	10/18/2017				N	Y	Acquisition	0	38,571	12,857	Cash		0	Springing
37	Comfort Inn - Blythewood		1/18/2018	1/18/2018				N	Y	Refinance	3,375	23,480	7,454	Cash		14,947	1,582
38	Holiday Inn Express Greenville Airport		12/14/2017	12/5/2017				N	Y	Refinance	17,300	13,040	6,522	Cash		0	Springing
39	M2i Retail	10/31/2031	1/2/2018	1/3/2018		1/2/2018	7.0%	N	Y	Refinance	0	41,521	7,909	Cash		773	368
40	Elliot Medical Complex		2/7/2018	1/11/2018				N	Y	Refinance	313	0	Springing			0	Springing
41	Hayward Industrial Park - CA	5/31/2018	11/28/2017	12/7/2017		11/28/2017	19.0%	N	Y	Refinance	0	0	7,282	Cash		0	Springing
42	Front Range MHP Portfolio		7/26/2017	Various				N	Y	Refinance	61,563	11,152	1,859	Cash		1,372	1,372
42.01	Pleasant View Estates		7/26/2017	7/27/2017				N	Y
42.02	Suburban Estates		7/26/2017	7/26/2017				N	Y
43	Metropolitan Medical Complex	12/31/2020	12/14/2017	12/18/2017				N	Y	Refinance	18,688	15,667	5,222	Cash		5,516	1,839
44	SSA MHP Portfolio		Various	Various				N	Y	Acquisition	34,708	19,896	3,979	Cash		1,979	660
44.01	Bellevue MHP		12/21/2017	12/21/2017				N	Y
44.02	Edgewood MHP		8/28/2017	8/28/2017				N	Y
44.03	Camelot South MHP		12/21/2017	12/21/2017				N	Y
44.04	Valley View MHP		12/20/2017	12/21/2017				N	Y
45	Parklane and North Dohr Apartments		7/14/2017	7/14/2017				N	Y	Refinance	41,625	68,583	9,798	Cash		13,951	1,744
45.01	North Dohr Apartments		7/14/2017	7/14/2017				N	Y
45.02	Parklane Apartments		7/14/2017	7/14/2017				N	Y
46	Vero Beach Retail Portfolio	Various	12/21/2017	Various				N	Y	Refinance	125,000	17,188	4,297	Cash		3,094	3,094
46.01	The Shops of Vero Beach	7/31/2019	12/21/2017	12/25/2017				N	Y
46.02	Tropic Square Shopping Center	12/31/2020	12/21/2017	12/22/2017				N	Y
47	College MHC		1/11/2018	1/11/2018				N	Y	Acquisition	8,010	9,597	4,798	Cash		530	530
48	Hays Mobile Home Parks		9/11/2017	9/11/2017				N	Y	Acquisition	51,000	4,700	2,350	Cash		5,983	2,991
49	Shoppes of Crossroads Commons	6/30/2023	9/5/2017	9/5/2017				N	Y	Refinance	0	24,731	6,183	Cash		1,809	226
50	Branson Self Storage		1/26/2018	1/26/2018				N	Y	Refinance	0	9,340	2,335	Cash		10,098	1,443
51	Lynchburg MHP Portfolio		12/18/2017	12/18/2017				N	Y	Acquisition	85,313	2,286	762	Cash		1,523	762
51.01	Briarwood MHP		12/18/2017	12/18/2017				N	Y
51.02	Buffalo Creek MHP		12/18/2017	12/18/2017				N	Y
51.03	Coolwell MHP		12/18/2017	12/18/2017				N	Y
52	Bonnet Lake MHP		11/9/2017	11/9/2017				N	Y	Refinance	313	8,947	2,982	Cash		2,497	1,249
53	Emerald Hills Shopping Center	6/30/2021	10/13/2017	11/7/2017				N	Y	Refinance	18,750	35,392	17,696	Cash		861	861
54	D&B Storage		11/14/2017	11/14/2017		11/14/2017	11.0%	N	Y	Refinance	35,583	6,747	1,687	Cash		7,241	2,414
55	Tallahatchie Self Storage		11/27/2017	11/27/2017				N	Y	Refinance	7,500	9,753	1,626	Cash		4,165	694
56	Greenbriar Apartments		12/15/2017	12/15/2017				N	Y	Refinance	51,044	0	2,521	Cash		12,490	991
57	Hammondell MHP		11/9/2017	11/9/2017				N	Y	Refinance	7,938	10,781	3,594	Cash		8,012	1,602
58	Colorado Self Storage		11/16/2017	11/16/2017				N	Y	Refinance	625	9,863	1,644	Cash		2,501	625
59	Handy Self Storage		11/16/2017	11/16/2017				N	Y	Acquisition	5,875	10,994	2,749	Cash		931	931
60	Marshfield MHP		8/29/2017	8/15/2017				N	Y	Acquisition	362,813	2,322	2,322	Cash		2,069	690
61	Rancier Mini Storage		9/13/2017	9/15/2017	11/21/2017			N	Y	Acquisition	0	1,713	1,713	Cash		2,742	1,371
62	O’Reilly Auto Parts - Miami, FL		11/28/2017					N	N	Acquisition	0	0	Springing			0	Springing
63	Badger MHP		8/29/2017	8/29/2017				N	Y	Acquisition	52,175	31,833	3,537	Cash		410	410

A-1-18

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Insurance Escrow - Cash or LoC	Insurance Escrow - LoC Counterparty	Upfront Replacement Reserve ($)	Monthly Replacement Reserve ($)(11)	Replacement Reserve Cap ($)	Replacement Reserve Escrow - Cash or LoC	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)(4)(12)	Monthly TI/LC Reserve ($)(4)(12)
1	Moffett Towers II - Building 2			0	0	0			0	0
2	Airport Business Center	Cash		0	21,418	525,000	Cash		0	73,015
3	The SoCal Portfolio			0	35,400	1,000,000	Cash		8,000,000	228,586
3.01	Aliso Viejo Commerce Center
3.02	Transpark Commerce
3.03	Wimbledon
3.04	Palmdale Place
3.05	Sierra Gateway
3.06	Fresno Industrial Center
3.07	Upland Freeway
3.08	Commerce Corporate Center
3.09	Moreno Valley
3.10	Airport One Office Park
3.11	Colton Courtyard
3.12	The Abbey Center
3.13	Upland Commerce Center
3.14	Diamond Bar
3.15	Atlantic Plaza
3.16	Ming Office Park
3.17	10th Street Commerce Center
3.18	Cityview Plaza
3.19	Garden Grove Town Center
3.20	30th Street Commerce Center
3.21	Mt. Vernon Commerce Center
3.22	Anaheim Stadium Industrial
3.23	25th Street Commerce Center
3.24	Fresno Airport
4	Southpoint Office Center			1,000,000	6,113	0	Cash		337,072	30,567
5	ExchangeRight Net Leased Portfolio #19			232,887	1,725	0	Cash		500,000	Springing
5.01	Hobby Lobby - Warner Robins (Watson), GA
5.02	Fresenius Medical Care - Chicago (Bishop), IL
5.03	Walgreens - Franklin (Center), TN
5.04	Walgreens - Gainesville (13th), FL
5.05	Walgreens - Houston (Wallisville), TX
5.06	Verizon Wireless - Gastonia (Franklin), NC
5.07	CVS Pharmacy - Rome (Maple), GA
5.08	Napa Auto Parts - Rockford (State), IL
5.09	Fresenius Medical Care - Lithonia (Evans), GA
5.10	Advance Auto Parts - El Paso (Doniphan), TX
5.11	Dollar General - Xenia (Dayton), OH
5.12	Dollar General - Lakeland (Knights), FL
5.13	Dollar General - Nashville (Stewarts), TN
5.14	Dollar General - Fairborn (Maple), OH
5.15	Dollar General - Johnson City (Broadway), TN
5.16	Dollar General - Mableton (Mableton), GA
5.17	Dollar General - Trotwood (Salem), OH
5.18	Advance Auto Parts - Beavercreek (Fairfield), OH
5.19	Napa Auto Parts - Woodstock (Lake), IL
5.20	Dollar General - San Angelo (Lutheran), TX
5.21	Dollar General - Rosenberg (Highway 36), TX
6	Houston Distribution Center			0	31,262	0	Cash		0	50,020
7	Apple Campus 3			0	Springing	0			2,979,839	0
8	Walmart Supercenter Houston			0	0	0			0	0
9	35 Waterview Boulevard			0	2,875	0	Cash		500,000	21,562
10	FedEx Distribution Center			0	2,500; Springing	60,000	Cash		0	0
11	Riverside and Rialto Industrial Portfolio	Cash		0	4,716	0	Cash		250,000	16,963
11.01	Riverside Industrial
11.02	Rialto Industrial
12	Albany Capital Self Storage Portfolio	Cash		0	2,966	0	Cash		0	0
12.01	Prime Altamont (Rotterdam)
12.02	Prime Pittsfield
12.03	Prime Cohoes
12.04	Prime Albany (Central Ave)
13	Forest Office Park			0	4,581	0	Cash		0	9,544; Springing
14	Connecticut Industrial Portfolio	Cash		0	4,734	0	Cash		0	18,936
14.01	550 Research Parkway
14.02	160 Corporate Court
15	Galleria Oaks			59,000	1,232	73,892	Cash		0	7,389
16	Brookstone Crossing	Cash		1,000,000	4,146	250,000	Cash		0	0
17	Corvac Composites Portfolio			0	Springing	0			0	0
17.01	4450 36th Street
17.02	1025 North Washington Street
17.03	390 Industrial Drive North
17.04	223 Industrial Drive South
18	Oxford Alabama Hotel Portfolio	Cash		0	1/12th of 4% of greater of gross revenue in prior year or projected gross revenue	675,000	Cash		0	0
18.01	Courtyard Anniston Oxford by Marriott
18.02	Fairfield Inn & Suites Anniston Oxford
19	Villa Sierra & Wyndchase Apartments	Cash		1,555,308	8,188	0	Cash		0	0
19.01	Villa Sierra Apartment Homes
19.02	Wyndchase Apartment Homes
20	WestRock Industrial			0	4,186; Springing	150,690	Cash		0	14,650
21	Hilton Garden Inn Yuma Pivot Point			0	19,204	0	Cash		0	0
22	Mill Creek			0	1,060	0	Cash		150,000	4,167
23	930 Harvest Drive	Cash		0	2,033	0	Cash		0	10,166
24	Fairfield Inn & Suites - Willow Grove	Cash		4,803	Months 1-12: 1/12th of 2% of prior year’s gross income / Months 13 - 24: 1/12th of 3% of prior year’s gross income / Months 25 and thereafter: 1/12th of 4% of prior year’s gross income	0	Cash		0	0
25	2900 Westchester			0	$3,569 Years 1-5; $1,586 Years 6-10	0	Cash		315,000	8,351

A-1-19

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Insurance Escrow - Cash or LoC	Insurance Escrow - LoC Counterparty	Upfront Replacement Reserve ($)	Monthly Replacement Reserve ($)(11)	Replacement Reserve Cap ($)	Replacement Reserve Escrow - Cash or LoC	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)(4)(12)	Monthly TI/LC Reserve ($)(4)(12)
26	Twin Oaks Shopping Center	Cash		1,215	1,215	0	Cash		200,000	4,621
27	Lakeville and Marina	Cash		0	1,744	0	Cash		0	7,997
28	ACG Conlon MHC Portfolio V	Cash		0	1,400	0	Cash		0	0
28.01	Sleepy Hollow MHC
28.02	Maple Creek MHC
28.03	Pinebrook MHC
28.04	Old Pendleton MHC
29	2222-2226 Cleveland Avenue	Cash		0	0	0			0	0
30	Wichita MHP Portfolio	Cash		2,079	2,079	74,850	Cash		0	0
30.01	River Oaks MHP
30.02	Lamp Lighter MHP
31	Ascension Crossing Shopping Center			0	2,778; Springing	66,688	Cash		0	$5,257 when the balances is less than $126,168; $1,752 otherwise
32	Arizona MHC Portfolio II	Cash		0	1,163	0	Cash		0	0
32.01	Desert Royal
32.02	Los Ranchitos
32.03	Downtown
32.04	Black Mountain Estates
32.05	Covered Wagon
33	Holiday Inn Express - Waldorf	Cash		0	Month 13 and on: 1/12th of 4.0% of the actual annual gross income from the prior year, but in no event shall the monthly replacement reserve be less than $4,104.52	0	Cash		0	0
34	All Seasons Mobile Home Park	Cash		0	694	0	Cash		0	0
35	8000 Jarvis Avenue			0	0	0			0	Springing
36	Newport News Flex Portfolio			0	2,581	0	Cash		100,000	5,807
37	Comfort Inn - Blythewood	Cash		0	6,668	0	Cash		0	0
38	Holiday Inn Express Greenville Airport			0	3,987	0	Cash		0	0
39	M2i Retail	Cash		0	162	0	Cash		0	1,295
40	Elliot Medical Complex			283	283	0	Cash		45,000	Springing
41	Hayward Industrial Park - CA			0	Springing	0			50,000	2,287; Springing
42	Front Range MHP Portfolio	Cash		440	440	26,389	Cash		0	0
42.01	Pleasant View Estates
42.02	Suburban Estates
43	Metropolitan Medical Complex	Cash		0	591	0	Cash		0	4,225
44	SSA MHP Portfolio	Cash		979	979	0	Cash		0	0
44.01	Bellevue MHP
44.02	Edgewood MHP
44.03	Camelot South MHP
44.04	Valley View MHP
45	Parklane and North Dohr Apartments	Cash		2,037	2,037	0	Cash		0	0
45.01	North Dohr Apartments
45.02	Parklane Apartments
46	Vero Beach Retail Portfolio	Cash		531	531	0	Cash		250,000	3,200
46.01	The Shops of Vero Beach
46.02	Tropic Square Shopping Center
47	College MHC	Cash		246	246	0	Cash		0	0
48	Hays Mobile Home Parks	Cash		1,113	1,113	0	Cash		0	0
49	Shoppes of Crossroads Commons	Cash		179	179	7,500	Cash		2,466	2,466
50	Branson Self Storage	Cash		1,510	1,510	0	Cash		0	0
51	Lynchburg MHP Portfolio	Cash		667	667	0	Cash		0	0
51.01	Briarwood MHP
51.02	Buffalo Creek MHP
51.03	Coolwell MHP
52	Bonnet Lake MHP	Cash		733	733	0	Cash		0	0
53	Emerald Hills Shopping Center	Cash		253	253	0	Cash		50,000	2,664
54	D&B Storage	Cash		725	725	0	Cash		0	0
55	Tallahatchie Self Storage	Cash		725	725	0	Cash		0	0
56	Greenbriar Apartments	Cash		100,000	1,667	0	Cash		0	0
57	Hammondell MHP	Cash		679	679	0	Cash		0	0
58	Colorado Self Storage	Cash		484	484	17,424	Cash		0	0
59	Handy Self Storage	Cash		401	401	14,448	Cash		0	0
60	Marshfield MHP	Cash		796	796	0	Cash		0	0
61	Rancier Mini Storage	Cash		0	582	0	Cash		0	0
62	O’Reilly Auto Parts - Miami, FL			0	Springing	0			0	Springing
63	Badger MHP	Cash		225	225	0	Cash		0	0

A-1-20

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	TI/LC Reserve Cap ($)	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)	Debt Service Escrow - Cash or LoC	Debt Service Escrow - LoC Counterparty	Other Escrow I Reserve Description	Other Escrow I (Initial) ($)	Other Escrow I (Monthly) ($)(13)
1	Moffett Towers II - Building 2	0			1,000,000	0	Cash		Upfront TI/LC Funds ($19,433,495); Rent Concession Funds ($8,332,337)	27,765,832	Springing
2	Airport Business Center	0	Cash		0	0				0	0
3	The SoCal Portfolio	(i) 5,000,000 through and including 2/6/2023 payment date; (ii) 2,000,000 from and after 3/6/2023 payment date	Cash		0	0			Outstanding TI/LC Obligations ($1,559,061); Free Rent Reserve ($1,107,960)	2,667,021	0
3.01	Aliso Viejo Commerce Center
3.02	Transpark Commerce
3.03	Wimbledon
3.04	Palmdale Place
3.05	Sierra Gateway
3.06	Fresno Industrial Center
3.07	Upland Freeway
3.08	Commerce Corporate Center
3.09	Moreno Valley
3.10	Airport One Office Park
3.11	Colton Courtyard
3.12	The Abbey Center
3.13	Upland Commerce Center
3.14	Diamond Bar
3.15	Atlantic Plaza
3.16	Ming Office Park
3.17	10th Street Commerce Center
3.18	Cityview Plaza
3.19	Garden Grove Town Center
3.20	30th Street Commerce Center
3.21	Mt. Vernon Commerce Center
3.22	Anaheim Stadium Industrial
3.23	25th Street Commerce Center
3.24	Fresno Airport
4	Southpoint Office Center	1,100,000	Cash		0	0				0	0
5	ExchangeRight Net Leased Portfolio #19	0	Cash		0	0			Gastonia Property REA Reserve	40,000	0
5.01	Hobby Lobby - Warner Robins (Watson), GA
5.02	Fresenius Medical Care - Chicago (Bishop), IL
5.03	Walgreens - Franklin (Center), TN
5.04	Walgreens - Gainesville (13th), FL
5.05	Walgreens - Houston (Wallisville), TX
5.06	Verizon Wireless - Gastonia (Franklin), NC
5.07	CVS Pharmacy - Rome (Maple), GA
5.08	Napa Auto Parts - Rockford (State), IL
5.09	Fresenius Medical Care - Lithonia (Evans), GA
5.10	Advance Auto Parts - El Paso (Doniphan), TX
5.11	Dollar General - Xenia (Dayton), OH
5.12	Dollar General - Lakeland (Knights), FL
5.13	Dollar General - Nashville (Stewarts), TN
5.14	Dollar General - Fairborn (Maple), OH
5.15	Dollar General - Johnson City (Broadway), TN
5.16	Dollar General - Mableton (Mableton), GA
5.17	Dollar General - Trotwood (Salem), OH
5.18	Advance Auto Parts - Beavercreek (Fairfield), OH
5.19	Napa Auto Parts - Woodstock (Lake), IL
5.20	Dollar General - San Angelo (Lutheran), TX
5.21	Dollar General - Rosenberg (Highway 36), TX
6	Houston Distribution Center	0	Cash		0	0				0	0
7	Apple Campus 3	0	Cash		0	0			Rent Concession Reserve	42,706,326	0
8	Walmart Supercenter Houston	0			0	0			Contingency Funds	60,000	Springing
9	35 Waterview Boulevard	517,494	Cash		0	0			Rent Concession Reserve	156,504	0
10	FedEx Distribution Center	0			0	0				0	0
11	Riverside and Rialto Industrial Portfolio	0	Cash		0	0				0	0
11.01	Riverside Industrial
11.02	Rialto Industrial
12	Albany Capital Self Storage Portfolio	0			0	0				0	0
12.01	Prime Altamont (Rotterdam)
12.02	Prime Pittsfield
12.03	Prime Cohoes
12.04	Prime Albany (Central Ave)
13	Forest Office Park	687,000	Cash		0	0			Existing TI/LC Reserve	1,089,296	0
14	Connecticut Industrial Portfolio	900,000	Cash		0	0			Ongoing Environmental Remediation ($239,531); CT Transfer - Envrionmental Reserve ($250,000); Outstanding TI Allowances - Bob’s ($241,333); Outstanding TI Allowances - Fosdick ($94,241)	825,105	0
14.01	550 Research Parkway
14.02	160 Corporate Court
15	Galleria Oaks	266,009	Cash		0	0				0	0
16	Brookstone Crossing	0			0	0				0	0
17	Corvac Composites Portfolio	0			0	0				0	0
17.01	4450 36th Street
17.02	1025 North Washington Street
17.03	390 Industrial Drive North
17.04	223 Industrial Drive South
18	Oxford Alabama Hotel Portfolio	0			0	0			CY Lobby Reserve	250,000	0
18.01	Courtyard Anniston Oxford by Marriott
18.02	Fairfield Inn & Suites Anniston Oxford
19	Villa Sierra & Wyndchase Apartments	0			0	0				0	0
19.01	Villa Sierra Apartment Homes
19.02	Wyndchase Apartment Homes
20	WestRock Industrial	0	Cash		0	0			Existing TI/LC Reserve	266,525	0
21	Hilton Garden Inn Yuma Pivot Point	0			0	0			PIP Reserve; Seasonality Reserve	0	Springing
22	Mill Creek	150,000	Cash		0	0			Petco Reserve	200,000	Springing
23	930 Harvest Drive	600,000	Cash		0	0				0	0
24	Fairfield Inn & Suites - Willow Grove	0	Cash		0	0			Seasonality Reserve	47,000	Springing
25	2900 Westchester	315,000	Cash		0	0				0	0

A-1-21

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	TI/LC Reserve Cap ($)	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)	Debt Service Escrow - Cash or LoC	Debt Service Escrow - LoC Counterparty	Other Escrow I Reserve Description	Other Escrow I (Initial) ($)	Other Escrow I (Monthly) ($)(13)
26	Twin Oaks Shopping Center	200,000	Cash		0	0				0	0
27	Lakeville and Marina	191,938	Cash		0	0			Springing Legacy Reserve ($428,000) /Springing Miyoko’s Reserve ($413,000) / Springing Tomales Reserve ($327,000)	0	Springing
28	ACG Conlon MHC Portfolio V	0			0	0			Borrower Owned Home Titling Reserve	3,640	0
28.01	Sleepy Hollow MHC
28.02	Maple Creek MHC
28.03	Pinebrook MHC
28.04	Old Pendleton MHC
29	2222-2226 Cleveland Avenue	0			0	0				0	0
30	Wichita MHP Portfolio	0			0	0				0	0
30.01	River Oaks MHP
30.02	Lamp Lighter MHP
31	Ascension Crossing Shopping Center	189,248	Cash		0	0				0	0
32	Arizona MHC Portfolio II	0			0	0			DSCR Trigger Reserve	0	Springing
32.01	Desert Royal
32.02	Los Ranchitos
32.03	Downtown
32.04	Black Mountain Estates
32.05	Covered Wagon
33	Holiday Inn Express - Waldorf	0			0	0			Seasonality Reserve	4,750	6,535
34	All Seasons Mobile Home Park	0			0	0			Borrower Owned Home Titling Reserve	1,680	0
35	8000 Jarvis Avenue	0			0	0				0	0
36	Newport News Flex Portfolio	200,000	Cash		0	0				0	0
37	Comfort Inn - Blythewood	0			0	0				0	0
38	Holiday Inn Express Greenville Airport	0			0	0			PIP Reserve	824,300	Springing
39	M2i Retail	0	Cash		0	0			Earthwise Funds	10,077	0
40	Elliot Medical Complex	0			0	0				0	0
41	Hayward Industrial Park - CA	50,000	Cash		0	0				0	0
42	Front Range MHP Portfolio	0			0	0			Capital Improvement Reserve	193,437	0
42.01	Pleasant View Estates
42.02	Suburban Estates
43	Metropolitan Medical Complex	150,000	Cash		0	0				0	0
44	SSA MHP Portfolio	0			0	0				0	0
44.01	Bellevue MHP
44.02	Edgewood MHP
44.03	Camelot South MHP
44.04	Valley View MHP
45	Parklane and North Dohr Apartments	0			0	0				0	0
45.01	North Dohr Apartments
45.02	Parklane Apartments
46	Vero Beach Retail Portfolio	200,000	Cash		0	0				0	0
46.01	The Shops of Vero Beach
46.02	Tropic Square Shopping Center
47	College MHC	0			0	0			Capital Improvement Reserve	45,000	0
48	Hays Mobile Home Parks	0			0	0				0	0
49	Shoppes of Crossroads Commons	50,000	Cash		0	0				0	0
50	Branson Self Storage	0			0	0				0	0
51	Lynchburg MHP Portfolio	0			0	0				0	0
51.01	Briarwood MHP
51.02	Buffalo Creek MHP
51.03	Coolwell MHP
52	Bonnet Lake MHP	0			0	0			Seasonality Reserve	12,000	Springing
53	Emerald Hills Shopping Center	127,900	Cash		0	0				0	0
54	D&B Storage	0			0	0				0	0
55	Tallahatchie Self Storage	0			0	0				0	0
56	Greenbriar Apartments	0			0	0				0	0
57	Hammondell MHP	0			0	0			Seasonality Reserve	25,000	Springing
58	Colorado Self Storage	0			0	0				0	0
59	Handy Self Storage	0			0	0				0	0
60	Marshfield MHP	0			0	0			Home Purchase Reserve	78,000	5,875
61	Rancier Mini Storage	0			0	0				0	0
62	O’Reilly Auto Parts - Miami, FL	0			0	0				0	0
63	Badger MHP	0			0	0				0	0

A-1-22

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow I Cap ($)	Other Escrow I Escrow - Cash or LoC	Other Escrow I - LoC Counterparty	Other Escrow II Reserve Description	Other Escrow II (Initial) ($)(4)	Other Escrow II (Monthly) ($)(14)	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty
1	Moffett Towers II - Building 2	0	Cash		Parking Reserve ($2,700,000); Amenities Reserve ($286,310.4)	2,986,310	Springing	0	Cash
2	Airport Business Center	0				0	0	0
3	The SoCal Portfolio	0	Cash		Ground Lease Enhancement Reserve ($1,000,000); Ground Lease Reserve ($219,743.33)	1,219,743	109,872; Springing	6,250,000	Cash
3.01	Aliso Viejo Commerce Center
3.02	Transpark Commerce
3.03	Wimbledon
3.04	Palmdale Place
3.05	Sierra Gateway
3.06	Fresno Industrial Center
3.07	Upland Freeway
3.08	Commerce Corporate Center
3.09	Moreno Valley
3.10	Airport One Office Park
3.11	Colton Courtyard
3.12	The Abbey Center
3.13	Upland Commerce Center
3.14	Diamond Bar
3.15	Atlantic Plaza
3.16	Ming Office Park
3.17	10th Street Commerce Center
3.18	Cityview Plaza
3.19	Garden Grove Town Center
3.20	30th Street Commerce Center
3.21	Mt. Vernon Commerce Center
3.22	Anaheim Stadium Industrial
3.23	25th Street Commerce Center
3.24	Fresno Airport
4	Southpoint Office Center	0				0	0	0
5	ExchangeRight Net Leased Portfolio #19	0	Cash			0	0	0
5.01	Hobby Lobby - Warner Robins (Watson), GA
5.02	Fresenius Medical Care - Chicago (Bishop), IL
5.03	Walgreens - Franklin (Center), TN
5.04	Walgreens - Gainesville (13th), FL
5.05	Walgreens - Houston (Wallisville), TX
5.06	Verizon Wireless - Gastonia (Franklin), NC
5.07	CVS Pharmacy - Rome (Maple), GA
5.08	Napa Auto Parts - Rockford (State), IL
5.09	Fresenius Medical Care - Lithonia (Evans), GA
5.10	Advance Auto Parts - El Paso (Doniphan), TX
5.11	Dollar General - Xenia (Dayton), OH
5.12	Dollar General - Lakeland (Knights), FL
5.13	Dollar General - Nashville (Stewarts), TN
5.14	Dollar General - Fairborn (Maple), OH
5.15	Dollar General - Johnson City (Broadway), TN
5.16	Dollar General - Mableton (Mableton), GA
5.17	Dollar General - Trotwood (Salem), OH
5.18	Advance Auto Parts - Beavercreek (Fairfield), OH
5.19	Napa Auto Parts - Woodstock (Lake), IL
5.20	Dollar General - San Angelo (Lutheran), TX
5.21	Dollar General - Rosenberg (Highway 36), TX
6	Houston Distribution Center	0				0	0	0
7	Apple Campus 3	0	Cash		Punchlist Reserve	93,750	Springing	0	Cash
8	Walmart Supercenter Houston	0	Cash			0	0	0
9	35 Waterview Boulevard	0	Cash		Tenant Specific TILC Reserve	1,091,397	0	0	Cash
10	FedEx Distribution Center	0				0	0	0
11	Riverside and Rialto Industrial Portfolio	0				0	0	0
11.01	Riverside Industrial
11.02	Rialto Industrial
12	Albany Capital Self Storage Portfolio	0				0	0	0
12.01	Prime Altamont (Rotterdam)
12.02	Prime Pittsfield
12.03	Prime Cohoes
12.04	Prime Albany (Central Ave)
13	Forest Office Park	0	Cash		COVA TILC Reserve	0	$47,722 commencing in July 2021	1,700,000	Cash
14	Connecticut Industrial Portfolio	0	Cash		Fosdick Reserve	0	Springing	0
14.01	550 Research Parkway
14.02	160 Corporate Court
15	Galleria Oaks	0				0	0	0
16	Brookstone Crossing	0				0	0	0
17	Corvac Composites Portfolio	0				0	0	0
17.01	4450 36th Street
17.02	1025 North Washington Street
17.03	390 Industrial Drive North
17.04	223 Industrial Drive South
18	Oxford Alabama Hotel Portfolio	0	LoC	Branch Banking and Trust Company	Seasonality Reserve; PIP Reserve	0	10,453; Springing	0	Cash
18.01	Courtyard Anniston Oxford by Marriott
18.02	Fairfield Inn & Suites Anniston Oxford
19	Villa Sierra & Wyndchase Apartments	0				0	0	0
19.01	Villa Sierra Apartment Homes
19.02	Wyndchase Apartment Homes
20	WestRock Industrial	0	Cash			0	0	0
21	Hilton Garden Inn Yuma Pivot Point	0			Ground Rent Reserve ($61,500); Internet Upgrade Reserve ($37,674)	99,174	Ground Rent Reserve ($20,500)	0	Cash
22	Mill Creek	0	Cash			0	0	0
23	930 Harvest Drive	0				0	0	0
24	Fairfield Inn & Suites - Willow Grove	47,000	Cash			0	0	0
25	2900 Westchester	0				0	0	0

A-1-23

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow I Cap ($)	Other Escrow I Escrow - Cash or LoC	Other Escrow I - LoC Counterparty	Other Escrow II Reserve Description	Other Escrow II (Initial) ($)(4)	Other Escrow II (Monthly) ($)(14)	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty
26	Twin Oaks Shopping Center	0				0	0	0
27	Lakeville and Marina	0				0	0	0
28	ACG Conlon MHC Portfolio V	0	Cash			0	0	0
28.01	Sleepy Hollow MHC
28.02	Maple Creek MHC
28.03	Pinebrook MHC
28.04	Old Pendleton MHC
29	2222-2226 Cleveland Avenue	0				0	0	0
30	Wichita MHP Portfolio	0				0	0	0
30.01	River Oaks MHP
30.02	Lamp Lighter MHP
31	Ascension Crossing Shopping Center	0				0	0	0
32	Arizona MHC Portfolio II	0				0	0	0
32.01	Desert Royal
32.02	Los Ranchitos
32.03	Downtown
32.04	Black Mountain Estates
32.05	Covered Wagon
33	Holiday Inn Express - Waldorf	57,000	Cash		PIP Reserve	677,800	0	0	Cash
34	All Seasons Mobile Home Park	0	Cash		Borrower Owned Home Purchase Reserve	0	$10,000 for 1st 12 months; $5,000 thereafter	600,000	Cash
35	8000 Jarvis Avenue	0				0	0	0
36	Newport News Flex Portfolio	0				0	0	0
37	Comfort Inn - Blythewood	0				0	0	0
38	Holiday Inn Express Greenville Airport	0	Cash			0	0	0
39	M2i Retail	0	Cash			0	0	0
40	Elliot Medical Complex	0				0	0	0
41	Hayward Industrial Park - CA	0				0	0	0
42	Front Range MHP Portfolio	0	Cash			0	0	0
42.01	Pleasant View Estates
42.02	Suburban Estates
43	Metropolitan Medical Complex	0				0	0	0
44	SSA MHP Portfolio	0				0	0	0
44.01	Bellevue MHP
44.02	Edgewood MHP
44.03	Camelot South MHP
44.04	Valley View MHP
45	Parklane and North Dohr Apartments	0				0	0	0
45.01	North Dohr Apartments
45.02	Parklane Apartments
46	Vero Beach Retail Portfolio	0				0	0	0
46.01	The Shops of Vero Beach
46.02	Tropic Square Shopping Center
47	College MHC	0	Cash			0	0	0
48	Hays Mobile Home Parks	0				0	0	0
49	Shoppes of Crossroads Commons	0				0	0	0
50	Branson Self Storage	0				0	0	0
51	Lynchburg MHP Portfolio	0				0	0	0
51.01	Briarwood MHP
51.02	Buffalo Creek MHP
51.03	Coolwell MHP
52	Bonnet Lake MHP	0	Cash			0	0	0
53	Emerald Hills Shopping Center	0				0	0	0
54	D&B Storage	0				0	0	0
55	Tallahatchie Self Storage	0				0	0	0
56	Greenbriar Apartments	0				0	0	0
57	Hammondell MHP	0	Cash			0	0	0
58	Colorado Self Storage	0				0	0	0
59	Handy Self Storage	0				0	0	0
60	Marshfield MHP	125,000	Cash			0	0	0
61	Rancier Mini Storage	0				0	0	0
62	O’Reilly Auto Parts - Miami, FL	0				0	0	0
63	Badger MHP	0				0	0	0

A-1-24

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Holdback(4)(5)	Ownership Interest	Ground Lease Initial Expiration Date	Annual Ground Rent Payment	Annual Ground Rent Increases	Lockbox(10)	Whole Loan Cut-off Date Balance ($)
1	Moffett Towers II - Building 2		Fee				Hard/Upfront Cash Management
2	Airport Business Center		Fee				Hard/Upfront Cash Management
3	The SoCal Portfolio		Various	Various	Various	Various	Hard/Springing Cash Management
3.01	Aliso Viejo Commerce Center		Fee
3.02	Transpark Commerce		Fee
3.03	Wimbledon		Fee
3.04	Palmdale Place	Fee and Leasehold	3/31/2052	$90,000	For fiscal year ending March 2019, the annual rent will be equal to $91,800; For fiscal year ending March 2020, the annual rent will be equal to $93,636; For fiscal year ending March 2021, the annual rent will be equal to $95,509; For fiscal year ending March 2022, the annual rent will be equal to $97,419.
After March 31, 2022, the annual rent will be based on the fair market rental rate.
3.05	Sierra Gateway		Fee
3.06	Fresno Industrial Center		Fee
3.07	Upland Freeway		Fee
3.08	Commerce Corporate Center		Fee
3.09	Moreno Valley		Fee
3.10	Airport One Office Park		Leasehold	1/12/2040	$186,200	Rent adjustments to commence in January 2021, January 2026, January 2031, January 2036 and January 2041; rent adjustment will be equal to fair market land value rent adjustments
3.11	Colton Courtyard		Fee
3.12	The Abbey Center		Fee
3.13	Upland Commerce Center		Fee
3.14	Diamond Bar		Fee
3.15	Atlantic Plaza		Fee
3.16	Ming Office Park		Fee
3.17	10th Street Commerce Center		Fee
3.18	Cityview Plaza		Leasehold	9/30/2035	$564,250	CPI upward adjustments every 5th year of the lease commencing on the first day of the 6th day of the lease
3.19	Garden Grove Town Center		Fee
3.20	30th Street Commerce Center		Fee
3.21	Mt. Vernon Commerce Center		Fee
3.22	Anaheim Stadium Industrial		Leasehold	4/30/2034	$476,206	Rent adjustments to commence in April 2024 in an amount equal to a 9.75% yield of the fair market value.
3.23	25th Street Commerce Center		Fee
3.24	Fresno Airport		Fee
4	Southpoint Office Center		Fee				Springing
5	ExchangeRight Net Leased Portfolio #19		Fee				Hard/Springing Cash Management
5.01	Hobby Lobby - Warner Robins (Watson), GA		Fee
5.02	Fresenius Medical Care - Chicago (Bishop), IL		Fee
5.03	Walgreens - Franklin (Center), TN		Fee
5.04	Walgreens - Gainesville (13th), FL		Fee
5.05	Walgreens - Houston (Wallisville), TX		Fee
5.06	Verizon Wireless - Gastonia (Franklin), NC		Fee
5.07	CVS Pharmacy - Rome (Maple), GA		Fee
5.08	Napa Auto Parts - Rockford (State), IL		Fee
5.09	Fresenius Medical Care - Lithonia (Evans), GA		Fee
5.10	Advance Auto Parts - El Paso (Doniphan), TX		Fee
5.11	Dollar General - Xenia (Dayton), OH		Fee
5.12	Dollar General - Lakeland (Knights), FL		Fee
5.13	Dollar General - Nashville (Stewarts), TN		Fee
5.14	Dollar General - Fairborn (Maple), OH		Fee
5.15	Dollar General - Johnson City (Broadway), TN		Fee
5.16	Dollar General - Mableton (Mableton), GA		Fee
5.17	Dollar General - Trotwood (Salem), OH		Fee
5.18	Advance Auto Parts - Beavercreek (Fairfield), OH		Fee
5.19	Napa Auto Parts - Woodstock (Lake), IL		Fee
5.20	Dollar General - San Angelo (Lutheran), TX		Fee
5.21	Dollar General - Rosenberg (Highway 36), TX		Fee
6	Houston Distribution Center		Fee				Hard/Springing Cash Management
7	Apple Campus 3		Fee				Hard/Upfront Cash Management
8	Walmart Supercenter Houston		Fee				Springing
9	35 Waterview Boulevard		Fee				Hard/Springing Cash Management
10	FedEx Distribution Center		Fee				Hard/Upfront Cash Management
11	Riverside and Rialto Industrial Portfolio		Fee				Hard/Springing Cash Management
11.01	Riverside Industrial		Fee
11.02	Rialto Industrial		Fee
12	Albany Capital Self Storage Portfolio		Fee				Springing
12.01	Prime Altamont (Rotterdam)		Fee
12.02	Prime Pittsfield		Fee
12.03	Prime Cohoes		Fee
12.04	Prime Albany (Central Ave)		Fee
13	Forest Office Park		Fee				Springing
14	Connecticut Industrial Portfolio		Fee				Springing
14.01	550 Research Parkway		Fee
14.02	160 Corporate Court		Fee
15	Galleria Oaks	925,000	Fee				Hard/Springing Cash Management
16	Brookstone Crossing		Fee				None
17	Corvac Composites Portfolio		Fee				Hard/Upfront Cash Management
17.01	4450 36th Street		Fee
17.02	1025 North Washington Street		Fee
17.03	390 Industrial Drive North		Fee
17.04	223 Industrial Drive South		Fee
18	Oxford Alabama Hotel Portfolio		Fee				Springing
18.01	Courtyard Anniston Oxford by Marriott		Fee
18.02	Fairfield Inn & Suites Anniston Oxford		Fee
19	Villa Sierra & Wyndchase Apartments		Fee				Springing
19.01	Villa Sierra Apartment Homes		Fee
19.02	Wyndchase Apartment Homes		Fee
20	WestRock Industrial		Fee				Hard/Upfront Cash Management
21	Hilton Garden Inn Yuma Pivot Point		Leasehold	6/15/2055	$0	See rent schedule increases in the Ground Lease	Springing
22	Mill Creek		Fee				None
23	930 Harvest Drive		Fee				Hard/Springing Cash Management
24	Fairfield Inn & Suites - Willow Grove		Fee				Springing
25	2900 Westchester		Fee				None

A-1-25

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Holdback(4)(5)	Ownership Interest	Ground Lease Initial Expiration Date	Annual Ground Rent Payment	Annual Ground Rent Increases	Lockbox(10)	Whole Loan Cut-off Date Balance ($)
26	Twin Oaks Shopping Center		Fee				Springing
27	Lakeville and Marina		Fee				Springing
28	ACG Conlon MHC Portfolio V		Fee				Springing
28.01	Sleepy Hollow MHC		Fee
28.02	Maple Creek MHC		Fee
28.03	Pinebrook MHC		Fee
28.04	Old Pendleton MHC		Fee
29	2222-2226 Cleveland Avenue		Fee				Springing
30	Wichita MHP Portfolio		Fee				Springing
30.01	River Oaks MHP		Fee
30.02	Lamp Lighter MHP		Fee
31	Ascension Crossing Shopping Center		Fee				Springing
32	Arizona MHC Portfolio II		Fee				Springing
32.01	Desert Royal		Fee
32.02	Los Ranchitos		Fee
32.03	Downtown		Fee
32.04	Black Mountain Estates		Fee
32.05	Covered Wagon		Fee
33	Holiday Inn Express - Waldorf		Fee				Springing
34	All Seasons Mobile Home Park		Fee				Springing
35	8000 Jarvis Avenue		Fee				Hard/Springing Cash Management
36	Newport News Flex Portfolio		Fee				None
37	Comfort Inn - Blythewood		Fee				Hard/Springing Cash Management
38	Holiday Inn Express Greenville Airport		Fee				Springing
39	M2i Retail		Fee				Springing
40	Elliot Medical Complex		Fee				Springing
41	Hayward Industrial Park - CA		Fee				None
42	Front Range MHP Portfolio		Fee				Springing
42.01	Pleasant View Estates		Fee
42.02	Suburban Estates		Fee
43	Metropolitan Medical Complex		Fee				Springing
44	SSA MHP Portfolio		Fee				Springing
44.01	Bellevue MHP		Fee
44.02	Edgewood MHP		Fee
44.03	Camelot South MHP		Fee
44.04	Valley View MHP		Fee
45	Parklane and North Dohr Apartments		Fee				Springing
45.01	North Dohr Apartments		Fee
45.02	Parklane Apartments		Fee
46	Vero Beach Retail Portfolio		Fee				Springing
46.01	The Shops of Vero Beach		Fee
46.02	Tropic Square Shopping Center		Fee
47	College MHC		Fee				Springing
48	Hays Mobile Home Parks		Fee				Springing
49	Shoppes of Crossroads Commons		Fee				Springing
50	Branson Self Storage	100,000	Fee				Springing
51	Lynchburg MHP Portfolio		Fee				Springing
51.01	Briarwood MHP		Fee
51.02	Buffalo Creek MHP		Fee
51.03	Coolwell MHP		Fee
52	Bonnet Lake MHP		Fee				Springing
53	Emerald Hills Shopping Center		Fee				Springing
54	D&B Storage		Fee				Springing
55	Tallahatchie Self Storage		Fee				Springing
56	Greenbriar Apartments		Fee				Springing
57	Hammondell MHP		Fee				Springing
58	Colorado Self Storage		Fee				Springing
59	Handy Self Storage		Fee				Springing
60	Marshfield MHP		Fee				Springing
61	Rancier Mini Storage		Fee				None
62	O’Reilly Auto Parts - Miami, FL		Fee				Springing
63	Badger MHP		Fee				Springing

A-1-26

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Whole Loan Debt Service ($)	Subordinate Secured Debt Original Balance ($)	Subordinate Secured Debt Cut-off Date Balance ($)	Whole Loan U/W NOI DSCR (x)	Whole Loan U/W NCF DSCR (x)	Whole Loan Cut-off Date LTV Ratio	Whole Loan Cut-off Date U/W NOI Debt Yield	Whole Loan Cut-off Date U/W NCF Debt Yield	Mezzanine Debt Cut-off Date Balance($)	Sponsor	Affiliated Sponsors	Mortgage Loan Number
1	Moffett Towers II - Building 2									105,000,000	The Jay Paul Company	Y - Group 1	1
2	Airport Business Center									20,000,000	DK Properties, L.P.		2
3	The SoCal Portfolio										The Abbey Company		3
3.01	Aliso Viejo Commerce Center												3.01
3.02	Transpark Commerce												3.02
3.03	Wimbledon												3.03
3.04	Palmdale Place												3.04
3.05	Sierra Gateway												3.05
3.06	Fresno Industrial Center												3.06
3.07	Upland Freeway												3.07
3.08	Commerce Corporate Center												3.08
3.09	Moreno Valley												3.09
3.10	Airport One Office Park												3.10
3.11	Colton Courtyard												3.11
3.12	The Abbey Center												3.12
3.13	Upland Commerce Center												3.13
3.14	Diamond Bar												3.14
3.15	Atlantic Plaza												3.15
3.16	Ming Office Park												3.16
3.17	10th Street Commerce Center												3.17
3.18	Cityview Plaza												3.18
3.19	Garden Grove Town Center												3.19
3.20	30th Street Commerce Center												3.20
3.21	Mt. Vernon Commerce Center												3.21
3.22	Anaheim Stadium Industrial												3.22
3.23	25th Street Commerce Center												3.23
3.24	Fresno Airport												3.24
4	Southpoint Office Center										Felton Properties, Inc.		4
5	ExchangeRight Net Leased Portfolio #19										ExchangeRight Real Estate	Y - Group 2	5
5.01	Hobby Lobby - Warner Robins (Watson), GA												5.01
5.02	Fresenius Medical Care - Chicago (Bishop), IL												5.02
5.03	Walgreens - Franklin (Center), TN												5.03
5.04	Walgreens - Gainesville (13th), FL												5.04
5.05	Walgreens - Houston (Wallisville), TX												5.05
5.06	Verizon Wireless - Gastonia (Franklin), NC												5.06
5.07	CVS Pharmacy - Rome (Maple), GA												5.07
5.08	Napa Auto Parts - Rockford (State), IL												5.08
5.09	Fresenius Medical Care - Lithonia (Evans), GA												5.09
5.10	Advance Auto Parts - El Paso (Doniphan), TX												5.10
5.11	Dollar General - Xenia (Dayton), OH												5.11
5.12	Dollar General - Lakeland (Knights), FL												5.12
5.13	Dollar General - Nashville (Stewarts), TN												5.13
5.14	Dollar General - Fairborn (Maple), OH												5.14
5.15	Dollar General - Johnson City (Broadway), TN												5.15
5.16	Dollar General - Mableton (Mableton), GA												5.16
5.17	Dollar General - Trotwood (Salem), OH												5.17
5.18	Advance Auto Parts - Beavercreek (Fairfield), OH												5.18
5.19	Napa Auto Parts - Woodstock (Lake), IL												5.19
5.20	Dollar General - San Angelo (Lutheran), TX												5.20
5.21	Dollar General - Rosenberg (Highway 36), TX												5.21
6	Houston Distribution Center										Spirit Realty, L.P.		6
7	Apple Campus 3									235,000,000	Paul Guarantor LLC	Y - Group 1	7
8	Walmart Supercenter Houston										Midway Risknet Partners I, L. P.		8
9	35 Waterview Boulevard										Joseph Popack		9
10	FedEx Distribution Center										Paul M. Zeller		10
11	Riverside and Rialto Industrial Portfolio										DT Grat JMT, LLC		11
11.01	Riverside Industrial												11.01
11.02	Rialto Industrial												11.02
12	Albany Capital Self Storage Portfolio										Robert Moser; Prime Storage Fund I, LLC		12
12.01	Prime Altamont (Rotterdam)												12.01
12.02	Prime Pittsfield												12.02
12.03	Prime Cohoes												12.03
12.04	Prime Albany (Central Ave)												12.04
13	Forest Office Park										Allen C. De Olazarra		13
14	Connecticut Industrial Portfolio										Sky Management Services LLC		14
14.01	550 Research Parkway												14.01
14.02	160 Corporate Court												14.02
15	Galleria Oaks										World Class Capital Group		15
16	Brookstone Crossing										Gideon Levy		16
17	Corvac Composites Portfolio										AG Net Lease III Corp.; AG Net Lease III (SO) Corp.		17
17.01	4450 36th Street												17.01
17.02	1025 North Washington Street												17.02
17.03	390 Industrial Drive North												17.03
17.04	223 Industrial Drive South												17.04
18	Oxford Alabama Hotel Portfolio										Chander P. Bhateja		18
18.01	Courtyard Anniston Oxford by Marriott												18.01
18.02	Fairfield Inn & Suites Anniston Oxford												18.02
19	Villa Sierra & Wyndchase Apartments										ExchangeRight Real Estate	Y - Group 2	19
19.01	Villa Sierra Apartment Homes												19.01
19.02	Wyndchase Apartment Homes												19.02
20	WestRock Industrial										Moris Benbenist		20
21	Hilton Garden Inn Yuma Pivot Point										Mitesh R. Kalthia		21
22	Mill Creek										Michael D. Reynolds		22
23	930 Harvest Drive										Balashine Capital, LP		23
24	Fairfield Inn & Suites - Willow Grove										Ajesh Patel		24
25	2900 Westchester										Angelo Silveri		25

A-1-27

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Whole Loan Debt Service ($)	Subordinate Secured Debt Original Balance ($)	Subordinate Secured Debt Cut-off Date Balance ($)	Whole Loan U/W NOI DSCR (x)	Whole Loan U/W NCF DSCR (x)	Whole Loan Cut-off Date LTV Ratio	Whole Loan Cut-off Date U/W NOI Debt Yield	Whole Loan Cut-off Date U/W NCF Debt Yield	Mezzanine Debt Cut-off Date Balance($)	Sponsor	Affiliated Sponsors	Mortgage Loan Number
26	Twin Oaks Shopping Center										Daniel Abramson		26
27	Lakeville and Marina										Lakeville White LLC; Lakeville Frazer LLC; Lakeville Amerivine LLC; Lakeville Heck LLC; Lakeville Wheeler LLC; Matthew T. White; Matthew White Family Trust Dated March 1, 2002		27
28	ACG Conlon MHC Portfolio V										Michael Conlon		28
28.01	Sleepy Hollow MHC												28.01
28.02	Maple Creek MHC												28.02
28.03	Pinebrook MHC												28.03
28.04	Old Pendleton MHC												28.04
29	2222-2226 Cleveland Avenue										Josh Jensen		29
30	Wichita MHP Portfolio										Bradley Johnson; Jefferson Lilly	Y - Group 3	30
30.01	River Oaks MHP												30.01
30.02	Lamp Lighter MHP												30.02
31	Ascension Crossing Shopping Center										Jeffrey Seltzer		31
32	Arizona MHC Portfolio II										Jason Kaplan		32
32.01	Desert Royal												32.01
32.02	Los Ranchitos												32.02
32.03	Downtown												32.03
32.04	Black Mountain Estates												32.04
32.05	Covered Wagon												32.05
33	Holiday Inn Express - Waldorf										Ashni Goel; Madhu Kopparapu		33
34	All Seasons Mobile Home Park										Vincent J. Naska; Jacob A. Wilhite; David E. Daywalt		34
35	8000 Jarvis Avenue										Time Equities, Inc.		35
36	Newport News Flex Portfolio										Union Investment Company of Newport News, VA.		36
37	Comfort Inn - Blythewood										Hitesh N. Jani		37
38	Holiday Inn Express Greenville Airport										Leslie Ng; Paul Nussbaum		38
39	M2i Retail										Richard V. Gustafson; Russell C. Haley; Vince Hoenigman		39
40	Elliot Medical Complex										Gary G. Habeeb; Gary G. Habeeb as trustee of the Habeeb Family Irrevocable Trust dated 12/6/2016		40
41	Hayward Industrial Park - CA										Michael S. Peiser; J. Virginia Peiser		41
42	Front Range MHP Portfolio										Joy Rasmussen; Brent Richards	Y - Group 4	42
42.01	Pleasant View Estates												42.01
42.02	Suburban Estates												42.02
43	Metropolitan Medical Complex										Ted L. Barr; Joseph G. Greulich		43
44	SSA MHP Portfolio										Michael Calin; S. John Whitehill; Jennifer A. Satler and J. Michael Sabatini trustees of the John G. Shively Credit Shelter Trust		44
44.01	Bellevue MHP												44.01
44.02	Edgewood MHP												44.02
44.03	Camelot South MHP												44.03
44.04	Valley View MHP												44.04
45	Parklane and North Dohr Apartments										Richard J. Chiarenza		45
45.01	North Dohr Apartments												45.01
45.02	Parklane Apartments												45.02
46	Vero Beach Retail Portfolio										Jody H. Grass, individually and as Trustee of the 2007 Thatch Palm Trust		46
46.01	The Shops of Vero Beach												46.01
46.02	Tropic Square Shopping Center												46.02
47	College MHC										Satish Atluri; Indira Garapati		47
48	Hays Mobile Home Parks										Ben Braband; Jennifer Braband; Geoffrey Rosenhain		48
49	Shoppes of Crossroads Commons										Shashikant P. Patel		49
50	Branson Self Storage										Alexander Turik; Nikita Turik		50
51	Lynchburg MHP Portfolio										John A. Boord		51
51.01	Briarwood MHP												51.01
51.02	Buffalo Creek MHP												51.02
51.03	Coolwell MHP												51.03
52	Bonnet Lake MHP										Charles Henry Evans	Y - Group 5	52
53	Emerald Hills Shopping Center										George Koufos; Malisa Jackson		53
54	D&B Storage										Matthew Ricciardella		54
55	Tallahatchie Self Storage										John R. Young; Innes T. Mcintyre, III		55
56	Greenbriar Apartments										Purcell George Conway; Cheryl Chisley Conway		56
57	Hammondell MHP										Charles Henry Evans	Y - Group 5	57
58	Colorado Self Storage										Joy Rasmussen	Y - Group 4	58
59	Handy Self Storage										Joy Rasmussen	Y - Group 4	59
60	Marshfield MHP										Brad Johnson; Jefferson Lilly; Bryce Robertson; Kevin Dhillon; Daniella Dhillon	Y - Group 3	60
61	Rancier Mini Storage										Steven Weinstock; Daniella Weinstock		61
62	O’Reilly Auto Parts - Miami, FL										Jack F. Adler, Jr.		62
63	Badger MHP										Jason P. Janda and Courtney S. Janda; Trustees of the Jason and Courtney Revocable Trust		63

A-1-28

FOOTNOTES TO ANNEX A-1

See “Annex A-3: Summaries of the Fifteen Largest Mortgage Loans” in the Preliminary Prospectus for additional information on the 15 largest mortgage loans.

(1)	“Barclays” denotes Barclays Bank PLC, “WFB” denotes Wells Fargo Bank, National Association, “BSPRT” denotes BSPRT Finance, LLC, “CIIICM” denotes C-III Commercial Mortgage LLC and “RMF” denotes Rialto Mortgage Finance, LLC.

(2)	For mortgage loan #1 (Moffett Towers II – Building 2), the Number of Units includes 350,633 square feet of office space in the Moffett Towers II - Building 2 property and 11,930 square feet of amenities space allocated to the Moffett Towers II - Building 2 property leased by the largest tenant, based on a specified 20.0% share in the common elements of the greater Moffett Towers II campus.

For mortgage loan #42 (Front Range MHP Portfolio), the Number of Units includes four RV pads at Suburban Estates MHP and six RV sites, one apartment unit and one single family residence at Pleasant View Estates MHP.

For mortgage loan #52 (Bonnet Lake MHP), the Number of Units does not include 50 seasonal RV pads, which account for less than 15% of U/W Revenues. The Occupancy Rate reflects the occupancy excluding the transient RV sites.

For mortgage loan #57 (Hammondell MHP), the Number of Units does not include 49 seasonal RV pads, which account for less than 20% of U/W Revenues, but includes the two apartment units at the Mortgaged Property. The Occupancy Rate reflects the occupancy excluding the transient RV sites, but including the 2 apartment units.

(3)	For mortgage loan #16 (Brookstone Crossing), the Grace Period Default (Days) is five business days and subject to the following conditions: (i) the grace period is used no more than once in a twelve-month period, and (ii) the grace period may not be used more than twice during the term of the mortgage loan.

(4)	For mortgage loan #1 (Moffett Towers II – Building 2), the Appraised Value assumes an escrow account was established for outstanding tenant improvements, leasing commissions and free rent. Reserves totalling $27,765,832 were taken at closing, representing the outstanding tenant improvements, leasing commissions and free rent.

For mortgage loan #3 (The SoCal Portfolio - Ming Office Park), the Appraised Value of the mortgaged property assumes that Stantec Consulting Svcs, Inc. (“Stantec”) renews its lease expiring on March 31, 2018 of 52,041 square feet at the mortgaged property on substantially similar terms as the existing lease. Stantec has executed a renewal of its lease through March 31, 2023 for 25,203 square feet of the related mortgaged property.

For mortgage loan #7 (Apple Campus 3), the Appraised Value assumes all outstanding free rent and leasing commissions have been paid and tenant improvements have been completed. All outstanding free rent, tenant improvements and leasing commissions have been reserved. The appraised value assuming the outstanding free rent and leasing commissions have not been paid and tenant improvements have not been completed is $624,600,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the $624,600,000 appraised value are 54.4% and 54.4%, respectively.

For mortgage loan #9 (35 Waterview Boulevard), the Appraised Value assumes all outstanding free rent and leasing commissions have been paid. All outstanding free rent, tenant improvements and leasing commissions have been reserved. The appraised value assuming the outstanding free rent and leasing commissions have not been paid is $29,800,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the $29,800,000 appraised value are 73.8% and 62.1%, respectively.

For mortgage loan #12 (Albany Capital Self Storage Portfolio), the Appraised Value reflects a portfolio level appraisal, which includes a diversity premium based on an assumption that all of the mortgaged properties would be sold together as a portfolio. The Appraised Value assuming no portfolio level diversity premium is $30,870,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD assuming the $30,870,000 value are 68.0% and 59.0%, respectively.

A-1-29

For mortgage loan #33 (Holiday Inn Express - Waldorf), the Appraised Value reflects an appraised value on a “hypothetical as-complete” basis, which assumes the anticipated completion of the planned work associated with a property improvement plan. At origination, the related borrower deposited $677,800 into a PIP reserve, which represents 100% of the estimated cost of such property improvement plan. The appraised value assuming the property improvement plan has not been completed is $8,500,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD assuming an appraised value of $8,500,000 are 73.4% and 61.5%, respectively.

For mortgage loan #56 (Greenbriar Apartments), the Appraised Value assumes that six unrenovated units at the property have been renovated and stabilized on the “as is” date of value; the borrower intends to invest approximately $72,000 to repair those six units. At origination, the lender escrowed $100,000 for such renovations. The Appraised Value assuming the renovation has not been completed is $4,050,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD assuming an appraised value of $4,050,000 are 64.2% and 55.0%, respectively.

(5)	For mortgage loan #15 (Galleria Oaks), all LTV and Cut-off Date Balance per Unit/SF figures are calculated assuming the full loan amount of $16,000,000. All DSCR and Debt Yield figures are calculated based on the loan amount net of the Holdback of $925,000 that was deposited into escrow by the related borrower on the origination date. The Holdback can be disbursed to the related borrower in whole or in part, subject to the satisfaction of certain conditions of the loan documents, including: (i) no event of default is continuing; (ii) the debt service coverage ratio, as calculated under the loan documents, is not less than 1.40x on the date of such disbursement; (iii) the debt yield, as calculated under the loan documents, is not less than 8.75% on the date such disbursement; (iv) if a disbursement of the Holdback funds will be used for purposes other than the payment of tenant improvement and leasing commission costs, then for the six month period preceding the date of disbursement, the property is required to be at least 90% leased to tenants which are in possession of their respective spaces and are not in default under their respective leases; (v) the borrower will not have the right to request release of more than $200,000 for the payment of tenant improvement and leasing commission costs and (vi) the borrower’s request for the disbursement of the Earnout Reserve funds must be in writing and the borrower will not have the right to request a release of funds more than two times prior to July 31, 2020. Any remaining If the Holdback funds that have has not been released by July 31, 2020 will be applied by the lender to pay down the mortgage loan, accompanied by the applicable prepayment yield maintenance premium to be paid by the borrower. Without regard to the Holdback, the Cut-off Date U/W NOI DSCR, Cut-off Date U/W NCF DSCR, Cut-off Date U/W NOI Debt Yield and Cut-off Date U/W NCF Debt Yield would be 1.33x, 1.25x, 8.6%, and 8.1%, respectively.

For mortgage loan #50 (Branson Self Storage), all LTVs and Debt Yields are calculated based on the applicable principal balance net of the Holdback of $100,000. The Holdback can be disbursed in whole, or but not in part, provided that the following conditions, amongst others, are satisfied by March 11, 2021: the debt yield is not less than 10.25% and the debt service coverage ratio is not less than 1.30x. If such conditions have not been satisfied by March 11, 2021, the lender shall apply the unreleased proceeds to pay down the Mortgage Loan, accompanied by the applicable prepayment premium to be paid by the borrower. Assuming the Holdback balance is not applied to reduce the applicable balance of the Mortgage Loan, the Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Cut-off Date U/W NOI Debt Yield and Cut-off Date U/W NCF Debt Yield would be 71.8%, 60.0%, 10.1%, and 9.4%, respectively.

(6)	For mortgage loan #1 (Moffett Towers II – Building 2), the mortgage loan represents Note A-1, one of four pari passu notes, which have a combined Cut-off Date Balance of $165,000,000. Notes A-2, A-3 and A-4 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1, A-2, A-3 and A-4 in the aggregate (the “Moffett Towers II – Building 2 Whole Loan”). Note A-1 represents a controlling interest in the Moffett Towers II – Building 2 Whole Loan.

For mortgage loan #2 (Airport Business Center), the mortgage loan represents Note A-2, one of three pari passu notes, which have a combined Cut-off Date Balance of $150,000,000. Notes A-1 and A-3 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on Notes A-1, A-2 and A-3 in the aggregate (the “Airport Business Center Whole Loan”). Note A-2 represents a non-controlling interest in the Airport Business Center Whole Loan.

A-1-30

For mortgage loan #3 (The SoCal Portfolio), the mortgage loan represents represents Note A-2-1, one of six pari passu notes, which have a combined Cut-off Date Balance of $229,300,000. Notes A-1-1, A-1-2, A-1-3, A-1-4 and A-2-2 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1-1, A-1-2, A-1-3, A-1-4, A-2-1 and A-2-2 in the aggregate (the “The SoCal Portfolio Whole Loan”). Note A-2-1 represents a non-controlling interest in the The SoCal Portfolio Whole Loan.

For mortgage loan #6 (Houston Distribution Center), the mortgage loan represents Note A-3, one of three pari passu notes, which have a combined Cut-off Date Balance of $83,877,682. Notes A-1 an A-2 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1, A-2 and A-3 in the aggregate (the “Houston Distribution Center Whole Loan”). Note A-3 represents a non-controlling interest in the Houston Distribution Center Whole Loan.

For mortgage loan #7 (Apple Campus 3), the mortgage loan represents Note A-2, one of five pari passu notes, which have a combined Cut-off Date Balance of $340,000,000. Notes A-1, A-3, A-4 and A-5 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on Notes A-1, A-2, A-3, A-4 and A-5 in the aggregate (the “Apple Campus 3 Whole Loan”). Note A-2 represents a non-controlling interest in the Apple Campus 3 Whole Loan.

(7)	In certain cases, mortgage loans may have tenants that have executed leases, but may not be fully paying rent or occupying the related leased premises that were included in the underwriting.

For mortgage loan #1 (Moffett Towers II - Building 2), the sole tenant (362,563 square feet), representing 100.0% of net rentable square feet, has abated rent through April 2018 for 350,633 square feet of office space and abated rent through July 2018 for 47,718 square feet of amenities space. An $8,332,337 reserve was taken at closing representing the outstanding rent abatement.

For mortgage loan #2 (Airport Business Center), the second largest tenant (18,142 square feet), representing 1.5% of net rentable square feet, has free rent through June 2018.

For mortgage loan #6 (Houston Distribution Center), the sole tenant (1,500,596 square feet), representing 100.0% of net rentable square feet, is owned by Kohlberg Kravis Roberts & Co. L.P., the B-piece buyer of the WFCM 2018-C43 transaction.

For mortgage loan #7 (Apple Campus 3), the sole tenant (882,657 square feet), representing 100.0% of net rentable square feet, has taken possession, but is currently building out its space and has abated rent through May 2019. All outstanding free rent, tenant improvements and leasing commissions were reserved for at closing.

For mortgage loan #31 (Ascension Crossing Shopping Center), the third largest tenant (5,310 square feet), representing 5.9% of net rentable square feet, has free rent in April 2018 and from August through October 2027.

For mortgage loan #35 (8000 Jarvis Avenue), the second largest tenant (10,632 square feet), representing 21.4% of net rentable square feet, subleases 10,632 square feet to one tenant for a total annual base rent of $255,168 ($24.00 per square foot). The sublease is coterminous with the second largest tenant’s lease expiring on March 15, 2020.

For mortgage loan #36 (Newport News Flex Portfolio), the second largest tenant (12,740 square feet), representing 8.2% of net rentable square feet, has free rent in March 2018. U/W Revenues do not include the free rent.

For mortgage loan #39 (M2i Retail), the second largest tenant (1,959 square feet), representing 15.1% of net rentable square feet, has free rent in November of 2018, which has been reserved for at closing in the amount of $5,352.

A-1-31

(8)	For mortgage loan #2 (Airport Business Center), the largest tenant (21,240 square feet), representing 1.8% of net rentable square feet, has multiple leases that expire as follows: 14,400 square feet expiring 2/28/2019, 4,800 square feet expiring 1/31/2019 and 2,040 square feet that are month-to-month. The third largest tenant (13,817 square feet), representing 1.2% of net rentable square feet, has multiple leases that expire as follows: 11,192 square feet expiring 5/31/2018 and 2,625 square feet expiring 1/31/2020. The fourth largest tenant (12,520 square feet), representing 1.1% of net rentable square feet, has multiple leases that expire as follows: 11,787 square feet expiring 4/30/2021 and 733 square feet expiring 10/14/2018.

For mortgage loan #3 (The SoCal Portfolio - Wimbledon), the largest tenant (41,875 square feet) of the mortgaged property, representing 33.8% of net rentable square feet of the mortgaged property, has multiple leases that expire as follows: 12,283 square feet expiring 10/31/2018, 5,151 square feet expiring 11/30/2018, 3,942 square feet expiring 1/31/2020, 4,384 square feet expiring 4/30/2020, 3,200 square feet expiring 2/29/2024 and 12,915 square feet expiring 9/30/2024. The fourth largest tenant (8,176 square feet) of the mortgaged property, representing 6.6% of net rentable square feet of the mortgaged property, has multiple leases that expire as follows: 4,088 square feet expiring 7/31/2022 and 4,088 square feet expiring 11/30/2022.

For mortgage loan #3 (The SoCal Portfolio - Upland Freeway), the fourth largest tenant (9,666 square feet) of the mortgaged property, representing 8.3% of net rentable square feet of the mortgaged property, has multiple leases that expire as follows: 8,434 square feet expiring 1/31/2022 and 1,232 square feet expiring 12/20/2022.

For mortgage loan #3 (The SoCal Portfolio - Cityview Plaza), the largest tenant (11,822 square feet) of the mortgaged property, representing 8.0% of net rentable square feet of the mortgaged property, has multiple leases that expire as follows: 9,454 square feet expiring 5/31/2020 and 2,368 square feet expiring 8/31/2018.

For mortgage loan #23 (930 Harvest Drive), the largest tenant (43,059 square feet), representing 35.3% of net rentable square feet, has multiple leases that expire as follows: 34,557 square feet expiring 12/14/2022 and 8,502 square feet expiring 11/30/2019.

(9)	The tenant early termination options discussed in this footnote are not intended to be an exclusive list. In particular, termination options based on co-tenancy clauses are generally included only for top five tenants by net rentable square feet if the option is currently or imminently exercisable.

For mortgage loan #4 (Southpoint Office Center), the second largest tenant (41,709 square feet), representing 11.4% of net rentable square feet, has a one-time right to terminate its lease effective December 31, 2022 with written notice no later than December 31, 2021 and payment of a termination fee.

For mortgage loan #8 (Walmart Supercenter Houston), the sole tenant (177,514 square feet), representing 100.0% of net rentable square feet, has the right to terminate its lease if either (i) the premises becomes untenantable in whole or in part for a period of 120 days due to an environmental condition not caused by the tenant; or (ii) independent consultants conclude that there is an environmental condition at the property which unreasonably and substantially endangers the life or health of persons occupying the premises, and the borrower does not remediate such condition within 45 days.

For mortgage loan #11 (Riverside and Rialto Industrial Portfolio), with respect to the Riverside Industrial property, the largest tenant (31,624 square feet), representing 10.0% of net rentable square feet, has the right to terminate the lease on August, 1, 2020 with 12 months’ written notice and payment of the $75,000 termination fee.

A-1-32

For mortgage loan #9 (35 Waterview Boulevard), the largest tenant (66,065 square feet), representing 38.3% of net rentable square feet, may terminate its lease on December 31, 2024 if the company moves out of New jersey or is acquired by a third party and ceases all operations in both Morris and Somerset counties, New Jersey. A termination fee of $1,028,197 and 18 months’ written notice is required. The second largest tenant (20,310 square feet), representing 11.8% of net rentable square feet may terminate its lease on up to 10% of gross rentable square footage as of December 1, 2019 upon providing 12 months’ written notice and payment of a termination fee equal to $71.24 per square foot. The fifth largest tenant (7,034 square feet), representing 4.1% of net rentable square feet, may terminate its lease as of November 30, 2019 upon providing 12 months’ written notice and payment of $43,083 plus all unamortized tenant improvements and leasing commissions.

For mortgage loan #13 (Forest Office Park), the largest tenant (127,983 square feet), representing 55.9% of net rentable square feet, may terminate its lease for up to 15% of its space (including suite 203 in the Wythe Building and excluding suite 110 in the Ratcliffe Building) at any time on or after July 1, 2020 upon providing 9 months’ written notice and payment of unamortized tenant improvements. The largest tenant may also terminate its lease on suite 110 in the Ratcliffe Building (1,801 square feet) and/or suite 203 in the Wythe Building (1,340 square feet) upon providing 6 months’ written notice and payment of all unamortized tenant improvements and leasing commissions. In addition, the largest tenant may terminate its lease or reduce its space if the Virginia General Assembly fails to appropriate funds for the continuance of the lease. The second largest tenant (48,787 square feet), representing 21.3% of net rentable square feet, may terminate its lease at any time upon providing 120 days’ written notice. The third largest tenant (19,791 square feet), representing 8.6% of net rentable square feet, may terminate its lease on 3,676 square feet as of July 31, 2019 and the entire space as of September 30, 2022, upon providing six months written notice and payment of all unamortized tenant improvements and leasing commissions.

For mortgage loan #25 (2900 Westchester), the second largest tenant (9,226 square feet), representing 9.7% of net rentable square feet, has a one-time termination option after November 30, 2022 upon providing 6 months’ written notice and payment of a termination fee equal to two months’ current rent. The third largest tenant (6,400 square feet), representing 6.7% of net rentable square feet, may terminate its lease at any time upon providing 90 days’ written notice and payment of a termination fee equal to four months’ rent.

For mortgage loan #26 (Twin Oaks Shopping Center), the fourth largest tenant (4,920 square feet), representing 5.1% of net rentable square feet, may terminate its lease effective August 31, 2019 upon providing notice on or after July 31, 2019 if the tenant’s sales during the third year of the lease are below $750,000. The fifth largest tenant (4,457 square feet), representing 4.6% of net rentable square feet, may terminate its lease within 30 days on or after April 22, 2021 if the tenant’s sales during the fifth year of the lease are below $650,000. This tenant’s termination is effective 180 days’ thereafter with a $97,285 payment.

For mortgage loan #31 (Ascension Crossing Shopping Center), the largest tenant (45,528 square feet), representing 50.5% of net rentable square feet, may terminate its lease at any time upon providing one year notice.

For mortgage loan #35 (8000 Jarvis Avenue), the largest tenant (12,778 square feet), representing 25.8% of net rentable square feet, has a one-time right to terminate its lease effective May 31, 2023 with written notice no later than May 31, 2022 and payment of a termination fee.

For mortgage loan #39 (M2i Retail), the third largest tenant (1,916 square feet), representing 14.8% of the net rentable square feet, has the right to terminate its lease anytime on or after April 1, 2022, with a 120 days’ prior written notice and a termination fee of $52,500.

For mortgage loan #49 (Shoppes of Crossroads Commons), the second largest tenant (1,800 square feet), representing 12.6% of net rentable square feet, may terminate its lease on February 28, 2022 upon no less than 180 days’ notice and payment of six months’ base rent. The fourth largest tenant (1,600 square feet), representing 11.2% of net rentable square feet, may terminate its lease beginning on September 30, 2019 upon no less than 120 days’ notice.

A-1-33

(10)	For mortgage loan #3 (The SoCal Portfolio), all tenants not under certain major leases specified in the mortgage loan documents are subject to a soft lockbox.

(11)	For mortgage loan #18 (Oxford Alabama Hotel Portfolio), the Monthly Replacement Reserve will be adjusted to an amount equal to the greater of 1/12 of 4.0% of (i) gross revenue for the property in the preceding calendar year or (ii) the projected gross revenues for the property for the current calendar year according to the most recent annual budget.

For mortgage loan #21 (Hilton Garden Inn Yuma Pivot Point), the Monthly Replacement Reserve will be adjusted to an amount equal to the greater of the existing Monthly Replacement Reserve and 1/12th of 4% of underwritten total revenue for the prior 12 month period.

For mortgage loan #24 (Fairfield Inn & Suites – Willow Grove), the Monthly Replacement Reserve, to be adjusted each January, is equal to 1/12th of 2.0% for the first year, 3.0% for the second year and 4.0% every year thereafter of the actual annual gross income from the prior year.

For mortgage loan #25 (2900 Westchester), the Monthly Replacement Reserve will adjust to $1,586 in March 2023.

For mortgage loan #33 (Holiday Inn Express - Waldorf), the Monthly Replacement Reserve, to be adjusted each January, is equal to 1/12th of 4.0% of the actual annual gross income from the prior year. The Monthly Replacement Reserve is waived for the first year of the Mortgage Loan term.

For mortgage loan #37 (Comfort Inn - Blythewood), the Monthly Replacement Reserve will be equal to the greater of: (i) 1/12th of 4% of gross income from operations during the calendar year immediately preceding the calendar year in which such payment date occurs, and (ii) the amount required to be reserved under the management agreement and franchise agreement.

For mortgage loans #38 (Holiday Inn Express Greenville Airport), beginning in March 2019, the Monthly Replacement Reserve will be adjusted to an amount equal to 1/12th of 4% of underwritten revenue.

(12)	For mortgage loan #3 (The SoCal Portfolio), commencing on the payment date occurring in March 2018 and on each payment date thereafter through and including the payment date in February 2023, the Monthly TI/LC Reserve will be equal to $228,586. Commencing on the payment date occurring in March 2023 and on each payment date thereafter, the Monthly TI/LC Reserve will be equal to $137,152. If the amount of the leasing reserve funds in the leasing reserve account equals or exceeds (i) $5,000,000 through and including the monthly payment date occurring in February 2023 or (ii) $2,000,000 from and after the monthly payment date occurring in March 2023 through the Maturity Date, then the lender will waive the requirement that the borrower will make the leasing reserve monthly deposit, provided that the foregoing obligation will be immediately reinstated once the amount falls below (i) $5,000,000 through and including the payment date occurring in February 2023 or (ii) $2,000,000 from and after the payment date occurring in March 2023 through the Maturity Date.

For mortgage loan #5 (ExchangeRight Net Leased Portfolio #19), The U/W TI/LC ($) is inclusive of a straight-line credit for the TI/LC Reserve (Initial) equal to $50,000, which is 10.0% of the TI/LC Reserve (Initial) of $500,000. The credit is not reflected for the U/W TI/LC ($) for the individual ExchangeRight Net Leased Portfolio #19 properties.

For mortgage loan #11 (Riverside and Rialto Industrial Portfolio), the Monthly TI/LC Reserve deposit will decrease to $13,230 should the borrower elect to release the mortgaged property identified as Rialto Industrial.

For mortgage loan #14 (Connecticut Industrial Portfolio), the Monthly TI/LC Reserve deposit until and including March 6, 2021 will be $18,936. After March 6, 2021, the monthly contribution amount will lower to $9,468.

For mortgage loan #31 (Ascension Crossing Shopping Center), the Monthly TI/LC Reserve will adjust to $1,752 when the balance is greater than or equal to $126,168.

A-1-34

(13)	For mortgage loan #1 (Moffett Towers II – Building 2), for a description of escrows, see Annex A-3 to this Prospectus.

For mortgage loan #18 (Oxford Alabama Hotel Portfolio), a letter of credit dated January 29, 2018 in the amount of $250,000 was provided in lieu of cash reserves in connection with the CY Lobby Reserve for lobby work associated with the Courtyard Anniston Oxford by Marriott property. At origination, $250,000 was funded into the CY Lobby Reserve – upon receipt of this letter of credit, on February 16, 2018, funds were released from the reserve and remitted to the related borrower. The letter of credit is being held as additional security for the loan. Upon the occurrence of either an event of default, a Cash Sweep Period or the failure of the borrower to complete the lobby work by the date required under the franchise agreement, the lender may draw upon the letter of credit to fund the reserve account. The borrower is not otherwise permitted to draw upon the letter of credit to fund the lobby work.

For mortgage loan #18 (Oxford Alabama Hotel Portfolio)), commencing at loan origination and during the months of May, June, July, and August, the related borrower is required to deposit a seasonality reserve in the amount of $10,453 to ensure that there are sufficient funds on deposit to fund each monthly debt service payment for the off-season months of December and January.

For mortgage loan #24 (Fairfield Inn & Suites - Willow Grove), commencing at loan origination and during the months of November through February, the related borrower is required to deposit an initial seasonality reserve in the amount of $47,000 and monthly seasonality seasonality reserves of $5,875 to ensure that there are sufficient funds on deposit to fund each monthly debt service payment at a minimum DSCR of not less than 1.05x.

For mortgage loan #33 (Holiday Inn Express - Waldorf), commencing during the months of February through November, the monthly seasonality deposit on each payment date equals (i) $6,535 on or prior to February 11, 2019; and (ii) $5,700 on each payment date thereafter. The monthly seasonality reserve is subject to a cap of $57,000.

For mortgage loan #34 (All Seasons Mobile Home Park), the Other Escrow I (Monthly) deposit on each payment date equals to (i) $10,000 on each payment date on or prior to February 6, 2019; (ii) $5,000 on each payment date thereafter.

For mortgage loan #52 (Bonnet Lake MHP), commencing in December 2018 and during the months of January and December, the monthly seasonality deposit on the applicable payment date equals $6,000. Each of the Monthly Seasonality Reserve Deposit and the Required Seasonality Reserve Balance shall be subject to adjustment as may be reasonably required by Lender if Lender determines that the applicable Seasonality Reserve Disbursement Amount is insufficient to cover short falls of cash flow to pay debt service and reserves during Seasonality Reserve Disbursement Months that occur during any period of twelve (12) consecutive months.

For mortgage loan #57 (Hammondell MHP), commencing in December 2018 and during the months of January and December, the monthly seasonality deposit on the applicable payment date equals $12,500. Each of the Monthly Seasonality Reserve Deposit and the Required Seasonality Reserve Balance shall be subject to adjustment as may be reasonably required by Lender if Lender determines that the applicable Seasonality Reserve Disbursement Amount is insufficient to cover short falls of cash flow to pay debt service and reserves during Seasonality Reserve Disbursement Months that occur during any period of twelve (12) consecutive months.

(14)	For mortgage loan #13 (Forest Office Park), the Other Escrow II (Monthly) begins in July 2021.

A-1-35

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ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

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Wells Fargo Commercial Mortgage Trust 2018-C43

Annex A-2: Mortgage Pool Information

Mortgage Loans by Mortgage Loan Seller

				Weighted Average
Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Barclays Bank PLC	11	$263,101,121	36.4%	4.379%	118	360	1.93	x	11.2%	10.3%	59.1%	53.3%
Wells Fargo Bank, National Association	17	226,917,078	31.4	4.490	118	360	2.17		11.6	10.8	60.7	56.4
BSPRT Finance, LLC	6	79,333,178	11.0	4.953	119	340	1.68		11.4	10.4	60.6	53.0
C-III Commercial Mortgage LLC	22	79,065,982	10.9	5.275	117	346	1.49		11.0	10.2	65.0	53.9
Rialto Mortgage Finance, LLC	7	74,031,625	10.2	5.102	120	353	1.52		9.3	9.0	63.6	57.8
Total/Weighted Average:	63	$722,448,985	100.0%	4.649%	118	354	1.89	x	11.1%	10.3%	60.9%	54.7%

A-2-1

Wells Fargo Commercial Mortgage Trust 2018-C43

Annex A-2: Mortgage Pool Information

Mortgaged Properties by Property Type(1)(2)

				Weighted Average
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Office	20	$214,952,294	29.8%	4.168%	118	360	2.18	x	12.0%	11.1%	58.4%	52.7%
Suburban	16	201,604,294	27.9	4.135	118	360	2.20		12.2	11.2	58.4	52.4
Medical	4	13,348,000	1.8	4.677	119	360	1.89		9.9	9.4	59.8	56.7
Industrial	17	181,296,184	25.1	4.794	119	360	1.81		10.8	9.8	59.8	55.8
Flex	7	81,819,657	11.3	4.593	119	359	2.02		10.5	9.7	59.1	58.0
Warehouse Distribution	3	45,346,527	6.3	5.082	119	359	1.48		10.9	9.6	59.0	49.8
Warehouse	2	31,600,000	4.4	4.863	120	360	1.79		10.4	9.7	60.2	57.4
Manufacturing	4	13,330,000	1.8	4.820	120	360	1.73		12.2	10.9	64.1	59.0
Manufacturing/Warehouse	1	9,200,000	1.3	4.880	120	360	1.69		12.4	10.8	62.6	55.3
Retail	41	137,431,128	19.0	4.640	119	360	1.81		9.8	9.3	62.9	58.3
Single Tenant	21	59,276,084	8.2	4.250	119	359	2.06		9.0	8.9	61.3	61.0
Unanchored	11	38,136,972	5.3	5.142	119	360	1.38		9.8	9.0	63.6	55.0
Anchored	7	36,245,786	5.0	4.721	119	360	1.91		11.1	10.3	64.5	57.7
Shadow Anchored	2	3,772,285	0.5	4.939	117	357	1.42		10.1	9.2	67.0	56.3
Manufactured Housing Community	27	53,215,127	7.4	5.289	116	352	1.53		10.5	10.3	64.0	54.3
Manufactured Housing Community	27	53,215,127	7.4	5.289	116	352	1.53		10.5	10.3	64.0	54.3
Hospitality	7	48,027,533	6.6	5.152	113	314	1.91		15.0	13.3	60.7	47.3
Limited Service	7	48,027,533	6.6	5.152	113	314	1.91		15.0	13.3	60.7	47.3
Self Storage	10	35,762,082	5.0	5.140	119	360	1.41		9.5	9.3	63.6	54.5
Self Storage	10	35,762,082	5.0	5.140	119	360	1.41		9.5	9.3	63.6	54.5
Multifamily	6	34,046,625	4.7	4.672	118	359	1.96		10.5	10.0	64.8	58.8
Garden	6	34,046,625	4.7	4.672	118	359	1.96		10.5	10.0	64.8	58.8
Mixed Use	4	17,718,012	2.5	4.760	119	360	1.50		10.2	9.4	62.6	55.8
Office/Industrial	1	7,930,000	1.1	4.600	118	360	1.53		10.1	9.4	66.6	57.1
Office/Retail	2	6,598,958	0.9	4.890	119	360	1.48		10.2	9.4	59.4	54.7
Retail/Education	1	3,189,054	0.4	4.890	119	360	1.48		10.2	9.4	59.4	54.7
Total/Weighted Average:	132	$722,448,985	100.0%	4.649%	118	354	1.89	x	11.1%	10.3%	60.9%	54.7%

(1) A mortgaged property is classified as shadow anchored if it is located in close proximity to an anchored retail property.

(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

A-2-2

Wells Fargo Commercial Mortgage Trust 2018-C43

Annex A-2: Mortgage Pool Information

Mortgaged Properties by Location(1)(2)

				Weighted Average
State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
California	36	$244,158,508	33.8%	4.293%	118	360	2.14	x	11.1%	10.5%	53.7%	50.8%
Northern	10	126,252,250	17.5	3.891	118	360	2.45		12.2	11.5	48.1	44.3
Southern	26	117,906,258	16.3	4.723	119	360	1.81		10.0	9.4	59.6	57.8
Texas	12	109,924,800	15.2	4.707	119	359	1.72		9.8	9.1	62.0	55.9
Ohio	9	37,587,965	5.2	4.908	120	359	1.76		9.7	9.3	65.4	62.6
Minnesota	1	37,200,000	5.1	4.305	119	360	1.82		12.4	10.8	74.4	63.2
Georgia	6	33,379,000	4.6	4.706	118	360	1.67		9.5	9.3	66.8	59.8
Virginia	6	29,081,904	4.0	4.691	118	359	2.29		13.0	11.3	63.8	59.8
New York	6	27,883,257	3.9	5.052	118	359	1.48		10.2	9.6	64.9	55.0
New Jersey	1	22,000,000	3.0	4.865	120	360	1.75		12.0	11.1	72.6	61.1
Alabama	3	20,999,508	2.9	5.167	119	322	1.55		12.1	10.8	66.3	53.3
Florida	8	18,539,565	2.6	4.805	119	360	1.83		10.5	9.9	57.1	52.4
Pennsylvania	2	18,215,217	2.5	4.908	118	301	1.67		13.4	11.8	59.2	43.5
Connecticut	2	16,850,000	2.3	4.880	120	360	1.69		12.4	10.8	62.6	55.3
Arizona	6	16,293,589	2.3	4.876	119	335	2.27		16.4	14.8	57.4	45.3
South Carolina	5	15,732,889	2.2	5.511	101	340	1.67		13.0	11.8	68.5	58.8
Kansas	3	10,364,297	1.4	5.026	116	359	1.59		10.6	10.3	55.1	47.7
Wisconsin	4	9,866,912	1.4	5.149	105	358	1.60		11.1	10.6	69.2	59.7
Illinois	5	9,059,000	1.3	4.630	119	360	2.02		10.3	9.8	62.2	58.2
Colorado	4	8,575,000	1.2	5.038	117	360	1.46		9.7	9.5	63.4	54.0
Michigan	2	6,734,000	0.9	5.004	120	360	1.71		12.1	11.0	65.4	59.1
Maryland	1	6,240,000	0.9	5.600	120	360	1.70		13.3	11.7	68.6	57.5
Tennessee	3	5,175,000	0.7	4.053	118	0	2.37		9.9	9.8	60.7	60.7
Massachusetts	1	5,150,000	0.7	5.130	119	360	1.37		9.2	9.0	62.8	54.5
North Carolina	2	4,210,000	0.6	4.792	119	360	1.86		9.7	9.5	66.6	62.1
Kentucky	2	3,610,000	0.5	4.820	120	360	1.73		12.2	10.9	64.1	59.0
Missouri	1	3,000,000	0.4	5.520	120	360	1.38		10.4	9.8	69.4	57.6
Mississippi	1	2,618,574	0.4	5.240	118	358	1.60		11.0	10.6	56.6	47.0
Total/Weighted Average:	132	$722,448,985	100.0%	4.649%	118	354	1.89	x	11.1%	10.3%	60.9%	54.7%

(1) For purposes of determining whether a mortgaged property is in Northern California or Southern California, Northern California includes areas with zip codes above 93600 and Southern California includes areas with zip codes of 93600 and below.

(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

A-2-3

Wells Fargo Commercial Mortgage Trust 2018-C43

Annex A-2: Mortgage Pool Information

Range of Cut-off Date Balances

				Weighted Average
Range of Cut-off Date Balances ($)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
1,416,828 - 2,000,000	3	$4,982,912	0.7%	4.941%	117	358	1.46	x	9.6%	9.4%	64.8%	53.9%
2,000,001 - 3,000,000	11	28,318,290	3.9	5.347	114	359	1.47		10.4	9.9	62.8	53.7
3,000,001 - 4,000,000	7	24,307,647	3.4	5.183	118	358	1.58		10.7	9.9	66.1	57.0
4,000,001 - 5,000,000	5	23,105,889	3.2	5.169	106	360	1.55		11.0	10.2	59.0	52.4
5,000,001 - 6,000,000	2	10,831,904	1.5	5.437	119	330	1.88		14.9	13.2	63.7	50.8
6,000,001 - 7,000,000	4	24,840,295	3.4	5.220	119	339	1.78		12.0	11.0	61.5	52.1
7,000,001 - 8,000,000	5	37,460,000	5.2	4.681	118	360	1.98		11.4	10.7	60.3	53.8
8,000,001 - 9,000,000	3	25,127,500	3.5	5.130	118	317	1.57		12.4	11.0	66.2	52.0
9,000,001 - 10,000,000	3	29,353,919	4.1	4.817	119	360	1.94		13.8	12.3	61.4	51.2
10,000,001 - 15,000,000	5	64,705,158	9.0	4.741	119	345	1.89		11.9	10.9	60.8	53.3
15,000,001 - 20,000,000	3	50,826,437	7.0	4.693	119	360	1.93		11.7	10.3	64.9	58.6
20,000,001 - 30,000,000	6	141,600,000	19.6	4.510	119	360	2.09		10.2	9.8	59.8	56.8
30,000,001 - 50,000,000	5	202,989,034	28.1	4.551	119	360	1.85		10.5	9.7	62.6	57.8
50,000,001 - 54,000,000	1	54,000,000	7.5	3.619	117	360	2.08		11.9	11.4	47.0	42.4
Total/Weighted Average:	63	$722,448,985	100.0%	4.649%	118	354	1.89	x	11.1%	10.3%	60.9%	54.7%

Range of Underwritten Net Cash Flow Debt Service Coverage Ratios

				Weighted Average
Range of Underwritten NCF DSCRs (x)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
1.21 - 1.30	4	$14,680,059	2.0%	5.313%	118	358	1.28	x	9.0%	8.6%	62.3%	54.1%
1.31 - 1.40	11	83,059,867	11.5	5.248	119	360	1.36		9.5	9.0	68.0	58.0
1.41 - 1.50	9	111,158,910	15.4	5.028	119	360	1.46		10.2	9.4	61.0	53.2
1.51 - 1.75	19	163,257,505	22.6	4.866	118	343	1.68		11.4	10.5	63.3	54.4
1.76 - 2.00	10	121,932,076	16.9	4.773	117	356	1.82		11.9	10.6	64.7	57.9
2.01 - 2.25	3	108,000,000	14.9	4.011	118	360	2.10		10.9	10.4	54.1	51.8
2.26 - 2.50	2	41,940,000	5.8	4.116	118	0	2.38		10.4	10.0	58.9	58.9
2.51 - 2.75	2	27,984,919	3.9	4.431	118	359	2.68		15.4	13.4	59.3	55.9
2.76 - 3.00	1	12,900,650	1.8	3.851	119	0	2.85		11.7	11.1	60.6	60.6
3.01 - 3.65	2	37,535,000	5.2	3.465	118	0	3.57		12.8	12.5	44.4	44.4
Total/Weighted Average:	63	$722,448,985	100.0%	4.649%	118	354	1.89	x	11.1%	10.3%	60.9%	54.7%

A-2-4

Wells Fargo Commercial Mortgage Trust 2018-C43

Annex A-2: Mortgage Pool Information

Range of Underwritten Net Operating Income Debt Yields

				Weighted Average
Range of Underwritten NOI Debt Yields (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
8.0	1	$26,500,000	3.7%	4.440%	120	0	1.74	x	8.0%	7.9%	62.1%	62.1%
8.1 - 9.0	4	30,466,084	4.2	4.966	120	360	1.62		8.9	8.6	65.8	63.5
9.1 - 10.0	16	186,013,842	25.7	4.726	119	359	1.77		9.6	9.3	64.1	58.8
10.1 - 11.0	12	137,548,484	19.0	5.024	119	360	1.54		10.4	9.5	60.1	53.8
11.1 - 12.0	12	126,158,856	17.5	4.303	117	356	1.97		11.7	11.1	57.5	50.6
12.1 - 13.0	7	120,017,283	16.6	4.292	119	360	2.22		12.4	11.2	61.2	54.2
13.1 - 14.0	5	53,814,508	7.4	4.756	119	333	2.13		13.3	11.6	58.4	51.8
14.1 - 15.0	3	19,160,010	2.7	5.151	102	304	1.77		14.4	12.7	61.7	47.9
15.1 - 19.0	2	12,785,000	1.8	4.617	119	300	2.89		15.1	14.0	53.7	47.5
19.1 - 19.3	1	9,984,919	1.4	4.830	119	359	2.67		19.3	16.9	52.8	43.2
Total/Weighted Average:	63	$722,448,985	100.0%	4.649%	118	354	1.89	x	11.1%	10.3%	60.9%	54.7%

Range of Underwritten Net Cash Flow Debt Yields

				Weighted Average
Range of Underwritten NCF Debt Yields (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
7.9 - 8.0	1	$26,500,000	3.7%	4.440%	120	0	1.74	x	8.0%	7.9%	62.1%	62.1%
8.1 - 9.0	10	88,589,792	12.3	5.036	119	359	1.44		9.1	8.7	66.2	58.8
9.1 - 10.0	20	264,734,044	36.6	4.788	119	360	1.74		10.1	9.5	61.9	57.1
10.1 - 11.0	11	100,204,781	13.9	4.735	118	360	1.73		12.1	10.8	65.3	56.4
11.1 - 12.0	14	170,490,439	23.6	4.376	118	351	2.06		12.4	11.4	57.7	50.8
12.1 - 13.0	4	49,160,010	6.8	4.061	112	304	2.86		13.0	12.3	50.9	45.5
13.1 - 14.0	1	5,250,000	0.7	5.700	120	300	1.81		15.2	13.6	64.8	49.7
14.1 - 16.0	1	7,535,000	1.0	3.863	118	0	3.65		15.1	14.3	45.9	45.9
16.1 - 16.9	1	9,984,919	1.4	4.830	119	359	2.67		19.3	16.9	52.8	43.2
Total/Weighted Average:	63	$722,448,985	100.0%	4.649%	118	354	1.89	x	11.1%	10.3%	60.9%	54.7%

A-2-5

Wells Fargo Commercial Mortgage Trust 2018-C43

Annex A-2: Mortgage Pool Information

Range of Loan-to-Value Ratios as of the Cut-off Date

				Weighted Average
Range of Cut-off Date LTV Ratios (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
43.8 - 45.0	2	$34,550,000	4.8%	3.499%	118	360	3.33	x	12.2%	12.0%	44.0%	43.2%
45.1 - 50.0	5	85,335,000	11.8	3.986	117	360	2.18		12.4	11.6	47.3	42.9
50.1 - 55.0	2	12,774,919	1.8	4.880	119	359	2.45		17.5	15.5	52.4	43.4
55.1 - 60.0	10	131,651,825	18.2	5.042	119	350	1.54		10.6	9.6	58.2	51.5
60.1 - 65.0	20	255,054,270	35.3	4.616	119	346	1.96		10.8	10.1	62.0	57.6
65.1 - 70.0	16	108,536,471	15.0	4.981	115	359	1.56		10.3	9.5	67.6	59.4
70.1 - 75.0	8	94,546,500	13.1	4.799	119	360	1.66		11.4	10.4	73.3	62.6
Total/Weighted Average:	63	$722,448,985	100.0%	4.649%	118	354	1.89	x	11.1%	10.3%	60.9%	54.7%

Range of Loan-to-Value Ratios as of the Maturity Date or ARD

				Weighted Average
Range of Balloon or ARD LTV Ratios (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
36.6 - 40.0	3	$23,665,217	3.3%	4.926%	118	315	1.74	x	13.4%	12.0%	50.3%	38.0%
40.1 - 45.0	5	103,974,919	14.4	3.787	117	360	2.52		12.6	12.1	47.0	43.1
45.1 - 50.0	11	92,902,870	12.9	4.958	119	341	1.79		12.1	10.9	57.9	47.8
50.1 - 55.0	12	106,733,149	14.8	5.102	119	360	1.48		10.4	9.7	61.7	54.1
55.1 - 60.0	17	132,970,084	18.4	5.006	119	359	1.59		10.7	9.8	64.6	57.2
60.1 - 65.0	13	233,077,746	32.3	4.434	117	360	2.04		10.7	10.0	65.8	61.8
65.1 - 66.6	2	29,125,000	4.0	4.956	120	360	1.65		9.4	8.7	68.9	66.4
Total/Weighted Average:	63	$722,448,985	100.0%	4.649%	118	354	1.89	x	11.1%	10.3%	60.9%	54.7%

A-2-6

Wells Fargo Commercial Mortgage Trust 2018-C43

Annex A-2: Mortgage Pool Information

Range of Mortgage Rates

				Weighted Average
Range of Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
3.365 - 3.500	1	$30,000,000	4.2%	3.365%	118	0	3.55	x	12.2%	12.1%	44.0%	44.0%
3.501 - 3.750	1	54,000,000	7.5	3.619	117	360	2.08		11.9	11.4	47.0	42.4
3.751 - 4.000	2	20,435,650	2.8	3.855	119	0	3.14		13.0	12.3	55.2	55.2
4.001 - 4.250	2	53,840,000	7.5	4.106	118	0	2.47		11.0	10.3	61.4	61.4
4.251 - 4.500	5	124,350,000	17.2	4.373	119	360	1.96		10.5	9.7	64.1	60.6
4.501 - 4.750	2	15,085,000	2.1	4.574	118	360	1.58		10.6	9.7	66.5	57.5
4.751 - 5.000	20	233,755,339	32.4	4.883	119	354	1.69		11.3	10.3	62.8	55.7
5.001 - 5.250	14	121,487,970	16.8	5.114	119	350	1.50		10.8	9.9	60.5	49.9
5.251 - 5.500	6	25,245,694	3.5	5.368	107	359	1.47		11.0	9.9	68.7	59.6
5.501 - 5.750	8	35,457,707	4.9	5.615	116	351	1.51		11.4	10.6	67.4	57.5
5.751 - 6.250	1	6,191,625	0.9	5.840	119	359	1.35		9.7	9.6	63.8	53.9
6.251 - 6.310	1	2,600,000	0.4	6.310	120	360	1.41		11.3	10.5	62.7	53.6
Total/Weighted Average:	63	$722,448,985	100.0%	4.649%	118	354	1.89	x	11.1%	10.3%	60.9%	54.7%

Mortgage Loans by Original Term to Maturity or ARD

				Weighted Average
Original Terms to Maturity or ARD (mos.)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
60	2	$7,028,096	1.0%	5.382%	59	359	1.78	x	13.5%	12.0%	67.6%	62.8%
120	61	715,420,889	99.0	4.642	119	354	1.89		11.1	10.3	60.8	54.7
Total/Weighted Average:	63	$722,448,985	100.0%	4.649%	118	354	1.89	x	11.1%	10.3%	60.9%	54.7%

A-2-7

Wells Fargo Commercial Mortgage Trust 2018-C43

Annex A-2: Mortgage Pool Information

Range of Remaining Terms to Maturity or ARD as of the Cut-off Date

				Weighted Average
Range of Remaining Terms to Maturity or ARD (mos.)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
58 - 112	2	$7,028,096	1.0%	5.382%	59	359	1.78	x	13.5%	12.0%	67.6%	62.8%
113 - 120	61	715,420,889	99.0	4.642	119	354	1.89		11.1	10.3	60.8	54.7
Total/Weighted Average:	63	$722,448,985	100.0%	4.649%	118	354	1.89	x	11.1%	10.3%	60.9%	54.7%

Mortgage Loans by Original Amortization Term

				Weighted Average
Original Amortization Terms (mos.)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Non-Amortizing	11	$232,975,650	32.2%	4.244%	119	0	2.38	x	10.6%	10.0%	58.3%	58.3%
240	1	8,615,217	1.2	5.040	116	236	1.59		14.1	12.7	57.4	36.6
300	3	24,533,178	3.4	5.126	119	299	1.70		13.2	12.1	62.7	47.2
360	48	456,324,940	63.2	4.823	118	360	1.65		11.3	10.3	62.1	53.7
Total/Weighted Average:	63	$722,448,985	100.0%	4.649%	118	354	1.89	x	11.1%	10.3%	60.9%	54.7%

Range of Remaining Amortization Terms as of the Cut-off Date(1)

				Weighted Average
Range of Remaining Amortization Terms (mos.)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Non-Amortizing	11	$232,975,650	32.2%	4.244%	119	0	2.38	x	10.6%	10.0%	58.3%	58.3%
236 - 297	1	8,615,217	1.2	5.040	116	236	1.59		14.1	12.7	57.4	36.6
298 - 300	3	24,533,178	3.4	5.126	119	299	1.70		13.2	12.1	62.7	47.2
301 - 360	48	456,324,940	63.2	4.823	118	360	1.65		11.3	10.3	62.1	53.7
Total/Weighted Average:	63	$722,448,985	100.0%	4.649%	118	354	1.89	x	11.1%	10.3%	60.9%	54.7%

(1) The remaining amortization term shown for any mortgage loan that is interest-only for part of its term does not include the number of months in its interest-only period and reflects only the number of months as of the commencement of amortization remaining from the end of such interest-only period.

A-2-8

Wells Fargo Commercial Mortgage Trust 2018-C43

Annex A-2: Mortgage Pool Information

Mortgage Loans by Amortization Type

				Weighted Average
Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Interest-only, Amortizing Balloon	24	$294,803,000	40.8%	4.640%	119	360	1.66	x	10.9%	10.2%	62.3%	54.6%
Interest-only, Balloon	10	202,975,650	28.1	4.374	119	0	2.21		10.3	9.7	60.4	60.4
Amortizing Balloon	27	181,340,335	25.1	5.172	116	345	1.63		12.1	10.9	61.7	50.2
Interest-only, ARD	1	30,000,000	4.2	3.365	118	0	3.55		12.2	12.1	44.0	44.0
Interest-only, Amortizing ARD	1	13,330,000	1.8	4.820	120	360	1.73		12.2	10.9	64.1	59.0
Total/Weighted Average:	63	$722,448,985	100.0%	4.649%	118	354	1.89	x	11.1%	10.3%	60.9%	54.7%

Mortgage Loans by Loan Purpose

				Weighted Average
Loan Purpose	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Refinance	34	$374,882,480	51.9%	4.571%	118	350	1.93	x	11.3%	10.6%	58.2%	51.9%
Acquisition	24	251,377,471	34.8	4.669	118	360	1.90		11.3	10.4	65.5	58.9
Recapitalization	4	88,549,034	12.3	4.850	120	359	1.70		10.0	9.1	58.2	54.3
Acquisition/Refinance	1	7,640,000	1.1	5.520	120	360	1.36		9.5	9.3	72.4	63.5
Total/Weighted Average:	63	$722,448,985	100.0%	4.649%	118	354	1.89	x	11.1%	10.3%	60.9%	54.7%

Mortgage Loans by Lockbox Type

				Weighted Average
Type of Lockbox	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Springing	42	$302,465,327	41.9%	4.838%	117	350	1.80	x	11.4%	10.5%	64.0%	56.1%
Hard/Springing Cash Management	9	195,715,471	27.1	4.806	119	357	1.75		10.7	9.8	61.3	55.1
Hard/Upfront Cash Management	6	178,930,000	24.8	4.097	118	360	2.26		11.1	10.6	54.1	51.8
None	6	45,338,187	6.3	4.897	119	360	1.60		11.0	10.2	65.2	55.5
Total/Weighted Average:	63	$722,448,985	100.0%	4.649%	118	354	1.89	x	11.1%	10.3%	60.9%	54.7%

A-2-9

Wells Fargo Commercial Mortgage Trust 2018-C43

Annex A-2: Mortgage Pool Information

Mortgage Loans by Escrow Type

	Initial			Monthly			Springing
Type of Escrow	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)
Tax Escrow	47	$437,574,323	60.6%	56	$625,300,948	86.6%	7	$97,148,037	13.4%
Insurance Escrow	40	$295,178,435	40.9%	40	$295,178,435	40.9%	23	$427,270,550	59.1%
Replacement Reserve	28	$199,543,069	27.6%	55	$578,817,901	80.1%	7	$88,251,084	12.2%
TI/LC Reserve(1)	15	$241,406,063	43.8%	23	$350,708,534	63.6%	6	$70,774,084	12.8%

(1) The percentage of Cut-off Date Pool Balance for loans with TI/LC reserves is based on the aggregate principal balance of loans secured in whole or in part by office, retail, industrial and mixed-use properties.

A-2-10

Wells Fargo Commercial Mortgage Trust 2018-C43

Annex A-2: Mortgage Pool Information

Percentage of Mortgage Pool by Prepayment Restriction(1)(2)

Prepayment Restriction	March 2018	March 2019	March 2020	March 2021	March 2022	March 2023	March 2024	March 2025	March 2026	March 2027	March 2028
Locked Out	100.00%	100.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Defeasance	0.00	0.00	90.98	91.00	91.04	91.00	91.04	91.10	91.15	91.22	0.00
Yield Maintenance	0.00	0.00	9.02	9.00	8.96	9.00	8.96	8.90	8.85	8.78	0.00
Prepayment Premium	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Open	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Total:	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	0.00%

Mortgage Pool Balance
Outstanding (in millions)	$722.45	$719.64	$716.07	$710.65	$704.50	$691.19	$682.66	$673.65	$664.19	$654.26	$0.00

Percent of Aggregate
Cut-off Date Pool Balance	100.00%	99.61%	99.12%	98.37%	97.51%	95.67%	94.49%	93.25%	91.94%	90.56%	0.00%

(1) Prepayment provisions in effect as a percentage of outstanding Mortgage Loan balances as of the indicated date assuming no prepayments on the Mortgage Loans, if any.

(2) Assumes yield maintenance for each Mortgage Loan with the option to defease or pay yield maintenance.

A-2-11

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS

A-3-1

MOFFETT TOWERS II – BUILDING 2

Rendering

Rendering

Rendering of Moffett Towers II Campus Upon Completion

DISCOVERY WAY
5TH AVENUE
11TH AVENUE
B1
B2
B3
B4
B5
PSb
PSc
Amenities Building

A-3-2

MOFFETT TOWERS II – BUILDING 2

San Francisco Bay
Palo Alto Baylands Park
DON EDWARDS SAN FRANCISCO BAY NATIONAL WILDLIFE REFUGE
Moffett Towers II - Building 2
Palo Alto
Moffett Federal Airfield
SUNNYVALE
Mountain View
Los Altos
Downtown Sunnyvale
SANTA CLARA
SANTA CLARA COUNTY
Cupertino
SAN JOSE
Rainbow
Bayshore Fwy
South Bay Fwy
Central Expwy
El Camino Real
Stevens Creek Fwy
Junipero Serra Fwy
LinkedIn
Microsoft
Yahoo Corporate Campus
Lockheed Martin
Juniper Networks
NetApp
Google Tech Corners
Sheraton Sunnyvale
Symantec
Synopsys
Apple Sunnyvale
Mission College
California's Great America
Intel
Cupertino Village
Homestead Rd.
El Camino Real
Richmond
Berkeley
OAKLAND
SAN FRANCISCO
Daly City
Hayward
Pleasanton
Livermore
Fremont
Concord
Sunnyvale
Santa Clara
SAN JOSE
Cupertino
Pacific Ocean

A-3-3

No. 1 – Moffett Towers II - Building 2

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
				Specific Property Type:	Suburban
Original Principal Balance(1):	$54,000,000			Location:	Sunnyvale, CA
Cut-off Date Balance(1):	$54,000,000			Size(5):	362,563 SF
% of Initial Pool Balance:	7.5%			Cut-off Date Balance Per SF(1)(5):	$455.09
Loan Purpose:	Refinance			Year Built/Renovated:	2017/NAP
Borrower Name:	MT2 B2 LLC			Title Vesting:	Fee
Borrower Sponsor:	The Jay Paul Company			Property Manager:	Self-managed
Mortgage Rate:	3.6189%			4th Most Recent Occupancy (As of)(6):	NAP
Note Date:	November 16, 2017			3rd Most Recent Occupancy (As of)(6):	NAP
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of)(6):	NAP
Maturity Date:	December 6, 2027			Most Recent Occupancy (As of)(6):	NAP
IO Period:	60 months			Current Occupancy (As of):	100.0% (12/1/2017)
Loan Term (Original):	120 months
Seasoning:	3 months
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Amortizing Balloon			4th Most Recent NOI (As of)(6):	NAP
Interest Accrual Method:	Actual/360			3rd Most Recent NOI (As of)(6):	NAP
Call Protection(2):	L(27),D(86),O(7)			2nd Most Recent NOI (As of)(6):	NAP
Lockbox Type:	Hard/Upfront Cash Management			Most Recent NOI (As of)(6):	NAP
Additional Debt(1):	Yes
Additional Debt Type(1)(3):	Pari Passu; Mezzanine
				U/W Revenues:	$22,525,092
				U/W Expenses:	$2,840,101
				U/W NOI:	$19,684,992
Escrows and Reserves(4):				U/W NCF:	$18,805,659
				U/W NOI DSCR(1):	2.18x
Type:	Initial	Monthly(4)	Cap (If Any)	U/W NCF DSCR(1):	2.08x
Taxes	$0	$111,859	NAP	U/W NOI Debt Yield(1):	11.9%
Insurance	$0	Springing	NAP	U/W NCF Debt Yield(1):	11.4%
Rent Concessions Reserve	$8,332,337	$0	NAP	As-Is Appraised Value:	$351,000,000
TI/LC Reserve	$19,433,495	$0	NAP	As-Is Appraisal Valuation Date:	October 18, 2017
Debt Service Reserve	$1,000,000	Springing	NAP	Cut-off Date LTV Ratio(1):	47.0%
Parking Abatement Reserve	$2,700,000	Springing	NAP	LTV Ratio at Maturity or ARD(1):	42.4%
Amenities Rent Reserve	$286,310	Springing	NAP

(1)	See “The Mortgage Loan” section. All statistical information related to balance per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Moffett Towers II - Building 2 Whole Loan (as defined below). The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, U/W NCF DSCR and U/W NOI Debt Yield based on the Moffett Towers II - Building 2 Whole Loan and the Moffett Towers II - Building 2 Mezzanine Loan (as defined below) (together, the “Moffett Towers II - Building 2 Total Debt”), are 76.9%, 72.3%, 1.23x and 7.3%, respectively.

(2)	The lockout period will be at least 27 payments, beginning with and including the first payment date of January 6, 2018. Defeasance of the Moffett Towers II - Building 2 Mortgage Loan (as defined below) is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) November 16, 2020. The assumed lockout period of 27 payments is based on the expected WFCM 2018-C43 securitization trust closing date in March 2018.

(3)	See “Subordinate and Mezzanine Indebtedness” section.

(4)	Certain springing Escrows and Reserves are required on a one-time basis. See “Escrows” section.

(5)	Size of 362,563 square feet is comprised of 350,633 square feet of office space in the Moffett Towers II - Building 2 Property (as defined below) along with 11,930 square feet of space allocated to the Moffett Towers II - Building 2 Property in a 59,650 square foot fitness/amenities building, based on a specified to-be 20.0% share in the common elements of the Moffett Towers II Campus (as defined below). See “Amenities and Common Areas” section.

(6)	Historical occupancy, operating and financial information is unavailable as the Moffett Towers II - Building 2 Property (as defined below) was built in 2017.

The Mortgage Loan. The mortgage loan (the “Moffett Towers II - Building 2 Mortgage Loan”) is part of a whole loan (the “Moffett Towers II - Building 2 Whole Loan”) evidenced by four pari passu notes secured by a first mortgage encumbering the fee simple interest in a Class A office building fully leased to a wholly-owned subsidiary of Amazon.com, Inc. (“Amazon”) located in Sunnyvale, California (the “Moffett Towers II - Building 2 Property”). The Moffett Towers II - Building 2 Whole Loan was co-originated on November 16, 2017 by Barclays Bank PLC and Morgan Stanley Bank, N.A. The Moffett Towers II - Building 2 Whole Loan had an original principal balance of $165,000,000, has an outstanding principal balance as of the Cut-off Date of $165,000,000 and accrues interest at an interest rate of 3.6189% per annum. The Moffett Towers II - Building 2 Whole Loan had an initial term of 120 months, has a remaining term of 117 months as of the Cut-off Date and requires interest-only payments for the first 60 payment periods followed by payments of principal and interest based on a 30-year amortization schedule. The Moffett Towers II - Building 2 Whole Loan matures on December 6, 2027.

A-3-4

MOFFETT TOWERS II – BUILDING 2

Note A-1, which will be contributed to the WFCM 2018-C43 securitization trust, had an original principal balance of $54,000,000, has an outstanding principal balance as of the Cut-off Date of $54,000,000 and represents the controlling interest in the Moffett Towers II – Building 2 Whole Loan. The non-controlling Note A-3, had an original principal balance of $40,000,000, has an outstanding principal balance as of the Cut-off Date of $40,000,000 and was contributed to the WFCM 2017-C42 securitization trust. The non-controlling Note A-4, had an original principal balance of $41,250,000, has an outstanding principal balance as of the Cut-off Date of $41,250,000 and was contributed to the BANK 2018-BNK10 securitization trust. The non-controlling Note A-2 is expected to be contributed to a future securitization trust or trusts (Note A-2, Note A-3 and Note A-4, collectively, the “Moffett Towers II – Building 2 Companion Loans”). The lender provides no assurances that any non-securitized notes will not be split further. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$54,000,000	WFCM 2018-C43	Yes
A-2	$29,750,000	Barclays Bank PLC	No
A-3	$40,000,000	WFCM 2017-C42	No
A-4	$41,250,000	BANK 2018-BNK10	No
Total	$165,000,000

Following the lockout period, on any date before June 6, 2027, the borrower has the right to defease the Moffett Towers II - Building 2 Whole Loan in whole, but not in part. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) November 16, 2020. The Moffett Towers II - Building 2 Whole Loan is prepayable without penalty on or after June 6, 2027.

Sources and Uses

Sources			Uses
Original whole loan amount	$165,000,000	61.1%	Loan payoff	$207,408,056	76.8%
Mezzanine loan	105,000,000	38.9	Reserves	31,752,142	11.8
			Return of equity	20,183,519	7.5
			Closing costs	10,656,282	3.9

Total Sources	$270,000,000	100.0%	Total Uses	$270,000,000	100.0%

The Property. The Moffett Towers II - Building 2 Property is a newly-constructed, eight-story, Class A office building totaling 350,633 square feet in Sunnyvale, California. As of December 1, 2017, the Moffett Towers II – Building 2 Property was 100.0% leased to a wholly-owned subsidiary of Amazon on a triple-net basis through April 2028, with two, seven-year extension options and no early termination options. Amazon serves as guarantor of the lease and, as of the origination date, has taken possession of the Moffett Towers II - Building 2 Property and commenced the build out of its space. Outstanding rent concessions and tenant improvement allowances related to the Amazon lease were deposited into escrow by the borrower on the origination date (See “Escrows” section).

The Moffett Towers II - Building 2 Property comprises a portion of the first phase (“Phase I”) of the planned approximately 1.8 million square foot, five-building Moffett Towers II office campus (the “Moffett Towers II Campus”) located on 47.3 acres in Sunnyvale, California. Phase I of the Moffett Towers II Campus development includes the Moffett Towers II - Building 2 Property and an adjacent surface parking lot (completed in 2017) as well as the 350,633 square foot Moffett Towers II - Building 1 (April 2018 expected completion), an enclosed parking structure (April 2018 expected completion) and a 59,650 square foot fitness/amenities building (July 2018 expected completion). The Moffett Towers II - Building 2 Property will feature access to the fitness/amenities building and the enclosed parking structure once completed pursuant to a declaration of covenants, conditions, restrictions and easement and charges agreement (see “Amenities and Common Areas” section). Inclusive of the future enclosed parking structure (of which 361 spaces are dedicated to Amazon pursuant to its lease) and the completed surface parking lot (of which 707 spaces are dedicated to Amazon pursuant to its lease), the Moffett Towers II - Building 2 Property has a parking ratio of 3.3 spaces per 1,000 square feet. On the origination date, the Moffett Towers II - Building 2 Guarantor (as defined below) executed a separate guaranty for the completion and delivery of the fitness/amenities building and the enclosed parking structure (see “Completion Guaranty” section). Additionally, the Moffett Towers II - Building 2 Whole Loan documents require upfront and springing reserves related to the completion and delivery of the fitness/amenities building and the enclosed parking structure (see “Escrows” section). Subsequent phases of the Moffett Towers II Campus development are expected to include the construction of three additional 350,633 square foot Class A office buildings as well as two separate enclosed parking structures.

Amazon (NASDAQ: AMZN) is an American e-commerce company headquartered in Seattle, Washington. Founded in 1994, Amazon is now one of the largest online retailers in the world selling a wide range of products, services and entertainment to consumers. Amazon has reported that it increased net income from an approximately $241.0 million loss in 2014 to an approximately $2.4 billion profit in 2016 with total net sales of approximately $136.0 billion in 2016. Most recently, net sales increased to $43.7 billion in the third quarter of 2017, up approximately 34.0% from one year earlier. Amazon employed approximately 341,400 employees as of December 31, 2016.

The Moffett Towers II - Building 2 Property is expected to house Amazon’s Lab126, a research and development subsidiary that designs and engineers high-profile consumer electronics. Lab126 began in 2004, originally creating the Kindle family of products and has since produced numerous devices such as Amazon’s Fire tablets, Fire TV and Amazon Echo. Lab126 is headquartered in the nearby Moffett Towers I property, which is located approximately 0.5 miles from the Moffett Towers II - Building 2 Property.

A-3-5

MOFFETT TOWERS II – BUILDING 2

The following table presents certain information relating to the tenancy at the Moffett Towers II - Building 2 Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(1)	Tenant NRSF(2)	% of NRSF(2)	Annual U/W Base Rent PSF(2)(3)(4)(5)	Annual U/W Base Rent(3)(4)(5)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenant
Amazon	NR/Baa1/AA-	362,563	100.0%	$55.81	$20,233,410	100.0%	4/30/2028(6)
Total Major Tenant		362,563	100.0%	$55.81	$20,233,410	100.0%

Vacant Space		0	0.0%

Collateral Total		362,563	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(2)	Tenant NRSF of 362,563 square feet is comprised of 350,633 square feet of office space in the Moffett Towers II - Building 2 Property along with 11,930 square feet of space allocated to the Moffett Towers II - Building 2 Property in a 59,650 square foot fitness/amenities building, based on a specified to-be 20.0% share in the common elements of the Moffett Towers II Campus. See “Amenities and Common Areas” section.
(3)	Annual U/W Base Rent PSF and Annual U/W Base Rent include $2,830,405 of straight-line rent through the maturity date of the Moffett Towers II - Building 2 Whole Loan.
(4)	Amazon has five months of free rent and eight months of waived fitness/amenities use fees remaining, all of which were deposited into escrow on the origination date. The borrower also deposited $286,310 into escrow on the origination date for an amenities rent reserve, which represents six months of use fees due for the fitness/amenities building commencing on the targeted completion and delivery date (July 31, 2018) of such fitness/amenities building to Amazon in accordance with the Amazon lease (see “Escrows” section).
(5)	Amazon is entitled to a base rent abatement in the amount of $15,000 per day for each day elapsing beyond the targeted completion and delivery date (April 15, 2018) of the 361-spaces allocated to Amazon within the enclosed parking structure in accordance with the Amazon lease. An amount equal to 180 days of base rent abatements ($2,700,000) was deposited into escrow on the origination date (see “Escrows” section).
(6)	Amazon has two, seven-year lease renewal options.

The following table presents certain information relating to the lease rollover schedule at the Moffett Towers II - Building 2 Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(2)	% of Annual U/W Base Rent(2)	Annual U/W Base Rent PSF(2)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2027	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2028	1	362,563	100.0%	362,563	100.0%	$20,233,410	100.0%	$55.81
Thereafter	0	0	0.0%	362,563	100.0%	$0	0.0%	$0.00
Vacant	0	0	0.0%	362,563	100.0%	$0	0.0%	$0.00
Total/Weighted Average	1	362,563	100.0%			$20,233,410	100.0%	$55.81

(1)	Information obtained from the underwritten rent roll.
(2)	Annual U/W Base Rent, % of Annual U/W Base Rent and Annual U/W Base Rent PSF include $2,830,405 of straight-line rent through the maturity date of the Moffett Towers II - Building 2 Whole Loan.

The following table presents historical occupancy percentages at the Moffett Towers II - Building 2 Property:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	12/1/2017(2)
NAP	NAP	NAP	NAP	100.0%

(1)	Historical Occupancy prior to 12/6/2017 is not applicable as the Moffett Towers II - Building 2 Property was built in 2017.
(2)	Information obtained from the underwritten rent roll.

A-3-6

MOFFETT TOWERS II – BUILDING 2

Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Moffett Towers II - Building 2 Property:

Cash Flow Analysis(1)

	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent(2)	$20,233,410	89.8%	$55.81
Grossed Up Vacant Space	0	0.0	0.00
Total Reimbursables	2,751,378	12.2	7.59
Less Vacancy & Credit Loss(3)	(459,696)	(2.0)	(1.27)
Effective Gross Income	$22,525,092	100.0%	$62.13

Total Operating Expenses	$2,840,101	12.6%	$7.83

Net Operating Income	$19,684,992	87.4%	$54.29
TI/LC	806,820	3.6	2.23
Capital Expenditures	72,513	0.3	0.20
Net Cash Flow	$18,805,659	83.5%	$51.87

NOI DSCR(4)	2.18x
NCF DSCR(4)	2.08x
NOI DY(4)	11.9%
NCF DY(4)	11.4%

(1)	Historical Cash Flows are not available as the Moffett Towers II - Building 2 Property was built in 2017.

(2)	U/W Base Rent includes $2,830,405 of straight-line rent through the maturity date of the Moffett Towers II - Building 2 Whole Loan.

(3)	The underwritten economic vacancy is 2.0%. The Moffett Towers II - Building 2 Property was 100.0% occupied as of December 1, 2017.

(4)	Debt service coverage ratios and debt yields are based on the Moffett Towers II - Building 2 Whole Loan.

Appraisal. As of the appraisal valuation date of October 18, 2017 the Moffett Towers II - Building 2 Property had an “as-is” appraised value of $351,000,000. The appraiser also concluded to a “hypothetical go dark” appraised value of $246,600,000.

Environmental Matters. According to a Phase I environmental site assessment (“ESA”) dated October 19, 2017, a recognized environmental condition (“REC”) was determined to exist at the Moffett Towers II - Building 2 Property. The Moffett Towers II - Building 2 Property was part of a larger campus historically used by Lockheed Martin for aerospace manufacturing, research and development that covered approximately 660 acres, known as the Lockheed Martin Plant One Campus. The Lockheed Martin Plant One Campus is included in a Site Cleanup Requirements Order issued by the Regional Water Quality Control Board (“RWQCB”) which applies to a large portion of the Lockheed Martin Plant One Campus. No significant sources of soil or groundwater pollution have been identified on the Moffett Towers II - Building 2 Property during historical or more recent investigations of the Plant One Campus. The responsible party associated with this release has been identified by state and Federal regulatory agencies as Lockheed Martin, and Lockheed Martin is currently conducting response actions under state and Federal oversight. Although there is an active regulatory status, the ESA concluded, given the absence of impact, that no further action is warranted and the REC will not prevent or impede the use of the Moffett Towers II - Building 2 Property. The REC is further described under “Description of the Mortgage Pool—Mortgage Pool Characteristics–Environmental Considerations” in the Preliminary Prospectus.

Market Overview and Competition. The Moffett Towers II - Building 2 Property is located in Moffett Park, in the northern portion of the Sunnyvale submarket within Silicon Valley. Moffett Park is a 519-acre area comprised of recently developed office spaces and research and development buildings. Notable high technology firms currently in Moffett Park include Google Inc., Hewlett Packard, Juniper Networks, Lab 126 (an Amazon subsidiary), Lockheed-Martin, Microsoft, Motorola, NetApp and Rambus. The Moffett Towers II - Building 2 Property is just north of State Highway 237, which forms the southern border of the Moffett Park area and provides access from Interstate 680 and Interstate 280 to the northeast and U.S. Highway 101 in Sunnyvale to the southwest. U.S. Highway 101 runs northward through San Francisco and southward through San Jose, terminating in the city of Los Angeles. The Santa Clara County Transit System provides bus service county-wide with stops near the Moffett Towers II - Building 2 Property. In addition, a Santa Clara Light Rail System station is located directly across the street from the Moffett Towers II - Building 2 Property and services the surrounding residential communities.

According to the appraisal, overall vacancy in Silicon Valley and the Sunnyvale submarket was 11.1% and 2.4%, respectively, as of the second quarter of 2017. In the first half of 2017, 315,272 square feet of office space was delivered to the Sunnyvale submarket, with 426,404 square feet of absorption. According to the appraisal, as of the second quarter of 2017, new supply under construction in Silicon Valley stood at approximately 2.8 million square feet, which consisted of approximately 0.7 million square feet of build-to-suit construction and 2.1 million square feet of speculative construction. As of the second quarter of 2017, the total office average asking rent for the Sunnyvale submarket was $52.20 per square foot (fully-serviced), which is in-line with the Silicon Valley total office average asking rent of $53.40 per square foot (fully-serviced). Within the Sunnyvale submarket, the average asking rent for Class A office properties is $58.20 per square foot (fully-serviced).

A-3-7

MOFFETT TOWERS II – BUILDING 2

The following table presents certain information relating to comparable leases to the Moffett Towers II - Building 2 Property:

Comparable Leases(1)

Property Name/Location	Year Built	Class	Stories	Total GLA (SF)	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Towers at Great America Santa Clara, CA	2002	A	6	374,214	Macom Connectivity	May 2017 / 1 Yr	55,393	$42.00	NNN

Santa Clara Square Ph. II Bldg. 4 Santa Clara, CA	2016	A	6	220,156	AMD	Aug. 2016 / 10 Yrs	220,156	$42.60	NNN

Moffett Gateway Santa Clara, CA	2016	A	7	612,796	Google, Inc.	July 2016 / 11 Yrs	612,796	$44.40	NNN

Santa Clara Square Ph. II Bldg. 5 Santa Clara, CA	2016	A	6	220,156	Cambridge Industries	May 2016 / 7 Yrs	74,376	$43.80	NNN

Central & Wolfe Campus Sunnyvale, CA	2018 (Est.)	A	4	871,214	Apple, Inc.	Sep. 2015 / 13 Yrs	871,214	$40.08	NNN

599 Castro Mountain View, CA	2017	A	4	94,918	Pure Storage	Aug. 2017 / 7 Yrs	45,000	$90.00	NNN

(1)	Information obtained from the appraisal.

The Borrower. The borrower for the Moffett Towers II - Building 2 Whole Loan is MT2 B2 LLC, a Delaware limited liability company and a special purpose entity with two independent directors (the “Moffett Towers II - Building 2 Borrower”). Legal counsel to the Moffett Towers II Building 2 Borrower delivered a non-consolidation opinion in connection with the origination of the Moffett Towers II - Building 2 Whole Loan. Paul Guarantor LLC, a Delaware limited liability company, (the “Moffett Towers II - Building 2 Guarantor”) is the guarantor of certain nonrecourse carveouts under the Moffett Towers II - Building 2 Whole Loan. Paul Guarantor LLC is wholly owned by the Jay Paul Revocable Living Trust, of which Jay Paul is trustee and grantor. The Moffett Towers II – Building 2 Guarantor will be required to maintain a minimum net worth, excluding its interest in the Moffett Towers II - Building 2 Property, of $225,000,000 and liquidity of at least $10,000,000.

The Borrower Sponsor. The borrower sponsor is The Jay Paul Company, a privately held, opportunity-driven real estate firm based in San Francisco, California. Founded in 1975, Jay Paul Company concentrates on the acquisition, development, and management of commercial properties throughout California. Jay Paul Company has developed over 11.0 million square feet of institutional quality space. Jay Paul Company’s portfolio includes other properties in Moffett Park, including Moffett Gateway, Moffett Towers and Moffett Towers II. Jay Paul Company is currently redeveloping over 55 acres in Moffett Park, including Moffett Place, a new, Class A office development, which is expected to contain approximately 1.9 million square feet of net rentable building area, in six, eight-story buildings.

Escrows. The Moffett Towers II - Building 2 Whole Loan documents provide for upfront reserves in the amount of $19,433,495 for outstanding tenant improvements relating to the Amazon space and $8,332,337 for outstanding rent concessions due under the Amazon lease.

The Moffett Towers II - Building 2 Whole Loan documents also provide for upfront reserves in the amount of $2,700,000 for a parking rent abatement reserve and $286,310 for an amenities rent reserve related to the completion and delivery of the enclosed parking structure and the fitness/amenities building, respectively, which amounts were deposited into a lender-controlled account (the “Parking and Amenities Building Account”). The parking rent abatement reserve represents 180 days of base rent abatements ($15,000 per day) due to Amazon for each day elapsing beyond the targeted completion and delivery date (April 15, 2018) of the 361 spaces allocated to Amazon within the enclosed parking structure, in accordance with the Amazon lease. The amenities rent reserve represents six months of use fees due for the fitness/amenities building, pursuant to the Amazon lease, commencing on the targeted completion and delivery date (July 31, 2018) of such fitness/amenities building to Amazon in accordance with the Amazon lease (use fees that would be due for the fitness/amenities building following the origination date through July 31, 2018 are included in the $8,332,337 upfront reserve for outstanding rent concessions due under the Amazon lease). If the terms of the Required Parking Spaces Satisfaction (as defined below) have not been satisfied on or prior to September 15, 2018, the Moffett Towers II - Building 2 Borrower will be required to deposit an additional $2,700,000 into the Parking and Amenities Building Account. If the terms of the Amenities Building Satisfaction (as defined below) have not been satisfied on or prior to January 31, 2019, the Moffett Towers II - Building 2 Borrower will be required to deposit an additional $286,310 (the “Additional Amenities Rent Amount”) into the Parking and Amenities Building Account. Amounts on deposit in the Parking and Amenities Building Account will be held by the lender as additional collateral for the Moffett Towers II - Building 2 Whole Loan. Provided no event of default under the Moffett Towers II - Building 2 Whole Loan is continuing, the amounts deposited into the Parking and Amenities Building Account will be released to the Moffett Towers II - Building 2 Borrower upon the occurrence of the related Required Parking Spaces Satisfaction or Amenities Building Satisfaction, as applicable.

A “Required Parking Spaces Satisfaction” will occur on the date that (i) the Moffett Towers II - Building 2 Borrower delivers evidence reasonably acceptable to the lender that the Moffett Towers II - Building 2 Borrower has delivered 361 additional spaces to Amazon pursuant to its lease and (ii) Amazon has delivered written confirmation that (a) the Moffett Towers II - Building 2 Borrower has delivered 361 additional spaces to Amazon pursuant to its lease and (b) Amazon is no longer entitled to base rent abatement related to the delivery of the enclosed parking structure pursuant to its lease.

A-3-8

MOFFETT TOWERS II – BUILDING 2

An “Amenities Building Satisfaction” will occur on the date that (i) the Moffett Towers II - Building 2 Borrower delivers evidence reasonably acceptable to the lender that the amenities building has been completed in conformance with all applicable requirements and (ii) Amazon has delivered written confirmation that the amenities building is useable and has commenced the payment of the use fees applicable to the amenities building pursuant to the Amazon lease.

Additionally, the Moffett Towers II - Building 2 Whole Loan documents provide for an upfront reserve in the amount of $1,000,000 for a debt service reserve which amount was deposited into a lender-controlled account (the “Debt Service Reserve Account”). If the Required Parking Spaces Satisfaction has not occurred on or prior to September 15, 2018, the Moffett Towers II - Building 2 Borrower will be required to deposit an additional $1,000,000 into the Debt Service Reserve Account. Provided no event of default under the Moffett Towers II - Building 2 Whole Loan is continuing, amounts remaining in the Debt Service Reserve Account will be released to the Moffett Towers II - Building 2 Borrower upon the occurrence of the Required Parking Spaces Satisfaction.

The Moffett Towers II - Building 2 Whole Loan documents require monthly reserve deposits for real estate taxes in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months, initially $111,859. The Moffett Towers II - Building 2 Whole Loan documents do not require ongoing monthly escrows for insurance premiums as long as the Moffett Towers II - Building 2 Borrower provides the lender with evidence that the Moffett Towers II - Building 2 Property is insured via an acceptable blanket insurance policy and such policy is in full force and effect. The Moffett Towers II - Building 2 Whole Loan documents do not provide for monthly reserve deposits for capital expenditures at origination, but provide for the lender to reassess the amount necessary for capital expenditures at the Moffett Towers II - Building 2 Property and may require monthly capital expenditures reserve deposits if necessary to maintain proper operation of the Moffett Towers II - Building 2 Property.

Lockbox and Cash Management. The Moffett Towers II - Building 2 Whole Loan is structured with a hard lockbox and an in-place cash management. The Moffett Towers II - Building 2 Borrower was required at origination to deliver letters to all tenants at the Moffett Towers II - Building 2 Property directing them to pay all rents directly into a lender-controlled lockbox account. All funds received by the Moffett Towers II - Building 2 Borrower or the manager are required to be deposited in the lockbox account within one business day following receipt. Funds on deposit in the lockbox account are required to be swept on each business day into a lender-controlled cash management account and applied on each payment date to the payment of debt service, the funding of required reserves, budgeted monthly operating expenses, common charges under various reciprocal easement agreements, including the CCR (as defined below), approved extraordinary operating expenses, debt service on the Moffett Towers II - Building 2 Mezzanine Loan (as defined below) and, during a Lease Sweep Period (as defined below), to the payment of an amount equal to $438,291 to fund a lease sweep reserve account (the “Lease Sweep Reserve Account”) until the aggregate funds swept in the Lease Sweep Reserve Account during such lease sweep equals the Lease Sweep Reserve Threshold (as defined below) and then to the Debt Service Reserve Account until the aggregate funds transferred to the Lease Sweep Reserve Account and the Debt Service Reserve Account during such lease sweep equals the Lease Sweep and Debt Service Reserve Cap (as defined below). Provided no Trigger Period (as defined below) is continuing, excess cash in the deposit account will be disbursed to the Moffett Towers II - Building 2 Borrower in accordance with the Moffett Towers II - Building 2 Whole Loan documents. If a Trigger Period is continuing (other than a Trigger Period due to a Lease Sweep Period), excess cash in the deposit account will be transferred to an account (the “Cash Collateral Account”) held by the lender as additional collateral for the Moffett Towers II - Building 2 Whole Loan.

A “Trigger Period” will commence upon the earlier of the following:

(i)	an event of default under the Moffett Towers II - Building 2 Whole Loan;

(ii)	if, as of the last day of any calendar quarter during the term of the Moffett Towers II - Building 2 Whole Loan (a) the credit rating of a Lease Sweep Tenant Party (as defined below) under a Lease Sweep Lease (as defined below) by Fitch, Moody’s or S&P is less than “BBB-”, “Baa3” or “BBB-”, respectively and (b) the debt service coverage ratio falls below 1.50x based on the Moffett Towers II - Building 2 Whole Loan or 1.10x based on the Moffett Towers II - Building 2 Total Debt (a “Low Debt Service Period”);

(iii)	the commencement of a Lease Sweep Period; or

(iv)	an event of default under the Moffett Towers II - Building 2 Mezzanine Loan

A Trigger Period will end:

(a)	with regard to clause (i) and (iv) above, upon the cure of such event of default;

(b)	with regard to clause (ii) above, upon the earlier to occur of (1) the date that the debt service coverage ratio is at least 1.50x based on the Moffett Towers II - Building 2 Whole Loan and 1.10x based on the Moffett Towers II - Building 2 Total Debt for two consecutive calendar quarters and (2) the balance of funds on deposit in the Cash Collateral Account is equal to $17,531,650 ($50.00 per square foot); and

(c)	with regard to clause (iii) above, upon the ending of such Lease Sweep Period.

A “Lease Sweep Period” will commence following the earliest to occur of any of the following (each a “Lease Sweep Event”):

(i)	with respect to the Amazon lease, Amazon fails to renew or extend such lease on or prior to December 6, 2025;

(ii)	the date on which, with respect to any Lease Sweep Lease, (a) a Lease Sweep Tenant Party cancels or terminates its Lease Sweep Lease with respect to all or a Material Termination Portion (as defined below) of the Lease Sweep Space (as defined below) subject to such Lease Sweep Lease prior to the then current expiration date under such Lease Sweep Lease, or (b) a Lease Sweep Tenant Party delivers to the Moffett Towers II - Building 2 Borrower notice that it is

A-3-9

MOFFETT TOWERS II – BUILDING 2

canceling or terminating its Lease Sweep Lease with respect to all or a Material Termination Portion of the Lease Sweep Space subject to such Lease Sweep Lease (the affected space being the “Terminated Space”); provided, however, no Lease Sweep Period will commence pursuant to this clause (ii) if, in connection with such termination or cancellation (or delivery of notice of termination or cancellation), the Moffett Towers II - Building 2 Borrower simultaneously enters into a replacement lease with an entity or a wholly-owned subsidiary of an entity rated “BBB-” or equivalent by at least two of Fitch, Moody’s and S&P (an “Investment Grade Entity”) covering the Terminated Space, provided that such replacement lease is a qualified lease and the occupancy conditions, as specified in the Moffett Towers II - Building 2 Whole Loan documents, are satisfied with respect to such replacement lease on or prior to the date of such termination or cancellation (or delivery of notice of termination or cancellation);

(iii)	the date on which, with respect to any Lease Sweep Lease, a Lease Sweep Tenant Party ceases operating its business (i.e., “goes dark”) at 20.0% or more of its Lease Sweep Space on a rentable square foot basis (a “Dark Period Event” and the affected space, the “Dark Space”), provided, however, that if the Lease Sweep Tenant Party either (a) is an Investment Grade Entity or (b) has subleased the Dark Space portion of its premises to an Investment Grade Entity who has accepted delivery thereof (i.e., the lease has commenced) and is paying unabated rent at a contract rate no less than the contract rate required under the Lease Sweep Lease, such Lease Sweep Tenant Party will not be deemed to have “gone dark” for purposes of this clause (iii) and no Lease Sweep Period will commence pursuant to this clause (iii);

(iv)	upon an event of default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period;

(v)	upon a Lease Sweep Tenant Party being subject to an insolvency proceeding; or

(vi)	the date on which Amazon is no longer an Investment Grade Entity (an “Amazon Downgrade Event”).

A Lease Sweep Period (other than a Lease Sweep Period triggered by clause (v) above) will not be triggered (or, if already triggered, may be terminated) if the Moffett Towers II - Building 2 Borrower delivers to the lender an acceptable letter of credit in an amount equal to $12,272,155 ($35.00 per square foot) provided, if such Lease Sweep Period is triggered by clause (iii) or (vi) above, such acceptable letter of credit will be in an amount equal to $17,531,650 ($50.00 per square foot).

A Lease Sweep Period will end on the earliest of the applicable of the following to occur:

(a)	with regard to clauses (i) and (ii) above, the date on which, with respect to each Lease Sweep Space (1) in the case of clause (i), the Lease Sweep Tenant Parties have exercised a renewal or an extension right under their respective Lease Sweep Lease, provided that the Lease Sweep Lease in question is a qualified lease and the occupancy conditions, as specified in the Moffett Towers II - Building 2 Whole Loan documents, are satisfied, (2) in the case of clauses (i) and (ii) above, one or more replacement tenants acceptable to the lender (in its sole but good faith discretion) execute and deliver replacement lease(s) covering the Requisite Lease Sweep Space (as defined below), provided that such replacement lease(s) are qualified leases and the occupancy conditions, as specified in the Moffett Towers II - Building 2 Whole Loan documents, are satisfied or (3) a combination of lease renewals or extensions (as described in subclause (1) of this clause (a)) and replacement lease(s) (as described in subclause (2) of this clause (a)) occurs;

(b)	with regard to clauses (iii) and (vi) above, the date on which either (1) one or more replacement tenants acceptable to the lender (in its sole but good faith discretion) execute and deliver replacement lease(s) covering the Requisite Lease Sweep Space, provided that such replacement tenant(s) and lease(s) are qualified leases and the occupancy conditions, as specified in the Moffett Towers II - Building 2 Whole Loan documents, are satisfied or (2) for a Dark Period Event or an Amazon Downgrade Event, Amazon is restored as an Investment Grade Entity or the entirety of the Lease Sweep Space has been sublet to an Investment Grade Entity who has accepted delivery thereof (i.e., the lease has commenced) and is paying unabated rent at a contract rate no less than the contract rate required under the Lease Sweep Lease;

(c)	with regard to clause (iv) above, the date on which the event of default has been cured and no other event of default under such Lease Sweep Lease occurs for a period of three consecutive months following such cure;

(d)	with regard to clause (v) above, the Lease Sweep Tenant Party insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner satisfactory to the lender; and

(e)	with regard to clauses (i), (ii), (iii), (iv) and (vi) above, the date on which the aggregate amount of funds transferred into the Lease Sweep Reserve Account and the Debt Service Reserve Account equals the applicable Lease Sweep And Debt Reserve Cap (as defined below) and if a Lease Sweep Period is continuing due to the occurrence of more than one Lease Sweep Event, the aggregate amount of funds required to be transferred over the course of the Lease Sweep Period will be equal to the amount of the largest Lease Sweep and Debt Service Reserve Cap applicable to all then-continuing Lease Sweep Periods, such that each Lease Sweep Period will be treated as concurrent and not duplicative or independent of another.

The “Lease Sweep and Debt Service Reserve Cap” means (a) with respect to a Lease Sweep Period continuing solely pursuant to clause (i) and/or (iv) above, $12,272,155 ($35.00 per square foot), (b) with respect to a Lease Sweep Period continuing solely pursuant to clause (ii) above, $35.00 per square foot of the Terminated Space, (c) with respect to a Lease Sweep Period continuing pursuant to clause (iii) above, whether or not a Lease Sweep Period pursuant to clauses (i), (ii) and/or (iv) above is concurrently continuing, $50.00 per square foot of Dark Space or (d) with respect to clause (vi) above, whether or not a Lease Sweep Period pursuant to clauses (i), (ii), (iii) and/or (iv) above is concurrently continuing, $17,531,650 ($50.00 per square foot).

A-3-10

MOFFETT TOWERS II – BUILDING 2

The “Lease Sweep Reserve Threshold” means (a) with respect to a Lease Sweep Period continuing solely pursuant to clauses (i), (iv) and/or (vi) above, $10,518,990 ($30.00 per square foot) or (b) with respect to a Lease Sweep Period continuing solely pursuant to clause (ii) and/or (iii) above, $30.00 per square foot of the Dark Space or Terminated Space.

The “Lease Sweep Space” means the space demised under a Lease Sweep Lease.

A “Lease Sweep Lease” is the Amazon lease or any replacement lease or leases which cover at least 75.0% of the rentable square feet demised under the Amazon lease as of November 16, 2017 (the “Requisite Lease Sweep Space”).

A “Lease Sweep Tenant Party” is a tenant under a Lease Sweep Lease or its direct or indirect parent company (if any).

A “Material Termination Portion” is, with respect to any space under a Lease Sweep Lease, if the tenant under a Lease Sweep Lease cancels or terminates its Lease Sweep Lease with respect to at least 40,000 square feet of space (or, if a full floor of space is less than 40,000 square feet, a full floor of space) but less than the entirety of the space under such Lease Sweep Lease, the portion of space under the Lease Sweep Lease affected by such cancellation or termination.

Property Management. The Moffett Towers II - Building 2 Property is managed by an affiliate of the Moffett Towers II - Building 2 Borrower.

Assumption. The Moffett Towers II - Building 2 Borrower has, at any time following the securitization of the Moffett Towers II – Building 2 Whole Loan, the right to transfer the Moffett Towers II - Building 2 Property, provided that certain conditions are satisfied, including: (i) no event of default under the Moffett Towers II – Building 2 Whole Loan documents or mezzanine loan documents has occurred and is continuing, (ii) the Moffett Towers II - Building 2 Borrower has provided the lender with 60 days’ prior written notice, (iii) the proposed transferee qualifies as a qualified transferee under the Moffett Towers II - Building 2 Whole Loan documents, (iv) the payment of a transfer fee of 0.5% of the then outstanding principal balance of the Moffett Towers II - Building 2 Whole Loan in the case of the first transfer, and 1.0% of the then outstanding principal balance of the Moffett Towers II - Building 2 Whole Loan in the case of any subsequent transfer, and (v) the lender has received rating agency confirmation that such assumption will not result in a downgrade of the respective ratings assigned to the Series 2018-C43 certificates and similar confirmations from each rating agency rating any securities backed by any of the Moffett Towers II - Building 2 Companion Loans.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Barclays Bank PLC funded a $105,000,000 mezzanine loan (the “Moffett Towers II - Building 2 Mezzanine Loan”) to MT2 B2 MEZZ LLC (the “Moffett Towers II - Building 2 Mezzanine Borrower”), a Delaware limited liability company owning 100.0% of the borrower under the Moffett Towers II - Building 2 Whole Loan. The Moffett Towers II - Building 2 Mezzanine Loan is secured by a pledge of the Moffett Towers II - Building 2 Mezzanine Borrower’s interest in the Moffett Towers II - Building 2 Borrower under the Moffett Towers II - Building 2 Whole Loan. The Moffett Towers II - Building 2 Mezzanine Loan accrues interest at a rate of 5.900% per annum and requires interest-only payments through the maturity date of December 6, 2027. The rights of the lender of the Moffett Towers II - Building 2 Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Preliminary Prospectus.

Amenities and Common Areas. The Moffett Towers II - Building 2 Property will feature access to the fitness/amenities building and the enclosed parking structure (the “Common Area Spaces”) once completed. To govern access to the Common Area Spaces, the Moffett Towers II - Building 2 Borrower is subject to a declaration of covenants, conditions, restrictions and easement and charges agreement (the “CCR”) made by MT II LLC, an affiliate of the borrower sponsor and the owner of the non-collateral buildings at the Moffett Towers II Campus. The CCR grants the Moffett Towers II - Building 2 Borrower non-exclusive easement rights over the Common Area Spaces and contemplates that the Common Area Spaces that it governs will be expanded over time as the remaining portions of the Moffett Towers II Campus are completed. Ownership of the Common Area Spaces governed by the CCR is held by Moffett Towers II Association LLC (the “Association”), whose membership is comprised of the Moffett Towers II - Building 2 Borrower and MT II LLC. The Association is obligated to maintain insurance coverage over the Common Area Spaces and is also responsible for maintenance of the Common Area Spaces, subject to the terms of the Amazon leases. The CCR delineates shares of the voting interest in the Association based on the number of completed buildings at the Moffett Towers II Campus, with each completed building entitled to a proportionate share of the voting interest. As of the origination date, the Moffett Towers II - Building 2 Borrower was the sole voting member of the Association. The CCR provides that as each of the four non-collateral buildings at the Moffett Towers II Campus is completed, the respective owner of each non-collateral building will obtain a share of the voting interest in the Association proportionate to the number of then completed buildings at the Moffett Towers II Campus (both collateral and non-collateral). Provided that all five buildings are completed in accordance with the Moffett Towers II Campus development plan, each building will be entitled to a one-fifth (or 20.0%) share of the voting interest in the Association.

Completion Guaranty. On the origination date, the Moffett Towers II - Building 2 Guarantor executed a separate guaranty for the completion and delivery of the fitness/amenities building and the enclosed parking structure. Among other things, the completion guaranty provides that in the event that neither the Moffett Towers II - Building 2 Borrower nor MT II LLC (an affiliate of the borrower sponsor and the owner of the non-collateral buildings at the Moffett Towers II Campus) is able to complete and deliver the fitness/amenities building and the enclosed parking structure (or otherwise achieve the Required Parking Spaces Satisfaction) on or prior to the one year anniversary of the respective targeted completion date of each (i.e., July 31, 2019 in the case of the fitness/amenities building; April 15, 2019 in the case of the enclosed parking structure or Required Parking Spaces Satisfaction), the Moffett Towers II - Building 2 Guarantor is required to pay any costs, expenses or liabilities incurred by the lender to effectuate the completion and delivery of such fitness/amenities building and enclosed parking structure (or otherwise achieve the Required Parking Spaces Satisfaction).

A-3-11

MOFFETT TOWERS II – BUILDING 2

Ground Lease. None.

Terrorism Insurance. The Moffett Towers II - Building 2 Whole Loan documents require that the “all risk” insurance policy required to be maintained by the Moffett Towers II - Building 2 Borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Moffett Towers II - Building 2 Property, or that if the Terrorism Risk Insurance Program Reauthorization Act is no longer in effect and such policies contain an exclusion for acts of terrorism, the Moffett Towers II - Building 2 Borrower will obtain, to the extent available, a stand-alone policy that provides the same coverage as the policies would have if such exclusion did not exist.

A-3-12

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A-3-13

AIRPORT BUSINESS CENTER

KOLL
Airport Business Center

NEWPORT BACK BAY
COSTA MESA
55
SOUTH COAST
JOHN WAYNE AIRPORT
Airport Business Center
405
SAN DIEGO FREEWAY
ARMSTRONG AVE
ALTON PKWY
REDHILL AVE
TUSTIN LEGACY
(FORMER MARINE CORPS
AIR STATION)

A-3-14

AIRPORT BUSINESS CENTER

Airport Business Center
17751-18100 Sky Park Circle
and 17775-17801 Main Street
Irvine, CA 92614
SANTA ANA
TUSTIN
IRVINE
COSTA MESA
NEWPORT BEACH
ORANGE COUNTY
LOS ANGELES
ORANGE COUNTY LINE
John Wayne Orange County Airport
University of California - Irvine
Upper Newport Bay
Costa Mesa Fwy
San Diego Fwy
LAX 35 miles
Main St.
Campus Dr.
University Dr.
Jamboree Rd.
MacArthur Blvd.
Red Hill Ave.
Irvine Blvd.
Walnut Ave.
Warner Ave.
Dyer Rd.
Barranca Pkwy
Bristol St.
Baker St.
Bison Ave.
Bonita Canyon Dr.
William R. Mason Regional Park
Concordia University Irvine
Newport Beach Golf Course
Santa Ana Country Club
Google
Intel
Irvine Business Complex
South Coast Plaza
The District
Pacific Ocean
55
405
73
261
5

A-3-15

No. 2 – Airport Business Center

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Industrial
Original Principal Balance(1):	$50,000,000			Specific Property Type:	Flex
Cut-off Date Balance(1):	$50,000,000			Location:	Irvine, CA
% of Initial Pool Balance:	6.9%			Size:	1,170,571 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF(1):	$128.14
Borrower Name:	AIC Owner, LLC			Year Built/Renovated:	1969/2005
Sponsors:	DK Properties, L.P.			Title Vesting:	Fee
Mortgage Rate:	4.375%			Property Manager:	Self-managed
Note Date:	January 24, 2018			4th Most Recent Occupancy (As of):	91.0% (12/31/2013)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	93.0% (12/31/2014)
Maturity Date:	February 7, 2028			2rd Most Recent Occupancy (As of):	96.0% (12/31/2015)
IO Period:	120 months			Most Recent Occupancy (As of):	97.0% (12/31/2016)
Loan Term (Original):	120 months			Current Occupancy (As of):	96.8% (1/31/2018)
Seasoning:	1 month
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$11,321,411 (12/31/2014)
Call Protection:	L(25),D(91),O(4)			3rd Most Recent NOI (As of):	$12,153,147 (12/31/2015)
Lockbox Type:	Hard/Upfront Cash Management			2nd Most Recent NOI (As of):	$12,904,375 (12/31/2016)
Additional Debt(1)(2):	Yes			Most Recent NOI (As of):	$13,635,662 (TTM 10/31/17)
Additional Debt Type(1)(2):	Pari Passu; Mezzanine
				U/W Revenues:	$18,889,349
				U/W Expenses:	$4,222,532
				U/W NOI:	$14,666,817
				U/W NCF:	$14,116,649
				U/W NOI DSCR(1)(2):	2.20x
Escrows and Reserves(3):				U/W NCF DSCR(1)(2):	2.12x
				U/W NOI Debt Yield(1)(2):	9.8%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield(1)(2):	9.4%
Taxes	$52,146	$52,144	NAP	As-Is Appraised Value:	$244,600,000
Insurance	$31,883	$17,474	NAP	As-Is Appraisal Valuation Date:	December 13, 2017
Replacement Reserves	$0	$21,418	$525,000	Cut-off Date LTV Ratio(1)(2):	61.3%
TI/LC Reserves	$0	$73,015	NAP	LTV Ratio at Maturity(1)(2):	61.3%

(1)	See “The Mortgage Loan” section. All statistical information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Airport Business Center Whole Loan (as defined below).
(2)	See “Subordinate and Mezzanine Indebtedness” section. The equity interest in the borrower has been pledged to secure mezzanine indebtedness with an original principal balance of $20,000,000. All statistical information related to the balance per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based solely on the Airport Business Center Whole Loan. As of the Cut-off Date, the U/W NOI DSCR, U/W NCF DSCR, U/W NOI Debt Yield, U/W NCF Debt Yield, Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the Airport Business Center Total Debt (as defined below) are 1.81x, 1.74x, 8.6%, 8.3%, 69.5% and 69.5%, respectively.
(3)	See “Escrows” section.

The Mortgage Loan. The mortgage loan (the “Airport Business Center Mortgage Loan”) is part of a whole loan (the “Airport Business Center Whole Loan”) evidenced by three pari passu notes secured by a first mortgage encumbering the fee interest in an industrial flex business park located in Irvine, California (the “Airport Business Center Property”). The Airport Business Center Whole Loan was originated on January 24, 2018 by Wells Fargo Bank, National Association. The Airport Business Center Whole Loan had an original principal balance of $150,000,000, has an outstanding principal balance as of the Cut-off Date of $150,000,000 and accrues interest at an interest rate of 4.375% per annum. The Airport Business Center Whole Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires payments of interest-only through the loan term. The Airport Business Center Mortgage Loan matures on February 7, 2028.

Note A-2, which will be contributed to the WFCM 2018-C43 securitization trust, had an original principal balance of $50,000,000 and has an outstanding principal balance as of the Cut-off Date of $50,000,000. Notes A-1 and A-3, which have an original principal balance of $60,000,000 and $40,000,000 respectively, are currently held by Wells Fargo Bank, National Association and are expected to be contributed to future securitization trusts. The mortgage loans evidenced by Notes A-1 and A-3 are collectively referred to herein as the “Airport Business Center Companion Loans”. The lender provides no assurances that any non-securitized pari passu notes will not be split further. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

A-3-16

AIRPORT BUSINESS CENTER

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$60,000,000	Wells Fargo Bank, National Association	Yes
A-2	$50,000,000	WFCM 2018-C43	No
A-3	$40,000,000	Wells Fargo Bank, National Association	No
Total	$150,000,000

Following the lockout period, on any date before November 7, 2027, the borrower has the right to defease the Airport Business Center Whole Loan in whole, but not in part. In addition, the Airport Business Center Whole Loan is prepayable without penalty on or after November 7, 2027. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) July 7, 2021.

Sources and Uses

Sources			Uses
Original whole loan amount	$150,000,000	88.2%	Loan payoff(1)	$166,738,568	98.1%
Mezzanine debt(2)	20,000,000	11.8	Upfront reserves	$84,029	0.0
			Closing costs	1,652,636	1.0
			Return of equity	1,524,767	0.9
Total Sources	$170,000,000	100.0%	Total Uses	$170,000,000	100.0%

(1)	The Airport Business Center Property was previously securitized in the MSBAM 2014-C19 transaction. Loan payoff includes the existing senior loan ($138,323,068) and existing mezzanine loan ($28,415,500).
(2)	See “Subordinate and Mezzanine Indebtedness” section.

The Property. The Airport Business Center Property is a class B industrial/flex and office development totaling 1,170,571 square feet and located in Irvine, California. Originally built by the borrower sponsor in phases between 1969 and 1978 and most recently renovated in 2005, the Airport Business Center Property comprises 68 one- and two-story buildings spanning approximately 76.6 acres. The Airport Business Center Property is situated within the approximate 4,000-acre Irvine Business Complex, a master planned business park spanning five Orange County cities. The net rentable area of the Airport Business Center Property contains approximately 73.9% industrial/flex, 23.5% office and 2.1% retail tenants. Clear heights at the Airport Business Center Property range from 11 feet, 4 inches to 16 feet, 10 inches. The Airport Business Center Property comprises 2,985 surface parking spaces, resulting in a parking ratio of 2.6 spaces per 1,000 square feet of rentable area.

As of January 31, 2018, the Airport Business Center Property was 96.8% occupied by approximately 440 tenants with no single tenant accounting for more than 1.8% of the net rentable area or 1.5% of underwritten base rent. The Airport Business Center Property has averaged 94.8% occupancy over the past five years and 90.8% occupancy since 1990.

A-3-17

AIRPORT BUSINESS CENTER

The following table presents certain information relating to the tenancy at the Airport Business Center Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(1)	Annual U/W Base Rent(1)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Just Food For Dogs, LLC	NR/NR/NR	18,142	1.5%	$15.13(2)	$274,531	1.5%	6/30/2028
American Pacific Printers College, Inc.	NR/NR/NR	21,240	1.8%	$12.54(3)	$266,400	1.4%	Various(3)
AIDS Services Foundation	NR/NR/NR	12,520	1.1%	$17.64(4)	$220,792	1.2%	Various(4)
Southwind Kayak Center, Inc.	NR/NR/NR	10,431	0.9%	$17.03(5)	$177,623	1.0%	Various(5)
PAS MRO, Inc.	NR/NR/NR	13,817	1.2%	$12.29(6)	$169,857	0.9%	Various(6)
Total Major Tenants		76,150	6.5%	$14.57	$1,109,203	6.0%

Non-Major Tenants		1,057,087	90.3%	$16.55(7)	$17,314,800	94.0%

Occupied Collateral Total		1,133,237	96.8%	$16.42(7)	$18,424,003	100.0%

Vacant Space		37,334	3.2%

Collateral Total		1,170,571	100.0%

(1)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through February 2019 totaling $555,991.

(2)	Just Food For Dogs, LLC leases two spaces: 9,914 square feet with an Annual U/W Base Rent PSF of $14.40 and Lease Expiration Date of June 30, 2028; and 8,228 square feet with an Annual U/W Base Rent PSF of $16.01 and Lease Expiration Date of June 30, 2028. The lease covering the 9,914 square foot space has a free rent period that expires on June 30, 2018.
(3)	American Pacific Printers College, Inc. leases three spaces: 2,040 square feet on a month-to-month basis with an U/W Base Rent PSF of $12.00; 4,800 square feet with an Annual U/W Base Rent PSF of $12.60 and Lease Expiration Date of January 31, 2019; and 14,400 square feet with an Annual U/W Base Rent PSF of $12.60 and Lease Expiration Date of February 28, 2019.
(4)	AIDS Services Foundation leases two spaces: 11,787 square feet with an Annual U/W Base Rent PSF of $17.40 and Lease Expiration Date of April 30, 2021; and 733 square feet with an Annual U/W Base Rent PSF of $21.42 and Lease Expiration Date of October 14, 2018.
(5)	Southwind Kayak Center, Inc. leases three spaces: 4,750 square feet with an Annual U/W Base Rent PSF of $18.00 and Lease Expiration Date of September 30, 2019; and 1,186 square feet with an Annual U/W Base Rent PSF of $14.00 and Lease Expiration Date of September 30, 2019; and 4,495 square feet with an Annual U/W Base Rent PSF of $16.80 and Lease Expiration Date of March 31, 2025.
(6)	PAS MRO, Inc. leases three spaces: 9,726 square feet with an Annual U/W Base Rent PSF of $11.04 and Lease Expiration Date of May 31, 2018; 1,466 square feet with an Annual U/W Base Rent PSF of $11.04 and Lease Expiration Date of May 31, 2018; and 2,625 square feet with an Annual U/W Base Rent PSF of $17.64 and Lease Expiration Date of January 31, 2020;
(7)	Non-Major Tenants includes approximately 10,962 square feet related to the management office and engineer office, which have no attributed Annual U/W Base Rent. The Annual U/W Base Rent PSF for Non-Major Tenants and Occupied Collateral Total excludes the space related to the management office and engineer office.

The following table presents certain information relating to the lease rollover schedule at the Airport Business Center Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM(3)	49	86,232	7.4%	86,232	7.4%	$1,187,293	6.4%	$15.77(3)
2018	141	303,924	26.0%	390,156	33.3%	$4,842,038	26.3%	$15.93
2019	132	264,446	22.6%	654,602	55.9%	$4,424,563	24.0%	$16.73
2020	92	218,474	18.7%	873,076	74.6%	$3,584,549	19.5%	$16.41
2021	30	112,022	9.6%	985,098	84.2%	$1,871,113	10.2%	$16.70
2022	33	87,897	7.5%	1,072,995	91.7%	$1,550,280	8.4%	$17.64
2023	11	32,831	2.8%	1,105,826	94.5%	$531,625	2.9%	$16.19
2024	0	0	0.0%	1,105,826	94.5%	$0	0.0%	$0.00
2025	1	4,495	0.4%	1,110,321	94.9%	$75,516	0.4%	$16.80
2026	0	0	0.0%	1,110,321	94.9%	$0	0.0%	$0.00
2027	2	4,774	0.4%	1,115,095	95.3%	$82,495	0.4%	$17.28
2028	2	18,142	1.5%	1,133,237	96.8%	$274,531	1.5%	$15.13
Thereafter	0	0	0.0%	1,133,237	96.8%	$0	0.0%	$0.00
Vacant	0	37,334	3.2%	1,170,571	100.0%	$0	0.0%	$0.00
Total/Weighted Average	493	1,170,571	100.0%			$18,424,003	100.0%	$16.42(4)

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	MTM includes approximately 10,962 square feet related to the management office and engineer office, which have no leases and no attributed Annual U/W Base Rent. The Annual U/W Base Rent PSF for MTM excludes the space related to the management office and engineer office.
(4)	Weighted Average Annual U/W Base Rent PSF excludes vacant, management office and engineer office spaces.

A-3-18

AIRPORT BUSINESS CENTER

The following table presents historical occupancy percentages at the Airport Business Center Property:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	1/31/2018(2)
91.0%	93.0%	96.0%	97.0%	96.8%

(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Airport Business Center Property:

Cash Flow Analysis

	2014	2015	2016	TTM 10/31/2017	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$13,840,135	$15,111,231	$15,773,702	$16,464,277	$18,424,003(1)	97.5%	$15.74
Grossed Up Vacant Space	0	0	0	0	606,526	3.2	0.52
Total Recoveries	1,010,672	1,091,842	1,217,145	1,293,413	1,283,612	6.8	1.10
Other Income	241,346	131,003	155,864	159,400	159,400	0.8	0.14
Less Vacancy & Credit Loss	0	0	0	0	(1,584,192)(2)	(8.4)	(1.35)
Effective Gross Income	$15,092,153	$16,334,076	$17,146,711	$17,917,090	$18,889,349	100.0%	$16.14

Total Operating Expenses	3,770,742	4,180,929	4,242,336	4,281,428	4,222,532	22.4%	3.61

Net Operating Income	$11,321,411	$12,153,147	$12,904,375	$13,635,662	$14,666,817	77.6%	$12.53

TI/LC	0	0	0	0	292,643	1.5	0.25
Capital Expenditures	0	0	0	0	257,526	1.4	0.22
Net Cash Flow	$11,321,411	$12,153,147	$12,904,375	$13,635,662	$14,116,648	74.7%	$12.06

NOI DSCR(3)	1.70x	1.83x	1.94x	2.05x	2.20x
NCF DSCR(3)	1.70x	1.83x	1.94x	2.05x	2.12x
NOI DY(3)	7.5%	8.1%	8.6%	9.1%	9.8%
NCF DY(3)	7.5%	8.1%	8.6%	9.1%	9.4%

(1)	U/W Base Rent is higher than TTM 10/31/2017 due to the inclusion of rent bumps through February 2019 totaling $555,991 in addition to the borrower sponsor signing 205 renewal leases totaling 42.4% of underwritten base rent and 7 new leases totaling 2.4% of underwritten base rent since January 2017.
(2)	The underwritten economic vacancy is 8.3%. The Airport Business Center Property was 96.8% physically occupied as of January 31, 2018.
(3)	The debt service coverage ratios and debt yields shown are based on the Airport Business Center Whole Loan.

Appraisal. As of the appraisal valuation date of December 13, 2017, the Airport Business Center Property had an “as-is” appraised value of $244,600,000. The appraiser also concluded to a land value of $158,500,000 as of December 13, 2017.

Environmental Matters. According to the Phase I environmental site assessment dated January 18, 2018, there was no evidence of any recognized environmental conditions at the Airport Business Center Property.

Market Overview and Competition. The Airport Business Center Property is located in Irvine, California, within the Irvine Business Complex and approximately one mile northeast of John Wayne Airport. The Irvine Business Complex encompasses approximately 4,000 acres within the cities of Irvine, Newport Beach, Santa Ana, Costa Mesa and Tustin. The Airport Business Center Property is situated to the southeast of the intersection of Macarthur Boulevard and Red Hill Avenue with access to Costa Mesa Freeway (State Route 55) approximately 0.5 mile to the northwest, and access to the San Diego Freeway (Interstate 405) approximately 0.75 mile to the south.

The Airport Business Center Property is situated approximately 3.8 miles northwest of the University of California-Irvine, which had a 2017 total enrollment of approximately 36,000 students. In addition, the Airport Business Center Property is situated approximately 3.0 miles east of South Coast Plaza (one of the five highest grossing shopping malls in the United States) and 9.3 miles west of Irvine Spectrum Center (an outdoor shopping center with various shopping, restaurant and entertainment options). According to a third-party market research report, the estimated 2017 population within a one-, three- and five-mile radius of the Airport Business Center Property was approximately 4,339, 180,021, and 617,144, respectively; while the 2017 estimated average household income within the same radii was $103,619, $98,864, and $96,263, respectively.

According to the appraisal, the Airport Business Center Property is situated within the Airport Area submarket of the Orange County market. As of the third quarter of 2017, the submarket reported a total inventory of 1,590 industrial buildings totaling approximately 52.9 million square feet with a 2.6% vacancy rate and 245 office buildings totaling approximately 18.9 million square feet with an 11.4% vacancy rate. The appraiser identified five comparable industrial buildings for the Airport Business Center Property totaling 493,464 square feet, which reported an average occupancy rate of approximately 97.9%; and the appraiser identified four comparable office buildings for the Airport Business Center Property totaling 179,262 square feet, which reported an average occupancy rate of approximately 99.4%. The appraiser concluded to market rents for the Airport Business Center Property ranging from $14.40 per square foot to $19.20 per square foot, modified gross.

A-3-19

AIRPORT BUSINESS CENTER

The following tables present certain information relating to comparable industrial properties and leases to the Airport Business Center Property:

Comparable Properties (Industrial)(1)

	McFadden Centre	Grand Commerce Center	Alton Plaza	Holland Business Center	Main & Red Hill Business Center
Location	Santa Ana, CA	Santa Ana, CA	Irvine, CA	Irvine, CA	Irvine, CA
Distance from Subject	4.0 miles	4.1 miles	9.9 miles	10.3 miles	1.0 mile
Year Built/Renovated	1988/NAV	1980/NAV	1989/NAV	2005/NAV	1981/NAV
Total GLA	184,737 SF	99,160 SF	15,100 SF	10,575 SF	183,892 SF
Total Occupancy	100%	95%	100%	100%	97%

(1)	Information obtained from the appraisal.

Comparable Leases (Industrial)(1)

Property Name	Tenant Name	Lease Date/ Term	Lease Area (SF)	Annual Base Rent PSF	Tenant Improvements PSF	Lease Type
McFadden Centre	American Stitch Design	Apr. 2017 / 3.0 Years	3,210	$14.52	$0.00	Modified Gross
Grand Commerce Center	Mid America Sales	Feb. 2017 / 3.0 Years	1,635	$13.20	$0.00	Modified Gross
Alton Plaza	Wachter, Inc.	Feb. 2016 / 5.3 Years	5,238	$14.16	$0.00	NNN
Holland Business Center	Evets Corporation	May 2016 / 3.0 Years	5,070	$16.80	$0.00	Modified Gross
Main & Red Hill Business Center	Confidential	Sept. 2017 / 4.1 Years	4,012	$13.80	$0.00	NNN

(1)	Information obtained from the appraisal.

The following tables present certain information relating to comparable office properties and lease to the Airport Business Center Property:

Comparable Properties (Office)(1)

	16530 Bake Pkwy	Centerpointe 1, 2, 3 & 6	Executive Park III	15300 Barranca Parkway
Location	Irvine, CA	Irvine, CA	Irvine, CA	Irvine, CA
Distance from Subject	9.0 miles	3.0 miles	0.7 mile	9.2 miles
Year Built/Renovated	2006/NAV	1979/NAV	1985/NAV	1997/NAV
Total GLA	19,998 SF	105,577 SF	21,271 SF	32,416 SF
Total Occupancy	100%	99%	100%	100%

(1)	Information obtained from the appraisal.

Comparable Leases (Office)(1)

Property Name	Tenant Name	Lease Date/ Term	Lease Area (SF)	Annual Base Rent PSF	Tenant Improvements PSF	Lease Type
16530 Bake Pkwy	Roka Sports	Mar. 2017 / 3.2 Years	3,363	$24.00	$10.00	Gross
Centerpointe 1, 2, 3 & 6	Sims Law Firm	Feb. 2017 / 4.1 Years	2,889	$26.40	$0.00	Gross
Executive Park III	Langan Engineering	Dec. 2016 / 3.0 Years	1,001	$26.40	$0.00	Gross
15300 Barranca Parkway	BBMC Mortgage	Mar. 2017 / 3.8 Years	8,376	$22.20	$0.00	Gross

(1)	Information obtained from the appraisal.

A-3-20

AIRPORT BUSINESS CENTER

The Borrower. The borrower is AIC Owner, LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Airport Business Center Whole Loan. DK Properties, L.P. is the guarantor of certain nonrecourse carveouts under the Airport Business Center Whole Loan.

The Borrower Sponsor. The borrower sponsor is DK Properties, L.P., which is an affiliate of The Koll Company (“Koll”), a privately held full service real estate firm based in Irvine, California. Since formation in 1962, Koll has acquired and developed, in partnership with institutional and private investors, over 100 million square feet of office, industrial, retail and resort properties throughout multiple markets. One of Koll’s primary focuses is on the acquisition and management of multi-tenant industrial properties. Koll has had continued ownership and management of the Airport Business Center Property since the company purchased the land and initiated construction in 1969.

Escrows. The loan documents provide for upfront escrows in the amount of $52,146 for real estate taxes and $31,883 for insurance premiums. The loan documents also provide for ongoing monthly escrows in an amount equal to $52,144 for real estate taxes, $17,474 for insurance premiums, $73,015 for tenant improvements and leasing commissions (“TI/LCs”) and $21,418 for capital expenditures (subject to a cap of $525,000). The borrower has the right to use funds in the TI/LC reserve account for preparation of tenant-ready speculative spaces in an amount no more than $10 per rentable square foot of such tenant-ready speculative space and no more than $250,000 in any 12-month period, subject to certain conditions outlined in the loan documents.

Lockbox and Cash Management. The Airport Business Center Whole Loan requires a lender-controlled lockbox account, which is already in-place, and that the borrower direct all tenants to pay rent directly into such lockbox account. The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within one business day of receipt. All funds in the lockbox account are required to be swept each business day into the cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents. Prior to the occurrence of a Cash Trap Event Period (as defined below), all excess funds are required to be distributed to the borrower. During a Cash Trap Event Period, all excess funds are required to be swept to an excess cash flow subaccount.

A “Cash Trap Event Period” will commence upon the earlier of the following:

(i)	the occurrence of an event of default under the Airport Business Center Whole Loan or the Airport Business Center Mezzanine Loan (see “Subordinate and Mezzanine Indebtedness” section);
(ii)	the debt yield based on the Airport Business Center Total Debt (see “Subordinate and Mezzanine Indebtedness” section) falling below 6.50% at the end of any fiscal quarter; or
(iii)	the property manager becoming insolvent or filing for bankruptcy.

A Cash Trap Event Period will end upon the occurrence of the following:

●	with regard to clause (i), upon the cure of such event of default;
●	with regard to clause (ii), upon the debt yield based on the Airport Business Center Total Debt being equal to or greater than 6.75% for two consecutive fiscal quarters; or
●	with regard to clause (iii), upon the bankruptcy or insolvency proceedings having terminated or (b) a new approved property manager being appointed in accordance with the loan documents.

Property Management. The Airport Business Center Property is managed by an affiliate of the borrower.

Assumption. The Airport Business Center borrower has a one-time right to transfer the Airport Business Center Property, provided that certain other conditions are satisfied, including, but not limited to: (i) no event of default or monetary default has occurred and is continuing; (ii) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (iii) if requested by the lender, rating agency confirmation from DBRS, Fitch, and Moody’s that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series WFCM 2018-C43 certificates and similar confirmations from each rating agency rating any securities backed by any of the Airport Business Center Companion Loans with respect to the ratings of such securities; and (iv) the entire Airport Business Center Mezzanine Loan (see “Subordinate and Mezzanine Indebtedness” section) has been simultaneously defeased.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. BSREF Holdings LLC, a Delaware limited liability company related to Brookfield Real Estate Financial Partners LLC, funded a $20,000,000 mezzanine loan (the “Airport Business Center Mezzanine Loan”) to AIC Mezz, LLC, a Delaware limited liability company (the “Airport Business Center Mezzanine Borrower”) (collectively, the Airport Business Center Whole Loan and the Airport Business Center Mezzanine Loan are referred to herein as the “Airport Business Center Total Debt”). The Airport Business Center Mezzanine Loan is secured by a pledge of the Airport Business Center Mezzanine Borrower’s interest in the borrower under the Airport Business Center Whole Loan. The Airport Business Center Mezzanine Loan accrues interest at a rate of 7.206% per annum and requires interest-only payments through the maturity date of February 7, 2028 (co-terminous with the Airport Business Center Whole Loan).

Ground Lease. None.

Terrorism Insurance. The Airport Business Center Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Airport Business

A-3-21

AIRPORT BUSINESS CENTER

Center Property, as well as business interruption insurance covering no less than the 12-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity (provided that if TRIPRA or a similar statute is not in effect, the borrower will not be obligated to pay terrorism insurance premiums in excess of two times the premium for the casualty and business interruption coverage on a stand-alone basis).

Earthquake Insurance. The loan documents do not require earthquake insurance. The seismic report indicated a probable maximum loss for the entire Airport Business Center Property of 8.0%.

A-3-22

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A-3-23

THE SOCAL PORTFOLIO

Bank of America

Edward Jones

DESERT VALLEY MEDICAL GROUP

A-3-24

THE SOCAL PORTFOLIO

Victorville
Apple Valley
Hesperia
Glendale
Pasadena
Glendora
Rancho Cucamonga
Upland
Fontana
SAN BERNARDINO
LOS ANGELES
El Monte
Ontario
Redlands
Pomona
Colton
Yucaipa
Whittier
Chino
Downey
RIVERSIDE
Fullerton
Yorba Linda
Moreno Valley
ANAHEIM
Corona
LONG BEACH
Garden Grove
Orange
Perris
Hemet
SANTA ANA
Huntington Beach
Irvine
Menifee
Costa Mesa
Aliso Viejo
Murrieta
Newport Beach
Mission Viejo
Pacific Ocean
Laguna Beach
Temecula
San Clemente

LANCASTER
ANTELOPE VALLEY
Quartz Hill
LOS ANGELES COUNTY
SAN GABRIEL MOUNTAINS
PALMDALE
ANGELES NATIONAL FOREST

Sacramento
San Francisco
San Jose
CALIFORNIA
Fresno
Bakersfield
Lancaster
Palmdale
Victorville
Los Angeles
San Bernardino
Long Beach
Garden Grove
Palm Springs
San Diego

MADERA COUNTY
Clovis
Old Fig Garden
FRESNO
Mayfair
Sunnyside
West Park
FRESNO COUNTY

The SoCal Portfolio

1	Aliso Viejo Commerce Center	Aliso Viejo, CA	13	Upland Commerce Center	Upland, CA
2	Transpark Commerce	Ontario, CA	14	Diamond Bar	Diamond Bar, CA
3	Wimbledon	Victorville, CA	15	Atlantic Plaza	Long Beach, CA
4	Palmdale Place	Palmdale, CA	16	Ming Office Park	Bakersfield, CA
5	Sierra Gateway	Palmdale, CA	17	10th Street Commerce Center	Lancaster, CA
6	Fresno Industrial Center	Fresno, CA	18	Cityview Plaza	Garden Grove, CA
7	Upland Freeway	Upland, CA	19	Garden Grove Town Center	Garden Grove, CA
8	Commerce Corporate Center	Commerce, CA	20	30th Street Commerce Center	Palmdale, CA
9	Moreno Valley	Moreno Valley, CA	21	Mt. Vernon Commerce Center	Colton, CA
10	Airport One Office Park	Long Beach, CA	22	Anaheim Stadium Industrial	Anaheim, CA
11	Colton Courtyard	Colton, CA	23	25th Street Commerce Center	Palmdale, CA
12	The Abbey Center	Palm Springs, CA	24	Fresno Airport	Fresno, CA

SIERRA NEVADA MOUNTAINS
Oildale
Rosedale
Downtown
Algoso
BAKERSFIELD
KERN COUNTY
Old River
Pumpkin Center
Lamont

North Palm Springs
PALM SPRINGS
COACHELLA VALLEY
Cathedral City
Thousand Palms
RIVERSIDE COUNTY
Rancho Mirage
PALM DESERT
AGUA CALIENTE INDIAN RESERVATION
SAN JACINTO MOUNTAINS
SAN BERNARDINO NATIONAL FOREST

A-3-25

No. 3 – The SoCal Portfolio

Loan Information	Property Information
Mortgage Loan Seller:	Barclays Bank PLC	Single Asset/Portfolio:	Portfolio
Property Type:	Various – See Table
Original Principal Balance(1):	$45,000,000	Specific Property Type:	Various – See Table
Cut-off Date Principal Balance(1):	$45,000,000	Location:	Various – See Table
% of Initial Pool Balance:	6.2%	Size:	2,194,425 SF
Loan Purpose:	Refinance	Cut-off Date Balance Per SF(1):	$104.49
Borrower Name(2):	Various	Year Built/Renovated:	Various
Borrower Sponsors:	The Abbey Company	Title Vesting:	Various
Mortgage Rate:	4.890%	Property Manager:	Self-managed
Note Date:	February 6, 2018	4th Most Recent Occupancy (As of)(5)(6):	71.4% (12/31/2013)
Anticipated Repayment Date:	NAP	3rd Most Recent Occupancy (As of) (5)(6):	73.5% (12/31/2014)
Maturity Date:	February 6, 2028	2nd Most Recent Occupancy (As of) (5)(6):	73.8% (12/31/2015)
IO Period:	60 months	Most Recent Occupancy (As of) (5)(6):	80.5% (12/31/2016)
Loan Term (Original):	120 months	Current Occupancy (As of):	83.8% (1/31/2018)
Seasoning:	1 month
Amortization Term (Original):	360 months	Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360	4th Most Recent NOI (As of)(6):	$15,260,323 (12/31/2014)
Call Protection(3):	L(25),D(89),O(6)	3rd Most Recent NOI (As of) (6):	$17,503,312 (12/31/2015)
Lockbox Type:	Hard/Springing Cash Management	2nd Most Recent NOI (As of) (6):	$19,069,525 (12/31/2016)
Additional Debt(1):	Yes	Most Recent NOI (As of) (6)(7):	$20,073,198 (TTM 10/31/2017)
Additional Debt Type(1):	Pari Passu
U/W Revenues:	$35,466,096
U/W Expenses:	$12,079,824
U/W NOI(7):	$23,386,272
U/W NCF:	$21,584,994
Escrows and Reserves(4):	U/W NOI DSCR(1):	1.60x
U/W NCF DSCR(1):	1.48x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield(1):	10.2%
Taxes	$0	$219,172	NAP	U/W NCF Debt Yield(1):	9.4%
Insurance	$0	Springing	NAP	As-Is Appraised Value(8):	$386,140,000
Replacement Reserves	$0	$35,400	$1,000,000	As-Is Appraisal Valuation Date(8):	Various
TI/LC Reserves	$8,000,000	$228,586	(4)	Cut-off Date LTV Ratio(1)(8):	59.4%
Other(4)	$4,863,915	(4)	NAP	LTV Ratio at Maturity or ARD(1)(8):	54.7%

(1)	See “The Mortgage Loan” section. All statistical financial information related to balance per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the funded outstanding principal balance of the SoCal Portfolio Whole Loan (as defined below).
(2)	See “The Borrowers” section.
(3)	The defeasance lockout period will be at least 25 payment dates beginning with and including the first payment date of March 6, 2018. Defeasance of the SoCal Portfolio Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized, and (ii) February 6, 2021. The assumed lockout period of 25 payments is based on the expected WFCM 2018-C43 securitization trust closing date in March 2018.
(4)	See “Escrows” section.
(5)	Information obtained from the borrowers and represents average occupancy for the SoCal Portfolio Properties (as defined below) for the year indicated. The increase in occupancy from 12/31/2015 to 12/31/2016 corresponds to approximately $14.0 million of tenant improvement and leasing commissions and capital expenditures in the SoCal Portfolio Properties in 2015 and 2016.
(6)	The increase from 4th Most Recent NOI to Most Recent NOI is attributable to occupancy increasing from 71.4% as of 12/31/2013 to 83.8% as of 1/31/2018.
(7)	The increase from Most Recent NOI to U/W NOI is attributable to rent abatements, new leasing at the SoCal Portfolio Properties, contractual rent steps through February 2019 totalling $599,676 and the present value of rent steps for investment grade tenants totalling $488,001.
(8)	See “Appraisals” section.

The Mortgage Loan. The mortgage loan (the “The SoCal Portfolio Mortgage Loan”) is part of a whole loan (the “SoCal Portfolio Whole Loan”) that is evidenced by six pari passu promissory notes (Notes A-1-1, A-1-2, A-1-3, A-1-4, A-2-1 and A-2-2) that are secured by a first mortgage encumbering 24 office, retail, mixed use and industrial properties located in Central and Southern California, totaling 2,194,425 square feet (the “The SoCal Portfolio Properties”). The SoCal Portfolio Whole Loan was originated on February 6, 2018 by Barclays Bank PLC and Citi Real Estate Funding Inc. The SoCal Portfolio Whole Loan had an original principal balance of $229,300,000, has an outstanding principal balance as of the Cut-off Date of $229,300,000 and accrues interest at an interest rate of 4.890% per annum. The SoCal Portfolio Whole Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires interest-only payments for the first 60 payments, after which payments of interest and principal will be based on a 30-year amortization schedule. The SoCal Portfolio Whole Loan matures on February 6, 2028.

A-3-26

THE SOCAL PORTFOLIO

The SoCal Portfolio Mortgage Loan is evidenced by Note A-2-1, which will be contributed to the WFCM 2018-C43 securitization trust, had an original principal balance of $45,000,000, has an outstanding principal balance as of the Cut-off Date of $45,000,000 and represents a non-controlling interest in the SoCal Portfolio Whole Loan. The controlling Note A-1-1 had an original principal balance of $50,000,000, has an outstanding principal balance as of the Cut-off Date of $50,000,000, is currently held by Citi Real Estate Funding Inc. and is expected to be contributed to the CGCMT 2018-B2 securitization trust. The non-controlling Note A-1-2 and Note A-1-3 had an aggregate original principal balance of $50,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000, are currently held by Citi Real Estate Funding Inc. and are expected to be contributed to one or more future securitizations. The non-controlling note A-1-4 had an original principal balance of $37,580,000, has an outstanding principal balance as of the Cut-off Date of $37,580,000, is currently held by Cantor Commercial Real Estate Lending, L.P. and is expected to be contributed to one or more future securitizations. The non-controlling note A-2-2 had an original principal balance of $46,720,000, has an outstanding principal balance as of the Cut-off Date of $46,720,000, is currently held by Barclays Bank PLC and is expected to be contributed to one or more future securitizations. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1-1	$50,000,000	CGCMT 2018-B2 (expected)	Yes
A- 1-2	$35,000,000	Citi Real Estate Funding Inc.	No
A-1-3	$15,000,000	Citi Real Estate Funding Inc.	No
A-1-4	$37,580,000	Cantor Commercial Real Estate Lending L.P.	No
A-2-1	$45,000,000	WFCM 2018-C43	No
A-2-2	$46,720,000	Barclays Bank PLC	No
Total	$229,300,000

Following the lockout period, the borrowers have the right to defease the SoCal Portfolio Whole Loan in whole, or in part (see “Partial Release” section), on any date before September 6, 2027. In addition, the SoCal Portfolio Whole Loan is prepayable without penalty on or after September 6, 2027. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) February 6, 2021.

Sources and Uses

Sources			Uses
Original loan amount	$229,300,000	98.6%	Loan payoff	$215,200,917	92.6%
Other sources(1)	1,635,345	0.7	Reserves	12,863,915	5.5
Sponsor’s new cash contribution	1,560,056	0.7	Closing costs	4,430,569	1.9

Total Sources	$232,495,401	100.0%	Total Uses	$232,495,401	100.0%

(1)	Other sources represent the return of taxes and insurance funds that were held in reserve in connection with the prior loan encumbering the SoCal Portfolio Properties.

The Properties. The SoCal Portfolio Properties are comprised of 24 properties totaling 2,194,425 square feet located primarily in southern California. The SoCal Portfolio Properties were built between 1968 and 1991 and range in size from 12,610 square feet to 265,898 square feet. The breakdown of property types across the SoCal Portfolio Properties is eight office (36.0% of allocated loan amount), ten retail (34.6% of allocated loan amount), three mixed-use (21.8% of allocated loan amount) and three industrial (7.6% of allocated loan amount) properties. The borrower sponsor has owned all of the SoCal Portfolio Properties for at least 16 years with 20 of the 24 properties being acquired by the borrower sponsor prior to 2000. The SoCal Portfolio Properties exhibited a total portfolio occupancy of 83.8% as of January 31, 2018. No individual property makes up more than 12.1% of the allocated loan amount and no individual tenant makes up more than 4.8% of total UW base rent or 4.0% of total square feet across the SoCal Portfolio Properties. Additionally, five of the seven largest tenants by base rent are investment grade tenants as rated by at least one rating agency.

The following tables present certain information relating to the SoCal Portfolio Properties:

Property Type	# of Properties	Net Rentable Area (SF)	% of Net Rentable Area	Allocated Loan Amount	% of Allocated Loan Amount	Underwritten Net Cash Flow	% of Underwritten Net Cash Flow
Office	8	880,804	40.1%	$82,634,684	36.0%	$7,980,791	37.0%
Retail	10	563,890	25.7%	$79,285,474	34.6%	$6,943,789	32.1%
Mixed Use	3	364,302	16.6%	$49,875,359	21.8%	$5,116,034	23.7%
Industrial	3	385,429	17.6%	$17,504,484	7.6%	$1,544,381	7.2%
Total/Weighted Average	24	2,194,425	100.0%	$229,300,000	100.0%	$21,584,994	100.0%

A-3-27

THE SOCAL PORTFOLIO

The following table presents certain information relating to the SoCal Portfolio Properties:

Property Name	City(1)	Property Type	Allocated Whole Loan Cut-off Date Principal Balance	% of Portfolio Cut-off Date Principal Balance	Occupancy as of 1/31/2018	Net Rentable Area (SF)	Appraised Value
Aliso Viejo Commerce Center	Aliso Viejo	Retail	$27,761,791	12.1%	89.7%	65,107	$39,500,000
Transpark Commerce	Ontario	Office	$25,143,236	11.0%	74.4%	204,099	$35,300,000
Wimbledon	Victorville	Mixed Use	$22,230,241	9.7%	94.7%	123,948	$30,700,000
Palmdale Place	Palmdale	Mixed Use	$16,250,000	7.1%	89.1%	129,294	$31,700,000
Sierra Gateway	Palmdale	Office	$14,800,000	6.5%	76.6%	133,851	$23,000,000
Fresno Industrial Center	Fresno	Industrial	$14,000,000	6.1%	97.2%	265,898	$19,400,000
Upland Freeway	Upland	Retail	$13,032,927	5.7%	94.4%	116,061	$21,100,000
Commerce Corporate Center	Commerce	Office	$13,000,000	5.7%	93.1%	68,513	$18,700,000
Moreno Valley	Moreno Valley	Mixed Use	$11,395,118	5.0%	94.0%	111,060	$16,100,000
Airport One Office Park	Long Beach	Office	$11,394,743	5.0%	100.0%	88,284	$16,100,000
Colton Courtyard	Colton	Retail	$7,375,987	3.2%	65.2%	122,082	$20,300,000
The Abbey Center	Palm Springs	Office	$7,244,116	3.2%	86.5%	67,335	$10,800,000
Upland Commerce Center	Upland	Retail	$6,879,276	3.0%	86.0%	47,677	$12,000,000
Diamond Bar	Diamond Bar	Retail	$6,650,000	2.9%	100.0%	20,528	$9,170,000
Atlantic Plaza	Long Beach	Retail	$6,000,000	2.6%	100.0%	32,728	$8,650,000
Ming Office Park	Bakersfield	Office	$5,552,589	2.4%	56.5%	117,924	$18,100,000
10th Street Commerce Center	Lancaster	Retail	$4,913,128	2.1%	52.3%	96,589	$18,900,000
Cityview Plaza	Garden Grove	Office	$4,500,000	2.0%	96.4%	148,271	$8,850,000
Garden Grove Town Center	Garden Grove	Retail	$3,502,732	1.5%	100.0%	12,610	$4,770,000
30th Street Commerce Center	Palmdale	Retail	$1,875,896	0.8%	49.5%	33,020	$7,130,000
Mt. Vernon Commerce Center	Colton	Industrial	$1,754,484	0.8%	77.8%	29,600	$3,420,000
Anaheim Stadium Industrial	Anaheim	Industrial	$1,750,000	0.8%	100.0%	89,931	$3,360,000
25th Street Commerce Center	Palmdale	Retail	$1,293,737	0.6%	58.8%	17,488	$4,320,000
Fresno Airport	Fresno	Office	$1,000,000	0.4%	47.0%	52,527	$4,770,000
Total/Weighted Average			$229,300,000	100.0%	83.8%	2,194,425	$386,140,000

(1)	All properties are located in the state of California.

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The following table presents certain information relating to the tenancy at the SoCal Portfolio Properties:

Major Tenants(1)

	Credit Rating (Fitch/ Moody’s/ S&P)(2)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(3)	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
The Capital Group Companies(4)	NR/NR/NR	88,284	4.0%	$17.19	$1,517,300	4.8%	4/30/2025(4)
County of Los Angeles(5)	AA-/Aa2/AA	58,755	2.7%	$21.32	$1,252,415	3.9%	2/29/2020
Antelope Valley Community College District(6)	NR/Aa2/AA	50,720	2.3%	$21.53	$1,092,031	3.4%	10/31/2046(6)
County of San Bernardino(7)	AA+/A1/AA-	34,469	1.6%	$28.78	$992,034	3.1%	9/30/2024(7)
GSA (United States of America)(8)	AAA/Aaa/AA+	30,483	1.4%	$29.02	$884,656	2.8%	Various
Heritage Victor Valley Medical Group(9)	NR/NR/NR	41,875	1.9%	$19.45	$814,387	2.6%	Various
Fiat Chrysler Automobiles(10)	BB/Baa3/BB+	27,965	1.3%	$22.55	$630,690	2.0%	7/31/2028(10)
The Abbey Management Co., LLC(11)	NR/NR/NR	27,663	1.3%	$22.28	$616,225	1.9%	Various
Stantec Consulting Services Inc.(12)	NR/NR/NR	25,203	1.1%	$21.96	$553,458	1.7%	3/31/2023(12)
Candor-AGS, Inc.(13)	NR/NR/NR	125,183	5.7%	$4.22	$527,796	1.7%	5/31/2020(13)
Total Major Tenants		510,600	23.3%	$17.39	$8,880,993	27.8%

Non-Major Tenants		1,328,177	60.5%	$17.33	$23,013,546	72.2%

Occupied Collateral Total		1,838,777	83.8%	$17.35	$31,894,539	100.0%

Vacant Space		355,648	16.2%

Collateral Total		2,194,425	100.0%

(1)	Information obtained from the underwritten rent roll.
(2)	Credit ratings are those of the parent company whether or not the parent company guarantees the lease.
(3)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through February 2019, totaling $599,676 and the present value of rent steps for investment grade rated tenants totaling $488,001.
(4)	The Capital Group Companies is a tenant at the Airport One Office Park property. The Capital Group Companies has two months of free rent in 2022, which was reserved for upfront. The Capital Group has two, five-year extension options.
(5)	The County of Los Angeles leases 49,500 square feet used by the Department of Children and Family Services at the Sierra Gateway property expiring February 29, 2020 and 9,255 square feet used by the Department of Mental Health at the Palmdale Place property on a month-to-month basis. The 9,255 square foot space has been month-to-month since August 31, 2017 while the County of Los Angeles has been negotiating a lease renewal at the Palmdale Place Property.
(6)	Antelope Valley Community College District is a tenant at the Palmdale Place property. Antelope Valley Community College District has four, 15-year extension options.
(7)	County of San Bernardino is a tenant at the Transpark Commerce property. County of San Bernardino has one month of free rent in 2018 and one month of free rent in 2019, which was reserved for upfront. County of San Bernardino has two, five-year extension options.
(8)	GSA (United States of America) leases its 30,483 square feet across four of the SoCal Portfolio Properties. 8,892 square feet expires on January 14, 2019, 8,434 square feet expires on January 31, 2022, 4,996 square feet expiring on May 16, 2025, 3,929 square feet expires on March 31, 2018, 3,000 square feet expires on August 5, 2021, and 1,232 square feet expires on December 20, 2022. GSA (United States of America) has the option to terminate the 8,892 square foot space that expires on January 14, 2019 at any time by giving at least 180 days prior written notice. GSA (United States of America) has the option to terminate the 4,996 square foot space that expires on May 16, 2025 at any time after May 16, 2020 by giving at least 90 days prior written notice.
(9)	Heritage Victor Valley Medical Group is a tenant at the Wimbledon property. Heritage Victor Valley Medical Group leases 12,915 square feet expiring on September 30, 2024, 12,283 square feet expiring on October 31, 2018, 5,151 square feet expiring on November 30, 2018, 4,384 square feet expiring on April 30, 2020, 3,942 square feet expiring on January 31, 2020 and 3,200 square feet expiring on February 29, 2024. Heritage Victor Valley Medical Group has a three year renewal option with 180 days’ notice related to the 12,283 square feet space that expires on October 31, 2018.
(10)	Fiat Chrysler Automobiles is a tenant at the Transpark Commerce property. Fiat Chrysler Automobiles has two, five-year extension options.
(11)	The Abbey Management Co., LLC leases 27,663 square feet across eight of the SoCal Portfolio Properties. 10,018 square feet expire on May 31, 2020, 5,519 square feet expire on August 31, 2022, 3,715 square feet expire on May 31, 2018, 3,199 square feet expire on January 31, 2021, 2,368 square feet expire on August 31, 2018, 1,278 square feet expire on November 30, 2022, 945 square feet expire on November 30, 2020 and 621 square feet expire on September 30, 2022. The Abbey Management Co., LLC can terminate all of its leases upon 30 days’ notice. The Abbey Management Co., LLC is a borrower sponsor affiliate.
(12)	Stantec Consulting Services Inc. is a tenant at the Ming Office Park property. Stantec Consulting Services Inc. has five months of free rent in 2018, which was reserved for upfront. Stantec Consulting Services Inc. has three, 5-year extension options.
(13)	Candor-AGS, Inc. is a tenant at the Fresno Industrial Center property. Candor-AGS, Inc. has two, three-year extension options.

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The following table presents certain information relating to the lease rollover schedule at the SoCal Portfolio Properties:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	9	25,194	1.1%	25,194	1.1%	$399,849	1.3%	$15.87
2018	67	214,118	9.8%	239,312	10.9%	3,593,142	11.3%	$16.78
2019	97	249,933	11.4%	489,245	22.3%	4,039,741	12.7%	$16.16
2020	93	398,320	18.2%	887,565	40.4%	5,610,555	17.6%	$14.09
2021	62	165,102	7.5%	1,052,667	48.0%	3,246,167	10.2%	$19.66
2022	65	212,902	9.7%	1,265,569	57.7%	4,015,405	12.6%	$18.86
2023	29	170,313	7.8%	1,435,882	65.4%	2,710,868	8.5%	$15.92
2024	13	90,138	4.1%	1,526,020	69.5%	2,167,815	6.8%	$24.05
2025	11	156,516	7.1%	1,682,536	76.7%	2,858,241	9.0%	$18.26
2026	4	24,625	1.1%	1,707,161	77.8%	479,916	1.5%	$19.49
2027	5	35,657	1.6%	1,742,818	79.4%	519,565	1.6%	$14.57
2028	4	45,239	2.1%	1,788,057	81.5%	1,161,245	3.6%	$25.67
Thereafter	1	50,720	2.3%	1,838,777	83.8%	1,092,031	3.4%	$21.53
Vacant	0	355,648	16.2%	2,194,425	100.0%	0	0.0%	$0.00
Total/Weighted Average	460	2,194,425	100.0%			$31,894,539	100.0%	$17.35

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Weighted Average U/W Base Rent PSF excludes vacant space.

The following table presents historical occupancy percentages at the SoCal Portfolio Properties:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)(2)	12/31/2016(1)(2)	1/31/2018(3)

71.4%	73.5%	73.8%	80.5%	83.8%

(1)	Information obtained from the borrower and represents average occupancy for the SoCal Portfolio Properties.
(2)	The increase in occupancy from 12/31/2015 to 12/31/2016 corresponds to approximately $14.0 million of tenant improvement and leasing commissions and capital expenditures in the SoCal Portfolio Properties in 2015 and 2016.
(3)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the SoCal Portfolio Properties:

Cash Flow Analysis

	2014	2015	2016	TTM 10/31/2017	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$22,635,136	$24,966,236	$26,195,773	$27,378,658(1)	$31,894,539(1)(2)	89.9%	$14.53
Grossed Up Vacant Space	0	0	0	0	7,076,821	20.0	3.22
Total Reimbursables	3,383,522	3,469,630	4,056,635	4,228,189	3,599,321	10.1	1.64
Other Income	209,157	165,397	187,042	177,985	0	0.0	0.00
Less Vacancy & Free Rent	0	0	0	0	(7,104,585)(3)	(20.0)	(3.24)
Effective Gross Income	$26,227,815	$28,601,263	$30,439,450	$31,784,832	$35,466,096	100.0%	$16.16

Total Operating Expenses	$10,967,492	$11,097,950	$11,369,925	$11,711,633	$12,079,824	34.1%	$5.50

Net Operating Income(4)	$15,260,323	$17,503,313	$19,069,526	$20,073,199	$23,386,272	65.9%	$10.66
TI/LC	0	0	0	0	1,376,463	3.9	0.63
Capital Expenditures	0	0	0	0	424,815	1.2	0.19
Net Cash Flow	$15,260,323	$17,503,313	$19,069,526	$20,073,199	$21,584,994	60.9%	$9.84

NOI DSCR(5)	1.05x	1.20x	1.31x	1.38x	1.60x
NCF DSCR(5)	1.05x	1.20x	1.31x	1.38x	1.48x
NOI DY(5)	6.7%	7.6%	8.3%	8.8%	10.2%
NCF DY(5)	6.7%	7.6%	8.3%	8.8%	9.4%

(1)	The increase from TTM 10/31/2017 Base Rent to U/W Base Rent is primarily from rent abatements and new leasing at the SoCal Portfolio Properties. Over 60 new or renewal leases have been executed at the SoCal Portfolio Properties from August 2017 through December 2017, totalling over 150,000 square feet.
(2)	U/W Base Rent includes contractual rent steps through February 2019, totaling $599,676 and the present value of rent steps for investment grade tenants totaling $488,001.
(3)	The underwritten economic vacancy is 16.7%. The SoCal Portfolio Properties are 83.8% occupied as of January 31, 2018.
(4)	The increase from 2014 net operating income to TTM 10/31/2017 net operating income is attributable to occupancy increasing from 71.4% as of 12/31/2013 to 83.8% as of 1/31/2018.
(5)	The debt service coverage ratios and debt yields are based on the SoCal Portfolio Whole Loan.

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Appraisals. The SoCal Portfolio Properties were valued individually by appraisals dated from November 23, 2017 to December 9, 2017, with the individual values reflecting a cumulative “as-is” appraised value of $386,140,000. Additionally, 14 of the appraisals provided a corresponding “stabilized” value dated from May 1, 2018 to February 1, 2020, which provide for a cumulative “stabilized” appraised value of $411,510,000.

Environmental Matters. According to the Phase I environmental site assessments performed at the SoCal Portfolio Properties from December 6, 2017 to December 15, 2017, there was no evidence of any recognized environmental conditions (“REC”), with the exception of a REC identified at the 30th Street Commerce Center Property. The Phase I environmental site assessment obtained for the 30th Street Commerce Center Property (the “ESA”) identified a REC in connection with a drycleaner tenant, which has operated at the 30th Street Commerce Center Property from approximately 1987 to the present. The drycleaner tenant previously utilized Tetrachloroethene (“PCE”) as a cleaning solvent until the former PCE dry cleaning machine was replaced with the existing hydrocarbon machine. A sub slab depressurization (“SSD”) system was installed in January 2016, and has been operating with monthly monitoring since its installation. The ESA noted that since July 2016, the data has indicated stable to decreasing trends but the continued presence of PCE in soil vapor. The ESA recommended that the SSD system continue to operate at the 30th Street Commerce Center Property. An environmental consultant estimated the cost of operating the SSD system to be approximately $5,000 per year. The ongoing operation of the SSD system is considered a REC.

Market Overview and Competition. The SoCal Portfolio Properties are located primarily in southern California within four different metropolitan statistical areas (“MSAs”), the Los Angeles-Long Beach-Anaheim, California MSA, the Riverside-San Bernardino-Ontario, California MSA, the Fresno California MSA and the Bakersfield, California MSA. See the tables below for demographic summaries of each MSA as well as each SoCal Portfolio Property’s three mile radius demographics and third quarter 2017 CoStar data for each SoCal Portfolio Property’s submarket related to vacancy rates and average asking rents.

MSA,	Estimated 2017 Population	Average Household Income
Los Angeles-Long Beach-Anaheim, California MSA	13,505,354	$95,979
Riverside-San Bernardino-Ontario, California MSA	4,542,092	$80,989
Fresno California MSA	989,303	$71,247
Bakersfield, California MSA	897,549	$71,956

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The following table presents certain information relating to the markets and submarkets for the SoCal Portfolio Properties:

MSA/Property Name	Property Type	Allocated Loan Balance	% Allocated Loan Balance	Estimated 2017 3-mile population(1)	Estimated 2017 3-mile average household income(1)	CoStar Q3 2017 Submarket Vacancy Rate(1)	CoStar Q3 2017 Submarket Average Asking Rent(1)
Los Angeles-Long Beach- Anaheim, California MSA
1. Aliso Viejo Commerce Center	Retail	$27,761,791	12.1%	117,048	$143,075	6.1%	$36.24
2. Palmdale Place	Mixed Use	16,250,000	7.1	91,940	$56,970	7.1%	$20.64
3. Sierra Gateway	Office	14,800,000	6.5	45,569	$64,815	11.7%	$27.36
4. Commerce Corporate Center	Office	13,000,000	5.7	285,547	$54,922	5.7%	$26.88
5. Airport One Office Park	Office	11,394,743	5.0	209,537	$92,984	5.9%	$27.48
6. Diamond Bar	Retail	6,650,000	2.9	88,780	$117,892	4.8%	$23.76
7. Atlantic Plaza	Retail	6,000,000	2.6	222,506	$75,864	4.0%	$25.44
8. 10th Street Commerce Center	Retail	4,913,128	2.1	108,567	$65,180	7.1%	$20.64
9. Cityview Plaza	Office	4,500,000	2.0	285,041	$74,770	5.1%	$20.88
10. Garden Grove Town Center	Retail	3,502,732	1.5	307,079	$74,560	5.0%	$26.52
11. 30th Street Commerce Center	Retail	1,875,896	0.8	94,574	$56,656	7.1%	$20.64
12. Anaheim Stadium Industrial	Industrial	1,750,000	0.8	242,186	$77,761	1.2%	$10.92
13. 25th Street Commerce Center	Retail	1,293,737	0.6	94,574	$56,656	7.1%	$20.64
Total/Weighted Average		$113,692,027	49.6%	150,040	$88,865

Riverside-San Bernardino-Ontario, California MSA
1. Transpark Commerce	Office	$25,143,236	11.0%	90,310	$66,638	8.2%	$22.10
2. Wimbledon	Mixed Use	22,230,241	9.7	61,223	$63,876	5.8%	$14.52
3. Upland Freeway	Retail	13,032,927	5.7	197,498	$73,803	7.9%	$20.52
4. Moreno Valley	Mixed Use	11,395,118	5.0	148,277	$63,775	5.3%	$21.60
5. Colton Courtyard	Retail	7,375,987	3.2	72,483	$68,123	8.3%	$21.60
6. The Abbey Center	Office	7,244,116	3.2	57,711	$77,681	10.2%	$21.39
7. Upland Commerce Center	Retail	6,879,276	3.0	187,747	$82,335	7.9%	$20.52
8. Mt. Vernon Commerce Center	Industrial	1,754,484	0.8	83,332	$65,052	6.8%	$11.64
Total/Weighted Average		$95,055,385	41.5%	108,208	$68,695

Fresno, California MSA
1. Fresno Industrial Center	Industrial	$14,000,000	6.1%	52,913	$41,851	4.0%	$4.08
2. Fresno Airport	Office	1,000,000	0.4	156,366	$47,342	9.3%	$13.92
Total/Weighted Average		$15,000,000	6.5%	59,810	$42,217

Bakersfield, California MSA
1. Ming Office Park	Office	$5,552,589	2.4%	137,102	$68,911	9.2%	$19.80
Total/Weighted Average		$5,552,589	2.4%	137,102	68,911

(1)	Information obtained from the appraisal.

The Borrowers. The borrowers consist of 27 single-purpose limited liability companies, each with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the SoCal Portfolio Whole Loan. Donald G. Abbey, a principal of The Abbey Company is the guarantor of certain nonrecourse carveouts under the SoCal Portfolio Whole Loan. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

The Borrower Sponsor. The borrower sponsor is The Abbey Company. The Abbey Company is a privately-held real estate investment and management firm founded in 1990 by Donald G. Abbey, who has 33 years of experience in the real estate industry. The Abbey Company acquires multi-tenant commercial properties in southern California and has established a local presence in the southern California market with offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego and Sacramento counties. The Abbey Company handles all aspects of real estate ownership, including in-house leasing, management, construction, property services and acquisitions. The Abbey Company has a senior management team of eight professionals and over 75 total employees, with a current portfolio size of over 34 properties encompassing around 2.3 million square feet and approximately 1,000 tenants.

Escrows. The SoCal Portfolio Whole Loan documents provide for upfront reserves in the amount of (i) $8,000,000 for future tenant improvements and leasing commissions, (ii) $1,559,061 related to outstanding tenant improvements and leasing commissions for existing tenants, (iii) $1,107,960 for free rent related to existing tenants, (iv) $1,000,000 for costs related to extending the ground leases at the Anaheim Stadium Industrial property and the Cityview Plaza property, (v) $977,151 for deferred maintenance and (vi) $219,743 to pay for ground rent payable under the existing terms of the ground leases encumbering the SoCal Portfolio Properties with a leasehold ownership interest.

The SoCal Portfolio Whole Loan documents provide for ongoing monthly escrows of (i) one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period (initially estimated to be $219,172), (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, provided that insurance is not covered under an acceptable blanket policy, (iii) one-twelfth of the ground rent that the lender estimates will be payable over the then-succeeding 12-month period (initially estimated to be $109,872) (See “Ground Leases” below); (iv) $35,400 for replacement reserves subject to a cap of $1,000,000 and (v) monthly TI/LC reserve deposits (a) through and including the

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monthly payment date occurring in February 2023 of approximately $1.25 per square foot per annum (initially $228,586) and (b) from and after the monthly payment date occurring in March 2023 $0.75 per square foot per annum. If the amount in the TI/LC reserve equals or exceeds (a) $5,000,000 through and including the monthly payment date occurring in February 2023 or (b) $2,000,000 from and after the monthly payment date in March 2023 through the maturity date, monthly TI/LC reserve payments will be waived, provided monthly TI/LC reserve payments will be reinstated up to the respective TI/LC reserve cap amount once the amount in the TI/LC reserve falls below $5,000,000 through and including the monthly payment date occurring in February 2023 or $2,000,000 from and after the monthly payment date occurring in March 2023 through the maturity date.

Lockbox and Cash Management. The SoCal Portfolio Whole Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower and property manager direct all tenants under Major Leases (as defined below) to pay rent payments directly into such lockbox account. The SoCal Portfolio Whole Loan documents also require that all rents received by the borrower or property manager be deposited into the lockbox account within two business day of receipt. During a Cash Management Trigger Event (as defined below), all funds in the clearing account are required to be transferred on a daily basis into a deposit account established and maintained by the lender, and applied to all required payments and reserves as set forth in the SoCal Portfolio Whole Loan documents. Provided no Trigger Period (as defined below) is continuing, excess cash in the deposit account is required to be disbursed to the borrower in accordance with the SoCal Portfolio Whole Loan documents. To the extent a Trigger Period has occurred and is continuing, excess cash is held by the lender as an additional reserve. Upon an event of default under the SoCal Portfolio Whole Loan documents, the lender may apply funds held in such order of priority as it may determine.

A “Major Lease” means as to each individual property (i) any lease which, individually or when aggregated with all other leases at the applicable individual property with the same tenant or its affiliate, either (a) accounts for 15% or more of the total gross revenues for the applicable individual property (provided that such lease does not constitute a Major Lease if such lease accounts for less than 0.50% of the total gross revenues for the portfolio), or (b) demises 15,000 rentable square feet or more of the applicable individual property’s gross leasable area (provided that such lease does not constitute a major lease pursuant to this clause (b) if such lease demises less than 0.75% of the total rentable square feet for the portfolio), (ii) any lease which contains any option, offer, right of first refusal or other similar entitlement to purchase all or any portion of any individual property, (iii) any lease entered into during the continuance of an event of default and (iv) any instrument guaranteeing or providing credit support for any lease meeting the requirements of (i), (ii) and/or (iii) above.

A “Cash Management Trigger Event” will commence upon the earliest to occur of (i) an event of default, (ii) the net operating income debt yield falling below 7.75%, and will end upon (a) with respect to clause (i) above, the date on which such event of default is cured, (b) with respect to clause (ii) above, the net operating income debt yield being at least 8.0% for two consecutive calendar quarters. A cure of any Cash Management Trigger Event may occur no more than one time during the term of the SoCal Portfolio Whole Loan.

A “Trigger Period” will commence upon the earliest to occur of (i) an event of default, (ii) the net operating income debt yield falling below 7.25%, and will end upon (a) with respect to clause (i) above, the date on which such event of default is cured, (b) with respect to clause (ii) above, the net operating income debt yield being at least 7.5% for two consecutive calendar quarters.

Property Management. The SoCal Portfolio Properties are managed by The Abbey Management Company LLC, an affiliate of the borrowers.

Assumption. The borrowers have the right to transfer all of the SoCal Portfolio Properties at any time other than the 60 days prior to or following any secondary market transaction, provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender has reasonably determined that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (iii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iv) the lender has received confirmation from Moody’s, Fitch and DBRS that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2018-C43 certificates and similar confirmations from each rating agency rating any securities backed by any The SoCal Portfolio pari passu companion loans with respect to the ratings of such securities.

Partial Release. Following the lockout period, the borrowers are permitted to partially release any of the Socal Portfolio Properties, subject to certain conditions including (i) no event of default has occurred and is continuing; (ii) the defeasance of an amount of principal equal to the Release Amount (as defined below); (iii) the principal balance is reduced by an amount that would result in the net operating income debt yield (as calculated in the SoCal Portfolio Whole Loan documents) of the remaining SoCal Portfolio Properties following the release being no less than the greater of (a) 10.2% and (b) the debt yield of the SoCal Portfolio Properties immediately prior to the release; (iv) the principal balance is reduced by an amount that would result in the loan-to-value ratio (as calculated in the SoCal Portfolio Whole Loan documents) of the remaining SoCal Portfolio Properties following the release being no greater than than the lesser of (a) 59.5% and (b) the debt yield of the SoCal Portfolio Properties immediately prior to the release; and (v) the lender receives a legal opinion that the release satisfies REMIC requirements.

The “Release Amount” will be an amount equal to the greater of (i) 120% of the allocated loan amount for the individual SoCal Portfolio property to be released and (ii) the net sales proceeds applicable to such property.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. None.

A-3-33

THE SOCAL PORTFOLIO

Ground Leases. The borrowers’ interest in one of the eight buildings of the Palmdale Place Property is encumbered by a ground lease with an initial expiration date of March 31, 2052, with three, 10-year renewal options remaining. The Airport One Office Park Property is encumbered by a ground lease with an initial expiration of January 12, 2040, with two, five-year renewal options remaining. The Cityview Plaza Property is encumbered by a ground lease with an expiration date of September 30, 2035. The Anaheim Stadium Industrial Property is encumbered by a ground lease with an expiration date of April 30, 2034. In connection with the origination of SoCal Portfolio Whole Loan, the borrowers escrowed $1,000,000 into a ground lease extension reserve, which funds are to be used to extend the term of both the Cityview Plaza Property and Anaheim Stadium Industrial Property ground leases. Should the borrowers not extend the term of either the Cityview Plaza Property or Anaheim Stadium Industrial Property ground leases on or prior to February 6, 2020 pursuant to terms reasonably acceptable by the lender, the borrowers must commence making monthly deposits into the ground lease extension reserve of $55,000 until the ground lease extension reserve funds reach an amount equal to the allocated loan amount of the applicable property or properties. In the event one of the ground leases are extended, the lender will release an appropriate pro rata share of the reserve to the borrowers.

Terrorism Insurance. The SoCal Portfolio Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrowers provide coverage for terrorism in an amount equal to the full replacement cost of the SoCal Portfolio Properties. The SoCal Portfolio Whole Loan documents also require business interruption insurance for a period of at least 18 months that covers loss or damage by terrorist acts, together with a six-month extended period of indemnity; provided that such coverage is available.

Earthquake Insurance. The loan documents do not require earthquake insurance. All of the properties in the portfolio are located in Seismic Zone 4. The seismic reports indicated scenario expected losses for the properties ranging from 3% to 19%.

A-3-34

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A-3-35

SOUTHPOINT OFFICE CENTER

SOUTHPOINT OFFICE CENTER

UBB
UNITED
BANKERS'
BANK

A-3-36

SOUTHPOINT OFFICE CENTER

Southpoint Office Center
1600, 1650 and 1700 West 82nd Street
Bloomington, MN 55420
MINNEAPOLIS
St. Louis Park
Edina
Richfield
Bloomington
West Bloomington
Fulton
Armatage
Diamond Lake
Eagan
Savage
Burnsville
Minneapolis-St. Paul International Airport
Downtown Minneapolis 3 miles
Downtown St. Paul 10 miles
HENNEPIN COUNTY
DAKOTA COUNTY
SCOTT COUNTY
Lake Harriet
Lake Nokomis
Crosstown Hwy
Mall of America
Southdale Center
Southtown Center
Minnesota River

A-3-37

No. 4 – Southpoint Office Center

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance:	$37,200,000			Specific Property Type:	Suburban
Cut-off Date Balance:	$37,200,000			Location:	Bloomington, MN
% of Initial Pool Balance:	5.1%			Size:	366,808 SF
Loan Purpose:	Acquisition			Cut-off Date Balance Per SF:	$101.42
Borrower:	MSP Southpoint Equities LLC			Year Built/Renovated:	1984/2016
Borrower Sponsor:	Felton Properties, Inc.			Title Vesting:	Fee
Mortgage Rate:	4.305%			Property Manager:	Self-managed
Note Date:	January 19, 2018			4th Most Recent Occupancy:	94.6% (12/31/2013)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy:	92.9% (12/31/2014)
Maturity Date:	February 6, 2028			2nd Most Recent Occupancy:	93.2% (12/31/2015)
IO Period:	24 months			Most Recent Occupancy (As of):	93.8% (12/31/2016)
Loan Term (Original):	120 months			Current Occupancy (As of):	91.5% (11/1/2017)
Seasoning:	1 month
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI(3):	NAV
Call Protection:	L(25),D(91),O(4)			3rd Most Recent NOI:	$4,132,442 (12/31/2015)
Lockbox Type:	Springing			2nd Most Recent NOI:	$4,368,486 (12/31/2016)
Additional Debt(1):	Yes			Most Recent NOI:	$4,517,722 (TTM 10/31/2017)
Additional Debt Type(1):	Future Mezzanine
				U/W Revenues:	$8,850,791
				U/W Expenses:	$4,234,206
				U/W NOI:	$4,616,585
				U/W NCF:	$4,019,499
				U/W NOI DSCR:	2.09x
Escrows and Reserves(2):				U/W NCF DSCR:	1.82x
				U/W NOI Debt Yield:	12.4%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield:	10.8%
Taxes	$393,930	$131,310	NAP	As-Is Appraised Value:	$50,000,000
Insurance	$0	Springing	NAP	As-Is Appraisal Valuation Date:	November 7, 2017
Replacement Reserves	$1,000,000	$6,113	NAP	Cut-off Date LTV Ratio(1):	74.4%
TI/LC Reserve	$337,072	$30,567	$1,100,000	LTV Ratio at Maturity or ARD(1):	63.2%

(1)	See “Future Mezzanine Indebtedness” section.
(2)	See “Escrows” section.
(3)	According to the borrower sponsor, financial information prior to 2015 was not provided by the seller of the Southpoint Office Center Property (as defined below).

The Mortgage Loan. The mortgage loan (the “Southpoint Office Center Mortgage Loan”) is evidenced by a promissory note secured by a first mortgage encumbering the fee simple interest in a 366,808 square foot, Class A office tower with two adjacent east and west buildings located in Bloomington, Minnesota (the “Southpoint Office Center Property”). The Southpoint Office Center Mortgage Loan was originated on January 19, 2018 by Barclays Bank PLC. The Southpoint Office Center Mortgage Loan had an original principal balance of $37,200,000, has an outstanding principal balance as of the Cut-off Date of $37,200,000 and accrues interest at an interest rate of 4.305% per annum. The Southpoint Office Center Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires payments of interest-only until February 6, 2020, after which payments of interest and principal based on a 30-year amortization schedule are required through the term of the Southpoint Office Center Mortgage Loan. The Southpoint Office Center Mortgage Loan matures on February 6, 2028.

Following the lockout period, on any date before November 6, 2027, the Southpoint Office Center Borrower (as defined below) has the right to defease the Southpoint Office Center Mortgage Loan in whole, but not in part. The Southpoint Center Mortgage Loan is prepayable without penalty on or after November 6, 2027.

A-3-38

SOUTHPOINT OFFICE CENTER

Sources and Uses

Sources			Uses
Original loan amount	$37,200,000	74.6%	Purchase price	$46,928,622	94.1%
Borrower sponsors’ new cash contribution	$12,656,851	25.4	Reserves	1,731,002	3.5
			Closing costs	1,197,227	2.4

Total Sources	$49,856,851	100.0%	Total Uses	$49,856,851	100.0%

The Property. The Southpoint Office Center Property consists of a 366,808 square foot, Class A 14-story office tower with two adjacent east and west buildings located in Bloomington, Minnesota, at the I-494/US Highway 169 interchange, just southwest of the Minneapolis / St. Paul International Airport. Constructed in 1984, the Southpoint Office Center Property has undergone approximately $5.0 million of renovations since 2006, including new building lobbies in 2016, modernized tower elevators, roof and parking lot replacements, new restrooms and upgraded HVAC controls. Since 2010, the Southpoint Office Center Property has been LEED Silver certified and features an Energy Star rating of 95. Additional amenities at the Southpoint Office Center Property include a fitness center, cafeteria, convenience store and after hours security. The Southpoint Office Center Property sits on an 11.3-acre site and features both surface and underground garage parking totaling 1,408 spaces (approximately 3.8 per 1,000 square foot).

The Southpoint Office Center Property is leased to 38 tenants across a range of industries, including government, insurance, financial services, technology and construction industries. The largest tenants at the Southpoint Office Center Property include Wells Fargo Bank (20.1% of U/W base rent), United Bankers Bank (11.6% of U/W base rent) and Health Fitness Corporation (10.4% of U/W base rent). No other tenant accounts for more than 5.6% of U/W base rent. Wells Fargo Bank (NYSE: WFC; Fitch/Moody’s/S&P: A+/A2/A) has been a tenant at the Southpoint Office Center Property for 13.3 years and most recently extended its term from July 2015 through October 2020. According to the sponsor, the Southpoint Office Center Property serves as the main office of United Bankers Bank, which has been a tenant at the Southpoint Office Center Property for 27.8 years and most recently extended its term from June 2015 through December 2025. United Bankers Bank offers personal banking, wealth management, loans, saving accounts, leasing, retirement plans, investment management and insurance services in the United States, with over $887.0 million of assets as of December 31, 2017. According to the sponsor, the Southpoint Office Center Property serves as the main office of Health Fitness Corporation, which has been a tenant at the Southpoint Office Center Property for 6.0 years. Health Fitness Corporation manages approximately 400 corporate and hospital-based fitness centers across the United States, along with providing a wide range of additional preventative health services to corporations. As of November 1, 2017, the Southpoint Office Center Property was 91.5% occupied by 38 tenants.

The following table presents certain information relating to the tenancy at the Southpoint Office Center Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenant
Wells Fargo Bank	A+/A2/A	66,832	18.2%	$14.03	$937,613	20.1%	10/31/2020(3)
United Bankers Bank	NR/NR/NR	41,709	11.4%	$13.03	$543,564	11.6%	12/31/2025(4)
Health Fitness Corporation	NR/NR/NR	30,101	8.2%	$16.11	$484,889	10.4%	5/31/2020(5)
UMB Financial Corporation	NR/NR/A-	17,978	4.9%	$12.24	$220,051	4.7%	5/31/2019
Ecologic Analytics, LLC	NR/NR/NR	17,294	4.7%	$15.00	$259,410	5.6%	11/30/2019(6)
McDonald’s Corporation	BBB/Baa1/BBB+	17,294	4.7%	$14.00	$242,116	5.2%	01/31/2019(7)
The Strayer University Corporation	NR/NR/NR	16,370	4.5%	$13.50	$220,995	4.7%	08/31/2019
Stewart Title Company	NR/NR/NR	16,055	4.4%	$14.10	$226,376	4.8%	04/30/2020(8)
Minnesota Society of CPAs	NR/NR/NR	13,653	3.7%	$14.63	$199,743	4.3%	03/31/2022(9)
United States Department of Agriculture	AAA/Aaa/AA+	11,209	3.1%	$12.50	$140,113	3.0%	10/31/2020(10)
Total Major Tenants		248,495	67.7%	$13.98	$3,474,869	74.4%

Non-Major Tenants		87,036	23.7%	$13.75	$1,197,134	25.6%

Occupied Collateral Total		335,531	91.5%	$13.92	$4,672,003	100.0%

Vacant Space		31,277	8.5%

Collateral Total		366,808	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through February 2019, totaling $147,520 and straight-lined rent for three investment grade tenants, Metropolitan Life Insurance Company, Wells Fargo Bank and Altria Group Distribution Company, totaling $42,443.
(3)	Wells Fargo Bank has one, five-year lease renewal option.
(4)	United Bankers Bank has two, five-year lease renewal options. United Bankers Bank has the option to terminate its lease effective December 31, 2022, upon one year’s notice and the payment of a termination fee.
(5)	Health Fitness Corporation has one, five-year lease renewal option.
(6)	Ecologic Analytics, LLC has two, five-year lease renewal options.
(7)	McDonald’s Corporation has two, five-year lease renewal options.
(8)	Stewart Title Company has one, three-year lease renewal option.
(9)	Minnesota Society of CPAs has one, five-year lease renewal option.
(10)	United States Department of Agriculture has one, five-year lease renewal option. United States Department of Agriculture has the right to terminate its lease at the end of any calendar month, upon 180 days’ written notice.

A-3-39

SOUTHPOINT OFFICE CENTER

The following table presents certain information relating to the lease rollover schedule at the Southpoint Office Center Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	7	17,987	4.9%	17,987	4.9%	$182,920	3.9%	$10.17
2019	8	83,768	22.8%	101,755	27.7%	$1,166,569	25.0%	$13.93
2020	7	130,653	35.6%	232,408	63.4%	$1,886,668	40.4%	$14.44
2021	2	4,901	1.3%	237,309	64.7%	$77,895	1.7%	$15.89
2022	8	40,480	11.0%	277,789	75.7%	$613,765	13.1%	$15.16
2023	2	12,039	3.3%	289,828	79.0%	$172,598	3.7%	$14.34
2024	1	1,957	0.5%	291,785	79.5%	$28,025	0.6%	$14.32
2025	1	41,709	11.4%	333,494	90.9%	$543,564	11.6%	$13.03
2026	0	0	0.0%	333,494	90.9%	$0	0.0%	$0.00
2027	0	0	0.0%	333,494	90.9%	$0	0.0%	$0.00
2028	0	0	0.0%	333,494	90.9%	$0	0.0%	$0.00
Thereafter(4)	2	2,037	0.6%	335,531	91.5%	$0	0.0%	$0.00
Vacant	0	31,277	8.5%	366,808	100.0%	$0	0.0%	$0.00
Total/Wtd. Average	38	366,808	100.0%			$4,672,003	100.0%	$13.92

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Weighted Average U/W Base Rent PSF excludes vacant space.
(4)	“Thereafter” represents conference room and corridor space that has no attributable rent.

The following table presents historical occupancy percentages at the Southpoint Office Center Property:

Historical Occupancy(1)

12/31/2013(2)	12/31/2014(2)	12/31/2015(2)	12/31/2016(2)	11/1/2017(3)
94.6%	92.9%	93.2%	93.8%	91.5%

(1)	The Southpoint Office Center Property has been 91.9% occupied on average between 2006 and 2016.
(2)	Information obtained from the borrower.
(3)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Southpoint Office Center Property:

Cash Flow Analysis

	2015	2016	TTM 10/31/2017	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$4,245,817	$4,302,184	$4,324,286	$4,672,003(1)	52.8%	$12.74
Percentage Rent	24,449	23,401	23,847	23,847	0.3	0.07
Grossed Up Vacant Space	0	0	0	458,839	5.2	1.25
Total Reimbursables	4,325,140	4,447,449	4,459,921	4,444,735	50.2	12.12
Other Income	75,731	80,325	71,192	71,192	0.8	0.19
Less Vacancy & Credit Loss	0	0	0	(819,824)(2)	(9.3)	(2.24)
Effective Gross Income	$8,671,137	$8,853,360	$8,879,247	$8,850,791	100.0%	$24.13

Total Operating Expenses	$4,538,695	$4,484,874	$4,361,525	$4,234,206	47.8%	$11.54

Net Operating Income	$4,132,442	$4,368,486	$4,517,722	$4,616,585	52.2%	$12.59
TI/LC	0	0	0	523,725	5.9	1.43
Capital Expenditures	0	0	0	73,362	0.8	0.20
Net Cash Flow	$4,132,442	$4,368,486	$4,517,722	$4,019,499	45.4%	$10.96

NOI DSCR	1.87x	1.98x	2.04x	2.09x
NCF DSCR	1.87x	1.98x	2.04x	1.82x
NOI DY	11.1%	11.7%	12.1%	12.4%
NCF DY	11.1%	11.7%	12.1%	10.8%

(1)	U/W Base Rent includes contractual rent steps through February 2019, totaling $147,520 and straight-line rent through maturity totaling $42,443 for three investment grade tenants.
(2)	The underwritten economic vacancy is 8.5%. The Southpoint Office Center Property was 91.5% leased as of November 1, 2017.

A-3-40

SOUTHPOINT OFFICE CENTER

Appraisal. As of the appraisal valuation date of November 7, 2017, the Southpoint Office Center Property had an “as-is” appraised value of $50,000,000.

Environmental Matters. According to a Phase I environmental site assessment dated November 10, 2017, there was no evidence of any recognized environmental conditions at the Southpoint Office Center Property.

Market Overview and Competition. The Southpoint Office Center Property is located in the 494 Corridor submarket of the Bloomington market, just southwest of the Minneapolis International Airport. I-494 is immediately to the north and I-35W is immediately to the east of the Southpoint Office Center Property. According to the appraisal, the “I-494 Strip” area is Bloomington’s major commercial district and has witnessed significant growth and redevelopment over the past several years. The dominant land use in the Southpoint Office Center Property neighborhood is the Mall of America, the largest shopping mall in the United States which has over 40 million visitors annually. As of the third quarter of 2017, the 494 Corridor office submarket had approximately 17.2 million square feet of office inventory, average asking rents of $14.59 per square foot and a vacancy rate of 16.7%. According to the appraisal, the 2017 estimated population within a one-, three- and five-mile radius of the Southpoint Office Center Property was 11,977, 110,114 and 228,797, respectively; while the 2017 estimated average household income within the same radii was $67,685, $78,880 and $104,766, respectively.

The following table presents certain information relating to comparable office leases for the Southpoint Office Center Property:

Comparable Leases(1)

Property Name/Location	Year Built / Renovated	Occupancy	Net Rentable Area	Base Rent (PSF)	Lease Type
7700 France Edina, MN	1979 / 1986	78%	306,707	$10.00 - $13.25	NNN
Edinborough Corporate Center Edina, MN	1986 / NAV	90%	101,624	$13.25 - $15.38	NNN
Minnesota Center Bloomington, MN	1986 / 2015	97%	276,425	$14.00 - $16.00	NNN
Grandview Square Edina, MN	2001 / NAV	100%	96,248	$15.00 - $18.25	NNN
7500 Flying Cloud Eden Prairie, MN	1986 / NAV	83%	201,591	$13.50 - $16.20	NNN
International Plaza Bloomington, MN	1984 / 2015	86%	280,244	$14.50 - $14.75	NNN
France Place Bloomington, MN	1981 / NAV	98%	204,245	$14.50 - $15.73	NNN
Normandale Place Office Bloomington, MN	1973 / 2007	81%	82,017	$13.00 - $14.00	NNN

(1)	Information obtained from the appraisal and third party reports.

The Borrower. The borrower for the Southpoint Office Center Mortgage Loan is MSP Southpoint Equities LLC, a Delaware limited liability company and a special purpose entity with one independent director (the “Southpoint Office Center Borrower”). Legal counsel to the Southpoint Office Center Borrower delivered a non-consolidation opinion in connection with the origination of the Southpoint Office Center Mortgage Loan. William D. Felton is the guarantor of certain nonrecourse carveouts under the Southpoint Office Center Mortgage Loan.

The Borrower Sponsor. The borrower sponsor is Felton Properties, Inc., a commercial real estate company formed by William and Matthew Felton in 1997. Felton Properties, Inc. owns and manages approximately 3.1 million square feet of real estate in Oregon, Washington, Colorado, Utah and Minnesota. Through institutional and private partnerships, Felton Properties Inc. has closed more than 30 acquisitions over the past 10 years, representing over $600.0 million in transactional volume. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

Escrows. The Southpoint Office Center Mortgage Loan documents provide for upfront reserves in the amount of $1,000,000 for replacement reserves, $337,072 for outstanding tenant improvements and leasing commissions and $393,930 for real estate taxes.

The Southpoint Office Center Mortgage Loan documents require monthly reserve deposits for (a) real estate taxes in an amount equal to one-twelfth of an amount which would be sufficient to pay the taxes payable during the next ensuing twelve months, initially $131,310, (b) tenant improvements and leasing commissions (“TI/LCs”) in an amount equal to $30,567 subject to a cap of $1,100,000 and (c) replacement reserves in an amount equal to $6,113. Additionally, during the continuance of a Trigger Period (as defined below) caused by a Wells Fargo Trigger Event (as defined below) the Southpoint Office Center Borrower is required to deposit all excess cash flow after payment of all sums due and payable under the Southpoint Office Center Mortgage Loan documents into a Wells Fargo reserve to be used for releasing costs relating to the Wells Fargo leased space until the Wells Fargo reserve equals the Wells Fargo Reserve Cap Amount (as defined below). The Southpoint Office Center Mortgage Loan documents do not require ongoing monthly escrows for insurance premiums as long as the Southpoint Office Center Borrower provides the lender with evidence that the Southpoint Office Center Property is insured via an acceptable blanket insurance policy and such policy is in full force and effect.

A-3-41

SOUTHPOINT OFFICE CENTER

A “Trigger Period” will commence upon the earlier of the following:

(i)	the occurrence and continuance of an event of default;

(ii)	the net cash flow debt service coverage ratio being less than 1.15x for any two consecutive calendar quarters; or
(iii)	the date that is the earlier to occur of (a) nine months prior to the expiration of the Wells Fargo lease, unless Wells Fargo has renewed for no less than 50.0% of the Wells Fargo leased space prior to such date or (b) the date on which Wells Fargo provides notice to the Southpoint Office Center Borrower that it will not renew the Wells Fargo lease for at least 50.0% of the Wells Fargo leased space (a “Wells Fargo Trigger Event”).

A “Trigger Period” will end:

(a)	with regard to clause (i), upon the cure of such event of default;

(b)	with regard to clause (ii), upon the net cash flow debt service coverage ratio being equal to or greater than 1.15x for any two consecutive calendar quarters. With regard to clause (ii), the Southpoint Office Center Borrower has the option to post cash or a letter of credit in an amount equal to such prepayment as would result in the achievement of such net cash flow debt service coverage ratio; and
(c)	with regard to clause (iii), upon the earlier to occur of (x) at least 50.0% of the Wells Fargo leased space having been leased to one or more replacement tenants reasonably acceptable to the lender for an initial term of no less than five years, such replacement tenant(s) having commenced paying rent and being in actual occupancy and all TI/LC obligations and free rent periods having expired or been satisfied, (y) Wells Fargo having renewed the Wells Fargo lease for no less than 50.0% of the Wells Fargo leased space; or (z) the balance on deposit in the Wells Fargo Reserve equaling or exceeding the Wells Fargo Reserve Cap Amount or the Southpoint Office Center Borrower depositing cash or a letter of credit in the amount necessary to achieve a minimum balance equal to the Wells Fargo Reserve Cap Amount in the Wells Fargo Reserve.

The “Wells Fargo Reserve Cap Amount” means $1,300,000 reduced pro rata by the actual amount of square feet renewed by Wells Fargo or a replacement tenant.

Lockbox and Cash Management. Upon the occurrence and during the continuance of a Trigger Period, the Southpoint Office Center Borrower will be required to establish a lender-controlled lockbox account and direct all tenants to deposit all rents directly into such lockbox account. Additionally, all revenues and other monies received by the Southpoint Office Center Borrower or property manager relating to the Southpoint Office Center Property will be required to be deposited into the lockbox account immediately upon receipt. During a Trigger Period, all excess cash flow after payment of all sums due and payable under the Southpoint Office Center Mortgage Loan documents (including any Wells Fargo Reserve funds) and all operating expenses will be retained by the lender as additional collateral.

Property Management. The Southpoint Office Center Property is managed by Amber Felton Management Corporation, an affiliate of the Southpoint Office Center Borrower.

Assumption. The Southpoint Office Center Borrower has the right to transfer the Southpoint Office Center Property, at any time after the earlier to occur of (x) two years after the closing date of the securitization or (y) January 19, 2021, provided that certain conditions are satisfied, including: (i) no event of default has occurred and is continuing, (ii) the Southpoint Office Center Borrower has provided the lender with at least 90 days prior written notice, (iii) the proposed transferee qualifies as a qualified transferee under the Southpoint Office Center Mortgage Loan documents and (iv) the lender has received confirmation from DBRS, Fitch and Moody’s that such assumption will not result in a downgrade of the respective ratings assigned to the Series 2018-C43 certificates.

Real Estate Substitution. Not permitted.

Future Mezzanine Indebtedness. Provided no event of default has occurred and is continuing, the Southpoint Office Center Borrower is permitted to incur future mezzanine indebtedness at any time after two years after the closing date of the securitization, provided that certain requirements pursuant to the Southpoint Office Center Mortgage Loan documents are met, including: (a) the mezzanine lender enters into an intercreditor agreement acceptable to the rating agencies and reasonably acceptable to the lender, (b) the mezzanine loan has a term that is coterminous or in excess of the term of the Southpoint Office Center Mortgage Loan, (c) the combined loan-to-value ratio for the Southpoint Office Center Mortgage Loan and permitted mezzanine loan is not greater than 74.4%, (d) the debt service coverage ratio of the Southpoint Office Center Mortgage Loan and the permitted mezzanine loan is equal to or greater than 1.82x, (e) the debt yield of the Southpoint Office Center Mortgage Loan and the permitted mezzanine loan is equal to or greater than 12.4% and (f) a rating agency confirmation is received from each of DBRS, Fitch and Moody’s that the future mezzanine indebtedness will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2018-C43 certificates.

Ground Lease. None.

Terrorism Insurance. The Southpoint Office Center Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the Southpoint Office Center Borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Southpoint Office Center Property, provided that, if the Terrorism Risk Insurance Program Reauthorization Act of 2015 (or a subsequent statute, extension or reauthorization) is not in effect, the Southpoint Office Center Borrower will not be required to pay annual premiums for terrorism insurance in excess of an amount equal to two times the premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring the Southpoint Office Center Property. The Southpoint Office Center Mortgage Loan documents also require business interruption insurance covering no less than an amount equal to 100% of the projected gross income from the Southpoint Office Center Property on an actual loss sustained basis for a 12-month period following the occurrence of a casualty event.

A-3-42

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A-3-43

EXCHANGERIGHT NET LEASED PORTFOLIO #19

HOBBY LOBBY
CRAFTS
HOME ACCENTS
FLORAL
Hobby Lobby - Warner Robins (Watson), GA

Advance Auto Parts
Advance Auto Parts - Beavercreek (Fairfield), OH

Walgreens
Walgreens - Houston (Wallisville), TX

verizonwireless
Verizon Wireless - Gastonia (Franklin), NC

Fresenius Medical Care - Chicago (Bishop), IL

CVS/pharmacy
CVS/pharmacy
CVS Pharmacy - Rome (Maple), GA

A-3-44

EXCHANGERIGHT NET LEASED PORTFOLIO #19

NASHVILLE
Murfreesboro
Franklin
TENNESSEE
Knoxville
Johnson City
Winston-Salem
Greensboro
Asheville
CHARLOTTE
Gastonia
NC
Chattanooga
Florence
Huntsville
Greenville
Decatur
Rome
Roswell
Athens
Columbia
Mableton
Lithonia
BIRMINGHAM
Tuscaloosa
ATLANTA
SC
Augusta
ALABAMA
LaGrange
Macon
Charleston
Auburn
Columbus
Warner Robins
Statesboro
Hilton Head Is.
Montgomery
GEORGIA
Savannah
Troy
Albany
Atlantic Ocean
Dothan
Waycross
Bainbridge
Valdosta
Tallahassee
St. Marys
Pensacola
Panama City
FLORIDA
JACKSONVILLE
Gulf of Mexico

Troy
West Milton
Tipp City
New Carlisle
Springfield
Union
Dayton International Airport
Vandalia
Englewood
Clayton
Huber Heights
Enon
Brookville
Shiloh
Northridge
Yellow Springs
Trotwood
Riverside
Fairborn
DAYTON
Downtown
New Lebanon
Beavercreek
Oakwood
Kettering
Moraine
Xenia
West Carrollton
Woodbourne
Miamisburg
Bellbrook
Germantown
Centerville
Spring Valley
Carlisle
Franklin
Springboro
Middletown
Waynesville

Platteville
Janesville
Racine
WISCONSIN
Burlington
Kenosha
Beloit
Galena
Machesney Park
Loves Park
Zion
Freeport
Waukegan
Lake Michigan
ROCKFORD
Belvidere
McHenry
Woodstock
Crystal Lake
Highland Park
Palatine
Schaumburg
Evanston
IOWA
DeKalb
Wheaton
CHICAGO
Clinton
Sterling
Dixon
AURORA
NAPERVILLE
Oak Lawn
Gary
Davenport
Bolingbrook
Moline
JOLIET
Peru
Ottawa
Kewanee
ILLINOIS
Bourbonnais
Kankakee
IN
Galesburg
Pontiac
PEORIA
East Peoria
Pekin
Normal
Bloomington

ExchangeRight Net Leased Portfolio #19

1	Hobby Lobby - Warner Robins (Watson), GA	Warner Robins, GA
2	Fresenius Medical Care - Chicago (Bishop), IL	Chicago, IL
3	Walgreens - Franklin (Carter), TN	Franklin, TN
4	Walgreens - Gainesville (13th), FL	Gainesville, FL
5	Walgreens - Houston (Wallisville), TX	Houston, TX
6	Verizon Wireless - Gastonia (Franklin), NC	Gastonia, NC
7	CVS Pharmacy - Rome (Maple), GA	Rome, GA
8	Napa Auto Parts - Rockford (State), IL	Rockford, IL
9	Fresenius Medical Care - Lithonia (Evans), GA	Lithonia, GA
10	Advance Auto Parts - El Paso (Doniphan), TX	El Paso, TX
11	Dollar General - Xenia (Dayton), OH	Xenia, OH
12	Dollar General - Lakeland (Knights), FL	Lakeland, FL
13	Dollar General - Nashville (Stewarts), TN	Nashville, TN
14	Dollar General - Fairborn (Maple), OH	Fairborn, OH
15	Dollar General - Johnson City (Broadway), TN	Johnson City, TN
16	Dollar General - Mableton (Mableton), GA	Mableton, GA
17	Dollar General - Trotwood (Salem), OH	Trotwood, OH
18	Advance Auto Parts - Beavercreek (Fairfield), OH	Beavercreek, OH
19	Napa Auto Parts - Woodstock (Lake), IL	Woodstock, IL
20	Dollar General - San Angelo (Lutheran), TX	San Angelo, TX
21	Dollar General - Rosenberg (Highway 36), TX	Rosenberg, TX

COLO.
KANSAS
Wichita
Springfield
MO
TULSA
Santa Fe
OKLAHOMA CITY
Amarillo
Ft. Smith
ALBUQUERQUE
Norman
NEW MEXICO
OKLAHOMA
AR
Wichita Falls
Red River
Lubbock
Denton
Plano
Las Cruces
FT. WORTH
Shreveport
Arlington
DALLAS
EL PASO
Midland
Abilene
Odessa
TEXAS
Waco
San Angelo
AUSTIN
Conroe
HOUSTON
SAN ANTONIO
Rosenberg
Galveston
CHIHUAHUA
Laredo
Corpus Christi
Gulf of Mexico
MEXICO
McAllen
MONTERREY
Brownsville

Bainbridge
GEORGIA
Valdosta
TALLAHASSEE
JACKSONVILLE
St. Augustine
Gainesville
Ormond Beach
Daytona Beach
Ocala
Atlantic Ocean
Spring Hill
ORLANDO
Titusville
Kissimmee
TAMPA
Melbourne
Clearwater
Lakeland
Palm Bay
ST. PETERSBURG
Bradenton
FLORIDA
Fort Pierce
Sarasota
Port St. Lucie
Gulf of Mexico
Cape Coral
Fort Myers
West Palm Beach
Boca Raton
FORT LAUDERDALE
Naples
Hialeah
Miami Beach
MIAMI
Homestead
Key West

A-3-45

No. 5 – ExchangeRight Net Leased Portfolio #19

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Portfolio
				Property Type:	Various
Original Principal Balance:	$35,840,000			Specific Property Type:	Various
Cut-off Date Balance:	$35,840,000			Location(3):	Various
% of Initial Pool Balance:	5.0%			Size:	257,355 SF
Loan Purpose:	Acquisition			Cut-off Date Balance Per SF:	$139.26
Borrower Name(1):	ExchangeRight Net Leased Portfolio 19 DST			Year Built/Renovated(3):	Various
Borrower Sponsor:	ExchangeRight Real Estate			Title Vesting:	Fee
Mortgage Rate:	4.0533%			Property Manager:	Self-managed
Note Date:	December 21, 2017			4th Most Recent Occupancy(4):	NAV
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy(4):	NAV
Maturity Date:	January 6, 2028			2nd Most Recent Occupancy(4):	NAV
IO Period:	120 months			Most Recent Occupancy(4):	NAV
Loan Term (Original):	120 months			Current Occupancy (As of):	100.0% (3/1/2018)
Seasoning:	2 months
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI(5):	NAV
Call Protection:	L(26),D(90),O(4)			3rd Most Recent NOI(5):	NAV
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI(5):	NAV
Additional Debt:	None			Most Recent NOI(5):	NAV
Additional Debt Type:	NAP
				U/W Revenues:	$4,035,673
				U/W Expenses:	$476,309
				U/W NOI:	$3,559,364
Escrows and Reserves(2):				U/W NCF:	$3,496,424
				U/W NOI DSCR:	2.42x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR:	2.37x
Taxes	$90,618	$16,962	NAP	U/W NOI Debt Yield:	9.9%
Insurance	$0	Springing	NAP	U/W NCF Debt Yield:	9.8%
Replacement Reserves	$232,887	$1,725	NAP	As-Is Appraised Value(6):	$59,040,000
TI/LC Reserve	$500,000	Springing	NAP	As-Is Appraisal Valuation Date(6):	Various
Deferred Maintenance	$56,584	$0	NAP	Cut-off Date LTV Ratio:	60.7%
Gastonia Property REA Reserve	$40,000	$0	NAP	LTV Ratio at Maturity or ARD:	60.7%

(1)	See “The Borrower” section.
(2)	See “Escrows” section.
(3)	See “The Properties” section.
(4)	See “Historical Occupancy” section.
(5)	See “Cash Flow Analysis” section. Historical cash flows are unavailable as the ExchangeRight Properties were acquired by ExchangeRight (as defined below) between October 2017 and December 2017. According to ExchangeRight (as defined below), the sellers of the ExchangeRight Properties did not provide historical operating statements to ExchangeRight.
(6)	See “Appraisal” section. Each of the ExchangeRight Properties was valued individually. The appraisals are dated from October 19, 2017 to December 5, 2017.

The Mortgage Loan. The mortgage loan (the “ExchangeRight Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering 21 cross-collateralized, triple-net leased, retail and medical office properties located in Georgia, Texas, Illinois, Tennessee, Ohio, Florida and North Carolina (the “ExchangeRight Properties”). The ExchangeRight Mortgage Loan was originated on December 21, 2017 by Barclays Bank PLC. The ExchangeRight Mortgage Loan had an original principal balance of $35,840,000, has an outstanding principal balance as of the Cut-off Date of $35,840,000 and accrues interest at an interest rate of 4.0533% per annum. The ExchangeRight Mortgage Loan had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires interest-only payments through the term of the ExchangeRight Mortgage Loan. The ExchangeRight Mortgage Loan matures on January 6, 2028.

Following the lockout period, the borrower has the right to defease the ExchangeRight Mortgage Loan in whole or in part (in connection with the release of the Verizon Wireless – Gastonia, North Carolina property, as described in the “Partial Release” section below), on any date before October 6, 2027. In addition, the ExchangeRight Mortgage Loan is prepayable without penalty on or after October 6, 2027.

A-3-46

EXCHANGERIGHT NET LEASED PORTFOLIO #19

Sources and Uses

Sources			Uses
Original loan amount	$35,840,000	59.7%	Purchase price	$58,281,255	97.1%
Sponsor’s new cash contribution	24,172,126	40.3	Reserves	920,088	1.5
			Closing costs	810,782	1.4
Total Sources	$60,012,126	100.0%	Total Uses	$60,012,126	100.0%

The Properties. The ExchangeRight Properties are comprised of 19 retail and 2 medical office properties totaling 257,355 square feet located in Georgia (four properties, 24.0% of the allocated cut-off date balance), Texas (four properties, 16.3% of the allocated cut-off date balance), Illinois (three properties, 15.8% of the allocated cut-off date balance), Tennessee (three properties, 14.4% of the allocated cut-off date balance), Ohio (four properties, 12.0% of the allocated cut-off date balance), Florida (two properties, 11.7% of the allocated cut-off date balance) and North Carolina (one property, 5.8% of the allocated cut-off date balance). Built between 1975 and 2017, the ExchangeRight Properties range in size from 5,069 square feet to 55,000 square feet. As of March 1, 2018, the ExchangeRight Properties were 100.0% occupied.

The ExchangeRight Properties include nationally recognized credit-tenants, such as Dollar General (rated Baa2/BBB by Moody’s/S&P), Walgreens (rated BBB/Baa2/BBB by Fitch/Moody’s/S&P), Fresenius Medical Care (rated BBB-/BBB- by Fitch/S&P), Advance Auto Parts (rated Baa2/BBB- by Moody’s/S&P), Verizon Wireless (rated A-/Baa1/BBB+ by Fitch/Moody’s/S&P) and CVS Pharmacy (rated Baa1/BBB- by Moody’s/S&P). Credit rated tenants occupy 18 of the 21 properties representing 80.8% of underwritten base rent (leases are directly with rated entities or are guaranteed by such entities, with the exception of Advance Auto Parts and Verizon Wireless). The ExchangeRight Properties have a weighted average remaining initial lease term of approximately 12.8 years. If the fully extended lease maturity dates are used, the weighted average remaining lease term is approximately 32.9 years. Leases representing approximately 67.4% of the net rentable area and 70.8% of the underwritten base rent expire after the ExchangeRight Mortgage Loan maturity date. No individual property accounts for more than 12.5% of the underwritten base rent of the ExchangeRight Properties. The largest property, Hobby Lobby – Warner Robins comprises approximately 55,000 square feet (21.4% of the total net rentable area) and $467,500 of the underwritten base rent (12.5% of underwritten base rent). Excluding Hobby Lobby – Warner Robins, no individual property accounts for more than 9.6% of the underwritten base rent.

The following table presents certain information relating to the ExchangeRight Properties:

Tenant Name	City, State	Allocated Cutoff Date Balance	% of Portfolio Cut-off Date Balance	Occupancy	Year Built/ Renovated	Net Rentable Area (SF)	Allocated Cut-off Date LTV	Appraised Value(1)
Hobby Lobby	Warner Robins, Georgia	$4,440,000	12.4%	100%	2005/NAP	55,000	61.2%	$7,250,000
Fresenius Medical Care	Chicago, Illinois	$3,260,000	9.1%	100%	2016/NAP	10,277	61.5%	$5,300,000
Walgreens	Franklin, Tennessee	$3,020,000	8.4%	100%	2003/NAP	13,650	59.5%	$5,075,000
Walgreens	Gainesville, Florida	$2,992,481	8.3%	100%	1997/NAP	13,905	57.3%	$5,220,000
Walgreens	Houston, Texas	$2,800,000	7.8%	100%	2000/NAP	15,120	61.5%	$4,550,000
Verizon Wireless	Gastonia, North Carolina	$2,090,000	5.8%	100%	2007/NAP	5,069	58.9%	$3,550,000
CVS Pharmacy	Rome, Georgia	$1,790,000	5.0%	100%	1998/NAP	10,167	61.7%	$2,900,000
Napa Auto Parts	Rockford, Illinois	$1,500,000	4.2%	100%	1991/2017	14,860	62.5%	$2,400,000
Fresenius Medical Care	Lithonia, Georgia	$1,420,000	4.0%	100%	2005/NAP	7,740	63.1%	$2,250,000
Advance Auto Parts	El Paso, Texas	$1,400,000	3.9%	100%	1975/2017	11,250	62.2%	$2,250,000
Dollar General	Xenia, Ohio	$1,380,000	3.9%	100%	2016/NAP	10,566	66.2%	$2,085,000
Dollar General	Lakeland, Florida	$1,190,000	3.3%	100%	2017/NAP	9,026	60.1%	$1,980,000
Dollar General	Nashville, Tennessee	$1,170,000	3.3%	100%	2013/NAP	12,406	60.9%	$1,920,000
Dollar General	Fairborn, Ohio	$1,037,122	2.9%	100%	2016/NAP	9,100	64.0%	$1,620,000
Dollar General	Johnson City, Tennessee	$985,000	2.7%	100%	2014/NAP	9,026	69.9%	$1,410,000
Dollar General	Mableton, Georgia	$960,000	2.7%	100%	2017/NAP	9,026	62.3%	$1,540,000
Dollar General	Trotwood, Ohio	$950,000	2.7%	100%	2016/NAP	7,489	69.6%	$1,365,000
Advance Auto Parts	Beavercreek, Ohio	$929,718	2.6%	100%	2016/NAP	6,895	44.8%	$2,075,000
Napa Auto Parts	Woodstock, Illinois	$900,000	2.5%	100%	1984/2017	8,657	62.1%	$1,450,000
Dollar General	San Angelo, Texas	$880,000	2.5%	100%	2016/NAP	9,100	64.7%	$1,360,000
Dollar General	Rosenberg, Texas	$745,679	2.1%	100%	2016/NAP	9,026	50.0%	$1,490,000
Total/Weighted Average		$35,840,000	100.0%	100.0%		257,355	60.7%	$59,040,000

(1)	In addition, each appraisal provides a “go dark” value for the related property. The ExchangeRight Properties have an aggregate “go dark” value of $36,460,000.

A-3-47

EXCHANGERIGHT NET LEASED PORTFOLIO #19

The following table presents certain information relating to the tenancies at the ExchangeRight Properties:

Major Tenants(1)

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Number of Properties	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Dollar General	NR/Baa2/BBB	9	84,765	32.9%	$11.27	$955,045	25.5%	Various(3)
Walgreens	BBB/Baa2/BBB	3	42,675	16.6%	$21.76	$928,766	24.8%	Various(4)
Fresenius Medical Care	BBB-/Baa3/BBB-	2	18,017	7.0%	$27.93	$503,293	13.4%	Various(5)
Hobby Lobby	NR/NR/NR	1	55,000	21.4%	$8.50	$467,500	12.5%	2/28/2027(6)
Advance Auto Parts	NR/Baa2/BBB-	2	18,145	7.1%	$14.25	$258,604	6.9%	Various(7)
Napa Auto Parts	NR/NR/NR	2	23,517	9.1%	$10.69	$251,400	6.7%	12/31/2037(8)
Verizon Wireless	A-/Baa1/BBB+	1	5,069	2.0%	$42.00	$212,898	5.7%	1/31/2028(9)
CVS Pharmacy	NR/Baa1/BBB+	1	10,167	4.0%	$16.42	$166,906	4.5%	9/30/2037(10)
Occupied Collateral Total		21	257,355	100.0%	$14.55	$3,744,413	100.0%

Vacant Space			0	0.0%

Collateral Total			257,355	100.0%

(1)	Tenants are not required to report sales information.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Dollar General is a tenant at nine ExchangeRight Properties and leases 12,406 square feet at the Dollar General - Nashville property under a lease that expires on January 31, 2028 and has three five-year renewal options; 10,566 square feet at the Dollar General - Xenia property under a lease that expires on August 31, 2031 and has three five-year renewal options; 9,100 square feet at the Dollar General - Fairborn property under a lease that expires on June 30, 2031 and has three five-year renewal options; 9,100 square feet at the Dollar General – San Angelo property under a lease that expires on April 30, 2031 and has three five-year renewal options; 9,026 square feet at the Dollar General - Lakeland property under a lease that expires on September 30, 2032 and has four five-year renewal options; 9,026 square feet at the Dollar General – Mableton property under a lease that expires on September 30, 2032 and has five five-year renewal options; 9,026 square feet at the Dollar General - Rosenberg property under a lease that expires on April 30, 2031 and has three five-year renewal options; 9,026 square feet at the Dollar General – Johnson City property under a lease that expires on September 30, 2029 and has five five-year renewal options; and 7,489 square feet at the Dollar General - Trotwood property under a lease that expires on August 31, 2031 and has three five-year renewal options.
(4)	Walgreens is a tenant at three ExchangeRight Properties and leases 15,120 square feet at the Walgreens - Houston property under a lease that expires on May 1, 2027 and has seven five-year renewal options; 13,905 square feet at the Walgreens – Gainesville property under a lease that expires on July 31, 2027 and has eight five-year renewal options; and 13,650 square feet at the Dollar General - Franklin property under a lease that expires on July 31, 2028 and has ten five-year renewal options.
(5)	Fresenius Medical Care is a tenant at two ExchangeRight Properties and leases 10,277 square feet at the Fresenius Medical Care - Chicago property under a lease that expires on October 18, 2031 and has three five-year renewal options; and 7,740 square feet at the Fresenius Medical Care - Lithonia property under a lease that expires on November 30, 2032 and has three five-year renewal options.
(6)	Hobby Lobby has two five-year renewal options.
(7)	Advance Auto Parts is a tenant at two ExchangeRight Properties and leases 11,250 square feet at the Advance Auto Parts - El Paso property under a lease that expires on December 31, 2032 and has three five-year renewal options; and 6,895 square feet at the Advance Auto Parts - Beavercreek property under a lease that expires on August 31, 2031 and has three five-year renewal options.
(8)	Napa Auto Parts is a tenant at two ExchangeRight Properties and leases 14,860 square feet at the Napa Auto Parts – Rockford property under a lease that expires on December 31, 2037 and has four five-year renewal options; and 8,657 square feet at the Napa Auto Parts – Woodstock property under a lease that expires on December 31, 2037 and has four five-year renewal options.
(9)	Verizon Wireless has two five-year renewal options.
(10)	CVS Pharmacy has six five-year renewal options.

The following table presents certain information relating to the lease rollover schedule at the ExchangeRight Properties:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2027	3	84,025	32.6%	84,025	32.6%	$1,092,266	29.2%	$13.00
2028	3	31,125	12.1%	115,150	44.7%	$641,495	17.1%	$20.61
Thereafter	15	142,205	55.3%	257,355	100.0%	$2,010,652	53.7%	$14.14
Vacant	0	0	0.0%	257,355	100.0%	$0	0.0%	$0.00
Total/Weighted Average	21	257,355	100.0%			$3,744,413	100.0%	$14.55

(1)	Information obtained from the underwritten rent roll.

A-3-48

EXCHANGERIGHT NET LEASED PORTFOLIO #19

The following table presents historical occupancy percentages at the ExchangeRight Properties:

Historical Occupancy

12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	3/1/2018(2)
NAV	NAV	NAV	NAV	100.0%

(1)	The ExchangeRight Properties were acquired by ExchangeRight between October 2017 and December 2017. According to ExchangeRight, the sellers of the ExchangeRight Properties did not provide historical operating statements to ExchangeRight.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the ExchangeRight Properties:

Cash Flow Analysis(1)

	U/W	% of U/W Effective Gross Income	U/W $/SF
Base Rent(2)	$3,744,413	92.8%	$14.55
Grossed Up Vacant Space	0	0.0	0.00
Total Reimbursables(3)	393,460	9.7	1.53
Other Income	0	0.0	0.00
Less Vacancy & Free Rent(4)	(102,199)	(2.5)	(0.40)
Effective Gross Income	$4,035,673	100.0%	$15.68

Total Operating Expenses	$476,309	11.8%	$1.85

Net Operating Income	$ 3,559,364	88.2%	$13.83
TI/LC(5)	37,712	0.9	0.15
Replacement Reserves	25,228	0.6	0.10
Net Cash Flow	$ 3,496,424	86.6%	$13.59

NOI DSCR	2.42x
NCF DSCR	2.37x
NOI DY	9.9%
NCF DY	9.8%

(1)	According to ExchangeRight, the sellers of the ExchangeRight Properties did not provide historical operating statements to ExchangeRight.
(2)	U/W Base Rent is inclusive of $49,938 of straight-line rent for Fresenius Medical Care – Lithonia and Fresenius Medical Care – Chicago, two investment grade tenants.
(3)	Total Reimbursables are underwritten based on tenant leases and discussions with ExchangeRight. There are no reimbursements at three of the properties as the tenants pay for the respective property expenses directly. The remaining eighteen tenants reimburse either property taxes, insurance or operating expenses or some combination of the three.
(4)	The underwritten economic vacancy is 5.0% at the property level except for thirteen properties (Fresenius Medical Care – Chicago, CVS Pharmacy – Rome, Fresenius Medical Care – Lithonia, Dollar General – Xenia, Advance Auto Parts - El Paso, Advance Auto Parts – Beavercreek, Dollar General – Lakeland, Dollar General – Fairborn, Dollar General – Mableton, Dollar General – Rosenberg, Dollar General - Johnson City, Dollar General – Trotwood and Dollar General - San Angelo), which are underwritten to a 0.0% economic vacancy. The thirteen properties are 100.0% occupied by investment grade tenants with at least 11 years remaining on the initial lease term. The overall underwritten blended economic vacancy is 2.5%. The ExchangeRight Properties are 100.0% physically occupied as of March 1, 2018.
(5)	U/W TI/LC is inclusive of a straight-line credit for the upfront TI/LC Reserve equal to $50,000, which is 10.0% of the upfront TI/LC Reserve of $500,000.

Appraisal. The ExchangeRight Properties were valued individually, with the individual values reflecting a cumulative “as-is” appraised value of $59,040,000. The appraisals are dated from October 19, 2017 to December 5, 2017. Additionally, each appraisal provided a corresponding “go dark” value which equates to a cumulative “go dark” appraised value of $36,460,000 for the ExchangeRight Properties.

Environmental Matters. According to the Phase I environmental site assessment, dated October 30, 2017, the Advance Auto Parts – Beavercreek property had a record of two underground storage tanks (USTs) on the northern portion of the property, with no record of removal, and a history of automotive service operations at the property. A Phase II environmental site assessment dated December 8, 2017, identified no evidence of existing USTs and no evidence of any significant impact to the subsurface conditions from the former USTs and automotive service operations. No further action is recommended. According to the Phase I environmental site assessments dated from October 23, 2017 to December 14, 2017, there were no recognized environmental conditions at any of the other ExchangeRight Properties.

The Borrower. The borrower is ExchangeRight Net Leased Portfolio 19 DST, a Delaware Statutory Trust (the
“ExchangeRight Borrower”). At loan origination, the ExchangeRight Properties were conveyed and assumed from ExchangeRight Net Leased Portfolio 19, LLC to and by the ExchangeRight Borrower. The ExchangeRight Borrower has master leased the ExchangeRight Properties to a master lessee affiliated with the sponsors. The master lessee is structured as a special purpose entity. The master lessee’s interest in all tenant rents are assigned to the ExchangeRight Borrower, which in turn assigned its interest to the lender. The lender has the ability to cause the ExchangeRight Borrower to terminate the master lease. The sponsors have a 100% ownership interest in the master lessee. The master lease is subordinate to the ExchangeRight Mortgage Loan. There is one

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EXCHANGERIGHT NET LEASED PORTFOLIO #19

independent director for the borrowing entity and one independent director for the master lessee. Legal counsel to the ExchangeRight Borrower delivered a non-consolidation opinion in connection with the origination of the ExchangeRight Mortgage Loan. David Fisher, Joshua Ungerecht and Warren Thomas, all of whom are managing members of ExchangeRight Real Estate, LLC, are the guarantors of certain nonrecourse carveouts under the ExchangeRight Mortgage Loan. See “Description of the Mortgage Pool—Delaware Statutory Trusts” in the Preliminary Prospectus.

The Borrower Sponsor. The borrower sponsor is ExchangeRight Real Estate (“ExchangeRight”). ExchangeRight has more than $1.1 billion of assets and more than 10 million square feet under management. ExchangeRight has more than 400 investment-grade retail and class B/B+ multifamily properties located across 28 states. Warren Thomas was involved in a foreclosure in 2013 unrelated to the ExchangeRight Properties. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

Escrows. The ExchangeRight Mortgage Loan documents provide for upfront reserves in the amount of $500,000 for future TI/LC reserves, $232,887 for replacement reserves, $90,618 for real estate taxes, $56,584 for deferred maintenance, and $40,000 for a Gastonia Property REA Reserve related to the Verizon Wireless – Gastonia, North Carolina Purchase Option described below.

The ExchangeRight Mortgage Loan documents require monthly deposits for (a) real estate taxes in an amount equal to one-twelfth of an amount which would be sufficient to pay the taxes payable during the next ensuing twelve months, initially $16,962 and (b) replacement reserves in an amount equal to $1,725. The ExchangeRight Borrower will not be required to make monthly deposits for real estate taxes for any of the individual ExchangeRight Properties provided (i) no Cash Sweep Period (as defined below) has occurred and is continuing, (ii) no default exists under the applicable lease of the tenant at such individual property, (iii) the tenant under such lease remains liable for paying all taxes directly to the applicable taxing authorities and (iv) the ExchangeRight Borrower has provided written evidence that all such taxes for such individual property have been paid in full at least 15 days prior to the due date of such taxes. The ExchangeRight Mortgage Loan documents do not require monthly escrows for insurance provided that the insurance required is maintained under an acceptable blanket insurance policy. If an event of default has occurred and is continuing, the ExchangeRight Borrower is required to deposit $15,056 on a monthly basis into the TI/LC reserve and any termination fee payable to the ExchangeRight Borrower.

Lockbox and Cash Management. The ExchangeRight Mortgage Loan is structured with a hard lockbox and springing cash management. The ExchangeRight Borrower was required at origination to deliver letters to the tenants at the ExchangeRight Properties directing them to pay all rents directly into a lender-controlled lockbox account. Additionally, all revenues and other monies received by the ExchangeRight Borrower or property manager relating to the ExchangeRight Properties are required to be deposited into the lockbox account immediately upon receipt. During the occurrence and continuance of a Cash Sweep Period (as defined below), all funds are required to be swept each business day into the cash management account controlled by the lender and disbursed on each payment date in accordance with the ExchangeRight Mortgage Loan documents, with all excess cash flow to be held as additional security for the ExchangeRight Mortgage Loan.

A “Cash Sweep Period” will commence upon the earlier of the following:

(i)	the occurrence and continuance of an event of default;
(ii)	the net cash flow debt service coverage ratio being less than 1.45x; or
(iii)	the date that is 36 months prior to the maturity date.

A “Cash Sweep Period” will end upon the earlier of the following:

(a)	the payment date next occurring following:
(x)	with regard to clause (i), upon the cure of such event of default;
(y)	with regard to clause (ii), upon the net cash flow debt service coverage ratio being equal to or greater than 1.45x for any two consecutive calendar quarters; or
(z)	with regard to clause (iii), the occurrence of a qualified transfer under the ExchangeRight Mortgage Loan documents, provided that the approved transferee: (a) must maintain a minimum net worth of at least $200,000,000 and total assets of at least $400,000,000, (b) must execute and deliver a full recourse guaranty guaranteeing payment of the entire amount of the debt, (c) must at all times own no less than 100% of the legal and beneficial ownership interests in the ExchangeRight Borrower, (d) must not be a Delaware statutory trust and (e) will cause the ExchangeRight Borrower to convert to a limited liability company.
(b)	The payment in full of all principal and interest on the ExchangeRight Mortgage Loan and all other amounts payable under the ExchangeRight Mortgage Loan documents.

Property Management. The ExchangeRight Properties are managed by an affiliate of the ExchangeRight Borrower.

Assumption. The ExchangeRight Borrower has the right to transfer all of the ExchangeRight Properties provided that certain conditions are satisfied, including: (i) no event of default has occurred and is continuing, (ii) the ExchangeRight Borrower has provided the lender with at least 60 days prior written notice, (iii) the proposed transferee qualifies as a qualified transferee under the ExchangeRight Mortgage Loan documents, (iv) the delivery of a REMIC opinion, an insolvency opinion and other opinions required by the lender; (v) the lender has received confirmation from DBRS, Fitch and Moody’s that such assumption will not result in a downgrade of the respective ratings assigned to the WFCM 2018-C43 certificates and (vi) other conditions set forth in the ExchangeRight Mortgage Loan documents.

Right of First Refusal. The sole tenants at the Walgreens – Gainesville, Walgreens – Franklin and Walgreens – Houston properties each have a right of first offer (“ROFO”) with respect to offers to purchase their respective properties. The Optionee (as defined below) at the Verizon Wireless – Gastonia, North Carolina property has a right of first refusal (“ROFR”) to purchase the property. Walgreens has agreed in subordination, nondisturbance and attornment agreements that such ROFOs will not apply to a foreclosure

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EXCHANGERIGHT NET LEASED PORTFOLIO #19

or deed-in-lieu of foreclosure or any other enforcement action under the ExchangeRight Mortgage Loan; provided, however, that such ROFOs will apply to subsequent purchasers of the applicable ExchangeRight Properties. The Optionee has agreed in a Release of Right of First Refusal agreement that the ROFR will not apply to any foreclosure sale, deed-in-lieu of foreclosure, exercise of power of sale or exercise of any other remedies by the lender or the first transfer of the Verizon Wireless – Gastonia, North Carolina property by the lender or its nominee following such foreclosure, deed-in-lieu of foreclosure, power of sale or exercise of remedies.

Purchase Option. The successor in title to the developer of the Verizon Wireless – Gastonia, North Carolina property (the “Optionee”), has an option to purchase the Verizon Wireless – Gastonia, North Carolina property upon the violation of any provision of the Declaration of Easements and Restrictive Covenants, dated April 19, 1995, and the subsequent failure to cure any such violation within 60 days of written notice to the landlord of any violation from the Optionee (the “Gastonia Property Purchase Option”). On the date of origination, $40,000 was reserved (estimated amount of common area maintenance payable for one year), which will be disbursed upon the termination of the purchase option. In the event the Optionee exercises the purchase option to purchase the Verizon Wireless – Gastonia, North Carolina property, the Optionee will pay the purchase price directly to the lender.

Partial Release. The ExchangeRight Borrower may release the Verizon Wireless – Gastonia, North Carolina property in connection with the exercise of the Gastonia Property Purchase Option upon satisfaction of certain requirements set forth in the ExchangeRight Mortgage Loan documents, including satisfaction of the REMIC requirements, provided: (i) no event of default has occurred or is continuing; (ii) the ExchangeRight Borrower will convey the Gastonia property, concurrently with the release, to the Optionee or such other entity designated by the Optionee, provided such entity is not an affiliate of ExchangeRight Borrower; (iii) the ExchangeRight Borrower will provide an endorsement to the title insurance policy and (iv) (a) if the Gastonia Property Purchase Option is exercised by the Optionee prior to the permitted defeasance date, the ExchangeRight Borrower may partially prepay the ExchangeRight Mortgage Loan in an amount equal to $2,612,500 plus a yield maintenance premium, or (b) if the Gastonia Property Purchase Option is exercised by the Optionee after the permitted defeasance date, the ExchangeRight Borrower may partially defease the ExchangeRight Mortgage Loan, upon delivery of defeasance collateral in an amount equal to $2,612,500 and delivery of a rating agency confirmation.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The ExchangeRight Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the ExchangeRight Borrower provide coverage for terrorism in an amount equal to 100% of the full replacement cost of the ExchangeRight Properties. The ExchangeRight Mortgage Loan documents also require business interruption insurance covering no less than the 12-month period following the occurrence of a casualty event, together with a three-month extended period of indemnity.

A-3-51

HOUSTON DISTRIBUTION CENTER

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HOUSTON DISTRIBUTION CENTER

Houston Distribution Center
1800 North Mason Road
Katy, TX 77449
HOUSTON
Katy
HARRIS COUNTY
WALLER COUNTY
FORT BEND COUNTY
Freeman Rd
Little York Rd
Stockdick School Rd
Kieth Harrow Blvd
Clay Rd
Morton Rd
Franz Rd
Saums Rd
Fry Rd
Peek Rd
Mason Rd
Greenhouse Rd
Grand Pkwy
Katy Park
Green Meadows Country Club
Avenue D
Katy Fort Bend Rd
Katyland Dr
Cane Is. Pkwy
Hwy Blvd
Katy Frwy
Future Univ. of Houston-Katy Campus (Open Fall 2019)
Memorial Hermann Katy Hospital
Shoppes at ParkWest
Cinemark 19 and XD
Merchants Way
Academy Sports + Outdoors Corporate HQ
GEICO Corp. HQ
Crossing at Fry Road
Price Plaza
Houston Comm. College - Katy Campus
Cullen Park
Texas Children's Hospital-West Campus
Katy High School
Katy Ranch Crossing
WEST TEN BUSINESS PARK
Leonard E. Merrell Center
Typhoon Texas
Costco
Katy Mills
Pin Oak Blvd
Kingsland Blvd
Mason Park
Mason Center
Green Tree Center
Downtown Houston 20 miles
Houston Methodist St. Catherine Hospital
Westgreen Blvd
Club at Falcon Point
Roesner Rd
Elks Dr
Katy Flewellen Rd
Spring Green Blvd
Gaston Rd
Highlands Knolls Dr
Nottingham County Park
Great Southwest Equestrian Ctr.
Cinco Ranch
LaCenterra at Cinco Ranch
Cinco Ranch at Market Center
Westheimer Pkwy
George Bush Park
Falcon Landing Blvd
Cinco Ranch Blvd
Katy-Gaston Rd
Meadow Brook Golf Course
Barker Cypress Rd
Southpark at Cinco Ranch
Westpark Tollway
Shops at Bella Terra
Bellaire Blvd
Mission Bend
The Woodlands
Spring
Atascocita
Channelview
Baytown
La Porte
Pasadena
Pearland
Sugar Land
Missouri City
League City
Texas City

A-3-53

No. 6 – Houston Distribution Center

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Industrial
				Specific Property Type:	Warehouse Distribution
Original Principal Balance(1):	$35,000,000			Location:	Katy, TX
Cut-off Date Balance(1):	$34,949,034			Size:	1,500,596 SF
% of Initial Pool Balance:	4.8%			Cut-off Date Balance Per SF(1):	$55.90
Loan Purpose(2):	Recapitalization			Year Built/Renovated:	1973, 2000-2005/NAP
Borrower Name:	Spirit AS Katy TX, LP			Title Vesting:	Fee
Borrower Sponsor:	Spirit Realty, L.P.			Property Manager:	Self-managed
Mortgage Rate:	5.141%			4th Most Recent Occupancy (As of):	100.0% (12/31/2014)
Note Date:	January 22, 2018			3rd Most Recent Occupancy (As of):	100.0% (12/31/2015)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	100.0% (12/31/2016)
Maturity Date:	February 1, 2028			Most Recent Occupancy (As of):	100.0% (12/31/2017)
IO Period:	0 months			Current Occupancy (As of):	100.0% (3/1/2018)
Loan Term (Original):	120 months
Seasoning:	1 month
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon			4th Most Recent NOI (As of)(5):	NAV
Interest Accrual Method:	Actual/360			3rd Most Recent NOI (As of):	$8,901,505 (12/31/2015)
Call Protection:	L(25),GRTR 1% or YM(91),O(4)			2nd Most Recent NOI (As of):	$9,016,467 (12/31/2016)
Lockbox Type:	Hard/Springing Cash Management			Most Recent NOI (As of):	$9,160,273 (12/31/2017)
Additional Debt(1):	Yes
Additional Debt Type(1):	Pari Passu
				U/W Revenues:	$9,141,820
				U/W Expenses:	$274,255
				U/W NOI:	$8,867,565
				U/W NCF:	$7,892,178
				U/W NOI DSCR(1):	1.61x
Escrows and Reserves(3):				U/W NCF DSCR(1):	1.44x
				U/W NOI Debt Yield(1):	10.6%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield(1):	9.4%
Taxes	$0	Springing	NAP	As-Is Appraised Value(4):	$144,000,000
Insurance	$0	Springing	NAP	As-Is Appraisal Valuation Date:	October 17, 2017
Replacement Reserve	$0	$31,262	NAP	Cut-off Date LTV Ratio(1)(4):	58.2%
TI/LC Reserve	$0	$50,020	NAP	LTV Ratio at Maturity or ARD(1)(4):	48.2%

(1)	See “The Mortgage Loan” section. All statistical information related to balance per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Houston Distribution Center Whole Loan (as defined below).

(2)	The Houston Distribution Center Property (as defined below) was unencumbered prior to the funding of the Houston Distribution Center Whole Loan.

(3)	See “Escrows” section.

(4)	The appraisal concluded a hypothetical “dark value” of $96,000,000 for the Houston Distribution Center Property. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the hypothetical “dark value” are 87.4% and 72.2%, respectively.

(5)	Financial information prior to 2015 was not provided by the sponsor. The Houston Distribution Center Property has been 100.0% leased by Academy Sports since 1990. The Academy Sports lease is absolute net and all expenses are paid directly by the tenant.

The Mortgage Loan. The mortgage loan (the “Houston Distribution Center Mortgage Loan”) is part of a whole loan (the “Houston Distribution Center Whole Loan”) evidenced by three pari passu notes. The Houston Distribution Center Whole Loan is secured by a first mortgage encumbering the fee simple interest in a single-tenant 1,500,596 square foot industrial warehouse and distribution center property in Katy, Texas (the “Houston Distribution Center Property”). The Houston Distribution Center Whole Loan was co-originated on January 22, 2018 by Barclays Bank PLC and Société Générale. The Houston Distribution Center Whole Loan had an original principal balance of $84,000,000, has an outstanding principal balance as of the Cut-off Date of $83,877,682 and accrues interest at an interest rate of 5.141% per annum. The Houston Distribution Center Whole Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires payments of principal and interest based on a 30-year amortization schedule. The Houston Distribution Center Whole Loan matures on February 1, 2028.

Note A-3, which will be contributed to the WFCM 2018-C43 securitization trust, had an original principal balance of $35,000,000, has an outstanding principal balance as of the Cut-off Date of $34,949,034 and represents a non-controlling interest in the Houston Distribution Center Whole Loan. The controlling Note A-1 and the non-controlling Note A-2, had an aggregate original principal balance of $49,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $48,928,648 and were contributed to the UBS 2018-C8 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

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HOUSTON DISTRIBUTION CENTER

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$35,000,000	UBS 2018-C8	Yes
A-2	$14,000,000	UBS 2018-C8	No
A-3	$35,000,000	WFCM 2018-C43	No
Total	$84,000,000

Sources and Uses

Sources			Uses
Original whole loan amount	$84,000,000	100.0%	Return of equity	$83,131,776	99.0%
			Closing costs	868,224	1.0

Total Sources	$84,000,000	100.0%	Total Uses	$84,000,000	100.0%

The Property. The Houston Distribution Center Property is a 1,500,596 square foot single-tenant industrial warehouse and distribution facility, located on a 93.5-acre site in Katy, Texas. The Houston Distribution Center Property consists of four buildings, two of which were constructed in 1973 and comprise approximately 35.5% of the total square feet of the Houston Distribution Center Property. The other two buildings were developed by the sole tenant, Academy Sports, between 2000 and 2005 and comprise approximately 64.5% of the total square feet of the Houston Distribution Center Property. The Houston Distribution Center Property is comprised of 1,425,596 square feet of industrial warehouse space (95.0% of net rentable area) and 75,000 square feet of office space (5.0% of net rentable area).

As of March 1, 2018, the Houston Distribution Center Property was 100.0% leased to Academy Sports, which utilizes the Houston Distribution Center Property as its primary distribution center and office space for merchandising and e-commerce employees. The Houston Distribution Center Property is located immediately north of Academy Sports’ approximately 220,000 square foot corporate headquarters. The Houston Distribution Center Property houses 1,300 Academy Sports employees, and services approximately 45.0% of its retail locations nationwide. Academy Sports has occupied 100.0% of the Houston Distribution Center Property since 1990 and has invested $15.0 million in the space, including developing more than 975,000 square feet of expansion space and building out extensive racking systems, conveyor belts, and other distribution technology.

Founded in 1938 by Max Gochman, Academy Sports offers a mix of merchandise that extends beyond traditional sporting goods, carrying an extensive line of name-brand clothing, shoes, and equipment for competitive sports, physical fitness training, and outdoor recreational activities, such as camping, hunting, fishing, and boating. Academy Sports also offers a variety of products through a private label, including licensed products for apparel, footwear, barbecue equipment and outdoor equipment. Academy Sports generates annual sales exceeding $4.7 billion from its 230 stores across 16 states. Academy Sports employs more than 23,000 people throughout the south, southeast and midwest United States. Kohlberg Kravis Roberts & Co L.P. (an affiliate of the directing certificateholder under this securitization and the securitization governing the servicing of the Houston Distribution Center Whole Loan) acquired Academy Sports in 2011. Academy Sports commenced its current NNN lease on January 18, 2007, which runs through January 31, 2027, and has eight five-year renewal options remaining with no termination options.

The Houston Distribution Center Property features 31 to 50 foot clear ceiling heights and 247 dock high loading doors, some of which have built-up concrete ramps that permit drive-in access. There are 967 parking spaces, resulting in a parking ratio of 0.6 spaces per 1,000 square feet of net rentable area.

The following table presents certain information relating to the tenancy at the Houston Distribution Center Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(1)	Annual U/W Base Rent(1)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenant
Academy Sports	NR/NR/NR	1,500,596	100.0%	$6.23	$9,348,713	100.0%	1/31/2027(2)
Total Major Tenant		1,500,596	100.0%	$6.23	$9,348,713	100.0%

Vacant Space		0	0.0%

Collateral Total		1,500,596	100.0%

(1)	Annual U/W Base Rent PSF and Annual U/W Base Rent include rent steps through February 2018, totaling $143,417.

(2)	Academy Sports has eight, five-year renewal options.

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HOUSTON DISTRIBUTION CENTER

The following table presents certain information relating to the lease rollover schedule at the Houston Distribution Center Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(2)	% of Annual U/W Base Rent(2)	Annual U/W Base Rent PSF(2)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2027	1	1,500,596	100.0%	1,500,596	100.0%	$9,348,713	100.0%	$6.23
Thereafter	0	0	0.0%	1,500,596	100.0%	$0	0.0%	$0.00
Vacant	0	0	0.0%	1,500,596	100.0%	$0	0.0%	$0.00
Total/Weighted Average	1	1,500,596	100.0%			$9,348,713	100.0%	$6.23

(1)	Information obtained from the underwritten rent roll.

(2)	Annual U/W Base Rent, % of Annual U/W Base Rent and Annual U/W Base Rent PSF include rent steps through February 2018, totaling $143,417.

The following table presents historical occupancy percentages at the Houston Distribution Center Property:

Historical Occupancy

12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	3/1/2018(2)

100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Information obtained from the Houston Distribution Center Borrower.
(2)	Information obtained from the underwritten rent roll.

Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Houston Distribution Center Property:

Cash Flow Analysis

	2015	2016	2017	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent(1)	$8,924,229	$9,058,093	$9,193,964	$9,348,713	102.3%	$6.23
Grossed Up Vacant Space	0	0	0	0	0.0	0.00
Total Reimbursables(2)	0	0	0	274,255	3.0	0.18
Less Vacancy & Credit Loss(3)	0	0	0	(481,148)	(5.3)	(0.32)
Effective Gross Income	$8,924,229	$9,058,093	$9,193,964	$9,141,820	100.0%	$6.09

Total Operating Expenses	$22,724	$41,626	$33,691	$274,255	3.0%	$0.18

Net Operating Income	$8,901,505	$9,016,467	$9,160,273	$8,867,565	97.0%	$5.91
TI/LC	0	0	0	600,238	6.6	0.40
Capital Expenditures	0	0	0	375,149	4.1	0.25
Net Cash Flow	$8,901,505	$9,016,467	$9,160,273	$7,892,178	86.3%	$5.26

NOI DSCR(4)	1.62x	1.64x	1.67x	1.61x
NCF DSCR(4)	1.62x	1.64x	1.67x	1.44x
NOI DY(4)	10.6%	10.7%	10.9%	10.6%
NCF DY(4)	10.6%	10.7%	10.9%	9.4%

(1)	U/W Base Rent includes rent steps through February 2018 totaling $143,417.
(2)	The Academy Sports lease is absolute net and all expenses are paid directly by the tenant. Total Reimbursables is a pass-through adjustment to offset the 3.0% underwritten management fee.
(3)	The underwritten economic vacancy is 5.0%. The Houston Distribution Center Property was 100.0% occupied as of March 1, 2018.
(4)	Debt service coverage ratios and debt yields are based on the Houston Distribution Center Whole Loan.

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HOUSTON DISTRIBUTION CENTER

Appraisal. As of the appraisal valuation date of October 17, 2017 the Houston Distribution Center Property had an “as-is” appraised value of $144,000,000. The appraisal also provided a “hypothetical go dark” appraised value of $96,000,000.

Environmental Matters. According to a Phase I environmental site assessment dated October 23, 2017, there was no evidence of any recognized environmental conditions at the Houston Distribution Center Property.

Market Overview and Competition. The Houston Distribution Center Property is located at 1800 North Mason Road in Katy, Texas, approximately 20.0 miles west of the Houston central business district. The Houston Distribution Center Property is accessible by Interstate 10, which is located approximately one mile south of the Houston Distribution Center Property, and provides east and west access to and from Houston. According to the appraisal, the Houston Distribution Center Property’s neighborhood consists of a variety of commercial and residential land uses. The area immediately surrounding the Houston Distribution Center Property is relatively new, consisting primarily of residential properties built from 1990 to the present. According to a third party market research provider, the median home value within a three-mile radius is approximately $148,028.

The Houston Distribution Center Property is located in Katy, Texas within the Houston-The Woodlands-Sugar Land, Texas metropolitan statistical area (the “Houston MSA”). Moody’s Economy.com reports that the Houston MSA had a population of approximately 6.9 million as of August 2017, which represents a 1.9% increase over 2016. According to a third party market research report, the estimated 2017 population within a one-, three- and five-mile radius of the Houston Distribution Center Property is 13,077, 119,179 and 257,478, respectively. The estimated 2017 average household income within a one-, three- and five-mile radius of the Houston Distribution Center Property is $88,085, $94,176 and $111,168, respectively. According to a third party market research report, the Houston Distribution Center Property is located within the Northwest Industrial Submarket. The existing inventory as of the second quarter 2017 was 146,074,764 square feet with a vacancy rate of 4.9% and asking rent of $7.44 per square foot.

The following table presents certain information relating to comparable leases to the Houston Distribution Center Property:

Comparable Leases(1)

Property Name/Location	Year Built	Distance to subject (miles)	Occupancy	Clear Height	Lease Size (SF)	Annual Base Rent PSF	Lease Type
Ellington Trade Center Houston, TX	2009	47.3	99.0%	24 ft.	513,800	$6.50	NNN
Amazon Schertz Fulfillment Center Schertz, TX	2013	162.7	100.0%	32 ft.	1,262,294	$5.04	NNN
Amazon Fulfillment Center San Marcos, TX	2016	147.3	100.0%	41 ft.	855,000	$6.25	NNN
Claymoore I & II Houston, TX	1998	15.9	93.0%	24 ft.	742,250	$5.50	NNN
Bayou Bend Business Park Houston, TX	2014	25.3	100.0%	24 ft.	378,380	$3.55	NNN

(1)	Information obtained from the appraisal.

The Borrower. The borrower for the Houston Distribution Center Whole Loan is Spirit AS Katy TX, LP, a Delaware limited partnership and a special purpose entity with two independent directors (the “Houston Distribution Center Borrower”). Legal counsel to the Houston Distribution Center Borrower delivered a non-consolidation opinion in connection with the origination of the Houston Distribution Center Whole Loan. Spirit Realty, L.P., a Delaware limited partnership, (the “Houston Distribution Center Guarantor”) is the guarantor of certain nonrecourse carveouts under the Houston Distribution Center Whole Loan. The Houston Distribution Center Borrower and the Houston Distribution Center Guarantor are managed and majority owned by Spirit Realty Capital, Inc.

The Borrower Sponsor. The borrower sponsor is Spirit Realty, L.P., which is majority owned by Spirit Realty Capital Inc. (“Spirit”) (NYSE: SRC), a REIT primarily investing in real estate subject to long-term net leases. As of September 30, 2017, Spirit’s gross investment in real estate properties and loans totaled approximately $8.0 billion, representing investments in 2,423 properties, which were 99.1% occupied and leased to 421 tenants operating in 30 different industries across 49 states with only Texas accounting for more than 10.0% of Spirit’s real estate investment portfolio rental revenue. Spirit has recently announced that it plans to transfer its ownership interest in the Houston Distribution Center Property to its newly formed Spirit Master Trust Agreement REIT (“SMTA”). The transfer is expected to occur in the first half of 2018. SMTA will have approximately $2.7 billion in assets under management, comprised of over 925 properties.

Escrows. The Houston Distribution Center Whole Loan documents provide for ongoing monthly escrows of (a) $31,262 for capital expenditures and (b) $50,020 for tenant improvements and leasing commissions. Ongoing monthly escrows for real estate taxes are waived, provided that (a) no event of default has occurred and is continuing, (b) Academy Sports (or replacement tenant) is in occupancy of the Houston Distribution Center Property and is required by the terms of the Academy Sports lease (or replacement tenant lease) to pay all real estate taxes and other charges directly to the applicable taxing authorities and actually does pay such real estate taxes and other charges directly to the applicable taxing authorities, (c) the Houston Distribution Center Borrower has provided written evidence acceptable to the lender that all real estate taxes and other charges for the applicable tax parcels have been paid in full prior to the date such payment is due, and (d) the Academy Sports lease (or replacement tenant lease) is in full force and effect. Ongoing monthly escrows for insurance premiums are waived, provided that (a) no event of default has occurred and is continuing, and (b) the Houston Distribution Center Borrower has provided the lender with reasonably satisfactory evidence

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HOUSTON DISTRIBUTION CENTER

(as determined by the lender) that the Houston Distribution Center Property is insured in accordance with the Houston Distribution Center Whole Loan documents pursuant to a blanket insurance policy reasonably acceptable to lender.

Lockbox and Cash Management. The Houston Distribution Center Whole Loan is structured with a hard lockbox and springing cash management. The Houston Distribution Center Borrower was required at origination to deliver letters to the tenants at the Houston Distribution Center Property directing them to pay all rents directly into a lender-controlled lockbox account. All funds received by the Houston Distribution Center Borrower or manager are required to be deposited in the lockbox account within two business days following receipt. During the occurrence and continuance of a Cash Sweep Period (as defined below), all funds are required to be swept each business day into the cash management account controlled by the lender and disbursed on each payment date in accordance with the Houston Distribution Center Whole Loan documents, with all excess cash flow to be deposited to a rollover reserve account if such Cash Sweep Period is caused by a Tenant Trigger Period (as defined below), and otherwise to an excess cash reserve to be held as additional security for the Houston Distribution Center Whole Loan.

A “Cash Sweep Period” will commence following the earliest to occur of any of the following:

(i)	the maturity date of the Houston Distribution Center Whole Loan;

(ii)	an event of default under the Houston Distribution Center Whole Loan;

(iii)	as of the last day of any calendar quarter, the debt service coverage ratio falls below 1.20x based on the Houston Distribution Center Whole Loan; or

(iv)	the commencement of a Tenant Trigger Period (as defined below).

A Cash Sweep Period will end if:

(a)	if the Houston Distribution Center Whole Loan has been repaid in full;

(b)	the maturity date of the Houston Distribution Center Whole Loan has not yet occurred; and
(c)	(x) with respect to the matters described in clause (ii) above, such event of default has been cured and no other event of default has occurred and is continuing,

(y) with respect to the matter described in clause (iii) above, lender has determined that the Houston Distribution Center Property has achieved a debt service coverage ratio of at least 1.20x for two consecutive calendar quarters or

(z) with respect to the matter described in clause (iv) above, such Tenant Trigger Period has ended.

A “Tenant Trigger Period” will commence following the earliest to occur of any of the following:

(i)	the date that is 12 months prior to the end of the term of any Major Lease (as defined below) (including any renewal terms);

(ii)	the date required under a Major Lease by which the applicable Major Tenant (as defined below) is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised);

(iii)	the date any Major Lease is surrendered, cancelled or terminated prior to its then current expiration date;

(iv)	the date any Major Tenant discontinues its business at its premises (i.e.,”goes dark”) or gives notice that it intends to discontinue its business;

(v)	the occurrence and continuance (beyond any applicable notice and cure periods) of a default under any Major Lease by the applicable Major Tenant thereunder; or

(vi)	the occurrence of a bankruptcy action with respect to a Major Tenant.

A Tenant Trigger Period will end upon:

(a)	the reasonable determination by the lender that sufficient funds have been accumulated in the special rollover reserve account to pay for all anticipated expenses in connection with the re-leasing of the space under the applicable Major Lease that gave rise to the subject Tenant Trigger Period, including brokerage commissions and tenant improvements, and any anticipated shortfalls of payments required under the Houston Distribution Center Whole Loan documents during any period of time that rents are insufficient as a result of down-time or free rent periods, or

(b)	the occurrence of any of the following:

(x) with respect to a Tenant Trigger Period caused by a matter described in clauses (i), (ii), (iii) or (iv) above, upon the earlier to occur of:

(A) the date on which the subject Major Tenant irrevocably exercises its renewal or extension option (or otherwise enters into an extension agreement with the Houston Distribution Center Borrower reasonably acceptable to the lender) with respect to all of the space demised under its Major Lease, and in the lender’s reasonable judgment, sufficient funds have been accumulated in the special rollover reserve account (during the continuance of the subject Tenant Trigger Period) to pay for all anticipated approved Major Lease leasing expenses for such Major Lease and any other anticipated expenses in connection with such renewal or extension, or

(B) the date on which all of the space demised under the subject Major Lease that gave rise to the subject Tenant Trigger Period has been fully leased pursuant to a replacement lease or replacement leases approved by the lender, and entered into in accordance with the Houston Distribution Center Whole Loan documents, and all approved Major Lease leasing expenses (and any other expenses in connection with the re-tenanting of such space) have been paid in full;

(y) with respect to a Tenant Trigger Period caused by a matter described in clause (v) above, if the subject Major Tenant default has been cured, and no other Major Tenant default has occurred for a period of six consecutive months following such cure; or

(z) with respect to a Tenant Trigger Period caused by a matter described in clause (vi) above, if the applicable Major Tenant bankruptcy action has terminated and the applicable Major Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender.

A “Major Lease” means the Academy Sports lease, and any other lease which, together with all other leases to the same tenant or its affiliates, demises twenty-percent or more of the rentable square feet of the Houston Distribution Center Property.

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HOUSTON DISTRIBUTION CENTER

A “Major Tenant” means any tenant under either a Major Lease, or under one or more leases (leased by such tenant and/or its affiliates), which when taken together cover in the aggregate twenty-percent or more of the rentable square feet of the Houston Distribution Center Property.

Property Management. The Houston Distribution Center Property is managed by an affiliate of the Houston Distribution Center Borrower.

Assumption. The Houston Distribution Center Borrower has the right to transfer the Houston Distribution Center Property, provided that certain conditions are satisfied, including: (i) no event of default under the Houston Distribution Center Whole Loan documents has occurred and is continuing, (ii) the Houston Distribution Center Borrower has provided the lender with 60 days’ prior written notice, (iii) the proposed transferee is controlled by a person that qualifies as a qualified transferee under the Houston Distribution Center Whole Loan documents, (iv) the payment of a transfer fee of 0.5% of the then outstanding principal balance of the Houston Distribution Center Whole Loan, (v) the lender has received rating agency confirmation that such assumption will not result in a downgrade of the respective ratings assigned to the WFCM 2018-C43 certificates and similar confirmations from each rating agency rating any securities backed by any of the Houston Distribution Center Companion Loans and (vi) other conditions set forth in the Houston Distribution Center Whole Loan documents.

Right of First Refusal. Academy Sports has a right of first refusal (“ROFR”) with respect to offers to purchase the Houston Distribution Center Property. The ROFR is inapplicable to the sale of the Houston Distribution Center Property to an affiliate of the Houston Distribution Center Borrower, a foreclosure or a deed-in-lieu.

Purchase Option. Academy Sports has a purchase option related to a condemnation. In the event of a taking of any portion of the building on the Houston Distribution Center Property, at least 10.0% of the Houston Distribution Center Property, the truck courts thereon or primary access thereto, the loss of which even after restoration would be, in Academy Sports’ reasonable business judgement, materially adverse to the business operations of Academy Sports, Academy Sports has the right to terminate their lease with the purchase of the Houston Distribution Center Property for $102,000,000, plus other amounts payable under their lease.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The Houston Distribution Center Whole Loan documents require that the “all risk” insurance policy required to be maintained by the Houston Distribution Center Borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Houston Distribution Center Property. The Houston Distribution Center Whole Loan documents also require business interruption insurance covering no less than an amount equal to 100.0% of the projected gross income from the Houston Distribution Center Property on an actual loss sustained basis for a 18-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity.

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APPLE CAMPUS 3

The pictures below are artist's renderings of the Apple Campus 3 Property as it is generally proposed to be completed, and are not actual photographs or depictions of the current construction status of the related improvements. Furthermore, such renderings may differ in material aspects from the final design or the final, as-built condition of the completed improvements. Apple has taken possession of the Apple Campus 3 Property and is currently constructing its interior improvements.

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APPLE CAMPUS 3

San Francisco Bay
Palo Alto Airport of Santa Clara County
Palo Alto Baylands Park
San Francisco Intl. Airport 20 miles
DON EDWARDS SAN FRANCISCO BAY NATIONAL WILDLIFE REFUGE
Bayshore Fwy
Louis Rd.
Palo Alto
Intuit
Garcia Ave.
Shoreline Golf Links
Shoreline Amphitheatre
LinkedIn
Googleplex
Computer History Museum
Microsoft
Moffett Federal Airfield
Moffett Field Golf Course
Yahoo Corporate Campus
Twin Creeks Sports Complex
Caribbean Dr.
3rd Ave.
Lockheed Martin
HP
Amazon Lab126
NASA Ames Research Ctr.
Moffett Towers
Moffett Towers II
Juniper Networks
Google Tech Corners
NetApp
Sunnyvale Baylands Park
South Bay Fwy
Santa Clara Golf & Tennis Club
Levi's Stadium
Lafayette St.
Gold St.
Google X Lab
SAN ANTONIO
San Antonio Rd.
Middlefield Rd.
CALTRAIN
Central Expwy.
San Antonio Shopping Center
El Camino Blvd.
MTN. VIEW
Symantec
Google Quad Campus
VTA
Sunnyvale Golf Course
Sheraton Sunnyvale
Fair Oaks Ave.
VTA LIGHT RAIL
LinkedIn Corp.
Maude Ave.
Bayshore Fwy
California's Great America
Great America Pkwy.
West Valley Mission College
Broadcom
Mercado Santa Clara
Intel
Synopsys
Deutsche Telekom
SUNNYVALE
Mountain View
Thompson Reuters
Central Expwy.
AMD
Trimble Inc.
Lawrence Expwy.
Akamai Technologies
Scott Blvd.
Ericsson
@WalmartLabs
Chelsio Communications
SUNNYVALE
Northrop Grumman
Cambrios Technologies Corp.
Applied Materials
Bowers Ave.
San Jose Intl. Airport 2 miles
Kifer Rd.
Intel
El Monte Ave.
Los Altos
Cuesta Park
Bernardo Ave.
Mary Ave.
Pastoria Ave.
Mathilda Ave.
Downtown Sunnyvale
CALTRAIN
Evelyn Ave.
LAWRENCE
NVIDIA
Apple Campus 3
222 North Wolfe Road
Sunnyvale, CA 94085
Monroe St.
Springer Rd.
Miramonte Ave.
Grant Rd.
Stevens Creek Fwy
Remington Dr.
El Camino Real
Wolfe Rd.
Foothill Expwy.
SANTA CLARA
Sunken Gardens Golf Course
San Tomas Expwy.
El Camino Real
SANTA CLARA COUNTY
Hollenbeck Ave.
Sunnyvale-Saratoga Rd.
Ortega Park
Lawrence Expwy.
Benton St.
Kaiser Permanente Santa Clara Medical Center
Central Park
Homestead Square Shopping Ctr.
Homestead Rd.
Homestead Rd.
APPLE PARK
Cupertino Village
Apple - One Infinite Loop
Junipero Serra Fwy
Pruneridge Ave.
Cupertino
Vallco Shopping Mall
Agilent Technology
Saratoga Ave.
Stevens Creek Blvd.
Seagate Technology
Stevens Creek Blvd.
De Anza College
Marketplace on Stevens Creek
Villa Shopping Center
McClellan Rd.
Cupertino Civic Center & Community Hall
Bubb Rd.
Bollinger Rd.
Orchard Farms Shopping Center
Rainbow
SAN JOSE
Richmond
Concord
Berkeley
OAKLAND
SAN FRANCISCO
Daly City
Hayward
Pleasanton
Livermore
Fremont
Pacific Ocean
Sunnyvale
Santa Clara
SAN JOSE

A-3-61

No. 7 – Apple Campus 3

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance(1):	$30,000,000			Specific Property Type:	Suburban
Cut-off Date Balance(1):	$30,000,000			Location:	Sunnyvale, CA
% of Initial Pool Balance:	4.2%			Size:	882,657 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF(1):	$385.20
Borrower Name:	CW SPE LLC			Year Built/Renovated:	2017/NAP
Borrower Sponsor:	Paul Guarantor LLC			Title Vesting:	Fee
Mortgage Rate:	3.365%			Property Manager:	Self-managed
Note Date:	December 14, 2017			4th Most Recent Occupancy(4):	NAV
Anticipated Repayment Date:	January 6, 2028			3rd Most Recent Occupancy(4):	NAV
Maturity Date:	April 6, 2031			2nd Most Recent Occupancy(4):	NAV
IO Period:	120 months			Most Recent Occupancy(4):	NAV
Loan Term (Original):	120 months			Current Occupancy(5):	100.0% (3/1/2018)
Seasoning:	2 months
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, ARD
Interest Accrual Method:	Actual/360			4th Most Recent NOI(4):	NAV
Call Protection:	L(26),D(87),O(7)			3rd Most Recent NOI(4):	NAV
Lockbox Type:	Hard/Upfront Cash Management			2nd Most Recent NOI(4):	NAV
Additional Debt(1)(2):	Yes			Most Recent NOI(4):	NAV
Additional Debt Type(1)(2):	Pari Passu; Mezzanine
				U/W Revenues:	$46,190,545
				U/W Expenses:	$4,804,932
Escrows and Reserves(3):				U/W NOI:	$41,385,613
				U/W NCF:	$41,209,082
Type:	Initial	Monthly	Cap (If Any)	U/W NOI DSCR(1):	3.57x
Taxes	$0	$249,368	NAP	U/W NCF DSCR(1)(2):	3.55x
Insurance	$0	Springing	NAP	U/W NOI Debt Yield(1)(2):	12.2%
Replacement Reserves	$0	Springing	NAP	U/W NCF Debt Yield(1):	12.1%
TI/LC Reserves	$2,979,839	$0	NAP	Stabilized Appraised Value(6):	$773,600,000
Rent Concession Reserve	$42,706,326	$0	NAP	Stabilized Appraisal Valuation Date(6):	June 1, 2019
Punchlist Reserve	$93,750	Springing	NAP	Cut-off Date LTV Ratio(1)(2)(6):	44.0%
				LTV Ratio at ARD(1)(2)(6):	44.0%

(1)	See “The Mortgage Loan” section. All statistical information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Apple Campus 3 Whole Loan (as defined below).
(2)	See “Subordinate and Mezzanine Indebtedness” section. The equity interest in the borrower has been pledged to secure senior mezzanine indebtedness with an original principal balance of $117,500,000 and junior mezzanine indebtedness with an original principal balance of $117,500,000. All statistical information related to the balance per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based solely on the Apple Campus 3 Whole Loan. As of the Cut-off Date, the U/W NCF DSCR, U/W NOI Debt Yield, Cut-off Date LTV Ratio and LTV Ratio at ARD based on the Apple Campus 3 Total Debt (as defined below) are 1.70x, 7.2%, 74.3% and 74.3%, respectively.
(3)	See “Escrows” section.
(4)	Historical occupancy and financial information is not applicable as the Apple Campus 3 Property (as defined below) was built in 2017.
(5)	Apple has taken possession of its space, is currently constructing its interior improvements and is expected to begin taking occupancy in September 2018.
(6)	See “Appraisal” section. The stabilized appraised value shown assumes that contractual tenant improvement and leasing commission (“TI/LC”) obligations have been fulfilled and there is no outstanding free rent. The borrower deposited upfront reserves totaling $45,779,915 for such contractual TI/LC obligations and free rent (see “Escrows” section). The As-Is Appraised Value is $624,600,000 as of November 7, 2017, equating to a Cut-off Date LTV Ratio and LTV Ratio at ARD of 54.4%.

The Mortgage Loan. The mortgage loan (the “Apple Campus 3 Mortgage Loan”) is part of a whole loan (the “Apple Campus 3 Whole Loan”) evidenced by five pari passu notes secured by a first mortgage encumbering the fee interest in a 882,657 square foot, four-story, class A, single-tenant office building located in Sunnyvale, California (the “Apple Campus 3 Property”). The Apple Campus 3 Whole Loan was co-originated on December 14, 2017 by Wells Fargo Bank, National Association; Deutsche Bank AG, New York Branch; and Goldman Sachs Mortgage Company. The Apple Campus 3 Whole Loan had an original principal balance of $340,000,000, has an outstanding principal balance as of the Cut-off Date of $340,000,000 and accrues interest at an interest rate of 3.365% per annum (the “Initial Interest Rate”) through the anticipated repayment date (“ARD”); provided, however, that upon the occurrence and continuance of an event of default, the Apple Campus 3 Whole Loan accrues interest at an interest rate equal to the Initial Interest Rate plus 5.000%. The Apple Campus 3 Whole Loan had an initial term of 120 months, has a remaining term to the ARD of 118 months as of the Cut-off Date and requires payments of interest only through the ARD. The ARD is January 6, 2028 and the final maturity date is April 6, 2031. In the event the Apple Campus 3 Whole Loan is not paid off in full on or before the ARD,

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APPLE CAMPUS 3

the borrower will be required to make (a) interest payments based on an interest rate equal to the greater of (i) the Initial Interest Rate plus 1.500% per annum, and (ii) the swap rate plus 1.500% per annum; provided, however, that upon the occurrence and continuance of an event of default, the interest rate will be equal to (1) the greater of (i) and (ii), plus (2) 5.000%; and (b) principal payments based on a 30-year amortization assuming the Initial Interest Rate. The ARD automatically triggers a Cash Trap Event Period (see “Lockbox and Cash Management” section) whereby all excess cash flow will be used to pay down the principal balance of the Apple Campus 3 Whole Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Pool—ARD Loans” in the Preliminary Prospectus.

Note A-2, which will be contributed to the WFCM 2018-C43 securitization trust, had an original principal balance of $30,000,000 and has an outstanding principal balance as of the Cut-off Date of $30,000,000. The controlling Note A-3 had an original principal balance of $94,000,000, had an outstanding principal balance as of the Cut-off Date of $94,000,000, and was contributed to the BANK 2018-BNK10 securitization trust. The non-controlling Note A-4 had an original principal balance of $68,000,000, had an outstanding principal balance as of the Cut-off Date of $68,000,000, and was contributed to the BMARK 2018-B2 securitization trust. The remaining non-controlling Notes A-1 and A-5, which have an aggregate original principal balance of $148,000,000, are currently held by Wells Fargo Bank, National Association (Note A-1) and Goldman Sachs Mortgage Company (Note A-5) and are expected to be contributed to future securitization trusts. The mortgage loans evidenced by Notes A-1, A-3, A-4 and A-5 are collectively referred to herein as the “Apple Campus 3 Companion Loans”. The lender provides no assurances that any non-securitized pari passu notes will not be split further. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$80,000,000	Wells Fargo Bank	No
A-2	$30,000,000	WFCM 2018-C43	No
A-3	$94,000,000	BANK 2018-BNK10	Yes
A-4	$68,000,000	BMARK 2018-B2	No
A-5	$68,000,000	Goldman Sachs Mortgage Company	No
Total	$340,000,000

Following the lockout period, on any date before July 6, 2027, the borrower has the right to defease the Apple Campus 3 Whole Loan in whole, but not in part. In addition, the Apple Campus 3 Whole Loan is prepayable without penalty on or after July 6, 2027. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) December 14, 2021.

Sources and Uses

Sources			Uses
Original loan amount	$340,000,000	59.1%	Loan payoff	$385,679,999	67.1%
Mezzanine debt	235,000,000	40.9	Reserves	45,779,915	8.0
			Closing costs	2,636,016	0.5
			Return of equity	140,904,070	24.5
Total Sources	$575,000,000	100.0%	Total Uses	$575,000,000	100.0%

The Property. The Apple Campus 3 Property is a class A LEED Platinum office campus totaling 882,657 square feet and located in Sunnyvale, California. Built in 2017 and situated on a 17.8-acre site, the Apple Campus 3 Property comprises three interconnected, four-story office buildings totaling approximately 849,000 square feet, an amenities facility, outdoor common area and a seven-story parking structure. The Apple Campus 3 Property is 100.0% leased to Apple Inc. (“Apple”; NYSE: AAPL) through February 2031, with two, seven-year extension options and no termination options. Apple took possession of the Apple Campus 3 Property on December 1, 2017 and is currently constructing its interior improvements. As of January 2018, Apple is expected to begin taking occupancy of its space at the Apple Campus 3 Property in September 2018.

The interconnected office buildings within the Apple Campus 3 Property comprise Building A (308,659 square feet), Building B (269,997 square feet) and Building C (270,002 square feet), and the combined office floorplates average approximately 180,000 square feet. The amenities facility at the Apple Campus 3 Property totals approximately 34,000 square feet and is expected to serve as a cafeteria for Apple employees. Building A, Building B, the parking structure and the amenities building are collectively known as “Phase I” of the Apple Campus 3 Property; and Building C is known as “Phase 2”. Amenities at the Apple Campus 3 Property include a fitness/wellness center, coffee bar, general store, barber shop, bike repair shop, dry cleaning/laundry service and a conference center. Additional outdoor amenities at the Apple Campus 3 Property include a mini amphitheater situated in the center courtyard, outdoor seating, sport courts and athletic fields, bus/shuttle stops and green roof accessibility on the third floor of the office buildings.

According to the appraisal, as of 2016, Apple was the second largest employer in Sunnyvale, California, and the second largest space user in Silicon Valley. The Apple Campus 3 Property is situated approximately 3.5 miles north of both Apple Park and One Infinite Loop. Apple Park is Apple’s new 175-acre corporate headquarters campus, which comprises the 2.8 million square foot “spaceship” structure in addition to several associated research and development buildings. One Infinite Loop was originally developed as Apple’s headquarters in 1993 and totals approximately 850,000 square feet.

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APPLE CAMPUS 3

The following table presents certain information relating to the tenancy at the Apple Campus 3 Property:

Major Tenant

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenant
Apple(3)	NR/Aa1/AA+	882,657	100.0%	$48.35	$42,675,300	100.0%	2/28/2031(4)
Total Major Tenant		882,657	100.0%	$48.35	$42,675,300	100.0%

Vacant Space		0	0.0%

Collateral Total		882,657	100.0%

(1)	The entity on the lease is Apple Inc., which is the rated entity.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent reflect the average rent over the remaining lease term. Apple is currently in a free rent period, as outlined in the footnote below, and will begin paying rent of $41.28 per square foot on Phase I in February 2019 and Phase II in June 2019.
(3)	Apple has taken possession of its space and is currently constructing its interior improvements. Apple is currently in a free rent period for (i) Phase 1 (approximately 69.4% of its space) through and including December 2018 and (ii) Phase 2 (approximately 30.6% of its space) through and including May 2019. In January 2019, Apple will pay reduced rent of approximately $6.93 per square foot on Phase I only. Through and including February 2018, Apple is required to pay reimbursements for utilities only, and commencing March 2018, the tenant will be required to pay reimbursements for utilities, operating expenses, taxes and insurance. All future rent credits and abatements under the Apple lease were reserved at the origination of the Apple Campus 3 Whole Loan (see “Escrows” section).
(4)	Apple has two, 7-year renewal options at 95% of fair market value with 360 days’ written notice.

The following table presents certain information relating to the lease rollover schedule at the Apple Campus 3 Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2027	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2028	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
Thereafter	1	882,657	100.0%	882,657	100.0%	$42,675,300	100.0%	$48.35
Vacant	0	0	0.0%	882,657	100.0%	$0	0.0%	$0.00
Total/Weighted Average	1	882,657	100.0%			$42,675,300	100.0%	$48.35

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the Apple Campus 3 Property:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	3/1/2018(2)(3)
NAP	NAP	NAP	NAP	100.0%

(1)	The Apple Campus 3 Property was built in 2017.
(2)	Apple has taken possession of its space at the Apple Campus 3 Property and is currently constructing its interior improvements. As of January 2018, Apple is expected to begin taking occupancy of its space at the Apple Campus 3 Property in September 2018.
(3)	Information obtained from the underwritten rent roll.

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APPLE CAMPUS 3

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Apple Campus 3 Property:

Cash Flow Analysis(1)

	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$42,675,300(2)	92.4%	$48.35
Grossed Up Vacant Space	0	0.0	0.00
Total Reimbursables	3,981,816	8.6	4.51
Other Income	0	0.0	0.00
Less Vacancy & Credit Loss	(466,571)(3)	(1.0)	(0.53)
Effective Gross Income	$46,190,545	100.0%	$52.33

Total Operating Expenses	$4,804,932	10.4%	$5.44

Net Operating Income	$41,385,613	89.6%	$46.89
TI/LC	0	0.0	0.00
Capital Expenditures	176,531	0.4	0.20
Net Cash Flow	$41,209,082	89.2%	$46.69

NOI DSCR(4)	3.57x
NCF DSCR(4)	3.55x
NOI DY(4)	12.2%
NCF DY(4)	12.1%

(1)	Historical operating statements are not applicable, as the Apple Campus 3 Property was built in 2017.
(2)	Base Rent reflects the average rent over the lease term (see “Major Tenant” section).
(3)	The underwritten economic vacancy is 1.0%. The Apple Campus 3 Property was 100.0% leased as of March 1, 2018.
(4)	The debt service coverage ratios and debt yields are based on the Apple Campus 3 Whole Loan.

Appraisal. The appraiser concluded to an “as-stabilized” appraised value of $773,600,000 with a valuation date of June 1, 2019, which assumes that contractual TI/LC obligations have been fulfilled and there is no outstanding free rent. The borrower deposited upfront reserves totaling $45,779,915 for such TI/LC obligations and free rent periods (see “Escrows” section). As of the appraisal valuation date of November 7, 2017 the Apple Campus 3 Property had an “as-is” appraised value of $624,600,000. The appraiser also concluded to a “Go Dark” value of $566,750,000 as of November 7, 2017.

Environmental Matters. According to the Phase I Environmental Assessment dated November 20, 2017, there are recognized environmental conditions (“RECs”) at the Apple Campus 3 Property related to (i) potential soil, gas and groundwater contamination and (ii) residual soil impacts and possible vapor intrusion concerns. The Phase I assessment recommended no further action aside from continued implementation of a site management plan and vapor-intrusion mitigation system. In regard to the groundwater contamination, the responsible parties are Advanced Micro Devices, Inc., Northrop Grumman and Locus Technologies (a subsidiary of the Philips Electronics Company). The RECs are further described under “Description of the Mortgage Pool—Mortgage Pool Characteristics—Environmental Considerations” in the Preliminary Prospectus.

Market Overview and Competition. The Apple Campus 3 Property is located in Sunnyvale, California near the intersection of Central Expressway and Wolfe Road. Sunnyvale is the seventh most populous city in the San Francisco Bay Area and one of the major cities comprising Silicon Valley. According to a third party market research report, as of the third quarter of 2017, the San Jose/Sunnyvale/Santa Clara metropolitan statistical area had an unemployment rate of 3.2% and reported an 8.9% GDP growth rate over the past five years, compared to an overall 2.4% growth rate for the United States.

The Apple Campus 3 Property is centrally located within 1.4 miles of two Santa Clara Valley Transportation Authority Light Rail stations (the Sunnyvale station in the Heritage District Downtown and the Lawrence Station in eastern Sunnyvale), 3.9 miles from the Downtown Mountain View Caltrain Station, and within close proximity to highways 101, 280, 237 and 85. According to a third-party market research report, the 2017 estimated population within a one-, three- and five-mile radius of the Apple Campus 3 Property was 26,490, 193,228, and 466,901, respectively; while the 2017 estimated average household income within the same radii was $121,630, $133,362, and $141,198, respectively.

According to a third-party market research report, as of the third quarter of 2017, the Sunnyvale submarket contained approximately 10.9 million square feet of office space exhibiting a vacancy rate of approximately 3.1% and an average asking rental rate of $64.44 per square foot, gross. The appraiser identified 15 comparable class A office properties totaling approximately 2.4 million square feet, which reported a 99.7% occupancy rate and average asking rents of $50.58 per square foot, triple net.

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APPLE CAMPUS 3

The following table presents certain information relating to comparable office leases for the Apple Campus 3 Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Moffett Towers II 905 11th Avenue Sunnyvale, CA	2016/NAV	350,663	3.0 mile	Lab 126	March 2017/ 10.0 Yrs	350,663	$47.40	NNN
Moffett Gateway 1225 Crossman Avenue Sunnyvale, CA	2016/NAV	298,924	2.3 miles	Google, Inc.	November 2016/ 11.0 Yrs	298,924	$44.40	NNN
10900 Tantau Avenue Cupertino, CA	2008/NAV	102,540	3.5 miles	Panasonic	May 2017/ 5.0 Yrs	43,034	$51.00	NNN
Tree Farm 4440 El Camino Real Los Altos, CA	1999/NAV	96,562	6.8 mile	Toyota	March 2017/ 5.5 Yrs	96,562	$63.00	NNN
Moffett Tower II Bldg. 2 905 11th Avenue Sunnyvale, CA	2017/NAV	362,600	3.0 miles	Amazon	December 2016/ 10.0 Yrs	362,600	$48.00	NNN

(1)	Information obtained from third party market report

The Borrower. The borrower is CW SPE LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Apple Campus 3 Whole Loan. Paul Guarantor LLC is the guarantor of certain nonrecourse carveouts under the Apple Campus 3 Whole Loan. The Apple Campus 3 Borrower is affiliated with the borrower under the Moffett Towers II – Building 2 Mortgage Loan.

The Borrower Sponsor. The borrower sponsor is Paul Guarantor LLC, which is 100% directly owned by Jay Paul Company, a privately held real estate firm based in San Francisco, California. Founded in 1975, Jay Paul Company concentrates on the acquisition, development, and management of commercial properties throughout California. Jay Paul Company has developed over 11.0 million square feet of institutional quality space, and since 2000, has closed on more than $12.0 billion in debt and equity financings.

Escrows. The Apple Campus 3 Whole Loan documents provide for upfront escrows in the amount of $42,706,326 for rent abatement periods, $2,979,839 for outstanding TI/LCs, and $93,750 for the estimated cost to complete outstanding punchlist items. The Apple Campus 3 Whole Loan documents provide for ongoing monthly escrows of $249,368 for real estate taxes. The Apple Campus 3 Whole Loan documents provide for additional reserves in the amount of 125% of any additional punchlist items received from Apple (following origination, an additional $506,100 was deposited due to additional punchlist items identified by Apple).

The Apple Campus 3 Whole Loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no event of default has occurred and is continuing; (ii) the borrower provides the lender with evidence that the Apple Campus 3 Property’s insurance coverage is included in a blanket policy and such policy is in full force and effect; and (iii) the borrower pays all applicable insurance premiums and provides the lender with evidence of renewals. The Apple Campus 3 Whole Loan documents do not require ongoing monthly escrows for replacement reserves as long as no “Cash Trap Event Period” (as defined in the “Lockbox and Cash Management” section) has occurred and is continuing.

Lockbox and Cash Management. The Apple Campus 3 Whole Loan requires a lender-controlled lockbox account, which is already in-place, and that the borrower direct the tenant to pay its rent directly into such lockbox account. The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within one business day of receipt. Prior to the occurrence of a Cash Trap Event Period (as defined below), all excess funds are required to be distributed to the borrower. During a Cash Trap Event Period, all excess funds are required to be swept to a lender-controlled cash management account. During a Lease Sweep Period (as defined below), the borrower is required to make minimum monthly deposits of $1,838,869 into a leasing reserve (regardless of the amount of available excess cash flow).

A “Cash Trap Event Period” will commence upon the earlier of the following:

(i)	the occurrence of an event of default under the Apple Campus 3 Whole Loan, the Apple Campus 3 Senior Mezzanine Loan or the Apple Campus 3 Junior Mezzanine Loan (see “Subordinate and Mezzanine Indebtedness” section);
(ii)	the occurrence of a Lease Sweep Period (as defined below);
(iii)	the debt service coverage ratio based on the Apple Campus 3 Whole Loan falling below 1.85x (based on a hypothetical 30-year amortization period), or the debt service coverage ratio based on the Apple Campus 3 Total Debt (see “Subordinate and Mezzanine Indebtedness” section) falling below 1.10x (based on a hypothetical 30-year amortization period) at the end of any calendar quarter; or
(iv)	the ARD.

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APPLE CAMPUS 3

A Cash Trap Event Period will end upon the occurrence of the following:

●	with regard to clause (i), the cure of such event of default;
●	with regard to clause (ii), a Lease Sweep Period Cure Event (as defined below);
●	with regard to clause (iii), the debt service coverage ratio based on the Apple Campus 3 Whole Loan (based on a hypothetical 30-year amortization schedule) being equal to 1.85x or greater, and the debt service coverage ratio based on the Apple Campus 3 Total Debt (based on a hypothetical 30-year amortization schedule) being equal to 1.10x or greater for two consecutive calculation dates; or
●	with regard to clause (iv), the Apple Campus 3 Whole Loan being repaid in full.

A “Lease Sweep Period” will commence upon the earlier of the following (for clauses (i), (iii), (iv) and (v) below, the term ‘Apple’ includes any replacement tenant that occupies at least 75% of the space currently occupied by Apple):

(i)	Apple cancels, terminates or gives notice of its intent to cancel or terminate its lease on at least 40,000 square feet;
(ii)	Apple is no longer an Investment Grade Entity (as defined below);
(iii)	Apple goes dark in 20% or more of its space; provided, however, that a Lease Sweep Period will not commence as long as Apple remains an Investment Grade Entity;
(iv)	Apple defaults under its lease beyond any applicable notice and cure period; or
(v)	Apple becomes insolvent or files for bankruptcy.

A “Lease Sweep Period Cure Event” will occur upon the following:

●	with regard to clause (i), (a) a Qualified Re-Leasing Event (as defined below), or (b) total swept funds equating to $35.00 per square foot of such applicable space (or borrower delivering to the lender an acceptable letter of credit in such amount);
●	with regard to clauses (ii) or (iii), (a) a Qualified Re-Leasing Event, (b) Apple restoring its status as an Investment Grade Entity; (c) the applicable space being subleased to an Investment Grade Entity who has accepted delivery of the space and is paying unabated rent in an amount no less than the contract rate of the primary lease; or (d) total swept funds equating to $50.00 per square foot of (x) the Apple lease space with respect to clause (ii) and (y) the applicable space with respect to clause (iii) (or borrower delivering to the lender an acceptable letter of credit in such amount); provided, however, that once total swept funds in the leasing reserve equate to $35.00 per square foot of the applicable space, additional funds will be deposited into a debt service reserve account until such $50.00 per square foot cap is met;
●	with regard to clause (iv), (a) the cure of such event of default and no other default occurring for a period of three consecutive months, or (b) total swept funds equating to $35.00 per square foot (or borrower delivering to the lender an acceptable letter of credit in such amount);
●	with regard to clause (v), the bankruptcy or insolvency proceedings having terminated and the lease having been affirmed or assigned in a manner satisfactory to the lender.

An “Investment Grade Entity” means an entity that is rated ‘BBB-’, or equivalent, or higher by at least two of Fitch, Moody’s and S&P.

A “Qualified Re-Leasing Event” will occur upon one or more replacement tenants acceptable to lender executing leases covering at least 75% of the space currently occupied by Apple with (i) terms extending at least three years beyond the Maturity Date of the Apple Campus 3 Whole Loan; (ii) economic terms at least as favorable as those in the lease being replaced; (iii) such replacement tenants having taken possession of such space and paying full unabated rent or such abatement has been reserved; (iv) and all tenant improvements and leasing commissions having been paid or reserved.

Property Management. The Apple Campus 3 Property is managed by an affiliate of the borrower.

Assumption. The Apple Campus 3 borrower has the right to transfer the Apple Campus 3 Property, provided that certain other conditions are satisfied, including, but not limited to: (i) no event of default has occurred and is continuing; (ii) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; and (iii) if requested by the lender, rating agency confirmation from DBRS, Fitch, and Moody’s that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series WFCM 2018-C43 certificates and similar confirmations from each rating agency rating any securities backed by any of the Apple Campus 3 Companion Loans with respect to the ratings of such securities.

Rights of First Offer. Apple has a right of first offer to purchase the Apple Campus 3 Property if the borrower markets the property for sale (the “Apple ROFO”). The Apple ROFO is not extinguished by foreclosure; however, the Apple ROFO does not apply to foreclosure or deed-in-lieu thereof.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Wells Fargo Bank, National Association; Deutsche Bank AG, New York Branch; and Goldman Sachs Mortgage Company (collectively, the “Mezzanine Co-Lenders”) funded a $117,500,000 senior mezzanine loan to CW Mezz LLC (the “Apple Campus 3 Senior Mezzanine Loan”) and a $117,500,000 junior mezzanine loan to Central Wolfe LLC (the “Apple Campus 3 Junior Mezzanine Loan”)(collectively, the Apple Campus 3 Whole Loan, Apple Campus 3 Senior Mezzanine Loan and Apple Campus 3 Junior Mezzanine Loan are referred to herein as the “Apple Campus 3 Total Debt”). The Apple Campus 3 Senior Mezzanine Loan and the Apple Campus 3 Junior Mezzanine Loan are coterminous with the Apple Campus 3 Whole Loan and require interest-only payments. The Apple Campus 3 Senior Mezzanine Loan accrues interest at a fixed interest rate equal to 4.620% per annum (the “Senior Mezzanine Initial Interest Rate”), and the Apple Campus 3 Junior Mezzanine Loan accrues interest at a fixed interest rate equal to 6.000% per annum (the “Junior Mezzanine Initial Interest Rate”). In the event the Apple Campus 3 Senior Mezzanine Loan and/or the Apple Campus 3 Junior Mezzanine Loan are not paid off in full on or before the ARD, the borrower will be

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APPLE CAMPUS 3

required to make interest payments based on an interest rate equal to the greater of (i) the Senior Mezzanine Initial Interest Rate or the Junior Mezzanine Initial Interest Rate, as applicable, plus 1.500% per annum, and (ii) the swap rate plus 1.500% per annum; provided, however, that upon the occurrence and continuance of an event of default, the interest rate will be equal to (1) the greater of (i) and (ii), plus (2) 5.000%. An intercreditor agreement is in place with respect to the Apple Campus 3 Whole Loan, the Apple Campus 3 Senior Mezzanine Loan and the Apple Campus 3 Junior Mezzanine Loan.

Ground Lease. None.

Terrorism Insurance. The Apple Campus 3 Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Apple Campus 3 Property, as well as business interruption insurance covering no less than the 24-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

Earthquake Insurance. The loan documents require earthquake insurance. At the time of closing, earthquake insurance coverage is in-place for the Apple Campus 3 Property. The seismic report indicated a probable maximum loss of 10.0% for the Apple Campus 3 Property.

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WALMART SUPERCENTER HOUSTON

Walmart
Market
Home & Pharmacy

LOW PRICES

Exit
FREE 2-DAY
home delivery
Walmart

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WALMART SUPERCENTER HOUSTON

Memorial Park
Uptown
HOUSTON
Afton Oaks
River Oaks
Woodlake/ Briar Meadow
Gulfton
HARRIS COUNTY
Bellaire
West University Place
Southside Place
Highland Village
The Galleria
Southwest Frwy
Westpark Tollway
Westheimer Rd
Richmond Ave
Bellaire Blvd
West Loop
Walmart Supercenter Houston
5405 South Rice Avenue
Houston, TX 77081
610
69
59

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No. 8 – Walmart Supercenter Houston

Loan Information				Property Information
Mortgage Loan Seller:		Rialto Mortgage Finance, LLC		Single Asset/Portfolio:	Single Asset
				Property Type:	Retail
Original Principal Balance:		$26,500,000		Specific Property Type:	Single Tenant
Cut-off Date Balance:		$26,500,000		Location:	Houston, TX
% of Initial Pool Balance:		3.7%		Size:	177,514 SF
Loan Purpose(1):		Recapitalization		Cut-off Date Balance Per SF:	$149.28
Borrower Name:		Houston Galleria Retail DST		Year Built/Renovated:	2015/NAP
Borrower Sponsor:		Midway Risknet Partners I, L. P.		Title Vesting:	Fee
Mortgage Rate:		4.440%		Property Manager:	Self-managed
				4th Most Recent Occupancy(3):	NAV
Note Date:		February 14, 2018		3rd Most Recent Occupancy (As of):	100.0% (12/31/2015)
Anticipated Repayment Date:		NAP		2nd Most Recent Occupancy (As of):	100.0% (12/31/2016)
Maturity Date:		March 6, 2028		Most Recent Occupancy (As of):	100.0% (12/31/2017)
IO Period:		120 months		Current Occupancy (As of):	100.0% (3/1/2018)
Loan Term (Original):		120 months
Seasoning:		0 months		Underwriting and Financial Information:
Amortization Term (Original):		NAP		4th Most Recent NOI(3):	NAV
Loan Amortization Type:		Interest-only, Balloon		3rd Most Recent NOI (As of)(3):	$982,258 (12/31/2015)
Interest Accrual Method:		Actual/360		2nd Most Recent NOI (As of):	$2,100,000 (12/31/2016)
Call Protection:		L(24),D(92),O(4)		Most Recent NOI (As of):	$2,100,000 (12/31/2017)
Lockbox Type:		Springing
Additional Debt:		None		U/W Revenues:	$3,347,667
Additional Debt Type:		NAP		U/W Expenses:	$1,239,654
				U/W NOI:	$2,108,013
				U/W NCF:	$2,081,386
Escrows and Reserves(2):				U/W NOI DSCR:	1.77x
				U/W NCF DSCR:	1.74x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	8.0%
Taxes	$0	Springing	NAP	U/W NCF Debt Yield:	7.9%
Insurance	$0	Springing	NAP	As-Is Appraised Value:	$42,670,000
Replacement Reserves	$0	$0	NAP	As-Is Appraisal Valuation Date:	February 8, 2018
TI/LC Reserve	$0	$0	NAP	Cut-off Date LTV Ratio:	62.1%
Environmental Reserve	$35,000	$0	NAP	LTV Ratio at Maturity or ARD:	62.1%
Contingency Reserve	$60,000	Springing	NAP

(1)	Prior to the closing of the Walmart Supercenter Houston Mortgage Loan, the Borrower acquired the Walmart Supercenter Houston Property from an affiliate of the borrower for $42.8 million on an all cash basis.
(2)	See “Escrows and Reserves” section.
(3)	The Walmart Supercenter Houston Property was constructed in 2015.

The Mortgage Loan. The mortgage loan (the “Walmart Supercenter Houston Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering a retail property located in Houston, Texas (the “Walmart Supercenter Houston Property”). The Walmart Supercenter Houston Mortgage Loan was originated on February 14, 2018 by Rialto Mortgage Finance, LLC. The Walmart Supercenter Houston Mortgage Loan had an original principal balance of $26,500,000, has an outstanding principal balance as of the Cut-off Date of $26,500,000 and accrues interest at an interest rate of 4.440% per annum. The Walmart Supercenter Houston Mortgage Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires interest-only payments through the term of the Walmart Supercenter Houston Mortgage Loan. The Walmart Supercenter Houston Mortgage Loan matures on March 6, 2028.

Following the lockout period, the borrower has the right to defease the Walmart Supercenter Houston Mortgage Loan in whole, but not in part, on any date before December 6, 2027. In addition, the Walmart Supercenter Houston Mortgage Loan is prepayable without penalty on or after December 6, 2027.

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WALMART SUPERCENTER HOUSTON

Sources and Uses

Sources			Uses
Original loan amount	$26,500,000	100.0%	Return of Equity(1)	$23,041,312	86.9%
			Closing Costs	3,363,688	12.7
			Upfront Reserve	95,000	0.4
Total Sources	$26,500,000	100.0%	Total Uses	$26,500,000	100.0%

(1)	Prior to the closing of the Walmart Supercenter Houston Mortgage Loan, the Borrower acquired the Walmart Supercenter Houston Property from an affiliate of the borrower for $42.8 million on an all cash basis.

The Property. The Walmart Supercenter Houston Property is a one story, single-tenant retail property containing approximately 177,514 square feet located in Houston, Texas. The Walmart Supercenter Houston Property was constructed in 2015 and is situated on a 16.4-acre parcel. Parking is provided by 716 surface parking spaces, resulting in a parking ratio of 4.03 spaces per 1,000 square feet of rentable area. As of March 1, 2018, the Walmart Supercenter Houston Property was 100.0% leased to Walmart Supercenter.

Wal-Mart Stores, Inc. (“Walmart”) is headquartered in Bentonville, Arkansas. The company was founded by Sam Walton in 1962 and incorporated in 1969. As of January 31, 2017, Walmart reported total annual revenue of approximately $485.9 billion and 11,695 stores and clubs in 28 countries and e-commerce websites in 11 countries, under a total of 59 banners. As of January 31, 2017, Walmart employed approximately with 2.3 million employees. Walmart estimates that each week approximately 260 million customers visit its stores and clubs. Walmart Supercenters offer a one store shopping experience by combining a grocery store with fresh produce, bakery, deli and dairy products with electronics, apparel, toys and home furnishing. Most of the Walmart Supercenters are open 24 hours and many include specialty shops such as banks, hair and nail salons, restaurants or vision centers. As of January 31, 2017, there were 3,522 Walmart Supercenters in 49 of the 50 U.S. states, the District of Columbia, and Puerto Rico.

The following table presents certain information relating to the tenancies at the Walmart Supercenter Houston Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Sales PSF(2)	Occupancy Cost	Lease Expiration Date
Major Tenant
Walmart Supercenter(3)	AA/Aa2/AA	177,514	100.0%	$11.83	$2,100,000	100.0%	$388.14	4.9%	7/12/2035(4)
Occupied Collateral Total		177,514	100.0%	$11.83	$2,100,000	100.0%

Vacant Space		0	0.0%

Collateral Total		177,514	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Sales PSF were provided by a third party market research company as of August 17, 2017.

(3)

Walmart Supercenter has two termination options relating to the environmental condition of the Walmart Supercenter Houston Property. First, in the event that the premises becomes untenantable in whole or in part for a period of 120 days due to an environmental condition not caused by the tenant, the tenant may terminate the lease. Second, the tenant may engage an independent third party consultant to study the environmental condition of the Walmart Supercenter Houston Property. If the consultant determines that an environmental condition exists that unreasonably and substantially endangers the life or health of persons occupying the premises, then the borrower may hire a consultant to study the environmental condition. If the borrower’s consultant disagrees with the initial consultant, then the two consultants are required to hire a third consultant to decide which report is correct. If the initial consultant’s conclusion is upheld, then Walmart Supercenter may terminate the lease upon 60 days prior notice to the borrower provided that the borrower has a 45 day period within which to remedy the condition such that it no longer unreasonably and substantially endangers the life or health of persons occupying the premises.

(4)	Walmart Supercenter has six, 5-year renewal options remaining.

The following table presents certain information relating to the historical sales at the Walmart Supercenter Houston Property:

Historical Sales (PSF)

Tenant Name	2015	2016	2017(1)	Average National Sales (PSF)(2)	Current Occupancy Cost
Walmart Supercenter	NAV	NAV	$388	$440	4.9%

(1)	Historical Sales (PSF) are based on a third party market research provider as of August 17, 2017.
(2)	Average National Sales (PSF) is provided from Wal-Mart Stores, Inc., 10-K as of January 31, 2017.

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WALMART SUPERCENTER HOUSTON

The following table presents certain information relating to the lease rollover schedule at the Walmart Supercenter Houston Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative% of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(2)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2027	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2028	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
Thereafter	1	177,514	100.0%	177,514	100.0%	$2,100,000	100.0%	$11.83
Vacant	0	0	0.0%	177,514	100.0%	$0	0.0%	$0.00
Total/Weighted Average	1	177,514	100.0%			$2,100,000	100.0%	$11.83

(1)	Information obtained from the underwritten rent roll and does not consider termination options.

(2)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

The following table presents historical occupancy percentages at the Walmart Supercenter Houston Property:

Historical Occupancy

2014(1)	2015(1)	2016(1)	2017(1)	3/1/2018(2)
NAV	100.0%	100.0%	100.0%	100.0%

(1)	Information obtained from the borrower. The Walmart Supercenter Houston Property was constructed in 2015.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Walmart Supercenter Houston Property:

Cash Flow Analysis

	2015	2016	2017	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$982,258	$2,100,000	$2,100,000	$2,100,000	62.7%	$11.83
Rent Steps	0	0	0	0	0.0	0.00
Grossed Up Vacant Space	0	0	0	0	0.0	0.00
Total Reimbursables	0	0	0	1,247,667	37.3	7.03
Other Income	0	0	0	0	0.0	0.00
Less Vacancy & Credit Loss	0	0	0	0	0.0	0.00
Effective Gross Income	$982,258	$2,100,000	$2,100,000	$3,347,667	100.0%	$18.86

Total Operating Expenses	$0	$0	$0	$1,239,654	37.0%	$6.98

Net Operating Income	$982,258	$2,100,000	$2,100,000	$2,108,013	63.0%	$11.88
TI/LC	0	0	0	0	0.0	0.00
Capital Expenditures	0	0	0	26,627	0.8	0.15
Net Cash Flow	$982,258	$2,100,000	$2,100,000	$2,081,386	62.2%	$11.73

NOI DSCR	0.82x	1.76x	1.76x	1.77x
NCF DSCR	0.82x	1.76x	1.76x	1.74x
NOI DY	3.7%	7.9%	7.9%	8.0%
NCF DY	3.7%	7.9%	7.9%	7.9%

Appraisal. As of the appraisal valuation date of February 8, 2018, the Walmart Supercenter Houston Property had an “as-is” appraised value of $42,670,000.

Environmental Matters. According to a Phase I environmental assessment dated February 12, 2018, there was evidence of a recognized environmental condition at the Walmart Supercenter Houston Property. Prior to the construction of the Walmart Supercenter Houston Property, soil and groundwater contamination was discovered stemming from prior industrial uses at the Walmart Supercenter Houston Property and remediation has been ongoing under the supervision of the Texas Commission on Environmental Quality since 1998. The Phase I environmental assessment identified groundwater impacts in excess of regulatory limits from the former on-site operations. The prior owner is required to indemnify the borrower and Walmart for any costs of investigation, cleanup, and monitoring liability relating to the condition. At origination, the borrower obtained a $10,000,000 environmental impairment liability insurance policy through February 14, 2028 under which the lender was a named insured and the

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policy premiums have been paid in full. At origination, the borrower reserved $35,000 with lender to cover the expected premiums necessary to extend the term of such policy for three years past the maturity date of the loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Environmental Considerations” in the Preliminary Prospectus.

Market Overview and Competition. The Walmart Supercenter Houston Property is located in Houston, Harris County, Texas, within the Houston-The Woodlands-Sugar Land metropolitan statistical area (“Houston MSA”). Demand drivers in the Houston MSA include energy, manufacturing, and logistics sectors. Twenty Fortune 500 companies have headquarters in Houston, including Waste Management, Halliburton, and Sysco. The Houston MSA is the U.S. energy headquarters and a world center for virtually every segment of the oil and gas industry including exploration, production, transmission, marketing, supply, and technology.

The Walmart Supercenter Houston Property is located in the Uptown area of Houston which is commonly referred to as the Galleria area, a mixture of office, retail, residential and hotel properties located along the West Loop from Richmond Avenue north to Buffalo Bayou and west to Yorktown. With more than 23.6 million square feet of commercial office space, Uptown Houston represents approximately 12% of Houston’s total office space. Uptown Houston is the 17th largest business center in the U.S. and compares in size to the downtowns of Los Angeles and Denver. Uptown Houston is home to approximately 2,000 companies, ranging from small-to large-sized commercial businesses, representing a variety of diverse industries. Uptown Houston offers more than 5.0 million square feet of gross leasable retail space, more than any other retail destination in Houston. The Galleria is ranked the fifth largest retail complex in the country featuring more than 375 stores and restaurants, an ice rink and two Westin hotels. This shopping complex includes Neiman Marcus, Cartier, Gucci, Macy’s, Tiffany & Co., Saks Fifth Avenue, The Sharper Image, Ralph Lauren Collection, Christian Dior, St. John, and Nordstrom. There are three office towers, two hotels, 2.4 million square feet of retail space, and a variety of restaurants.

Primary access to the Walmart Supercenter Houston Property’s neighborhood is provided by US Highway 59 and Loop 610. The Southwest Freeway provides access to the Houston central business district as well to Sugar Land and Victoria to the southwest. Loop 610 traverses the area in a north-south direction, circumnavigating the city of Houston at a distance of approximately 6.0 miles. Additionally, Interstate Highway 10 is a major east/west thoroughfare that also provides direct access to the central business district. More specifically, the Walmart Supercenter Houston Property is situated along South Rice and Anderson Street. South Rice Avenue, is a north/south street improved with two lanes of traffic in each direction. Anderson Street, is a north/south street improved with one lane of traffic in each direction. According to the appraisal, South Rice Avenue at Glenmount Drive averages approximately 13,006 vehicles per day.

According to the appraisal, the 2017 population within a one, three and five-mile radius of the Walmart Supercenter Houston Property was 25,849, 228,556 and 523,539, respectively. The 2017 average household income within the same one, three and five-mile radii was $103,577, $124,764 and $117,300, respectively.

According to the appraisal, the Walmart Supercenter Houston Property is located in the Houston Area retail market, which had an estimated inventory of 382 million square feet of retail space as of year-end 2017. The Houston Area retail market reported an overall vacancy rate of 5.3%, with an average rental rate of $16.86 per square feet.

According to the appraisal, the Walmart Supercenter Houston Property is located in the Southwest retail submarket, which had an estimated inventory of 58.9 million square feet of retail space as of year-end 2017. The Southwest retail submarket reported an overall vacancy rate of 5.7%, with an average rental rate of $15.75 per square feet.

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The following table presents certain information relating to comparable retail properties for Walmart Supercenter Houston Property:

Competitive Set(1)

Property Name/ Location	Year Built/ Renovated	Anchor Tenants	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name	Lease Date /Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Walmart Supercenter Houston (Subject) Houston, TX	2015/NAP	Walmart Supercenter	177,514	100.0%	--	Walmart Supercenter	July 2015 / 25 Yrs	177,514	$11.83	NNN

Fry’s Electronics, Concord, CA	1979/NAP	Fry’s Electronics	104,160	100.0%	1,914 miles	Fry’s Electronics	June 2015 / 10 Yrs	104,160	$11.25	NNN

Mills Fleet Farm, Sioux City, IA	2018/NAP	Mills Fleet Farm	220,933	100.0%	1,000 miles	Mills Fleet Farm	Sep. 2018 / 20 Yrs	220,933	$12.42	NNN

Cabela’s, Rogers, AR	2012/NAP	Cabela’s	104,427	100.0%	536 miles	Cabela’s	Sep. 2017 / 22 Yrs	104,427	$16.54	NNN

Proposed Walmart Center, Katy TX	NAP/NAP	Wal Mart	41,839	100.0%	22.4 miles	Wal Mart	NAP / NAP	41,839	$13.38	NNN

Dick’s Sporting Goods Katy, TX	2016/NAP	Dick’s Sporting Good	105,000	100.0%	24.1 miles	Dick’s Sporting Goods	Nov. 2016 / 15.3 Yrs	105,000	$13.84	NNN

Container Store The Woodlands, TX	1997/2011	Container Store	25,083	100.0%	36.6 miles	Container Store	Nov. 2011 / 12 Yrs	25,083	$17.00	NNN

Nordstrom Rack – Centre at Post Oak Houston, TX	1995/NAP	Nordstrom Rack	30,017	100.0%	2.0 miles	Nordstrom Rack	Feb. 2010 / 10 Yrs	30,017	$27.50	NNN

Bed Bath & Beyond Houston, TX	2002/NAP	Bed Bath & Beyond	40,000	100.0%	4.8 miles	Bed Bath & Beyond	June 2012 / 5 Yrs	40,000	$23.00	NNN

Ashley Furniture Houston, TX	1996/2010	Ashley Furniture	42,684	100.0%	2.2 miles	Ashley Furniture	Nov. 2009 / 15 Yrs	42,684	$20.00	NNN

Former Babies R’ Us Houston, TX	1995/NAP	NAP	40,000	0.0%	12.6 miles	NAP	NAP	40,000	$15.00	NNN

(1)	Information obtained from the appraisal dated February 12, 2018.

The Borrower. The borrower is Houston Galleria Retail DST, a single-purpose Delaware statutory trust. At loan origination, the beneficial interests in the Delaware statutory trust interests were sold on an all equity basis and without any debt on the Walmart Supercenter Houston Property as the construction loan was paid off prior to the origination of the Walmart Supercenter Houston Mortgage Loan. There are two independent directors for the borrowing entity. The borrower trust manager is a single-purpose Delaware limited liability company with one independent manager. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Walmart Supercenter Houston Mortgage Loan. Midway Risknet Partners I, L.P. (“Midway Risknet L.P.”), is the guarantor of certain nonrecourse carveouts under the Walmart Supercenter Mortgage Loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Delaware Statutory Trusts” in the Preliminary Prospectus.

The Sponsor. The borrower sponsor and guarantor, Midway Risknet L.P., is owned and controlled by Bradley R. Freels, the chairman of the Midway Companies. Midway Companies (“Midway”) is a privately owned, fully integrated real estate investment and development firm that has provided a high level of quality, service and value to its clients and investors for more than 49 years. The Midway portfolio of projects completed and underway consists of approximately 45 million square feet of properties ranging from mixed-use centers, corporate headquarters, multi-family, entertainment, hospitality, business and industrial parks, and master-planned resort and residential communities. Entities affiliated with the borrower sponsor filed for Chapter 11 bankruptcy protection in April 2011. A plan of reorganization was approved and the bankruptcy was discharged.  See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

Escrows and Reserves. The loan documents provide for upfront reserves of $60,000 for a contingency reserve and $35,000 for an environmental reserve (as described under “Environmental Matters” above). Monthly real estate tax reserves are not required so long as (i) the lease with the Critical Tenant (as defined below) is in full force and effect with no defaults by any party; (ii) the terms of the Critical Tenant Lease (as defined below) require the tenant to directly pay all real estate taxes due with respect to the Walmart Supercenter Houston Property; (iii) the tenant pays all real estate taxes on time prior to delinquency and, upon request by the lender, promptly provides to the lender evidence of payment of the real estate taxes; and (iv) a Critical Tenant Trigger Event (as defined below) is not in effect and no event of default exists. Monthly insurance reserves are not required so long as (i) the borrower maintains the blanket insurance policy required under the loan documents in full force and effect; (ii) the borrower delivers to the lender within fifteen days prior to the expiration of the blanket insurance policy, the certificates of insurance evidencing coverage accompanied by evidence of payment of the insurance premiums due under the policy. The borrower is required to make monthly deposits into the contingency reserve in an amount equal to the difference between (i) $60,000 and (ii) the balance of the

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contingency funds on deposit in the contingency account, which amounts may be used for any necessary contingency (as described in the loan documents) that arises at the Walmart Supercenter Property or in connection with the Walmart Supercenter Houston Loan.

Lockbox and Cash Management. Upon the occurrence and during the continuance of a Cash Management Trigger Event (as defined below) the borrower is required to establish a lender-controlled lockbox account and instruct tenants to deposit rents into such lockbox account. The Walmart Supercenter Houston Mortgage Loan documents also require that all revenues received by the borrower or the property manager be deposited into the lockbox account within two business days of receipt. Pursuant to the Walmart Supercenter Houston Mortgage Loan documents, all excess funds on deposit will be applied as follows (a) if a Cash Sweep Event (as defined below) period is not in effect, to the borrower; and (b) if a Cash Sweep Event Period is in effect due to the existence of a Critical Tenant Trigger Event (as defined below) to the Critical Tenant TI/LC account until the applicable Critical Tenant Trigger Event cure has occurred. If no Cash Sweep Event is in effect and a Critical Tenant Trigger Event is not in effect, then funds will be applied to the excess cash flow account.

A “Cash Management Trigger Event” will commence upon (i) the occurrence and continuation of an event of default; (ii) the borrower’s second late debt service payment within a 12-month period; (iii) any bankruptcy action of the borrower, the guarantor or the property manager; (iv) a Cash Management DSCR Trigger Event (as defined below); or (v) a Critical Tenant Trigger Event (as defined below). A Cash Management Trigger Event will end with respect to clause (i) above, when such event of default has been cured; with respect to clause (ii) above, when the debt service payments have been paid on time for 12 consecutive months; with respect to clause (iii) above, when such bankruptcy petition has been discharged, stayed, or dismissed within 60 days of such filing among other conditions for the borrower or guarantor and within 120 days for the property manager, and certain other conditions have been satisfied; with respect to clause (iv) above, the date the trailing 12-month amortizing net operating income debt service coverage ratio is greater than 1.20x for two consecutive calendar quarters, and certain other conditions have been satisfied; and with respect to clause (v) above, the date a Critical Tenant Trigger Event cure has occurred.

A “Cash Management DSCR Trigger Event” will occur on any day the net operating debt service coverage ratio, based on the trailing 12-month period immediately preceding the date of such determination, is less than 1.15x.

A “Cash Sweep Event” will occur upon (i) the occurrence and continuation of an event of default; (ii) any bankruptcy action of the borrower, the guarantor or the property manager; (iii) the occurrence of a Cash Sweep DSCR Trigger Event; or (iv) the occurrence of a Critical Tenant Trigger Event (as defined below). A Cash Sweep Event will end with respect to clause (i) above, when such event of default has been cured; with respect to clause (ii) above, when such bankruptcy petition has been discharged, stayed, or dismissed within 60 days of such filing borrower or guarantor and within 120 days for the property manager, and certain other condition have been satisfied; with respect to clause (iii) above, the date the trailing 12-month amortizing net operating income debt service coverage ratio is greater than 1.20x for two consecutive calendar quarters, and certain other conditions have been satisfied; and with respect to clause (iv) above, the date on which a Critical Tenant Trigger Event cure has occurred.

A “Cash Sweep DSCR Trigger Event” will occur upon any date the net operating debt service coverage ratio, based on the trailing 12-month period immediately preceding the date of such determination, is less than 1.15x.

A “Critical Tenant Trigger Event” will occur (i) if Wal-Mart Stores Texas, LLC or any other tenant occupying the space currently occupied by such tenant (the “Critical Tenant” and each related lease, a “Critical Tenant Lease”) gives notice of its intention to terminate, or not extend or renew its lease; (ii) on or prior to the date that is twelve (12) months prior to the expiration date, if the Critical Tenant fails to give notice of its election to renew its lease; (iii) on or prior to the date by which the Critical Tenant is required under its lease to notify the borrower of its election to renew its lease, if the Critical Tenant fails to give such notice; (iv) if an event of default under the Critical Tenant Lease occurs or is continuing; (v) if a bankruptcy action with respect to the Critical Tenant or guarantor occurs; (vi) if the Critical Tenant discontinues its normal business operations; or (vii) the Critical Tenant or any guarantor is downgraded below “BBB” or the equivalent by any credit reporting agency. A Critical Tenant Trigger Event will end (a) with respect to clauses (i), (ii) or (iii), the date that (1) a Critical Tenant Lease extension is executed and delivered to the lender by the borrower and the related tenant improvements costs, leasing commissions and other material costs and expenses have been deposited into the Critical Tenant TI/LC account; or (2) a Critical Tenant Space Re-tenanting Event (as defined below) has occurred; (b) with respect to clause (iv), after a cure of applicable event of default; (c) with respect to clause (v), after an affirmation of the Critical Tenant Lease in the applicable bankruptcy proceedings provided the Critical Tenant is actually paying all rents and other amounts under its lease; (d) with respect to clause (vi), the Critical Tenant re-commences its normal business operations or a Critical Tenant Space Re-tenanting Event (as defined below) has occurred; or (e) with respect to clause (vii), the date the credit rating of the related Critical Tenant and/or the lease guarantor is no longer rated less than a “BBB” or the equivalent by any credit rating agency.

A “Critical Tenant Space Re-tenanting Event” will occur on the date each of the following conditions has been satisfied: (i) the Critical Tenant space has been leased to one or more replacement tenants for a term of at least ten years and on terms that are reasonably acceptable to the lender; (ii) all tenant improvement costs, leasing commissions and other material costs and expenses relating to the re-letting of the space have been paid in full; and (iii) the replacement tenant(s) are conducting normal business operations at the related Critical Tenant space.

Property Management. The Walmart Supercenter Houston Property is managed by an affiliate of the borrower sponsor.

Assumption. The borrower has the right to transfer the Walmart Supercenter Houston Property, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (ii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iii) if requested by the lender, rating agency confirmation from Fitch, KBRA and Moody’s that

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the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the WFCM 2018-C43 certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The Walmart Supercenter Houston Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the borrowers provide coverage for terrorism in an amount equal to the full replacement cost of the Walmart Supercenter Houston Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity.

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35 WATERVIEW BOULEVARD

SunChemical
a member of the DIC group

SunChemical
a member of the DIC group
Color & Comfort

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35 WATERVIEW BOULEVARD

35 Waterview Boulevard
35 Waterview Boulevard
Parsippany, NJ 07054
Parsippany-Troy Hills
Boonton
Mountain Lakes
Denville
Rockaway
Dover
Montville
Towaco
Lincoln Park
Kinnelon
Butler
Riverdale
Pompton Lakes
Wayne
Fairfield
West Caldwell
Caldwell
Roseland
East Hanover
Whippany
Hanover
Cedar Knolls
Morris Plains
Morristown
Florham Park
Livingston
West Orange
South Orange
Madison
Chatham
Short Hills
Maplewood
Summit
New Vernon
MORRIS COUNTY
ESSEX COUNTY

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No. 9 – 35 Waterview Boulevard

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance:	$22,000,000			Specific Property Type:	Suburban
Cut-off Date Balance:	$22,000,000			Location:	Parsippany, NJ
% of Initial Pool Balance:	3.0%			Size:	172,498 SF
Loan Purpose:	Acquisition			Cut-off Date Balance Per SF:	$127.54
Borrower Names:	35 Waterview Blvd LLC			Year Built/Renovated:	1990/NAP
Borrower Sponsors:	Joseph Popack			Title Vesting:	Fee
Mortgage Rate:	4.865%			Property Manager:	Self-managed
Note Date:	February 15, 2018			4th Most Recent Occupancy (As of):	92.8% (12/31/2013)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	87.0% (12/31/2014)
Maturity Date:	March 11, 2028			2nd Most Recent Occupancy (As of):	95.7% (12/31/2015)
IO Period:	12 months			Most Recent Occupancy (As of):	93.2% (12/31/2016)
Loan Term (Original):	120 months			Current Occupancy (As of):	95.7% (11/10/2017)
Seasoning:	0 months
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360			Underwriting and Financial Information:
Call Protection:	L(24),D(92),O(4)			4th Most Recent NOI (As of):	$2,483,890 (12/31/2014)
Lockbox Type:	Hard/Springing Cash Management			3rd Most Recent NOI (As of)(2):	$2,629,965 (12/31/2015)
Additional Debt:	None			2nd Most Recent NOI (As of)(2):	$2,935,302 (12/31/2016)
Additional Debt Type:	NAP			Most Recent NOI (As of):	$2,838,842 (TTM 10/31/2017)
				U/W Revenues:	$4,210,919
				U/W Expenses:	$1,565,174
Escrows and Reserves(1):				U/W NOI:	$2,645,745
				U/W NCF:	$2,448,228
Type:	Initial	Monthly	Cap (If Any)	U/W NOI DSCR:	1.90x
Taxes	$85,267	$42,635	NAP	U/W NCF DSCR:	1.75x
Insurance	$0	Springing	NAP	U/W NOI Debt Yield:	12.0%
Immediate Repairs	$24,563	$0	NAP	U/W NCF Debt Yield:	11.1%
Replacement Reserve	$0	$2,875	NAP	As-Is Appraised Value(3):	$30,300,000
TI/LC Reserve	$500,000	$21,562	$517,494	As-Is Appraisal Valuation Date(3):	November 27, 2017
Existing TI/LC Obligations	$1,091,397	$0	NAP	Cut-off Date LTV Ratio(3):	72.6%
Rent Concession Reserve	$156,504	$0	NAP	LTV Ratio at Maturity or ARD(3):	61.1%

(1)	See “Escrows” section.
(2)	See “Cash Flow Analysis” section.
(3)	The LTV ratios shown are based on the appraiser’s hypothetical market value as stabilized, which assumes the cost of all outstanding tenant improvements and free rent are escrowed. All outstanding tenant improvements and free rent were reserved for upon the origination of the 35 Waterview Boulevard Mortgage Loan. Based on the as-is appraised value of $29,800,000 (as of November 27, 2017), the Cut-off Date LTV Ratio is 73.8%.

The Mortgage Loan. The mortgage loan (the “35 Waterview Boulevard Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering an office building located in Parsippany, Morris County, New Jersey (the “35 Waterview Boulevard Property”). The 35 Waterview Boulevard Mortgage Loan was originated on February 15, 2018 by Wells Fargo Bank, National Association. The 35 Waterview Boulevard Mortgage Loan had an original principal balance of $22,000,000, has an outstanding principal balance as of the Cut-off Date of $22,000,000 and accrues interest at an interest rate of 4.865% per annum. The 35 Waterview Boulevard Mortgage Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires interest-only payments for the first 12 months following origination and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule. The 35 Waterview Boulevard Mortgage Loan matures on March 11, 2028.

Following the lockout period, the borrower has the right to defease the 35 Waterview Boulevard Mortgage Loan in whole, but not in part, on any date before December 11, 2027. In addition, the 35 Waterview Boulevard Mortgage Loan is prepayable without penalty on or after December 11, 2027.

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35 WATERVIEW BOULEVARD

Sources and Uses

Sources			Uses
Original loan amount	$22,000,000	72.0%	Purchase price	$29,500,000	96.6%
Sponsor’s new cash equity	8,547,753	28.0	Seller credit(1)	(1,805,663)	(5.9)
			Upfront reserves	1,857,730	6.1
			Closing costs	995,685	3.3
Total Sources	$30,547,753	100.0%	Total Uses	$30,547,753	100.0%

(1)	The seller credit represents unfunded tenant improvements and leasing commissions and free rent periods.

The Property. The 35 Waterview Boulevard Property comprises a four-story class A office building totaling 172,498 square feet of rentable area located in Parsippany, Morris County, New Jersey. Built in 1990, the 35 Waterview Boulevard Property is situated on a 13.0-acre parcel of land with primary frontage on Waterview Boulevard. The 35 Waterview Boulevard Property features 618 surface parking spaces, indicating a parking ratio of 3.6 spaces per 1,000 square feet of net rentable area. As of November 10, 2017, the 35 Waterview Boulevard Property was 95.7% occupied by 16 tenants. The 35 Waterview Boulevard Property has averaged 93.7% occupancy since 2010, never falling below 87.0% during that period.

The 35 Waterview Boulevard Property serves as the global headquarters for Sun Chemical Management, L.L.C. (“Sun Chemical”), which is the largest tenant (38.3% of net rentable area; 44.8% of underwritten base rent). Sun Chemical has been at the 35 Waterview Boulevard Property since 2004 and exercised a 12-year renewal in 2017. According to the company’s website, Sun Chemical is a recognized leader in printing inks, coatings and supplies and also develops a wide range of pigments and advanced materials, including liquid compounds, solid compounds and application materials. Sun Chemical operates more than 176 manufacturing, sales and service locations in Europe, Asia and the Americas. Together with its parent company, DIC Group, Sun Chemical has annual sales of more than $7.5 billion. Sun Chemical’s main research and development center and a separate manufacturing facility are located approximately 23.6 and 23.0 miles, respectively, east of the 35 Waterview Boulevard Property in Carlstadt and East Rutherford, New Jersey, respectively.

The second largest tenant at the 35 Waterview Boulevard Property is ICC Lowe Pace LLC (“ICC”), which was originally the healthcare marketing arm of the advertising agency Lowe & Partners (11.8% of net rentable area; 11.9% of underwritten base rent). In 2015 and 2016, FCB Health consolidated and merged the ICC and Pace agencies into one entity that was rebranded as FCBCure. With over 130 full time employees, FCBCure is a full-service agency dedicated to healthcare advertising. FCB Health reported an 11% increase in revenue in 2016, to an estimated $165 million. The tenant has been at the 35 Waterview Boulevard Property since 1996.

Other than Sun Chemical and ICC, no tenant accounts for more than 7.0% of the total net rentable area or 7.1% of underwritten base rent.

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35 WATERVIEW BOULEVARD

The following table presents certain information relating to the tenancy at the 35 Waterview Boulevard Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Sun Chemical	NR/Baa2/NR	66,065	38.3%	$29.50(3)	$1,948,873(3)	44.8%	12/31/2029(4)(5)
ICC	NR/NR/NR	20,310	11.8%	$25.57(6)	$519,259(6)	11.9%	5/31/2022(7)(8)
Kline & Company Inc.	NR/NR/NR	12,090	7.0%	$25.50	$308,295	7.1%	10/31/2018(9)
Citrix Systems, Inc.	BBB/Ba1/BBB	10,518	6.1%	$26.16(10)	$275,203(10)	6.3%	11/30/2022
Nuwave Investment Management	NR/NR/NR	6,982	4.0%	$25.00	$174,550	4.0%	2/28/2023(11)(12)
Total Major Tenants		115,965	67.2%	$27.82	$3,226,180	74.2%

Non-Major Tenants		49,182	28.5%	$22.82	$1,122,530	25.8%

Occupied Collateral Total		165,147	95.7%	$26.33	$4,348,710	100.0%

Vacant Space		7,351	4.3%

Collateral Total		172,498	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through November 2018 (totaling $5,689) and straight-line rent averaging for investment grade tenants over the loan term for Sun Chemical and over the lease term for Citrix Systems, Inc. (totaling $210,403).
(3)	Sun Chemical’s Annual U/W Base Rent PSF and Annual U/W Base Rent are based on the tenant’s average rental rate over the loan term. Sun Chemical currently pays rent of $26.50 per square foot.
(4)	Sun Chemical has one, 5-year renewal option, with 12 months’ notice, at fair market rental rate as determined in the lease.

(5)	Sun Chemical has a one-time right to terminate its lease on December 31, 2024 if the company moves out of New Jersey or is acquired by a third party and ceases all operations in both Morris and Somerset counties, New Jersey. With respect to the termination option, Sun Chemical is required to provide 18 months’ notice and pay a termination fee equal to $1,028,197. In addition, a Cash Trap Event Period will commence upon Sun Chemical exercising its termination option (see “Lockbox and Cash Management” section).
(6)	ICC’s rented area includes 677 square feet of storage spaced leased pursuant to a license agreement. The Annual U/W Base Rent PSF for the storage space is $13.00 and the Annual U/W Base Rent PSF for the 19,633 square foot office space is $26.00.
(7)	ICC has two, 5-year renewal options, with 12 months’ notice, at 95% fair market rental rate as determined in the lease.
(8)	ICC has the one-time right to surrender up to 10% of its gross rentable square footage on December 1, 2019 upon 12 months’ notice and payment of a surrender fee of $71.24 per square foot.

(9)	Kline & Company Inc. has one, 5-year renewal option, with 12 months’ notice, at fair market rental rate as determined in the lease, but in no event will the base rent be less than $24.00 per square foot.

(10)	Citrix Systems, Inc.’s Annual U/W Base Rent PSF and Annual U/W Base Rent are based on the tenant’s average rental rate over the remaining lease term. Citrix Systems, Inc. currently pays rent of $25.00 per square foot.

(11)	Nuwave Investment Management has one, 5-year renewal option, with 15 months’ notice at fair market rental rate as determined in the lease.

(12)	Nuwave Investment Management has a one-time right to terminate effective February 28, 2021 with 9 months’ notice and payment of a termination fee equal to $42,758.

A-3-86

35 WATERVIEW BOULEVARD

The following table presents certain information relating to the lease rollover schedule at the 35 Waterview Boulevard Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(4)
MTM(3)	1	4,304	2.5%	4,304	2.5%	$0(3)	0.0%	$0.00(3)
2018	2	17,441	10.1%	21,745	12.6%	$444,746	10.2%	$25.50
2019	1	3,319	1.9%	25,064	14.5%	$86,294	2.0%	$26.00
2020	0	0	0.0%	25,064	14.5%	$0	0.0%	$0.00
2021	4	14,637	8.5%	39,701	23.0%	$364,693	8.4%	$24.92
2022	5	40,293	23.4%	79,994	46.4%	$1,027,967	23.6%	$25.51
2023	3	19,088	11.1%	99,082	57.4%	$476,137	10.9%	$24.94
2024	0	0	0.0%	99,082	57.4%	$0	0.0%	$0.00
2025	0	0	0.0%	99,082	57.4%	$0	0.0%	$0.00
2026	0	0	0.0%	99,082	57.4%	$0	0.0%	$0.00
2027	0	0	0.0%	99,082	57.4%	$0	0.0%	$0.00
2028	0	0	0.0%	99,082	57.4%	$0	0.0%	$0.00
Thereafter	1	66,065	38.3%	165,147	95.7%	$1,948,873	44.8%	$29.50
Vacant	0	7,351	4.3%	172,498	100.0%	$0	0.0%	$0.00
Total/Weighted Average	17	172,498	100.0%			$4,348,710	100.0%	$26.33

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	MTM includes 4,304 square feet of café space, which has no lease and no attributed Annual U/W Base Rent.
(4)	Weighted Average Annual U/W Base Rent PSF and Total Annual U/W Base Rent exclude vacant space.

The following table presents historical occupancy percentages at the 35 Waterview Boulevard Property:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	11/10/2017(2)

92.8%	87.0%	95.7%	93.2%	95.7%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the 35 Waterview Boulevard Property:

Cash Flow Analysis

	2014	2015	2016	TTM 10/31/2017	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$3,891,310	$4,083,151	$4,334,290	$4,232,140	$4,348,710	103.3%	$25.21
Grossed Up Vacant Space	0	0	0	0	187,449	4.5	1.09
Total Recoveries	90,864	89,438	110,075	103,742	103,798	2.5	0.60
Other Income	22,126	12,072	19,768	24,578	24,578	0.6	0.14
Less Vacancy & Credit Loss	0	0	0	0	(453,616)(1)	(10.8)	(2.63)
Effective Gross Income	$4,004,300	$4,184,661	$4,464,133	$4,360,460	$4,210,919	100.0%	$24.41

Total Operating Expenses	1,520,410	1,554,696	1,528,831	1,521,618	1,565,174	37.2%	9.07

Net Operating Income	$2,483,890	$2,629,965(2)	$2,935,302(2)	$2,838,842	$2,645,745	62.8%	$15.34

TI/LC	0	0	0	0	163,017	3.9	0.95
Capital Expenditures	0	0	0	0	34,500	0.8	0.20
Net Cash Flow	$2,483,890	$2,629,965	$2,935,302	$2,838,842	$2,448,228	58.1%	$14.19

NOI DSCR	1.78x	1.88x	2.10x	2.03x	1.90x
NCF DSCR	1.78x	1.88x	2.10x	2.03x	1.75x
NOI DY	11.3%	12.0%	13.3%	12.9%	12.0%
NCF DY	11.3%	12.0%	13.3%	12.9%	11.1%

(1)	The underwritten economic vacancy is 10.0%. The 35 Waterview Boulevard Property was 95.7% physically occupied as of November 10, 2017.
(2)	The increase in Net Operating Income from 2015 to 2016 was driven primarily by five new leases totaling approximately 20,725 square feet (12.0% net rentable area) signed from June 2015 to February 2016.

Appraisal. As of the appraisal valuation date of November 27, 2017, the 35 Waterview Boulevard Property had a hypothetical market “as-stabilized” value of $30,300,000, assuming the cost of all outstanding tenant improvements and free rent was escrowed. All outstanding tenant improvements and free rent were reserved for upon the origination of the 35 Waterview Boulevard Mortgage Loan.

Environmental Matters. According to the Phase I environmental report dated July 21, 2017, there was no evidence of any recognized environmental conditions at the 35 Waterview Boulevard Property.

A-3-87

35 WATERVIEW BOULEVARD

Market Overview and Competition. The 35 Waterview Boulevard Property is located in Parsippany, Morris County, New Jersey, approximately 1.8 miles north of Interstate 80. The 35 Waterview Boulevard Property has access to Route 46 approximately 0.5 mile to the southwest, Route 202 approximately 0.3 mile to the east and Interstate 287 approximately 0.5 mile to the east. Surrounding development along Route 46 comprises big box retail options including Harmons, Marshalls and HomeGoods, all within 0.9 mile of the 35 Waterview Boulevard Property. The surrounding area also features an assortment of dining options and is located less than 25 miles from Newark Liberty International Airport. In addition, a shopping center currently under construction at the corner of Route 46 and Waterview Blvd-NJ, 0.4 miles southwest of the 35 Waterview Boulevard Property, is expected to be anchored by Whole Foods. Per the appraisal, the estimated 2017 population within a one-, three- and five-mile radius of the 35 Waterview Boulevard Property was 6,919, 61,744, 132,286, respectively; and the estimated 2017 average household income within the same radii was $120,875, $123,166 and $136,939, respectively.

Per a third-party market research report, the 35 Waterview Boulevard Property is situated within the Parsippany submarket of the Northern New Jersey office market. As of year-end 2017, the submarket reported a total inventory of 401 office buildings totaling 21.5 million square feet with a 17.2% vacancy rate and average asking rents of $26.00 per square foot. The appraiser concluded to market rents for the 35 Waterview Boulevard Property of $25.50 per square foot, modified gross. According to the appraisal, the 35 Waterview Boulevard Property is situated within the Waterview Corporate Center, which contains six class A office buildings totaling approximately 979,000 square feet. These six buildings were constructed between 1984 and 2001, are currently 93.2% leased and have averaged 94.7% occupancy since 2011.

The following table presents certain information relating to comparable office leases for the 35 Waterview Boulevard Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Tenant Name	Lease Date/Term (Months)	Lease Area (SF)	Annua Base Rent PSF	Annual Escalations
Morris Corporate Center I 300 Interpace Parkway Parsippany, NJ	1986	261,332	1.7 miles	Kia Motors	Aug 2017 / 120 Months	9,783	$27.00	$0.50/PSF
7 Campus Drive Parsippany, NJ	1982	154,395	4.0 miles	Centenary College	Mar 2017 / 138 Months	20,978	$25.00	$0.50/PSF
Mount Kemble Corporate Center - Building B 360 Mount Kemble Avenue Morristown, NJ	2001	117,000	11.5 miles	NFP Property & Casualty	Dec 2016 / 88 Months	3,884	$25.25	2.75%
Washington Office Center 44 Whippany Rd, Morristown, NJ	1984	220,160	6.7 miles	Meridian Capital Partners	Jul 2016 / 24 Months	1,746	$25.00	$0.50/PSF
7 Sylvan Way 7 Sylvan Way, Parsippany, NJ	1985	150,069	3.6 miles	Ferraro Foods	Mar 2016 / 144 Months	48,600	$27.50	$0.50/PSF

(1)	Information obtained from the appraisal and third party reports.

The Borrower. The borrower for the 35 Waterview Boulevard Mortgage Loan is 35 Waterview Blvd LLC, a Delaware limited liability company and a special purpose entity with one independent director. Joseph Popack is the guarantor of certain nonrecourse carveouts under the 35 Waterview Boulevard Mortgage Loan.

The Borrower Sponsor. The borrower sponsor is Joseph Popack, a commercial real estate professional with over 45 years of experience. As of year-end 2017, Mr. Popack’s real estate portfolio consists of approximately 55 commercial real estate properties in New York, Georgia, Florida and Toronto, including four office properties totaling approximately 619,000 square feet. Mr. Popack also owns Chase Abstract (a title company) and MPower Energy (an electric and gas supplier).

Escrows. The loan documents provide for upfront reserves of $85,267 for real estate taxes, $24,563 for immediate repairs, $500,000 for general tenant improvements and leasing commissions (“TI/LC”), $1,091,397 for outstanding TI/LC related to Sun Chemical ($1,007,253) and Citrix Systems, Inc. ($84,144), and $156,504 for outstanding rent concessions related to multiple tenants. The loan documents also provide for ongoing monthly reserves of $42,635 for real estate taxes, $2,875 for replacement reserves, and $21,562 for general TI/LCs (subject to a cap of $517,494).

The loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no event of default has occurred and is continuing; (ii) the borrower provides the lender with evidence that the 35 Waterview Boulevard Property’s insurance coverage is included in a blanket policy and such policy is in full force and effect; and (iii) the borrower pays all applicable insurance premiums and provides the lender with evidence of renewals.

Lockbox and Cash Management. The 35 Waterview Boulevard Mortgage Loan requires a hard lockbox which is already in-place and springing cash management. The borrower is required to direct all tenants to pay rent directly into such lockbox account. The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within one business day of receipt. Prior to the occurrence of a Cash Trap Event Period (as defined below), all funds are required to be distributed to the borrower. During a Cash Trap Event Period, all funds are required to be swept to a lender-controlled cash management account.

A-3-88

35 WATERVIEW BOULEVARD

A “Cash Trap Event Period” will commence upon the earlier of the following:

(i)	the occurrence of an event of default;

(ii)	the net cash flow debt service coverage ratio falling below 1.30x at the end of any calendar quarter; or

(iii)	the occurrence of an Anchor Tenant Trigger Event (as defined below).

A Cash Trap Event Period will end upon the occurrence of the following:

●	with regard to clause (i), upon the cure of such event of default;

●	with regard to clause (ii), upon the debt service coverage ratio being equal to or greater than 1.30x for two consecutive calendar quarters; or

●	with regard to clause (iii), upon an Anchor Tenant Cure Event (as defined below).

An “Anchor Tenant Trigger Event” will commence upon Sun Chemical exercising its termination option (see “Major Tenants” table).

An “Anchor Tenant Cure Event” will occur upon the borrower replacing Sun Chemical with a new tenant or tenants acceptable to the lender pursuant to a new lease acceptable to the lender, and such tenant has taken occupancy, commenced normal business operations at the entire premises formerly occupied by Sun Chemical and payment of rent.

Property Management. The 35 Waterview Boulevard Property is managed by an affiliate of the borrower.

Assumption. The borrower has the two-time right, commencing 12 months after loan origination, to transfer the 35 Waterview Boulevard Property, provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender has reasonably determined that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration the transferee’s experience, financial strength and general business standing; and (iii) if required by the lender, rating agency confirmation from DBRS, Fitch and Moody’s that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2018-C43 certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 35 Waterview Boulevard Property. The loan documents also require business interruption insurance covering no less than the 12-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity.

A-3-89

FEDEX DISTRIBUTION CENTER

A-3-90

FEDEX DISTRIBUTION CENTER

FedEx Distribution Center
6840 Pontius Road
Groveport, OH 43125
John Glenn Intl. Airport 6 miles
Nationwide Arena
One Nationwide Plaza
State Capitol
Columbus St. Comm. College
Columbus Museum of Art
Bryden Rd
E. Main St
Downtown
East Frwy
Nationwide Children's Hospital
Bexley
Capital University
Whitehall
Main St
James Rd
Hamilton Rd
Livingston Ave
Carnaby Centre
Reynoldsburg
South Hilltop
German Village
Frebis Ave
Lou Berliner Park
COLUMBUS
College Ave
Alum Creek Dr
Harmon Ave
S. High St
Marion Rd
Frank-Refugee Expwy
Refugee Rd
The Outerbelt
Eastland Mall
JCPenney
Chantry Square
Tussing Rd
Brice Park Shopping Center
Noe-Bixby Park
Watkins Rd
Corr Rd
South Columbus
ODW Logistics Inc.
Smith Farm Park
Blacklick Estates
Great Southern Shopping Center
Parsons Ave
Williams Rd
Obetz
Groveport Rd
Three Rivers Park
Winchester Pike
Southeast Expwy
Brice Rd
Gender Rd
London Groveport Rd
Bixby Rd
FRANKLIN COUNTY
Jackson Pike
Rathmell Rd
Pier One Imports Distribution Ctr.
Nautilus
Groveport
Groveport Recreation Center
Winchester Square
Main St
Groveport Rd
Lockbourne Rd
Rohr Rd
zulily
Amazon Fulfillment Center CMH2
Yokohama Tire
Willow Golf Club
Canal Winchester
Grove City
Eldorado Scioto Downs Race Track
Lululemon Athletica
Toys R Us Warehouse
Groveport Commerce Center
Whirlpool
Eddie Bauer Fulfillment Services
Hayes Rd
Genco Petsmart
Rickenbacker International Airport
Canal Rd
Lock Meadows Park
Lockbourne
Ashville Pike
Landings at Rickenbacker
Columbus Intermodal Terminal
Walnut Creek Pike
Duvall Rd
PICKAWAY COUNTY
Dublin
Westerville
Upper Arlington
Hilliard
Gahanna
New Albany
Bexley
Whitehall
Reynoldsburg
Grove City
Blacklick Estates
Pickerington
Groveport
Canal Winchester

A-3-91

No. 10 – FedEx Distribution Center

Loan Information	Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association	Single Asset/Portfolio:	Single Asset
Property Type:	Industrial
Original Principal Balance:	$21,100,000	Specific Property Type:	Warehouse
Cut-off Date Balance:	$21,100,000	Location:	Groveport, OH
% of Initial Pool Balance:	2.9%	Size:	305,250 SF
Loan Purpose:	Acquisition	Cut-off Date Balance Per SF:	$69.12
Borrowers Name:	Zeller-401 FX TIC, L.L.C.; Zeller-FX TIC, L.L.C.	Year Built/Renovated:	2013/NAP
Borrower Sponsor:	Paul M. Zeller	Title Vesting:	Fee
Mortgage Rate:	4.760%	Property Manager:	Self-managed
Note Date:	February 23, 2018	4th Most Recent Occupancy (As of):	100.0% (12/31/2014)
Anticipated Repayment Date:	NAP	3rd Most Recent Occupancy (As of):	100.0% (12/31/2015)
Maturity Date:	March 11, 2028	2nd Most Recent Occupancy (As of):	100.0% (12/31/2016)
IO Period:	120 months	Most Recent Occupancy (As of):	100.0% (12/31/2017)
Loan Term (Original):	120 months	Current Occupancy (As of):	100.0% (3/1/2018)
Seasoning:	0 months
Amortization Term (Original):	NAP	Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360	4th Most Recent NOI(2):	NAV
Call Protection:	L(24),D(89),O(7)	3rd Most Recent NOI(2):	NAV
Lockbox Type:	Hard/Upfront Cash Management	2nd Most Recent NOI(2):	NAV
Additional Debt:	None	Most Recent NOI(2):	NAV
Additional Debt Type:	NAP	U/W Revenues:	$2,229,886
U/W Expenses:	$339,324
U/W NOI:	$1,890,562
U/W NCF:	$1,805,807
U/W NOI DSCR:	1.86x
U/W NCF DSCR:	1.77x
U/W NOI Debt Yield:	9.0%
Escrows and Reserves(1):	U/W NCF Debt Yield:	8.6%
Type:	Initial	Monthly	Cap (If Any)	As-Is Appraised Value:	$31,700,000
Taxes	$33,793	$10,500	NAP	As-Is Appraisal Valuation Date:	January 23, 2018
Insurance	$0	Springing	NAP	Cut-off Date LTV Ratio:	66.6%
Replacement Reserves	$0	$2,500	$60,000(1)	LTV Ratio at Maturity:	66.6%

(1)	See “Escrows” section.
(2)	No historical financial information is available as the borrower recently acquired the FedEx Distribution Center (as defined in “The Mortgage Loan” section) and the tenant is responsible for all operating expenses. The FedEx Distribution Center Property (as defined in “The Mortgage Loan” section) has been 100.0% occupied by FedEx Ground Package System, Inc. since the building was constructed in 2013.

The Mortgage Loan. The mortgage loan (the “FedEx Distribution Center Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in an industrial warehouse facility located in Groveport, Ohio (the “FedEx Distribution Center Property”). The FedEx Distribution Center Mortgage Loan was originated on February 23, 2018 by Wells Fargo Bank, National Association. The FedEx Distribution Center Mortgage Loan had an original principal balance of $21,100,000, has an outstanding principal balance as of the Cut-off Date of $21,100,000 and accrues interest at an interest rate of 4.760% per annum. The FedEx Distribution Center Mortgage Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires payments of interest-only through the term of the FedEx Distribution Center Mortgage Loan. The FedEx Distribution Center Mortgage Loan matures on March 11, 2028.

Following the lockout period, the borrower has the right to defease the FedEx Distribution Center Mortgage Loan in whole, but not in part, on any date before September 11, 2027. In addition, the FedEx Distribution Center Mortgage Loan is prepayable without penalty on or after September 11, 2027.

A-3-92

FEDEX DISTRIBUTION CENTER

Sources and Uses

Sources			Uses
Original whole loan amount	$21,100,000	63.4%	Purchase price	$31,600,000	94.9%
Sponsor’s new cash contribution	$12,192,160	36.6	Closing costs	$1,658,367	5.0
			Reserves	$33,793	0.1
Total Sources	$33,292,160	100.0%	Total Uses	$33,292,160	100.0%

The Property. The FedEx Distribution Center Property is a class A build-to-suit industrial warehouse facility totaling 305,250 square feet and located in Groveport, Ohio, approximately 14.0 miles southeast of the Columbus central business district. The FedEx Distribution Center Property is fully leased to FedEx Ground Package System, Inc. (“FedEx Ground”) through August 31, 2027 on a triple-net lease with two, five-year renewal options. The lease is guaranteed by FedEx Ground’s parent company, FedEx Corporation (“FedEx”) (NYSE: FDX; rated Baa2/BBB by Moody’s/S&P, respectively). Built in 2013 for FedEx Ground, the FedEx Distribution Center Property is situated on a 40.7-acre site and features 32-foot clear height, an early suppression fast response (ESFR) fire sprinkler system, 88 dock-high doors, 2 drive-in doors, and recently expanded parking and truck storage that offers 420 trailer parking stalls and 170-foot truck courts. The FedEx Distribution Center Property comprises grade-level office space totaling approximately 9,158 square feet (3.0% of net rentable area) and approximately 296,092 square feet of warehouse and distribution space (97.0% of net rentable area). The FedEx Distribution Center Property is fully fenced and secured with staffed security stations at both the employee entrance and loading facilities, and has metal detectors and cameras for interior security.

The FedEx Distribution Center Property is one of 31 FedEx SmartPost distribution centers in the United States. SmartPost is a FedEx Ground service that specializes in the consolidation and delivery of high volumes of low-weight, less time-sensitive business-to-consumer packages primarily using the U.S. Postal Service for last-mile delivery to residences. The FedEx Distribution Center Property is the only facility within the FedEx SmartPost distribution network that distributes packages between hubs and not directly to the end consumer, and therefore all of the other 30 SmartPost hubs rely on this facility. In June 2017, FedEx Ground extended the term of its lease from August 31, 2023 to August 31, 2027.

Founded in 1971, FedEx is the largest express transportation company in the world and the leader in package delivery and freight with $60.3 billion in revenue for fiscal year 2017. FedEx is organized into four primary segments: FedEx Express, FedEx Ground, FedEx Freight and FedEx Services. Each segment provides specialized shipping services from packages and freight delivery to international trade services and customs brokerage. FedEx employs over 400,000 people worldwide, ships over 14.0 million packages per business day and receives over 125.0 million package status tracking requests per day as of November 30, 2017. The company’s FedEx Ground segment, a leading North American ground small-package delivery services provider, provides business-to-business day-certain package shipping and ground delivery services in the United States and Canada, as well as residential delivery through its FedEx Home Delivery service. FedEx Ground alone ships more than 8.0 million packages per day on average, operates over 60,000 motorized vehicles and employs over 95,000 people in 37 FedEx Ground Hubs and 31 FedEx SmartPost Distribution Centers as of November 30, 2017.

The following table presents certain information relating to the tenancy at FedEx Distribution Center Property:

Major Tenant

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenant
FedEx Ground	NR/Baa2/BBB(1)	305,250	100.0%	$6.54(2)	$1,996,929(2)	100.0%	8/31/2027(3)
Total Major Tenants		305,250	100.0%	$6.54	$1,996,929	100.0%

Vacant Space		0	0.0%

Collateral Total		305,250	100.0%

(1)	FedEx Corporation, the rated entity, guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent represent the tenant’s contractual rent bump in September 2018. FedEx Ground currently pays an Annual U/W Base Rent PSF of $6.04.
(3)	FedEx Ground has two, five-year lease extension options with nine months’ notice. The annual rents for the first and second extension options are $2,106,880 ($6.90 per square foot) and $2,212,224 ($7.25 per square foot), respectively.

A-3-93

FEDEX DISTRIBUTION CENTER

The following table presents certain information relating to the lease rollover schedule at FedEx Distribution Center Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2027	1	305,250	100.0%	305,250	100.0%	$1,996,929	100.0%	$6.54
2028	0	0	0.0%	305,250	100.0%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	305,250	100.0%	$0	0.0%	$0.00
Vacant	0	0	0.0%	305,250	100.0%	$0	0.0%	$0.00
Total/Weighted Average	1	305,250	100.0%			$1,996,929	100.0%	$6.54

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at FedEx Distribution Center Property:

Historical Occupancy

12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	3/1/2018(2)
100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Information obtained from the FedEx Ground lease.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at FedEx Distribution Center Property:

Cash Flow Analysis(1)

	As-Is(2)	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$1,844,304	$1,996,929(3)	89.6%	$6.54
Grossed Up Vacant Space	0	0	0.0	0.00
Total Reimbursables	0	332,803	14.9	1.09
Less Vacancy & Credit Loss	0	(99,846)(4)	(4.5)	(0.33)
Effective Gross Income	$1,844,304	$2,229,886	100.0%	$7.31

Total Operating Expenses	$0	$339,324(5)	15.2%	$1.11

Net Operating Income	$1,844,304	$1,890,562	84.8%	$6.19
TI/LC	0	54,230	2.4	0.18
Capital Expenditures	0	30,525	1.4	0.10
Net Cash Flow	$1,844,304	$1,805,807	81.0%	$5.92

NOI DSCR	1.81x	1.86x
NCF DSCR	1.81x	1.77x
NOI DY	8.7%	9.0%
NCF DY	8.7%	8.6%
(1)	No historical financial information is available as the borrower recently acquired the FedEx Distribution Center Property and the tenant is responsible for all operating expenses.
(2)	The As-Is cash flow represents FedEx Ground’s current rental rate as of the Cut-off Date. The tenant is responsible for all operating expenses.
(3)	U/W Base Rent includes FedEx Ground’s contractual rent bump in September 2018 totaling $152,625.
(4)	The underwritten economic vacancy is 5.0%. The FedEx Distribution Center Property was 100.0% occupied as of March 1, 2018.
(5)	The FedEx Distribution Center Property is subject to Community Reinvestment Area Program-based tax abatements through and including the 2028 tax year. Real estate taxes were underwritten based on the 2017 abated taxes of $109,584 compared to the 2017 unabated taxes of $440,158. The FedEx Ground lease is triple net, whereby the tenant is responsible for all operating expenses, including taxes.

Appraisal. As of the appraisal valuation date of January 23, 2018, the FedEx Distribution Center Property had an “as-is” appraised value of $31,700,000. The appraiser also concluded to a dark value of $25,200,000 as of January 23, 2018.

Environmental Matters. According to a Phase I environmental site assessment dated January 29, 2018, there was no evidence of any recognized environmental conditions at FedEx Distribution Center Property.

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FEDEX DISTRIBUTION CENTER

Market Overview and Competition. The FedEx Distribution Center Property is located in Groveport, Ohio, approximately 4.5 miles southeast of Interstate 270, which serves as an outerbelt of the Columbus metropolitan statistical area connecting Interstate 70, Interstate 71, and US Route 33. The region benefits from its centralized location, as approximately 50.0% of the U.S. population is within a one day truck drive. The FedEx Distribution Center Property is located adjacent to Rickenbacker International Airport, one of the world’s only cargo-dedicated airports offering worldwide access to global networks and freight hubs in Asia, Europe and the Middle East. Rickenbacker International Airport features two 12,000-foot runways and handled over 91,000 tons of air freight in 2016. The area also benefits from the Rickenbacker Intermodal terminal with services provided by Norfolk Southern and CSX, two of the nation’s largest rail providers offering coast-to-coast intermodal shipping options. Additionally, in conjunction with the Heartland Corridor project, the terminal provides next-day rail service to and from the port of Norfolk, Virginia. The FedEx Distribution Center Property is located in the Foreign-Trade Zone 138 (FTZ 138) which is headquartered at Rickenbacker Inland Port and rated among the top 10 Foreign-Trade Zones in the country with more than $7.8 billion of goods moved through in 2015. The Foreign Trade Zone helps businesses inside the 25-county Central Ohio service area lower costs and boost profits by deferring, reducing and eliminating customs duties.

Per the appraisal, the FedEx Distribution Center Property is located within the Southeast submarket of the Columbus industrial market. Multiple Fortune 500 firms and nationally recognized companies occupy space within the submarket including Amazon, Whirlpool, Xerox, Kraft, Eddie Bauer, GAP, Honeywell, Walmart, Lululemon Athletica, and PetSmart. Per a third-party market research report, as of year-end 2017, the Southeast submarket reported an inventory of 433 buildings totaling approximately 60.3 million square feet with a 9.0% vacancy rate. The appraiser identified six comparable FedEx Ground warehouse properties totaling approximately 1.6 million square feet, which reported a 100.0% occupancy rate and average asking rents of $6.52 per square foot, triple net. The appraiser concluded to a market rent for the FedEx Distribution Center Property of $6.50 per square foot.

The following table presents certain information relating to comparable industrial leases for FedEx Distribution Center Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Tenant Name	Total SF	Clear Height (ft)	Dock Doors	Lease Date / Term	Rent PSF	Lease Type
6016 Collet Rd., Farmington, NY	2016/NAP	FedEx Ground	225,198	24	61	July 2016 / 10 Yrs.	$6.60	NNN
3887 E. Washington Rd., Saginaw, MI	2016/NAP	FedEx Ground Package	213,508	NAV	43	June 2016 / 10 Yrs.	$4.42	NNN
3779 Lake Shore Rd., Buffalo, NY	2016/NAP	FedEx Ground	338,584	30	NAV	April 2016 / 15 Yrs.	$6.82	NNN
515 Freeport Rd., Pittston, PA	2015/NAP	FedEx Ground	312,356	NAV	NAV	March 2016 / 15 Yrs.	$7.32	NNN
12900 Plantside Dr., Louisville, KY	2015/NAP	FedEx Ground Package	303,369	34	99	October 2015 / 15 Yrs.	$8.16	NNN
10905 Gateway Blvd., New Haven, IN	2014/NAP	FedEx Ground Package	177,956	25	48	June 2014 / 10 Yrs.	$5.78	NNN

(1)	Information obtained from the appraisal.

The Borrower. The borrower comprises two tenants in common: Zeller-401 FX TIC, L.L.C. and Zeller-FX TIC, L.L.C., each a Delaware limited liability company and single purpose entity. The Zeller Family Group, L.L.C. is the guarantor of certain nonrecourse carveouts under the FedEx Distribution Center Mortgage Loan.

The Borrower Sponsors. The borrower sponsor is Paul M. Zeller, the managing principal and CEO of Zeller Realty Group, L.L.C. (“Zeller”). Zeller is a privately held commercial real estate investment and development firm headquartered in Chicago, Illinois. Zeller’s current portfolio includes 23 investment properties, representing over 9.7 million square feet throughout the country, valued at approximately $2.5 billion as of December 1, 2017. Mr. Zeller combines an extensive background in commercial real estate development, finance, asset management and operations management.

Escrows. The FedEx Distribution Center Mortgage Loan documents provide for upfront reserves at origination in the amount of $33,793 for real estate taxes.

The FedEx Distribution Center Mortgage Loan documents provide for ongoing monthly escrows of $10,500 for real estate taxes and $2,500 for replacement reserves (subject to a cap of $60,000 as long as no event of default has occurred and is continuing, and the FedEx Distribution Center Property is being adequately maintained, as determined by the lender). The loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no Cash Trap Event Period (as defined in the “Lockbox and Cash Management” section) has occurred and is continuing and (ii) the borrower provides the lender with evidence that the FedEx Distribution Center Property is insured (which may be via an acceptable blanket or umbrella insurance policy) and such policy is in full force and effect.

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FEDEX DISTRIBUTION CENTER

Lockbox and Cash Management. The FedEx Distribution Center Mortgage Loan requires a lender-controlled lockbox account, which is in place, and that the borrower directs the tenant to pay its rents directly into such lockbox account. The FedEx Distribution Center Mortgage Loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within five business days of receipt. Prior to the occurrence of a Cash Trap Event Period (as defined below), all excess cash flow is required to be distributed to the borrower. During a Cash Trap Event Period, all excess funds are required to be swept to a lender-controlled cash management account.

A “Cash Trap Event Period” will commence upon the earlier of the following:

(i)	the occurrence and continuance of an event of default; or

(ii)	a Major Tenant Event (as defined below).

A Cash Trap Event Period will end:

●	with regard to clause (i), upon the cure of such event of default; or

●	with regard to clause (ii), upon a Major Tenant Cure Event (as defined below).

A “Major Tenant Event” means, with respect to FedEx Ground (or any successors or replacement tenants), a period that commences upon the earlier of:

(i)	the date such tenant terminates its lease, gives notice of, or commences a legal proceeding asserting its intent to do so;

(ii)	the date such tenant goes dark or gives notice of its intent to do so, or fails to be open for business at the property during customary hours other than on a temporary basis of not more than 60 days for the purposes of a major upgrade to equipment or automated operations systems;
(iii)	the date such tenant does not renew or extend its lease per the terms and conditions set forth in its lease on or before the earlier of (i) 18 months prior to the stated expiration date or (ii) the deadline to renew in the lease; or

(iv)	such tenants’ long term credit rating is downgraded below ‘Baa3’ by Moody’s or ‘BBB-’ by S&P or Fitch.

A “Major Tenant Cure Event” will occur:

●	With regard to clause (i), upon the occurrence of a Major Tenant Re-Tenanting Event (as defined below).

●	With regard to clause (ii), upon (a) the occurrence of a Major Tenant Re-Tenanting Event; or (b) the tenant recommencing operations for all or substantially all of its space and is open during customary business hours for one calendar quarter.

●	With regard to clause (iii), upon (a) the occurrence of a Major Tenant Re-Tenanting Event; or (b) the tenant exercising the renewal or extension option per the terms and conditions set forth in its lease.

●	With regard to clause (iv), upon (a) the occurrence of a Major Tenant Re-Tenanting Event; or (b) such tenant maintaining a long term credit rating of ‘BBB-’ or higher, or equivalent by all of S&P, Moody’s and Fitch for two consecutive calendar quarters.

A “Major Tenant Re-Tenanting Event” will occur upon the borrower replacing the applicable major tenant with a new tenant or tenants reasonably acceptable to the lender pursuant to a new lease reasonably acceptable to the lender and covering all or substantially all of the space previously occupied by such major tenant, and such tenant having taken occupancy, commenced operations and paying of full, unabated rent (or any free or abated rent has been reserved) and paid all tenant improvement costs and leasing commissions.

Property Management. FedEx Distribution Center Property is managed by an affiliate of the borrower.

Assumption. The borrower has the two-time right to transfer FedEx Distribution Center Property provided that certain conditions are satisfied, including (i) no event of default under the FedEx Distribution Center Mortgage Loan documents has occurred and is continuing; (ii) the lender reasonably determines that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration the transferee’s experience, financial strength and general business standing; and (iii) if requested by lender, rating agency confirmation from DBRS, Fitch, and Moody’s that the sale and assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2018-C43 certificates.

Right of First Offer and Right of First Refusal. None

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The FedEx Distribution Center Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the borrower or by the tenant so long as (i) its lease remains in full force and effect and no default exists and (ii) the tenant or its guarantor or parent maintains a rating by S&P of at least ‘BBB-’ provide coverage for terrorism in an amount equal to the full replacement cost of the FedEx Distribution Center Property, as well as business interruption insurance covering no less than the 12 months following the occurrence of a casualty event, together with a six-month extended period of indemnity.

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A-3-97

No. 11 – Riverside and Rialto Industrial Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	BSPRT Finance, LLC			Single Asset/Portfolio:	Portfolio
				Property Type:	Industrial
Original Principal Balance:	$21,000,000			Specific Property Type(3):	Flex
Cut-off Date Balance:	$21,000,000			Location(3):	Various
% of Initial Pool Balance:	2.9%			Size:	407,112 SF
Loan Purpose:	Recapitalization			Cut-off Date Balance Per SF:	$51.58
Borrowers:	Rialto Circle 142, LLC; Magnolia Avenue Holdings LLC; Riverside Circle 152, LLC			Year Built/Renovated(3):	Various/NAP
Borrower Sponsors:	DT Grat JMT, LLC			Title Vesting:	Fee
Mortgage Rate:	4.990%			Property Manager:	Circle Management, Inc.
Note Date:	February 9, 2018			4th Most Recent Occupancy(4):	NAV
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy(4):	NAV
Maturity Date:	March 6, 2028			2nd Most Recent Occupancy (As of):	95.3% (12/31/2016)
IO Period:	120 months			Most Recent Occupancy (As of):	97.3% (12/31/2017)
Loan Term (Original):	120 months			Current Occupancy (As of)(3):	95.8% (Various)
Seasoning:	0 months
Amortization Term (Original):	NAP
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			Underwriting and Financial Information:
Call Protection(1):	L(24),D(92),O(4)
Lockbox Type:	Hard/Springing Cash Management			4th Most Recent NOI(4):	NAV
Additional Debt:	None			3rd Most Recent NOI(4):	NAV
Additional Debt Type:	NAP			2nd Most Recent NOI (As of):	$1,872,924 (12/31/2016)
				Most Recent NOI (As of):	$1,930,827 (12/31/2017)
				U/W Revenues:	$2,864,906
				U/W Expenses:	$629,570
				U/W NOI:	$2,235,337
				U/W NCF:	$1,968,578
Escrows and Reserves:				U/W NOI DSCR:	2.10x
				U/W NCF DSCR:	1.85x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	10.6%
Taxes	$0	$20,834	NAP	U/W NCF Debt Yield:	9.4%
Insurance	$6,919	$1,730	NAP	As-Is Appraised Value:	$37,450,000
Deferred Maintenance	$50,940	$0	NAP	As-Is Appraisal Valuation Date:	October 30, 2017
TI/LC Reserve	$250,000	$16,963(2)	NAP	Cut-off Date LTV Ratio:	56.1%
Replacement Reserve	$0	$4,716	NAP	LTV Ratio at Maturity:	56.1%

(1)	Partial defeasance of the Riverside and Rialto Industrial Portfolio Mortgage Loan (as defined below) is permitted following the lockout period. Additionally, partial release of the Rialto Industrial Property (as defined below) is permitted, subject to certain conditions, including, (i) no event of default has occurred and remains uncured, (ii) the collateral after release has an LTV no greater than the lesser of (a) LTV in-place at origination and (b) LTV in-place immediately prior to the release of the Rialto Industrial Property, (iii) the collateral after the release has a DSCR equal to or greater than the greater of (a) the DSCR in-place at origination and (b) the DSCR in-place immediately prior to the release, and (iv) payment of the release price, which is the greater of (a) 120.0% of the allocated loan amount of for the Rialto Industrial Property and (b) 100.0% of the net sale proceeds.
(2)	Monthly contributions to the TI/LC Reserve will decrease to $13,230 should the borrower elect to release the Rialto Industrial Property.
(3)	See “Portfolio Summary” Table.
(4)	Historical information is not available due to Sponsor acquisition of the Riverside Industrial Property (as defined below) in April 2015 and acquisition of the Rialto Industrial Property in July 2014. Additionally, the Rialto Industrial Property lacked an in-place tenant until commencement of the lease for United Pipe and Steel Corp in March 2015.

The Riverside and Rialto Industrial Portfolio mortgage loan (“Riverside and Rialto Industrial Portfolio Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering the fee interest in two industrial warehouse and flex facilities in California, the Riverside Industrial property (“Riverside Industrial Property”) and the Rialto Industrial property (“Rialto Industrial Property”, and collectively with the Riverside Industrial Property, the “Riverside and Rialto Industrial Portfolio Properties”). On February 9, 2018, the Riverside and Rialto Industrial Portfolio Mortgage Loan was originated by BSPRT Finance, LLC, with an original principal balance and Cut-off Date balance of $21,000,000 and accrues interest at an interest rate of 4.990% per annum. The Riverside and Rialto Industrial Portfolio Mortgage Loan has an initial and remaining term as of the Cut-off Date of 120 months and requires payments of interest-only throughout the loan term. The Riverside and Rialto Industrial Portfolio Mortgage Loan matures on March 6, 2028.

A-3-98

RIVERSIDE AND RIALTO INDUSTRIAL PORTFOLIO

Following the lockout period, the borrower has the right to defease the Riverside and Rialto Industrial Portfolio Mortgage Loan in whole, and in part, on any date before December 6, 2027. In addition, the Riverside and Rialto Industrial Portfolio Mortgage Loan is prepayable without penalty on or after December 6, 2027.

Sources and Uses

Sources			Uses
Original Loan Amount	$21,000,000	100.0%	Return of Equity(1)	$20,284,690	96.6%
			Upfront Reserves	307,859	1.5
			Closing Costs	407,451	1.9
Total Sources	$21,000,000	100.0%	Total Uses	$21,000,000	100.0%

(1)	At origination, approximately $3.1 million of loan proceeds were used to pay off an intercompany loan on the Riverside Industrial Property.

The Properties. The Riverside Industrial Property is located in Riverside, California, comprises fourteen industrial buildings totaling 317,512 square feet of rentable area, and is situated on an 15.4-acre site. 70% of net rentable area at the Riverside Industrial Property is demised as industrial space and the remaining 30% of net rentable area demised as office space. The Riverside Industrial Property has 16-24 foot clear heights, 6 dock high doors, 65 drive-in doors and 377 surface parking spaces. The Rialto Industrial Property is located in Rialto, California and comprises an industrial distribution building totaling 89,600 square feet of rentable area situated on a 7.1-acre site. 97% of net rentable area at the Riverside Industrial Property is demised for industrial use and the remainder demised as office space. The Rialto Industrial Property features 18-foot clear heights, 14 dock high doors, 5 drive-in doors and 13 parking spaces, with room for 48 total parking spaces at the property.

The Riverside and Rialto Industrial Portfolio Properties total 407,112 square feet and are comprised of 309,170 square feet of industrial space (76.0% of net rentable area) and 97,941 square feet of office space (24.0% of net rentable area). The Riverside Industrial Property as of January 1, 2018 is 94.6% occupied by a granular rent roll of 50 tenants, with no tenant comprising more than 7.8% of portfolio net rentable area. The Rialto Industrial Property as of March 1, 2018 is 100.0% occupied and leased to United Pipe and Steel Corp. Collectively, the Riverside and Rialto Industrial Portfolio Properties are 95.8% occupied.

The Riverside and Rialto Industrial Portfolio Properties are located in the Inland Empire, which encompasses Riverside and San Bernardino counties, and is the fifth-largest industrial market in the nation in terms of inventory. Inland Empire benefits from its proximity to the coastal regions of Los Angeles and Orange County, specifically the Ports of Los Angeles and Long Beach, and serves as a key distribution and manufacturing epicenter in the area. Employment in the area is concentrated around transportation and utilities, representing 24.5% of the workforce, the public sector, representing 17.0% of the workforce, and construction, representing 7.0% of the workforce. The largest private employers in the area include the University of California, Los Angeles, Kaiser Permanente, University of Southern California and Northrop Grumman Corp. As of third quarter 2017, overall industrial inventory in the Inland Empire represents approximately 512.1 million square feet and overall vacancy is 4.0%, representing the lowest vacancy in a decade.

According to a third party market research report, the Riverside Industrial Property is located within the Riverside warehouse and flex submarkets. As of 2017, the Riverside warehouse submarket contained approximately 29.5 million square feet, a 2.7% vacancy rate and average asking rent of $7.36 per square foot. The Riverside flex submarket as of 2017 contained 2.5 million square feet, a 7.1% vacancy rate and an average asking rent of $12.00 per square feet. According to a third party market research report, the 2017 population within a 1-, 3-, and 5- mile radius was approximately 19,653, 114,418 and 259,904 respectively. Additionally, average household income in 2017 within a 1-, 3- and 5- mile radius was $71,257, $78,918 and $76,722 respectively.

According to a third party market research report, the Rialto Industrial Property is located within the San Bernardino warehouse submarket. As 2017, the submarket contained approximately 96.2 million square feet, an 8.2% vacancy rate and an average asking rent of $7.94 per square foot. The submarket has experienced average rent growth of 62.0% since 2013. The Rialto Industrial Property’s proximity to three highways, Interstate 15, Interstate 215, and Interstate 10, its location north of the Metrolink San Bernardino train line, and its location 5 miles away from San Bernardino Airport makes the property ideally located for a wholesale distributor. The 2017 population within a 1-, 3-, and 5- mile radius was approximately 21,724, 180,135 and 370,274 respectively. Additionally, the 2017 average household income in a 1-, 3-, and 5-mile radius was $49,950, $56,591, and $56,995 respectively.

The following table presents certain information relating to Riverside and Rialto Industrial Portfolio Properties:

Portfolio Summary

Property Name	Location	Property Type	Allocated Cut- Off Date Principal Balance	% of Portfolio Cut-off Date Principal Balance	Occupancy(1)	Year Built/ Renovated	Net Rentable Area (SF)	Appraised Value	Allocated LTV
Riverside Industrial	Riverside, CA	Industrial (Flex)	$17,700,000	84.3%	94.6%	1973-1978/NAP	317,512	$30,000,000	59.0%
Rialto Industrial	Rialto, CA	Industrial (Flex)	$3,300,000	15.7%	100.0%	1959-2001/NAP	89,600	$7,450,000	44.3%
Total/Weighted Average			$21,000,000	100.0%	95.8%		407,112	$37,450,000	56.1%

(1)	Information obtained from the underwritten rent roll dated January 1, 2018 for the Riverside Industrial Property. As of March 1, 2018, 100.0% of the Rialto Industrial Property was occupied.

A-3-99

RIVERSIDE AND RIALTO INDUSTRIAL PORTFOLIO

Major Tenants(1)

Tenant Name	Property Name	Credit Rating (Fitch/ Moody’s/ S&P)	Tenant NRSF	% of NRSF(2)	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
United Pipe and Steel Corp(3)	Rialto Industrial	NR/NR/NR	89,600	22.0%	$5.63	$504,000	18.90%	2/28/2031
Vie Logistics, Inc.	Riverside Industrial	NR/NR/NR	30,421	7.5%	$5.52	$167,928	6.3%	10/31/2018
Bay Area Traffic Solutions, Inc	Riverside Industrial	NR/NR/NR	21,402	5.3%	$7.57	$162,120	6.1%	5/31/2021
Pacific Consolidated(4)	Riverside Industrial	NR/NR/NR	31,624	7.8%	$4.49	$141,840	5.3%	11/30/2023
Independent Masonry	Riverside Industrial	NR/NR/NR	21,764	5.3%	$6.50	$141,468	5.3%	12/31/2019
Total Major Tenants			194,811	47.9%	$5.74	$1,117,356	41.9%

Non-Major Tenants			195,174	47.9%	$7.94	$1,549,499	58.1%

Occupied Collateral Total			389,985	95.8%	$6.84	$2,666,855	100.0%

Vacant Space			17,127	4.2%

Collateral Total			407,112	100.0%

(1)	Information obtained from the underwritten rent roll dated January 1, 2018 for the Riverside Industrial Property. As of March 1, 2018, 100.0% of the Rialto Industrial Property was occupied.
(2)	% of NRSF shown represents net rentable area across the Riverside and Rialto Industrial Portfolio Properties.
(3)	The United Pipe and Steel Corp lease has no termination options.
(4)	Pacific Consolidated has the right to terminate its lease after the sixtieth month on August 1, 2020, subject to 12 months written notice and payment of a $75,000 termination fee.

The following table presents certain information relating to the lease rollover schedule at the Riverside and Rialto Industrial Portfolio Properties:

Lease Expiration Schedule(1)(2)(3)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(4)
MTM	8	25,721	6.3%	25,721	6.3%	$174,996	6.6%	$6.80
2018	10	68,784	16.9%	94,505	23.2%	$458,796	17.2%	$6.67
2019	15	69,523	17.1%	164,028	40.3%	$520,452	19.5%	$7.49
2020	10	42,100	10.3%	206,128	50.6%	$349,476	13.1%	$8.30
2021	5	51,839	12.7%	257,967	63.4%	$430,655	16.1%	$8.31
2022	2	10,794	2.7%	268,761	66.0%	$86,640	3.2%	$8.03
2023	1	31,624	7.8%	300,385	73.8%	$141,840	5.3%	$4.49
2024	0	0	0	300,385	73.8%	0	0	0
2025	0	0	0	300,385	73.8%	0	0	0
2026	0	0	0	300,385	73.8%	0	0	0
2027	0	0	0	300,385	73.8%	0	0	0
2028	0	0	0	300,385	73.8%	0	0	0
Thereafter	1	89,600	22.0%	389,985	95.8%	$504,000	18.9%	$5.63
Vacant	0	17,127	4.2%	407,112	100.0%	0	0	0
Total/Weighted Average	52	407,112	100.0%			$2,666,855	100.0%	$6.84

(1)	Information obtained from the underwritten rent roll dated January 1, 2018. As of March 1, 2018, 100.0% of the Rialto Industrial Property was occupied.
(2)	Certain tenants may have multiple leases across the Riverside and Rialto Industrial Portfolio Properties space.
(3)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration of the subject lease and that are not considered in the Lease Expiration Schedule.
(4)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

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RIVERSIDE AND RIALTO INDUSTRIAL PORTFOLIO

The following table presents historical occupancy percentages at the Riverside and Rialto Industrial Portfolio Properties:

Historical Occupancy

12/31/2015(1)	12/31/2016	12/31/2017	Various(2)
NAV	95.3%	97.3%	95.8%

(1)	The borrower sponsor acquired the Riverside Industrial Property in April 2015 and the Rialto Industrial Property in July 2014, prior to the commencement of the United Pipe and Steel Corp’s lease. As a result, historical occupancy prior to 2015 is unavailable.
(2)	Information obtained from the underwritten rent roll dated January 1, 2018. As of March 1, 2018, 100.0% of the Rialto Industrial Property was occupied.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Riverside and Rialto Industrial Portfolio Properties:

Cash Flow Analysis(1)

	2016	2017	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$2,328,873	$2,427,372	$2,807,916(2)	98.0%	$6.90
Total Recoveries	181,505	177,103	245,644	8.6	$0.60
Other Income(3)	1,582	2,268	2,268	0.1	$0.01
Less Vacancy & Credit Loss	(13,936)	0	(190,921)(4)	(6.7)	($0.47)
Effective Gross Income	$2,498,025	$2,606,742	$2,864,906	100.0%	$7.04

Total Operating Expenses	625,101	675,916	$629,570	22.0	$1.55

Net Operating Income	$1,872,924	$1,930,827	$2,235,337	78.0%	$5.49
Replacement Reserves	0	0	56,587	2.0	$0.14
TI/LC	0	0	210,172(5)	7.3	$0.52
Net Cash Flow	$1,872,924	$1,930,827	$1,968,578	68.7%	$4.84

NOI DSCR	1.76x	1.82x	2.10x
NCF DSCR	1.76x	1.82x	1.85x
NOI DY	8.9%	9.2%	10.6%
NCF DY	8.9%	9.2%	9.4%

(1)	Historical statements are unavailable due to sponsor acquisition of the Riverside Industrial Property in April 2015 and the Rialto Industrial Property in July 2014.
(2)	Vacant space at the Riverside Industrial Property is grossed up to the appraiser’s concluded market rents.
(3)	Other Income consists of late fees from month-to-month tenants.
(4)	The underwritten economic vacancy is 6.3%. The Riverside and Rialto Industrial Portfolio Properties were 95.8% physically occupied as of January 1, 2018. As of March 1, 2018, 100.0% of the Rialto Industrial Property was physically occupied.
(5)	U/W TI/LC includes a $25,000 TI/LC credit representing 10.0% of the upfront TI/LC reserve.

The following table presents certain information relating to comparable industrial leases to the Riverside Industrial Property:

Comparable Leases(1)

Property Name/Location	Year Built	Tenant Name	Total SF(2)	Distance to Subject	Clear Height (ft)	Dock-High/Drive-In Doors	Initial Rent PSF	Lease Type
6692 Doolittle Avenue Riverside, CA	2005	Dash-Express	10,437	4.5 miles	18’-20’	3	$8.40	Industrial Gross
3093 Mission Inn Avenue Riverside, CA	1980	CWC Consulting	10,620	9.4 miles	14’-16’	4	$6.60	Industrial Gross
6975 Arlington Avenue Riverside, CA	2007	Sunrise Custom Storage	11,954	4.5 miles	18’	2	$7.20	Industrial Gross
3493 Durahart Street Riverside, CA	1986	Sizewise Rentals	14,400	10.2 miles	20’	3	$6.60	Industrial Gross
191 Granite Street Corona, CA	1990	Custom Lumber Design	55,360	1.0 mile	22’	10	$6.48	Industrial Gross
1390-1391 Dodson Way Riverside, CA	1980	Dave Carter & Associates	48,998	11.2 miles	18’	8	$6.84	Industrial Gross
1880 Iowa Avenue Riverside, CA	1991	Volume Snacks	66,079	11.3 miles	24’	7	$7.68	Industrial Gross

(1)	Information obtained from the appraisal.
(2)	Total SF presented represents the net rentable area at each property.

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RIVERSIDE AND RIALTO INDUSTRIAL PORTFOLIO

The following table presents certain information relating to comparable industrial leases to the Riverside Industrial Property:

Comparable Leases(1)

Property Name/Location	Year Built	Tenant Name	Total SF(2)	Distance to Subject	Clear Height (ft)	Dock- High/Drive-In Doors	Initial Rent PSF	Lease Type
2850 Cedar Street Ontario, CA	1990	VSMPO-Tirus, Inc.	87,812	12.2 miles	24’	16	$7.08	Industrial Gross
2180 Wineville Avenue Ontario, CA	1996	OEC Distribution	81,063	9.8 miles	26’	15	$7.80	Industrial Gross
10509 Business Drive Fontana, CA	1989	MORSCO Supply Co.	130,788	7.4 miles	24’	13	$6.60	Industrial Gross
1651 Carlos Avenue Ontario, CA	1989	DHL Express	147,500	13.1 miles	26’	8	$6.36	Net
12250 East Fourth Street Rancho Cucamonga, CA	1989	Transtar Industries	150,080	9.1 miles	26’	22	$5.76	Net

(1)	Information obtained from the appraisal.
(2)	Total SF presented represents the net rentable area at each property.

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A-3-103

No. 12 – Albany Capital Self Storage Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Rialto Mortgage Finance, LLC			Single Asset/Portfolio:	Portfolio
				Property Type:	Self Storage
Original Principal Balance:	$21,000,000			Specific Property Type:	Self Storage
Cut-off Date Principal Balance:	$21,000,000			Location:	Various - See Table
% of Initial Pool Balance:	2.9%			Size:	237,275 SF
Loan Purpose:	Refinance			Cut-off Date Principal Balance Per SF:	$88.50
Borrower Names(1):	Various			Year Built/Renovated:	Various - See Table
Sponsor(2):	Robert Moser; Prime Storage Fund I, LLC			Title Vesting:	Fee
Mortgage Rate:	5.1300%			Property Manager:	Self - managed
				4th Most Recent Occupancy (As of)	90.3% (12/31/2013)
Note Date:	January 31, 2018			3rd Most Recent Occupancy (As of):	94.0% (12/31/2014)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	92.2% (12/31/2015)
Maturity Date:	February 6, 2028			Most Recent Occupancy (As of):	94.2% (12/31/2016)
IO Period:	24 months			Current Occupancy (As of):	92.6% (12/26/2017)
Loan Term (Original):	120 months
Seasoning:	1 month			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon			3rd Most Recent NOI (As of):	$1,762,391 (12/31/2015)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of)(5):	$1,768,169 (2016 - 10 Months Annualized )
Call Protection(3):	L(25),D(91),O(4)			Most Recent NOI (As of):	$1,949,606 (12/31/2017)
Lockbox Type:	Springing
Additional Debt(4):	Yes			U/W Revenues:	$2,888,009
Additional Debt Type(4):	Future Mezzanine			U/W Expenses:	$965,580
				U/W NOI:	$1,922,430
				U/W NCF:	$1,886,838
				U/W NOI DSCR:	1.40x
Escrows and Reserves:				U/W NCF DSCR:	1.37x
				U/W NOI Debt Yield:	9.2%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield:	9.0%
Taxes	$87,143	$27,664	NAP	As-Is Appraised Value(6):	$33,440,000
Insurance	$8,527	$1,353	NAP	As-Is Appraisal Valuation Date:	December 21, 2017
Replacement Reserves	$0	$2,966	NAP	Cut-off Date LTV Ratio(6):	62.8%
Deferred Maintenance	$33,685	$0	NAP	LTV Ratio at Maturity or ARD(6):	54.5%

(1)	The borrowers are: Prime Storage Central, LLC; Prime Storage Altamont, LLC; Prime Storage Cohoes, LLC and Prime Storage Pittsfield, LLC. Each of the borrowers is a New York limited liability company and single purpose entity with one independent director in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Albany Capital Self Storage Portfolio Mortgage Loan. Robert Moser and Prime Storage Fund I, LLC are the guarantors of certain non-recourse carveouts under the Albany Capital Self Storage Portfolio Mortgage Loan.

(2)	The sponsor reported prior foreclosure litigation. See “Description of the Mortgage Pool – Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

(3)	Following the lockout period and prior to November 6, 2027, the borrowers are permitted to partially release any constituent properties in connection with a partial defeasance, subject to certain conditions, including (i) no event of default has occurred and is continuing; (ii) partial defeasance of 115.0% of the released property’s original allocated loan balance; (iii) the amortizing debt service coverage ratio (based upon the trailing 12-month period immediately preceding the date of such determination) with respect to the remaining properties will be no less than the greater of (a) 1.37x and (b) the amortizing debt service coverage ratio immediately prior to the release; and (iv) the loan-to-value ratio with respect to the remaining properties will be no greater than the lesser of (a) 62.8%, and (b) the loan to value ratio immediately prior to the release.

(4)	The loan documents permit mezzanine financing subject to certain conditions, including: (i) no event of default under the related loan documents has occurred or is continuing; (ii) the execution of an intercreditor agreement in form and substance acceptable to the lender; (iii) the combined loan-to-value ratio is not greater than 62.8%; (iv) the combined amortizing debt service coverage ratio is not less than 1.37x; and (v) receipt of rating agency confirmation from each of Fitch, KBRA and Moody’s that the mezzanine financing will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2018-C43 Certificates.

(5)	See “Cash Flow Analysis” section.

(6)	As of the appraisal valuation date of December 21, 2017, the Albany Capital Self Storage Portfolio Properties had a portfolio “as-is” appraised value of $33,440,000. As of December 21, 2017, the Albany Capital Self Storage Portfolio Properties had an aggregate “as-is” appraised value of $30,870,000.

The Mortgage Loan. The Albany Capital Self Storage Portfolio mortgage loan is evidenced by a single promissory note that is secured by four first mortgages encumbering four self storage properties located in New York and Massachusetts (the “Albany Capital Self Storage Portfolio Properties”). The Albany Capital Self Storage Portfolio mortgage loan was originated on January 31, 2018 by Rialto Mortgage Finance, LLC. The Albany Capital Self Storage Portfolio mortgage loan had an original principal balance of $21,000,000, has an outstanding principal balance as of the Cut-off Date of $21,000,000 and accrues interest at an interest rate of 5.1300% per annum. The Albany Capital Self Storage Portfolio mortgage loan had an initial term of 120 months, has a remaining

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ALBANY CAPITAL SELF STORAGE PORTFOLIO

term of 119 months as of the Cut-off Date and requires payments of interest-only for the first 24 months following origination and thereafter payments of principal and interest based on a 30-year amortization schedule.

Following the lockout period, the borrower has the right to defease the Albany Capital Self Storage Portfolio Mortgage Loan in whole or in part, on any date before November 6, 2027. In addition, the Albany Capital Self Storage Portfolio Mortgage Loan is prepayable without penalty on or after November 6, 2027.

Sources and Uses

Sources			Uses
Original loan amount	$21,000,000	100.0%	Loan Payoff	$17,841,043	85.0%
			Closing Costs	670,670	3.2
			Reserves	129,355	0.6
			Return of Equity	2,358,933	11.2
Total Sources	$21,000,000	100.0%	Total Uses	$21,000,000	100.0%

The Properties. The Albany Capital Self Storage Portfolio Properties comprise four self storage properties totaling 237,275 square feet located in New York and Massachusetts. The Albany Capital Self Storage Portfolio Properties contain 2,054 non-climate controlled units (92.9% of net rentable square feet). The Albany Capital Self Storage Portfolio Properties also include five flex spaces (7.1% of net rentable area), two parking spaces and a billboard. As of December 26, 2017, the Albany Capital Self Storage Portfolio Properties were 92.6% occupied.

The following table presents certain information relating to the unit mix of the Albany Capital Self Storage Portfolio Properties:

Property Name – Location	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Occupancy	Year Built/ Renovated	Net Rentable Area (SF)	As-Is Appraised Value	Allocated Cut-off Date LTV
Prime Altamont (Rotterdam) – Schenectady, NY	$5,900,000	28.1%	93.3%	1999/NAP	74,500	$8,930,000	66.1%

Prime Cohoes – Cohoes, NY	$5,150,000	24.5%	95.5%	1990/NAP	59,350	$7,360,000	70.0%

Prime Pittsfield – Pittsfield, MA	$5,150,000	24.5%	94.5%	2005/NAP	52,050	$7,380,000	69.8%

Prime Albany (Central Ave) – Albany, NY	$4,800,000	22.9%	86.2%	1960/NAP	51,375	$7,200,000	66.7%
Total/Weighted Average	$21,000,000	100.0%	92.6%		237,275	$33,440,000(1)	62.8%(1)

(1)	The Total Appraised Value and Weighted Average Allocated Cut-off Date LTV represent the portfolio “as-is” appraised value. As of the appraisal valuation date of December 21, 2017, the aggregate “as-is” appraised value of the Albany Capital Self Storage Portfolio Properties was $30,870,000, which represents a Cut-off Date LTV Ratio and LTV Ratio at Maturity of 68.0% and 59.0%, respectively.

The following table presents historical occupancy percentages at the Albany Capital Self Storage Portfolio Properties:

Historical Occupancy

2013(1)	2014(1)	2015(1)	2016(1)	12/26/2017 (2)
90.3%	94.0%	92.2%	94.2%	92.6%

(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll.

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ALBANY CAPITAL SELF STORAGE PORTFOLIO

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Albany Capital Self Storage Portfolio Properties:

Cash Flow Analysis

	2015	2016 (10 mos. Annualized)(1)	2017	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$2,518,248	$2,485,110	$2,691,545	$2,670,808	92.5%	$11.26
Grossed Up Vacant Space	0	0	0	241,020	8.3	1.02
Concessions	0	0	0	0	0.0	0.00
Other Income(2)	202,736	244,453	237,473	237,473	8.2	1.00
Less Vacancy & Credit Loss	0	0	0	(261,292)(3)	(9.0)	(1.10)

Effective Gross Income	$2,720,984	$2,729,563	$2,929,018	$2,888,009	100.0%	$12.17

Total Operating Expenses	$958,592	$961,394	$979,412	$965,580	33.4%	$4.07

Net Operating Income	$1,762,391	$1,768,169	$1,949,606	$1,922,430	66.6%	$8.10
Capital Expenditures	0	0	0	35,591	1.2	0.15
Net Cash Flow	$1,762,391	$1,768,169	$1,949,606	$1,886,838	65.3%	$7.95

NOI DSCR	1.28x	1.29x	1.42x	1.40x
NCF DSCR	1.28x	1.29x	1.42x	1.37x
NOI DY	8.4%	8.4%	9.3%	9.2%
NCF DY	8.4%	8.4%	9.3%	9.0%

(1)	The Albany Capital Self Storage Portfolio Properties were acquired in March 2016. The sellers did not provide January and February 2016 financial statements.

(2)	Other Income includes retail revenue, late fees, application fees, late insufficient fund fees and miscellaneous fees.

(3)	The underwritten economic vacancy is 8.3%. The Albany Capital Self Storage Portfolio Properties were 92.6% physically occupied as of December 26, 2017.

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A-3-107

No. 13 – Forest Office Park

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance:	$18,000,000			Specific Property Type:	Suburban
Cut-off Date Principal Balance:	$18,000,000			Location:	Richmond, VA
% of Initial Pool Balance:	2.5%			Size:	229,065 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF:	$78.58
Borrower Name:	Forest Office Park Investor, LLC			Year Built/Renovated:	1975/NAP
Sponsors:	Allen C. De Olazarra			Title Vesting:	Fee
Mortgage Rate:	4.210%			Property Manager:	Self-managed
Note Date:	December 28, 2017			4th Most Recent Occupancy (As of):	95.1% (12/31/2013)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	94.5% (12/31/2014)
Maturity Date:	January 11, 2028			2nd Most Recent Occupancy (As of):	91.0% (12/31/2015)
IO Period:	120 months			Most Recent Occupancy (As of):	93.0% (12/31/2016)
Loan Term (Original):	120 months			Current Occupancy (As of):	93.9% (12/27/2017)
Seasoning:	2 months
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon			4th Most Recent NOI (As of):	$1,548,228 (12/31/2014)
Interest Accrual Method:	Actual/360			3rd Most Recent NOI (As of):	$1,755,656 (12/31/2015)
Call Protection:	L(26),D(90),O(4)			2nd Most Recent NOI (As of):	$2,340,472 (12/31/2016)
Lockbox Type:	Springing			Most Recent NOI (As of):	$2,331,041 (12/31/2017)
Additional Debt:	None
Additional Debt Type:	NAP			U/W Revenues:	$3,914,464
				U/W Expenses:	$1,528,599
				U/W NOI:	$2,385,864
Escrows and Reserves:				U/W NCF:	$2,057,169
				U/W NOI DSCR :	3.11x
Type:	Initial	Monthly	Cap(If Any)	U/W NCF DSCR :	2.68x
Taxes	$32,019	$16,009	NAP	U/W NOI Debt Yield :	13.3%
Insurance	$0	Springing(1)	NAP	U/W NCF Debt Yield :	11.4%
Replacement Reserves	$0	$4,581	NAP	As-Is Appraised Value:	$28,600,000
Leasing Commission Reserves	$0	$9,544	$687,000(2)	As-Is Appraisal Valuation Date:	December 11, 2017
Existing TI/LC Reserve	$1,089,296(3)	$0	NAP	Cut-off Date LTV Ratio:	62.9%
COVA TI/LC Reserve	$0	(4)	$1,700,000	LTV Ratio at Maturity or ARD:	62.9%

(1)	Ongoing monthly reserves for insurance are not required so long as (i) no event of default has occurred and is continuing; (ii) the Forest Office Park Property is insured via an acceptable blanket insurance policy; and (iii) the borrower provides the lender with evidence of renewal of the insurance policies and timely proof of payment of insurance premiums.

(2)	Springing monthly reserves for leasing commissions are required above the cap upon (i) the occurrence and continuance of an event of default or (ii) the net cash flow debt yield being less than 8.0%. In addition, if Commonwealth of Virginia (“COVA”) fails to provide lease renewal notice by June 30, 2024 and the balance of the leasing commission reserve account is less than $250,000 at such time, the borrower is required to deposit an amount that, when added to the then-current account balance, causes the account balance to be equal to or greater than $250,000.

(3)	Represents outstanding tenant improvement and leasing commission obligations for COVA ($384,717), USDA ($653,258) and Sentara ($51,321).

(4)	Commencing July 2021, the borrower is required to make ongoing monthly deposits of $47,722 for tenant improvements and leasing commissions incurred with respect to the space currently occupied by COVA (subject to a cap of $1,700,000, as long as no event of default is continuing). Provided no event of default is continuing, the borrower will no longer be required to make deposits into the COVA TI/LC Reserve account and lender is required to disburse all funds remaining on deposit, provided that (a) COVA has renewed all of its space for at least five years on economic terms equal to or greater than those of its current lease; or (b) COVA has renewed a portion of its space and one or more tenants satisfactory to lender have leased the remaining portion of the space with a term of at least five years, with COVA and any replacement tenants being in occupancy, open for business and paying full, unabated rent with all tenant improvements and leasing commissions having been paid, provided that the debt yield is equal to or greater than the greater of (i) the then current debt yield, and (ii) 10.8%. In addition, provided no event of default is continuing, and COVA has renewed all of its space for at least three years on economic terms equal to or greater than those of its current lease, lender is required to disburse all funds on deposit in the COVA TI/LC Reserve account in excess of $575,000, and the borrower is required to make ongoing monthly deposits of $47,917 (subject to a cap of $1,700,000, as long as no event of default is continuing).

The Forest Office Park mortgage loan is evidenced by a single promissory note that is secured by a first mortgage encumbering the borrower’s fee interest in five office buildings totaling 229,065 square feet and located in Richmond, Virginia (the “Forest Office Park Property”). The Forest Office Park Property was developed between 1975 and 1979 and features five adjacent two-story buildings and 979 surface parking spaces resulting in a parking ratio of 4.3 spaces per 1,000 square feet of rentable space. The Forest Office Park Property is located within the Forest Office Park, a 19-building office park totaling 710,000 square feet with approximately 200 tenants. As of 2016, the Richmond-Petersburg Metropolitan Statistical Area had an estimated population of approximately 1.3 million people; while the 2016 estimated average household income was $79,982. As of December 27, 2017 the Forest Office Park Property was 93.9% occupied by 9 tenants, and has averaged 91.4% occupancy over the past 10 years. Approximately 88.5% of the net rentable area and 94.6% of underwritten base rent at the Forest Office Park comprises investment grade tenants.

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FOREST OFFICE PARK

According to a third party market research report, the Forest Office Park Property is located within the Glenside/Broad Street’s submarket of the Richmond office market. As of the fourth quarter of 2017, the Glenside/Broad Street’s office submarket contained a total inventory of 127 buildings totaling approximately 5.2 million square feet with a 6.0% vacancy rate and average asking rent of $19.61, gross.

Sources and Uses

Sources			Uses
Original loan amount	$18,000,000	100.0%	Loan payoff	$15,817,683	87.9%
			Reserves	1,121,315	6.2
			Return of equity	447,015	2.5
			Closing costs	613,988	3.4
Total Sources	$18,000,000	100.0%	Total Uses	$18,000,000	100.0%

The following table presents certain information relating to the tenancy at the Forest Office Park Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Commonwealth of Virginia	AAA/Aaa/AAA	127,983	55.9%	$18.61	$2,381,764	59.7%	6/30/2025(3)(4)
USDA	AAA/Aaa/AA+	48,787	21.3%	$18.58	$906,511	22.7%	7/31/2033(5)
Sentara Healthcare System	NR/Aa2/AA	19,791	8.6%	$18.46	$365,342	9.2%	2/29/2024(6)
CSX Transportation	NR/Baa1/BBB+	6,219	2.7%	$19.14	$119,032	3.0%	5/31/2019
Encompass Home Health	NR/Ba3/BB-	4,032	1.8%	$17.50	$70,580	1.8%	2/28/2022
Total Major Tenants		206,812	90.3%	$18.58	$3,843,229	96.3%

Non-Major Tenants		8,366	3.7%	$17.43	$145,787	3.7%

Occupied Collateral Total		215,178	93.9%	$18.54	$3,989,016	100.0%

Vacant Space		13,887	6.1%

Collateral Total		229,065	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through November 2018 and rent averaging for three investment grade tenants over the lesser of the remaining lease term or loan term totaling $348,754.

(3)	COVA has one, 5-year renewal option, with 12 months’ notice, at fair market rental rate as determined in the lease not to exceed 102% of the base rent payable during the last month of the immediately preceding initial term.

(4)	COVA (a) has the right to terminate its lease if there is a dissolution or restructuring of the tenant; (b) has the right to terminate its lease if any session of Virginia General Assembly does not appropriate funds for the continuance of its lease; (c) has the right to terminate its lease on approximately 3,141 square feet of space on July 1, 2018 with six months’ notice; and (d) has the right to terminate its lease on up to 15% of its total rentable square footage on July 1, 2020 with nine months’ notice.

(5)	USDA has the right to terminate its lease at any time commencing August 1, 2028 with 120 days’ notice.

(6)	Sentara Healthcare System (a) has the right to terminate its lease for the 3,676 sq. ft. expansion space on August 1, 2019 with 6 months’ notice and payment of a termination fee in an amount equal to the unamortized tenant improvement and leasing costs; and (b) has the right to terminate its entire leased premises on September 30, 2022 with 6 months’ notice and payment of a termination fee in an amount equal to the unamortized tenant improvement and leasing costs.

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FOREST OFFICE PARK

The following table presents certain information relating to the lease rollover schedule at the Forest Office Park Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31, 2017	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	2	7,896	3.4%	7,896	3.4%	$148,262	3.7%	$18.78
2020	1	2,012	0.9%	9,908	4.3%	$36,297	0.9%	$18.04
2021	1	2,201	1.0%	12,109	5.3%	$33,291	0.8%	$15.13
2022	1	4,032	1.8%	16,141	7.0%	$70,580	1.8%	$17.50
2023	1	2,476	1.1%	18,617	8.1%	$46,970	1.2%	$18.97
2024	1	19,791	8.6%	38,408	16.8%	$365,342	9.2%	$18.46
2025	1	127,983	55.9%	166,391	72.6%	$2,381,764	59.7%	$18.61
2026	0	0	0.0%	166,391	72.6%	$0	0.0%	$0.00
2027	0	0	0.0%	166,391	72.6%	$0	0.0%	$0.00
2028	0	0	0.0%	166,391	72.6%	$0	0.0%	$0.00
Thereafter	1	48,787	21.3%	215,178	93.9%	$906,511	22.7%	$18.58
Vacant	0	13,887	6.1%	229,065	100.0%	$0	0.0%	$0.00
Total/Weighted Average	9	229,065	100.0%			$3,989,016	100.0%	$18.54

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

The following table presents historical occupancy percentages at the Forest Office Park Property:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(2)	12/31/2016(2)	12/27/2017(3)
95.1%	94.5%	91.0%	93.0%	93.9%

(1)	Information obtained from the borrower.

(2)	Information obtained from the appraisal.

(3)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Forest Office Park Property:

Cash Flow Analysis

	2014	2015	2016	2017	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$2,811,917	$3,081,816	$3,482,954	$3,594,781	$3,989,016(1)	101.9%	$17.41
Grossed Up Vacant Space	0	0	0	0	236,079	6.0	1.03
Total Reimbursement	4,967	30,821	172,757	80,895	111,878	2.9	0.49
Other Income(2)	0	0	15,045	180,887	0	0.0	0.00
Less Vacancy & Credit Loss	0	0	0	(4,735)	(422,509)(3)	(10.8)	(1.84)
Effective Gross Income	$2,816,884	$3,112,637	$3,670,756	$3,851,828	$ 3,914,464	100.0%	$17.09

Total Operating Expenses	$1,268,656	$1,356,981	$1,330,284	$1,520,787	$1,528,599	39.1%	$6.67
Net Operating Income(4)	$1,548,228	$1,755,656	$2,340,472	$2,331,041	$2,385,864	60.9%	$10.42
Replacement Reserves	0	0	0	0	54,976	1.4	0.24
Tenant Improvements	0	0	0	0	200,259	5.1	0.87
Leasing Commissions	0	0	0	0	73,461	1.9	0.32
Net Cash Flow	$1,548,228	$1,755,656	$2,340,472	$2,331,041	$2,057,169	52.6%	$8.98

NOI DSCR	2.02x	2.29x	3.05x	3.03x	3.11x
NCF DSCR	2.02x	2.29x	3.05x	3.03x	2.68x
NOI DY	8.6%	9.8%	13.0%	13.0%	13.3%
NCF DY	8.6%	9.8%	13.0%	13.0%	11.4%

(1)	U/W Base Rent includes contractual rent steps through November 2018 and rent averaging for three investment grade tenants over the lesser of the remaining lease term or loan term totalling $348,754.

(2)	Other Income includes the amortized FF&E Allowance for the Commonwealth of Virginia.

(3)	The underwritten economic vacancy is 10.0%. The Forest Office Park Property was 93.9% physically occupied as of December 27, 2017.

(4)	The increase in Net Operating income from 2014 to 2015 and from 2015 to 2016 was due in part to Commonwealth of Virginia renewing its lease in July 2015 at a rental rate higher than that of its previous lease and receiving a partial rent abatement due to a renovation project.

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FOREST OFFICE PARK

The following table presents certain information relating to comparable Office leases for the Forest Office Park Property:

Comparable Office Leases(1)

Property Name/Location	Year Built/ Renovated	Stories	Total GLA (SF)	Distance from Subject	Lease Date / Term(2)	Lease Area (SF)(2)	Annual Base Rent PSF(2)	Lease Type
Campbell Building 8002 Discovery Dr. Richmond, VA	1980/NAP	4	55,024	0.1 miles	Jan. 2016 – Mar. 2017 / 2.0 – 10.4 Yrs	1,587 – 6,157	$16.25 - $19.75	Gross
The Dale Building 1504 Santa Rosa Rd. Richmond, VA	1979/NAP	2	38,649	0.2 miles	Jun. 2015 – Nov. 2016 / 2.0 – 5.2 Yrs	506 – 5,040	$14.00 - $20.74	Gross
Nelson Building 1503 Santa Rosa Rd. Richmond, VA	1974/NAP	2	38,914	0.2 miles	May 2015 – Mar. 2017 / 3.2 – 6.0 Yrs	1,307 – 6,526	$16.00 - $16.53	Gross
Koger Building 8001 Franklin Farms Dr. Richmond, VA	1974/NAP	2	44,487	0.1 miles	Nov. 2014 – Mar. 2017 / 1.0 – 5.4 Yrs	834 – 10,079	$15.00 - $17.35	Gross
Glen Forest Office Park 7204 Glen Forest Dr. Richmond, VA	1987/NAP	3	40,448	0.8 miles	Feb. 2015 – Mar. 2017 / 3.1 – 5.3 Yrs	1,003 – 2,677	$16.50 - $18.50	Gross

(1)	Information obtained from the appraisal and a third party research report.

(2)	The appraiser provided four comparable leases for each of the five properties shown on the table above. The information shown represents the ranges of such leases.

A-3-111

No. 14 – Connecticut Industrial Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	BSPRT Finance, LLC			Single Asset/Portfolio:	Portfolio
				Property Type:	Industrial
Original Principal Balance:	$16,850,000			Specific Property Type(3):	Various
Cut-off Date Balance:	$16,850,000			Location:	Meriden, CT
% of Initial Pool Balance:	2.3%			Size:	568,084 SF
Loan Purpose:	Acquisition			Cut-off Date Balance Per SF:	$29.66
Borrowers:	Sky 103, LLC			Year Built/Renovated(3):	Various/NAP
Borrower Sponsors:	Sky Management Services LLC			Title Vesting:	Fee
Mortgage Rate:	4.880%			Property Manager:	Self-managed
Note Date:	February 16, 2018			4th Most Recent Occupancy(4):	NAV
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	77.7% (12/31/2015)
Maturity Date:	March 6, 2028			2nd Most Recent Occupancy (As of):	100.0% (12/31/2016)
IO Period:	36 months			Most Recent Occupancy (As of):	100.0% (12/31/2017)
Loan Term (Original):	120 months			Current Occupancy (As of):	100.0% (Various)
Seasoning:	0 months
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360
Call Protection:	L(24),D(92),O(4)
Lockbox Type:	Springing
Additional Debt:	None			Underwriting and Financial Information:
Additional Debt Type:	NAP
				4th Most Recent NOI(4):	NAV
				3rd Most Recent NOI (As of):	$1,384,289 (12/31/2015)
				2nd Most Recent NOI (As of):	$1,618,750 (12/31/2016)
Escrows and Reserves:				Most Recent NOI (As of)(5):	$2,081,562 (Annualized 9 12/31/2017)
				U/W Revenues:	$2,749,723
Type:	Initial	Monthly	Cap (If Any)	U/W Expenses:	$653,327
Taxes:	$0	$24,417	NAP	U/W NOI:	$2,096,396
Insurance:	$36,005	$4,001	NAP	U/W NCF:	$1,812,354
Deferred Maintenance:	$86,125	$0	NAP	U/W NOI DSCR:	1.96x
TI/LC Reserve(1):	$0	$18,936	$900,000	U/W NCF DSCR:	1.69x
Replacement Reserve:	$0	$4,734	NAP	U/W NOI Debt Yield:	12.4%
Ongoing Environmental Remediation Reserve:	$239,531	$0	NAP	U/W NCF Debt Yield:	10.8%
CT Transfer – Environmental Reserve:	$250,000	$0	NAP	As-Is Appraised Value:	$26,900,000
Outstanding TI Allowances – Bob’s:	$241,333	$0	NAP	As-Is Appraisal Valuation Date:	December 13, 2017
Outstanding TI Allowances – Fosdick:	$94,241	$0	NAP	Cut-off Date LTV Ratio:	62.6%
Fosdick Reserve	$0	Springing(2)	NAP	LTV Ratio at Maturity or ARD:	55.3%

(1)	The TI/LC Reserve is subject to a cap of $900,000. Monthly deposits on the reserve will decrease to $9,468 after the third year of the loan term.
(2)	Monthly contribution to the Fosdick Reserve will be $45,000 after December 31, 2018, unless there is a Fosdick Renewal, as defined in the loan documents. A “Fosdick Renewal” is defined as, among other conditions outlined in the loan documents, the lender’s receipt of evidence that (i) the Fosdick tenant has renewed or extended its lease for its entire leased space and (ii) Fosdick is occupying its space and is paying full, unabated rent.
(3)	See “Portfolio Summary” Table.
(4)	A third party property manager was put in place in 2015 and historical financials prior to 2015 were not available.
(5)	2017 financials represent a trailing nine months annualized amount. The seller of the Connecticut Industrial Portfolio Properties (as defined below) took title of the property in April 2017. The seller did not have financial information for the first 3 months of 2017.

The Connecticut Industrial Portfolio mortgage loan (“Connecticut Industrial Portfolio Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering the fee interest in two industrial facilities in Meriden, Connecticut: the 160 Corporate Court property (“160 Corporate Court Property”) and the 550 Research Parkway property (“550 Research Parkway Property”, and collectively with the 160 Corporate Court Property “Connecticut Industrial Portfolio Properties”). On February 16, 2018, the Connecticut Industrial Portfolio Mortgage Loan was originated by BSPRT Finance, LLC, with an original principal balance and Cut-off Date balance of $16,850,000 and accrues interest at an interest rate of 4.880% per annum. The Connecticut Industrial

A-3-112

CONNECTICUT INDUSTRIAL PORTFOLIO

Portfolio Mortgage Loan has an initial and remaining term, as of the Cut-off Date, of 120 months and requires payments of interest-only for the first 36 months of the loan term. The Connecticut Industrial Mortgage Loan matures on March 6, 2028.

Following the lockout period, the borrower has the right to defease the Connecticut Industrial Portfolio Mortgage Loan in whole, but not in part, on any date before December 6, 2027. In addition, the Connecticut Industrial Portfolio Mortgage Loan is prepayable without penalty on or after December 6, 2027.

Sources and Uses

Sources			Uses
Mortgage Loan	$16,850,000	67.4%	Purchase Price	$23,661,550	94.6%
Sponsor Equity(1)	8,161,714	32.6	Upfront Reserves(1)	947,235	3.8
			Closing Costs	402,928	1.6
Total Sources	$25,011,714	100.0%	Total Uses	$25,011,714	100.0%

(1)	Includes an outstanding tenant improvement seller credit of $335,574 which was fully reserved at closing.

The Properties. The Connecticut Industrial Portfolio Properties are comprised of two adjacent buildings, the 160 Corporate Court Property, an industrial warehouse distribution property located on Corporate Court, and the 550 Research Parkway Property, an industrial manufacturing warehouse property located on Research Parkway, in Meriden, Connecticut. The Connecticut Industrial Portfolio Properties are situated on a 52.2-acre parcel and collectively feature 633 parking spaces, representing approximately 1.1 spaces per 1,000 SF of collective net rentable area at the properties.

The 160 Corporate Court Property was constructed in 1987, has 23-27 foot clear heights, 51 loading docks, 1 drive-in dock and significant outside storage for trailer parking. Approximately 40,000 square feet, about 16.6% of net rentable area, features an office buildout. The 160 Corporate Court Property is 100.0% leased and occupied as of March 1, 2018 by Bob’s Stores. Bob’s Stores operates a chain of 35 apparel and activewear stores throughout the Northeast and is owned by Sports Direct, the U.K’s largest sporting goods retailer. The 550 Research Parkway Property was constructed in 1968 and has 20 foot clear heights. Approximately 5.6% of net rentable area is used as office space. The 550 Research Parkway Property features numerous specialty buildouts, including laboratory areas, clean rooms, climate controlled rooms and hazardous materials storage areas. Approximately $5 million has been invested into facility improvements over the past 2.5 years, including upgrades to plumbing, floors, HVAC and specialty rooms, among other areas. As of January 1, 2018, the 550 Research Parkway Property was 100.0% occupied by two tenants, Medline Industries, Inc. and Fosdick Fufillment Corp.

The Connecticut Industrial Portfolio Properties benefit from proximity to major roadways including Interstate 91 (2.0 miles away), the Merritt Parkway (1.2 miles away), CT Route 66/I-691 (2.1 miles away) and Route 5 (2.2 miles away), which provide regional access in the Northeast and serve as a midpoint between Boston and New York City for regional distribution. Additionally, the properties benefit from nearby access to public transportation, including the M-link Route along East Main Street approximately 1.3 miles north of the properties and regional access provided by Amtrak’s Meriden Station approximately 3.0 miles northeast of the properties.

The Connecticut Industrial Portfolio Properties are located in the New Haven MSA, which includes New Haven County, New Haven, Waterbury and 24 towns. The New Haven MSA benefits from its close proximity to New York and Boston. Manufacturing is an important component of the New Haven MSA’s economy, with healthcare, business, financial services and retail trade beginning to play a larger role. Furthermore, the New Haven MSA benefits from its education and economic connections to Yale University, which has an impact of $2 billion a year. Local healthcare and pharmaceutical firms, along with Yale Medical School, constitute one of the largest major concentrations of biomedical research in the nation. The largest employers in the New Haven MSA represent a variety of industries including education, healthcare, and wholesale. Top employers in the area include Yale University, Yale-New Haven Health System, Bozzuto’s Inc., and Southern Connecticut State University.

According to the appraiser, the Connecticut Industrial Portfolio Properties are part of the New Haven County Industrial Market. Over the past five years, vacancy rates have declined from 12.6% in 2013 to 5.3% as of year-end 2017. Over the past five years, the market has seen a 1.9% compound average growth rate in asking rent per square foot, with asking rents per square foot at $5.38 as of year-end 2017. According to a third party market research report, the Connecticut Industrial Portfolio Properties are located in the Meriden Industrial submarket. As of fourth quarter, 2017, the submarket contains approximately 4.7 million square feet of logistics, specialized industrial and flex space inventory, a 3.7% vacancy rate and average asking rent of $5.23 per square foot.

As of year-end 2017, supply in the area was approximately 67.3 million square feet and net absorption was approximately 1.1 million square feet. The estimated 2017 household population in a 1-, 3- and 5- mile radius of the properties was 2,631, 39,968 and 95,256 respectively. The 2017-estimated household income in a 1-, 3-, and 5- mile radius of the properties was $99,322, $78,752 and $86,690 respectively.

A-3-113

CONNECTICUT INDUSTRIAL PORTFOLIO

The following table presents certain information relating to Connecticut Industrial Portfolio Properties:

Portfolio Summary

Property Name	Location	Specific Property Type	Allocated Cut- Off Date Principal Balance	% of Portfolio Cut-off Date Principal Balance	Occupancy(1)	Year Built/ Renovated	Net Rentable Area (SF)	Appraised Value	Allocated LTV
160 Corporate Court	Meriden, CT	Warehouse Distribution	$7,650,000	45.4%	100.0%	1987/NAP	241,333	$11,900,000	64.3%
550 Research Parkway	Meriden, CT	Manufacturing/Distribution	$9,200,000	54.6%	100.0%	1968/NAP	326,751	$15,000,000	61.3%
Total/Weighted Average			$16,850,000	100.0%	100.0%		568,084	$26,900,000	62.6%

(1)	Information obtained from the underwritten rent roll dated January 1, 2018 for the 550 Research Parkway Property. As of March 1, 2018, 100.0% of the 160 Corporate Court Property was occupied.

Major Tenants(1)

Tenant Name	Property Name	Credit Rating (Fitch/ Moody’s/ S&P)(2)	Tenant NRSF	% of NRSF(6)	Annual U/W Base Rent PSF(1)	Annual U/W Base Rent(1)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Bob’s (Sports Direct)	160 Corporate Court	NR/NR/NR	241,333	42.5%	$4.44	$1,070,795	45.6%	2/17/2023
Medline Industries, Inc.(3)	550 Research Parkway	NR/Baa1/A-	200,000	35.2%	$4.21	$842,000	35.8%	4/30/2020(4)
Fosdick Fulfillment Corp.	550 Research Parkway	NR/NR/NR	126,751	22.3%	$3.45	$437,028	18.6%	12/31/2019(5)
Total Major Tenants			568,084	100.0%	$4.14	$2,349,822	100.0%

Occupied Collateral Total			568,084	100.0%	$4.14	$2,349,822	100.0%

Vacant Space			0	0.0%

Collateral Total			568,084	100.0%

(1)	Information obtained from the underwritten rent roll date January 1, 2018 for the 550 Research Parkway Property. As of March 1, 2018, 100.0% of the 160 Corporate Court property was occupied.
(2)	Certain ratings are of the parent, company, whether or not the parent company guarantees the lease.
(3)	The Clorox Co. serves as the guarantor of the Medline Industries, Inc. lease. Credit ratings shown are of The Clorox Co.
(4)	The Medline Industries, Inc. lease features one, three-year extension option.
(5)	The Fosdick Fufillment Corp. lease features two, three-year extension options.
(6)	% of NRSF shown represents net rentable area across the Connecticut Industrial Portfolio Properties.

The following table presents certain information relating to the lease rollover schedule at the Connecticut Industrial Portfolio Properties:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(2)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	1	126,751	22.3%	126,751	22.3%	$437,028	18.6%	$3.45
2020	1	200,000	35.2%	326,751	57.5%	$842,000	35.8%	$4.21
2021	0	0	0.0%	326,751	57.5%	$0	0.0%	$0.00
2022	0	0	0.0%	326,751	57.5%	$0	0.0%	$0.00
2023	1	241,333	42.5%	568,084	100.0%	$1,070,795	45.6%	$4.44
2024	0	0	0.0%	568,084	100.0%	$0	0.0%	$0.00
2025	0	0	0.0%	568,084	100.0%	$0	0.0%	$0.00
2026	0	0	0.0%	568,084	100.0%	$0	0.0%	$0.00
2027	0	0	0.0%	568,084	100.0%	$0	0.0%	$0.00
2028	0	0	0.0%	568,084	100.0%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	568,084	100.0%	$0	0.0%	$0.00
Vacant	0	0	0.0%	568,084	100.0%	$0	0.0%	$0.00
Total/Weighted Average	3	568,084	100.0%			$2,349,822	100.0%	$4.14

(1)	Information obtained from the underwritten rent roll dated January 1, 2018 for the 550 Research Parkway Property. As of March 1, 2018, 100.0% of the 160 Corporate Court Property was occupied.
(2)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

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CONNECTICUT INDUSTRIAL PORTFOLIO

The following table presents historical occupancy percentages at the Connecticut Industrial Portfolio Properties:

Historical Occupancy

12/31/2014(1)	12/31/2015	12/31/2016	Various(2)
NAV	77.7%	100.0%	100.0%

(1)	A third party manager was put in place in 2015 and historical financials prior to 2015 were not available.

(2)	Information obtained from the underwritten rent roll dated January 1, 2018 for the 550 Research Parkway Property. As of March 1, 2018, 100.0% of the 160 Corporate Court Property was occupied.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Connecticut Industrial Portfolio Properties:

Cash Flow Analysis(1)

	2015	2016	T-9 Annualized 2017(2)	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$1,826,477	$1,966,762	$2,270,406	$2,349,822(3)	85.5%	$4.14
Total Recoveries	224,496	282,403	475,602	544,623	19.8%	$0.96
Other Income	1,510	0	504	0	0.0%	$0.00
Less Vacancy & Credit Loss	0	0	$0	(144,722)(4)	(5.3%)	($0.25)
Effective Gross Income	$2,052,483	$2,249,165	$2,746,511	$2,749,723	100.0%	$4.84

Total Operating Expenses	668,194	630,415	664,950	$653,327	23.8%	$1.15

Net Operating Income	$1,384,289	$1,618,750	$2,081,562	$2,096,396	76.2%	$3.69
Replacement Reserves	0	0	0	56,808	2.1%	$0.10
TI/LC	$0	$0	$0	$227,234	8.3%	$0.40
Net Cash Flow	$1,384,289	$1,618,750	$2,081,562	$1,812,354	65.9%	$3.19

NOI DSCR	1.29x	1.51x	1.94x	1.96x
NCF DSCR	1.29x	1.51x	1.94x	1.69x
NOI DY	8.2%	9.6%	12.4%	12.4%
NCF DY	8.2%	9.6%	12.4%	10.8%

(1)	A third party manager was put in place in 2015 and historical financials prior to 2015 were not available.
(2)	Financial statements were not available for the first three months on 2017. 2017 figures presented represent the annualized nine months.

(3)	Base rent includes rent steps taken through January 30, 2019.
(4)	The underwritten economic vacancy is 5.0%. The 550 Research Parkway Property was 100.0% physically occupied as of January 1, 2018. As of March 1, 2018, 100.0% of the 160 Corporate Court Property was occupied.

The following table presents certain information relating to comparable industrial leases to the Connecticut Industrial Portfolio Properties:

Comparable Leases(1)

Property Name/Location	Year Built	Tenant Name	Warehouse Size SF	Office Size SF	Distance to Subject	Initial Rent PSF	Lease Type
Amphenol Corporation 358 Hall Avenue Wallingford, CT Cheshire Industrial	1920	Amphenol Corporation	171,440	26,230	5.0 miles	$4.65	Absolute Net
250 Knotter Drive Cheshire, CT Cheshire Commerce Center	1973	Atlantic Inertial Systems	140,000	20,000	8.3 miles	$7.29	NNN
181 West Johnson Avenue Cheshire, CT North Haven Industrial	1960	Fosdick Fufillment Corp.	124,544	5,000	7.4 miles	$4.00	Gross

297 State Street North Haven, CT	1995	Fufillment Works	198,927	NAP	11.4 miles	$3.90	NNN
		1-800-Pack-Rat LLC	71,670	4,600		$4.61	NNN

(1)	Information obtained from the appraisal.

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No. 15 – Galleria Oaks

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Retail
				Specific Property Type:	Unanchored
Original Principal Balance(1):	$16,000,000			Location:	Austin, TX
Cut-off Date Balance(1):	$15,976,437			Size:	98,522 SF
% of Initial Pool Balance:	2.2%			Cut-off Date Balance Per SF(3):	$162.16
Loan Purpose:	Refinance			Year Built/Renovated:	1989/NAP
Borrower:	WC Galleria Oaks Center, LLC			Title Vesting:	Fee
Borrower Sponsor:	World Class Capital Group			Property Manager:	WCRE Management, LLC
Mortgage Rate:	5.040%			4th Most Recent Occupancy(4):	73.4% (12/31/2013)
Note Date:	January 31, 2018			3rd Most Recent Occupancy(4):	70.7% (12/31/2014)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy(4):	72.5% (12/31/2015)
Maturity Date:	February 6, 2028			Most Recent Occupancy (As of)(4):	74.1% (12/31/2016)
IO Period:	None			Current Occupancy (As of)(4):	85.3% (10/31/2017)
Loan Term (Original):	120 months
Seasoning:	1 month			Underwriting and Financial Information:
Amortization Term (Original):	360 months
Loan Amortization Type:	Amortizing Balloon			4th Most Recent NOI(4):	$1,015,543 (12/31/2014)
Interest Accrual Method:	Actual/360			3rd Most Recent NOI(4):	$1,129,136 (12/31/2015)
Call Protection:	L(25),D(88),O(7)			2nd Most Recent NOI(4):	$1,126,978 (12/31/2016)
Lockbox Type:	Hard/Springing Cash Management			Most Recent NOI(4):	$1,300,011 (12/31/2017)
Additional Debt:	None
Additional Debt Type:	NAP
				U/W Revenues:	$2,020,834
				U/W Expenses:	$642,697
				U/W NOI:	$1,378,137
Escrows and Reserves:				U/W NCF:	$1,293,736
				U/W NOI DSCR(3):	1.41x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR(3):	1.33x
Taxes	$60,571	$30,285	NAP	U/W NOI Debt Yield(3):	9.2%
Insurance(2)	$0	Springing	NAP	U/W NCF Debt Yield(3):	8.6%
Replacement Reserves	$59,000	$1,232	$73,892	As-Is Appraised Value:	$23,000,000
TI/LC Reserve	$0	$7,389	$266,009	As-Is Appraisal Valuation Date:	September 6, 2017
Deferred Maintenance	$35,181	$0	NAP	Cut-off Date LTV Ratio(3):	69.5%
Earnout Holdback Reserve(1)	$925,000	$0	NAP	LTV Ratio at Maturity or ARD(3):	57.3%

(1)	Original Principal Balance and Cut-off Date Balance include a $925,000 Earnout Holdback Reserve that was deposited into escrow by the borrower on the origination date. The Earnout Holdback Reserve may be disbursed to the borrower in whole or in part, subject to the satisfaction of certain conditions of the loan documents, including: (i) no event of default is continuing, (ii) the debt service coverage ratio, as calculated under the loan documents, is not less than 1.40x on the date of such disbursement, (iii) the debt yield, as calculated under the loan documents, is not less than 8.75% on the date of such disbursement, (iv) if a disbursement of the Earnout Holdback Reserve funds will be used for purposes other than the payment of tenant improvement and leasing commission costs, then for the six month period preceding the date of disbursement, the Galleria Oaks Property (as defined below) is required to be at least 90.0% leased to tenants which are in possession of their respective spaces and are not in default under their respective leases, (v) the borrower will not have the right to request release of more than $200,000 for the payment of tenant improvement and leasing commission costs and (vi) the borrower’s request for the disbursement of the Earnout Holdback Reserve funds must be in writing and the borrower will not have the right to request a disbursement of Earnout Holdback Reserve funds more than two times prior to July 31, 2020. Amounts remaining in the Earnout Holdback Reserve on July 31, 2020 will be applied by the lender to pay down the mortgage loan, accompanied by the applicable prepayment yield maintenance premium to be paid by the borrower.

(2)	Ongoing monthly reserves for insurance are not required so long as insurance requirements are being satisfied by a blanket policy acceptable to the lender.

(3)	Cut-off Date Balance Per SF, Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD figures are calculated based on the Original Principal Balance of $16,000,000; however, U/W NOI DSCR, U/W NCF DSCR, U/W NOI Debt Yield and U/W NCF Debt Yield are calculated net of the $925,000 Earnout Holdback Reserve. The U/W NOI DSCR, U/W NCF DSCR, U/W NOI Debt Yield and U/W NCF Debt Yield based on the Original Principal Balance of $16,000,000 is 8.6%, 8.1%, 1.33x and 1.25x, respectively.

(4)	See “Historical Occupancy” and “Cash Flow Analysis” sections. The increase from 12/31/2015 occupancy to 10/31/2017 occupancy is primarily attributable to the lease-up of 27,518 square feet to nine tenants in 2016 and 2017; the corresponding $373,837 of additional base rent is reflected in the increase from 3rd Most Recent NOI to Most Recent NOI.

The mortgage loan is evidenced by a single promissory note secured by the fee interest in a neighborhood shopping center located in Austin, Texas (the “Galleria Oaks Property”). The Galleria Oaks Property was built in 1989, consists of 98,522 square feet and is situated on a 10.8-acre site. The Galleria Oaks Property contains 547 surface parking spaces, resulting in a parking ratio of 5.9 spaces per 1,000 square feet of rentable area. As of October 31, 2017, the Galleria Oaks Property was 85.3% occupied by 25 tenants and the property management office.

The Galleria Oaks Property is located in Austin, the state capital of Texas, which is one of the fastest growing economies in the United States, according to the appraisal. The Galleria Oaks Property fronts U.S. Highway 183, one of the main thoroughfares in Austin, and is located in a well-established area of the city that contains many commercial and residential developments. According

A-3-116

GALLERIA OAKS

to the appraisal, the 2016 population within a one-, three- and five-mile radius of the Galleria Oaks Property was 14,702, 95,626, and 204,910, respectively; and the average household income within the same radii was $84,489, $94,602 and $102,560, respectively.

Sources and Uses

Sources			Uses
Original loan amount	$16,000,000	86.3%	Loan payoff	$17,193,371	92.8%
Borrower sponsors’ new cash contribution	2,529,540	13.7	Earnout Holdback(1)	925,000	5.0
			Closing costs	256,417	1.4
			Reserves	154,752	0.8
Total Sources	$18,529,540	100.0%	Total Uses	$18,529,540	100.0%

(1)	On the origination date, the borrower deposited $925,000 into escrow for an Earnout Holdback Reserve. The Earnout Holdback Reserve may be disbursed to the borrower in whole or in part, subject to the satisfaction of certain conditions of the loan documents, including: (i) no event of default is continuing, (ii) the debt service coverage ratio, as calculated under the loan documents, is not less than 1.40x on the date of such disbursement, (iii) the debt yield, as calculated under the loan documents, is not less than 8.75% on the date of such disbursement, (iv) if a disbursement of the Earnout Holdback Reserve funds will be used for purposes other than the payment of tenant improvement and leasing commission costs, then for the six month period preceding the date of disbursement, the Galleria Oaks Property is required to be at least 90.0% leased to tenants which are in possession of their respective spaces and are not in default under their respective leases, (v) the borrower will not have the right to request release of more than $200,000 for the payment of tenant improvement and leasing commission costs and (vi) the borrower’s request for the disbursement of the Earnout Holdback Reserve funds must be in writing and the borrower will not have the right to request a disbursement of Earnout Holdback Reserve funds more than two times prior to July 31, 2020. Amounts remaining in the Earnout Holdback Reserve on July 31, 2020 will be applied by the lender to pay down the mortgage loan, accompanied by the applicable prepayment yield maintenance premium to be paid by the borrower.

The following table presents certain information relating to the tenancy at the Galleria Oaks Property:

Major Tenants(1)

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(3)	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenant
North Austin Bingo	NR/NR/NR	10,113	10.3%	$12.25	$123,884	8.5%	1/31/2028
WellMed Medical Management, Inc	A-/A3/A+	10,000	10.2%	$19.13	$191,300	13.1%	9/30/2023(4)
Discount Tire Co.	NR/NR/NR	6,892	7.0%	$13.08	$90,147	6.2%	8/31/2019(5)
AAA Texas	NR/NR/NR	6,006	6.1%	$19.00	$114,114	7.8%	4/30/2019(6)
Texas Card House	NR/NR/NR	5,473	5.6%	$13.91	$76,102	5.2%	5/31/2022(7)
A+A Sichuan China	NR/NR/NR	5,470	5.6%	$17.00	$92,990	6.4%	5/31/2020(8)
The Sherwin-Williams Company	BBB/Baa3/BBB	5,000	5.1%	$15.60	$78,000	5.4%	4/30/2019(9)
Total Major Tenants		48,954	49.7%	$15.66	$766,537	52.7%

Non-Major Tenants(10)		35,125	35.7%	$20.18	$688,701	47.3%

Occupied Collateral Total(10)		84,079	85.3%	$17.52	$1,455,239	100.0%

Vacant Space		14,443	14.7%

Collateral Total		98,522	100.0%

(1)	Information obtained from the underwritten rent roll.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through February 2019, totaling $23,632.
(4)	WellMed Medical Management, Inc has one, five-year lease renewal option.
(5)	Discount Tire Co. has four, five-year lease renewal options.
(6)	AAA Texas has two, five-year lease renewal options.
(7)	Texas Card House has three, three-year lease renewal options
(8)	A+A Sichuan China has one, five-year lease renewal option.
(9)	The Sherwin-Williams Company has two, five-year lease renewal options.
(10)	Non-Major Tenants and Occupied Collateral Total Annual U/W Base Rent PSF excludes the management office (1,005 square feet), to which no underwritten base rent is attributed.

A-3-117

GALLERIA OAKS

The following table presents certain information relating to the lease rollover schedule at the Galleria Oaks Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)(4)
2018	3	6,060	6.2%	6,060	6.2%	$118,796	8.2%	$19.60
2019	6	22,441	22.8%	28,501	28.9%	$360,805	24.8%	$16.08
2020	4	12,658	12.8%	41,159	41.8%	$197,878	13.6%	$15.63
2021	3	7,320	7.4%	48,479	49.2%	$245,956	16.9%	$33.60
2022	5	11,709	11.9%	60,188	61.1%	$166,688	11.5%	$14.24
2023	1	10,000	10.2%	70,188	71.2%	$191,300	13.1%	$19.13
2024	1	966	1.0%	71,154	72.2%	$18,905	1.3%	$19.57
2025	0	0	0.0%	71,154	72.2%	$0	0.0%	$0.00
2026	0	0	0.0%	71,154	72.2%	$0	0.0%	$0.00
2027	1	1,807	1.8%	72,961	74.1%	$31,026	2.1%	$17.17
2028	1	10,113	10.3%	83,074	84.3%	$123,884	8.5%	$12.25
Thereafter(4)	1	1,005	1.0%	84,079	85.3%	$0	0.0%	$0.00
Vacant	0	14,443	14.7%	98,522	100.0%	$0	0.0%	$0.00
Total/Weighted Average	26	98,522	100.0%			$1,455,239	100.0%	$17.52

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Weighted Average U/W Base Rent PSF excludes vacant space.
(4)	Thereafter includes the management office (1,005 square feet), to which no underwritten base rent is attributed. Thereafter and Total/Weighted Average Annual U/W Base Rent PSF exclude the square footage associated with this space.

The following table presents historical occupancy percentages at the Galleria Oaks Property:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)(2)	12/31/2016(1)	10/31/2017(2)(3)
73.4%	70.7%	72.5%	74.1%	85.3%

(1)	Information obtained from the borrower.
(2)	The increase from 12/31/2015 occupancy to 10/31/2017 occupancy is primarily attributable to the lease-up of 27,518 square feet to nine tenants in 2016 and 2017.
(3)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Galleria Oaks Property:

Cash Flow Analysis

	2014	2015	2016	2017	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent(1)	$1,158,674	$1,273,508	$1,308,211(1)	$1,383,103(1)	$1,455,239(1)	72.0%	$14.77
Grossed Up Vacant Space	0	0	0	0	314,353	15.6	3.19
Total Reimbursables	272,737	311,389	435,942	529,284	636,141	31.5	6.46
Other Income	23,478	14,588	10,753	31,893	23,671	1.2	0.24
Less Vacancy & Credit Loss	0	0	0	0	(408,570)(2)	(20.2)	(4.15)
Effective Gross Income	$1,454,889	$1,599,485	$1,754,907	$1,944,280	$2,020,834	100.0%	$20.51

Total Operating Expenses	$439,346	$470,349	$627,929	$644,269	$642,697	31.8%	$6.52
Net Operating Income	$1,015,543	$1,129,136	$1,126,978	$1,300,011	$1,378,137	68.2%	$13.99
TI/LC	0	0	0	0	69,623	3.4	0.71
Capital Expenditures	0	0	0	0	14,778	0.7	0.15
Net Cash Flow	$1,015,543	$1,129,136	$1,126,978	$1,300,011	$1,293,736	64.0%	$13.13

NOI DSCR	1.04x	1.16x	1.16x	1.33x	1.41x
NCF DSCR	1.04x	1.16x	1.16x	1.33x	1.33x
NOI DY	6.7%	7.5%	7.5%	8.6%	9.2%
NCF DY	6.7%	7.5%	7.5%	8.6%	8.6%

(1)	U/W Base Rent is based on the rent roll dated as of October 31, 2017, and includes rent steps through February 2019 totalling $23,632. Increases in historical Base Rent and Total Reimbursables are primarily attributable to the lease-up of 27,518 square feet to nine tenants in 2016 and 2017.

(2)	Vacancy is underwritten to 16.8%. The Galleria Oakes Property was 85.3% occupied as of October 31, 2017.

A-3-118

GALLERIA OAKS

The following table presents certain information relating to comparable office leases for the Galleria Oaks Property:

Comparable Leases(1)

Property Name/Location	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
13450 Research Boulevard Austin, TX	0.3 miles	Clean Slate Wax Studio	June 2016 / 60 Months	1,700	$22.00	NNN

3801 Capital of Texas Highway Austin, TX	7.5 miles	American Capital Mortgage	March 2015 / 60 Months	2,469	$22.00	NNN

109 Cypress Creek Road Cedar Park, TX	4.3 miles	Confidential	July 2017 / 36 Months	3,300	$22.00	NNN

13401 North Highway, Suite 402 Austin, TX	4.3 miles	Confidential	July 2017 / 60 Months	1,822	$22.00	NNN

11815 Ranch Road 620 North, Suite 5 Austin, TX	2.3 miles	Confidential	March 2017 / 60 Months	2,247	$18.00	NNN

(1)	Information obtained from the appraisal.

A-3-119

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ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer/Operating Advisor
Wells Fargo Commercial Mortgage Securities, Inc. 301 South College St Charlotte, NC 28288-0166 Contact: ream_investorrelations@wellsfargo.com Phone Number: (704) 374-6161	Wells Fargo Bank, National Association Three Wells Fargo, MAC D1050-084 401 S. Tryon Street, 8th Floor Charlotte, NC 28202 Contact: REAM_InvestorRelations@ wellsfargo.com	Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street Suite 700 Overland Park, KS 66210 Contact: Heather Wagner Phone Number: (913) 253-9570	Park Bridge Lender Services LLC 600 Third Avenue 40th Floor New York, NY 10016 Contact: David Rodgers Phone Number: (212) 230-9025
This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
V		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
V		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
VRR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Fees.

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Park Bridge Lender	0.00
Net Prepayment Interest Shortfall	0.00		Services LLC
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance Charges	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Net Swap Counterparty Payments Received	0.00
Net Swap Counterparty Payments Received	0.00		Total Payments to Certificateholders & Others		0.00
Total Other Collected		0.00	Total Funds Distributed		0.00
Total Funds Collected		0.00

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals
See footnotes on last page of this section.

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.								6	-	DPO			Foreclosure

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	Wells Fargo Commercial Mortgage Trust 2018-C43 Commercial Mortgage Pass-Through Certificates Series 2018-C43	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	4/17/18
Corporate Trust Services		Record Date:	3/29/18
8480 Stagecoach Circle		Determination Date:	4/11/18
Frederick, MD 21701-4747

Supplemental Reporting

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of March 1, 2018 (the “Pooling and Servicing Agreement”).
Transaction: Wells Fargo Commercial Mortgage Trust 2018-C43, Commercial Mortgage Pass-Through Certificates Series 2018-C43
Operating Advisor: [_]
Special Servicer: Midland Loan Services, a Division of PNC Bank, National Association
Directing Certificateholder: [______]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

2.	[●] non-Specially Serviced Loans were the subject of a Major Decision as to which the operating advisor has consultation rights pursuant to the Pooling and Servicing Agreement.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “asset-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●  [LIST OF MATERIAL DEVIATION ITEMS]

[1]	This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

●  [ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Cumulative Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related mortgage loans]

2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Cumulative Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Cumulative Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Cumulative Appraisal Reduction Amount calculations and net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Cumulative Appraisal Reduction Amount or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

(a)	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(b)	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Except as may have been reflected in any Major Decision Reporting Package or Asset Status Report, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report.

4.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or direct the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communications held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each sponsor will make, as of the date specified in the MLPA or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex D-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the related sponsor, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.     Intentionally Omitted.

2.     Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation (other than a Mortgage Loan that is part of a Whole Loan) or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan), any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

3.     Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and

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(ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charge) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

4.     Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

5.     Intentionally Omitted.

6.     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any material respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

7.     Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by

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the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

8.     Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the

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property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

9.     Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Schedule D-1 to this Annex D-1.

10. Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

11. Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

12. Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material

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damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

13. Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

14. Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

15. Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents, or (f) the current principal use of the Mortgaged Property.

16. Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer.

17. No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

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18. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

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The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

19. Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any

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property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

20. No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

21. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date), any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

22. REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan

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was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

23. Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

24. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

25. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee, and, except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for de minimis fees paid or such fees as required by the applicable jurisdiction which are to be paid by the Mortgagor in accordance with the Mortgage Loan Documents.

26. Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property.

27. Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in

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full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and requires the Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

28. Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property.

29. Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within

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the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

30. Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

31. Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex D-2; provided, that if TRIPRA or a similar or subsequent statute is not in effect, then,

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provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

32. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to this Annex D-1, or future permitted mezzanine debt as set forth on Schedule D-2 to this Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule D-3 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

33. Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from

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engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

34. Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

35. Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

36. Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor

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of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a) The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b) The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee and that any such action without such consent is not binding on the Mortgagee, its successors or assigns, provided that the Mortgagee has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(c) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d) The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;

(e) Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f) The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g) The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

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(h) A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i) The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j) Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k) In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l) Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

37. Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.

38. Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

39. Intentionally Omitted.

40. No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than

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payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

41. Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

42. Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan and other than as set forth on Schedule D-4 to this Annex D-1, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (42) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

43. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an

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environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

44. Intentionally Omitted.

45. Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) was engaged directly by the originator of the Mortgage Loan or the Mortgage Loan Seller, or a correspondent or agent of the originator of the Mortgage Loan or the Mortgage Loan Seller, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46. Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

47. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

48. Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

49. Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex D-1, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

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For purposes of this Annex D-1, “Mortgagor” means the obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

For purposes of this Annex D-1, the phrases “the sponsor’s knowledge” or “the sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the sponsor, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) shall be deemed within the sponsor’s knowledge.

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Schedule D-1 to Annex D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Wells Fargo Bank, National Association	Barclays Bank PLC	BSPRT Finance, LLC	C-III Commercial Mortgage LLC	Rialto Mortgage Finance, LLC

Airport Business Center (Loan No. 2)	Moffett Towers II – Building 2 (Loan No. 1)	N/A	N/A	N/A

Apple Campus 3 (Loan No. 7)

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Schedule D-2 to Annex D-1

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Wells Fargo Bank, National Association	Barclays Bank PLC	BSPRT Finance, LLC	C-III Commercial Mortgage LLC	Rialto Mortgage Finance, LLC

Corvac Composites Portfolio (Loan No. 17)	Southpoint Office Center (Loan No. 4)	N/A	N/A	Albany Capital Self Storage Portfolio (Loan No. 12)

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Schedule D-3 to Annex D-1

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

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Schedule D-4 to Annex D-1

MORTGAGE LOANS WITH AFFILIATED BORROWERS

Wells Fargo Bank, National Association	Barclays Bank PLC	BSPRT Finance, LLC	C-III Commercial Mortgage LLC	Rialto Mortgage Finance, LLC
None	ExchangeRight Net Leased Portfolio #19 (Loan No. 5) Villa Sierra & Wyndchase Apartments (Loan No. 19)	None	Front Range MHP Portfolio (Loan No. 42)(1) Bonnet Lake MHP (Loan No. 52)(2) Hammondell MHP (Loan No. 57)(2) Colorado Self Storage (Loan No. 58)(1) Handy Self Storage (Loan No. 59)(1)	None

(1)	The Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 as Front Range MHP Portfolio, Colorado Self Storage and Handy Self Storage have related borrowers.

(2)	The Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Bonnet Lake MHP and Hammondell MHP have related borrowers.

 D-1-22

ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Lien; Valid Assignment	ExchangeRight Net Leased Portfolio #19 (Loan No. 5)	The successor in title to the developer of the Verizon Wireless – Gastonia (Franklin), NC Mortgaged Property (the “Optionee”), has an option to purchase the Mortgaged Property upon the violation of any provision of the Declaration of Easements and Restrictive Covenants, dated April 19, 1995 (the “Declaration”), and the subsequent failure to cure any such violation within 60 days of written notice to the landlord of any violation from the Optionee. On the date of origination, $40,000 was reserved (estimated amount of CAM payable for one year), which will be disbursed to the Mortgagor upon the termination of the purchase option. Further, the Mortgage Loan will become fully recourse to the Mortgagor if the sum of (a) $2,612,500 (125.0% of allocated loan amount) and (b) all other amounts payable in connection with the release of the Mortgaged Property pursuant to the Mortgage Loan (the “Mortgaged Property Release Amount”), exceeds the fair market value of the Mortgaged Property (the “Mortgaged Property Repurchase Price”); provided, however, unless the Mortgagor is otherwise liable pursuant to its other recourse obligations as set forth in the Mortgage Loan documents, the liability of the Mortgagor will be limited to the amount by which the Mortgaged Property Release Amount exceeds the Mortgaged Property Repurchase Price. In the event the Optionee exercises the purchase option to purchase the Mortgaged Property, the Optionee will pay the purchase price directly to the lender.
(7) Lien; Valid Assignment	ExchangeRight Net Leased Portfolio #19 (Loan No. 5)	The Optionee at the Verizon Wireless – Gastonia (Franklin), NC Mortgaged Property has a right of first refusal to purchase the Mortgaged Property. The Optionee has agreed that such right of first refusal will not apply to any foreclosure sale, deed-in-lieu of foreclosure, exercise of power of sale or exercise of any other remedies by the lender or the first transfer of the Mortgaged Property by the lender or its nominee following such foreclosure, deed-in-lieu of foreclosure, power of sale or exercise of remedies.
(7) Lien; Valid Assignment	ExchangeRight Net Leased Portfolio #19 (Loan No. 5)	The sole tenant at each of the Walgreens – Franklin (Center), TN, Walgreens – Gainesville (13th), FL, and Walgreens – Houston (Wallisville), TX, Mortgaged Properties has a right of first refusal to purchase the related Mortgaged Property. The tenant has agreed that such right of first refusal will not apply to a foreclosure or deed-in-lieu of foreclosure or any other enforcement action under the Mortgage Loan; provided, however, such right of first refusal will apply to subsequent purchasers of the related Mortgaged Property.
(7) Lien; Valid Assignment	Houston Distribution Center (Loan No. 6)	The sole tenant at the related Mortgaged Property has a right of first refusal to purchase the Mortgaged Property. The tenant has agreed that such right of first refusal will not apply to an acquisition by the lender of title to the Mortgaged Property by foreclosure, deed-in-lieu thereof or otherwise or any subsequent sale by the lender or its designee.

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(18) Insurance	The SoCal Portfolio (Loan No. 3)

The Mortgage Loan documents require loss of rents and/or business interruption insurance coverage for a period continuing until the restoration of the applicable individual Mortgaged Property is complete, rather than for a period of 12 months. The insurance coverage must provide an extended period of indemnity endorsement, which provides that after the physical loss to the applicable individual Mortgaged Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of 6 months from the date that the applicable individual Mortgaged Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.

The Mortgage Loan documents permit the Mortgagor to maintain (or cause to be maintained) insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan documents; provided that, prior to obtaining such non-conforming policy, the Mortgagor has received (A) the lender’s prior written consent thereto and, (B) a rating agency confirmation with respect to any such non-conforming policy. The lender may deny its consent to any non-confirming policy regardless of whether or not the lender has consented to the same on any prior occasion.

(18) Insurance	ExchangeRight Net Leased Portfolio #19 (Loan No. 5)	The Mortgage Loan documents provide that a tenant may provide all or a portion of the property damage coverages required pursuant to the Mortgage Loan, or such coverages acceptable to the lender in its sole and absolute discretion.
(18) Insurance	Southpoint Office Center (Loan No. 4)

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is 5% of the original principal amount of the Mortgage Loan, rather than 5% of the then outstanding principal balance of the Mortgage Loan.

The Mortgage Loan documents permit the Mortgagor to maintain (or cause to be maintained) insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan documents; provided that, prior to obtaining such non-conforming policy, the Mortgagor has received (A) the lender’s prior written consent thereto and, (B) a rating agency confirmation with respect to any such non-conforming policy. The lender may deny its consent to any non-confirming policy regardless of whether or not the lender has consented to the same on any prior occasion.

(18) Insurance	Houston Distribution Center (Loan No. 6)	The Mortgagor may rely on the sole tenant to provide: (i) property insurance, (ii) loss of rents and/or business interruption insurance, (iii) owner’s contingent or protective liability insurance and builder’s risk insurance (in each case, only in the event structural construction, repairs or alterations are being made with respect to the improvements at the Mortgaged Property), (iv) boiler and machinery insurance and (v) umbrella and excess liability insurance (such policies described in clauses (i) through (v) above, collectively, the “Excepted Insurance Policies”), in amounts and on terms that satisfy the requirements of the Mortgage Loan documents, except with respect to the sole tenant’s property deductible, which may be no greater than $500,000, and the sole tenant’s commercial general liability

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self-insured retention, which may be no greater than $250,000; provided, however that certain requirements specified in the Mortgage Loan documents are satisfied, including: (i) the sole tenant delivers evidence acceptable to the lender of such coverage no less frequently than annually, (ii) no event of default exists under the tenant’s lease and (iii) the lender is named as a mortgagee/loss payee on the insurance policies maintained by the sole tenant.
(18) Insurance	Houston Distribution Center (Loan No. 6)	The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is $1,000,000, rather than 5% of the then outstanding principal balance of the Mortgage Loan.
(28) Recourse Obligations	Moffett Towers II – Building 2 (Loan No. 1)	The failure of Mortgagor to repair or maintain, or to pay any expense in connection with the repair or maintenance of, all or any portion of the Mortgaged Property does not constitute waste for purposes of the recourse carveout for intentional material waste if (a) funds to prevent such waste were, at the time in question, held in a cash management account and available to be used for Mortgaged Property repairs or maintenance and the lender fails to pay (or make such funds available to pay) for such repairs or maintenance as a result of an event of default under the Mortgage Loan documents or otherwise or (b) there are insufficient rents, after payment of taxes, insurance premiums, the monthly interest payment amount or the monthly debt service payment amount, as applicable, to pay for such repairs or maintenance.
(28) Recourse Obligations	The SoCal Portfolio (Loan No. 3)	The Mortgage Loan is recourse to the Mortgagor and the guarantor for losses associated with any misrepresentation or inaccuracy in any representation or warranty or breach or failure to perform any covenants or other obligations pursuant to the Mortgage Loan documents related to environmental matters. However, the Mortgage Loan documents also permit the indemnitor under the environmental indemnity to elect to provide environmental insurance policies covering the Mortgaged Properties. In the event that the Mortgagor or another indemnitor under the indemnity presents a claim arising under the environmental insurance policy, the related lender agrees that it will withhold pursuing its rights under the environmental indemnity until the earlier to occur of (i) denial of the claim or (ii) 90 days following the date which the claim was presented. Claims under the environmental indemnity are reduced to the extent the related lender actually received such amount in proceeds under the environmental indemnity policy.
(28) Recourse Obligations	Southpoint Office Center (Loan No. 4)	The Mortgage Loan is not recourse to the Mortgagor and the guarantor for losses associated with the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property, but only for losses associated with waste caused by the gross negligence or willful misconduct of the Mortgagor.
(28) Recourse Obligations	Houston Distribution Center (Loan No. 6)	The Mortgage Loan is recourse to the Mortgagor and the guarantor for losses associated with any security deposits, advance deposits or any other deposits collected with respect to the Mortgaged Property which are not delivered to the lender upon a foreclosure of the Mortgaged Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the leases prior to the occurrence of an event of default that gave rise to the foreclosure or action in lieu thereof, and not for the misappropriation of security

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deposits.
(28) Recourse Obligations	8000 Jarvis Avenue (Loan No. 35)

The Mortgage Loan is not recourse to the Mortgagor and the guarantor for losses associated with the Mortgagor’s misappropriation of security deposits.

The Mortgage Loan is recourse to the Mortgagor and the guarantor for losses associated with any material physical waste by the Mortgagor or the guarantor; provided, however, that a failure to make repairs to the Mortgaged Property solely due to insufficient cash flow from the operation of the Mortgaged Property will not constitute waste.

(28) Recourse Obligations	Metropolitan Medical Complex (Loan No. 43)	The Mortgage Loan is recourse to the Mortgagor and the guarantor for losses associated with any act of material physical waste by the Mortgagor or the guarantor when there is sufficient cash flow from the operation of the Mortgaged Property to avoid such waste from occurring.
(36) Ground Leases	The SoCal Portfolio (Loan No. 3)	With respect to the CityView Plaza Mortgaged Property, the ground lease expires on September 30, 2035, which is less than 20 years from the stated maturity date of the Mortgage Loan.
(36) Ground Leases	The SoCal Portfolio (Loan No. 3)	With respect to the Anaheim Stadium Industrial Mortgaged Property, the ground lease expires on April 30, 2034, which is less than 20 years from the stated maturity date of the Mortgage Loan
(42) Organization of Mortgagor	Villa Sierra & Wyndchase Apartments (Loan No. 19) ExchangeRight Net Leased Portfolio #19 (Loan No. 5)	The Mortgagor under the Mortgage Loan known as ExchangeRight Net Leased Portfolio #19 is affiliated with the Mortgagor under the Mortgage Loan known as Villa Sierra & Wyndchase Apartments.
(42) Organization of Mortgagor	Moffett Towers II – Building 2 (Loan No. 1)	The Mortgagor is affiliated with the Mortgagor under the Mortgage Loan known as Apple Campus 3, which Mortgage Loan is being sold to the Trust by Wells Fargo Bank, National Association.
(43) Environmental Conditions	The SoCal Portfolio (Loan No. 3)	With respect to the 30th Street Commerce Center Mortgaged Property, the Phase I environmental site assessment obtained at loan origination identified a recognized environmental condition at the Mortgaged Property with respect to elevated soil vapor concentrations in connection with the existence of an on-site dry cleaner. A sub slab depressurization system (“SSDS”) was installed at the Mortgaged Property in 2016 to remediate the contaminants in the soil, which has caused a decrease in the related contaminant levels. The Phase I environmental site assessment recommended that the SSDS continue to operate at the Mortgaged Property. An environmental consultant estimated the cost of operating the SSDS to be approximately $5,000 per year, or $50,000 for the term of the Mortgage Loan. The related sponsor has a net worth and liquidity in multiples of the estimated remediation costs for the term of the Mortgage Loan. An environmental insurance policy is not in place with respect to the Mortgaged Property; however, the Mortgage Loan documents permit the indemnitor under the environmental indemnity to elect to provide an environmental insurance policy covering such Mortgaged Property.

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Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(8) Permitted Liens; Title Insurance	Airport Business Center (Loan No. 2)	The Phase I environmental site assessment (ESA) identified a controlled recognized environmental condition (CREC) associated with contaminants in soil and groundwater from prior industrial uses and dry cleaning operations at the mortgaged property. The Orange County Health Care Agency (OCHCA) issued a case closure letter for the site on September 9, 2009, confirming that no further action was required at that time subject to the following conditions: (i) continued operation and maintenance of an existing sub-slab depressurization (SSD) system and an existing surface seal at what is currently a drop-off dry cleaner tenant space); and (ii) re-evaluation of the health risk in the event that current space in Building 61 changes to a sensitive-receptor unit (such as a day care center). Facility personnel indicated to the environmental consultant that the SSD system is currently operational and no sensitive-receptor tenants have occupied these spaces. The Phase I ESA consultant recommended no further assessment of the CREC. The loan documents include an ongoing covenant to comply with the OCHCA’s case closure letter conditions, and the guarantor has personal liability for losses related to such environmental matters.
(8) Permitted Liens; Title Insurance	Apple Campus 3 (Loan No. 7)	Single tenant (Apple) has an ongoing right of first offer (“ROFO”) to purchase the mortgaged property if borrower decides to market the property for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to a foreclosure or transfer in lieu of foreclosure with respect to the loan.
(8) Permitted Liens; Title Insurance	Corvac Composites Portfolio (Loan No. 17)	With respect to the constituent property located in Kentwood, MI, having an allocated loan amount equal to $5,400,000, or approximately 40.5% of the original principal balance, the Phase I environmental site assessment identified soil and groundwater contamination from prior industrial manufacturing operations (pre-dating the borrower’s ownership of the subject property); however, a successor owner is protected in Michigan from liability associated with prior contamination by filing a Baseline Environmental Assessment (“BEA”) with the Michigan Department of Environmental Quality (“MDEQ”). The borrower made this submission to the MDEQ on June 28, 2017, and, by letter dated September 12, 2017, MDEQ acknowledged receipt of the submission. The submission represents the equivalent of a “no further action” confirmation so long as the owner’s due care obligations are satisfied. The borrower has statutory obligations with respect to the subject property, including: (1) exercising due care by taking actions necessary to mitigate unacceptable exposure to hazardous substances; and (2) taking reasonable precautions against reasonably foreseeable acts or omissions of third parties. Such statutory obligations are implemented via criteria established by MDEQ. The loan documents require that the borrower comply with the requirements and recommendations set forth in the BEA (including, without limitation, the due care obligations set forth therein) and, upon Lender request, deliver evidence reasonably acceptable to Lender of such compliance.
(8) Permitted Liens; Title Insurance	Ascension Crossing Shopping Center (Loan No. 31)

The Phase I environmental site assessment (ESA) identified a controlled recognized environmental condition (CREC) associated with the mortgaged property’s having had a leaking petroleum storage tank and potential groundwater contamination; further, three 12,000-gallon gasoline USTs were removed in November 2005. The Phase I ESA consultant concluded no further action was necessary because of

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recorded activity and use limitations restricting groundwater extraction or exposure until suspected contaminants are below action levels. The mortgaged property is served by public water and sewer. The loan documents include environmental compliance covenants, and the guarantor has personal liability for losses related to such environmental matters.
(8) Permitted Liens; Title Insurance	O’Reilly Auto Parts – Miami, FL (Loan No. 62)	Single tenant (O’Reilly Auto Parts) has Right of First Refusal (“ROFR”) to purchase the mortgaged property if borrower receives an offer to purchase the subject property it is otherwise prepared to accept. The ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof.
(15) Actions Concerning Mortgage Loan	2900 Westchester (Loan No. 25)	Sponsor/guarantor (Angelo Silveri) is a named defendant in two lawsuits with others (including an affiliated construction company, Silverite Construction Company, Inc.) filed by an electrical subcontractor alleging breach of contract and diversion of trust funds. The construction contracts relate to (i) a New York bus depot and (ii) three New York public schools. In both matters, Silverite withheld payments to the subcontractor as a penalty for the subcontractor’s failure to meet certain performance milestones. The plaintiff asserts Silverite’s failure to properly manage the project caused the related delays and has filed claims seeking approximately $9 million in damages in the aggregate. Both lawsuits are currently in the discovery phase. Silverite and the subcontractor have continued to work on the completion of the construction projects pending resolution of the lawsuits. The sponsor’s stated net worth as of December 2017 is in excess of the current damages claims.
(16) Escrow Deposits	35 Waterview Boulevard (Loan No. 9)	The subject loan was provided as acquisition financing. Among the terms of the sale, the parties escrowed $350,000 for HVAC-related repairs to the leased premises for Sun Chemical (#1 tenant), and the escrow is held by a third party title company. There is no collateral assignment of the borrower’s interest in the third party escrow. The loan documents require the borrower to complete Sun Chemical work. The escrow agreement provides, among other things, that the borrower may make requests for disbursements and the title company will disburse so long as the other parties thereto do not object to such disbursement. The other parties may only object based upon (i) the supporting information for such disbursement is not provided or inadequate, (ii) the amount and/or value of the Repair Item is not certain in amount or has been previously paid or (iii) the Repair Item was not completed in accordance with the approved plans attached to the escrow agreement. Upon completion of the Repair Items, all remaining funds being held by the title company will be disbursed to the borrower.
(18) Insurance	Airport Business Center (Loan No. 2)	The Mortgaged Property is security for three pari passu loans aggregating $150,000,000, and is comprised of 68 industrial/ flex buildings of 1-2 stories each. The loan documents require rent loss coverage for 12 months with an extended period of indemnity of 12 months. The in-place rent loss coverage is for 12 months with an extended period of indemnity of 12 months.
(18) Insurance	FedEx Distribution Center (Loan No. 10)

The loan documents provide that the borrower’s obligations to provide required insurance are suspended if, among other things, the tenant provides the property insurance required by the loan documents (with exception for higher property and liability deductibles permitted by the lease), the tenant or its lease guarantor has an S & P credit rating of “BBB-” or better, and the tenant is otherwise operating and performing its lease obligations. The related lease is silent on the maximum

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permitted property insurance and liability insurance deductibles, but the tenant covenants to fully and adequately insure the premises for full replacement cost (which the lease stipulates will always exceed $15,200,000) and one year’s business income, and tenant is liable to landlord for loss or damage to the extent the insurance is not adequate. The current in-place property insurance deductible is $1,000, and the in-place liability insurance deductible is $7,500,000. FedEx Corp, the lease guarantor, currently has an S & P credit rating of “BBB”.
(18) Insurance	Corvac Composites Portfolio (Loan No. 17)	The loan documents permit a property insurance deductible up to $100,000. The in-place property insurance deductible is $10,000.
(18) Insurance	Newport News Flex Portfolio (Loan No. 36)	The loan documents permit Millers Capital Insurance Company (A-: VII rating by Best’s) as a property and liability carrier, provided that its rating is not withdrawn or downgraded.
(18) Insurance	O’Reilly Auto Parts – Miami, FL (Loan No. 62)	The loan documents provide that the borrower’s obligations to provide required property insurance is suspended so long as the tenant provides the property insurance required by its lease and is otherwise operating and performing its lease obligations. The lease does not require the tenant to maintain rent loss or terrorism insurance, but lease-required property insurance otherwise satisfies the requirements of this representation. In-place property insurance includes 12 months’ rent loss with 12 months’ extended period of indemnity, but excludes terrorism coverage. The lease provides that the tenant rebuild the improvements in the event of casualty, including any casualty that is the result of terrorism. O’Reilly Auto Parts is currently rated “BBB+” by S&P (stable as of 01.26.2015) and “Baa1” by Moody’s (stable as of 12.18.2015)
(26) Local Law Compliance	FedEx Distribution Center (Loan No. 10)	The existing improvements have a height of 40.5 feet. At the time the improvements were constructed, applicable zoning permitted a height of 35 feet. A site plan was approved in conjunction with construction permitting a building height of 40 feet, ostensibly in error. In connection with the origination of the mortgage loan, the City of Groveport, OH provided a zoning comfort letter that provided, in pertinent part, that the structure was developed “in accordance with Current Zoning Code Requirements” is “Legal Conforming” and “may be rebuilt in the current form.” The improvements were also the subject of a tax increment financing program intended to incentivize industrial and commercial development in the jurisdiction.
(26) Local Law Compliance	Newport News Flex Portfolio (Loan No. 36)	Sundays Blue Box Tanning (non-top 5 tenant; 2.0% of rentable area and 3.6% of UW rent) is a tanning salon use which is not permitted and constitutes a zoning violation. A letter, dated October 5, 2017, from City of Newport News, VA Zoning Administrator indicates that the violation has been identified. The zoning report prepared in connection with loan origination, dated December 22, 2017, further states that “the tenant is not required to shut down operations”; however, if the premises were damaged, special approval would be required to re-establish the use. Existing occupancy is 92.4%, and loan underwriting assumed a vacancy of 8.8%.
(28) Recourse Obligations	All Wells Fargo Loans (Loans No. 2, 7, 9, 10, 13, 17, 20, 21, 22, 25, 27, 31, 36, 38, 41, 61, 62)

With respect to actions or events triggering recourse to the borrower or guarantor, the loan documents may provide additional qualifications or limitations, or recast the effect of a breach from springing recourse to a losses carve-out, in circumstances where, apart from identified bad acts of the borrower or guarantor, the property cash flow is inadequate for debt service or other required payments, the effect of the exercise of lender remedies restricts the borrower’s access to

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adequate property cash flow for such purposes, inadequate property cash flow results in involuntary liens from other creditors, or there are lesser violations of the triggering actions or events, including transfer violations that do not result in a property transfer or a change in control of the borrower, related to the borrower’s inadvertent failure to provide adequate notice or timely or complete information otherwise required by the loan documents, or otherwise obtain necessary prior approval therefor.
(28) Recourse Obligations	Corvac Composites Portfolio (Loan No. 17)	The non-recourse carve-out guarantors are AG Net Lease III (SO) Corp (currently holding an approximate 7.3% indirect ownership interest in the borrower) and AG Net Lease III Corp. (currently holding an approximate 92.7% indirect ownership interest in the borrower). As of September 30, 2017, each guarantor has a stated net worth in excess of the original principal amount of the loan. Each guarantor’s liability for the borrower’s recourse obligations is several (and not joint) according to its relative indirect ownership percentage in the borrower inter se at the time of determination, and, for environmental liability only, is capped on an aggregate basis at $13,330,000 (the original principal amount of the loan). The loan documents require that the guarantors maintain an aggregate net worth of $5,000,000 for the life of the loan.
(28) Recourse Obligations	Lakeville and Marina (Loan No. 27)	The borrower is a tenancy-in-common comprised of five tenant-in-common entities, each of which is a single-purpose entity. The sponsor guarantors (Matthew T. White and the Matthew T. White Family Trust dated March 1, 2002) has liability for the springing recourse and losses carve-out events identified in the representation, among other things. Other guarantors that are passive tenant-in-common investors (Thomas W. Frazer, David F. Coleman, William W. Wheeler and the Florene May Heck 986 Trust) have (i) springing recourse liability limited to bankruptcy, termination or modification of the TIC agreement without lender consent, a partition action or transfer of the property under the TIC agreement without lender consent, among other things, and (ii) recourse liability for losses in connection with a default under the TIC Agreement, in each case, only to the extent the applicable event was caused by such guarantor.
(29) Mortgage Releases	Corvac Composites Portfolio (Loan No. 17)	Property Substitution. Substitutions of three of the four constituent properties (the 4450 36th Street property, having an allocated loan value of $5,400,000, or approximately 40.5% of the original principal balance, is excluded) is permitted, subject to certain conditions, including: (i) the post-substitution combined DSCR (based on amortizing payments) for the remaining properties is equal or greater than 1.73x; (ii) the post-substitution combined loan-to-value ratio is equal to or less than 65%; (iii) the substitute property has an as-is market value equal to or greater than the property being replaced; (iv) the substitute property becomes subject to the master lease and the rent under the master lease is not reduced as a result of the substitution; (v) a rating agency confirmation; and (vi) an opinion of counsel that the REMIC trust will not fail to maintain its REMIC status due to the substitution, among other things.
(31) Acts of Terrorism Exclusion	All Wells Fargo Loans (Loans No. 2, 7, 9, 10, 13, 17, 20, 21, 22, 25, 27, 31, 36, 38, 41, 61, 62)	To the extent exceptions have been taken to the Insurance representation (#18) for failure to provide required insurance, such as self-insurance and leased fee situations, such exceptions also apply to the Acts of Terrorism representation.
(33) Single-Purpose	Holiday Inn Express Greenville Airport (Loan No. 38)	Borrower is recycled SPE that previously owned property other than the mortgaged property; specifically, an improved adjacent tract used as a storm water detention pond. A Phase

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Entity		I environmental site assessment conducted at loan origination included such adjacent property, and no recognized environmental conditions were identified. Further, the loan documents provide for personal liability to the borrower and guarantor for losses related to the adjacent property.
(36) Ground Leases	Hilton Garden Inn Yuma Pivot Point (Loan No. 21)	Leasehold/ Fee Not Subordinated. The mortgaged property consists of a ground lease between the City of Yuma, Arizona, as ground lessor, and the borrower as successor lessee (the original developer having assigned its interest to borrower) for a hotel property in a master-planned project. The lease term expires June 15, 2055 (the loan matures February 11, 2028). The ground lease was entered into in conjunction with a PILOT-type arrangement in 2005, and was most recently modified by the City of Yuma and the borrower in February 2018. The effect of the 2018 modifications, among other things, was to (i) remove the original developer as ground lessee and assign that interest to the borrower; (ii) release the original developer from further obligations pertaining to the subject hotel tract, and release the borrower from any funding obligations related to public improvements on other properties in the master-planned project; and (iii) provide various leasehold mortgagee protections in the event of a borrower default under the ground lease or the loan documents. The 2018 modifications are subject to certain Arizona “conflict of interest”-type laws (A.R.S. §38-511) that give the City of Yuma the right to cancel any contract if, within three years of its execution, any person significantly involved in initiating, negotiating, securing, drafting or creating the contract on behalf of the public entity becomes in effect an employee or agent of any other contract party or a consultant thereto with respect to the subject matter of the contract. The loan documents provide for full recourse to the borrower and the guarantor in the event that (a) the borrower, the guarantor, the sponsor or an affiliate knowingly engages in an activity that could reasonably be expected to result in a right of the City of Yuma to cancel any part of the ground lease; (b) an agreement comprising the ground lease is cancelled pursuant to the aforementioned law; or (c) the ground lease ceases to exist. Further, the loan documents require an annual compliance certification from an officer of the borrower with respect to such laws. Variations: None identified. However, if the City of Yuma’s cancellation rights were triggered and exercised, thereby vitiating the 2018 modification documents referenced above, the following variations would potentially apply: (G) The lender is entitled under the original ground lease to receive ground lease notices of events of default when notice is provided to the ground lessee, but the ground lease does not render notices of default or termination ineffective if not provided to the lender. (H) The lender is permitted 45 days longer than the ground lessee to cure defaults after receipt of notice, but the ground lease does not guarantee sufficient time for the lender to gain possession of the ground lessee’s interest. (J) Insurance proceeds and condemnation awards for a partial casualty or taking are paid to the lender and applied as directed by the lender, but (x) debris-clearing funds must be reserved if the lender chooses to pay down the debt and (y) excess funds must be distributed to the ground lessee if the lender chooses restoration. (K) For insurance proceeds from a total casualty, the variation identified in (J) applies. For total condemnation awards, the ground lessee will receive the portion of the award attributable to the leasehold interest. (L) The ground lease provides the lender a new lease right upon termination of the ground lease for any reason, but does not expressly mention rejection of the ground lease in bankruptcy.

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(43) Environmental Conditions	O’Reilly Auto Parts – Miami, FL (Loan No. 62)	In lieu of obtaining a Phase I environmental site assessment, the lender obtained a $1,866,084 group lender environmental collateral protection and liability-type environmental insurance policy with $1,866,084 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

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BSPRT Finance, LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(26) Local Law Compliance	Arizona MHC Portfolio II (Loan No. 32)	Each of the following Mortgaged Properties are legal non-conforming as to use as the related zoning codes no longer permit manufactured housing communities. (A) With respect to the Mortgaged Property identified as Downtown, if a non-conforming structure is damaged, the structure may be restored to its prior non-conforming use provided that (i) permits to reconstruct the structure must be issued within 12 months of the date of damage and (ii) reconstruction of the structure may not exceed the original footprint or square footage of the structure at the date of damage. If a nonconforming structure is demolished or its use discontinued for six months or more, the structure may be restored only in accordance with the current zoning code. (B) With respect to the Mortgaged Property identified as Desert Royal, if a non-conforming structure is damaged in excess of 50% of its reproduction value, the structure may be restored only in accordance with the current zoning code. The Mortgage Loan documents provide recourse to the Mortgagor and guarantor for losses to the lender related to the borrower’s inability to restore any structure to its prior nonconforming use or operate any of the Mortgaged Properties as a manufactured housing community.
(33) Single-Purpose Entity	Riverside and Rialto Industrial Portfolio (Loan No. 11)	Two of the related Mortgagors, Riverside Circle 152, LLC and Magnolia Holdings LLC, are recycled single purpose entities that previously owned certain property adjacent to the Mortgaged Property identified on Annex A-1 as Riverside Industrial, which property was conveyed to an affiliate of the Mortgagor prior to the origination of the Mortgage Loan.

 D-2-11

C-III Commercial Mortgage LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(8) Permitted Liens; Title Insurance	Hays Mobile Home Parks (Loan No. 48) Branson Self Storage (Loan No. 50)	With respect to each of the subject Mortgage Loans, the related Mortgaged Property consists (or, in the case of a portfolio of related Mortgaged Properties, one or more related Mortgaged Properties in the portfolio consist) of two or more noncontiguous parcels.
(20) No Encroachments	Parklane and North Dohr Apartments (Loan No. 45)	The title policy excepts the encroachment of a garage on an adjoining property by up to 1.2 feet on one of the related Mortgaged Properties.
(26) Local Law Compliance

Elliot Medical Complex
(Loan No. 40)

Front Range MHP Portfolio
(Loan No. 42)

SSA MHP Portfolio
(Loan No. 44)

Parklane and North Dohr Apartments
(Loan No. 45)

Vero Beach Retail Portfolio
(Loan No. 46)

College MHC
(Loan No. 47)

Branson Self Storage
(Loan No. 50)

Lynchburg MHP Portfolio
(Loan No. 51)

D&B Storage
(Loan No. 54)

Tallahatchie Self Storage
(Loan No. 55)

Hammondell MHP
(Loan No. 57)

Colorado Self Storage
(Loan No. 58)

Handy Self Storage
(Loan No. 59)

Marshfield MHP
(Loan No. 60)

Badger MHP
(Loan No. 63)

For each of the subject Mortgage Loans, the related Mortgaged Property constitutes (or, in the case of a portfolio of related Mortgaged Properties, one or more of the related Mortgaged Properties constitute) a legal non-conforming use or structure which, following a casualty or destruction, may not be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property if the replacement cost exceeds a specified threshold and/or the restoration or repair is not completed or the prior use is not resumed (or certain key steps in connection therewith are not taken) within a specified time frame. In each case, law and ordinance insurance coverage was obtained, but such insurance only covers (i) the loss to the subject structure when it must be demolished to comply with code requirements, (ii) the cost to demolish and clear the site of the undamaged portions of the covered structure, where the law requires its demolition, and (iii) increased cost of construction, to the extent such cost is a consequence of the enforcement of an ordinance or law.
(28) Recourse Obligations	SSA MHP Portfolio (Loan No. 44)	There is no environmental indemnitor separate from the related Mortgagors.
(34) Defeasance	All C-III CM Mortgage Loans that Permit Defeasance (Loans Nos. 24, 26, 33, 40, 42, 44, 45, 46, 47, 48, 49, 51, 52, 53, 54, 55, 57, 58, 59, 60, 63)	The related loan documents do not require that the defeased note be assumed by, or that the defeasance collateral be transferred to, a Single-Purpose Entity. However, in such cases, the successor borrower must be an entity established or designated by the lender or its designee.
(42) Organization	Bonnet Lake MHP	With respect to each of the subject Mortgage Loans, the

 D-2-12

of Mortgagor	(Loan No. 52) Hammondell MHP (Loan No. 57)	related Mortgagor is affiliated with the Mortgagor under the other subject Mortgage Loan.
(42) Organization of Mortgagor	Front Range MHP Portfolio (Loan No. 42) Colorado Self Storage (Loan No. 58) Handy Self Storage (Loan No. 59)	With respect to each of the subject Mortgage Loans, the related Mortgagor is affiliated with the Mortgagors under the other subject Mortgage Loans.
(43) Environmental Conditions	Twin Oaks Shopping Center (Loan No. 26)	Historical drycleaner operations conducted on-site from 1987 to 2007 resulted in volatile organic compounds impacting soil and groundwater at the related Mortgaged Property; this represents a REC to the related Mortgaged Property. On September 14, 2016, a Phase II environmental site assessment was conducted to assess subsurface conditions in the area of the former drycleaners. All of the concentrations were below the most stringent Alabama Department of Environmental Management (“ADEM”) Risk Based Screening Level, with the exception of one vinyl chloride boring. On October 11, 2016, a soil vapor assessment was conducted in the interior of the former drycleaner portion of the related Mortgaged Property. The analytical results revealed concentrations of tetrachloroethene and trichloroethene above the EPA’s Industrial Air screening levels. Subsequent to the Phase II investigations, an application was submitted to the Terracon Voluntary Cleanup Program, which was accepted by ADEM on February 6, 2017. The results of the program’s plan revealed certain chemicals detected in vapor samples that exceeded the target sub-slab screening level. An active sub-slab depressurization (“SSD”) system is proposed at impacted portions of the related Mortgaged Property to provide a preferential pathway for vapor emissions from beneath the slab to outside air. Following approval by ADEM and installation of the SSD system, a draft environmental covenant with deed restrictions is expected to be submitted to ADEM for approval, followed by the submission of a Certification of Compliance along with a copy of the recorded Class 1 Environmental Covenant to ADEM.

 D-2-13

Rialto Mortgage Finance, LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(26) Local Law Compliance	Albany Capital Self Storage Portfolio (Loan No. 12)	Prime Cohoes - The use of the Mortgaged Property as a self-storage mini warehouse facility is a pre-existing legally non-conforming use, as the current use is not a permitted use under current zoning laws without a special use permit. In the event of a casualty that damages more than 25% of the Mortgaged Property, the Mortgaged Property may only be restored in accordance with the current zoning laws. Additionally, if the existing use is abandoned for one year or more such legally non-conforming use may only be restored in accordance with the current zoning laws.
(26) Local Law Compliance	Comfort Inn – Blythewood (Loan No. 37)	The Mortgaged Property is legal non-conforming with respect to deficient landscape buffers, three parking spaces in excess of the maximum permitted spaces and two signs in excess of the maximum height requirements. Pursuant to the current zoning laws, the Mortgaged Property is required to achieve compliance with the current code by August 2018, with respect to one sign, and July 2020, with respect to all other nonconformities or the Mortgaged Property will become a nonconforming property. Additionally, Mortgage Loan documents require the Mortgagor to bring the Mortgaged Property in compliance with the current zoning laws by the applicable dates.

 D-2-14

ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance ($)
April 2018	40,193,000.00
May 2018	40,193,000.00
June 2018	40,193,000.00
July 2018	40,193,000.00
August 2018	40,193,000.00
September 2018	40,193,000.00
October 2018	40,193,000.00
November 2018	40,193,000.00
December 2018	40,193,000.00
January 2019	40,193,000.00
February 2019	40,193,000.00
March 2019	40,193,000.00
April 2019	40,193,000.00
May 2019	40,193,000.00
June 2019	40,193,000.00
July 2019	40,193,000.00
August 2019	40,193,000.00
September 2019	40,193,000.00
October 2019	40,193,000.00
November 2019	40,193,000.00
December 2019	40,193,000.00
January 2020	40,193,000.00
February 2020	40,193,000.00
March 2020	40,193,000.00
April 2020	40,193,000.00
May 2020	40,193,000.00
June 2020	40,193,000.00
July 2020	40,193,000.00
August 2020	40,193,000.00
September 2020	40,193,000.00
October 2020	40,193,000.00
November 2020	40,193,000.00
December 2020	40,193,000.00
January 2021	40,193,000.00
February 2021	40,193,000.00
March 2021	40,193,000.00
April 2021	40,193,000.00
May 2021	40,193,000.00
June 2021	40,193,000.00
July 2021	40,193,000.00
August 2021	40,193,000.00
September 2021	40,193,000.00
October 2021	40,193,000.00
November 2021	40,193,000.00
December 2021	40,193,000.00
January 2022	40,193,000.00
February 2022	40,193,000.00
March 2022	40,193,000.00
April 2022	40,193,000.00
May 2022	40,193,000.00
June 2022	40,193,000.00
July 2022	40,193,000.00
August 2022	40,193,000.00
September 2022	40,193,000.00
October 2022	40,193,000.00
November 2022	40,193,000.00
December 2022	40,193,000.00
Distribution Date	Class A-SB Planned Principal Balance ($)
January 2023	40,193,000.00
February 2023	40,192,505.03
March 2023	39,386,914.22
April 2023	38,738,550.88
May 2023	38,027,614.14
June 2023	37,373,606.84
July 2023	36,657,185.23
August 2023	35,997,487.16
September 2023	35,335,051.11
October 2023	34,610,438.35
November 2023	33,942,241.65
December 2023	33,212,030.62
January 2024	32,538,025.50
February 2024	31,861,222.22
March 2024	31,063,685.42
April 2024	30,380,754.20
May 2024	29,636,223.97
June 2024	28,947,362.10
July 2024	28,197,068.39
August 2024	27,502,226.66
September 2024	26,804,499.11
October 2024	26,045,589.62
November 2024	25,341,808.68
December 2024	24,577,016.41
January 2025	23,867,131.84
February 2025	23,154,298.15
March 2025	22,265,119.00
April 2025	21,545,620.09
May 2025	20,765,552.85
June 2025	20,039,819.83
July 2025	19,253,694.18
August 2025	18,521,675.31
September 2025	17,786,614.13
October 2025	16,991,423.23
November 2025	16,249,998.77
December 2025	15,448,623.93
January 2026	14,700,783.35
February 2026	13,949,833.86
March 2026	13,026,082.59
April 2026	12,268,161.83
May 2026	11,450,755.59
June 2026	10,686,281.70
July 2026	9,862,507.02
August 2026	9,091,425.59
September 2026	8,317,137.34
October 2026	7,483,824.88
November 2026	6,702,847.57
December 2026	5,863,034.57
January 2027	5,075,312.64
February 2027	4,284,313.80
March 2027	3,324,236.54
April 2027	2,525,944.69
May 2027	1,669,305.05
June 2027	864,124.69
July 2027	790.67
August 2027 and thereafter	0.00

E-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	17
Summary of Terms	24
Risk Factors	61
Description of the Mortgage Pool	153
Transaction Parties	241
Credit risk retention	302
Description of the Certificates	318
Description of the Mortgage Loan Purchase Agreements	360
Pooling and Servicing Agreement	370
Certain Legal Aspects of Mortgage Loans	496
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	515
Pending Legal Proceedings Involving Transaction Parties	518
Use of Proceeds	518
Yield and Maturity Considerations	518
Material Federal Income Tax Considerations	531
Certain State and Local Tax Considerations	545
Method of Distribution (Underwriter)	546
Incorporation of Certain Information by Reference	548
Where You Can Find More Information	549
Financial Information	549
Certain ERISA Considerations	550
Legal Investment	555
Legal Matters	556
Ratings	556
Index of Defined Terms	559

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$629,633,000
(Approximate)

Wells Fargo
Commercial Mortgage
Securities, Inc.

Depositor

Wells Fargo
Commercial Mortgage
Trust 2018-C43

Issuing Entity

Commercial Mortgage
Pass-Through Certificates,
Series 2018-C43

Class A-1	$22,182,000
Class A-2	$7,539,000
Class A-SB	$40,193,000
Class A-3	$200,000,000
Class A-4	$223,916,000
Class X-A	$493,830,000
Class X-B	$135,803,000
Class A-S	$73,192,000
Class B	$32,628,000
Class C	$29,983,000

PROSPECTUS

Wells Fargo Securities

Co-Lead Manager and Joint Bookrunner

Barclays

Co-Lead Manager and Joint Bookrunner

Academy Securities

Co-Manager

March     , 2018